As filed with the United States Securities and Exchange Commission on June 12, 2023.

Registration No. 333-269400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ares Acquisition Corporation*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1538872
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Ares Management LLC

245 Park Avenue, 44th Floor

New York, New York 10167

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

(310) 201-4100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Monica J. Shilling, P.C. Philippa Bond, P.C. Dov Kogen H. Thomas Felix Kirkland & Ellis LLP 2049 Century Park East, 37th Floor Los Angeles, CA 90067 Tel: (310) 552-4200	Paul F. Sheridan Nicholas P. Luongo John J. Slater Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 Tel: (202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

Prior to the consummation of the Business Combination (the “Closing”) described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Ares Acquisition Corporation (“AAC”) intends to effect a deregistration under Section 206 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which AAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). After the Domestication, all securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “X-Energy, Inc.” (“New X-energy”).

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED JUNE 12, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF ARES ACQUISITION CORPORATION

(A CAYMAN ISLANDS EXEMPTED COMPANY)

AND

PROSPECTUS FOR 46,997,081 SHARES OF CLASS A COMMON STOCK

AND

28,560,759 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK OF
ARES ACQUISITION CORPORATION

(TO BE RENAMED “X-ENERGY, INC.” FOLLOWING DOMESTICATION IN
THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION
DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS)

The board of directors and the special committee of the board of directors of Ares Acquisition Corporation, a Cayman Islands exempted company (“AAC”), has approved the business combination between AAC and X-Energy Reactor Company, LLC, a Delaware limited liability company (referred to in this proxy statement/prospectus prior to the Business Combination (as defined below) as “X-energy,” and, subsequent to the Business Combination, as “X-energy OpCo”), pursuant to which: (1) AAC will domesticate (the “Domestication”) and continue as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of AAC (as may be amended from time to time, the “Cayman Constitutional Documents”); (2) X-energy will complete a recapitalization (the “Recapitalization”) whereby all outstanding equity securities of X-energy, including X-energy’s existing Class A common units, Series A preferred units and Series B preferred units (the “Existing X-energy Securities”), will be converted or exchanged into common units (each, an “X-energy OpCo Common Unit” and collectively, the “X-energy OpCo Common Units”) and unvested earn out units of X-energy OpCo (each, an “Earn Out Unit” and collectively, the “Earn Out Units”), as applicable; (3) at the closing of the transactions contemplated by the Business Combination Agreement (as defined below) (the “Closing”) and following the Domestication and the Recapitalization, (a) AAC will acquire equity securities and become the managing member of X-energy OpCo, (b) X-Energy Management, LLC, a Delaware limited liability company (“Management LLC”), will contribute all of its X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class A Common Stock (as defined below) and all of its Earn Out Units for an equal number of shares of New X-energy Class A Common Stock subject to vesting terms identical to the Earn Out Units (“Earn Out Shares”) (the “Management LLC Exchange”), (c) each of the Series A Parties (as defined in this proxy statement/prospectus) will contribute a portion of their respective X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class D Common Stock (as defined below) (the “Series A Parties Exchange” and the Management LLC Exchange and the Series A Parties Exchange, collectively, the “Closing Equity Exchange”) and (d) AAC will issue voting equity securities without economic rights to the existing members of X-energy as of immediately prior to the Closing (“X-energy Members”) other than Management LLC, in each case, pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, dated as of December 5, 2022 (the “Signing Date”), attached to this proxy statement/prospectus as Annex A-1 (the “Original Business Combination Agreement”), as amended by the First Amendment to Business Combination Agreement, dated as of June 11, 2023, attached to this proxy statement/prospectus as Annex A-2 (the “First Amendment to Business Combination Agreement”) (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), among AAC, X-energy and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of the Series A Parties (as defined in this proxy statement/prospectus) and Management LLC, resulting in a combined company organized in an umbrella partnership C corporation (“Up-C”) structure, in which substantially all of the assets and the business of the combined company will be held by X-energy OpCo, as more fully described elsewhere in this proxy statement/prospectus; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the business combination and the Domestication and Recapitalization, the “Business Combination”). In connection with the Business Combination, AAC will be renamed “X-Energy, Inc.” (“New X-energy”).

Prior to the Domestication, each of the then issued and outstanding AAC Class B ordinary shares, par value $0.0001 per share (each an “AAC Class B Ordinary Share”), will convert automatically, on a one-for-one basis, into one AAC Class A ordinary share, par value $0.0001 per share (each an “AAC Class A Ordinary Share,” and together with the AAC Class B Ordinary Shares, the “AAC Ordinary Shares”). In connection with the Domestication: (a) each of the then issued and outstanding AAC Class A Ordinary Shares will convert, on a one-for-one basis, into one share of New X-energy Class A common stock, par value $0.0001 per share (collectively, the “New X-energy Class A Common Stock”); (b) each of the then issued and outstanding warrants representing the right to purchase one AAC Class A Ordinary Share will convert automatically into a warrant to acquire one share of New X-energy Class A Common Stock on the same terms as the AAC Warrants (each a “New X-energy Warrant”); and (c) each of the then issued and outstanding units of AAC (each an “AAC Unit”) will be canceled and each holder will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant. No fractional New X-energy Warrants will be issued upon such cancellation.

Concurrently with the Domestication and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, including approval by AAC’s shareholders, AAC will adopt a certificate of incorporation (the “Proposed Certificate of Incorporation”) that, among other things, will implement a revised capital structure with the shares of New X-energy Class A Common Stock having one vote per share and economic rights, the shares of Class B common stock of New X-energy, par value $0.0001 per share, having one vote per share and no economic rights (collectively, the “New X-energy Class B Common Stock”), the shares of Class C common stock of New X-energy, par value $0.0001 per share, having ten votes per share and no economic rights (collectively, the “New X-energy Class C Common Stock”), and the shares of Class D common stock of New X-energy, par value $0.0001 per share, having ten votes per share and economic rights (collectively, the “New X-energy Class D Common Stock” and the New X-energy Class A Common Stock, the New X-energy Class B Common Stock, the New X-energy Class C Common Stock and the New X-energy Class D Common Stock, collectively, the “New X-energy Common Stock”). The Proposed Certificate of Incorporation will also authorize the issuance of “blank check” preferred stock, par value $0.0001 per share, having such characteristics as the board may, from time to time, provide.

As a result of the Up-C structure, the equity interests to be received by X-energy Members other than as a result of the Closing Equity Exchange will consist of securities of both X-energy OpCo having economic rights and New X-energy having voting rights but not economic rights, equal to a value of approximately $1,960,594,842 (the “Business Combination Consideration”). In particular, the Business Combination Consideration to be received by the X-energy Members will be an aggregate of: (a) (i) approximately 147,664,577 X-energy OpCo Common Units; and (ii) approximately 48,394,907 Earn Out Units and (b) (i) approximately 16,724,642 shares of New X-energy Class B Common Stock; (ii) approximately 5,481,257 shares of New X-energy Class B Common Stock reserved for issuance upon vesting of the applicable Earn Out Units; (iii) approximately 130,939,935 shares of New X-energy Class C Common Stock; and (iv) approximately 42,913,650 shares of New X-energy Class C Common Stock reserved for issuance upon vesting of the applicable Earn Out Units. The equity securities to be received by Management LLC in the Management LLC Exchange will consist of shares of New X-energy Class A Common Stock (including Earn Out Shares) having a value of approximately $166,307,248. The equity securities to be received by the Series A Parties in the Series A Parties Exchange will consist of shares of New X-energy Class D Common Stock having a value of approximately $65,000,000.

Immediately prior to the Closing, X-energy will effectuate the Recapitalization whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy OpCo Common Units.

At Closing,

(a)	New X-energy will issue or cause to be issued (i) approximately 12,525,632 shares of New X-energy Class A Common Stock to Management LLC in exchange for the contribution by Management LLC of all of its X-energy OpCo Common Units to New X-energy; (ii) approximately 4,105,093 Earn Out Shares to Management LLC in exchange for the contribution by Management LLC of all of its Earn Out Units to New X-energy; and (iii) approximately 13,309,712 shares of New X-energy Class A Common Stock to Series C-2 Investors upon conversion of the Series C-2 Notes;
(b)	New X-energy will issue or cause to be issued approximately 6,500,000 shares of New X-energy Class D Common Stock to the Series A Parties in exchange for the contribution by the Series A Parties of an equal number of their X-energy OpCo Common Units to New X-energy;
(c)	New X-energy will issue or cause to be issued (i) approximately 16,724,642 shares of New X-energy Class B Common Stock to the X-energy Members (other than the X-energy Founder) (as defined in this proxy statement/prospectus), and (ii) approximately 130,939,935 shares of New X-energy Class C Common Stock to the X-energy Founder, in each case in exchange for payment from X-energy Members to New X-energy of a per-share price equal to the par value per share of the New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable (such consideration, the “Member Subscription Amount”), and will reserve approximately 5,481,257 shares of New X-energy Class B Common Stock and approximately 42,913,650 shares of New X-energy Class C Common Stock for issuance upon vesting of the Earn Out Units;
(d)	New X-energy will contribute to X-energy OpCo, an amount in cash (the “Available Closing Cash”) equal to, as of immediately prior to the Closing (and prior to the payment of any transaction expenses of X-energy and AAC), the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for the redemptions of Public Shares (as defined in this proxy statement/prospectus) by holders of such Public Shares (“Public Shareholders”) (to the extent not already paid); plus (b) the aggregate proceeds, if any, actually received by AAC or New X-energy from the sale of shares of New X-energy Class A Common Stock or one or more series of preferred stock or convertible debt securities in a private placement consummated prior to or substantially concurrently with the Closing (which shall be deemed to include the amount funded pursuant to the PIPE Commitment (as defined in the accompanying proxy statement/prospectus)); plus (c) all other cash and cash equivalents of New X-energy, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date; plus (d) the Company Member Subscription Amount (as defined in the Business Combination Agreement) in exchange for: (x) a number of X-energy OpCo Common Units equal to the number of shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock outstanding as of the Closing; and (y) a number of warrants of X-energy OpCo (the “X-energy OpCo Warrants”) equal to the number of New X-energy Warrants outstanding as of the Closing; and
(e)	New X-energy will automatically be admitted as the managing member of X-energy OpCo in accordance with the terms of the fifth amended and restated limited liability company agreement of X-energy OpCo to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex G (as defined below) (the “Fifth A&R Operating Agreement”).

As part of the Recapitalization, the 52,500,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, the volume weighted average closing sale price of New X-energy Class A Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (“Triggering Event I”); and (ii) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, the volume weighted average closing sale price of New X-energy Class A Common Stock equals or exceeds $17.50 per share for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (“Triggering Event II”). If, following the Closing Date and prior to the third anniversary of the Closing, there is a Change of Control (as defined in the Business Combination Agreement), then Triggering Event I and Triggering Event II shall be deemed to occur and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy. If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, Triggering Event I or Triggering Event II, as applicable, will be deemed to have occurred and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy. “Earn Out Period” means the time period beginning on the Closing Date and ending on the date that is the five-year anniversary of the Closing Date (inclusive of the first and last day of such period). Upon the vesting of any Earn Out Units, each applicable X-energy Member will be issued an equal number of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable, in exchange for the payment to New X-energy of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of such New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable).

In addition, pursuant to the Sponsor Support Agreement, during the Earn Out Period, the Sponsor Earn Out Securities held by the AAC Support Parties will vest as follows: (i) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share if, within the Earn Out Period, the volume weighted average closing sale price of New X-energy Class A Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (“Sponsor Earn Out Triggering Event I”); and (ii) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share, if, within the Earn Out Period, the volume weighted average closing sale price of New X-energy Class A Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (“Sponsor Earn Out Triggering Event II”). If, following the Closing and prior to the third anniversary of the Closing, there is a Change of Control, then Sponsor Earn Out Triggering Event I and Sponsor Earn Out Triggering Event II shall be deemed to occur and the Sponsor Earn Out Securities shall vest. If a Change of Control occurs following the third anniversary of the Closing and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $15.00, respectively, then immediately prior to the consummation of such Change of Control, Sponsor Earn Out Triggering Event I or Sponsor Earn Out Triggering Event II, as applicable, will be deemed to have occurred and the Sponsor Earn Out Securities shall vest. The per share price received by the holders of New X-energy Class A Common Stock shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such New X-energy Class A Common Stock, as determined in good faith by the New X-energy Board. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, including any dividend or distribution of securities convertible into New X-energy Class A Common Stock, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New X-energy Class A Common Stock occurring on or after the Closing.

After the expiration of the Lock-Up Period (as defined in the A&R Registration Rights Agreement), holders of certain X-energy OpCo Common Units will be permitted to exchange such X-energy OpCo Common Units (along with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock) for shares of New X-energy Class A Common Stock on a one-for-one basis pursuant to the Fifth A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at the election of New X-energy (determined by a majority of the directors of New X-energy who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Concurrently with the execution of the Original Business Combination Agreement, on December 5, 2022, X-energy entered into a Series C-2 Securities Purchase Agreement with certain Series C-2 Investors, including an affiliate of Ares Management Corporation, a Delaware corporation (“Ares”), pursuant to which such Series C-2 Investors agreed to purchase $75.0 million aggregate principal amount of Series C-2 Convertible/Exchangeable Promissory Notes issued by X-energy (the “Series C-2 Notes”) that will be convertible into New X-energy Class A Common Stock at an initial conversion price of $9.00 per share. Additionally, on January 11, 2023 and January 16, 2023, X-energy signed Series C-2 Securities Purchase Agreements with additional Series C-2 Investors, under which X-energy agreed to issue an aggregate of $28.0 million of Series C-2 Notes that will be convertible into New X-energy Class A Common Stock at an initial conversion price of $9.00 per share. The shares of New X-energy Class A Common Stock to be received by the Series C-2 Investors upon the conversion of the Series C-2 Notes will have a value of approximately $133,097,120 (including the exchange of the OPG Note as further discussed in Note 8 to X-energy’s audited consolidated financial statements and Note 7 to X-energy’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus).

In connection with the Business Combination, New X-energy will enter into the Tax Receivable Agreement (as defined in this proxy statement/prospectus) with X-energy OpCo and the TRA Holders (as defined in this proxy statement/prospectus). The Tax Receivable Agreement will provide for the payment by New X-energy to the TRA Holders of 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions (each as defined in this proxy statement/prospectus), including those resulting from payments pursuant to the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that New X-energy earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, it is expected that the tax savings associated with the (i) Basis Adjustments, and (ii) Interest Deductions would aggregate to approximately $645.4 million over 20 years from the date of the Business Combination based on a trading price of $10.00 per share of New X-energy Class A Common Stock and assuming all future redemptions or exchanges would occur one year after the Closing at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, New X-energy would be required to pay the TRA Holders approximately 85% of such amount, or approximately $548.6 million, over the 20-year period from the date of the Business Combination and New X-energy would benefit from the remaining 15% of the tax benefits.

Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, New X-energy expects the payments that it may be required to make to the TRA Holders to be substantial. Any payments made by New X-

energy to the TRA Holders under the Tax Receivable Agreement will (i) not benefit the New X-energy shareholders (other than the TRA Holders), (ii) generally reduce the benefit to New X-energy of cash tax savings resulting from Basis Adjustments and Interest Deductions and (iii) reduce the amount of overall cash flow that might have otherwise been available to New X-energy for reinvestment or other uses. To the extent that New X-energy is unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by New X-energy; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, which could be substantial. New X-energy anticipates funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of its subsidiaries, available cash or available borrowings under our existing credit facilities and any future debt agreements. New X-energy’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for a further discussion of the Tax Receivable Agreement.

The AAC Units, AAC Class A Ordinary Shares and AAC Warrants are currently listed on the NYSE under the symbols “AAC.U,” “AAC” and “AAC WS,” respectively. Pursuant to the terms of the Business Combination Agreement, AAC is required to cause the New X-energy Class A Common Stock issued in the Domestication to be approved for listing on the NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the New X-energy Class A Common Stock and New X-energy Warrants will be listed, subject to NYSE approval, under the proposed symbols “XE” and “XEW,” respectively. We may not have received confirmation from the NYSE of approval of the listing of the New X-energy Class A Common Stock and New X-energy Warrants at the time of our extraordinary general meeting or prior to the Closing, and it is possible that the listing condition to the Closing may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived. In such event, the New X-energy securities may not be listed on any nationally recognized securities exchange.

New X-energy will be a “controlled company” under NYSE listing standards. As a result, New X-energy will not be required to comply with certain corporate governance standards that are applicable to companies that are not controlled companies. For example, as permitted by NYSE rules, it is expected that following the Closing, a majority of the New X-energy Board and the Compensation and Nominating and Corporate Governance Committees will not be comprised of independent directors.

In connection with AAC’s initial public offering (“IPO”), AAC’s sponsor, Ares Acquisition Holdings L.P., a Cayman Islands limited partnership (the “Sponsor”), and AAC’s directors and executive officers agreed to vote their AAC Ordinary Shares in favor of the Business Combination Proposal (as defined in this proxy statement/prospectus). Further, concurrently with the execution of the Original Business Combination Agreement, the Sponsor and AAC’s independent directors entered into the Sponsor Support Agreement with X-energy, dated as of December 5, 2022, as subsequently amended by the First Amendment to Sponsor Support Agreement, dated June 11, 2023 (the “Sponsor Support Agreement”), pursuant to which the Sponsor and AAC’s independent directors agreed to vote their shares in favor of all proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor and AAC’s independent directors collectively own approximately      % of the total outstanding AAC Ordinary Shares. When you consider the recommendation of these proposals by the AAC Board and the Special Committee, you should keep in mind that the Sponsor and AAC’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

This proxy statement/prospectus covers: (A) 46,997,081 shares of New X-energy Class A Common Stock (including shares that are to be issued or may be issuable upon the conversion of AAC Ordinary Shares into New X-energy Class A Common Stock; and (B) 28,560,759 New X-energy Warrants.

AAC will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at     , Eastern Time, on            , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and virtually via live webcast at                  . For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Kirkland &

Ellis LLP located at 601 Lexington Avenue, New York, NY 10022. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your AAC Ordinary Shares, please contact            , our proxy solicitor, by calling            , or banks and brokers can call collect at                  , or by emailing            . The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at            .

This proxy statement/prospectus provides shareholders of AAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of AAC. We encourage you to read this entire document, including the Annexes and other documents referred to in this proxy statement/prospectus, carefully and in their entirety. It also contains or references information about AAC, X-energy and New X-energy and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding the proposals by the board of directors of AAC and the Special Committee, you should keep in mind that the Sponsor and AAC’s directors and officers have interests in the Business Combination that are different from or in addition to, your interests as a shareholder. For instance, the Sponsor and AAC’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating AAC. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to AAC’s shareholders on or about            , 2023.

ARES ACQUISITION CORPORATION

A Cayman Islands Exempted Company

(Company Number 359422)

245 Park Avenue, 44th Floor

New York, New York 10167

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON , 2023

TO THE SHAREHOLDERS OF ARES ACQUISITION CORPORATION:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Ares Acquisition Corporation, a Cayman Islands exempted company (“AAC”), to be held at            , Eastern Time, on            , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and virtually via live webcast at            . The extraordinary general meeting will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of December 5, 2022, attached to this proxy statement/prospectus as Annex A-1 (the “Original Business Combination Agreement”), as amended by the First Amendment to Business Combination Agreement, dated as of June 11, 2023, attached to this proxy statement/prospectus as Annex A-2 (the “First Amendment to Business Combination Agreement”) (as the same may be further amended, the “Business Combination Agreement”), among AAC, X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-energy”) and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of the Series A Parties (as defined in this proxy statement/prospectus), and X-Energy Management, LLC, a Delaware limited liability company (“Management LLC”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below): (a) AAC will acquire equity securities of and become the managing member of X-energy OpCo; (b) Management LLC will contribute all of its X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class A Common Stock (as defined below) and all of its Earn Out Units for an equal number of shares of New X-energy Class A Common Stock subject to vesting terms identical to the Earn Out Units (“Earn Out Shares”) (the “Management LLC Exchange”); (c) each of the Series A Parties will contribute a portion of their respective X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class D Common Stock (as defined below) (the “Series A Parties Exchange” and the Management LLC Exchange and the Series A Parties Exchange, collectively, the “Closing Equity Exchange”); and (d) AAC will issue equity securities to the members of X-energy prior to the Closing (“X-energy Members”) (such transactions and the Domestication (as defined below) together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), resulting in a combined company organized in an umbrella partnership C corporation (“Up-C”) structure in which substantially all of the assets and the business of the combined company will be held by X-energy OpCo as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.”

Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, a change in the corporate structure and domicile of AAC, which will be accomplished by continuation of AAC from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by AAC filing a certificate of corporate domestication and the proposed new certificate of incorporation of New X-energy (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, AAC will become a Delaware corporation and will change its corporate name to “X-Energy, Inc.” (“New X-energy”) and all outstanding securities of AAC will convert to outstanding securities of New X-energy, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

Proposal No. 3 — The Stock Issuance Proposal — (a) To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE listing standards; (b) the issuance of Series A Preferred Stock (as defined in the accompanying proxy statement/prospectus), if any; and (c) the issuance of New X-energy Common Stock and securities convertible into or exercisable for New X-energy Common Stock to (i) the PIPE Investor (as defined in the accompanying proxy statement/prospectus) pursuant to the PIPE Commitment, if Series A Preferred Stock is issued; (ii) Series C-2 Investors pursuant to the Series C-2 Notes (each as defined in the accompanying proxy statement/prospectus); (iii) the X-energy Members pursuant to the

Business Combination Agreement; and (iv) any other persons pursuant to subscription, purchase or similar agreements we may enter into prior to Closing. We refer to this proposal as the “Stock Issuance Proposal.”

Proposal No. 4 — The Cayman Charter Amendment Proposal — To consider and vote upon a proposal to approve by special resolution amendments to AAC’s amended and restated articles of association (the “Existing Memorandum”) to amend, in connection with the Business Combination, the timing of (A) the conversion of the AAC Class B Ordinary Shares into AAC Class A Ordinary Shares and (B) the cash payments to be made by AAC in connection with the redemption of the AAC Class A Ordinary Shares. We refer to this proposal as the “Cayman Charter Amendment Proposal.”

Proposal No. 5 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New X-energy in connection with the Business Combination. We refer to this proposal as the “Organizational Documents Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals.” The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 6 — The Advisory Organizational Documents Proposals — To consider and vote upon the following seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 6A — Under the Proposed Organizational Documents, New X-energy would be authorized to issue (A) shares of Class A common stock, par value $0.0001 per share (“New X-energy Class A Common Stock”), (B) shares of Class B common stock, par value $0.0001 per share (“New X-energy Class B Common Stock”), (C) shares of Class C common stock, par value $0.0001 per share (“New X-energy Class C Common Stock”), (D) shares of Class D common stock, par value $0.0001 per share (“New X-energy Class D Common Stock”) and (E) shares of New X-energy Preferred Stock, par value $0.0001 per share.

Advisory Organizational Documents Proposal 6B — The Proposed Organizational Documents would authorize a multiple class common stock structure pursuant to which the holders of New X-energy Class A Common Stock and New X-energy Class B Common Stock will be entitled to one vote per share and holders of New X-energy Class C Common Stock and New X-energy Class D Common Stock will be entitled to ten votes per share.

Advisory Organizational Documents Proposal 6C — The Proposed Organizational Documents would adopt a provision providing that each outstanding share of New X-energy Class C Common Stock shall automatically convert into one share of New X-energy Class B Common Stock and each outstanding share of New X-energy Class D Common Stock shall automatically convert into one share of New X-energy Class A Common Stock upon the earliest to occur of (i) the date that is ten years from the effectiveness of the Proposed Certificate of Incorporation and (ii) the first date when the Permitted Class C Owners and the Permitted Class D Owners (as defined in the Proposed Certificate of Incorporation) collectively cease to own, in the aggregate, at least 25.0% of the number of shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock issued and collectively held by the Permitted Class C Owners and the Permitted Class D Owners (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New X-energy Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) as of immediately following the Closing.

Advisory Organizational Documents Proposal 6D — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the U.S. as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Advisory Organizational Documents Proposal 6E — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the voting power of the outstanding New X-energy Common Stock to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation, other than Articles I (Name), II (Registered Address), and III (Nature of Business), which would require the affirmative vote of at least a majority of the voting power of the outstanding New X-energy Common Stock, voting together as a single class.

Advisory Organizational Documents Proposal 6F — The Proposed Organizational Documents would permit the removal of a director only for cause and only by the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New X-energy.

Advisory Organizational Documents Proposal 6G — The Proposed Organizational Documents would provide that for so long as New X-energy qualifies as a controlled company under applicable NYSE rules, any action required or permitted to be taken by the holders of New X-energy Common Stock may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the General Corporation Law of the State of Delaware (the “DGCL”). From and after the date that New X-energy ceases to qualify as a controlled company, the Proposed Organizational Documents will require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

Proposal No. 7 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the New X-energy Incentive Plan. We refer to this proposal as the “Incentive Plan Proposal.”

Proposal No. 8 — The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution the election of directors to serve on the New X-energy board of directors until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting. We refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of AAC Ordinary Shares at the close of business on            , 2023 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. Pursuant to the Cayman Constitutional Documents, the approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Class A and AAC Class B Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Cayman Charter Amendment Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The accompanying proxy statement/prospectus and proxy card are being provided to AAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of AAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to in this proxy statement/prospectus, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of AAC (the “AAC Board”) and the Special Committee have unanimously approved the Business Combination and unanimously recommend that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to AAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the AAC Board and the Special

Committee, you should keep in mind that AAC’s sponsor, Ares Acquisition Holdings LP (the “Sponsor”) and AAC’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. For instance, the Sponsor and AAC’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating AAC. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into at or prior to the Closing, including the A&R Registration Rights Agreement, the Sponsor Support Agreement, the Member Support Agreement, the Tax Receivable Agreement, the Commitment Letter, the Sponsor Lock-Up Agreement and the X-energy Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “The Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Party Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined in this proxy statement/prospectus) (a “Public Shareholder”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(1)	(a) hold Public Shares or (b) hold Public Shares through AAC Units and elect to separate your AAC Units into the underlying Public Shares and Public Warrants (as defined below) prior to exercising your redemption rights with respect to the Public Shares;
(2)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AAC’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that New X-energy redeem all or a portion of your Public Shares for cash; and
(3)	deliver your share certificates for Public Shares (if any) along with other applicable redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New X-energy will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the Closing. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the AAC Class A Ordinary Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. AAC cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the scheduled date of the extraordinary general meeting, and, thereafter, with our consent, until the Domestication. If a holder of Public Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that AAC instruct Continental to return the shares (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of AAC — Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, any such shares in excess of that 15% limit would not be redeemed for cash.

Upon the Closing, New X-energy will be organized in an umbrella partnership-C corporation (or “Up-C”) structure in which substantially all of the assets and the business of New X-energy will continue to be held by X-Energy Reactor Company, LLC (referred to in this proxy statement/prospectus, subsequent to the Business Combination, as “X-energy OpCo”) and its subsidiaries, and New X-energy’s only direct assets will consist of securities of X-energy OpCo. Assuming there are no redemptions in connection with the Business Combination, upon the Closing, New X-energy is expected to own approximately 36.4% of the units of X-energy OpCo (the “X-energy OpCo Common Units”) and will be the managing member of X-energy OpCo. All remaining X-energy OpCo Common Units will be owned by the existing X-energy Members.

The Sponsor and each director and officer of AAC have agreed to, among other things, vote in favor of the Business Combination and to waive their redemption rights in connection with the Closing with respect to any AAC Ordinary Shares held by them. The AAC Class B Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns approximately         % of the issued and outstanding AAC Ordinary Shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the adoption and approval, as applicable, by AAC’s shareholders of the Condition Precedent Proposals, (ii) the expiration or termination of any applicable waiting period under the HSR Act and the obtaining of any requisite consents from any governmental authorities (or the expiration or termination of the requirement to obtain such consent), (iii) no governmental authority having enacted, issued or enforced any law or order that is then in effect that makes the transactions contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of such transactions, (iv) the registration statement of which the accompanying proxy statement/prospectus forms a part becoming effective, (v) approval of the listing of the New X-energy Class A Common Stock on the NYSE, (vi) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement, (vii) the completion of the Domestication, (viii) the Available Closing Cash (as defined in this proxy statement/prospectus) equaling or exceeding $120,000,000 minus the aggregate amount actually funded in connection with any Permitted Financing (as defined in this proxy statement/prospectus), (ix) the completion of the Recapitalization and (x) the absence of a Company Material Adverse Effect or a Purchaser Material Adverse Effect (each as defined in the Business Combination Agreement). We cannot assure you as to whether any of these conditions will be satisfied or waived.

The AAC Units, AAC Class A Ordinary Shares and AAC Warrants (each as defined in the accompanying proxy statement/prospectus) are currently listed on the NYSE under the symbols “AAC.U,” “AAC” and “AAC WS,” respectively. Pursuant to the terms of the Business Combination Agreement, AAC is required to cause the New X-energy Class A Common Stock issued in the Domestication to be approved for listing on the NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, New X-energy Class A Common Stock and New X-energy Warrants will be listed, subject to NYSE approval, under the proposed symbols “XE” and “XEW,” respectively. We may not have received confirmation from the NYSE of approval of the listing of the New X-energy Class A Common Stock and New X-energy Warrants at the time of our extraordinary general meeting or prior to the Closing, and it is possible that the listing condition to the Closing may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived. In such event the New X-energy securities may not be listed on any nationally recognized securities exchange.

New X-energy will be a “controlled company” under NYSE listing standards. As a result, New X-energy will not be required to comply with certain corporate governance standards that are applicable to companies that are not controlled companies. For example, as permitted by NYSE rules, it is expected that following the Closing, a majority of the New X-energy Board and the Compensation and Nominating and Corporate Governance Committees will not be comprised of independent directors.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals, the Cayman Charter Amendment Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, TO EXERCISE YOUR REDEMPTION RIGHTS YOU MUST INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT. SEE “EXTRAORDINARY GENERAL MEETING OF AAC — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the AAC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

David B. Kaplan
Co-Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2023 and is first being mailed to shareholders on or about            , 2023.

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REFERENCES TO ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning AAC, without charge, by written request directed to AAC’s Chief Executive Officer at 245 Park Avenue, 44th Floor, New York, New York 10167; or            , our proxy solicitor, by calling            , or banks and brokers can call collect at            , or by emailing            , or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of AAC to be held on            , 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by            , 2023.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, prior to the Business Combination, the terms “we,” “us,” “our,” and “AAC” refer to Ares Acquisition Corporation and, following the Business Combination, the terms “we,” “us” and “our” refer to New X-energy. Prior to the Domestication, AAC is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, AAC will be a corporation incorporated under the laws of the State of Delaware and will be renamed “X-Energy, Inc.” Following the Domestication, AAC is referred to in this document as New X-energy. Following the Closing, X-energy is referred to in this document as X-energy OpCo.

In this document:

“AAC” means Ares Acquisition Corporation. Prior to the Domestication, AAC is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, AAC will be a corporation incorporated under the laws of the State of Delaware.

“AAC Board” means the board of directors of AAC.

“AAC Class A Ordinary Shares” means the Class A ordinary shares of AAC, par value $0.0001 per share.

“AAC Class B Ordinary Shares” means the Class B ordinary shares of AAC, par value $0.0001 per share.

“AAC Ordinary Shares” collectively, means the AAC Class A Ordinary Shares and the AAC Class B Ordinary Shares.

“AAC Preference Shares” means a preference share of a par value of $0.0001 in the share capital of AAC.

“AAC Support Parties” means the Sponsor and AAC’s independent directors.

“AAC Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one AAC Class A Ordinary Share and one-fifth of one Public Warrant.

“AAC Warrant” means a redeemable warrant exercisable for an AAC Class A Ordinary Share.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among X-energy, the Sponsor, certain X-energy Members and certain other parties to the A&R Registration Rights Agreement upon the completion of the Business Combination. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex E.

“Additional Parties” means, collectively, Management LLC and the Series A Parties.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by AAC that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“Advisory Organizational Documents Proposals” means the seven proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“ARDP” means the U.S. Department of Energy’s Advanced Reactor Demonstration Program.

“Ares” means Ares Management Corporation, a Delaware corporation.

“Basis Adjustments” means the tax basis adjustments, including an increase in New X-energy’s allocable share of existing tax basis, expected to be obtained by New X-energy resulting from (a) any future redemptions or exchanges of X-energy OpCo Common Units from the X-energy Members (other than New X-energy); (b) certain distributions (or deemed distributions) by X-energy OpCo; and (c) payments made under the Tax Receivable Agreement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Original Business Combination Agreement, as amended by the First Amendment to Business Combination Agreement, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Business Combination.

“Cayman Charter Amendment Proposal” means the proposal to be considered at the extraordinary general meeting to amend the Existing Memorandum of AAC.

“Cayman Constitutional Documents” means the Existing Memorandum, as amended from time to time.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the Original Commitment Letter, as amended by the First Amendment to Commitment Letter, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Condition Precedent Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOE” means the U.S. Department of Energy.

“Dow” means The Dow Chemical Company or its subsidiary.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect           directors to serve on the New X-energy Board until their respective successors are duly elected and qualified.

“Domestication” means the continuation of AAC by way of domestication of AAC into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL. The term “Domestication” includes all matters and necessary or ancillary changes in order to effect such domestication, including the adoption of the Proposed Certificate of Incorporation (as attached at Annex C) consistent with the DGCL and changing the name and registered office of AAC.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earn Out Units” means the units of X-energy OpCo designated as “Unvested Earn Out Units” under the Fifth A&R Operating Agreement after the consummation of the Recapitalization.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Memorandum” means AAC’s current amended and restated memorandum of association under the Companies Act.

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“Extension” means an extension of the deadline by which AAC must complete an initial business combination pursuant to, and obtained in accordance with, the Cayman Constitutional Documents.

“Extension Promissory Note” means the non-interest bearing, unsecured promissory note issued by AAC to the Sponsor following the approval and implementation of the First Extension.

“extraordinary general meeting” means the extraordinary general meeting of AAC’s shareholders, to be held at      a.m. Eastern Time on         , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022 and virtually at            , and any adjournments or postponements of such extraordinary general meeting.

“Fifth A&R Operating Agreement” means the fifth amended and restated limited liability company agreement of X-energy OpCo to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex G.

“First Amendment to Business Combination Agreement” means the First Amendment to Business Combination Agreement, dated as of June 11, 2023, by and among AAC and X-energy. A copy of the First Amendment to Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-2.

“First Amendment to Commitment Letter” means the First Amendment to Commitment Letter, dated as of June 11, 2023, by and among AAC, X-energy and the PIPE Investor. A copy of the First Amendment to Commitment Letter is attached to this proxy statement/prospectus as Annex M-2.

“First Amendment to Sponsor Support Agreement” means the First Amendment to Sponsor Support Agreement, dated as of June 11, 2023, by and among AAC, X-energy and the AAC Support Parties. A copy of the First Amendment to Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex H-2.

“First Extension” means the extension of the date by which AAC must consummate an initial business consummation from February 4, 2023 to August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, by amending AAC’s amended and restated memorandum and articles of association, as approved by the AAC shareholders at an extraordinary general meeting of the shareholders on February 2, 2023.

“FOAK” means first-of-a-kind.

“Founder Shares” means the 25,000,000 currently outstanding AAC Class B Ordinary Shares owned by the AAC Support Parties.

“GAAP” means U.S. generally accepted accounting principles.

“GCPUD” means Grant County Public Utility District.

“GM Enterprises” means GM Enterprises LLC, a Delaware limited liability company.

“HALEU” means high-assay low-enriched uranium.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IBX Fund 1” means IBX Company Opportunity Fund 1, LP, a Delaware limited partnership.

“IBX Fund 2” means IBX Company Opportunity Fund 2, LP, a Delaware limited partnership.

“IBX GP” means IBX Opportunity GP, Inc., a Delaware corporation.

“Insiders” means the Sponsor, each director of AAC and each officer of AAC.

“Interest Deductions” means deductions attributable to imputed interest and other payments of interest by New X-energy pursuant to the Tax Receivable Agreement.

“IPO” means AAC’s initial public offering of the AAC Units, AAC Class A Ordinary Shares and AAC Warrants pursuant to the registration statement on Form S-1 which was declared effective by the SEC on February 4, 2021 (SEC File No. 333-252163), whereby AAC completed the offer and sale of 100,000,000 AAC Units.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New X-energy Incentive Plan.

“Management LLC” means X-Energy Management, LLC, a Delaware limited liability company.

“Member Support Agreement” means the Member Support Agreement, dated as of December 5, 2022 (as it may be amended or supplemented from time to time), by and between AAC, X-energy and certain X-energy Members.

“New X-energy” means AAC following the Domestication (which will be renamed “X-Energy, Inc.”).

“New X-energy Board” means the board of directors of New X-energy subsequent to the Closing.

“New X-energy Class A Common Stock” means the Class A common stock of New X-energy, par value $0.0001 per share, which entitles the holder to one vote per share.

“New X-energy Class B Common Stock” means the Class B common stock of New X-energy, par value $0.0001 per share, which entitles the holder to one vote per share but carries no economic rights.

“New X-energy Class C Common Stock” means the Class C common stock of New X-energy, par value $0.0001 per share, which entitles the holder to ten votes per share but carries no economic rights.

“New X-energy Class D Common Stock” means the Class D common stock of New X-energy, par value $0.0001 per share, which entitles the holder to ten votes per share.

“New X-energy Common Stock” means, collectively, all shares of the New X-energy Class A Common Stock, New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock.

“New X-energy Incentive Plan” means the New X-energy 2023 Incentive Award Plan, which will become effective upon the Closing. A copy of the New X-energy 2023 Incentive Award Plan is attached to this proxy statement/prospectus as Annex F.

“New X-energy Preferred Stock” means the preferred stock of New X-energy, par value $0.0001 per share.

“New X-energy Warrant” means a redeemable warrant exercisable for one share of New X-energy Class A Common Stock.

“NOAK” means Nth-of-a-kind.

“NRC” means the U.S. Nuclear Regulatory Commission.

“NYSE” means The New York Stock Exchange.

“Ocean Tomo” means Ocean Tomo, LLC, a part of J.S. Held, which served as financial advisor to the Special Committee.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

“OPG” means Ontario Power Generation, Inc.

“OPG Note” means the SMR investment recovery agreement between X-energy and OPG in the form of a note payable for $10.1 million to OPG, which reflects the terms for the repayment to OPG for OPG’s initial investment in the development of an SMR facility.

“Original Business Combination Agreement” means the Business Combination Agreement, dated as of December 5, 2022, by and among AAC, X-energy and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of the Series A Parties and Management LLC. A copy of the Original Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1.

“Original Commitment Letter” means the commitment letter, dated as of December 5, 2022, by and among AAC, X-energy and the PIPE Investor. A copy of the Original Commitment Letter is attached to this proxy statement/prospectus as Annex M-1.

“Original Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of December 5, 2022, by and among AAC, X-energy and the AAC Support Parties. A copy of the Original Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex H-1.

“Permitted Financing” in each case, subject to the Permitted Financing Limitations, means one or more capital raising transactions entered into on or after the Signing Date on substantially the same terms as the issuance and sale of the Series C-2 Notes pursuant to the Series C-2 Securities Purchase Agreement, dated on or about the Signing Date, by and among X-energy and the investors party to the Series C-2 Securities Purchase Agreement.

“Permitted Financing Limitations” means the following limitations with respect to a Permitted Financing: (i) the aggregate number of securities issued or issuable by X-energy in connection with all Permitted Financings (including the Funded Permitted Financing) may not result in a Change of Control of X-energy; (ii) no Permitted Financing, alone or together with other Permitted Financings, may alter the terms of the Series C-2 Securities Purchase Agreement or the ancillary documents or delay or impair the Transactions; (iii) the securities issued in connection with any Permitted Financing shall convert into X-energy OpCo Common Units in connection with or prior to the Recapitalization; and (iv) the aggregate amount of all Permitted Financings actually funded to X-energy may not exceed $200,000,000 in the aggregate (including the Funded Permitted Financing).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Commitment” means the commitment by the PIPE Investor to purchase in a private placement, to close immediately prior to the Closing, up to 45,000 shares of Series A Preferred Stock at a purchase price of $1,000.00 per share, resulting in gross proceeds to New X-energy of up to $45.0 million, subject to the terms and conditions set forth in, and as such amounts may be reduced pursuant to, the Commitment Letter.

“PIPE Investment” means the sale of shares of New X-energy Class A Common Stock, one or more series of preferred stock, or convertible debt securities in a private placement consummated prior to or substantially concurrently with the Closing.

“PIPE Investor” means AAC Holdings II LP, a Delaware limited partnership and an affiliate of Ares (together with its permitted assigns).

“Private Placement Warrants” means the 15,333,333 AAC Warrants, including 1,733,333 additional AAC Warrants to cover over-allotments, each exercisable for one AAC Class A Ordinary Share at $11.50 per share, purchased by the Sponsor for an aggregate purchase price of $23.0 million, or $1.50 per warrant in a private placement that closed simultaneously with the IPO.

“Pro Rata Share” with respect to: (i) each AAC Support Party; and (ii) the Sponsor Retained Shares, Sponsor Surrendered Shares, Sponsor Retained Warrants or Sponsor Surrendered Warrants, as applicable (each, a “Security”), means a percentage equal to the quotient of (x) the number of the applicable Security owned of record by such AAC Support Party divided by (y) the aggregate number of the applicable Security owned of record by the AAC Support Parties, as of the applicable time.

“Proposed By-Laws” mean the proposed by-laws of New X-energy to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New X-energy to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the AAC Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the AAC Unit or following the IPO in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means the AAC Warrants included in the AAC Units sold in the IPO (whether they were purchased in the IPO as part of the AAC Unit or thereafter in the open market).

“Recapitalization” means the recapitalization of X-energy whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy Common Units and Earn Out Units, as applicable.

“Record Date” means           , 2023.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Cayman Constitutional Documents. After the Closing, this amount will be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like. The Redemption Price will be calculated two business days prior to the completion of the Business Combination in accordance with the Cayman Constitutional Documents.

“Redemption” means each redemption of Public Shares for cash pursuant to the Cayman Constitutional Documents.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Parties” means each of the Trust, IBX Fund 1, IBX Fund 2, IBX GP and GM Enterprises, as a holder of Series A Preferred Stock of X-energy OpCo.

“Series A Preferred Stock” means the Series A preferred stock of New X-energy, par value $0.0001 per share, that may be issued in connection with the PIPE Commitment.

“Series C-2 Investment” means the purchase by the Series C-2 Investors of the Series C-2 Notes pursuant to the Series C-2 Securities Purchase Agreements.

“Series C-2 Investors” means those certain investors, including the PIPE Investor, participating in the Series C-2 Investment.

“Series C-2 Notes” means the Series C-2 Convertible/Exchangeable promissory notes issued by X-energy.

“Series C-2 Securities Purchase Agreements” means the Series C-2 Convertible/Exchangeable Securities Purchase Agreements entered into between X-energy and the Series C-2 Investors.

“Shareholder Proposals” means, collectively: (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Cayman Charter Amendment Proposal, (e) the Organizational Documents Proposal, (f) the Advisory Organizational Documents Proposals, (g) the Incentive Plan Proposal, (h) the Director Election Proposal, and (i) the Adjournment Proposal, if presented.

“Signing Date” means December 5, 2022.

“SMR” means a small modular nuclear reactor.

“Special Committee” means the special committee of the board of directors of AAC, which consists of its independent directors.

“Sponsor” means Ares Acquisition Holdings LP, a Cayman Islands exempted limited partnership.

“Sponsor Earn Out Securities” means 63.25% of the Sponsor Retained Shares and 63.25% of the Sponsor Retained Warrants.

“Sponsor Lock-Up Agreement” means the lock-up agreement to be entered into by and between New X-energy and the Sponsor at Closing, pursuant to which the Sponsor will agree not to transfer (a) the shares of New X-energy Class A Common Stock received upon conversion of the Founder Shares for 12 months following the Closing and (b) the New X-energy Warrants received upon conversion of the Private Placement Warrants for 12 months following the Closing, in each case subject to customary exceptions.

“Sponsor Retained Shares” means the shares of New X-energy Class A Common Stock held by the AAC Support Parties following the automatic conversion of each issued and outstanding AAC Class B Ordinary Share, on a one-for-one basis, into an AAC Class A Ordinary Share, and the Domestication, which shall be a number of shares of New X-energy Class A Common Stock equal to the product (rounded up to the nearest whole share) of (a) 25,000,000 multiplied by (b) the Sponsor Retention Multiplier.

“Sponsor Retained Warrants” means the New X-energy Warrants held by the AAC Support Parties following the Domestication, which shall be a number of New X-energy Warrants equal to the product (rounded up to the nearest whole share) of (a) 15,333,333 multiplied by (b) the Sponsor Retention Multiplier.

“Sponsor Retention Multiplier” means a fraction, not less than 269/1000 and not more than 1000/1000, (a) the numerator of which is the sum of (i) the lesser of (x) (A) all amounts in the Trust Account as of immediately prior to the Closing (and prior to the payment of any AAC transaction costs or X-energy transaction costs), minus (B) all amounts required for the Redemption, plus (C) $50,000,000 and (y) $1,000,000,000, plus (ii) any amounts actually received by X-energy or AAC in connection with, or committed to be funded to X-energy or AAC as of, the consummation of the Business Combination in exchange for equity securities of X-energy or AAC (including the PIPE Investment) (collectively, “Investment Amounts”), plus (iii) the aggregate amount actually funded to the X-energy in connection with any Permitted Financing (but excluding any amounts raised from certain specified persons in a Permitted Financing, up to $100,000,000), and (b) the denominator of which is the sum of (i) $1,000,000,000, plus (ii) any Investment Amounts, plus (iii) the aggregate amount actually funded to the X-energy in connection with any Permitted Financing (but excluding any amounts raised from certain specified persons in a Permitted Financing, up to $100,000,000). If the denominator calculated in accordance with clause (b) of the immediately preceding sentence is greater than $1,400,000,000, such denominator shall be deemed to be equal to $1,400,000,000.

“Sponsor Support Agreement” means the Original Sponsor Support Agreement, as amended by the First Amendment to Sponsor Support Agreement, as it may be further amended and supplemented from time to time.

“Sponsor Surrendered Shares” means a number of shares of AAC Class B Ordinary Shares equal to (a) 25,000,000 minus (b) the Sponsor Retained Shares.

“Sponsor Surrendered Warrants” means a number of AAC Warrants equal to (a) 15,333,333 minus (b) the Sponsor Retained Warrants.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve the issuance of (a) Series A Preferred Stock, if any and (b) New X-energy Common Stock and securities convertible into and exercisable for New X-energy Common Stock to (i) the PIPE Investor pursuant to the PIPE Commitment, if applicable; (ii) the Series C-2 Investors pursuant to the Series C-2 Notes, (iii) the X-energy Members pursuant to the Business Combination Agreement; and (iv) any other persons pursuant to subscription, purchase or similar agreements we may enter into prior to Closing.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by and among New X-energy, X-energy OpCo and certain X-energy Members (the “TRA Holders”) at Closing, pursuant to which, among other things, New X-energy will be required to pay to each TRA Holder 85% of the amount of cash tax savings, if any, that it realizes (or in certain cases, is deemed to realize) as a result of the increases in tax basis resulting from any exchange of X-energy OpCo Common Units for New X-energy Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. A copy of the form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex I.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or on or prior to the date of Closing by an X-energy Member, X-energy, AAC, the Sponsor and any of their respective affiliates. These include the Commitment Letter, the Sponsor Support Agreement, the Member Support Agreement,

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the Fifth A&R Operating Agreement, the Tax Receivable Agreement, the A&R Registration Rights Agreement, the Sponsor Lock-Up Agreement and the X-energy Lock-Up Agreement and all documents and agreements entered into in connection with the Series C-2 Investment, including the Series C-2 Securities Purchase Agreements.

“Transactions” collectively, means the Business Combination and the transactions contemplated by the Series C-2 Investment.

“Trust” means The Kamal Ghaffarian Revocable Trust.

“Trust Account” means the trust account of AAC, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned on the net proceeds, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 1, 2021, by and between AAC and Continental.

“U.K.” means the United Kingdom.

“U.S.” means the United States of America.

“Warrant Agreement” means the Warrant Agreement, dated as of February 1, 2021, between AAC and Continental, which governs the outstanding AAC Warrants.

“X-energy” prior to the Closing means X-Energy Reactor Company, LLC, a Delaware limited liability company.

“X-energy Founder” means Kamal Ghaffarian and the Series A Parties.

“X-energy Lock-Up Agreement” means the lock-up agreement to be entered into by and between New X-energy and all X-energy Members (the “Lock-Up Holders”) at Closing, pursuant to which the Lock-Up Holders will agree for 12 months following the Closing not to transfer (a) any shares of New X-energy Class A Common Stock; or (b) any securities convertible into, or exercisable, redeemable or exchangeable for, New X-energy Class A Common Stock held by such holder immediately after the Closing, subject to customary exceptions.

“X-energy Members” means all members of X-energy prior to the Closing.

“X-energy OpCo” means, following the Closing, X-Energy Reactor Company, LLC, a Delaware limited liability company.

“X-energy OpCo Common Units” means an interest in X-energy OpCo designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in the Fifth A&R Operating Agreement.

“X-energy OpCo Warrants” means warrants to purchase X-energy OpCo Common Units with terms substantially similar to the New X-energy Warrants.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New X-energy’s stockholders following the Closing are for illustrative purposes only and assume the following:

●	No Public Shareholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on March 31, 2023 of $ 484,900,806. Please see the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of AAC — Redemption Rights.”
●	No AAC Warrants will be exercised.
●	There are no issuances of equity securities of New X-energy prior to the Closing, including any equity awards that may be issued under the New X-energy Incentive Plan following the Business Combination.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which X-energy competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, X-energy’s knowledge of the markets for its services and solutions, and assumptions made by X-energy based on such sources and knowledge. This information and any estimates provided in this proxy statement/prospectus involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Notwithstanding the foregoing, we are liable for the information provided in this proxy statement/prospectus. The industry in which X-energy engages or proposes to engage is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to X-energy — Risks Relating to X-energy’s Business” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for AAC’s, X-energy’s and New X-energy’s respective businesses, and the timing for and ability of AAC and X-energy to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of AAC and X-energy. Although AAC and X-energy believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither AAC nor X-energy can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about AAC and X-energy, including:

●	the ability to satisfy the closing conditions to the Business Combination, including approval by shareholders of AAC;
●	the ability to realize the benefits expected from the Business Combination;
●	the ability to consummate the Business Combination;
●	the ability to obtain and maintain the listing of the New X-energy Class A Common Stock and the New X-energy Warrants on the NYSE following the Business Combination;
●	the ability to raise financing in the future and to comply with restrictive covenants related to indebtedness;
●	the future financial performance of New X-energy and X-energy OpCo following the Business Combination;
●	the expectations and estimates presented regarding certain illustrative unit economics, including expectations with respect to costs, revenue and sources of revenue, and gross margins;
●	the anticipated timeline for the completion of the design and target delivery estimates of the Xe-100 under the ARDP;
●	New X-energy’s and X-energy OpCo’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;
●	New X-energy’s and X-energy OpCo’s ability to comply with laws and regulations applicable to its business; and
●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and AAC’s and X-energy’s management teams’ current expectations, forecasts and assumptions. They involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of AAC, X-energy and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing AAC’s or X-energy’s management teams’ views as of any subsequent date. Neither AAC nor X-energy undertake any obligation to update, add or to otherwise correct any forward-looking statements contained in this proxy statement/prospectus to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date of this proxy statement/prospectus or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
●	the outcome of any legal proceedings that may be instituted against X-energy or AAC following announcement of the Business Combination;
●	the inability to complete the Business Combination due to the failure to obtain approval of the AAC shareholders or the failure of AAC to satisfy the conditions to closing in the Business Combination Agreement;
●	the inability to maintain the listing of the New X-energy Class A Common Stock on the NYSE following the Business Combination;
●	changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;
●	delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Business Combination;
●	changes in applicable laws or regulations;
●	changes to applicable government policies, priorities, regulations, mandates and funding levels relating to New X-energy’s and X energy OpCo’s business with government entities;
●	the impact to X-energy and its potential customers from changes in interest rates or inflation and rising costs, including commodity and labor costs;
●	changes to the appropriations or funding available under the ARDP, including any failure by the U.S. government to appropriate additional funding to the ARDP, either to complete the existing award or in light of increased project costs and inflationary pressures;
●	construction delays affecting the initial deployment of the Xe-100 under the ARDP;
●	the risk that the Business Combination disrupts current plans and operations of X-energy;
●	the ability to raise sufficient capital to fund New X-energy’s and X-energy OpCo’s business plan, including limitations on the amount of capital raised in the Business Combination as a result of redemptions or otherwise;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of New X-energy and X-energy OpCo to grow and manage growth profitably;
●	the impact and potential extended duration of the current supply/demand imbalance in the market for high-assay low-enriched uranium;
●	whether government funding for HALEU for government or commercial uses will result in adequate supply on anticipated timelines to support X-energy’s business;
●	X-energy’s business with various governmental entities being subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and being negatively or positively impacted by any change to such policies, priorities, regulations, mandates and funding levels;

●	New X-energy’s, X-energy OpCo’s and their commercial partners’ ability to obtain regulatory approvals necessary to deploy small modular reactors in the U.S. and abroad in a timely way, or at all;
●	economic, cost and supply-chain uncertainty caused by the impacts of the conflict in Ukraine and high levels of inflation and interest rates;
●	New X-energy’s, X-energy OpCo’s and their commercial partners’ ability to deliver cost-competitive electricity from X-energy’s small modular reactors and to deliver cost-competitive fuel for such reactors;
●	the inclusion or exclusion of advance nuclear technologies in regulatory schemes related to climate change and/or reductions in carbon emissions;
●	costs related to the Business Combination;
●	the ability to accurately assess costs associated with developing the Xe-100 and fuel fabrication facilities; and
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF AAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to AAC’s shareholders. AAC urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to in this proxy statement/prospectus, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at      a.m., Eastern Time, on       , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and virtually via live webcast. To participate in the extraordinary general meeting online, visit and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?
A.	AAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides for, among other things, the Domestication of AAC to Delaware as described below, AAC subsequently acquiring equity securities and becoming the managing member of X-energy and AAC issuing securities to the X-energy Members, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

You are encouraged to read the Original Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A-1, and the First Amendment to Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A-2, in their entirety.

As a condition to the Closing, and at least one day prior to the Closing, AAC will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which AAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. Prior to the Domestication, pursuant to the Cayman Constitutional Documents, each AAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into an AAC Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (i) each of the then issued and outstanding AAC Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of New X-energy Class A Common Stock, each of which will carry voting rights of one vote per share; (ii) each of the then issued and outstanding AAC Warrants will automatically become a New X-energy Warrant; and (iii) each AAC Unit issued and outstanding immediately prior to the Domestication will automatically be canceled and each holder will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant per AAC Unit held immediately prior to the Domestication.

Concurrently with the Domestication and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, including approval by AAC’s shareholders, AAC will adopt the Proposed Certificate of Incorporation which, among other things, will implement a revised capital structure with shares of New X-energy Class A Common Stock having one vote per share and economic rights, shares of New X-energy Class B Common Stock having one vote per share and no economic rights, shares of New X-energy Class C Common Stock having ten votes per share and no economic rights and shares of New X-energy Class D Common Stock having ten votes per share and economic rights. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Immediately prior to the Closing, X-energy will effectuate the Recapitalization whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy OpCo Common Units and Earn Out Units, as applicable. See the sections of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal.”

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING

THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF AAC AND X-ENERGY, IN ITS ENTIRETY.

Q.	What proposals are shareholders of AAC being asked to vote upon?
A.	At the extraordinary general meeting, AAC is asking holders of AAC Ordinary Shares to consider and vote upon:
●	The Business Combination Proposal;
●	The Domestication Proposal;
●	The Stock Issuance Proposal;
●	The Cayman Charter Amendment Proposal;
●	The Organizational Documents Proposal;
●	The Advisory Organizational Documents Proposals;
●	The Incentive Plan Proposal;
●	The Director Election Proposal; and
●	The Adjournment Proposal, if presented.

If AAC’s shareholders do not approve each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal (collectively, the “Condition Precedent Proposals”), then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal” and “The Organizational Documents Proposal.”

AAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of AAC should read it carefully.

After careful consideration, the AAC Board and the Special Committee have determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Cayman Charter Amendment Proposal, (e) the Organizational Documents Proposal, (f) the Advisory Organizational Documents Proposals, (g) the Incentive Plan Proposal, (h) the Director Election Proposal, and (i) the Adjournment Proposal, if presented, is in the best interests of AAC and its shareholders, and unanimously recommend that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. AAC’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?
A.	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals, the Cayman Charter Amendment Proposal, the

Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal.
Q.	Why is AAC proposing the Business Combination?
A.	AAC was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

X-energy is a leading developer of advanced SMRs and fuel technology for clean energy generation. Based on AAC’s due diligence investigations of X-energy and the industry in which it operates, including the financial and other information provided by X-energy in the course of AAC’s due diligence investigations, the AAC Board believes that the Business Combination with X-energy is in the best interests of AAC and its shareholders and presents an opportunity to increase shareholder value. See “The Business Combination Proposal — The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Q.	What will X-energy Members receive in connection with the Business Combination?
A.

Pursuant to the Business Combination Agreement, (i) Management LLC will contribute all of its X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class A Common Stock and all of its Earn Out Units for an equal number of Earn Out Shares, and (ii) each of the Series A Parties will contribute a portion of their respective X-energy OpCo Common Units to AAC in exchange for an equal number of shares of New X-energy Class D Common Stock.

Pursuant to the Business Combination Agreement, New X-energy will also issue (i) to the X-energy Founder a number of shares of New X-energy Class C Common Stock equal to the number of X-energy OpCo Common Units held by the X-energy Founder as of and on the Closing Date (after giving effect to the Series A Party Exchange) and (ii) to each other X-energy Member a number of shares of New X-energy Class B Common Stock equal to the number of X-energy OpCo Common Units held by such X-energy Member as of and on the Closing Date (after giving effect to the Management LLC Exchange), in each case, pursuant to individual subscription agreements to be entered into between each X-energy Member, New X-energy and X-energy.

As part of the Recapitalization, the 52,500,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event I occurs; and (ii) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event II occurs. If, following the Closing Date and prior to the third anniversary of the Closing, there is a Change of Control (as defined in the Business Combination Agreement), then Triggering Event I and Triggering Event II shall be deemed to occur and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy. If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, Triggering Event I or Triggering Event II, as applicable, will be deemed to have occurred and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy.

Each X-energy OpCo Common Unit, when paired with one share of New X-energy Class B Common Stock or one share of New X-energy Class C Common Stock, is exchangeable, in tandem with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock, for one share of New X-energy Class A Common Stock. After the expiration of the Lock-Up Period, holders of X-energy OpCo Common Units will be permitted to exchange such X-energy OpCo Common Units (along with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock) for shares of New X-energy Class A Common Stock on a one-for-one basis pursuant to the Fifth A&R Operating Agreement and the Proposed Certificate of Incorporation (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of New X-energy (determined by a majority of the directors of New X-energy who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Q.	What equity stake will current AAC shareholders and X-energy Members hold in New X-energy immediately after the Closing?
A.	Upon the Closing, the post-Closing share ownership of New X-energy under (1) the No Redemptions Scenario, (2) the 50% Redemptions Scenario and (3) the Maximum Redemptions Scenario, in each case:

●	after giving effect to the redemption of 53,002,919 shares on February 2, 2023,
●	excluding the dilutive effect of X-energy outstanding warrants, earn-out consideration, and the convertible Series C promissory notes, and
●	including the effect of the conversion of the Series C-2 Notes into Class A Common Stock, would be as follows:

	No Redemptions		50% Redemptions		Maximum Redemptions
	Scenario(1)(2)		Scenario(1)(3)		Scenario(1)(4)
	Class A		Class A		Class A
	Common	Ownership	Common	Ownership	Common	Ownership
	Stock	%*	Stock	%*	Stock	%*
Public Shareholders	46,997,081	20.2%	23,498,541	11.4%	0	0.0%
Sponsor(5)	5,129,477	2.2%	3,157,248	1.5%	2,471,438	1.4%
X-energy Members(7)	179,999,921	77.5%	179,999,921	87.1%	179,999,921	98.6%
Total	232,126,479	100.0%	206,655,710	100.0%	182,471,359	100.0%
*	Amounts may not sum due to rounding.

The dilutive effect of the Warrants, Sponsor Earn Out Securities and Earn Out Units are presented in the table below:

	No Redemptions		50% Redemptions		Maximum Redemption
	Scenario		Scenario		Scenario
	Class A		Class A		Class A
	Common	Ownership	Common	Ownership	Common	Ownership
	Stock	%*	Stock	%*	Stock	%*
Public Shareholders	46,997,081	14.6%	23,498,541	8.1%	0	0.0%
Public Warrant Holders(8)	20,000,000	6.2%	20,000,000	6.9%	20,000,000	7.6%
Sponsor(6)	13,957,759	4.3%	8,591,151	3.0%	6,725,000	2.6%
Private Placement Warrant Holders(8)(9)	8,560,759	2.7%	5,269,239	1.8%	4,124,667	1.6%
X-energy Members(7)	179,999,921	55.9%	179,999,921	62.1%	179,999,921	68.4%
Earn Out Units(10)	52,500,000	16.3%	52,500,000	18.1%	52,500,000	19.9%
Total	322,015,520	100.0%	289,858,852	100.0%	263,349,588	100.0%
*	Amounts may not sum due to rounding.
(1)	Share ownership presented under each redemptions scenario in the table above is only presented for illustrative purposes. AAC cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current AAC shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to AAC — The ability of our Public Shareholders to exercise redemption rights with respect to a significant portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.”
(2)	Based on 46,997,081 AAC Class A Ordinary shares outstanding as of March 31, 2023.
(3)	This scenario assumes that 23,498,540 AAC Class A Ordinary Shares, or 50% of the Public Shares as of March 31, 2023, are redeemed for an aggregate payment of approximately $242.5 million (based on the estimated per share Redemption Price of approximately $10.32 per share) from the Trust Account, which is a redemptions scenario that could occur.

(4)	This scenario assumes that 46,997,081 of AAC Class A Ordinary Shares are redeemed for an aggregate payment of approximately $484.9 million (based on the estimated per share Redemption Price of approximately $10.32 per share) from the Trust Account, which is a redemptions scenario that could occur.

(5)	Represents AAC Class B Ordinary Shares retained by the Sponsor after a portion is forfeited in the event of AAC shareholder redemptions (Sponsor Retained Shares per the Sponsor Support Agreement). Assuming the conversion of the Series A Preferred Stock into New X-energy Class A Common Stock at $10.00 per share immediately following the Closing and not taking into account the dilutive effect of the Warrants, Sponsor Earn Out Securities and Earn Out Units, but including shares of New X-energy Class A Common Stock received by affiliates of Ares upon conversion of the Series C-2 Notes, the ownership percentage of the Sponsor and other affiliates of Ares would be 4.6%, assuming no redemptions, 5.3%, assuming 50% redemptions, and 5.6%, assuming maximum redemptions.
(6)	Includes Sponsor Retained Shares subject to price vesting as defined in Sponsor Earn Out Securities. Assuming the conversion of the Series A Preferred Stock into New X-energy Class A Common Stock at $10.00 per share immediately following the Closing and taking into account the dilutive effect of the Warrants, Sponsor Earn Out Securities, Earn Out Units, and shares of New X-energy Class A Common Stock received by affiliates of Ares upon conversion of the Series C-2 Notes, the ownership percentage of the Sponsor and other affiliates of Ares would be 8.7%, assuming no redemptions, 7.4%, assuming 50% redemptions, and 7.1%, assuming maximum redemptions.
(7)	Assumes the exchange of X-energy OpCo Common Units and simultaneous surrender of New X-energy Class B Common Stock or New X-energy Class C Common Stock for shares of New X-energy Class A Common Stock, in accordance with the terms of the Fifth A&R Operating Agreement. Assumes conversion of Series C-2 Notes into shares of New X-energy Class A Common Stock.
(8)	Represents shares issuable upon the exercise of New X-energy Warrants. New X-energy Warrants will be exercisable beginning 30 days following the Closing for one share of New X-energy Class A Common Stock at an initial exercise price of $11.50 per share in accordance with the terms of the warrants. Each redemption scenario assumes that all outstanding warrants are exercised for cash.
(9)	Includes only Sponsor Retained Warrants. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit a portion of its Private Placement Warrants in the event of AAC shareholder redemptions. The Sponsor Retention Multiplier includes $33 million of funding to date in the Series C-2 Investment (net of amounts raised from certain specified persons) and up to $45 million from the PIPE Commitment.
(10)	Represents Earn Out Units issuable to X-energy Members subject to vesting at the Closing. 50% of the Earn Out Units are delivered upon satisfaction of Triggering Event I and 50% are delivered upon satisfaction of Triggering Event II.
Q.	How has the announcement of the Business Combination affected the trading price of the AAC Class A Ordinary Shares?
A.	On December 5, 2022, the last trading date prior to the public announcement of the Business Combination, AAC Units, AAC Class A Ordinary Shares and Public Warrants closed at $10.04, $10.03 and $0.05, respectively. As of June 7, 2023, the last practicable trading day immediately prior to the initial filing date of this proxy statement/prospectus, the closing price for each AAC Unit, AAC Class A Ordinary Share and Public Warrant was $10.60, $10.49 and $0.60, respectively.
Q.	Will AAC obtain new financing in connection with the Business Combination?
A.	Concurrently with the execution of the Original Business Combination Agreement, on December 5, 2022, X-energy entered into a Series C-2 Securities Purchase Agreement with certain Series C-2 Investors, pursuant to which such Series C-2 Investors agreed to purchase $75.0 million aggregate principal amount of Series C-2 Notes that will be convertible into New X-energy Class A Common Stock at an initial conversion price of $9.00 per share. Additionally, on January 11, 2023 and January 16, 2023, X-energy signed Series C-2 Securities Purchase Agreements with additional Series C-2 Investors, whereby X-energy agreed to issue an aggregate of $28.0 million of Series C-2 Notes that will be convertible into New X-energy Class A Common Stock at an initial conversion price of $9.00 per share. Depending on redemptions, markets conditions and other factors, AAC and X-energy may seek additional capital in the form of a private investment in public equity (the “PIPE”), with the PIPE Investor committing to invest $45.0 million in the PIPE Commitment.

On the terms and subject to the conditions set forth in the Commitment Letter, the PIPE Investor has committed to purchase in a private placement, to close immediately prior to the Closing, up to 45,000 shares of Series A Preferred Stock, for a purchase price of $1,000.00 per share, resulting in gross proceeds to AAC of up to $45.0 million.

The PIPE Commitment will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by AAC from the PIPE Investment (including any amount actually funded pursuant to the Commitment Letter); plus (C) the aggregate amount actually funded to X-energy in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Any such reduction in the PIPE Commitment shall be applied to reduce the PIPE Investor’s obligation under the Commitment Letter. In no event shall any reduction to the PIPE Commitment exceed $25.0 million in the aggregate. X-energy and the PIPE Investor may also mutually agree to reduce the amount of the PIPE Commitment.

If AAC enters into subscription or similar agreements with one or more unaffiliated third-party investors (the “Other PIPE Investors”) pursuant to which the Other PIPE Investors agree to purchase from AAC shares of Class A common stock, shares of one or more series of preferred stock, or convertible debt securities or any other security convertible into or exchangeable or exercisable for equity securities AAC (such securities, the “Alternative Securities”) substantially concurrently with the Closing, then the obligations of the PIPE Investor under the PIPE Commitment will be null and void. In such event, the PIPE Investor will enter into a subscription or similar agreement on the same terms and conditions as the Other PIPE Investors to purchase Alternative Securities having an aggregate purchase price of $45.0 million (subject to the same reduction described above) (an “Alternative Securities Subscription Agreement”). However, if such Other Investors are solely comprised of Persons that have also entered into, or are contemplated to enter into, commercial arrangements with X-energy or AAC, then the PIPE Investor will have the right, but not the obligation, to enter into an Alternative Securities Subscription Agreement to purchase Alternative Securities having an aggregate purchase price of $45,000,000 (as such amounts may be reduced pursuant to the terms of the Commitment Letter). If the PIPE Investor elects not to enter into the Alternative Securities Subscription Agreement pursuant to the foregoing, then the obligations of the PIPE Investor under the PIPE Commitment shall continue in full force and effect.

An affiliate of Ares has provided X-energy with a limited guaranty in favor of X-energy, dated December 5, 2022, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter.

See “The Business Combination Proposal — Related Agreements — Commitment Letter” of this proxy statement/prospectus for additional information. A copy of the Original Commitment Letter and the First Amendment to Commitment Letter are attached to this proxy statement/prospectus as Annex M-1 and Annex M-2, respectively, which you are encouraged to read in their entirety.

Q.	Why is AAC proposing the Domestication?
A.	The AAC Board believes that there are significant advantages to New X-energy that will arise as a result of a change of AAC’s domicile to the State of Delaware, including: (a) the prominence, predictability and flexibility of the DGCL; (b) Delaware’s well-established principles of corporate governance; and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the AAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, AAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AAC will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Class A Ordinary Shares and AAC Class B Ordinary Shares, voting together as a single class, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q.	What amendments will be made to the Cayman Constitutional Documents?
A.	AAC’s shareholders are being asked to consider and vote upon proposals to amend the Existing Memorandum. See “The Cayman Charter Amendment Proposal” of this proxy statement/prospectus for additional information. AAC’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal.”
Q.	How will the Domestication affect my AAC Class A Ordinary Shares, AAC Warrants and AAC Units?
A.	In connection with the Domestication, (a) each AAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of New X-energy Class A Common Stock, (b) each AAC Warrant will automatically represent the right to purchase one share of New X-energy Class A Common Stock on the same terms as the AAC Warrants, and (c) each AAC Unit issued and outstanding immediately prior to the Domestication will automatically be canceled and each holder will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant.
Q.	What are the material U.S. federal income tax considerations of the Domestication?
A.	As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, AAC intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:
●	a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of AAC shares entitled to vote or 10% or more of the total value of all classes of AAC shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by AAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the AAC Class A Ordinary Shares held directly by such U.S. Holder;
●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose AAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its AAC Class A Ordinary Shares as if such U.S. Holder exchanged its AAC Class A Ordinary Shares for New X-energy Class A Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by AAC the “all earnings and profits” amount attributable to such U.S. Holder’s AAC Class A Ordinary Shares; and
●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose AAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

AAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of AAC’s cumulative net earnings and profits could be positive through the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations,” AAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If AAC were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under

Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of AAC Class A Ordinary Shares or AAC Warrants for New X-energy Class A Common Stock or New X-energy Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their AAC Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to AAC Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — II. U.S. Holders.”

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of AAC Class A Ordinary Shares and AAC Warrants for New X-energy Class A Common Stock and New X-energy Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New X-energy Class A Common Stock after the Domestication.

Moreover, if the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to AAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q.	What is the Tax Receivable Agreement?
A:

In connection with the Closing, New X-energy will enter into a Tax Receivable Agreement with X-energy OpCo and the TRA Holders. The Tax Receivable Agreement will provide for the payment by New X-energy to the TRA Holders of 85% of the amount of cash tax savings, if any, that New X-energy actually realizes (or in some circumstances is deemed to realize) as a result of the Basis Adjustments and Interest Deductions. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to fully use all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the Basis Adjustments and Interest Deductions would aggregate to approximately $645.4 million over 20 years from the date of the Business Combination (inclusive of any day-one liabilities as a result of the Business Combination), based on a $10.00 per share trading price of New X-energy Class A Common Stock and assuming all future redemptions or exchanges would occur one year after the Business Combination at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, we would be required to pay the TRA Holders approximately 85% of such amount, or approximately $548.6 million, over the 20-year period from the date of the Business Combination, and we would benefit from the remaining 15% of the tax benefits. We will depend on cash distributions from X-energy OpCo to make payments under the Tax Receivable Agreement. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless New X-energy exercises its right to terminate the Tax Receivable Agreement or certain other acceleration events occur (including upon a change of control) that results in an early termination of the Tax Receivable Agreement, in each case, pursuant to which New X-energy would be required to pay an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (computed using certain assumptions). The summary of the terms of the Tax Receivable Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof. For additional information, please see “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Q.	Do I have redemption rights?
A.	If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and AAC’s independent directors have agreed to waive their redemption rights with respect to all of the Founder Shares in connection with the Closing. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q.	How do I exercise my redemption rights?
A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:
1.	(i) hold Public Shares or (ii) hold Public Shares through AAC Units and elect to separate your AAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;
2.	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that New X-energy redeem all or a portion of your Public Shares for cash; and
3.	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of AAC’s creditors, if any, which could have priority over the claims of the Public Shareholders. The per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the Closing.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AAC’s consent, until the Domestication. Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that AAC permit the withdrawal of the request for redemption and instruct Continental, to return the share certificates (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental at least two business days prior to the scheduled date of the vote at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two business days prior to the scheduled date of the vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, New X-energy will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the Closing. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.	If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?
A.	No. The holders of AAC Warrants have no redemption rights with respect to such securities.

Assuming that no more than 23,498,540 Public Shares, representing 50% of the number of Public Shares outstanding (after giving effect to the redemption of 53,002,919 Public Shares on February 2, 2023), are redeemed for an aggregate payment of approximately $242.5 million from the Trust Account, which is a potential amount of redemptions, and assuming that each redeeming Public Shareholder holds one-fifth of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each AAC Unit) and using the closing warrant price on the NYSE of $0.60 as of June 7, 2023, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $2,819,825. Assuming the maximum redemptions scenario, resulting in Public Shares redeemed for an aggregate payment of approximately $484.9 million from the Trust Account, and assuming that each redeeming Public Shareholder holds one-fifth of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each AAC Unit) and using the closing warrant price on the NYSE of $0.60 as of June 7, 2023, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $5,639,650. The actual market price of the Public Warrants may be higher or lower on the date that warrant holders seek to sell such Public Warrants. Additionally, AAC cannot assure the holders of warrants that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, all holders of New X-energy Warrants following the Closing who exercise such New X-energy Warrants will ultimately own a greater interest in New X-energy because there would be fewer shares outstanding overall.

Q.	How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant Holders after the Business Combination?
A.	The Public Warrants are identical to the Private Placement Warrants in all material terms and provisions, except that the Private Placement Warrants (including the shares of New X-energy Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not be transferred, assigned or sold by the holders until 30 days after the Closing, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or any of its permitted transferees, the Private Placement Warrants will be redeemable by AAC and exercisable by such holders on the same basis as the Public Warrants.

Following the Closing, we may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. AAC may redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sale price of New X-energy Class A Common Stock equals or exceeds $18.00 per share (as may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption, and provided that certain other conditions are met. If and when the Public Warrants become redeemable by AAC, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, AAC may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding Public Warrants could force you to (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In addition, AAC has the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that (a) the last reported sales price of New X-energy Class A Common Stock equals or exceeds $10.00 per share (as may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and (b) certain other conditions are met, including that Public Warrant Holders will be able to exercise their Public Warrants prior to redemption for a number of shares of New X-energy Class A Common Stock determined based on the redemption date and the fair market value of the shares of New X-energy Class A Common Stock. The value received upon exercise of the Public Warrants (i) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Public Warrants.

If AAC calls the Public Warrants for redemption, management of AAC will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of shares of New X-energy Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of New X-energy Class A Common Stock at a price below its exercise price. Additionally, in no event will AAC be required to net cash settle the Public Warrants. If AAC is unable to complete a business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, and AAC liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from AAC’s assets held outside of the Trust Account with the respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.	The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on when the redemption occurs and your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of AAC (or New X-energy, as the case may be) stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of AAC (or New X-energy, as the case may be) stock outstanding both before and after the redemption. If the Domestication were to occur prior to the Redemption of any Public Shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. Even if the Domestication were to occur after the Redemption, such redeeming U.S. Holder generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its AAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its AAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

All Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.	What happens to the funds deposited in the Trust Account after the Closing?
A.	Following the closing of the IPO, $1,000,000,000 ($10.00 per AAC Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of March 31, 2023, funds in the Trust Account totaled approximately $484,900,806, and were comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and the regulations thereunder (collectively the “Investment Company Act”). These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (a) the completion of a business combination (including the Closing); (b) the redemption of all of the Public Shares if AAC is unable to complete a business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents; and (c) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents: (i) to modify the substance or timing of AAC’s obligation to redeem 100% of the Public Shares in connection with its initial business combination or if it does not complete a business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents; or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New X-energy following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q.	What underwriting fees are payable in connection with the Business Combination?
A.

Pursuant to the Underwriting Agreement, dated February 1, 2021 (the “Underwriting Agreement”), by and among AAC and Citigroup Global Markets Inc. (“Citi”) and UBS Securities LLC (“UBS”), acting as representatives of the several underwriters in connection with the IPO, AAC paid a cash underwriting fee to the underwriters of $20.0 million and agreed to pay the underwriters a deferred underwriting fee of $0.35 per AAC Unit, totaling $35.0 million, upon the consummation of the Business Combination, payable from amounts held in the Trust Account. The following table illustrates the effective underwriting discount on a percentage basis of the Trust Proceeds available to New X-energy at each redemption level identified below, and includes (i) the cash underwriting fee that was paid in connection with the IPO and (ii) the payment of the deferred underwriting fees payable upon the consummation of the Business Combination, each of which are not adjusted for redemptions:

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Unredeemed Public Shares	46,997,081	23,498,541	—
Trust Proceeds to New X-energy(1)	$484,900,806	$242,450,403	—
Upfront Underwriting Fee	$20,000,000	$20,000,000	$20,000,000
Deferred Underwriting Fee	$35,000,000	$35,000,000	$35,000,000
Total Underwriting Fee	$55,000,000	$55,000,000	$55,000,000
Total Underwriting Fee, as percentage of Trust Proceeds to New X-energy	11%	23%	N/A
(1)	Assumes an approximate share price of $10.32 as of March 31, 2023.

The aggregate fees payable to the underwriters contingent upon the completion of the Business Combination, including fees payable for acting as capital markets advisors but excluding any fees payable as PIPE placement agents, is expected to be a maximum of $35.0 million. Fees payable to the underwriters as PIPE placement agents will be based upon amounts raised, if any, in a successful PIPE transaction.

Q.	Did the AAC Board or the Special Committee obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.	Yes. Although the Cayman Constitutional Documents do not require the AAC Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or AAC’s directors or officers, on December 5, 2022 and June 11, 2023, Ocean Tomo rendered two separate opinions to the Special Committee that, as of such dates and based upon and subject to the qualifications, limitations and assumptions stated in such opinions, the equity value ascribed to X-energy pursuant to the Business Combination is fair, from a financial point of view, to the shareholders of AAC, other than the Sponsor and its affiliates.

Please see the section titled “The Business Combination — The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination — Opinions of the Financial Advisor to the Special Committee” and the opinions of Ocean Tomo attached hereto as Annex N and Annex O for additional information.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.	Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

The Business Combination Agreement is conditioned upon Available Closing Cash equal to $120,000,000 minus the aggregate amounts actually funded in connection with any Permitted Financing. Additionally, in the event the aggregate cash consideration that would be required to pay for all AAC Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy such condition pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, AAC may not complete the Business Combination or redeem any shares, and in such event, all AAC Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.

In the event of significant redemptions, with fewer Public Shares and AAC Public Shareholders, the trading market for New X-energy Class A Common Stock may be less liquid than the market for shares of AAC Class A Ordinary Shares was prior to the Business Combination, and New X-energy may not be able to meet the listing standards for the NYSE or another national securities exchange.

The table below presents the value per share to an AAC shareholder that elects not to redeem across a range of redemption scenarios:

	No Redemptions		50.0% Redemptions		Maximum Redemptions
	Scenario(1)		Scenario(2)		Scenario(3)
		Value		Value		Value
	Shares	per Share(4)	Shares	per Share(4)	Shares	per Share(4)
Base Scenario(5)	232,126,479	$10.00	206,655,710	$10.00	182,471,359	$10.00
All Earn Out Units(6)	293,454,761	$7.91	264,589,613	$7.81	239,224,921	$7.63
Exercising All Warrants(7)	260,687,238	$10.16	231,924,949	$10.16	206,596,026	$10.18
Issuing Earn Outs and All Warrants(8)	322,015,520	$8.23	289,858,852	$8.13	263,349,588	$7.98
(1)	Based on 46,997,081 AAC Class A Ordinary Shares outstanding as of March 31, 2023. Assumes no additional Public Shares are redeemed.
(2)	Assumes that 23,498,540 of Public Shares are redeemed.
(3)	Assumes that 46,997,081 of Public Shares are redeemed.
(4)	Based on a post-transaction equity value of New X-energy of the following:

	Post-Transaction Equity Value
	No	50.0%	Maximum
	Redemptions	Redemptions	Redemptions
	Scenario	Scenario(4a)	Scenario(4b)
Base Scenario(5)	$2,321,264,790	$2,066,557,100	$1,824,713,590
All Earn Out Units(6)	$2,321,264,790	$2,066,557,100	$1,824,713,590
Exercising All Warrants(7)	$2,649,713,519	$2,357,153,349	$2,102,147,261
Issuing Earn Outs and All Warrants(8)	$2,649,713,519	$2,357,153,349	$2,102,147,261
(4a)

Based on a post-transaction equity value of New X-energy of approximately $2,066.6 million, which equals (i) approximately $2,321.3 million less (ii) (a) approximately $235.0 million , equivalent to the value of 23,498,540 Public Shares redeeming in the 50%Redemptions Scenario assuming a $10.00 share price, and (b) the approximately $19.7 million in value forfeited by the Sponsor, equivalent to 1,972,229 Public Shares.

(4b)

Based on a post-transaction equity value of New X-energy of approximately $1,824.7 million, which equals (i) approximately $2,321.3 million less (ii) (a) approximately $470.0 million , equivalent to the value of 46,997,081 Public Shares redeeming in the Maximum Redemptions Scenario assuming a $10.00 share price, and (b) the approximately $26.6 million in value forfeited by the Sponsor, equivalent to 2,658,039 Public Shares.

(5)	Represents (i) 179,999,921 shares of New X-energy Common Stock held by X-energy Members in all redemptions scenarios (assuming the conversion of the Series C-2 Notes into shares of Class A Common Stock at Closing), (ii) (x) 46,997,081 Public Shares held by Public Shareholders in the No Redemptions Scenario, (y) 23,498,541 Public Shares held by Pubic Shareholders in the 50.0% Redemptions Scenario, and (z) 0 Public Shares held by Public Shareholders in the Maximum Redemptions Scenario and (iii) (x) 5,129,477 shares of New X-energy Common Stock, as converted from AAC Class B Ordinary Shares held by the Sponsor in the No Redemptions Scenario, (y) 3,157,248 shares of New X-energy Common Stock, as converted from AAC Class B Ordinary Shares held by the Sponsor in the 50.0% Redemptions Scenario, (z) 2,471,438 shares of New X-energy Common Stock, as converted from AAC Class B Ordinary Shares held by the Sponsor in the Maximum Redemptions Scenario.
(6)	Represents the Base Scenario plus (i) the issuance of all 52,500,000 Earn Out Units and an equal number of paired shares of New X-energy Common Stock which may be issued to X-energy Members (in all redemptions scenarios) pursuant to the terms of the Business Combination Agreement and (ii) the issuance of (x) 8,828,282 Sponsor Retained Shares in the No Redemptions Scenario, (y) the issuance of 5,433,903 Sponsor Retained Shares in the 50.0% Redemptions Scenario, (z) the issuance of 4,253,562 Sponsor Retained Shares in the Maximum Redemptions Scenario.
(7)	Represents the Base Scenario plus the cash exercise of the Public Warrants and Private Placement Warrants. Assumes (i) 20,000,000 shares of New X-energy Common Stock underlying Public Warrants are exercised for cash at the initial exercise price of $11.50 per share; and (ii) (x) 8,560,759 shares of New X-energy Common Stock underlying Private Placement Warrants (inclusive of the Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the No Redemptions Scenario, (y) 5,269,239 shares of New X-energy Common Stock underlying Private Placement Warrants (inclusive of Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the 50.0% Redemptions Scenario; and (z) 4,124,667 shares of New X-energy Common Stock underlying Private Placement Warrants (inclusive of the Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the Maximum Redemptions Scenario.
(8)	Represents the Base Scenario plus (i) the issuance of all 52,500,000 Earn Out Units and an equal number of paired shares of New X-energy Common Stock which may be issued to X-energy Members (in all redemptions scenarios) pursuant to the terms of the Business Combination Agreement; (ii) the issuance of (w) 8,828,282 Sponsor Retained Shares in the No Redemptions Scenario, (x) the issuance of (y) 5,433,903 Sponsor Retained Shares in the 50.0% Redemptions Scenario and (z) the issuance of 4,253,562 Sponsor Retained Shares in the Maximum Redemptions Scenario and (iii) the cash exercise of the Public Warrants and Private Placement Warrants, which assumes (a) 20,000,000 shares of New X-energy Common Stock underlying Public Warrants are exercised for cash at the initial exercise price of $11.50 per share; and (b) (x) 8,560,759 shares of New X-energy Common Stock underlying Private Placement Warrants (inclusive of the Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the No Redemptions Scenario, (y) 5,269,239 shares of New X-energy Common Stock underlying Private Placement Warrants (inclusive of Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the 50.0% Redemptions Scenario, and (z) 4,124,667 shares of New X-energy Common Stock underlying Private

Placement Warrants (inclusive of the Sponsor Retained Warrants) are exercised for cash at the initial exercise price of $11.50 per share in the Maximum Redemptions Scenario.
Q.	What conditions must be satisfied to complete the Business Combination?
A.	The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the adoption and approval, as applicable, by AAC’s shareholders of: (A) the Business Combination Proposal; (B) the Domestication Proposal; (C) the Organizational Documents Proposal; (D) the Stock Issuance Proposal; (E) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the registration statement of which this proxy statement/prospectus forms a part or correspondence related thereto; and (F) adoption and approval of any other proposals as reasonably agreed to by the Parties to be necessary or appropriate in connection with the Business Combination; (ii) the expiration or termination of any applicable waiting period under the HSR Act and the obtaining of any requisite consents from any governmental authorities (or the expiration or termination of the requirement to obtain such consent), (iii) no governmental authority having enacted, issued or enforced any law or order that is then in effect that makes the transactions contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of such transactions, (iv) the registration statement of which the accompanying proxy statement/prospectus forms a part becoming effective, (v) approval of the listing of the New X-energy Class A Common Stock on the NYSE, (vi) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement, (vii) the completion of the Domestication, (viii) the Available Closing Cash (as defined in this proxy statement/prospectus) equaling or exceeding $120,000,000 minus the aggregate amount actually funded in connection with any Permitted Financing (as defined in this proxy statement/prospectus), (ix) the completion of the Recapitalization and (x) the absence of a Company Material Adverse Effect or a Purchaser Material Adverse Effect (each as defined in the Business Combination Agreement). For more information about conditions to the Closing, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement.”
Q.	When do you expect the Business Combination to be completed?
A.	It is currently expected that the Business Combination will be consummated in the second quarter of 2023. This date depends, among other things, on the approval of the proposals to be put to AAC shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by AAC’s shareholders at the extraordinary general meeting and AAC elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Business Combination Agreement” of this proxy statement/prospectus.
Q.	What happens if the Business Combination is not consummated?
A.	AAC will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If AAC is not able to complete the Business Combination with X-energy, complete an alternative business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, AAC will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to AAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of any remaining shareholders and the AAC Board, dissolve and liquidate, subject in each case to AAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Q.	Following the Business Combination, will AAC’s securities continue to trade on a stock exchange?
A.	Yes. AAC intends to apply to list the New X-energy Class A Common Stock and New X-energy Warrants on the NYSE under the proposed symbols “XE” and “XEW,” respectively, upon the Closing. Pursuant to the terms of the Business Combination

Agreement, AAC is required to cause the New X-energy Class A Common Stock issued in the Domestication to be approved for listing on the NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. We may not have received confirmation from the NYSE of approval of the listing of the New X-energy Class A Common Stock and New X-energy Warrants at the time of our extraordinary general meeting or prior to the Closing, and it is possible that the listing condition to the Closing may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived. In such event, the New X-energy securities may not be listed on any nationally recognized securities exchange.

The AAC Units outstanding immediately prior to the Domestication will automatically be canceled and each holder thereof will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant, for each AAC Unit. As a result, the AAC Units will no longer trade as separate securities following the Closing. The New X-energy Class B Common Stock, the New X-energy Class C Common Stock and New X-energy Class D Common Stock will not be publicly traded. For more information about New X-energy’s securities following the completion of the Proposed Transaction, see the section of this proxy statement/prospectus entitled “Description of New X-energy’s Securities.”

Q.	Do I have appraisal rights in connection with the Business Combination?
A.	AAC’s shareholders and warrant holders do not have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Q.	What do I need to do now?
A.	AAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to in this proxy statement/prospectus, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. AAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.	How do I vote?
A.	If you are a holder of record of AAC Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee will not be able to vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law.
Q.	When and where will the extraordinary general meeting be held?
A.	The extraordinary general meeting will be held at , Eastern Time, on , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and virtually via live webcast at .
Q.	Who is entitled to vote at the extraordinary general meeting?
A.	AAC has fixed , 2023 as the Record Date for the extraordinary general meeting. If you were a holder of Public Shares at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote such shareholder’s shares if such shareholder is present in person or virtually or is represented by proxy at the extraordinary general meeting.
Q.	How many votes do I have?
A.	AAC shareholders are entitled to one vote at the extraordinary general meeting for each AAC Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were AAC Ordinary Shares issued and outstanding, of which were issued and outstanding Public Shares.
Q.	What constitutes a quorum?
A.	A quorum of AAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding AAC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person, virtually or by proxy. As of the Record Date for the extraordinary general meeting, AAC Ordinary Shares would be required to achieve a quorum.
Q.	What vote is required to approve each proposal at the extraordinary general meeting?
A.	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Cayman Charter Amendment Proposal — The approval of the Cayman Charter Amendment Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Sponsor and AAC’s independent directors have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor and AAC’s independent directors own approximately    % of the issued and outstanding AAC Ordinary Shares. See “How do the Sponsor and its affiliates intend to vote their AAC Ordinary Shares?”

Q.	What are the recommendations of the AAC Board?
A.	The AAC Board and the Special Committee believe that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AAC’s shareholders and unanimously recommend that AAC’s shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Cayman Charter Amendment Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. AAC’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. The AAC Board was aware of and considered these interests, among other matters, in approving the Business Combination and in determining to recommend to the AAC shareholders to vote in favor of the Shareholder Proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination.”

Q.	How do the Sponsor and its affiliates intend to vote their AAC Ordinary Shares?
A.	The Sponsor and AAC’s independent directors have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor and AAC’s independent directors own approximately % of the issued and outstanding AAC Ordinary Shares. Accordingly, if holders of approximately an additional % of the outstanding AAC Ordinary Shares vote in favor of all of the proposals being presented at the extraordinary general meeting, the proposals will be approved.

At any time at or prior to the extraordinary general meeting, subject to applicable securities laws, our Sponsor, directors, executive officers, advisors or their affiliates may: (a) purchase Public Shares from institutional and other holders who vote, or indicate an intention to vote, against the Business Combination Proposal or other Shareholder Proposals, or who elect to redeem, or indicate an intention to redeem, Public Shares; (b) execute agreements to purchase such shares from such holders in the future; and (c) enter into transactions with such holders and others to provide them with incentives to acquire Public Shares, vote their

Public Shares in favor of the Business Combination Proposal or other Shareholder Proposals or not redeem their Public Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of AAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the X-energy Members or our or their respective directors, officers, advisors, or affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.

The purpose of such share purchases and other transactions could be to increase the likelihood of: (a) satisfaction of the requirement that holders of a majority of the AAC Ordinary Shares, represented in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal; (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the AAC Class A and AAC Class B Ordinary Shares, voting together as a single class, represented in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal; (c) satisfaction of the requirement that holders of a majority of at least two-thirds of the AAC Ordinary Shares, represented in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Organizational Documents Proposal and the Cayman Charter Amendment Proposal at the extraordinary general meeting; and (d) otherwise limiting the number of Public Shares being redeemed.

Any such arrangements may have a depressive effect on the price of AAC Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may become more likely to sell the shares such investor or holder owns, prior to or immediately after the extraordinary general meeting). Such transactions could enable the persons described above to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. AAC’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination.”

Q.	What happens if I sell my AAC Ordinary Shares before the extraordinary general meeting?
A.	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the right to redeem such shares.
Q.	How can I vote my shares without attending the extraordinary general meeting?
A.	If you are a shareholder of record of AAC Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. If you are a beneficial owner of AAC Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.
Q.	May I change my vote after I have mailed my signed proxy card?
A.	Yes. Shareholders may send a later-dated, signed proxy card to AAC at AAC’s address set forth below so that it is received by AAC prior to the vote at the extraordinary general meeting (which is scheduled to take place on , 2023) or attend the extraordinary general meeting in person or virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to AAC, which must be received by AAC’s prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?
A.	If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and warrant holder of New X-energy. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and warrant holder of AAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the scheduled date of the extraordinary general meeting.
Q.	What happens if I vote against the Business Combination Proposal?
A.	If you vote against the Business Combination Proposal but the Business Combination Proposal still receives the requisite shareholder approval, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not receive the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension. If we fail to complete an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?
A.	Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to Continental, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2023 (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

In connection with the Domestication, holders of AAC Units, AAC Class A Ordinary Shares (including holders of AAC Class B Ordinary Shares that have their AAC Class B Ordinary Shares converted into AAC Class A Ordinary Shares in accordance with the Cayman Constitutional Documents) and AAC Warrants will receive shares of New X-energy Class A Common Stock and New X-energy Warrants, as the case may be, without needing to take any action. Accordingly, such holders should not submit any certificates relating to their AAC Units, AAC Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), AAC Class B Ordinary Shares or AAC Warrants.

Q.	What should I do if I receive more than one set of voting materials?
A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your AAC Ordinary Shares.
Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.	AAC will pay the cost of soliciting proxies for the extraordinary general meeting. AAC has engaged to assist in the solicitation of proxies for the extraordinary general meeting. AAC has agreed to pay a fee of $ , plus disbursements.

AAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of AAC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of AAC Class A Ordinary Shares and in obtaining voting instructions from those owners. AAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.	Where can I find the voting results of the extraordinary general meeting?
A.	The preliminary voting results are expected to be announced at the extraordinary general meeting. AAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Telephone:

(Banks and brokers can call:            )

Email:

You also may obtain additional information about AAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days prior to the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30 Floor

New York, New York 10004

Attention:

Email:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Shareholder Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to in this proxy statement/prospectus) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Parties to the Business Combination

AAC

AAC is a Cayman Islands exempted blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

AAC’s securities are traded on the NYSE under the ticker symbols “AAC,” “AAC.U” and “AAC WS.”

AAC’s principal executive offices are located at 245 Park Avenue, 44th Floor, New York, New York 10167 and its phone number is (310) 201-4100.

X-energy

X-Energy Reactor Company, LLC is a Delaware limited liability company formed on December 14, 2018. Based in Rockville, Maryland, X-energy is a leading developer of advanced SMRs and fuel technology for clean energy generation.

X-energy’s principal executive offices are located at 801 Thompson Avenue, Rockville, Maryland 20852 and its phone number is (301) 358-5600.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, AAC is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement. Copies of the Original Business Combination Agreement and the First Amendment to Business Combination Agreement are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. The Business Combination Agreement provides that, among other things, following the Domestication and the Recapitalization, New X-energy will: (i) acquire equity securities and become the managing member of X-energy OpCo; and (ii) issue voting equity securities with or without economic rights, as applicable, to the X-energy Members, in accordance with the terms and subject to the conditions of the Business Combination Agreement, resulting in a combined company organized in an Up-C structure in which substantially all of the assets and the business of the combined company will be held by X-energy OpCo, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination,” the AAC Board and the Special Committee concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO.

Organizational Structure

On December 5, 2022, AAC entered into the Original Business Combination Agreement with X-energy, as subsequently amended by the First Amendment to Business Combination Agreement, pursuant to which, among other things, subject to shareholder approval, following the Domestication, (a) New X-energy will acquire equity securities and become the managing member of X-energy OpCo; (b) Management LLC will contribute (i) all of its X-energy OpCo Common Units to New X-energy in exchange for an equal number of shares of New X-energy Class A Common Stock and (ii) all of its Earn Out Units for an equal number of Earn Out Shares; (c) each of the Series A Parties will contribute a portion of its X-energy OpCo Common Units to New X-energy in exchange for an equal number of shares of New X-energy Class D Common Stock; and (d) New X-energy will issue voting equity securities without economic rights to the X-energy Members, other than Management LLC and (with respect to a portion of their equity ownership in X-energy) the Series A Parties.

Our organizational structure following the completion of the Business Combination, as described herein, is commonly referred to as an umbrella partnership-C corporation (or Up-C) structure. This organizational structure will allow the X-energy Members, other than Management LLC, and (with respect to a portion of their equity ownership in X-energy) the Series A Parties, to retain their equity ownership in X-energy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of X-energy OpCo Common Units. Those investors who, prior to the Business Combination, held AAC Class A Ordinary Shares or AAC Class B Ordinary Shares will, by contrast, hold their equity ownership in New X-energy, which is a domestic corporation for U.S. federal income tax purposes. AAC believes that such X-energy Members will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. New X-energy expects to benefit from the Up-C structure in the form of generally retaining 15% of the cash tax savings derived from certain tax benefits that are the subject of the Tax Receivable Agreement that New X-energy may realize in connection with and after the Business Combination. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” of this proxy statement/prospectus.

In connection with the Business Combination, New X-energy, X-energy OpCo and the TRA Holders will enter into the Tax Receivable Agreement, pursuant to which, among other things, New X-energy will be required to pay to each TRA Holder 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” of this proxy statement/prospectus. Prior to and as a condition of the Closing, pursuant to the Domestication, AAC will change its jurisdiction of incorporation by domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal.”

Concurrently with the Domestication and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, including approval by AAC’s shareholders, AAC will adopt the Proposed Certificate of Incorporation which, among other things, will implement a revised capital structure providing:

●	shares of New X-energy Class A Common Stock having one vote per share and economic rights;
●	shares of New X-energy Class B Common Stock having one vote per share and no economic rights;
●	shares of New X-energy Class C Common Stock having ten votes per share and no economic rights; and
●	shares of New X-energy Class D Common Stock having ten votes per share and economic rights.

See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Upon the consummation of the Business Combination, it is expected that the X-energy Founder, by virtue of the X-energy Founder’s shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock, will hold approximately 92.7% of the total voting power of New X-energy on a fully diluted basis, assuming no redemptions, and will be able to control the election and removal of the directors of New X-energy and determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Certificate of Incorporation and Proposed By-Laws and other significant corporate transactions of New X-energy for so long as they retain significant ownership of New X-energy Class C Common Stock and New X-energy Class D Common Stock. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Domestication and the Business Combination — Following the completion of the Business Combination, New X-energy’s principal stockholders and management will exert significant influence over New X-energy and their interests may be different from, or in addition to, your interests.”

The following diagrams illustrate in simplified terms the current structure of AAC and X-energy and the expected structure of New X-energy immediately following the Closing. Voting and economic percentages are presented assuming no redemptions and exclude (i) 52,500,000 Earn Out Units issuable to X-energy Members, (ii) up to 8,828,282 Sponsor Retained Shares subject to earn-out and (iii) shares of New X-energy Class A Common Stock issuable upon the exercise of 20,000,000 Public Warrants and up to 8,560,759 Private Placement Warrants.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Business Combination Consideration

As a result of the Up-C structure, the Business Combination Consideration to be received by the X-energy Members (excluding the holders of any equity securities that by their terms will not convert into X-energy Common Units at or prior to the Closing) will be equal to the Aggregate Consideration, the Earn Out Units and, following consummation of the transactions contemplated by the Contribution Agreement (as defined below) (including the contribution of an equal number of Earn Out Units to AAC), the shares of New X-energy Class A Common Stock issued to Management LLC pursuant to the Contribution Agreement that will, following issuance, be subject to vesting and potential forfeiture on the same terms as the Earn Out Units (the “Earn Out Shares”). “Aggregate Consideration” means: (a) a number of X-energy OpCo Common Units equal to the quotient of (i) (x) the Base Purchase Price (as defined below) minus (y) the Non-Converted Securities Value (as defined below), divided by (ii) $10.00; and (b) an equivalent number of shares of New X-energy Common Stock. The class of such shares of New X-energy Common Stock, and whether such shares are issued (i) in addition to such X-energy OpCo Common Units (i.e., shares of New X-energy Class B Common Stock and New X-energy Class C Common Stock that are issued upon payment of the X-energy Subscription Amount (as defined below)) or (ii) in exchange for such X-energy OpCo Common Units pursuant to the terms of the Contribution Agreement (i.e., shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock that are issued in connection with the contribution of X-energy OpCo Common Units by the Additional Parties), is determined in accordance with the terms of the Business Combination Agreement.

Immediately prior to the Closing, X-energy will effectuate the Recapitalization whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy OpCo Common Units and Earn Out Units.

At the Closing:

(a)	New X-energy will issue or cause to be issued: (i) to the X-energy Members (other than the X-energy Founders) a number of shares of New X-energy Class B Common Stock and a number of shares of New X-energy Class C Common Stock to the X-energy Founders, in each case in exchange for payment of adequate consideration pursuant to individual subscription agreements to be entered into between each X-energy equityholder and New X-energy; (ii) 12,525,632 shares of New X-energy Class A Common Stock and 4,105,093 Earn Out Shares to Management LLC, to be issued pursuant to a contribution agreement in form and substance reasonably satisfactory to AAC, X-energy and the Additional Parties; and (iii) a number of shares of New X-energy Class D Common Stock to each Series A Party to be issued pursuant to the Contribution Agreement;
(b)	New X-energy will contribute to X-energy OpCo, an amount in cash (the “Available Closing Cash”) equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Trust Account, less (i) amounts required for the redemptions of Public Shares by Public Shareholders and (ii) transaction expenses of X-energy and AAC, plus (b) the aggregate proceeds, if any, actually received by AAC or New X-energy from the sale of shares of New X-energy Class A Common Stock, one or more series of preferred stock, or convertible debt securities in a private placement consummated prior to or substantially concurrently with the Closing (the “PIPE Investment”), plus (c) all other cash and cash equivalents of New X-energy, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, plus (d) the aggregate X-energy Subscription Amount in exchange for (x) a number of X-energy OpCo Common Units equal to the total number of shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock outstanding as of the Closing; (y) a number of X-energy OpCo Warrants equal to the number of New X-energy Warrants outstanding as of the Closing; and (z) if applicable, a number of securities issued by X-energy to AAC having terms and provisions substantially similar to the terms and provisions of any equity or equity-linked securities (other than New X-energy Class A Common Stock) that are issued by AAC at the Closing in connection with the PIPE Investment (the “Alternative Financing Securities”) equal to the number of corresponding Alternative Financing Securities outstanding as of the Closing; and
(c)	New X-energy will automatically be admitted as the managing member of X-energy OpCo in accordance with the terms of the fifth amended and restated limited liability company agreement of X-energy OpCo to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex G (as defined below) (the “Fifth A&R Operating Agreement”).

As part of the Recapitalization, the 52,500,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event I occurs; and (ii) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event II occurs. If, following the Closing Date and prior to the third anniversary of the Closing, there is a Change of Control (as defined in the Business Combination Agreement), then Triggering Event I and Triggering Event II shall be deemed to occur and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy.

If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, Triggering Event I or Triggering Event II, as applicable, will be deemed to have occurred and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy.

Each X-energy OpCo Common Unit, when paired with one share of New X-energy Class B Common Stock or one share of New X-energy Class C Common Stock, will be exchangeable, in tandem with the cancellation of the paired share of New X-energy Class B

Common Stock or share of New X-energy Class C Common Stock, for one share of New X-energy Class A Common Stock. After the expiration of the Lock-Up Period, holders of X-energy OpCo Common Units will be permitted to exchange such X-energy OpCo Common Units (along with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock) for shares of New X-energy Class A Common Stock on a one-for-one basis pursuant to the Fifth A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of New X-energy (determined by a majority of the directors of New X-energy who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Upon the vesting of any Earn Out Units, New X-energy will issue to each applicable X-energy Member an equal number of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable, in exchange for the payment to New X-energy of a per-share price equal to the par value per share of the New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the parties to the Business Combination Agreement of certain customary closing conditions, including, among others: (i) the approval of the Business Combination and related agreements and transactions by the respective shareholders of AAC; (ii) the completion of the Domestication; (iii) the performance by each of AAC and X-energy, in all material respects all of their respective obligations and covenants under the Business Combination Agreement; and (iv) the Available Closing Cash being no less than an amount (not less than zero) equal to (a) $120,000,000 minus (b) the aggregate amounts actually funded in connection with any Permitted Financing. For more information, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For more information, see “Business Combination Proposal — Related Agreements.”

A&R Registration Rights Agreement

At the Closing, AAC, the Sponsor, certain X-energy Members, AAC’s independent directors and the Series C-2 Investors will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor, such X-energy Members and AAC’s independent directors will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New X-energy that they will hold following the Business Combination.

Member Support Agreement

Concurrently with the execution and delivery of the Original Business Combination Agreement, AAC, X-energy, and certain X-energy Members (the “X-energy Support Parties”) entered into a Member Support Agreement pursuant to which the X-energy Support Parties generally agreed to, among other things, vote (or act by written consent) to approve and adopt the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Recapitalization, in each case, subject to the terms and conditions of the Member Support Agreement.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Original Business Combination Agreement, the AAC Support Parties and X-energy entered into the Original Sponsor Support Agreement, as subsequently amended by the First Amendment to Sponsor Support Agreement, pursuant to which the AAC Support Parties agreed to, among other things: (i) vote (or act by written consent) and approve the Business Combination Agreement and the consummation of the transactions contemplated thereby, including in favor of each Shareholder Proposal; and (ii) to waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into AAC Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions of the Sponsor Support Agreement. If at any time following the Signing Date and until the termination of the Business Combination Agreement, the AAC Board or the Special Committee effects a Modification in Recommendation (as defined below), then the obligations to vote or consent in accordance with the foregoing clauses (i)-(ii), (a) with respect to each of AAC’s independent directors, shall cease to apply and each of AAC’s independent directors shall be expressly permitted to vote or provide consent in respect of their respective AAC Ordinary Shares in their sole discretion; and (b) with respect to the Sponsor, shall automatically be deemed to be modified such that the Sponsor will vote or provide its consent with respect to its Founder Shares in the same proportion to the votes cast or consent provided, as applicable, of AAC’s public shareholders. In connection with the Sponsor Support Agreement, X-energy agreed to indemnify each of the AAC Support Parties from and against certain liabilities incurred by an AAC Support Party arising out of certain third-party actions relating to the AAC Support Parties’ entry into the Sponsor Support Agreement and compliance with the obligations thereof for a period of six years after the Closing.

Pursuant to the Sponsor Support Agreement, effective immediately prior to the Domestication (and contingent upon the Domestication and the Closing), each AAC Support Party will surrender to AAC for cancellation and for no consideration such AAC Support Party’s Pro Rata Share of the Sponsor Surrendered Shares and the Sponsor Surrendered Warrants (the “Sponsor Surrendered Securities”).

In addition, pursuant to the Sponsor Support Agreement, during the Earn Out Period, the Sponsor Earn Out Securities held by the AAC Support Parties will vest as follows: (i) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share if, within the Earn Out Period, Sponsor Earn Out Triggering Event I occurs; and (ii) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share, if, within the Earn Out Period, Sponsor Earn Out Triggering Event II occurs. If, following the Closing and prior to the third anniversary of the Closing, there is a Change of Control, then Sponsor Earn Out Triggering Event I and Sponsor Earn Out Triggering Event II shall be deemed to occur and the Sponsor Earn Out Securities shall vest. If a Change of Control occurs following the third anniversary of the Closing and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $15.00, respectively, then immediately prior to the consummation of such Change of Control, Sponsor Earn Out Triggering Event I or Sponsor Earn Out Triggering Event II, as applicable, will be deemed to have occurred and the Sponsor Earn Out Securities shall vest. The per share price received by the holders of New X-energy Class A Common Stock shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such New X-energy Class A Common Stock, as determined in good faith by the New X-energy Board. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, including any dividend or distribution of securities convertible into New X-energy Class A Common Stock, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New X-energy Class A Common Stock occurring on or after the Closing.

Tax Receivable Agreement

In connection with the Business Combination, New X-energy will enter into the Tax Receivable Agreement with X-energy OpCo and the TRA Holders. The Tax Receivable Agreement will provide for the payment by New X-energy to the TRA Holders of 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. X-energy OpCo and its applicable subsidiaries will have an election under Section 754 of the Code in effect for each taxable year in which a redemption or exchange of X-energy OpCo Common Units in X-energy OpCo for shares of New X-energy Class A Common Stock or cash occurs. Assuming no material changes in the relevant tax law and that New X-energy earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, it is expected that the tax savings associated with the (i) Basis Adjustments, and (ii) Interest Deductions would aggregate to approximately $ 645.4 million over 20 years from the Signing Date based on a trading price of $10.00 per share trading price of New X-energy Class A Common Stock, and assuming all future redemptions or exchanges would occur one year after the Business Combination (inclusive of any day-one liabilities as a result of the Business Combination), at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, New X-energy would be required to pay approximately 85% of such amount, or approximately $ 548.6 million, over the 20-year period from the Signing Date, and New X-energy would benefit from the remaining 15% of the tax benefits or approximately $96.8 million. New X-energy will depend on cash contributions from X-energy OpCo to make payments under the Tax Receivable Agreement. Any payments made by New X-energy to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to New X-energy. For more information, see “The Business Combination Proposal — Related Agreements.”

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the AAC Support Parties and New X-energy will enter into the Sponsor Lock-Up Agreement, pursuant to which the AAC Support Parties and each of their respective permitted assigns will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing Date, (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Sponsor Lock-Up Shares (as defined in the Sponsor Lock-Up Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The Sponsor Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members and the exercise of certain stock options and warrants.

X-energy Lock-Up Agreement

At the Closing, New X-energy and the Lock-Up Holders will enter into the X-energy Lock-Up Agreement, pursuant to which the Lock-Up Holders will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to the X-energy Lock-up Shares (as defined in the X-energy Lock-Up Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any X-energy Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The X-energy Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members and the exercise of certain stock options and warrants.

Fifth A&R Operating Agreement

In connection with the Business Combination, X-energy will amend and restate its limited liability company agreement by adopting the Fifth A&R Operating Agreement, in substantially the form attached as Annex G hereto. The Fifth A&R Operating Agreement will (i) permit the issuance and ownership of the post-Recapitalization equity of X-energy as contemplated by the Business Combination Agreement and (ii) admit New X-energy as the managing member of X-energy. The X-energy Members will control New X-energy immediately after the Closing by virtue of their ownership of New X-energy Class B Common Stock, New X-energy Class C Common Stock, and New X-energy Class D Common Stock, as applicable.

Commitment Letter

On December 5, 2022, AAC and X-energy entered into the Commitment Letter with the PIPE Investor, pursuant to which, among other things, (i) the PIPE Investor has committed that it or its affiliated vehicles or designees purchase in a private placement, to close immediately prior to the Closing, up to 45,000 shares of Series A Preferred Stock at a purchase price of $1,000.00 per share, resulting in gross proceeds to AAC of up to $45.0 million, as such amounts may be reduced pursuant to the Commitment Letter (the “PIPE Commitment”). The PIPE Commitment will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by AAC from the PIPE Investment (including any amount actually funded pursuant to the Commitment Letter); plus (C) the aggregate amount actually funded to X-energy in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Any such reduction in the PIPE Commitment shall be applied to reduce the PIPE Investor’s obligation under the Commitment Letter. In no event shall any reduction to the PIPE Commitment exceed $25.0 million in the aggregate. X-energy and the PIPE Investor may also mutually agree to reduce the amount of the PIPE Commitment. If AAC enters into subscription or similar agreements with one or more Other Investors pursuant to which the Other Investors agree to purchase Alternative Securities substantially concurrently with the Closing, then the obligations of the PIPE Investor under the PIPE Commitment will be null and void. In such event, the PIPE Investor will enter into an Alternative Securities Subscription Agreement on the same terms and conditions as the Other Investors to purchase Alternative Securities having an aggregate purchase price of up to $45,000,000. However, if such Other Investors are solely comprised of Persons that have also entered into, or are contemplated to enter into, commercial arrangements with X-energy or AAC, then the PIPE Investor will have the right, but not the obligation, to enter into an Alternative Securities Subscription Agreement to purchase Alternative Securities having an aggregate purchase price of $45,000,000 (as such amounts may be reduced pursuant to the terms of the Commitment Letter). If the PIPE Investor elects not to enter into the Alternative Securities Subscription Agreement pursuant to the foregoing, then the obligations of the PIPE Investor under the PIPE Commitment shall continue in full force and effect.

An investor vehicle affiliated with Ares (the “Guarantor”) has provided X-energy with a limited guaranty in favor of X-energy, dated as of the Signing Date, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter. For more information, see “The Business Combination Proposal — Related Agreements — Commitment Letter.”

First Extension

AAC’s IPO prospectus and Existing Memorandum provided that AAC had until February 4, 2023 (the date which was 24 months after the consummation of the IPO) to complete an initial business combination. On February 2, 2023, AAC held an extraordinary general meeting of shareholders, and the AAC shareholders voted to approve a proposal to amend the Existing Memorandum to extend the date by which AAC has to consummate an initial business combination from February 4, 2023 to August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents. In connection with the approval of the First Extension, AAC shareholders elected to redeem an aggregate of 53,002,919 Ordinary Shares, for which AAC paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

Extension Promissory Note

On January 26, 2023, the Sponsor agreed to make monthly deposits to the Trust Account of $0.03 for each outstanding Class A ordinary share, up to a maximum of $1.2 million per month (each deposit, a “Contribution”) following the approval and implementation of the First Extension. Such Contributions will be made pursuant to the Extension Promissory Note. Such Contributions, which will be paid monthly (or a pro rata portion thereof if less than a full month), began on February 3, 2023, and thereafter were or will be paid on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day) until the earlier of (i) the consummation of a business combination, and (ii) August 4, 2023 (or any earlier date of termination, dissolution or winding up of AAC in accordance with its Cayman Constitutional Documents or as otherwise determined in the sole discretion of the AAC Board) (the earlier of (i) and (ii), the “Extension Note Maturity Date”). The Extension Promissory Note does not bear any interest and is repayable by AAC to the Sponsor upon the Extension Note Maturity Date. The Extension Note Maturity Date may be accelerated upon the occurrence of certain events of default. Any outstanding principal under the Extension Promissory Note may be prepaid at any time by AAC at its election and without penalty.

The Domestication Proposal

As a condition to Closing pursuant to the terms of the Business Combination Agreement, the AAC Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved by AAC’s shareholders, will authorize a change of AAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while AAC is currently governed by the Companies Act, upon the Domestication, New X-energy will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, AAC encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Prior to the Domestication, in accordance with the Cayman Constitutional Documents, each AAC Class B Ordinary Share then issued and outstanding will convert, on a one-for-one basis, into one AAC Class A Ordinary Share. In connection with the Domestication, (a) each AAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one, basis into one share of New X-energy Class A Common Stock, (b) each AAC Warrant will be automatically converted into a New X-energy Warrant on the same terms as the AAC Warrants, and (c) each AAC Unit issued and outstanding will automatically be canceled and each holder thereof will be entitled, per AAC Unit, to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant. No fractional New X-energy Warrants will be issued in the process described in clause (c).

For additional information, see “The Domestication Proposal” of this proxy statement/prospectus.

The Stock Issuance Proposal

AAC’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Additionally, under Section 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of AAC.

The aggregate number of shares of New X-energy Class A Common Stock, New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock that New X-energy will issue in connection with the Business Combination and that will be issuable in connection with the conversion of (a) the Series C-2 Notes and (b) the Series A Preferred Stock, if any, will exceed 20% of both the voting power and the shares of New X-energy Class A Common Stock outstanding before such issuance and may result in a change of control of AAC. For these reasons, AAC is seeking the approval of AAC shareholders for the issuance of (i) up to 45,000 shares of Series A Preferred Stock; (ii) up to an estimated 4,500,000 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock, if any; (iii) up to an estimated 13,309,712 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series C-2 Notes; (iv) up to an estimated 16,724,642 shares of New X-energy Class B Common Stock to the X-energy Members other than the X-energy Founder; (v) up to an estimated 130,939,935 shares of New X-energy Class C Common Stock to the X-energy Founder; (vi) up to an estimated 6,500,000 shares of New X-energy Class D Common Stock to the X-energy Founder; and (vii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements we may enter into prior to Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposal.”

The Cayman Charter Amendment Proposal

AAC is proposing that AAC’s shareholders approve, by special resolution, the Cayman Charter Amendment Proposal in connection with the amendments to the Existing Memorandum. The AAC Board and Special Committee have unanimously approved the Cayman Charter Amendment Proposal and believe such amendments are advisable to permit the sequence of transactions contemplated by the Business Combination. Approval of the Cayman Charter Amendment Proposal is not a condition to the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Cayman Charter Amendment Proposal.”

The Organizational Documents Proposal

AAC is proposing that AAC’s shareholders approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The AAC Board and the Special Committee have unanimously approved the Organizational Documents Proposal and believe such proposal is necessary to adequately address the needs of New X-energy following the Closing. Approval of the Organizational Documents Proposal is a condition to the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposal.”

The Advisory Organizational Documents Proposals

AAC is proposing that AAC’s shareholders approve by special resolution on a non-binding advisory basis seven separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The AAC Board and the Special Committee have unanimously approved the Advisory Organizational Documents Proposals and believe such proposals are necessary to adequately address the needs of X-energy after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the Closing.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

Advisory Organizational Documents Proposal 6A — Under the Proposed Organizational Documents, New X-energy would be authorized to issue (A)           shares of New X-energy Class A Common Stock, (B)           shares of New X-energy Class B Common Stock, (C)           shares of New X-energy Class C Common Stock, (D)           shares of New X-energy Class D Common Stock and (E)      shares of New X-energy Preferred Stock, each with a par value of $0.0001 per share.

Advisory Organizational Documents Proposal 6B — The Proposed Organizational Documents would authorize a multiple class common stock structure pursuant to which the holders of New X-energy Class A Common Stock and New X-energy Class B Common Stock will be entitled to one vote per share and holders of New X-energy Class C Common Stock and New X-energy Class D Common Stock will be entitled to ten votes per share.

Advisory Organizational Documents Proposal 6C — The Proposed Organizational Documents would adopt a provision providing that each outstanding share of New X-energy Class C Common Stock shall automatically convert into one share of New X-energy Class B Common Stock and each outstanding share of New X-energy Class D Common Stock shall automatically convert into one share of New X-energy Class A Common Stock upon the earliest to occur of (i) the date that is ten years from the effectiveness of the Proposed Certificate of Incorporation and (ii) the first date when the Permitted Class C Owners and the Permitted Class D Owners (as defined in the Proposed Certificate of Incorporation) collectively cease to own, in the aggregate, at least 25.0% of the number of shares of New X-energy Class C Common Stock collectively held and New X-energy Class D Common Stock issued and held by the Permitted Class C Owners and the Permitted Class D Owners (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New X-energy Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) by them as of immediately following the Closing.

Advisory Organizational Documents Proposal 6D — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the U.S. as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Advisory Organizational Documents Proposal 6E — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the voting power of the outstanding New X-energy Common Stock to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation, other than Articles I (Name), II (Registered Address), and III (Nature of Business), which would require the affirmative vote of at least a majority of the voting power of the outstanding New X-energy Common Stock, voting together as a single class.

Advisory Organizational Documents Proposal 6F — The Proposed Organizational Documents would permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least two-thirds of the total voting power of all then-outstanding shares of New X-energy.

Advisory Organizational Documents Proposal 6G — The Proposed Organizational Documents would provide that for so long as New X-energy qualifies as a controlled company under applicable NYSE rules, any action required or permitted to be taken by the holders of New X-energy Common Stock may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL. From and after the date that New X-energy ceases to qualify as a controlled company, the Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

The Incentive Plan Proposal

AAC is proposing that its shareholders approve by ordinary resolution the New X-energy Incentive Plan, which will become effective upon the Closing. The New X-energy Incentive Plan will be used by New X-energy to compensate employees and other service providers following the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal.”

The Director Election Proposal

AAC is proposing that its shareholders approve, effective upon the Closing of the Business Combination, the election of           directors to serve staggered terms on the New X-energy Board until the 2024, 2025 and 2026 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize AAC to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved), the AAC Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on       , 2023 at       , Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and virtually via live webcast at        . Shareholders may attend and vote in person or virtually by visiting           and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by         at        . To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of AAC Shares:

●	If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.
●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

AAC’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned AAC Class A Ordinary Shares at the close of business on       , 2023, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each AAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. AAC Warrants do not have voting rights. At the close of business on the Record Date, there were         AAC Class A Ordinary Shares outstanding, of which        were Public Shares, with the rest being held by the Sponsor.

Quorum and Vote of AAC Shareholders

A quorum of AAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person, virtually or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

As of the Record Date for the extraordinary general meeting,         AAC Class A Ordinary Shares would be required to achieve a quorum.

The Sponsor and AAC’s independent directors have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor and AAC’s independent directors own approximately    % of the issued and outstanding AAC Class A Ordinary Shares. As a result, AAC would need only      , or approximately      %, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted).

The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Domestication Proposal — The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Cayman Charter Amendment Proposal — The approval of the Cayman Charter Amendment Proposal require a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
●	Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through AAC Units and elect to separate your AAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;
(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that New X-energy redeem all or a portion of your Public Shares for cash; and
(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on        , 2023 (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Each AAC Unit issued and outstanding immediately prior to the Domestication will automatically be canceled and each holder thereof will be entitled, per AAC Unit, to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, New X-energy will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the Closing. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of AAC — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO.

Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to, among other things, vote in favor of the Business Combination, regardless of how the Public Shareholders vote. As of the Record Date, the Sponsor owns    % of the issued and outstanding AAC Class A Ordinary Shares.

Holders of the Public Warrants will not have redemption rights with respect to the Public Warrants.

Appraisal Rights

AAC’s shareholders and holders of Public Warrants do not have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. AAC has engaged        to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person or virtually if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of AAC — Revoking Your Proxy.”

Certain Interests of AAC’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the AAC Board and the Special Committee in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, AAC’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of AAC’s shareholders and holders of Public Warrants generally.

In particular:

●	the Sponsor (and certain of AAC’s officers and directors who are members of the Sponsor), purchased 25,000,000 AAC Class B Ordinary Shares for $25,000. All of AAC’s officers and directors have a direct or indirect economic interest in such shares. Subsequent to the initial purchase of the AAC Class B Ordinary Shares by the Sponsor, the Sponsor transferred 50,000 AAC Class B Ordinary Shares to each of AAC’s independent directors at a nominal purchase price of $0.003 per AAC Class B Ordinary Share prior to the closing of AAC’s IPO. The Sponsor will hold 13,957,759 AAC Class B Ordinary Shares as a result of the redemptions by the AAC shareholders in connection with the approval of the First Extension and pursuant to the Sponsor Support Agreement under which the Sponsor forfeits AAC Class B Ordinary Shares as a result of redemptions by AAC shareholders. The 13,957,759 shares of New X-energy Class A Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $ million based upon the closing price of $ per AAC Class A Ordinary Share on the NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of New X-energy Class A Common Stock will be subject to lock-up restrictions, we believe such shares have less value.
●	the Sponsor purchased 15,333,333 Private Placement Warrants for $23,000,000, or $1.50 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. Certain of AAC’s officers and directors have a direct or indirect economic interest in such Private Placement Warrants. The Sponsor will hold 8,560,759 Private Placement Warrants as a result of the redemptions by the AAC shareholders in connection with the approval of the First Extension and pursuant to the Sponsor Support Agreement under which the Sponsor forfeits Private Placement Warrants as a result of redemptions by AAC shareholders. The 8,560,759 New X-energy Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $ million based upon the closing price of $ per Public Warrant on NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such New X-energy Warrants will be subject to lock-up restrictions, we believe such warrants have less value.
●	given the differential between the purchase price that the Sponsor paid for the AAC Class B Ordinary Shares and the price of the AAC Class A Ordinary Shares included in the AAC Units, the Sponsor may earn a positive rate of return on its investment even if the shares of New X-energy Class A Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.
●	the Sponsor will lose its entire investment in us if we do not complete a business combination by August 4, 2023 (or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents) or obtain an additional Extension. If we do not consummate a business combination by such date, we would: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (earned on the funds held in the Trust Account and not previously released to AAC (less taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as AAC shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining AAC shareholders and the AAC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 25,000,000 AAC Class B Ordinary Shares purchased by our Sponsor for $25,000 would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 15,333,333 Private Placement Warrants that the Sponsor paid $23,000,000 to purchase will expire worthless.
●	on December 5, 2022, the PIPE Investor committed to purchase in a private placement immediately prior to the Closing, up to 45,000 shares of Series A Preferred Stock of New X-energy for a purchase price of $1,000 per share pursuant to the terms of the PIPE Commitment, or shares of Alternative Securities, resulting in gross proceeds to AAC of up to $45,000,000 (subject to reduction in accordance with the terms of the Commitment Letter). The shares of Series A Preferred Stock will be convertible into shares of New X-energy Class A Common Stock at $10.00 per share, subject to customary anti-dilution adjustments. Such shares if unrestricted and freely tradable, would have an aggregate market value of approximately $ million based upon the closing price of $ per AAC Class A Ordinary Share on the NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The PIPE Investor has provided X-energy with a limited guaranty in favor of X-energy, dated December 5, 2022, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter.
●	the PIPE Investor, an affiliate of Ares, purchased $30,000,000 of X-energy’s Series C-2 Notes pursuant to the Series C-2 Securities Purchase Agreement, dated the Signing Date. Pursuant to such investment, the PIPE Investor will be entitled to designate for nomination to the New X-energy Board two directors.
●	AAC’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or AAC Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.
●	the AAC Support Parties and AAC’s other officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the AAC Ordinary Shares (other than AAC Class A Ordinary Shares issued as part of the AAC Units) held by them if AAC fails to complete the Business Combination by August 4, 2023.
●	the Sponsor and AAC’s officers and directors will lose their entire investment in AAC and will not be reimbursed for loans extended, fees due or out-of-pocket expenses if the Business Combination is not consummated by August 4, 2023 (or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents). As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and AAC’s officers and directors are awaiting reimbursement.
●	if the Trust Account is liquidated, including in the event AAC is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify AAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per AAC Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which AAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AAC, but only if such a vendor or target business has not executed a waiver of all rights to seek access to the Trust Account.
●	our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six years after the Business Combination.
●	in connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to AAC, provided that the Sponsor may elect to convert up to $1,500,000 of loans into warrants at the Closing at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loan, but no proceeds held in the Trust Account would be used to repay the working capital loan. As of the date of this proxy statement/prospectus, approximately $2,100,000 was outstanding under such working capital loan.
●	on February 2, 2023, AAC held an extraordinary general meeting of shareholders, where the AAC shareholders voted to approve the First Extension. In connection with the First Extension, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each AAC Class A Ordinary Share, up to a maximum of $1.2 million per month until the Extension Note Maturity Date. Such contributions will be made pursuant to the Extension Promissory Note. The Extension Promissory Note will not bear any interest, and will be repayable by AAC to the Sponsor upon the Extension Note Maturity Date. In the event that the proposed Business Combination does not close, AAC may use a portion of proceeds held outside the Trust Account to repay this loan, but no proceeds held in the Trust Account would be used to repay this loan.
●	pursuant to the A&R Registration Rights Agreement, AAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New X-energy Class A Common Stock and New X-energy Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and AAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that that may be viewed as sub-optimal by Public Shareholders. In the aggregate, the Sponsor and its affiliates have a maximum of $159 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $144.0 million representing the value of the Founder Shares held by the Sponsor (assumes a share price of approximately $10.32 as of March 31, 2023), (b) $12.8 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.50 per warrant purchase price) and (c) $2.1 million representing the working capital loans extended by the Sponsor.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which AAC and the Sponsor believe improved the volume and quality of opportunities that were available to AAC. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Cayman Constitutional Documents provide that AAC renounces its interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of AAC and is an opportunity that AAC is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. AAC is not aware of any such conflict or opportunity being presented to any founder, director or officer of AAC nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target. The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of AAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

For additional information see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination.”

Regulatory Matters

Neither AAC nor X-energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business

Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of AAC

The AAC Board and the Special Committee believe that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AAC’s shareholders and unanimously recommend that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Cayman Charter Amendment Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such person may believe is in the best interests of AAC and its shareholders and what such person may believe is best for such person in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination.”

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. The first table assumes that none of the Public Shareholders exercise their redemption rights. The second table assumes that Public Shareholders exercise their redemption rights with respect to 46,997,081 AAC Class A Ordinary Shares outstanding as of March 31, 2023, representing the maximum amount of Public Shares that can be redeemed. Where actual amounts are not known or knowable, the figures below represent X-energy’s good faith estimates based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, actual amounts will be different from those below.

Estimated Sources and Uses (No Redemptions)

Sources		Uses
	($in millions)		($in millions)
AAC’s Cash-in-Trust(1)	$485	X-energy Equity Rollover	$1,697
Series C-2 Investment	103	Cash to Balance Sheet	515
PIPE Investment	20	Estimated Transaction Fees	93
X-energy Equity Rollover	1,697
Total sources	$2,305	Total uses	$2,305

Estimated Sources and Uses (Maximum Redemptions)

Sources		Uses
	($in millions)		($in millions)
AAC’s Cash-in-Trust(1)	$0	X-energy Equity Rollover	$1,697
Series C-2 Investment	103	Cash to Balance Sheet	66
PIPE Investment	45	Estimated Transaction Fees	82
X -Energy Equity Rollover	1,697
Total sources	$1,845	Total uses	$1,845
(1)	As of March 31, 2023.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations.”

Summary Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25. In particular, such risks include, but are not limited to, the following:

●	AAC’s shareholders will experience dilution due to the issuance of shares of New X-energy Common Stock and securities convertible into the shares of New X-energy Common Stock to the X-energy Members as consideration in the Business Combination and the issuance to the X-energy Members of securities entitling them to a significant voting stake in New X-energy.
●	The ability of AAC’s Public Shareholders to exercise redemption rights with respect to the Public Shares may prevent AAC from completing the Business Combination or optimizing its capital structure.
●	We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. Continued full funding of, and any upward adjustments to funding available under, the ARDP are subject to future government appropriations and continued political support. As of March 31, 2023, the U.S. government has awarded $1.2 billion of funding to us under the ARDP. While this amount is expected to cover our ARDP costs for multiple years, due to cost increases resulting from inflationary pressures and other factors, we will need the amount to be meaningfully increased. The termination of, or failure to fully fund, the ARDP, or our failure to timely secure upward adjustments in ARDP funding to cover actual costs could have a material, adverse impact on our business prospects, financial condition, results of operations and cash flows and may result in a more limited ARDP fuel facility development, changes to project development timelines, or other commercial changes to the ARDP project. Further, our inability to timely secure increases to our ARDP funding could harm our relationship with our partner and materially and adversely affect our business prospects.
●	The NYSE may delist AAC’s or New X-energy’s securities from trading on its exchange, which could limit investors’ ability to make transactions in AAC’s or New X-energy’s securities and subject AAC or New X-energy to additional trading restrictions.
●	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
●	Because AAC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
●	New X-energy will be a “controlled company” within the meaning of NYSE listing standards and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
●	The market values of growth-oriented and early stage companies, including X-energy, may be more volatile than other securities and may involve special risks.
●	We have not yet delivered the Xe-100 or any other SMR to customers and have not achieved final investment decisions for the purchase or deployment of any of our reactors, and we do not carry insurance coverage for, or have performance guarantees fully backstopping the risks associated with the Xe-100 or all of its components. Other than contractual protections provided by our vendors for certain components and systems, we have not employed other risk sharing structures to mitigate all risks associated with the delivery and performance of any of our reactors. Any delays or setbacks we may experience during our first commercial delivery planned for 2029 and other demonstration and commercial missions or failure to obtain final investment decisions could have a material adverse effect on our business prospects, financial condition, results of operation and cash flows, and could harm our reputation.
●	We will depend on pre-sales revenue to fund our demonstration, corporate growth and commercial development. Any delays in the development and manufacture of our SMRs and related technology may adversely impact our business and financial condition.
●	The market for SMRs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

●	If we are unable to access HALEU, our ability to manufacture TRISO-X fuel will be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. Historically, Russia has been a significant global supplier of HALEU, but due to the ongoing war in Ukraine and associated U.S. sanctions imposed on Russia, we are highly dependent on the U.S. government for access to HALEU.
●	Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.
●	We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the Xe-100 and Xe-Mobile. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.
●	Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Were we not to be able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.
●	We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.
●	Our business is subject to the policies, priorities, regulations, mandates and funding levels of multiple governmental entities and may be negatively or positively impacted by any change thereto.
●	Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.
●	The Xe-100 and Xe-Mobile designs have not yet been approved or licensed for use at any site by the NRC or the Canadian Nuclear Safety Commission, and approval or licensing of these designs is not guaranteed.
●	In order to fulfill our business plan, we will require additional funding. To the extent we require additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding.
●	Our principal asset after the completion of the Business Combination will be our interest in X-energy OpCo, and, accordingly, we will depend on distributions from X-energy OpCo to pay our taxes and expenses, including payments under the Tax Receivable Agreement, and to pay dividends. X-energy OpCo’s ability to make such distributions may be subject to various limitations and restrictions.
●	The Tax Receivable Agreement with the TRA Holders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.
●	Our Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.
●	Our shareholders may be held liable for claims by third parties against AAC to the extent of distributions received by them upon redemption of their shares.
●	The terms of the AAC Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.
●	Your unexpired New X-energy Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you.
●	If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the AAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

Summary Historical Financial Information of AAC

AAC is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

AAC’s statement of operations data for the three months ended March 31, 2023 and the three months ended March 31, 2022 and balance sheet data as of March 31, 2023, are derived from AAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. AAC’s statement of operations data for the year ended December 31, 2022 and balance sheet data as of December 31, 2022 are derived from AAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with AAC’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AAC” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of AAC.

	For the three months ended March 31, 2023	For the three months ended March 31, 2022	For the year ended December 31, 2022

General and administrative expenses	$3,910,654	$413,517	$7,342,712
Loss from operations	(3,910,654)	(413,517)	(7,342,712)
Other income (expense):
Investment income on investments held in Trust Account	8,189,192	330,519	13,097,713
Change in fair value of warrant liabilities	(14,617,400)	17,146,154	15,228,589
Total other income (expense)	(6,428,208)	17,476,673	28,326,302
Net income (loss)	$(10,338,862)	$17,063,156	$20,983,590

Basic and diluted weighted average shares outstanding of Class A ordinary shares	73,498,541	100,000,000	100,000,000
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.10)	$0.14	$0.17
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,000,000	25,000,000	25,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.10)	$0.14	$0.17

Balance Sheet Data:	March 31, 2023	December 31, 2022
Total assets	$485,037,910	$1,013,478,050
Total liabilities	$82,035,513	$61,151,627
Working capital deficit	$15,805,076	$9,580,135
Total shareholders’ deficit and Class A ordinary shares subject to possible redemption	$403,002,397	$952,326,423
Total shareholders’ deficit	$81,798,409	$60,956,068

Summary Historical Financial Information of X-energy

The summary historical financial information for X-energy presented below for the years ended December 31, 2022 and 2021, and the summary balance sheets as of December 31, 2022 and 2021 have been derived from X-energy’s audited financial statements included elsewhere in this proxy statement/prospectus.

The summary historical financial information presented below as of March 31, 2023 and for the three-month periods ended March 31, 2023 and 2022 have been derived from X-energy’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with X-energy’s audited financial statements. In the opinion of X-energy’s management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected of the full year or any future period.

The summary information in the following tables should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of X-energy” and X-energy’s financial statements and related notes included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2023	2022	2022	2021

	($ in thousands, except unit and per unit amounts)
Consolidated Statements of Operations
Revenues	$29,086	$27,694	$104,894	$76,984
Operating expenses
Direct costs	42,423	36,085	147,449	107,520
Selling, general and administrative	18,560	10,894	57,643	29,020
Research and development	860	841	2,680	1,238
Total operating expenses	61,843	47,820	207,772	137,778
Operating loss	(32,757)	(20,126)	(102,878)	(60,794)
Other expense
Interest expense	(5,669)	(441)	(11,814)	(2,455)
Other expense, net	(10,535)	255	(7,548)	(812)
Total other expense, net	(16,204)	(186)	(19,362)	(3,267)
Net loss	$(48,961)	$(20,312)	$(122,240)	$(64,061)
Net loss per unit
Basic and diluted	$(15.65)	$(6.49)	$(39.08)	$(1.20)
Weighted average common units outstanding
Basic and diluted	3,128,026	3,128,026	3,128,026	53,530,750
Other comprehensive income (loss)
Foreign currency translation adjustment	13	(27)	229	19
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	(929)	—	6,777	—
Comprehensive loss	$(49,877)	$(20,339)	$(115,234)	$(64,042)

	March 31,	December 31,
Balance Sheet Data	2023	2022

	($ in thousands)
Total assets	$126,680	$126,720
Total liabilities	273,581	223,437
Total mezzanine equity	319,790	319,790
Total members’ deficit	466,691	416,507

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, AAC will be treated as the “acquired” company for financial reporting purposes. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of X-energy and AAC are recognized at their carrying amounts on the date of the Business Combination. X-energy has been determined to be the predecessor to the combined entity.

The summary unaudited pro forma condensed combined balance sheet data as March 31, 2023 gives pro forma effect to the transactions as if they had occurred on March 31, 2023. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2023 and the twelve months ended December 31, 2022 give pro forma effect to the transactions as if they had been consummated on January 1, 2022.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of X-energy and related notes and the historical financial statements of AAC and related notes included in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.

The summary unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Transactions, as follows:

●	Assuming No Redemption — This scenario assumes that no AAC Class A Ordinary Shares are redeemed.
●	Assuming Maximum Redemption — This scenario assumes that 46,997,081 AAC Class A Ordinary Shares are redeemed for an aggregate payment of approximately $484.9 million from the Trust Account, based on the balance at March 31, 2023. At the time of the Business Combination, the aggregate capital raised from the Series C-2 Investors and PIPE Commitment will be sufficient to satisfy the minimum cash condition for the transaction.

If the actual facts are different than these assumptions, including as to the amount of AAC’s cash and net debt, then the maximum number of redemptions and the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

	Three Months Ended		Year Ended
	March 31, 2022		December 31, 2022
		Assuming		Assuming
	Assuming No	Maximum	Assuming No	Maximum
Pro Forma Condensed Combined Statement of Operations Data	Redemptions	Redemptions	Redemptions	Redemptions
Revenue	$29,086	$29,086	$104,894	$104,894
Net loss attributable to common stockholders	(21,481)	(11,261)	(47,426)	(24,863)
Net loss per share - basic and diluted	(0.25)	(0.32)	(0.56)	(0.71)
Weighted average common shares outstanding - basic and diluted	84,461,902	34,806,782	84,461,902	34,806,782

Comparative Historical and Unaudited Pro Forma Combined Per Share Information

The following table sets forth selected historical comparative share information for X-energy and AAC, and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

●	Assuming No Redemption — This scenario assumes that no AAC Class A Ordinary Shares are redeemed.
●	Assuming Maximum Redemption — This scenario assumes that 46,997,081 AAC Class A Ordinary Shares are redeemed for an aggregate payment of approximately $484.9 million from the Trust Account. At the time of the Business Combination, the aggregate capital raised from the Series C-2 Investors and PIPE Commitment will be sufficient to satisfy the minimum cash condition for the transaction.

The pro forma stockholders’ equity information reflects the Business Combination and related transactions as if they had occurred on March 31, 2023. The weighted average shares outstanding and net loss per share information for the three months ended March 31, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earlier period presented.

If the actual facts are different than these assumptions, including as to the amount of AAC’s cash and net debt, then the maximum number of redemptions and the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

This information is only a summary and should be read together with the historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of X-energy and related notes and historical financial statements of AAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of X-energy and AAC are derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of X-energy and AAC would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	X-energy	AAC		Maximum
As of and for the Three Months Ended March 31, 2023 (Unaudited)	(Historical)	(Historical)	No Redemptions	Redemptions
Stockholders’ equity (deficit)	$(466,691)	$(81,798)	$(60,612)	$(144,495)
Net income (loss) attributable to common stockholders	(48,961)	(10,339)	(21,481)	(11,261)
Common shares outstanding as of March 31, 2023 – basic and diluted(1)	3,128,026	46,997,081	84,461,902	34,806,782
Weighted average common shares outstanding – basic and diluted(1)	3,128,026	73,498,541	84,461,902	34,806,782
Stockholders’ equity (deficit) per share – basic and diluted(1)	(149.20)	(1.74)	(0.72)	(4.15)
Net income (loss) per share attributable to common stockholders – basic and diluted(1)	(15.65)	(0.10)	(0.25)	(0.32)

			Combined Pro Forma
	X-energy	AAC		Maximum
As of and for the Year Ended December 31, 2022 (Unaudited)	(Historical)	(Historical)	No Redemptions	Redemptions
Net income (loss) attributable to common stockholders	$(122,240)	$20,983	$(47,426)	$(24,863)
Weighted average common shares outstanding – basic and diluted(1)	3,128,026	100,000,000	84,461,902	34,806,782
Net income (loss) per share attributable to common stockholders – basic and diluted(1)	(39.08)	0.17	(0.56)	(0.71)
(1)	Share and per share information for AAC includes AAC Class A Ordinary Shares subject to possible redemption.

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New X-energy’s business, financial condition and results of operations. If any of the events described below occur, New X-energy’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New X-energy’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of AAC and X-energy.

Risks Related to the Domestication and the Business Combination

AAC’s shareholders will experience dilution due to the issuance of shares of New X-energy Common Stock and securities convertible into the shares of New X-energy Common Stock to the X-energy Members as consideration in the Business Combination and the issuance to the X-energy Members of securities entitling them to a significant voting stake in New X-energy.

Based on X-energy’s and AAC’s current capitalization (and the assumptions described under the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), AAC anticipates the total maximum number of shares of New X-energy Common Stock expected to be outstanding immediately following the Closing is approximately 232,126,479 shares, consisting of approximately 77,961,902 shares of New X-energy Class A Common Stock, approximately 16,724,642 shares of New X-energy Class B Common Stock, approximately 130,939,935 shares of New X-energy Class C Common Stock and approximately 6,500,000 shares of New X-energy Class D Common Stock. The New X-energy Class A Common Stock is comprised of: (i) approximately 5,129,477 shares of New X-energy Class A Common Stock issued to the Sponsor and AAC’s independent directors (assuming no additional redemptions); (ii) approximately 13,309,712 shares of New X-energy Class A Common Stock issued upon exchange, immediately following the Closing, of X-energy OpCo Common Units that were issued upon conversion of X-energy’s Series C-2 Notes; (iii) approximately 46,997,081 shares of New X-energy Class A Common Stock held by Public Shareholders holding Public Shares outstanding at the Closing (assuming no additional redemptions); and (iv) approximately 12,525,632 shares of New X-energy Class A Common Stock issued to Management LLC in exchange for the contribution by Management LLC of all of its X-energy OpCo Common Units to New X-energy. The New X-energy Class B Common Stock is comprised of approximately 16,724,642 shares to be issued to the X-energy Members (other than the X-energy Founder) at the Closing. Each share of New X-energy Class B Common Stock will be issued with a paired X-energy OpCo Common Unit. The New X-energy Class C Common Stock is comprised of approximately 130,939,935 shares to be issued to the X-energy Founder. Each share of New X-energy Class C Common Stock will be issued with a paired X-energy OpCo Common Unit. The New X-energy Class D Common Stock is comprised of approximately 6,500,000 shares to be issued to the X-energy Founder. Each share of New X-energy Class D Common Stock will be issued with a paired X-energy OpCo Common Unit. X-energy OpCo will issue an aggregate of 52,500,000 Earn Out Units to certain X-energy Members which will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest if, during the Earn Out Period, Triggering Event I occurs and (ii) 26,250,000 Earn Out Units will vest if, during the Earn Out Period, Triggering Event II occurs. Upon the vesting of any Earn Out Units, each applicable X-energy Member will be issued an equal number of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable, in exchange for the payment to New X-energy of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of such New X-energy Class B Common Stock or New X-energy Class B Common Stock, as applicable). Additionally, New X-energy will have 20,000 shares of Series A Preferred Stock issued immediately prior to Closing to the PIPE Investor pursuant to the PIPE Commitment (assuming no additional redemptions).

For the purposes of this risk factor and determining the percentage of issued and outstanding shares of New X-energy Common Stock immediately following the Closing, we are assuming that: (i) no options or warrants to purchase shares of New X-energy Common Stock are exercised, (ii) there are no additional redemptions and (iii) no conversion of Series A Preferred Stock held by the PIPE Investor. X-energy Members are expected to hold, in the aggregate, approximately 77.5% of the issued and outstanding shares of New X-energy Common Stock immediately following the Closing, assuming no warrants to purchase shares of New X-energy Common Stock are exercised and no conversion of Series A Preferred Stock held by the PIPE Investor but including the New X-energy Common Stock issuable upon conversion of the Series C-2 Notes, approximately 72.2% of the New X-energy Common Stock on a fully-diluted basis, approximately 96.5% of the combined voting power of New X-energy immediately following the Closing assuming no warrants to purchase shares of New X-energy Class A Common Stock are exercised, and approximately 95.4% of the voting power of New X-energy on a fully-diluted basis, in each case assuming no redemptions and no conversion of Series A Preferred Stock held by the PIPE Investor. The Sponsor is expected to hold, in the aggregate, approximately 2.2% of the issued and outstanding shares of New X-energy Common Stock immediately following the Closing, assuming no warrants to purchase shares of New X-energy Class A Common Stock are exercised and no conversion of Series A Preferred Stock held by the PIPE Investor but including the New X-energy Common Stock issuable upon conversion of the Series C-2 Notes, approximately 7.0% of the New X-energy Common Stock on a fully-diluted basis, approximately 0.3% of the combined voting power of New X-energy immediately following the Closing assuming no warrants to purchase shares of New X-energy Class A Common Stock are exercised, and approximately 1.2% of the voting power of New X-energy on a fully-diluted basis, in each case assuming no redemptions and no conversion of Series A Preferred Stock held by the PIPE Investor. AAC’s current Public Shareholders are expected to hold, in the aggregate, approximately 20.2% of the issued and outstanding shares of New X-energy Common Stock immediately following the Closing, assuming no warrants to purchase shares of New X-energy Class A Common Stock are exercised and no conversion of Series A Preferred Stock held by the PIPE Investor but including the New X-energy Common Stock issuable upon conversion of the Series C-2 Notes, approximately 20.8% of the New X-energy Common Stock on a fully-diluted basis, approximately 3.2% of the combined voting power of New X-energy immediately following the Closing assuming no warrants to purchase shares of New X-energy Class A Common Stock are exercised, and approximately 3.4% of the voting power of New X-energy on a fully-diluted basis, in each case assuming no redemptions and no conversion of Series A Preferred Stock held by the PIPE Investor. Without limiting the other assumptions described under the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” these ownership percentages do not take into account:

●	any warrants to purchase New X-energy Class A Common Stock that will be outstanding following the Business Combination;
●	any equity awards that may be issued under the proposed New X-energy Incentive Plan following the Business Combination; or
●	any adjustments to the Business Combination Consideration pursuant to the Business Combination Agreement not reflected in our assumptions described above and in the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the outstanding AAC Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding New X-energy Class A Common Stock held immediately following the Business Combination by the Sponsor and the percentage of voting power of New X-energy Common Stock issuable to the X-energy Members upon exchange of X-energy equity will increase. To the extent that any of the outstanding Public Warrants are exercised for shares of New X-energy Class A Common Stock or additional awards are issued under the proposed New X-energy Incentive Plan, AAC’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of AAC’s current shareholders to influence New X-energy’s management through the election of directors following the Closing.

There are risks to unaffiliated investors by taking X-energy public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain risks as a result of X-energy going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of the X-energy securities, the initial listing of New X-energy’s securities as a result of the Business Combination will not benefit from the following:

●	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and
●	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of New X-energy’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New X-energy’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

The ability of AAC’s Public Shareholders to exercise redemption rights with respect to the Public Shares may prevent AAC from completing the Business Combination or optimizing its capital structure.

AAC does not know how many Public Shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on certain assumptions as to the number of shares that will be submitted for redemption. If a higher number of shares are ultimately submitted for redemption, including as a result of the First Extension or an additional Extension, if any, AAC may need to seek additional third-party financing to be able to fund New X-energy’s operations. Raising such additional financing, or increasing the equity portion of the Business Combination Consideration, in either case, if so authorized by X-energy, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to AAC.”

Subsequent to the Closing, New X-energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Although AAC has conducted due diligence on X-energy, it cannot assure you that this diligence has identified all material issues that may be present within X-energy, that it is possible to uncover all material issues through a customary amount of due diligence, or that factors outside of X-energy’s and outside of AAC’s or New X-energy’s control will not later arise. As a result of these factors, New X-energy may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with AAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New X-energy’s liquidity, the fact that New X-energy reports charges of this nature could contribute to negative market perceptions about New X-energy or its securities. Accordingly, any Public Shareholders who choose to remain stockholders of New X-energy following the Business Combination could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Some of AAC’s executive officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether X-energy is an appropriate target for AAC’s initial business combination.

The Sponsor and AAC’s independent directors will hold an aggregate of       AAC Class B Ordinary Shares, which represents      % of the outstanding shares after the IPO. The Sponsor will hold Private Placement Warrants, each exercisable to purchase one AAC Class A Ordinary Share at $11.50 per share, at a price of $1.50 per warrant. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit up to 73.1% of its AAC Class B Ordinary Shares and Private Placement Warrants in connection with the consummation of the Business Combination, with 63.25% of the Sponsor Retained Shares and Sponsor Retained Warrants vesting in equal installments at share price thresholds of $12.50 and $15.00 following the Business Combination. If we do not consummate an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension, the Private Placement Warrants will expire worthless. The personal and financial interests of the Sponsor and AAC’s executive officers and directors may influence or have influenced their motivation in identifying and selecting a target for AAC’s initial business combination, their support for completing the Business Combination and the operation of New X-energy following the Business Combination.

The Sponsor, AAC’s directors and executive officers, and their respective affiliates have incurred out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, AAC’s directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed prior to August 4,

2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, the Sponsor, AAC’s directors and officers, and any of their respective affiliates will not be eligible for any such reimbursement.

On February 2, 2023, AAC extended the date by which it has to consummate an initial business combination from February 4, 2023 to August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents. In connection with the First Extension, on January 26, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding Class A ordinary share, up to a maximum of $1.2 million per month following the approval and implementation of the First Extension. Such Contributions will be made pursuant to the Extension Promissory Note. In the event that the proposed Business Combination does not close, AAC may use a portion of proceeds held outside the Trust Account to repay this loan, but no proceeds held in the Trust Account would be used to repay this loan.

Certain officers and members of the AAC Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for their continued service as directors of New X-energy.

Further, the Sponsor, officers and directors have agreed: (A) to vote any AAC Ordinary Shares owned by them in favor of the Business Combination; and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the executive officers and members of the AAC Board to support or approve the Business Combination. For more information concerning the interests of AAC’s executive officers and directors, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” and the risk factor entitled “Risk Factors — Risks Related to AAC — Our Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote” of this proxy statement/prospectus.

The fairness opinions obtained by the Special Committee from Ocean Tomo will not reflect changes in circumstances subsequent to the date of Business Combination Agreement, or any amendments to the Business Combination Agreement, and were based on estimates and assumptions at the date of such opinion.

The Special Committee has obtained two separate fairness opinions, dated as of December 5, 2022, attached to this proxy statement/prospectus as Annex M-1 (the “First Fairness Opinion”), and as of June 11, 2023, attached to this proxy statement/prospectus as Annex M-2 (the “Second Fairness Opinion,” and, together with the First Fairness Opinion, the “Fairness Opinions”), from Ocean Tomo. AAC has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from Ocean Tomo. Changes in the operations and prospects of AAC or X-energy, general market and economic conditions, cost and other estimates with respect to revenues and margins and other factors that may be beyond the control of AAC and X-energy, and on which the Fairness Opinions were based, may alter the value of X-energy or the price of shares of AAC common stock or X-energy common stock by the time the Business Combination between AAC and X-energy is completed. As some of these factors and the expected timing of completion of the ARDP project, including as a result of inflation and other increases to costs, may change from the date of the Fairness Opinions, neither of the Fairness Opinions may be an accurate assessment of the value of X-energy. The Fairness Opinions do not speak to the time the Business Combination will be completed or to any other dates other than the dates of the Fairness Opinions. As a result, the Fairness Opinions will not address the fairness of the equity value ascribed to X-energy, from a financial point of view, at the time the Business Combination is completed. For a description of the Fairness Opinions that AAC received from Ocean Tomo, please see “The Business Combination Proposal — The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination — Opinions of the Financial Advisor to the Special Committee.”

The NYSE may delist AAC’s or New X-energy’s securities from trading on its exchange, which could limit investors’ ability to make transactions in AAC’s or New X-energy’s securities and subject AAC or New X-energy to additional trading restrictions.

The AAC Units, AAC Class A Ordinary Shares and AAC Warrants are listed on the NYSE. AAC cannot assure you that its securities will continue to be listed on the NYSE in the future or prior to the Business Combination. In connection with the Business Combination and as a condition to X-energy’s obligations to complete the Business Combination, New X-energy is required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of New X-energy’s securities on the NYSE. AAC cannot assure you that New X-energy will be able to meet those initial listing requirements, in which case X-energy will not be obligated to complete the Business Combination. The NYSE also imposes listing standards on warrants. It is possible that the New X-energy Class A Common

Stock and New X-energy Warrants will cease to meet the NYSE’s listing requirements following the Closing. AAC cannot assure you that it will be able to meet those initial listing requirements at that time.

If the NYSE delists AAC’s or New X-energy’s securities from trading on its exchange and AAC or New X-energy is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, AAC or New X-energy could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a determination that New X-energy Class A Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

An active, liquid trading market for New X-energy’s securities may not develop, which may limit your ability to sell such securities.

Although we intend to apply to list the New X-energy Class A Common Stock and New X-energy Warrants on the NYSE under the ticker symbols “XE” and “XEW,” respectively, an active trading market for such securities may never develop or be sustained following the Closing. The initial valuation of $10.00 per share may not be indicative of the market price of New X-energy Class A Common Stock that will prevail in the open market after the Closing. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of New X-energy Class A Common Stock and New X-energy Warrants. The market price of New X-energy Class A Common Stock may decline below $10.00 per share, and you may not be able to sell your New X-energy Class A Common Stock at or above $10.00 per share, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing New X-energy Class A Common Stock and New X-energy Warrants.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of New X-energy’s results if the Business Combination is completed.

AAC and X-energy currently operate as separate companies and have had no prior history as a combined entity, and X-energy’s and AAC’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New X-energy. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from AAC’s and X-energy’s historical financial statements and certain adjustments and assumptions have been made regarding New X-energy after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New X-energy.

The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New X-energy’s financial condition or results of operations following the Closing. Any potential decline in New X-energy’s financial condition or results of operations may cause significant variations in the stock price of New X-energy.

During the pendency of the Business Combination, AAC will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of AAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, AAC may be at a disadvantage to its competitors during that period. While the Business Combination Agreement is in effect, neither AAC nor X-energy may solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to AAC’s shareholders than the Business Combination. If the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

The exercise of AAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in AAC’s shareholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require AAC to consider agreeing to amend the Business Combination Agreement, to consent to certain actions taken by X-energy or to waiving rights to which AAC is entitled under the Business Combination Agreement. Such events could arise because of changes in the course of X-energy’s businesses or a request by X-energy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at AAC’s discretion, acting through the AAC Board and the Special Committee, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what such director may believe is best for AAC and its shareholders and what such director may believe is best for themselves in determining whether or not to take the requested action. As of the Record Date, AAC does not believe there will be any changes or waivers that AAC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, AAC will circulate a new or amended proxy statement/prospectus and resolicit AAC’s shareholders if changes are required with respect to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

AAC and X-energy will incur significant transaction and transition costs in connection with the Business Combination.

AAC and X-energy have both incurred and expect to continue to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the Closing. AAC and X-energy may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New X-energy following the Closing.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of AAC, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. AAC does not control the satisfaction of all of such conditions. For a list of the material closing conditions contained in the Business Combination Agreement, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.” AAC and X-energy may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause AAC and X-energy to each lose some or all of the intended benefits of the Business Combination.

AAC will not have any right to make damages claims against X-energy for the breach of any representation, warranty or covenant made by X-energy in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained in the Business Combination Agreement shall not survive the Closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing, bad faith, willful misconduct or fraud. As a result, other than the foregoing sentence, AAC will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by X-energy at the time of the Business Combination.

Because AAC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because AAC is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. AAC is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon AAC’s directors or officers, or enforce judgments obtained in the U.S. courts against AAC’s directors or officers.

Until the Domestication is effected, AAC’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to AAC under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of AAC’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

AAC has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against AAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against AAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the AAC Board or controlling shareholders than they would as Public Shareholders of a U.S. company.

The Domestication may result in adverse tax consequences for holders of AAC Class A Ordinary Shares and AAC Warrants, including holders exercising their redemption rights with respect to the AAC Class A Ordinary Shares if the Domestication were to occur prior to such redemptions.

AAC intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) of AAC Class A Ordinary Shares or AAC Warrants generally would recognize gain or loss with respect to its AAC Class A Ordinary Shares or AAC Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New X-energy received in the Domestication and the U.S. Holder’s adjusted tax basis in its AAC Class A Ordinary Shares or AAC Warrants surrendered. If the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to AAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New X-energy Class A Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

●	a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by AAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the AAC Class A Ordinary Shares held directly by such U.S. Holder;
●	a U.S. Holder whose AAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its AAC Class A Ordinary Shares as if such U.S. Holder exchanged its AAC Class A Ordinary Shares for New X-energy Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by AAC the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s AAC Class A Ordinary Shares; and
●	a U.S. Holder whose AAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of AAC’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging AAC Warrants for newly issued New X-energy Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. AAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of AAC Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of AAC Class A Ordinary Shares for New X-energy Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s AAC Class A Ordinary Shares. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges AAC Warrants for newly issued New X-energy Warrants; under current law, however, the elections mentioned above do not apply to AAC Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of AAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations.”

All investors are urged to consult their tax advisors for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon the Closing, the rights of holders of the New X-energy Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of AAC Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of New X-energy Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of New X-energy Common Stock could differ from the rights that holders of AAC Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New X-energy becomes involved in costly litigation, which could have a material adverse effect on New X-energy.

For a more detailed description of the rights of holders of the New X-energy Common Stock under the DGCL and how they may differ from the rights of holders of AAC Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “The Domestication Proposal —  Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Delaware law and the Proposed Certificate of Incorporation and Proposed By-Laws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Certificate of Incorporation and Proposed By-Laws that will be in effect at the Closing differ from the Cayman Constitutional Documents. Among other differences, the Proposed Certificate of Incorporation and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New X-energy Board and therefore depress the trading price of the New X-energy Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of the New X-energy Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed By-Laws include provisions regarding:

●	the ability of the New X-energy Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the limitation of the liability of, and the indemnification of, New X-energy’s directors and officers;
●	the right of the New X-energy Board to elect a director to fill a vacancy created by the expansion of the New X-energy Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the New X-energy Board;
●	the requirement that directors may only be removed from the New X-energy Board for cause and upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of then outstanding New X-energy Common Stock;
●	a prohibition from and after the time New X-energy ceases to be a controlled company under applicable NYSE rules, on stockholder action by written consent (except for actions by the holders of New X-energy Class B Common Stock, New X-energy Class C Common Stock or as required for holders of future series of preferred stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;
●	the requirement that a special meeting of stockholders may be called only by the New X-energy Board, the chairman of the New X-energy Board or New X-energy’s chief executive officer or (ii) for so long as New X-energy is a controlled company under applicable NYSE rules, by the secretary of New X-energy at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of New X-energy, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	controlling the procedures for the conduct and scheduling of the New X-energy Board and stockholder meetings;
●	the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New X-energy Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
●	the ability of the New X-energy Board to amend the Proposed By-Laws, which may allow the New X-energy Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed By-Laws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders of New X-energy must comply to nominate candidates to the New X-energy Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New X-energy Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New X-energy.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New X-energy Board or management.

As a Delaware corporation, New X-energy will generally be subject to provisions of Delaware law, including the DGCL. See the section of this proxy statement/prospectus entitled “Description of New X-energy’s Securities — Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law.”

Any provision of the Proposed Certificate of Incorporation, Proposed By-Laws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New X-energy’s Common Stock and could also affect the price that some investors are willing to pay for New X-energy Common Stock.

The Proposed Certificate of Incorporation is attached as Annex C to this proxy statement/prospectus and we urge you to read it.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings between New X-energy and its stockholders, and the federal district courts as the exclusive forum for Securities Act claims, which could limit New X-energy’s stockholders’ ability to choose the judicial forum for disputes with New X-energy or its directors, officers, or employees.

The Proposed Certificate of Incorporation will provide that, unless New X-energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, and any State of Delaware appellate court therefrom, will be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of New X-energy; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by director, officer, other employee or stockholder of New X-energy to it or its stockholders; (c) any action, suit or proceeding asserting a claim against New X-energy, claim against New X-energy governed by the internal affairs doctrine of the law of the State of Delaware. The Proposed Certificate of Incorporation will also provide that, unless New X-energy consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations under the Exchange Act. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations under the federal securities laws.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of New X-energy will be deemed to have notice of and consented to the provisions of the Proposed Certificate of Incorporation described in the preceding paragraph. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New X-energy or its directors, officers, or other employees, which may discourage lawsuits against New X-energy and its directors, officers, and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Certificate of Incorporation is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, New X-energy may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

New X-energy will be a “controlled company” within the meaning of NYSE listing standards and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

The X-energy Founder will own more than 50% of the combined voting power for the election of directors to the New X-energy Board, and, as a result, New X-energy will be considered a “controlled company” for the purposes of NYSE rules. As such, New X-energy will qualify for exemptions from certain corporate governance requirements, including that a majority of the New X-energy Board consist of “independent directors,” as defined under NYSE rules. New X-energy will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with written charters addressing the committees’ purposes and responsibilities and an annual performance evaluation of these committees.

As permitted for a “controlled company,” a majority of the New X-energy Board and New X-energy’s Compensation and Nominating and Corporate Governance Committees will not be independent. Accordingly, New X-energy stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE rules.

If at any time New X-energy ceases to be a “controlled company” under NYSE rules, the New X-energy Board intends to take any action that may be necessary to comply with NYSE rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase New X-energy’s legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on New X-energy’s personnel, systems and resources.

Following the completion of the Business Combination, New X-energy’s principal stockholders and management will exert significant influence over New X-energy and their interests may be different from, or in addition to, your interests.

Each share of New X-energy Class A Common Stock initially entitles its holders to one vote on all matters presented to stockholders generally, each share of New X-energy Class B Common Stock initially entitles its holders to one vote on all matters presented to stockholders generally, each share of New X-energy Class C Common Stock initially entitles its holders to ten votes on all matters presented to stockholders generally and each share of New X-energy Class D Common Stock initially entitles its holders to ten votes on all matters presented to stockholders generally. Accordingly, the X-energy Founder, by virtue of the X-energy Founder’s shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock, will hold approximately 92.7% of the total voting power of New X-energy on a fully-diluted basis, assuming no redemptions. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of New X-energy and determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Certificate of Incorporation and Proposed By-Laws and other significant corporate transactions of New X-energy for so long as they retain significant ownership of New X-energy Class C Common Stock and New X-energy Class D Common Stock. This concentration of ownership may delay or deter possible changes in control of New X-energy, which may reduce the value of an investment in New X-energy Class A Common Stock and the New X-energy Class B Common Stock.

The Proposed Certificate of Incorporation will not limit the ability of the Sponsor, certain affiliates or funds associated with the Sponsor or our non-employee directors to compete with us.

The Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates engage in a broad spectrum of activities, including investments in similar business activities or lines of business in which X-energy now engages or proposes to engage. In the ordinary course of their business activities, the Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates may engage in activities where their interests conflict with New X-energy’s interests or those of its stockholders. The Proposed Certificate of Incorporation will provide that, to the fullest extent permitted by law, none of the Sponsor, certain affiliates or funds associated with the Sponsor, our non-employee directors or any of their respective affiliates (including any non-employee director who serves an officer of New X-energy in such person’s director and officer capacities) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New X-energy engages or proposes to engage or otherwise competing with New X-energy, its stockholders, or any of its affiliates. Further, to the fullest extent permitted by law, in the event that the Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and New X-energy or any of its affiliates, they will have no duty to communicate or offer such transaction or other business opportunity to New X-energy or any of its affiliates and will not be liable to New X-energy or its stockholders or to any of its affiliates for breach of any fiduciary duty as a stockholder, director or officer of New X-energy solely by reason of the fact that they pursue or acquire such corporate opportunity for themselves, offer or direct such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to New X-energy or any of its affiliates. The Sponsor, certain affiliates or funds associated with the Sponsor and their respective directors and officers may pursue, in their capacities other than as directors of the New X-energy Board, acquisition opportunities that may be complementary to New X-energy’s business, and, as a result, those acquisition opportunities may not be available to New X-energy. The Sponsor, certain affiliates or funds associated with the Sponsor and their respective directors and officers may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

AAC’s executive officers and directors and their affiliates may enter into agreements concerning AAC’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the AAC securities.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC or its securities, AAC’s executive officers and directors and their affiliates may enter into a written plan to purchase AAC’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. Further, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC or its securities, AAC’s executive officers and directors and their respective affiliates may: (a) purchase shares from institutional and other holders who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, or who elect to redeem or indicate an intention to redeem Public Shares; (b) execute agreements to purchase such shares from such holders in the future; and (c) enter into transactions with such holders to provide such holders with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals or not redeem their Public Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of AAC Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that AAC’s executive officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. While the exact nature of any such incentives has not been determined as of the Record Date, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Public Shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by AAC’s executive officers and directors and their respective affiliates would be to increase the likelihood of satisfaction of the requirements that the holders of the requisite number of AAC Ordinary Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals when it appears that such requirement would otherwise not be met.

Any such arrangements may have a depressive effect on the AAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

As of the Record Date, except as noted elsewhere in this proxy statement/prospectus, AAC’s directors and officers and their affiliates have not entered into any such agreements. AAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

New X-energy’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New X-energy to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New X-energy Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New X-energy Board’s attention and resources from New X-energy’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New X-energy’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New X-energy may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. The market values of growth-oriented and early stage companies, including X-energy, may be more volatile than other securities and may involve special risks.

Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the Public Shares are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of New X-energy Class A Common Stock outstanding, which may cause further volatility in the price of New X-energy Class A Common Stock and adversely impact New X-energy’s ability to secure financing following the closing of the Business Combination.

Securities of companies formed through Business Combinations such as New X-energy may experience a material decline in price relative to the share price of the Public Shares prior to the business combination.

As with most special purpose acquisition companies (each, a “SPAC”) initial public offerings in recent years, AAC issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of AAC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

The Committee on Foreign Investment in the United States (“CFIUS”) or other regulatory agencies may modify, delay or prevent our Business Combination.

CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings and/or to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to U.S. national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Because the proposed Business Combination contemplates interim financing where non-U.S. persons may become investors in X-energy, the Business Combination may be subject to CFIUS review or other regulatory review, which depends in large part on the ultimate share ownership of the Company following the Business Combination, among other factors. If the Business Combination were to fall within CFIUS’s jurisdiction, we risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to modify or delay our Business Combination, impose conditions with respect to such Business Combination, request the President of the United States to order AAC to divest all or a portion of X-energy if we were to acquire it without first obtaining CFIUS approval or prohibit the Business Combination entirely. The time necessary for CFIUS review of the transaction or a decision to delay or prohibit the transaction may also prevent the Business Combination from occurring within the applicable time period required under the Company’s Amended and Restated Memorandum and Articles of Association. These risks may limit the attractiveness of, delay or prevent us from pursuing our initial Business Combination.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy, and we have limited time to complete our Business Combination. If we are unable to consummate our Business Combination within the applicable time period required under the Company’s Amended and Restated Memorandum and Articles of Association, we will be required to wind up, redeem and liquidate. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a Business Combination. Additionally, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may fail to satisfy a condition in the Business Combination Agreement and be required to wind up, redeem and liquidate.

On March 30, 2022, the SEC issued a rule proposal relating to, among other things, circumstances in which a SPAC (the “SPAC Rule Proposal”) could potentially be subject to the Investment Company Act. The SPAC Rule Proposal includes a proposed safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act if a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the proposed safe harbor, the SPAC Rule Proposal would require a SPAC to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). To avail itself of the safe harbor in the SPAC Rule Proposal, a SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. AAC completed its IPO in February 2021 and have operated as a blank check company searching for a target business with which to consummate an initial business combination since such time until our announcement regarding our proposed Business Combination on December 6, 2022. It is possible that a claim could be made that AAC has been operating as an unregistered investment company.

If AAC is deemed to be an investment company under the Investment Company Act, AAC’s activities would be severely restricted. In addition, AAC would be subject to burdensome compliance requirements. AAC does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if AAC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, AAC would be subject to additional regulatory burdens and expenses for which it has not allotted funds. In addition, unless AAC were to modify its activities so that it would not be deemed an investment company, AAC may fail to satisfy a condition in the Business Combination Agreement, which could result in the termination of the Business Combination Agreement. After any such termination, AAC may be required to wind up, redeem and liquidate.

To mitigate the risk that AAC might be deemed to be an investment company for purposes of the Investment Company Act, AAC may, at any time, instruct the trustee to sell the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of an initial Business Combination or AAC’s liquidation. As a result, following sale of securities in the Trust Account, if any, AAC would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Public Shareholders would receive upon any redemption or liquidation of AAC.

The funds in the Trust Account have, since AAC’s IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, AAC may, at any time, including prior to August 4, 2023, or such earlier date as the

AAC Board may approve in accordance with the Cayman Constitutional Documents, instruct the trustee with respect to the Trust Account to sell the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter, to hold all funds in the Trust Account in cash until the earlier of consummation of the Business Combination or liquidation of AAC. Following any such sale of the securities held in the Trust Account, AAC would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to AAC to pay taxes, if any, and certain other expenses as permitted. As a result, any decision to sell the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the Public Shareholders would receive upon any redemption or liquidation of AAC.

In addition, even prior to August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, AAC may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that AAC may be considered an unregistered investment company, in which case AAC may need to be liquidated. If we are required to liquidate, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a Business Combination. Additionally, if we are required to liquidate, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up. The risk of being deemed subject to the Investment Company Act may increase the longer AAC holds securities (i.e., the longer past two years the securities are held), and also may increase to the extent the funds in the Trust Account are not held in cash. Accordingly, AAC may determine, in its discretion, to sell the securities held in the Trust Account at any time, even prior to August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the Public Shareholders would receive upon any redemption or liquidation of AAC.

Risks Related to X-energy

Following the Closing, New X-energy will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from X-energy OpCo to pay dividends, pay expenses and meet its other obligations. Accordingly, New X-energy’s stockholders and warrant holders will be subject to all of the risks of X-energy’s business following the Closing.

Throughout this section, unless otherwise noted, “X-energy,” “we,” “us” or “our” refers to X-Energy Reactor Company, LLC and its consolidated subsidiaries prior to the Closing and New X-energy after the Closing.

Risks Relating to X-energy’s Business

We have not yet commercialized or sold the Xe-100 or any other SMR, and there is no guarantee that we will be able to do so.

The planned initial deployment of the Xe-100 under the ARDP is subject to X-energy reaching binding agreements for its scope of supply with Dow. If neither Dow nor another potential near-term customer enters into such binding agreements with us, our initial deployment of the Xe-100 and ongoing services associated with such deployment could be significantly delayed. Delays in reaching binding agreements with Dow or another potential owner could jeopardize the continued applicability of government cost-sharing arrangements for our initial deployment of the Xe-100 under the ARDP, which, unless contractually modified, can only be extended through December 2030. This could have a material adverse effect on our business and financial condition. To date, the various agreements that we have entered into with potential purchasers are largely contingent upon successful site characterization studies, governing body approvals and regulatory approvals, and may not result in binding agreements for the purchase of our products or services.

We have not yet delivered the Xe-100 or any other SMR to customers and have not achieved final investment decisions for the purchase or deployment of any of our reactors, and we do not carry insurance coverage for, or have performance guarantees fully backstopping the risks associated with, the Xe-100 or all of its components. Other than contractual protections provided by our vendors for certain components and systems, we have not employed other risk sharing structures to mitigate all risks associated with the delivery and performance of any of our reactors. Any delays or setbacks we may experience during our first commercial delivery planned for 2029 and other demonstration and commercial missions or failure to obtain final investment decisions could have a material adverse effect on our business prospects, financial condition, results of operation and cash flows, and could harm our reputation.

The success of our business will depend in large part on our ability to successfully deliver the Xe-100 to customers on-time and on-budget at guaranteed performance levels, which would tend to establish greater confidence in our subsequent customers. There is no guarantee that our planned deployments of the Xe-100 will be successful, timely, or on budget. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployment or any planned deployment thereafter. We do not carry insurance coverage for, or have performance guarantees fully backstopping the performance of the Xe-100 or all of its components. Other than contractual protections provided by our vendors for certain components and systems, we have not employed other risk sharing structures to mitigate all risks associated with the successful delivery and performance of the Xe-100. Any failures, delays or setbacks, particularly on our first commercial deployments, could harm our reputation and have a material adverse effect on our business prospects, financial condition, results of operation and cash flows.

We will depend on pre-sales revenue to fund our demonstration, corporate growth and commercial development. Any delays in the development and manufacture of our SMRs and related technology may adversely impact our business and financial condition.

We have previously experienced and may experience in the future, delays, cost overruns or other complications in the design, manufacture, production and delivery of the Xe-100 and related technology, such as the TRISO-X Fuel Fabrication Facility, components of which will comprise the ARDP fuel facility (the “TF3”), that could prevent us from delivering any SMRs in 2029 or beyond. For example, as part of our iterative Xe-100 reactor design process, we employ phased development cycles and review gates to progress from concept through product delivery. Each system within the reactor plant undergoes a thorough assessment at each gate to determine if all product requirements (performance, safety, delivery) are being met or are at risk of not achieving full capability. The Xe-100 reactor design has undergone two major gate reviews involving the assessment by internal and third-party subject matter experts, in the course of which we identified areas where further design and/or analysis work was required to achieve a fully acceptable engineered design. Likewise, development delays at the TF3 site have occurred in connection with resolving certain infrastructure requirements and environmental analyses prior to commencing construction. While the aforementioned activities, and others like them, have not materially delayed product manufacture or delivery for a customer to date, they may do so in the future. If delays like these occur, if our remediation/resolution measures and process changes do not continue to be successful, if we fail to find satisfactory manufacturers or suppliers, or if we experience issues with planned manufacturing/construction activities or design and safety, we could experience issues or delays in reaching, sustaining or increasing production and sales of our SMRs. The effect of such delays may be increased as a result of rising commodity prices and interest rates, which may increase costs to us and to our customers and may adversely affect the competitiveness of our reactors compared to more established, competing means of supplying electricity or heat. Similarly, we do not yet have binding commitments with any customers for the purchase of our fuel, and if we are unable to competitively price our TRISO-X fuel as a result of increased costs or delays to the TF3 or otherwise, we may not realize the expected revenues associated with supplying our fuel to our customers, or our customers may need to rely on third-parties to provide fuel for their Xe-100 reactors.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our SMRs and related technologies, if we fail to timely develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe or less efficient than those of our competitors, our business and financial condition could be materially and adversely impacted.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have a limited operating history in a rapidly evolving industry. While our business has grown rapidly, and much of that growth has occurred in recent periods, the markets for nuclear reactor design, nuclear reactor production, nuclear fuel design, nuclear fuel supply, and services related to any or all of the foregoing business may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described in this proxy statement/prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

In order to achieve the substantial future revenue growth we have projected, we must finalize our reactor design, receive regulatory approvals, including the NRC licensing of our TF3, and continue to develop and market new products and services to traditional and non-traditional end-users. We intend to expand our operations significantly to meet anticipated demand. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

●	hiring and training new personnel;
●	completing the licensing and construction of the TF3 and optimizing the production of our TRISO-X fuel;
●	finalizing our reactor design and developing new technologies and services (e.g., training, maintenance, procurement);
●	optimizing applications of our reactors to serve both traditional utility and electric power customers and a broad base of non-traditional industrial customers interested in utilizing the efficient high-temperature heat produced by our design;
●	controlling expenses and investments in anticipation of expanded operations and rising costs;
●	upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and
●	implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our SMRs and related equipment, delays in production, challenges in scaling-up fuel and component fabrication capacity and difficulty sourcing adequate raw material, such as graphite and HALEU, for our reactors. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Any failure to effectively update the design, construction, and operations of our planned SMRs and facilities to ensure cost competitiveness could reduce the marketability of X-energy designs and has the potential to impact deployment schedules.

Updating our designs, construction, and operations will be necessary to be competitive and attractive in the market, particularly in the United States where the price of power is generally lower than in certain other key markets. If we are not able to achieve and maintain cost-competitiveness of our fuel or our planned SMRs in the United States or elsewhere, our business could be materially and adversely affected.

There is limited operating experience for reactors of this type, configuration and scale, which may result in greater than expected construction and material costs, maintenance requirements, operating expense or delivery timing.

Our SMR design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons. However, we could still fail to identify latent manufacturing, material and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our SMRs and related technologies, or we may encounter unexpected regulatory issues. Where these issues arise at such later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

The market for SMRs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for SMRs, and particularly for SMRs utilizing advanced nuclear technologies such as those employed in the Xe-100, has not yet been established. SMRs utilizing advanced nuclear technologies have limited operational history and have not been proven at scale. Estimates for the total addressable market and our expectations, inclusive of recent updates, with regards to certain unit economics are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our SMRs, assumed prices and production and regulatory costs for our SMRs, our ability to leverage our current logistical and operational processes, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our expected performance as indicated by the illustrative unit economics provided in this proxy statement/prospectus, our estimates of the annual total addressable market and serviceable addressable market for our services, as well as the expected growth rate for the total addressable market and serviceable addressable market for our services, may prove to be incorrect.

We may not attract customers to our SMR technology as quickly as we expect, or at all, and acquiring customers may be more expensive than we currently anticipate.

SMRs and advanced nuclear technologies are relatively new and unproven and may be more costly than alternatives. Accordingly, adoption of our technology, or SMRs and advanced nuclear technologies generally, among our potential customers may progress more slowly than we anticipate or it may be more expensive to bring potential customers into our pipeline. Any delay or failure to attract potential customers to our reactors or SMR technology may have a material and adverse impact on our business and financial condition.

The amount of time and funding needed to bring our nuclear fuel to market at scale may significantly exceed our expectations. Any material change to our assumptions or expectations, or any material overruns or other unexpected increases in costs, could have a material adverse effect on our expected revenues, gross margins and on the other information included in the illustrative unit economics provided in this proxy statement/prospectus or our ability to develop and market other coated particle fuels.

The development of our TRISO-X fuel at scale will take a significant amount of time and funding. Any shortfall in research, development and testing funds, unexpected or significant increases in costs, any delay in achieving fuel development milestones, and any uncertainty in regulatory licensing timelines or adverse public reaction to developments in the use of nuclear power by special interest groups, community organizations and state and local government agencies leading to environmental litigation or other legal proceedings could result in significant delays and cost overruns and could adversely affect our ability to deploy, and our customers’ ability to operate, the Xe-100. At this stage, we cannot accurately predict the amount of funding or the time required to successfully manufacture and sell our nuclear fuel in the future at scale. The actual cost and time required to commercialize our fuel technology may vary significantly from our initial forecasts depending on, among other things:

●	the results of our research and product development efforts;
●	the cost of developing or licensing our nuclear fuel and TF3 and any future fuel fabrication facilities;
●	the cost to construct and operate the TF3;

●	changes in the focus and direction of our research and product development programs;
●	access to test facilities;
●	competitive and technological advances;
●	the cost of filing, prosecuting, defending and enforcing claims with respect to patents;
●	the regulatory approval process;
●	the fuel manufacturing process;
●	adverse public reaction to the developments in the use of nuclear power resulting in environmental litigation or other legal proceedings;
●	availability and cost of HALEU; and
●	marketing and other costs associated with commercialization of these technologies.

Because of this uncertainty, even if financing is available to us, we may need significantly more capital than anticipated, which may not be available on terms acceptable to us or at all. As a result, the expected revenues and other expected benefits from our nuclear fuel technology may be delayed or never realized. Any material change to our assumptions or expectations, or any material overruns or other unexpected increase in costs, could have a material adverse effect on our expected revenues, gross margins and on the other information included in the illustrative unit economics provided in this proxy statement/prospectus or our potential to develop and market other coated particle fuels.

Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of a first-of-a-kind reactor such as the Xe-100 are difficult to project, inherently variable and are subject to significant change based on a variety of factors, including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. To the extent cost reductions are not achieved within the expected timeframe or magnitude, the Xe-100 may not be cost competitive with alternative technologies, which could materially and adversely affect our expected revenues, gross margins and on the other information included in the Unit Economics Information. See “The Business Combination Proposal — Unit Economics Information.”

If we are unable to access HALEU, our ability to manufacture TRISO-X fuel will be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. Historically, Russia has been a significant global supplier of HALEU, but due to the ongoing war in Ukraine and associated U.S. sanctions, we are highly dependent on the U.S. government for access to HALEU.

Existing commercial nuclear infrastructure, including enrichment facilities and fuel fabrication facilities, were in most cases designed and are currently licensed to handle uranium in pellet and rod form, with enrichment up to 5% of the isotope Uranium 235. Our fuel designs are based on a spherical pebble design composed of graphite/ceramic encapsulated uranium particles that have been enriched up to 15.5% for use in the Xe-100 and up to 19.75% for use in the Xe-Mobile. This higher enriched uranium (but still below 20%) is known as HALEU. Supplying HALEU to our TF3, which will manufacture the fuel for our SMRs, will require certain modifications to and NRC licensing of existing commercial uranium enrichment facilities, none of which are owned or operated by us, along with the construction and NRC licensing of our TF3.

Presently there is no commercially available HALEU enrichment service anywhere in the world outside of Russia and China. Currently, HALEU can only be sourced in the United States in limited quantities from the DOE, but the U.S. government is undertaking efforts to ensure the availability of initial HALEU quantities for the Xe-100 ARDP plants, and to support the establishment of long-term domestic commercial HALEU supply, transportation and enrichment capabilities in the United States, per certain authorizations in the Energy Act of 2020, and the subsequent appropriation of $700 million in funding in the Inflation Reduction Act of 2022. However, the HALEU program is in nascent stages and still under development by the DOE. As part of this program, on June 5, 2023, the DOE requested feedback on two draft requests for proposals to acquire HALEU, which DOE intends to finalize later this year.

Government funding is subject to the political process, which is inherently unpredictable and can be highly competitive. The funding of government programs is dependent on budgetary limitations, congressional appropriations and administrative allotment of funds, all of which may be affected by changes in U.S. government policies resulting from various political developments, including recent efforts to negotiate an increase in, or suspension of, the debt ceiling. If an alternative commercial-scale supply of HALEU outside of Russia or China fails to materialize, including as a result of a lack of political support for the prioritization of the development of nuclear energy or otherwise, it may affect our ability to secure HALEU fuel in the future, which would materially adversely affect our business, development timeline, and financial condition.

Our initial ARDP plant deployment may consequently depend on HALEU feedstocks released by the U.S. government, which may initially be in the form of highly enriched uranium, or “HEU” (enriched above 20%), that will be down-blended to HALEU levels for use in our TF3 and, ultimately, in ARDP reactors owned and operated by our partners. HEU can be processed to HALEU by only a limited number of licensed U.S. third parties. These third parties do not currently produce commercial levels of HALEU, and may require regulatory approvals and process changes in order to produce the HALEU we require for the ARDP plants. Our longer-term fuel feedstock supply arrangements and subsequent fuel fabrication, whether of our TRISO-X fuel or other coated particle fuels we may manufacture for others, are likely to rely on commercial suppliers that do not yet produce and market HALEU, and which will also require NRC regulatory licenses in order to do so. Therefore, our ability to obtain adequate long-term HALEU supplies of our reactors and our fuel customers on a predictable schedule and at predictable cost may be impaired, and activities like fuel-loading, testing, and ultimate operation of our SMRs may be delayed and our customers exposed to cost and schedule uncertainty, all of which may negatively affect the competitiveness of our SMRs.

Any HALEU enrichment facility will need to secure NRC licenses to enrich uranium to HALEU levels, and our TF3 will require an NRC license to accept and fabricate HALEU into TRISO-X fuel. There is risk of relevant entities within the nuclear power industry being slow to make any required facility infrastructure modifications or to obtain required licenses or approvals to enable such enrichment of HALEU fuel. There is also a risk of delay in NRC licensing of our TRISO-X facility as set forth in “Risk Factors — Risks Related to X-energy — Risks Relating to Compliance with Law, Government Regulation and Litigation — We must obtain governmental licenses to possess and use radioactive materials, including isotopes of uranium, in our TF3 operations. Failure to obtain or maintain, or delays in obtaining, such licenses could impact our ability to fabricate TRISO-X fuel for our customers, who will initially be reliant on us for TRISO-X fuel, and have a material adverse effect on our business, financial condition and results of operation.” Finally, there is a risk associated with possible negative public perception of uranium enrichment to greater than 5% that could potentially delay or hinder regulatory approval of our nuclear fuel designs.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and are subject to competition based upon product design, performance, pricing, quality, and services, from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs, and some advanced reactor projects, under development in the United States. Many of these designs are involved in pre-application review with the NRC. Our advanced design, projected product design performance, engineering expertise, and quality control have been important factors in our growth; nonetheless other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.

For sales and/or deployments outside of jurisdictions with highly-developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although their SMR designs have not been approved or licensed for use by the NRC or any other nuclear regulator in any jurisdiction outside of their native countries, those competitors may have a competitive advantage if they are able to obtain approvals, or if they can demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent nuclear regulatory requirements. These competitors may have access to greater sources of funding to develop and commercialize their SMRs than we do, whether as a result of potential competitive advantages or from supportive national governments. This market environment may result in increased pressures on our pricing and other competitive factors.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

Technological changes could render our technology and products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our SMR technologies could cause our reactor technology to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. We may need to invest significant financial resources in research and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. A variety of competing alternative technologies may be in development by other companies that could result in lower manufacturing or operating costs and/or higher performance than those expected for our technology. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for commercialization.

Changes in the availability and cost of electricity, natural gas and other forms of energy are subject to volatile market conditions that could adversely affect our business.

The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. We do not control these market conditions, which are, moreover, often affected by political and economic factors beyond our control. Decreases in energy prices, or changes in nuclear energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive or to adjust their business plans and operations, decreased energy prices may have an adverse effect on our results of operations and financial condition.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Many U.S. electricity markets price electric energy, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and X-energy may not be able to compete in these markets unless the benefits of the low-carbon, reliable and/or resilient energy generation provided by the Xe-100 is sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that our customers’ Xe-100 units will be sufficiently low-cost so as to clear auction-style capacity markets, and clearing in any one year is no guarantee of clearing in successive years. Moreover, our Xe-Mobile reactor will likely serve a specific market segment of smaller distributed generation, remote application or industrial customers, who may have lower cost power/heat alternatives available to them, especially in the near-term.

Given the relatively lower electricity prices and higher availability of power in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Regardless of jurisdiction, however, failure of our SMRs to provide competitively price electricity or heat could materially and adversely affect our business.

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of a novel strain of coronavirus (“COVID-19”), could adversely impact our business operations and our financial results.

If a pandemic, epidemic, or outbreak of an infectious disease, including the resurgence of COVID-19 or the outbreak of a novel strain of COVID-19, or other public health crisis were to affect our markets, facilities or our customers, our business could be adversely affected. The global spread of COVID-19 has disrupted certain aspects of our operations, including the ability of certain of our employees to collaborate in-person, and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19, the potential future spread of other infectious diseases and related precautionary measures may result in delays or disruptions in our supply chain, delays in the launch or execution of certain of our customers’ projects and a decrease of our operational efficiency in the development of our systems, products, technologies and services. We continue to take measures within our facilities to ensure the health and safety of our employees. These measures include rearranging facilities and work schedules to follow social distancing protocols and undertaking regular and thorough disinfecting of surfaces and tools. However, there can be no assurance that these measures will prevent disruptions due to COVID-19 or other infectious diseases within our workforce. These measures have also resulted in the reduction of operational efficiency within our impacted workforce, and we expect they will continue to do so.

The COVID-19 pandemic has also resulted in, and other infectious diseases could result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital. In the future, this could negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the continued uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

Successful execution of our business model is dependent upon public support for nuclear power in the United States and other countries. The risks associated with uses of radioactive materials, both in our proposed TF3 and by our customers in future deployments of our SMR designs, and the public perception of those risks, can affect our business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear power facilities and in some cases can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and related litigation have contributed to extended licensing and construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more, or even shutting down operations at already-constructed reactors.

Accidents involving nuclear power facilities, including but not limited to events similar to any of the Three Mile Island, Chernobyl or Fukushima Daiichi nuclear accidents, or terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate and potentially decrease demand for nuclear energy or facilities, increase regulatory requirements and costs or result in liabilities or claims that could materially and adversely affect our business.

Historical nuclear accidents and fears of a new nuclear accident can hinder widespread acceptance of nuclear power. Nuclear power faces strong opposition from certain individuals and organizations both in the United States and abroad. With respect to public perceptions, the accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants and a dampening of the favorable regulatory climate needed to introduce new nuclear technologies. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If a high-visibility or high-consequence nuclear accident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitory, and customer demand for the Xe-100 could suffer, which could materially and adversely affect our business and operations.

The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to non-carbon based energy, could adversely affect our financial condition, operating results, and cash flows.

Our operations and properties, and those of our customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force our customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our customers they may indirectly impact us and our customers through increased insurance, energy or other costs. In addition, although the ongoing transition to non-carbon based energy is creating significant opportunities for us and our customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

Our operations involve the use, transportation, and disposal of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions.

Under federal, state and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. Moreover, the presence of contamination may expose us to third-party claims for property damage or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure, or develop our properties. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.

Additionally, we may be responsible for decontamination or decommissioning of facilities where we conduct, or previously conducted, operations. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

In the United States, the nuclear liability law codified at 42 U.S.C. 2210 (along with subsequent amendments, the “Price-Anderson Act”) and applicable NRC regulations and corresponding insurance requirements channel liability to the nuclear operator of a nuclear power plant for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident. U.S. law is substantially similar in effect to global nuclear liability regimes wherein operators are subject to robust financial protection regimes, such as required insurance policies or government indemnification, to cover the operator’s financial risk in the event of a nuclear incident that gives rise to third-party offsite liability. If, however, an incident or precautionary evacuation is not covered under such a nuclear liability regime, we could be financially liable for damages arising from such incident or evacuation, which could have an adverse effect on our results of operations and financial condition.

The Price-Anderson Act does not, however, cover on-site loss or damage to property due to a nuclear incident. Rather, the NRC, like many nuclear regulators around the world, requires nuclear operators to maintain on-site property damage insurance. If an incident resulting in onsite property damage is not otherwise covered by the mandatory insurance policy maintained at the facility, then we could be potentially liable for damages arising from such incident, which could have an adverse effect on our results of operations and financial condition.

In our contracts, we seek to protect ourselves from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition.

Unresolved spent nuclear fuel storage and disposal issues and associated costs could have a significant negative impact on X-energy’s business operations if potential Xe-100 customers view the risks associated with these issues and costs as unacceptably high.

The Nuclear Waste Policy Act of 1982 requires the DOE to provide for the permanent disposal of spent nuclear fuel (“SNF”) and associated high-level nuclear waste (“HLW”). In 1987, Congress amended the Nuclear Waste Policy Act to identify Yucca Mountain, in Nevada, as the only site that the DOE could consider for a permanent repository. The DOE has since cancelled this project, but under the federal law, is required to construct storage facilities for, and to dispose of, all SNF and other HLW generated by domestic nuclear reactors. Interim storage requires the construction and maintenance of NRC licensed SNF/ HLW storage facilities. While the costs of developing and maintaining these interim storage facilities can have a significant effect on the costs associated with waste storage and disposal for nuclear reactors, including X-energy’s reactors, these costs could themselves be impacted by the timing of the opening of a disposal facility, as well as any possible future changes to the interim storage or transportation requirements for SNF and other forms of HLW, and the extent to which operators are able to continue to successfully sue DOE for costs incurred as a result of its continued failure to provide for permanent disposal. There are currently two consolidated interim storage (“CIS”) facilities under development in the United States for the interim storage of SNF/HLW. One facility has received an NRC license for construction and operation, and the other facility is in the final stages of its NRC licensing review. It is possible that SNF/HLW generated at an X-energy reactor could be stored at one of these CIS facilities; however, it is also possible that these CIS facilities are never built or become operational, or are unable to store such waste from an X-energy reactor, in which case, the waste would need to be stored onsite or at another interim SNF storage facility until another disposal option became available, such as a U.S. government determined permanent national repository or other government storage facility.

The establishment of a national repository for the storage and/or permanent disposal of SNF, such as the one previously considered at Yucca Mountain, Nevada, the timing of such a facility’s opening and the ability of such a facility to accept waste from an X-energy reactor, and any related regulatory action, could impact the costs associated with our Xe-100 customers’ storage and/or disposal of SNF/HLW. Likewise, the establishment of a CIS for the storage of SNF/HLW, the timing of such a facility’s opening and being able to accept waste from an X-energy reactor, and any related regulatory action, could impact our customers’ costs associated with storage of SNF/HLW. These waste storage issues, and changes to the current waste disposal practices or changes to reactor operators’ ability to recover storage costs from DOE through litigation, could be material to X-energy’s operations if potential customers view waste disposal as problematic, detrimental or a negative factor when considering an investment in an X-energy reactor.

Unsatisfactory safety performance or security incidents at our facilities — or any nuclear facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

We design and will manufacture highly sophisticated SMRs that depend on complex, unproven technology. We also work cooperatively with our suppliers, subcontractors, venture partners and other parties. Failures, disruptions or compromises to our or our third parties’ systems or facilities may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, bugs or vulnerabilities, physical or electronic break-ins, human error, targeted cyberattacks, other intentional conduct, or similar events or incidents. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our SMRs meet rigorous safety standards and performance goals, there can be no assurance that we will not experience operational or process failures or other problems, including through manufacturing or design defects, failure of third-party safeguards, mishandling or process failures, natural disasters, cyber attacks, or other intentional acts, that could result in potential safety risks. There can be no assurance that our preparations, or those of third parties, will be able to prevent any such incidents.

Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our SMRs, facilities, or customer safety could result in delaying or cancelling delivery of SMRs to our customers, increased regulation or other systemic consequences. Our inability to meet our safety standards or address adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

In the nuclear industry, an accident or incident involving the mishandling of nuclear materials at any nuclear facility in the world can have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. For example, the March 2011 accident at the Fukushima Daiichi plant in Japan resulted in millions of dollars in additional regulatory reviews and requirements for U.S. nuclear power plants. If a safety incident occurs at any nuclear facility in the world, it could delay licensing and/or drive up costs to license or own our SMRs and negatively impact our business or financial condition.

We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. As part of our regular review of potential risks, we analyze emerging cyber security threats to us and our contractors, consultants, business partners and other third parties as well as our plans and strategies to address them. Our board of directors, which has oversight responsibility for cyber security risks, is regularly briefed by management on such analyses. Additionally, our board of directors is responsible for overseeing the adequacy of management’s conduct of threat environment and vulnerability assessments, management of cyber incidents, pursuit of projects to strengthen internal cyber security and the cyber security of our suppliers and other service providers, work with the company’s privacy and legal teams, coordination with the company’s operations teams to evaluate the cyber security implications of our products and offerings, and coordination of efforts to monitor, detect, and prevent future cyber threats. In addition, the audit committee of the board of directors annually reviews our risk profile with respect to cybersecurity matters. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our products could be delayed.

While we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, we maintain databases comprised of our Xe-100 and Xe-Mobile nuclear design technical engineering information and operations information, which have been and will continue to be used to design the Xe-100/Xe-Mobile reactors and will be utilized in “digital twin” construction and operations environments to allow for highly efficient construction and operations of these designs. If this database were to be lost or compromised, our ability to efficiently deploy and operate our reactors could be significantly impaired.

Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Customer concentration creates risks for our business.

One customer, the U.S. government, accounted for a substantial portion of our total revenue and net accounts receivable outstanding as of December 31, 2022 and December 31, 2021. To the extent that any large customer fails to meet its purchase commitments, changes its ordering patterns or business strategy, or otherwise reduces its purchases or stops purchasing our products or services, or if we experience difficulty in meeting the demand by these customers for our products or services, our revenues and results of operations could be adversely affected. See “Risk Factors — Risks Related to X-energy — Risks Relating to Compliance with Law, Government Regulation and Litigation — The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business, financial condition, results of operations and cash flows.”

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the Xe-100 and Xe-Mobile. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

We do not directly manufacture any of the components of our SMRs. Our ability to manufacture our SMRs is dependent upon sufficient availability of raw materials and supplied components, including many highly technical components that are still under design, are being designed for first-of-a-kind or sole use in the Xe-100 and Xe-Mobile and have not yet been qualified for use, are only produced by a limited number of suppliers and may be particularly susceptible to cost increases, supply chain disruptions or inflationary pressures. Any supply chain disruption incurred by our third-party suppliers or degradation in the quality and processes of our manufacturer partners, may result in delays, cost overruns or impairments to the development of our reactors.

Certain materials, such as the graphite used to line our reactor cores and for our TRISO-X fuel, is currently produced in limited quantities and available predominantly from vendors outside of the United States (e.g., Germany and Japan). Although U.S. graphite suppliers are developing the capability and capacity to supply our needs, our current reliance on foreign suppliers to secure raw materials and supplied components exposes us to volatility in the prices and availability of these materials, and may result in our being susceptible to changes in geopolitical relationships. We may not be able to obtain a sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in, or the inability to, manufacture our TRISO-X fuel and SMRs or result in increased costs.

Our Xe-Mobile reactor, which has been designed in part pursuant to certain programs subject to the International Trade in Arms Regulations (“ITAR”) administered by the U.S. Department of State may experience delays in manufacture or operation as we go through any required requalification processes with any replacement third-party suppliers and other ITAR restrictions on transfer of sensitive technologies. Such requalification processes can require long lead times and are susceptible to delays.

Additionally, the imposition of tariffs and impacts of inflation on raw materials or supplied components for our reactors could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We depend on key executives and management to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Were we not to be able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.

Our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent nuclear reactor and fuels focused engineers and scientists, and other qualified personnel. Competition for the limited number of these skilled professionals is intense. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our reactors and fuel, we may experience delays, increased costs and reputational harm.

We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as commercial agreements such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our SMRs and related proprietary technologies. These measures are aimed at preventing third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our SMRs and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our SMRs, as well as our ability to operate without infringing or violating the proprietary rights of others. We either own or have significant license rights to certain intellectual property applicable to our SMRs and fuel technology, including patent rights and pending patent applications on the same, and we will continue to file patent applications claiming new technologies directed to our SMRs in the United States and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.

As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

The patent position of our nuclear power reactors and fuel technologies is not a guarantee of protection or rights. During the patent prosecution process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not issue if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction (e.g., China) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents, published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, those patents may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with those applications, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims of any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending patent applications. In addition, patents issued to us may be infringed or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our SMRs and related proprietary technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our SMRs worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our SMRs and related technology, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do among other things, one or more of the following: (i) cease selling, incorporating or using SMRs that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our SMRs.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our SMRs in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our SMRs.

There are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology or to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our SMRs or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. While we require our employees, consultants, and contractors to assign such intellectual property to us in the event that the intellectual property is not automatically assigned (e.g., as work made for hire), those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights and others misappropriate those rights in the process.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

X-energy’s management has limited experience in operating a public company.

X-energy’s executive officers have limited experience in the management of a publicly traded company. X-energy’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of New X-energy. X-energy may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for New X-energy to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New X-energy will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if New X-energy experiences additional material weaknesses or otherwise fails to design and maintain effective internal control over financial reporting in the future, New X-energy’s ability to timely and accurately report its financial condition and results of operations or comply with applicable laws and regulations could be impaired, which may adversely affect investor confidence in New X-energy and, as a result, the value of New X-energy Class A Common Stock.

We are in the process of developing our internal processes and procedures to accommodate our rapid growth in recent years. In connection with the preparation of our consolidated financial statements for the years ended December 31, 2020, 2021 and 2022, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses primarily relate to the following matters that are relevant to the preparation of our consolidated financial statements:

●	We lacked a sufficient complement of personnel with (i) adequate accounting knowledge and experience to analyze and interpret complex technical agreements we enter into and to ensure we record and disclose such transactions appropriately, and (ii) an appropriate level of knowledge and experience to establish effective information technology processes and controls.
●	We did not design and maintain the proper segregation of duties over the preparation, review and posting of manual journal entries to the general ledger.

Additionally, for the years ended December 31, 2020 and 2021, material weaknesses related to the following matters that are relevant to the preparation of our consolidated financial statements were identified. The below material weakness, however, have been remediated for the year ended December 31, 2022.

●	We did not design and maintain effective controls over certain information technology general controls for information systems and applications that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain sufficient user and privileged access controls to ensure appropriate segregation of duties and adequate restricted user access to financial applications.

The unremediated material weaknesses described above, if not remediated, could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	Continuing to hire additional, qualified accounting, financial reporting and information technology personnel with public company experience;
●	Providing additional training for our personnel on internal control over financial reporting;
●	Designing and implementing additional controls and processes that operate at an appropriate level of frequency and precision and that ensure sufficient segregation of duties;
●	Further develop and document our accounting policies;

●	Designing and implementing IT and application controls in our systems relevant to the preparation of the consolidated financial statements; and
●	Engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

We cannot assure you that the measures we have taken to date, and that we are continuing to implement, will be sufficient to remediate the material weaknesses we have identified or to avoid the identification of additional material weaknesses in the future. If the steps we take do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act will be time consuming and costly. If, during the evaluation and testing process we identify additional material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective and our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal control over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Risks Relating to Compliance with Law, Government Regulation and Litigation

The development of our FOAK standard four-module plant may require significantly more funding support than the U.S. government originally awarded us under the ARDP. If we are unable to receive additional funding from the DOE under the ARDP or other funding mechanisms, or if the federal government decides to alter the terms of, terminate, or take other actions with respect to our existing ARDP cooperative agreement with the DOE in light of these increased costs, such actions could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

We expect the cost to design and build our FOAK Xe-100 SMR to increase compared to estimates we developed in 2020, and we therefore anticipate corresponding increases in our expenses in connection with developing and advancing our SMR technology. Accordingly, we will need to secure additional funding in order to finalize the development, commercialization and first-of-a-kind deployment of our SMR technology and related services, and we may not be able to secure such funding on our anticipated timetable, if at all. Our current ARDP funding plan relies on cost-sharing through a cooperative agreement with the DOE. Specifically, the DOE has awarded X-energy $1.2 billion in cost-shared funding, of which $184.3 million was received from the DOE through March 31, 2023. We believe that our updated ARDP total program cost estimate range of $4.75 billion to $5.75 billion is conservative, designed to sufficiently cover both reasonably expected costs and contingency. Nonetheless, we have commenced a broad initiative to lower our overall costs, which includes the involvement of Dow, a company that brings significant experience and expertise in developing industrial projects similar in size and scope to the ARDP project. In addition, we will continue to work closely with the DOE to present the currently projected cost increases to Congress to secure additional ARDP funding before those funds will be needed. Additional ARDP funding is, however, subject to Congressional appropriations, which may not be forthcoming on our anticipated timetable, in the amounts we seek, or at all.

President Biden’s 2024 fiscal year budget proposal to Congress includes a requested allocation of $52 billion for the DOE’s discretionary budget (a nearly 14 percent increase versus enacted 2023 levels), with $11.9 billion specifically requested for DOE climate and clean energy research, development, demonstration and deployment (a 20 percent increase over 2023 enacted levels). As is typical in the federal budget process, the President’s budget request was developed in 2022, and submitted early in 2023, for the October 1, 2023 to September 30, 2024 fiscal year. As such, when the request was submitted the updated ARDP needs were not yet known, and these proposed budget increases were not intended to specifically apply to the ARDP. Thus, if the budget request is approved by Congress, there is a risk that such funds could be allocated elsewhere.

The federal budget process is complex, and recent developments in Congress include proposals to reduce or freeze federal discretionary spending generally, despite the President’s budget request. Moreover, the budget justification and Presidential budget requests are often incomplete; Congress may appropriate different amounts than those requested; and the DOE has varying degrees of discretion to reprogram or transfer appropriated funds. To the extent Congress shifts appropriations away from SMR, advanced reactor or nuclear-fuel funding generally, or projects we are developing specifically, those shifts could materially and adversely affect the amount of DOE funding available to us and our business. Additionally, if we are unable to secure additional funding under the ARDP or other programs from the DOE or from other funding sources, or if DOE decides to reduce funding to us or to terminate our participation in the ARDP, then we may have to significantly delay, scale back or discontinue one or more of our research and development programs. Any such delay, scaling back or discontinuation could have an adverse impact on our business, financial condition, results of operations and cash flows.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. Continued full funding of, and any upward adjustments to funding available under, the ARDP are subject to future government appropriations and continued political support. As of March 31, 2023, the U.S. government has awarded $1.2 billion of funding to us under the ARDP. While this amount is expected to cover our ARDP costs for multiple years, due to cost increases resulting from inflationary pressures and other factors, we will need the amount to be meaningfully increased. The termination of, or failure to fully fund, the ARDP, or our failure to timely secure upward adjustments in ARDP funding to cover actual costs could have a material, adverse impact on our business prospects, financial condition, results of operations and cash flows and may result in a more limited ARDP fuel facility development, changes to project development timelines, or other commercial changes to the ARDP project. Further, our inability to timely secure increases to our ARDP funding could harm our relationship with our partner and materially and adversely affect our business prospects.

The Infrastructure Investment and Jobs Act (Public Law 117-58) appropriated funds for our ARDP award through fiscal year 2025, after which time availability of funds to support our ARDP project will again become subject to the Congressional appropriations process. Congress has appropriated approximately $1.1 billion of the $1.2 billion commitment as part of the Infrastructure Investment and Jobs Act in 2022 to support our ARDP project. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. As of March 31, 2023, the U.S. government has awarded $1.2 billion of funding to us under the ARDP. While this amount is expected to cover our ARDP costs for multiple years, due to cost increases resulting from inflationary pressures and other factors, we will need the amount to be meaningfully increased. We cannot predict the extent to which funding may be increased, if at all, or if total funding may be reduced as part of a subsequent appropriations process ultimately approved by U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for the ARDP would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of the ARDP or the failure to commit additional funds to the ARDP could result in lost revenue and increase our overall costs of doing business, and may result in the deferral or more limited development of the TF3, and jeopardize our ability to complete our initial deployments of the Xe-100, which could adversely affect our ability to market and deploy Xe-100 units to other customers and other commercial effects.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. government contracting or subcontracting for a period of time.

U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. Under some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our ARDP contract, the loss of that particular contract could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our contracts and services with the U.S. government are also subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, reducing our margins, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows. The U.S. government has implemented, and may continue to implement initiatives focused on efficiencies, affordability and cost control and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

The development timeline for the ARDP project is dependent upon our ability to meet our ARDP contractual requirements, which will be contingent upon continued U.S. government funding for the ARDP, including incremental increases in such ARDP funding required to cover increased costs, and our ARDP partner’s ability to cover the remainder of the cost not covered by ARDP funds. As of March 31, 2023, the U.S. government has awarded $1.2 billion of funding to us under the ARDP. While this amount is expected to cover our ARDP costs for multiple years, due to cost increases resulting from inflationary pressures and other factors, we will need the amount to be meaningfully increased. Further, our inability to timely secure increases to our ARDP funding could harm our relationship with our partner and materially and adversely affect our business prospects.

Government funding is subject to the political process, which is inherently unpredictable, highly competitive and dependent on budgetary limitations, congressional appropriations and administrative allotment of funds, all of which may be affected by changes in U.S. government policies resulting from various political developments. If political support for the prioritization of the development of nuclear energy decreases, including due to policy changes by the Biden administration or future administrations and changing congressional funding priorities, we may be unable to secure continued government funding under the ARDP or any requested increases to such funding, which would materially and adversely affect our development timeline, financial condition and business prospects.

Our business is subject to the policies, priorities, regulations, mandates and funding levels of multiple governmental entities and may be negatively or positively impacted by any change thereto.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to use and possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who are also subject to extensive governmental regulation. Our efforts to comply with new and changing laws and regulations may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, approvals, and/or certifications from regulatory agencies (collectively referred to herein as “regulatory approvals”).

Failure to comply with these laws may result in civil penalties or private lawsuits, or the suspension or revocation of those regulatory approvals, which would prevent us from operating our business. With respect to our TF3, we require regulatory approval from the NRC to construct and operate the facility under a nuclear materials license, in addition to local and state permitting requirements. Failure to comply with these laws, obtain the required regulatory approvals, or receive exemptions from such regulations when available could result in fines, penalties, or the inability to operate our business. Any delays in regulatory actions allowing us to manufacture our TRISO fuel could also adversely affect our ability to meet fuel contract requirements and thereby affect our financial performance.

Our SMRs are subject to regulations in all jurisdictions related to nuclear safety, environmental, and financial qualification. Regulatory approvals, such as construction permits and operating licenses issued by the NRC, are necessary for our customers to construct and operate our SMRs. Our plans to deploy SMRs rely on timely receipt of such regulatory approvals in the jurisdictions in which we seek to do business. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our SMR products, and may also provide opportunities for third parties to lodge objections or seek more stringent requirements for our products.

Lastly, all of our facilities are subject to regulations regarding human health and safety, wastewater, stormwater, air emissions and storage of materials like petroleum. If we fail to comply with these laws and regulations, we could be subject to fines or penalties from local, state, and federal regulators.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business, financial condition, results of operations and cash flows.

The U.S. government’s budget deficit and the national debt, along with any negotiated resolution to increase or suspend the so-called debt ceiling, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the energy spending priorities of the U.S. government, what challenges budget reductions will present for the energy industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal 2023 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

●	The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;
●	U.S. government spending could be impacted by arrangements similar in effect to sequestration, which increases the uncertainty as to U.S. government spending priorities and levels; and
●	We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

These factors may become exacerbated by rising interest rates as more U.S. government spending must be appropriated to servicing the national debt or if a deal to increase or suspend the debt ceiling reduces, or blocks previously proposed increases in, government programs in which we participate. Furthermore, we believe continued budget pressures could have serious negative consequences for the nuclear energy industry and the customers, employees, suppliers, investors and communities that rely on companies in the nuclear energy industry. Budget and program decisions made in this environment would have long-term implications for us and the entire nuclear energy industry.

Our partnership with Dow for the installation of the Xe-100 at one of Dow’s U.S. Gulf Coast sites under the ARDP involves counterparty risk.

Our joint development agreement with Dow (the “JDA”) provides for certain engineering services, site selection, joint NRC licensing, technology use and further ARDP-related work that is funded by Dow and is subject to the DOE’s and Dow’s ongoing support and approval. As such, we are reliant on Dow’s continued partnership to develop and finalize the business model for the ARDP project and to establish a framework to pursue industrial projects in connection therewith, including the initial deployment of the Xe-100 pursuant to the ARDP. Such framework includes critical elements for the successful deployment of our initial Xe-100, including marketing, project ownership structures, project delivery models, plant operations, incentive structures, finance arrangements and other joint responsibilities and obligations.

Furthermore, the current statement of work under the JDA with Dow expires at the end of the first quarter of 2024. If Dow seeks to discontinue their partnership with us under the ARDP or seeks to renegotiate its role or limit its obligations under the JDA or any statement of work thereunder, it could have a material adverse outcome on our ability to successfully fulfill our obligations under the ARDP. Furthermore, we can offer no assurances as to how Dow will respond to program cost increases or schedule delays, and such response, including a change in the nature of our relationship with Dow or its project timeline, funding and cost estimates, or willingness to participate as a sub-awardee under the ARDP, could result in a materially adverse outcome to our business prospects.

We are required to comply with numerous laws and regulations, some of which are highly complex, and our failure to comply could result in fines or civil or criminal penalties or suspension or debarment by the U.S. government that could result in our inability to continue to work on or receive U.S. government contracts, which could materially and adversely affect our results of operations.

We must comply with laws and regulations relating to the formation, administration, and performance of U.S. government contracts, which affect how we do business. Such laws and regulations may potentially impose added costs on our business and our failure to comply with those laws and regulations may lead to civil or criminal penalties, including termination of our U.S. government contracts, including the ARDP contract, and/or suspension or debarment from contracting with federal agencies. Some significant laws and regulations that affect us include:

●	the Federal Acquisition Regulation (“FAR”), and agency regulations supplemental to the FAR, which regulate the formation, administration, and performance of U.S. government contracts. For example, the FAR 52.203-13 requires contractors to establish a Code of Business Ethics and Conduct, implement a comprehensive internal control system, and report to the government when there is credible evidence that a principal, employee, agent, or subcontractor, in connection with a government contract, has violated certain federal criminal laws, violated the civil False Claims Act, or has received a significant overpayment;
●	the False Claims Act, which imposes civil and criminal liability for violations, including substantial monetary penalties, for, among other things, presenting false or fraudulent claims for payments or approval;
●	the False Statements Act, which imposes civil and criminal liability for making false statements to the U.S. government;
●	the Truthful Cost or Pricing Data Statute (formerly known as the Truth in Negotiations Act), which requires certification and disclosure of cost and pricing data in connection with the negotiation of certain contracts, modifications, or task orders;
●	the Procurement Integrity Act, which regulates access to competitor bid and proposal information and certain internal government procurement sensitive information, and our ability to provide compensation to certain former government procurement officials;
●	laws and regulations restricting the ability of a contractor to provide gifts or gratuities to employees of the U.S. government;
●	post-government employment laws and regulations, which restrict the ability of a contractor to recruit and hire current employees of the U.S. government and deploy former employees of the U.S. government;
●	laws, regulations, and executive orders restricting the handling, use and dissemination of information classified for national security purposes or determined to be “controlled unclassified information” or “for official use only” and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work;
●	laws, regulations, and executive orders regulating the handling, use, and dissemination of personally identifiable information in the course of performing a U.S. government contract;
●	international trade compliance laws, regulations and executive orders that prohibit business with certain sanctioned entities and require authorization for certain exports or imports in order to protect national security and global stability;

●	laws, regulations, and executive orders governing organizational conflicts of interest that may restrict our ability to compete for certain U.S. government contracts because of the work that we currently perform for the U.S. government or may require that we take measures such as firewalling off certain employees or restricting their future work activities due to the current work that they perform under a U.S. government contract;
●	laws, regulations and executive orders that impose requirements on us to ensure compliance with requirements and protect the government from risks related to our supply chain;
●	laws, regulations and mandatory contract provisions providing protections to employees or subcontractors seeking to report alleged fraud, waste, and abuse related to a government contract;
●	the Contractor Business Systems rule, which authorizes Department of Defense agencies to withhold a portion of our payments if we are determined to have a significant deficiency in our accounting, cost estimating, purchasing, earned value management, material management and accounting, and/or property management system; and
●	the FAR Cost Accounting Standards and Cost Principles, which impose accounting and allowability requirements that govern our right to reimbursement under certain cost-based U.S. government contracts and require consistency of accounting practices over time.

In addition, the U.S. government adopts new laws, rules, and regulations from time to time that could have a material impact on our results of operations. Adverse developments in legal or regulatory proceedings on matters relating to, among other things, cost accounting practices and compliance, contract interpretations and statute of limitations, could also result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes.

Our performance under our U.S. government contracts and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various agencies of the U.S. government, and the current environment has led to increased regulatory scrutiny and sanctions for non-compliance by such agencies generally. In addition, from time to time we may report potential or actual violations of applicable laws and regulations to the relevant governmental authority. Any such report of a potential or actual violation of applicable laws or regulations could lead to an audit, review, or investigation by the relevant agencies of the U.S. government. If such an audit, review, or investigation uncovers a violation of a law or regulation, or improper or illegal activities relating to our U.S. government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding or suspension of payments, fines and suspension, or debarment from contracting with U.S. government agencies. Such penalties and sanctions are not uncommon in the industry, and there is inherent uncertainty as to the outcome of any particular audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our profitability, cash position, and future prospects could be materially and adversely affected.

Further, if the U.S. government were to initiate suspension or debarment proceedings against us or if we are indicted for or convicted of illegal activities relating to our U.S. government contracts following an audit, review, or investigation, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time which could materially and adversely affect our results of operations or financial condition. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

The ongoing war in Ukraine has escalated tensions between the United States, and its North Atlantic Treaty Organization (“NATO”) allies on one hand, and Russia on the other. The United States and other NATO member states, as well as some non-

member states, have imposed sanctions against Russia and certain Russian banks, enterprises and individuals. These sanctions have impacted the commercial availability of HALEU and increasing the cost of uranium enrichment services to produce HALEU, and any future additional sanctions and any resulting conflict between Russia, the United States and NATO countries could potentially increase the adverse impact on the price of enrichment services and on our future operations.

Further, the ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our SMR technology for commercial applications outside the United States. For example, if we were unable to obtain or maintain our licenses to export certain nuclear hardware, we would be effectively prohibited from exporting our SMR technology to non-U.S. locations, which would limit the number of customers to those in the United States. If we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a competitive edge to international suppliers of SMRs. In both cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export authorization, we may need to implement design changes to our SMRs to address issues with our domestic supplier chain, which may increase costs or result in delays in delivery of new plants and subsequent additional SMRs when ordered.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.

We are part of the nuclear power industry, which is highly regulated. Our fuel designs differ from fuels currently licensed and used by commercial nuclear power plants, and our SMR designs similarly differ from reactors currently in operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our nuclear power plants and others that operate with our nuclear fuels may be delayed and made more costly, and industry acceptance of our nuclear fuels may be hampered.

The nuclear power industry is highly regulated. All entities that operate nuclear power facilities, fabricate nuclear fuel and transport nuclear materials in the United States are subject to the jurisdiction of the NRC (except for those facilities and applications separately regulated by the DOE), and entities performing the same activities in other countries are subject to regulation by the NRC’s counterparts around the world. Our fuel designs differ significantly in some respects from the fuel used today by commercial nuclear power facilities. These differences may result in a longer and more extensive review by the NRC and its counterparts around the world, which could cause fuel development program delays and delays in commercialization. Similarly, our SMR designs differ significantly in some respects from the reactors used today at commercial nuclear power facilities. These differences could result in more prolonged and extensive review by the NRC and its counterparts around the world that could cause reactor development program delays and delays in commercialization.

Our fuel cannot be used in any existing nuclear reactors, and no currently commercially available fuel will work in our SMRs. Our fuel development timeline relies on the relevant nuclear regulator to accept and approve technical information and documentation about our nuclear fuel that is generated during the fuel qualification program. There is a risk that regulators may require additional information regarding the fuel’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding. Similarly, our reactor development timeline relies on the relevant nuclear regulator to accept and approve technical information and documentation about our reactor designs in the course of any design-specific licensing, certification, approval or similar process, or in the course of facility-specific licensing. There is a risk that regulators may require additional information regarding the reactor’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding.

We must obtain governmental licenses to possess and use radioactive materials, including isotopes of uranium, in our TF3 operations. Failure to obtain or maintain, or delays in obtaining, such licenses could impact our ability to fabricate TRISO-X fuel for our customers, who will initially be reliant on us for TRISO-X fuel, and have a material adverse effect on our business, financial condition and results of operation.

The NRC has not yet issued a license for the Company’s TF3, a facility intended to manufacture the fuel for our reactor designs and for other advanced reactor designs that utilize coated particle fuel. While an application is currently under review by the NRC for the TF3, delays in the NRC licensing review, or failure to obtain or to maintain the TF3 license upon issuance, could interfere with or prevent provision of our TRISO-X fuel to initial and subsequent Xe-100 reactors, or inhibit interest in our reactors by future customers, or impair our ability to produce and market other coated-particle fuels. We also face the risk that the NRC could impose conditions in the license that are not acceptable to us, which could materially and adversely affect our business. License implications and restrictions could lead to an adverse impact on our ability to sell our commercial technology.

The operations of our planned TF3 in Tennessee, and any future fuel fabrication facilities, will be highly regulated by U.S. federal and state level governmental authorities, including the NRC as well as the State of Tennessee and any other state jurisdictions in which we may establish operations. Our operations could be significantly impacted by changes in government policies and priorities.

The NRC has the authority to issue notices of violation for violations of the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”), NRC’s regulations and conditions of licenses, certificates of compliance, and orders. The NRC has authority to impose civil penalties (the maximum amount of which is adjusted annually to account for inflation) or additional requirements and to order cessation of operations for violations of these requirements. Penalties under the NRC regulations and applicable agency guidelines could include substantial fines, imposition of additional requirements, or withdrawal or suspension of licenses or certificates. Any penalties imposed on us could adversely affect our results of operations and liquidity. The NRC also has the authority to issue new regulatory requirements or to change existing requirements. Changes to the regulatory requirements also could adversely affect our results of operations and financial condition.

Our TF3 in Oak Ridge Tennessee will also be regulated by the State of Tennessee pursuant to Atomic Energy Act authority transferred under the NRC’s Agreement State Program and applicable state laws and regulations.

Additionally, certain aspects of our current fuels R&D activity take place within DOE’s Oak Ridge National Laboratory (separate and apart from our TF3 within the City of Oak Ridge). These activities are subject to DOE regulation and contractual requirements.

Changes in federal, state or local government policies and priorities can impact our nuclear fuel operations. These could include changes in interpretations of regulatory requirements, increased inspection or enforcement activities, changes in budgetary priorities, changes in tax laws and regulations and other government actions or inaction. Any of these local, state and federal agencies may have the authority to impose civil penalties and additional requirements, which could adversely affect our results of operations.

We must complete nuclear grade material qualifications and obtain regulatory approvals for the use of various materials in our TRISO-X fuel and our reactor designs. This includes long lead time irradiation testing and analysis, which may require redesign or use of alternative suppliers if results are unsatisfactory. Further, certain key nuclear grade materials and components, such as graphite, are only produced in limited quantity and predominantly outside of the United States. Cultivating expanded foreign or domestic U.S. supply chain manufacturing capacity for key materials and components depends on cooperation from government and supply chain partners that may result in shortages and delays if not accomplished within assumed timelines or costs. These key materials and components may also be particularly vulnerable to inflationary pressures and cost increases.

The equipment, components, and materials used in a nuclear power plant are subject to a heightened level of manufacturing and quality assurance scrutiny, in compliance with NRC regulations, applicable codes and nuclear industry standards. Moreover, it is critical to demonstrate in facility design and development that the materials used in the facility that will be exposed to radiation will perform in accordance with necessary design parameters. The heightened manufacturing and quality assurance requirements and regulatory oversight limit the number of potential suppliers from whom we can procure many types of equipment, components, and materials used in our reactors and within the TF3, as well as the types of facilities where we can test certain materials. These suppliers and the key materials and essential components may be particularly vulnerable to price increases, as a result of supply and demand dynamics, inflation and other price pressures. As a result, supplier delays, unexpected performance testing results, issues in the manufacturing process or procuring necessary materials, international procurement needs, regulatory compliance issues, component qualification issues or delays, increases in costs as a result of inflation or otherwise, and geopolitical considerations can all impact our ability to perform necessary R&D, assist a customer in licensing a reactor, license the TF3, construct and assist customers in operating an X-energy reactor design, or construct and operate the TF3. This could impact our project timelines and costs, as well as affect potential customer interest in our reactors.

The public has the ability to intervene in licensing proceedings before the NRC for a fuel fabrication facility or a reactor.

Under the Atomic Energy Act and the implementing NRC regulations, members of the public, state, or tribal governments may request a public hearing opposing the issuance of any NRC permit or license, or challenging portions of the license or permit application or of the NRC’s review. Certain NRC actions also include provision for a mandatory administrative hearing regardless of whether any contentions are submitted in conjunction with the action. These hearing processes may delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for the TF3 or for a customer’s SMR.

The Xe-100 and Xe-Mobile designs have not yet been approved or licensed for use at any site by the NRC or the Canadian Nuclear Safety Commission, and approval or licensing of these designs is not guaranteed.

X-energy has worked through material parts of the CNSC Vendor Design Review process to systematically identify any fundamental barriers to licensing in the Canadian market, with no substantive issues having been raised to date. X-energy is similarly engaged with the NRC to address technical, policy, and programmatic matters ahead of formal application review.

Notwithstanding those actions, neither the Xe-100 nor the Xe-Mobile designs have yet been licensed, certified or approved by the NRC or the Canadian Nuclear Safety Commission (“CNSC”), and no currently operating NRC- or CNSC-regulated reactor uses high-temperature gas reactor technology or our TRISO-X fuel.

If the NRC or CNSC disagrees with our, or our customers’, licensing approach or the technical bases supporting the nuclear safety and environmental impact evaluations, the construction and operating license application processes could take longer than currently expected, or a license may not be granted at all, which could materially and adversely affect our business. Further, the NRC or CNSC could impose conditions in a license that are not acceptable to us or our customers, which could materially and adversely affect our business. Any delays, conditions or unexpected requirements may increase costs for us or our customers and may result in uncertainty regarding the ability to deploy our technology in a predictable way, which may adversely impact our competitiveness.

Even if the Xe-100 and Xe-Mobile are licensed in the United States and Canada, we must still obtain approvals on a country-by-country basis to deploy these reactor technologies, which approvals may be delayed or denied or which may require modification to our design.

Even if the Xe-100 and Xe-Mobile are licensed, certified and/or approved in the United States and Canada, if we are to deploy our technology in other countries, we must first obtain regulatory approvals for our technology in those countries. The regulatory framework to obtain approvals is complex, varies from country to country, and may involve authorities on a sub-national or local level. Timelines are likely to be longer for initial deployments of our technology in any jurisdiction, as regulatory agencies may not be familiar with our technology and how it differs from the technology used in legacy nuclear power facilities. Moreover, other countries’ approval processes may differ markedly from the NRC process or the CNSC process, or they may require that we alter aspects of our design before providing approval. Denial or delay in approvals abroad could materially and adversely affect our business outside of the United States and Canada.

Operating a nuclear reactor in an industrial application has additional risks and costs compared to conventional electric power applications.

We expect our initial deployment of the Xe-100 under the ARDP to include industrial heat applications. This deployment is expected to be the first instance of using SMR technology for such applications. Such a deployment will require additional overhead associated with the licensing process, configuration control of the plant, minimum operating staff, training, security infrastructure, radiation protection, government reporting, and nuclear insurance, all of which may be cost prohibitive or require separate operating agreements to provide necessary nuclear overhead without disrupting industrial processes. While we have attempted to address such increases in our updated cost estimates, any additional costs or increased regulatory requirements may cause delays under our project timelines and costs and may have an adverse impact on our ARDP partner.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although X-energy’s business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products or demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

Our SMRs may not qualify as low-emissions or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel-cycle emissions or energy consumption.

While our SMRs generate no air emissions during operations, including no so-called greenhouse gases, our SMRs may nonetheless not qualify as providers of emissions-free, carbon-free, low-carbon or similar generating resources under emissions-limitation schemes that assess emissions on a lifecycle basis or that otherwise consider emissions from energy consumed in our fuel cycle.

Our TRISO-X fuel and its feedstocks require substantial amounts of energy to produce. Our fuel facilities and our suppliers’ facilities may rely on the local electric grid and its mix of generating sources for electricity or may rely on contracted supply that does not provide a choice among electric generation sources. Recent electric sector decarbonization trends in Tennessee, where our first fuel fabrication facility will be located, help to mitigate this risk, but we cannot control the generation and electricity purchasing decisions of local electric utilities and their suppliers or of electric suppliers to our third-party partners. The failure of our SMRs to qualify for inclusion in emissions reduction or climate change related emissions control schemes, or emissions-based incentive programs may result in higher costs or lower revenues for us or our customers, and may adversely impact the demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

Changes in tax laws could adversely affect our business prospects and financial results.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. We may be subject to income tax audits by various tax jurisdictions. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Further, we may be unable to utilize any net operating losses in the event a change in control is determined to have occurred.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

New X-energy’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

X-energy is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New X-energy will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of X-energy as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. In connection with the preparation of our consolidated financial statements for the year ended December 31, 2020, 2021 and 2022, we have identified material weaknesses in our internal control over financial reporting. See “Risk Factors — Risks Related to X-energy — Risks Relating to X-energy’s Business — We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if New X-energy experiences additional material weaknesses or otherwise fails to design and maintain effective internal control over financial reporting in the future, New X-energy’s ability to timely and accurately report its financial condition and results of operations or comply with applicable laws and regulations could be impaired, which may adversely affect investor confidence in New X-energy and, as a result, the value of New X-energy Class A Common Stock” of this proxy statement/prospectus. If New X-energy management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our business, financial condition and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.

Risks Relating to X-energy’s Capital Resources

Our business requires substantial investment.

At the time of the Business Combination, the aggregate capital raised from the Series C-2 Investors and PIPE Commitment will be sufficient to satisfy the minimum cash condition for the transaction; however, the commitments will not be sufficient to finance the total capital required for the business plan. To the extent we have significant redemptions in connection with this Business Combination or are unable to raise the level of capital we contemplate as part of the Business Combination, we will be required to make significant adjustments to our business plans in light of our available capital resources. For example, we will have to reduce future costs, which could materially impact our business plan, including potentially requiring us to defer or limit the size of our TF3 and/or defer or rely on others for our helium test facility, or not pursue some of our other strategic objectives and/or limit the resources available to further develop our design, sales and manufacturing efforts.

In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business is capital intensive. We expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock. Pursuant to the New X-energy Incentive Plan, which will become effective upon the Closing, our board is authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under our New X-energy Incentive Plan is increased pursuant to the terms of the New X-energy Incentive Plan, our stockholders may experience additional dilution, which could cause our stock price to fall. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Our corporate expenditures, including our corporate level outspend, are subject to numerous risks and uncertainties.

Our current and future operating expenses are uncertain and impacted by various factors outside of our control, including rising costs and other impacts of inflation, evolving regulatory requirements, raw material availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, among other factors. Accordingly, it is possible that our overall expenses and related outspend could be higher than the levels we currently estimate, and any increases could have a material adverse effect on our business, financial condition and results of operations.

We may experience a disproportionately higher impact from inflation and rising costs.

Recently, inflation has increased to its highest level in decades. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact may not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to sell Xe-100 reactors, which could have a material adverse effect on our business, financial condition and results of operations.

We have a history of losses and may not achieve profitability in the future. We will need substantial additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to sustain operations.

We expect to continue to incur operating losses for the foreseeable future as we continue to expand and develop, and we may need additional capital from external sources. If we are unable to raise additional capital, we may have to significantly delay, scale back or discontinue one or more of our research and development programs. We may be required to cease operations or seek partners for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital we may also be required to relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital, we may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures may significantly alter our business plan and could cause significant delays in the development of our product candidates.

There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Business Combination is consummated.

Based on our recurring losses and expectations to incur significant expenses and negative cash flows until at least 2024, management has identified substantial doubt about X-energy’s liquidity and cash flows as early as the second half of 2023 and X-energy’s ability to continue as a going concern through June 2024. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We do not expect to generate meaningful revenue unless and until we are able to finalize development of and commercialize our SMR technology and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing our SMR and other products and services, obtaining NRC design certification of our SMR and completing our manufacturing preparation and trials. In addition, upon the completion of the Transactions, we expect to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time and we may require additional funding and our forecasts anticipate certain customer-sourced income that is not guaranteed.

We may seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

Due to our extent of cost sharing under our government contract, we have historically incurred losses and used cash in our operations. During the year ended December 31, 2021, we incurred net losses of $64.1 million and net cash used in operations was $77.4 million. During the year ended December 31, 2022, we incurred net losses of $122.2 million and net cash used in operations was $95.8 million. Our cash and cash equivalents balance as of December 31, 2022 was $72.8 million. Accordingly, the foregoing conditions raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued.

Historically, our primary source of funding to support our operations has been contributions and loans from a member, as well as capital raises. We have completed successful capital raises during the years ended December 31, 2022 and 2021. We have concluded substantial doubt exists about our ability to continue as a going concern within one year after the date the financial statements are issued.

Our indebtedness could expose us to risks that could adversely affect our business, financial condition and results of operations.

In the future, we may incur additional indebtedness. Our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;
●	limiting our ability to obtain additional financing;
●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;
●	limiting our flexibility to plan for, or react to, changes in our business; and
●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay any additional indebtedness that we may incur. Any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Our actual operating results may differ significantly from our guidance.

From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference calls, or otherwise once we are a public company, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as COVID-19, the Russia-Ukraine conflict and the effects of inflation on our cost estimates and expectations, and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management prepares, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results will vary from our guidance and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

Payments due to us from our customers may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. government’s fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our customers may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent federal fiscal year. The U.S. government’s fiscal year end can also trigger increased purchase requests from customers for equipment and materials.

Any increased purchase requests we receive as a result of the U.S. government’s fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

●	the terms of customer contracts that affect the timing of revenue recognition;
●	variability in demand for our services and solutions;
●	commencement, completion or termination of contracts during any particular quarter;
●	timing of shipments and product deliveries;
●	timing of award or performance incentive fee notices;
●	timing of significant bid and proposal costs;
●	the costs of remediating unknown defects, errors or performance problems of our product offerings;
●	variable purchasing patterns under blanket purchase agreements and other indefinite delivery/ indefinite quantity contracts;
●	restrictions on and delays related to the export of nuclear articles and services;
●	costs related to government inquiries;
●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;
●	strategic investments or changes in business strategy;

●	changes in the extent to which we use subcontractors;
●	seasonal fluctuations in our staff utilization rates;
●	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and
●	the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, recoverability of assets including customer receivables, contingencies, valuation of financial instruments, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.

Risks Relating to New X-energy’s Organizational Structure

Our principal asset after the completion of the Business Combination will be our interest in X-energy OpCo, and, accordingly, we will depend on distributions from X-energy OpCo to pay our taxes and expenses, including payments under the Tax Receivable Agreement, and to pay dividends. X-energy OpCo’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the completion of the Business Combination, we will be a holding company and will have no material assets other than our ownership of X-energy OpCo Common Units and X-energy OpCo Warrants. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future will be dependent upon the financial results and cash flows of X-energy OpCo and its subsidiaries and distributions we receive from X-energy OpCo. X-energy OpCo and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions.

We anticipate that X-energy OpCo will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of X-energy OpCo Common Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of X-energy OpCo. Under the terms of the Fifth A&R Operating Agreement, X-energy OpCo will be obligated, subject to various limitations and restrictions, including with respect to any applicable credit agreements, to make tax distributions to holders of X-energy OpCo Common Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect could be significant. See “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

We intend, as its managing member, to cause X-energy OpCo to make (i) pro rata tax distributions to the X-energy Members in an amount sufficient to fund all or part of their tax obligations in respect of taxable income allocated to them and to cover our tax obligations and our payments due under the Tax Receivable Agreement and (ii) distributions to us to pay our operating expenses and to fund any dividends. However, X-energy OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which X-energy OpCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering X-energy OpCo insolvent. If we do not have sufficient funds to pay our tax or other liabilities or to fund our operations (including, if applicable, as a result of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in a termination of the Tax Receivable Agreement and the acceleration of payments due under the Tax Receivable Agreement. See “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” and “The Business Combination Proposal — Related Agreements — Fifth A&R Operating Agreement.”

Under the Fifth A&R Operating Agreement, we intend to cause X-energy OpCo, from time to time, to make pro rata distributions in cash to each holder of X-energy OpCo Common Units (including us) in amounts at least sufficient to cover the taxes imposed on their allocable share of net taxable income of X-energy OpCo. As a result of (i) potential differences in the amount of net taxable income allocable to us and to X-energy OpCo’s other members, (ii) the lower tax rate applicable to corporations compared to individuals, and (iii) certain tax benefits that we anticipate from (a) future purchases or redemptions of X-energy OpCo Common Units from the X-energy Members (other than us); and (b) payments under the Tax Receivable Agreement, these cash distributions may be in amounts that exceed our actual tax liabilities with respect to the relevant taxable year, including our obligations under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any such excess cash, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for X-energy OpCo Common Units and corresponding shares of New X-energy Class A Common Stock will be made as a result of any cash distribution by us or any retention of cash by us, and in any event the ratio will remain one-to-one. To the extent we do not distribute such excess cash as dividends on our stock we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending it (or a portion thereof) to X-energy OpCo, which may result in shares of our New X-energy Class A Common Stock increasing in value relative to the value of X-energy OpCo Common Units. Following such loan or a contribution of such excess cash to X-energy OpCo, we may, but are not required to, make an adjustment to the outstanding number of X-energy OpCo Common Units held by the X-energy Members (other than us). In the absence of such adjustment, the X-energy Members may benefit from any value attributable to such cash and/or loan balances if they acquire shares of New X-energy Class A Common Stock in exchange for their X-energy OpCo Common Units, notwithstanding that such holders may have participated previously as holders of X-energy OpCo Common Units in distributions that resulted in such excess cash balances.

The Tax Receivable Agreement with the TRA Holders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

Upon the Closing, we will enter into a Tax Receivable Agreement with X-energy OpCo and the TRA Holders. Under the Tax Receivable Agreement, we will be required to make cash payments to the TRA Holders equal to 85% of the amount of cash tax savings, if any, that we actually realize, or in certain circumstances are deemed to realize (calculated using certain assumptions), as a result of the Basis Adjustments and Interest Deductions (each as defined below). Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the (i) Basis Adjustments, and (ii) Interest Deductions would aggregate to approximately $645.4 million over 20 years from the date of the Business Combination (inclusive of any day-one liabilities as a result of the Business Combination) based on a $10.00 per share trading price of our New X-energy Class A Common Stock, and assuming all future redemptions or exchanges would occur one year after the Closing at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, we would be required to pay the TRA Holders approximately 85% of such amount, or approximately $548.6 million, over the 20-year period from the date of the Business Combination, and we would benefit from the remaining 15% of the tax benefits. We will depend on cash distributions from X-energy OpCo to make payments under the Tax Receivable Agreement. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. Due to the uncertainty of various factors, we cannot precisely quantify the likely tax benefits we will realize as a result of the purchase of X-energy OpCo Common Units and X-energy OpCo Common Unit exchanges, and the resulting amounts we are likely to pay out to the TRA Holders pursuant to the Tax Receivable Agreement; however, we estimate that such payments will be substantial. See “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

The payment obligation is an obligation of the Company and not of X-energy OpCo. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid by us.

Payments under the Tax Receivable Agreement are not conditioned upon one or more of the TRA Holders maintaining a continued ownership interest in X-energy OpCo or us. Furthermore, if we experience a Change of Control (as defined under the Fifth A&R Operating Agreement), which includes certain mergers, asset sales and other forms of business combinations, we would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our New X-energy Class A Common Stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Accordingly, the TRA Holders’ interests may conflict with those of the holders of our New X-energy Class A Common Stock. For more information, see “Certain Relationships and Related Party Transactions — Post-Business Combination Arrangements — Tax Receivable Agreement.”

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption or exchange of X-energy OpCo Common Units may accelerate the recognition of associated tax benefits for which we would be required to make payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption or exchange of X-energy OpCo Common Units increase the tax liability of the TRA Holders (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement with respect to tax attributes associated with such assets. For more information, see “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

The ability to generate tax assets covered by the Tax Receivable Agreement, and the actual use of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges of X-energy OpCo Common Units by, or purchases of X-energy OpCo Common Units from, the TRA Holders (or their transferees or other assignees), the price of our New X-energy Class A Common Stock at the time of the redemption, exchange or purchase; the extent to which such redemptions, exchanges or purchases are taxable; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the tax rates and laws then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.

In certain cases, payments under the Tax Receivable Agreement to the TRA Holders may be accelerated and/or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement will provide that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement or the Tax Receivable Agreement is rejected by operation of law, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control were to occur after the Closing or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be accelerated and become immediately due and payable. The amount due and payable in those circumstances is based on the present value (at a discount rate equal to the secured overnight financing rate (“SOFR”) plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if we were to exercise our termination right, or the Tax Receivable Agreement is otherwise terminated, immediately following the Closing, the aggregate amount of the termination payments would be approximately $317.9 million. See “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

As a result of the foregoing, we would be required to make an immediate cash payment that may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the TRA Holders that are greater than 85% of the actual cash tax savings we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. We may not be able to fund or finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which are complex and factual in nature, and the IRS or another taxing authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient’s rights and obligations under the Tax Receivable Agreement, then our ability to settle such challenges may be restricted by the rights of the TRA Holders pursuant to the Tax Receivable Agreement, and such restrictions apply for as long as the Tax Receivable Agreement remains in effect. We will not be reimbursed for any cash payments previously made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a TRA Holder are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make to such TRA Holder under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a TRA Holder for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of 85% of the actual cash tax savings that we realize in respect of the tax attributes with respect to a TRA Holder that are the subject of the Tax Receivable Agreement.

If X-energy OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and X-energy OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments we previously made under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We and X-energy OpCo intend to operate such that X-energy OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership, the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions and exchanges of X-energy OpCo Common Units pursuant to the X-energy Members’ redemption and exchange rights as described under “Certain Relationships and Related Party Transactions — Post-Business Combination Arrangements — Fifth A&R Operating Agreement — LLC Unit Redemption Right,” or other transfers of X-energy OpCo units could cause X-energy OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate so that redemptions, exchanges and other transfers of X-energy OpCo units qualify for one or more such safe harbors. For example, we intend to limit the number of unitholders of X-energy OpCo, and the Fifth A&R Operating Agreement provides for limitations on the ability of unitholders of X-energy OpCo to transfer their X-energy OpCo units and will provide us, as managing member of X-energy OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of owners of X-energy OpCo to redeem, exchange or otherwise transfer their X-energy OpCo units to the extent we believe it is necessary to ensure that X-energy OpCo will continue to be classified as a partnership for U.S. federal income tax purposes.

If X-energy OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for X-energy OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with X-energy OpCo. We may not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of X-energy OpCo’s assets) were subsequently determined to have been unavailable.

If we were deemed to be an investment company under the Investment Company Act, as a result of our ownership of X-energy OpCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the Investment Company Act.

As the sole managing member of X-energy OpCo, we will control and operate X-energy OpCo. On that basis, we believe that our interest in X-energy OpCo is not an “investment security” as that term is used in the Investment Company Act. However, if we were to cease participation in the management of X-energy OpCo, our interest in X-energy OpCo could be deemed an “investment security” for purposes of the Investment Company Act.

We and X-energy OpCo intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

X-energy and New X-energy will be controlled by the X-energy Founder, whose interests may differ from those of New X-energy’s public stockholders.

The X-energy Founder will have control over all stockholder decisions because such X-energy Founder will control a substantial majority of the combined voting power of New X-energy following the Closing. This will limit or preclude your ability to influence corporate matters. Specifically, upon Closing, the X-energy Founder, by virtue of the X-energy Founder’s shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock, will hold approximately 92.7% of the total voting power of New X-energy on a fully-diluted basis, assuming no redemptions.

As a result, the X-energy Founder will have the ability to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of us and may make some transactions more difficult or impossible without his support, even if such events are in the best interests of minority stockholders. This concentration of voting power may have a negative impact on the trading price of New X-energy Class A Common Stock.

The X-energy Founder is entitled to vote their shares, and shares over which they have voting control, in their own interests, which may not always be in the interests of our stockholders generally. Because the X-energy Founder holds their economic interest in our business through X-energy OpCo, rather than through X-Energy, Inc., the X-energy Founder may have conflicting interests with holders of shares of New X-energy Class A Common Stock. For example, the X-energy Founder may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. The structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions — Post-Business Combination Arrangements — Tax Receivable Agreement.” The X-energy Founder’s ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of New X-energy Class A Common Stock might otherwise receive a premium for your shares over the then-current market price.

We cannot predict the impact our multi-class structure may have on our stock price.

FTSE Russell and Standard & Poor’s do not allow most newly public companies utilizing dual or multi-class capital structure to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P Small Cap 600, which together make up the S&P Composite 1500. Our multi-class capital structure may make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. Other stock indices may take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make New X-energy Class A Common Stock less attractive to other investors. As a result, the trading price and volume of New X-energy Class A Common Stock could be adversely affected.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of New X-energy Class A Common Stock, which could depress the trading price of our New X-energy Class A Common Stock.

Our certificate of incorporation will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of New X-energy Class A Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for New X-energy Class A Common Stock at a premium to the market price and materially and adversely affect the market price and the voting and other rights of the holders of New X-energy Class A Common Stock.

Risks Related to AAC

Unless the context otherwise requires, all references in this section to “AAC,” “we,” “us” or “our” refer to AAC prior to the Closing and New X-energy after the Closing.

Our Sponsor, directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

Our Sponsor, directors and executive officers have agreed (and their permitted transferees will agree) to vote any AAC Class B Ordinary Shares and any Public Shares purchased during or after our IPO held by them in favor of the Business Combination. As of the Record Date, our Sponsor and AAC’s independent directors own an aggregate of     % of our issued and outstanding ordinary shares and     % of our Public Shares. Our Sponsor, directors and executive officers also may from time to time purchase AAC Class A Ordinary Shares prior to our initial business combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of AAC including the AAC Class B Ordinary Shares. As a result, in addition to our AAC Class B Ordinary Shares, we will need 10,998,541, or 15.3% (assuming all issued and outstanding shares are voted) or 0% (assuming only the minimum number of shares representing a quorum are voted), of the 46,997,081 Class A Ordinary Shares that remain outstanding following the First Extension to be voted in favor of the Business Combination in order to have the Business Combination approved. We expect that our initial shareholders and their permitted transferees will own at least 34.7% of our outstanding ordinary shares at the time of any such shareholder vote. Accordingly, the agreement by our Sponsor, and each of our directors and executive officers (and their respective permitted transferees) to vote in favor of the Business Combination will increase the likelihood that we will receive the requisite shareholder approval for the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a significant portion of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we expect, including in connection with an Extension, we may need to arrange for additional debt or equity financing to provide working capital to New X-energy following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination does not close. If the Business Combination does not close, you will not receive your pro rata portion of the funds in the Trust Account until we complete an alternate initial business combination or liquidate the Trust Account if we are unable to complete an initial business combination within the time period provided by our Organizational Documents. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights.

Our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants from Public Shareholders, which may reduce the public “float” of our Public Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC, X-energy, or its or their securities, our Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market from shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the extraordinary general meeting and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Warrants in such transactions.

Any such arrangements may have a depressive effect on the price of the New X-energy Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the extraordinary general meeting. The public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

If you or a “group” of Public Shareholders are deemed to hold in excess of an aggregate of 15% of the Public Shares, you will not be able to require us to redeem all such Public Shares in excess of an aggregate of 15% of the Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares sold in our IPO without our prior consent, which we refer to as the “Excess Shares.” However, such Public Shareholders may vote all of their Public Shares (including Excess Shares) for or against the Business Combination. Your inability to require us to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in AAC if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if AAC completes the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, to dispose of such Public Shares would be required to sell your Public Shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.

Our deposit of funds in the Trust Account may not protect those funds from third-party claims against us, including any regulatory actions successfully made against the Trust Account. Although we seek to have all material vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our directors and executive officers will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party that has not executed a waiver if our directors and executive officers believe that such third party’s engagement would be significantly more beneficial to us than any alternative. The underwriters of our IPO did not, and will not, execute agreements with AAC waiving such claims to the monies held in the Trust Account.

A third party may refuse to execute a waiver in numerous circumstances, such as the engagement of a third-party consultant whose particular expertise or skills are believed by our directors and executive officers to be superior to those of other consultants that would agree to execute a waiver or in cases where our directors and executive officers are unable to retain a service provider willing to execute a waiver. There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with AAC and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not consummated an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtained an additional Extension, upon the exercise of the redemption rights in connection with the Business Combination, or another initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of all rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of AAC. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination, or another initial business combination, and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us and is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the AAC Board may be viewed as having breached their fiduciary duties to our creditors, exposing the members of the AAC Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us and is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. The AAC Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us and is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us and is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business combination operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp., and on May 1, 2023, First Republic Bank, were each swept into receivership. Additional financial institutions may be forced into receivership as uncertainty and volatility within the banking and financial services sector persist. Although we are not a borrower or party to any such instruments with SVB, Signature Bank, First Republic Bank or any other financial institution currently in receivership, if any of our lenders, lenders to New X-energy or counterparties to any such instruments were to be placed into receivership, we may be unable to access such funds. Additionally, we hold no deposits or securities with SVB or Silvergate Capital. As of March 31, 2023, funds in the Trust Account totaled approximately $484,900,806, and were comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

We cannot assure you that we will be able to complete the proposed Business Combination or complete an alternative initial business combination by August 4, 2023, in which case we would cease all operations except for the purpose of winding up and we would redeem the Class A Ordinary Shares and liquidate the Trust Account, and our Public Shareholders would only receive approximately $10.00 per share and the Public Warrants would expire worthless.

We cannot assure you that the Business Combination or another initial business combination will be consummated prior to August 4, 2023, the date by which we are required to complete our initial business combination or be forced to liquidate, or that an extension request will enable us to complete the Business Combination or another initial business combination. Our ability to consummate any business combination depends on a variety of factors, many of which are beyond our control. Although we are required to offer shareholders redemption rights in connection with any shareholder vote to approve a business combination, or if we seek an Extension, there may be no extraordinary general meeting of the shareholders to vote upon the Business Combination, another initial business combination or an Extension before August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents. Even if the Business Combination or an Extension is approved by our shareholders, it is possible that redemptions will leave us with insufficient cash to consummate the Business Combination or another initial business combination on commercially acceptable terms, or at all. The fact that we will have separate redemption periods in connection with a shareholder vote upon an Extension and vote upon the Business Combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, our Public Shareholders may be unable to recover their investment, except through sales of their Public Shares on the open market. The price of our securities may be volatile, and there can be no assurance that our Public Shareholders will be able to dispose of their Public Shares at favorable prices, or at all.

If AAC is not able to complete the Business Combination with X-energy, complete an alternative business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to AAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of any remaining shareholders and the AAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive approximately $10.00 per share and the Public Warrants will expire worthless.

Changes in laws or regulations, including different or heightened rules or requirements promulgated by the SEC, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete the Business Combination and our results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. It is likely that we will become subject to different or heightened rules or requirements promulgated by the SEC, and we may become subject to heightened or increased scrutiny by the SEC. In addition to existing SEC staff guidance, on March 30, 2022, the SEC proposed new rules that would impose, amongst other things, specialized disclosure requirements regarding business combination transactions involving SPACs such as in the context of conflict of interest or use of projections, impose underwriter liability for certain participants in business combination transactions involving SPACs, render SPACs ineligible to rely on the Private Securities Litigation Reform Act for making forward looking statements, and create a specific safe harbor for SPACs not to be deemed investment companies under the Investment Company Act. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations.

A new 1% U.S. federal excise tax is expected to be imposed on us in connection with redemptions of New X-energy Class A Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, only limited guidance has been issued to date.

The 1% excise tax is not expected to apply to redemptions of AAC Class A Ordinary Shares to the extent such redemptions occur prior to the Domestication (absent any regulations and other additional guidance that may be issued in the future with retroactive effect). However, absent any additional guidance, if we domesticate and continue as a Delaware corporation prior to the redemptions, and because our securities are trading on the NYSE, we currently expect that New X-energy will be subject to the excise tax with respect to any redemptions of its New X-energy Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. Furthermore, we currently expect that New X-energy will generally be subject to the excise tax with respect to any other future redemptions of its New X-energy Class A Common Stock (other than, pursuant to recently issued guidance from the U.S. Department of the Treasury, redemptions in complete liquidation of New X-energy). In all cases, the extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the New X-energy Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. It is not clear to what extent such reduction would be available with respect to redemptions of New X-energy Class A Common Stock and the issuance of New X-energy Class B Common Stock and New X-energy Class C Common Stock. The excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. The imposition of the excise tax could, however, reduce the amount of cash available to New X-energy (or the cash contribution to X-energy OpCo in connection with the Business Combination).

Our shareholders may be held liable for claims by third parties against AAC to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or as having acted in bad faith, exposing themselves and AAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,293 and imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate an initial business combination, require substantial financial and management resources, and increase the time and costs of completing an initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls and comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such initial business combination.

Our agreement with our Sponsor and our executive officers and directors may be amended without shareholder approval.

Our agreement with our Sponsor and our executive officers and directors contains provisions relating to transfer restrictions of the AAC Class A Ordinary Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The agreement may be amended without shareholder approval. While we do not expect the AAC Board to approve any amendments to the agreement prior to our initial business combination, it may be possible that the AAC Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the agreement. Any such amendments to the agreement would not require approval from our shareholders and may have an adverse effect on the value of an investment in our securities. Concurrently with the execution of the Business Combination Agreement, our Sponsor and AAC’s independent directors entered into the Sponsor Support Agreement with X-energy, pursuant to which our Sponsor and AAC’s independent directors agreed to vote their shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from X-energy and the other parties to such agreement, but would not require approval from our shareholders.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier of: (i) our completion of an initial business combination, and then only in connection with those AAC Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not consummate an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents; or (B) with respect to any other provisions relating to rights of our shareholders’ right or pre-business combination activity; and (iii) the redemption of our Public Shares if we have not consummated an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, subject to applicable law and as further described in this proxy statement/prospectus. Public Shareholders who elect to have their AAC Class A Ordinary Shares redeemed in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not completed an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, with respect to such AAC Class A Ordinary Shares so redeemed. In no other circumstances will a Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Warrants will not have any right to the proceeds held in the Trust Account with respect to the Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The terms of the AAC Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.

The AAC Warrants were issued pursuant to the Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the AAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the number of the then-outstanding Private Placement Warrants. We or New X-energy may amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of AAC or New X-energy purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the AAC Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the AAC Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with AAC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of the Warrant Agreement may make it more difficult for us to consummate the Business Combination.

Unlike most blank check companies, if (i) we issue additional AAC Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per AAC Class A Ordinary Share (with such issue price or effective price to be determined in good faith by the AAC Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the Closing (net of redemptions), and (iii) the volume weighted average trading price of AAC Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the AAC Warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

Upon the Closing, the AAC Warrants will become New X-energy Warrants. The exercise price for the New X-energy Warrants will be $11.50 per share of New X-energy Class A Common Stock, subject to adjustment. There is no guarantee that the New X-energy Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the New X-energy Warrants may expire worthless.

Your unexpired New X-energy Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you.

Outstanding New X-energy Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New X-energy Warrant, provided that the last reported sales price of New X-energy Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New X-energy Warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption. If and when the warrants become redeemable by New X-energy, New X-energy may exercise its redemption rights if the issuance of shares of New X-energy Class A Common Stock upon exercise of the New X-energy Warrants is not exempt from registration or qualification under applicable state blue sky laws or New X-energy is unable to effect such registration or qualification, subject to New X-energy’s obligation in such case to use its best efforts to register or qualify the shares of New X-energy Class A Common Stock under the blue sky laws of the state of residence in those states in which the AAC Warrants were initially offered by us in our IPO. Redemption of the outstanding New X-energy Warrants could force you to (i) exercise your New X-energy Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your New X-energy Warrants at the then-current market price when you might otherwise wish to hold your New X-energy Warrants or (iii) accept the nominal redemption price which, at the time the outstanding New X-energy Warrants are called for redemption, is likely to be substantially less than the market value of your New X-energy Warrants. Except as otherwise set forth in this proxy statement/prospectus, none of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

We have the ability to redeem the outstanding New X-energy Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per New X-energy Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that: (a) the closing price of our AAC Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption; and (b) certain other conditions are met, including that holders will be able to exercise their New X-energy Warrants prior to redemption for a number of AAC Class A Ordinary Shares determined based on the redemption date and the fair market value of our AAC Class A Ordinary Shares. The value received upon exercise of the New X-energy Warrants (1) may be less than the value the holders would have received if they had exercised their New X-energy Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the New X-energy Warrants, including because the number of ordinary shares received is capped at 0.361 AAC Class A Ordinary Shares per New X-energy Warrant (subject to adjustment) irrespective of the remaining life of the New X-energy Warrants.

Our warrants may have an adverse effect on the market price of the New X-energy Class A Common Stock.

We issued 20,000,000 Public Warrants to purchase 20,000,000 of our AAC Class A Ordinary Shares as part of the AAC Units offered in the IPO, and we issued in a private placement 15,333,333 Private Placement Warrants, each exercisable to purchase one AAC Class A Ordinary Share at $11.50 per share, subject to adjustment. If our Sponsor makes any working capital loans, it may convert up to $1,500,000 of such loans into up to an additional 1,000,000 Private Placement Warrants, at the price of $1.50 per warrant. As of the date of this proxy statement/prospectus, our Sponsor has loaned $2,100,000 to us. Upon the Domestication, the New X-energy Warrants will entitle the holders to purchase shares of New X-energy Class A Common Stock. Such New X-energy Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the New X-energy Class A Common Stock.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of New X-energy Class A Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of New X-energy’s Class A Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New X-energy has so elected and the shares of New X-energy Class A Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption.

If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of New X-energy Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New X-energy Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of shares of New X-energy Class A Common Stock (as defined in the next sentence) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of New X-energy Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable. As a result, you would receive fewer shares of New X-energy Class A Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of March 31, 2023, we had a working capital deficit of $15.8 million. Further, we have incurred and expect to incur significant costs in pursuit of our business combination plans. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the AAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the AAC Board determines that it would be in the best interests of AAC to adjourn the extraordinary general meeting to give AAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the AAC Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the AAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF AAC

General

AAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the AAC Board for use at the extraordinary general meeting. This proxy statement/prospectus provides AAC shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at       , Eastern Time, on            , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, or virtually via live webcast at            .

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, AAC is asking holders of AAC Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal. Copies of the Original Business Combination Agreement and the First Amendment to Business Combination Agreement are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively;
●	the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;
●	the Stock Issuance Proposal;
●	the Cayman Charter Amendment Proposal;
●	the Organizational Documents Proposal (collectively, with the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”). The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;
●	the Advisory Organizational Documents Proposals;
●	the Incentive Plan Proposal. The New X-energy Incentive Plan is attached to this proxy statement/prospectus as Annex F.
●	the Director Election Proposal; and
●	the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal, the Cayman Charter Amendment Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the AAC Board and the Special Committee

The AAC Board and the Special Committee believe that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of AAC’s shareholders and unanimously recommend that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Cayman Charter Amendment Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

Record Date; Who is Entitled to Vote

AAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned AAC Ordinary Shares at the close of business on            , 2023, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each AAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. AAC Warrants do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were AAC Ordinary Shares issued and outstanding, of which             were issued and outstanding Public Shares.

The Sponsor and each director and each officer of AAC have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any AAC Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The AAC Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns    % of the issued and outstanding AAC Ordinary Shares.

Quorum

A quorum of AAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding AAC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person, virtually or by proxy. As of the Record Date for the extraordinary general meeting,             AAC Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to AAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. AAC believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee will not be able to vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The approval of the Cayman Charter Amendment Proposal require a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Cayman Charter Amendment Proposal is not conditioned upon any other proposal.

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Incentive Plan Proposal is not conditioned upon any other proposal.

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is not conditioned upon any other proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the AAC Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each AAC Class A Ordinary Share and each AAC Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of AAC Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your AAC Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the AAC Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Cayman Charter Amendment Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

●	You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.
●	If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or virtually and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way AAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an AAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	sending another proxy card with a later date;
●	notifying , of AAC, in writing before the extraordinary general meeting that you have revoked your proxy; or
●	attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your AAC Ordinary Shares, you may call       , our proxy solicitor, by calling       , or banks and brokers can call collect at       , or by emailing             .

Redemption Rights

Pursuant to the Cayman Constitutional Documents (and if the Cayman Charter Amendment Proposal is not approved and implemented), a Public Shareholder may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through AAC Units and elect to separate your AAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;
(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that New X-energy redeem all or a portion of your Public Shares for cash; and
(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, if the Cayman Charter Amendment Proposal is not approved and implemented, the election to exercise redemption rights will occur prior to the Domestication, but the redemption will be with respect to the New X-energy Class A Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. If the Cayman Charter Amendment Proposal is not approved and implemented, immediately following the Domestication and the Closing, New X-energy will satisfy the exercise of redemption rights by redeeming the corresponding shares of New X-energy Class A Common Stock issued to the Public Shareholders that validly exercised their redemption rights.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, New X-energy will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the Closing. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. Continental will typically charge the tendering broker approximately $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

An AAC shareholder may not withdraw a redemption request once submitted to AAC unless the AAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that AAC permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days prior to the scheduled date of the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the Closing with respect to any AAC Ordinary Shares held by them. The AAC Ordinary Shares held by our Sponsor, officers and directors will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns % of the issued and outstanding AAC Ordinary Shares.

Holders of the AAC Warrants will not have redemption rights with respect to the AAC Warrants.

The closing price of Public Shares on       , the most recent practicable date prior to the date of this proxy statement/prospectus, was $      . As of March 31, 2023, funds in the Trust Account totaled $484,900,806 and were comprised entirely of U.S. government securities with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by AAC meeting conditions of Rule 2a-7 under the Investment Company Act, by AAC, until the earlier of (i) the consummation of a business combination and (ii) the distribution of the Trust Account.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. AAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither AAC’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

AAC is soliciting proxies on behalf of the AAC Board. This solicitation is being made by mail but also may be made by telephone or in person. AAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. AAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. AAC will bear the cost of the solicitation.

AAC has engaged        to assist in the solicitation process and will pay a fee of $       , plus disbursements.

AAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AAC will reimburse them for their reasonable expenses.

AAC Shareholders

As of the Record Date, there are AAC Ordinary Shares issued and outstanding, which includes the        Class B Ordinary Shares held by the Sponsor and the Public Shares. As of the Record Date, there is outstanding an aggregate of        AAC Warrants, which includes        Private Placement Warrants held by the Sponsor and        Public Warrants.

Potential Purchases of Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC, X-energy, or its or their securities, our Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.32 per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the extraordinary general meeting and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions.

Any such arrangements may have a depressive effect on the price of New X-energy Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the extraordinary general meeting. The public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. Copies of the Original Business Combination Agreement and the First Amendment to Business Combination Agreement are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the Signing Date and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the Record Date. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about AAC, X-energy, or any other matter.

Structure of the Business Combination

On the Signing Date, AAC entered into the Original Business Combination Agreement by and among AAC, X-energy and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of the Series A Parties and Management LLC, as subsequently amended by the First Amendment to Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, following the Domestication, (a) New X-energy will acquire equity securities and become the managing member of X-energy OpCo and (b) New X-energy will issue equity securities to the X-energy Members, resulting in a combined company organized in an Up-C structure, in which substantially all of the assets and the business of the combined company will be held by X-energy OpCo.

Prior to and as a condition of the Business Combination, pursuant to the Domestication, AAC will deregister as a Cayman Islands exempted company and transfer by way of continuation to and domesticate as a Delaware corporation in accordance with the DGCL and the Companies Act.

Business Combination Consideration

As a result of the Up-C structure, the Business Combination Consideration to be received by the X-energy Members (excluding the holders of any equity securities that by their terms will not convert into X-energy Common Units at or prior to the Closing) will be equal to the Aggregate Consideration, the Earn Out Units and, following consummation of the transactions contemplated by the Contribution Agreement (as defined below) (including the contribution of an equal number of Earn Out Units to AAC) the shares of New X-energy Class A Common Stock issued to Management LLC pursuant to the Contribution Agreement that will, following issuance, be subject to vesting and potential forfeiture on the same terms as the Earn Out Units (the “Earn Out Shares”). “Aggregate Consideration” means: (a) a number of X-energy OpCo Common Units equal to the quotient of (i) (x) the Base Purchase Price minus (y) the Non-Converted Securities Value, divided by (ii) $10.00; and (b) an equivalent number of shares of New X-energy Common Stock. The class of such shares of New X-energy Common Stock, and whether such shares are issued (i) in addition to such X-energy OpCo Common Units (i.e., shares of New X-energy Class B Common Stock and New X-energy Class C Common Stock that are issued upon payment of the X-energy Subscription Amount) or (ii) in exchange for such X-energy OpCo Common Units pursuant to the terms of the Contribution Agreement (i.e., shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock that are issued in connection with the contribution of OpCo Common Units by the Additional Parties), is determined in accordance with the terms of the Business Combination Agreement.

The “Base Purchase Price” means $1,800,000,000.

“Non-Converted Securities Value” means an amount equal to the aggregate value (inclusive of principal and interest accrued as of the Closing, if applicable) of all equity securities that are not converted into X-energy OpCo Common Units in connection with or prior to the Closing, which amount shall: (i) be equal to the value of the X-energy OpCo Common Units that would have been issued to such holder in respect of such equity security had such equity security converted into X-energy OpCo Common Units in connection with the Closing, assuming a value per X-energy OpCo Common Units equal to $10.00 per unit; and (ii) take into account any discount rate or conversion price (including pursuant to a liquidation or deemed liquidation) pursuant to the terms of such equity security.

Immediately prior to the Closing, X-energy will effectuate the Recapitalization whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy OpCo Common Units and Earn Out Units.

At the Closing:

(a)	New X-energy will issue or cause to be issued: (i) 16,724,642 shares of New X-energy Class B Common Stock to the X-energy Members (other than the X-energy Founder) and 130,939,935 shares of New X-energy Class C Common Stock to the X-energy Founder, in each case in exchange for payment of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of the New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable) (the “X-energy Subscription Amount”), pursuant to individual subscription agreements to be entered into between each X-energy equityholder and New X-energy; (ii) 12,525,632 shares of New X-energy Class A Common Stock and 4,105,093, Earn Out Shares (as defined below) to Management LLC, to be issued pursuant to a contribution agreement in form and substance reasonably satisfactory to AAC, X-energy and the Additional Parties (the “Contribution Agreement”); and (iii) 6,500,000 shares of New X-energy Class D Common Stock to each Series A Party to be issued pursuant to the Contribution Agreement;
(b)	New X-energy will contribute to X-energy OpCo, an amount in cash (the “Available Closing Cash”) equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Trust Account, less (i) amounts required for the redemptions of Public Shares by Public Shareholders and (ii) transaction expenses of X-energy and AAC, plus (b) the aggregate proceeds, if any, actually received by AAC or New X-energy from the sale of shares of New X-energy Class A Common Stock, one or more series of preferred stock, or convertible debt securities in a private placement consummated prior to or substantially concurrently with the Closing (the “PIPE Investment”), plus (c) all other cash and cash equivalents of New X-energy, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, plus (d) the aggregate X-energy Subscription Amount in exchange for (x) a number of X-energy OpCo Common Units equal to the total number of shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock outstanding as of the Closing; (y) a number of X-energy OpCo Warrants equal to the number of New X-energy Warrants outstanding as of the Closing; and (z) if applicable, a number of securities issued by X-energy to AAC having terms and provisions substantially similar to the terms and provisions of any equity or equity-linked securities (other than New X-energy Class A Common Stock) that are issued by AAC at the Closing in connection with the PIPE Investment (the “Alternative Financing Securities”) equal to the number of corresponding Alternative Financing Securities outstanding as of the Closing; and
(c)	New X-energy will automatically be admitted as the managing member of X-energy OpCo in accordance with the terms of the Fifth A&R Operating Agreement.

The 52,500,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event I occurs; and (ii) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event II occurs. If, following the Closing Date and prior to the third anniversary of the Closing, there is a Change of Control (as defined in the Business Combination Agreement), then Triggering Event I and Triggering Event II shall be deemed to occur and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy. If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A

Common Stock receiving a per share price greater than or equal to $12.50 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, Triggering Event I or Triggering Event II, as applicable, will be deemed to have occurred and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy.

Each X-energy OpCo Common Unit, when paired with one share of New X-energy Class B Common Stock or one share of New X-energy Class C Common Stock, will be exchangeable, in tandem with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock, for one share of New X-energy Class A Common Stock. After the expiration of the Lock-Up Period, holders of X-energy OpCo Common Units will be permitted to exchange such X-energy OpCo Common Units (along with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock) for shares of New X-energy Class A Common Stock on a one-for-one basis pursuant to the Fifth A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of New X-energy (determined by a majority of the directors of New X-energy who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Upon the vesting of any Earn Out Units, each applicable X-energy Member will be issued by New X-energy an equal number of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable, in exchange for the payment to New X-energy of a per-share price equal to the par value per share of the New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of AAC, X-energy and the Additional Parties, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the Disclosure Schedules. See “— X-energy Material Adverse Effect” and “— AAC Material Adverse Effect” below. The representations and warranties of AAC are also qualified by information included in AAC’s public filings, filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of X-energy

The Business Combination Agreement contains representations and warranties of X-energy and its subsidiaries relating to, among other things, proper organization and standing, authorization, capitalization, subsidiaries and investments, no conflict, government consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, taxes and returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, nuclear regulatory matters, the Investment Company Act, finders and brokers, independent investigation and information supplied, and that there are no additional representations or warranties.

Representations and Warranties of AAC

The Business Combination Agreement contains representations and warranties of AAC relating to, among other things, proper organization and standing, authorization, government approvals, non-contravention, capitalization, SEC filings and financial statements, internal controls, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and returns, properties, the Investment Company Act, the Trust Account, finders and brokers, certain business practices, insurance, information supplied, independent investigation, employees and benefit plans, transactions with related persons, and that there are no additional representations and warranties.

Representations and Warranties of the Additional Parties

The Business Combination Agreement contains representations and warranties of the Additional Parties relating to, among other things, proper organization and standing, authorization, no conflict and consents.

X-energy Material Adverse Effect

Under the Business Combination Agreement, certain of these representations and warranties of X-energy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “X-energy Material Adverse Effect” means any event, state of facts, development, circumstance, condition, change, occurrence or effect (“Event”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of X-energy, its direct and indirect subsidiaries and all other persons of which X-energy or any subsidiary of X-energy, directly or indirectly, owns (beneficially or of record) equity securities (the “Target Companies”), taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Business Combination, (which shall include the termination of the ARDP Agreement (as defined below) unless X-energy enters into a substantially similar alternative or replacement contract concurrently with such termination). Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an X-energy Material Adverse Effect pursuant to the foregoing clause (i):

(a)	any change in applicable laws or GAAP or any interpretation thereof following the Signing Date,
(b)	any change in interest rates or economic, political, business or financial market conditions generally,
(c)	the taking of any action required by the Business Combination Agreement,
(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate,
(e)	any epidemic, pandemic, other disease outbreak (including COVID-19, or any COVID-19 measures or any change in such COVID-19 measures following the Signing Date),
(f)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,
(g)	any failure of the Target Companies to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of X-energy Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a X-energy Material Adverse Effect),
(h)	any Events generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers),
(i)	the announcement of the Business Combination Agreement or the consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse effect (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, or
(j)	any action taken by, or at the request of, AAC.

Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (d), (e), (f) or (h) above may be taken into account in determining if an X-energy Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

AAC Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of AAC are qualified in whole or in part by a material adverse effect standard on the ability of AAC to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “AAC Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of AAC. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether an AAC Material Adverse Effect has occurred: (i) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the Signing Date; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the Signing Date; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) the number of AAC shareholders electing a Redemption (or any redemption in connection with an Extension); or (v) any change in the market price or trading volume of the AAC Class A Ordinary Shares or the AAC Warrants.

Survival of Representations and Warranties

None of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

X-energy has made covenants relating to, among other things, conduct of business, financial information, no trading, obtaining approval of the X-energy Members, the Recapitalization, and affiliate agreements.

AAC has made covenants relating to, among other things, conduct of business, AAC public filings, the Trust Account, AAC shareholder approval, employee matters, an Extension, the Domestication and the Series C-2 Notes.

Conduct of Business of X-energy

X-energy has agreed that from the Signing Date through the earlier of the termination of the Business Combination Agreement or the Closing (the “Interim Period”), it will, and will cause the other Target Companies to, subject to certain specified exceptions (including as set forth on the disclosure letter dated as of the Signing Date delivered by X-energy to AAC (the “X-energy Disclosure Letter”)) pursuant to the Business Combination Agreement, as consented to by AAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law), use reasonable best efforts to:

●	conduct its and their respective businesses, in all material respects, in the ordinary course of business consistent with past practice;
●	comply in all material respects with all laws applicable to the Target Companies and their respective businesses, assets and employees;
●	preserve intact, in all material respects, their respective business organizations and ongoing business of the Target Companies; and
●	maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors, creditors, the NRC and the DOE.

During the Interim Period, X-energy also agreed not to, and to cause the other Target Companies not to, subject to certain specified exceptions (including as set forth on the X-energy Disclosure Letter, as consented to by AAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law):

●	amend, waive or otherwise change, in any material respect, its organizational documents, except as required by applicable law;
●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities and any other equity-based awards, except pursuant to and in compliance with existing X-energy benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date that has been disclosed in writing to AAC. Notwithstanding the foregoing, X-energy may issue debt securities pursuant to a (i) Permitted Financing or (ii) a Pre-Closing Additional Financing. “Pre-Closing Additional Financing” means indebtedness for borrowed money that is incurred by the Target Companies during the Interim Period, other than in connection with a Permitted Financing, in an amount not to exceed an amount equal to $50,000,000, which amount shall be reduced dollar-for-dollar to the extent that the amount of the Permitted Financing exceeds $150,000,000 (including the Series C-2 Investment), that: (a) is contractually or structurally subordinated in right of payment to indebtedness incurred pursuant to a Permitted Financing; and (b) if issued in the form of Equity Securities, such securities shall convert into X-energy OpCo Common Units in connection with or prior to the Recapitalization;
●	engage in any hedging transaction with a third person with respect to any equity securities of the Target Companies;
●	split, combine, recapitalize or reclassify any of its shares or other equity securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity securities, or (B) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities, except in each case (x) with respect to the Recapitalization or (y) for distributions to holders of equity interests in any Target Company that is a pass-through for U.S. federal, and applicable state and local, income tax purposes as necessary to enable such holders to timely pay their income taxes, including estimated income taxes, attributable to their ownership of such Target Company. Notwithstanding the forgoing, the amount of any distributions described in this clause (y) will: (I) be determined in a manner that reduces any such taxable income allocated to such holder of equity interests by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period; and (II) not exceed $500,000 in the aggregate;
●	other than (w) indebtedness in an aggregate amount not to exceed $50,000,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of Indebtedness incurred as of the Signing Date pursuant to such facilities), (x) indebtedness incurred in the Permitted Financing, (y) indebtedness incurred in the Pre-Closing Additional Financing in an amount not to exceed amount equal to $50,000,000, which amount shall be reduced dollar-for-dollar to the extent that the amount of the Permitted Financing exceeds $150,000,000 (including the Series C-2 Investment) or (z) amounts in the aggregate not in excess of $1,000,000 pursuant to the terms of an X-energy material contract or X-energy benefit plan, voluntarily incur liabilities or obligations (whether absolute, accrued, contingent or otherwise);
●	except as otherwise required by law, or the terms of any X-energy benefit plan as in effect as of the Signing Date and set forth in the X-energy Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into, or materially modify or amend or grant any new awards under any X-energy benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed an X-energy benefit plan if in effect as of the Signing Date, (iii) grant or announce any increase in the compensation or benefits of any current or former employee, officer, director or other individual service provider, except for such base cash compensation increases (and corresponding increases to incentive compensation opportunities) in the ordinary course of business consistent with past practice for employees whose annual base cash compensation is less than $250,000, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by X-energy or any of X-energy’s subsidiaries, (v) hire or engage any employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to any such service provider who will receive annual base compensation of less than $250,000, (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to any such service provider with an annual base compensation less than $250,000, (vii) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider, (viii) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under the Business Combination Agreement) or (ix) take other such actions that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988;
●	enter into, amend, modify, negotiate, terminate or extend any collective bargaining agreement or similar labor agreement with any labor union, works council, labor organization, or other employee representative body, other than as required by applicable law, or recognize or certify any labor union, works council, labor organization, or group of employees of X-energy as the bargaining representative for any employees of the Target Company;
●	(A) make, change or rescind any material election relating to taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change or request to change any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to the Target Companies, or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority, in each case except as required by applicable law;
●	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the closing contributions from qualifying as contributions and exchanges described in Section 721 of the Code and the Treasury Regulations promulgated thereunder;
●	(A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of a Target Company in or to any owned intellectual property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of owned intellectual property granted in the ordinary course of business or (y) abandoning, allowing to lapse or otherwise disposing of owned intellectual property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (B) otherwise materially amend or modify, permit to lapse or fail to preserve any material X-energy registered intellectual property (excluding non-exclusive licenses of X-energy’s intellectual property to Target Company customers in the ordinary course of business consistent with past practice); (C) disclose, divulge, furnish to or make accessible any material trade secrets constituting owned intellectual property to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting owned intellectual property; or (D) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any X-energy software any open source software in a manner that requires any Target Company to take a copyleft action;
●	terminate, waive any material provisions of, materially amend, or assign any X-energy material contract or enter into any contract that would be an X-energy material contract;
●	establish any subsidiary or enter into any new line of business;
●	(A) fail to use reasonable best efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with Public Accounting Oversight Board (United States) (“PCAOB”) standards;
●	waive, release, assign, settle or compromise any claim, action or proceeding (including any relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $500,000 (individually or in the aggregate);
●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division thereof; or (B) any material amount of assets outside the ordinary course of business consistent with past practice, except in each case pursuant to any contract in existence as of the Signing Date which has been disclosed in writing to AAC;
●	other than (A) capital expenditures in the ordinary course of business consistent with past practice or (B) capital expenditures as reflected in X-energy’s capital staging scenario previously provided to AAC, make individual capital expenditures in excess of $500,000;
●	(A) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute) or (B) other than in the ordinary course of business consistent with past practice, fail to use reasonable best efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce X-energy’s working capital;
●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;
●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;
●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of X-energy;
●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement or that would impede the Business Combination;
●	fail to comply with any material requirements of the Cooperative Agreement between the DOE and X Energy, LLC, a Maryland limited liability company (the “ARDP Agreement”) or terminate the ARDP Agreement;
●	fail to use reasonable best efforts to comply with the schedule set forth in the “Regulatory Engagement Plan” filed by X Energy, LLC with the NRC and as the same may be reasonably updated, amended or revised from time to time;
●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);
●	(i) limit the right of any Target Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or
●	authorize or agree to do any of the foregoing actions.

Conduct of Business of AAC

AAC has agreed that during the Interim Period, subject to certain specified exemptions (including as set forth on the disclosure letter dated as of the Signing Date delivered by AAC to X-energy (the “AAC Disclosure Letter”)) pursuant to the Business Combination Agreement, as consented to by X-energy in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as is required by applicable law), it will use reasonable best efforts to:

●	conduct its business, in all material respects, in the ordinary course of business consistent with past practice,
●	comply in all material respects with all laws applicable to AAC and its businesses, assets and employees, and
●	preserve intact, in all material respects, its business organization.

Nothing in the Business Combination Agreement shall prohibit or restrict AAC from obtaining an Extension (or making any payments to or from the Trust Account in connection with any Redemptions required in connection therewith) and no consent of any other party shall be required in connection therewith.

During the Interim Period, AAC also agreed not to, subject to certain specified exceptions (including as set forth on the AAC Disclosure Letter, as consented to by X-energy in writing (which consent will not be unreasonably withheld, conditioned or delayed), any ancillary documents or as required by applicable law):

●	amend, waive or otherwise change, in any respect, the Cayman Constitutional Documents except as required by applicable law or in connection with an Extension;
●	other than in connection with a conversion into AAC Warrants of the working capital loan incurred by AAC from Sponsor, (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third person with respect to such securities;
●	(A) split, combine, recapitalize or reclassify any of its shares or other equity securities or issue any other securities in respect thereof; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities;
●	(A) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise and including working capital loans) in excess of $2,500,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any indebtedness, liability or obligation of any person;
●	(A) make, change or rescind any material election relating to taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change or request to change any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to AAC, or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority, in each case except as required by applicable law;
●	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the closing contributions from qualifying as contributions and exchanges described in Section 721 of the Code and the Treasury Regulations promulgated thereunder;
●	amend, waive or otherwise change the Trust Agreement in any manner adverse to AAC;

●	terminate, waive or assign any material right under any material contract of AAC;
●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
●	establish any subsidiary or enter into any new line of business;
●	fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;
●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, AAC or its subsidiary) not in excess of $500,000 (individually or in the aggregate);
●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
●	make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);
●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the contribution contemplated by the Business Combination Agreement);
●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than: (A) pursuant to the terms of a contract in existence as of the Signing Date; (B) entered into in the ordinary course of business consistent with past practice; or (C) in accordance with the terms of the Business Combination Agreement during the Interim Period
●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;
●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;
●	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of AAC; or
●	authorize or agree to do any of the foregoing actions.

Covenants of X-energy

●	Pursuant to the Business Combination Agreement, X-energy has agreed, among other things, to:
●	During the Interim Period, use reasonable best efforts to deliver to AAC, within 45 calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within 90 calendar days following the end of the fiscal year ending December 31, the financial statements required to be included in the proxy statement/prospectus and any other filings to be made by X-energy or AAC with the SEC in connection with the Business Combination.
●	While it is in possession of material nonpublic information, it will not, and it will cause the other Target Companies and their respective directors, officers and affiliates not to purchase or sell any securities of AAC (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party, take any other action with respect to AAC in violation of such laws, or cause or encourage any third party to do any of the foregoing.
●	Use reasonable best efforts to effectuate the Recapitalization.
●	Except as set forth in the X-energy Disclosure Letter, terminate or settle at or prior to the Closing, without further liability to AAC or the Target Companies all agreements with related persons.

Covenants of AAC

Pursuant to the Business Combination Agreement, AAC has agreed, among other things, to:

●	During the Interim Period, keep current all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and will use reasonable best efforts prior to the Closing to maintain the listing of AAC Class A Ordinary Shares and AAC Public Warrants on the NYSE.
●	Upon satisfaction or waiver of the conditions set forth in the Business Combination Agreement and provision of notice thereof to Continental, (i) in accordance with and pursuant to the Trust Agreement, at the Closing, AAC (a) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and (b) will use its reasonable best efforts to cause Continental to (1) pay as and when due all amounts payable to AAC shareholders pursuant to the redemption (including any excise taxes in connection therewith), and (2) pay all remaining amounts then available in the Trust Account to AAC for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (ii) thereafter, the Trust Agreement will terminate in accordance with its terms, except as otherwise provided therein.
●	Prior to the Closing Date, AAC will adopt, subject to the approval of AAC shareholders, if applicable, that certain equity incentive plan (the “New X-energy Incentive Plan”), in a form to be mutually agreed upon between AAC and X-energy, that provides for grants of awards to eligible service providers. The New X-energy Incentive Plan will have (i) an initial share reserve equal to 10.0% of the aggregate number of shares of New X-energy Class A Common Stock outstanding immediately following the Closing, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Business Combination) and (ii) a one-time increase on January 1, 2024, at the discretion of the New X-energy Board, of up to 5.0% of the aggregate number of shares of New X-energy Class A Common Stock outstanding as of December 31, 2023, in each case, on a fully diluted, as-converted and as-exercised basis.
●	As promptly as reasonably practicable following the Signing Date, prepare (with the reasonable cooperation of X-energy) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements to such proxy statement, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of AAC shareholders for an Extension. AAC shall: (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to AAC’s shareholders in compliance with applicable law, (B) duly (x) give notice of and (y) convene and hold a meeting of AAC’s shareholders (the “AAC Extension Meeting”) in accordance with the Cayman Constitutional Documents and the applicable rules of the NYSE for a date no later than three business days prior to the deadline by which AAC must complete a business combination in accordance with the Cayman Constitutional Documents as then in effect (such date, the “Business Combination Deadline”) or such later date as X-energy and AAC shall agree, and (C) solicit proxies from AAC’s shareholders to vote in favor of the Extension; and (ii) provide AAC’s shareholders with the opportunity to elect to effect a Redemption.
●	Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least one day prior to the Closing and in accordance with applicable law, any applicable rules and regulations of the SEC, the NYSE, and the Cayman

Constitutional Documents, AAC will cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to AAC and X-energy, together with the Proposed Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all filings required to be made with respect to Cayman Islands law in connection with the Domestication.

Joint Covenants of X-energy and AAC

In addition, each of X-energy and AAC has agreed, among other things:

●	During the Interim Period, each of X-energy and AAC will not, and will cause its representatives to not, without the prior written consent of X-energy and AAC, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any acquisition proposal, (ii) furnish any non-public information to any person or group (other than a party to the Business Combination Agreement or its respective representatives) in connection with or in response to, or that would reasonably be expected to lead to, an acquisition proposal, (iii) engage, encourage or participate in discussions or negotiations with any person or group with respect to, or that would reasonably be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any acquisition proposal or that would reasonably be expected to lead to an acquisition proposal, (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party, (vii) otherwise encourage, facilitate, or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an alternative transaction, (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the parties to the Business Combination Agreement or their respective affiliates to consummate the Business Combination in a timely manner, (ix) solely with respect to X-energy, prepare or take any steps in connection with a public offering of any securities of X-energy or any of its subsidiaries (or any affiliate or successor of X-energy or any of its subsidiaries), other than in connection with the Business Combination, or (x) agree or otherwise commit to enter into or engage in any of the foregoing.
●	Each of X-energy and AAC will notify the other as promptly as practicable (and in any event within two business days) in writing of the receipt by such party or any of its representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal, (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, and (iii) any request for non-public information relating to such party or its affiliates in connection with any acquisition proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party will keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.
●	During the Interim Period, each of X-energy and AAC will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging (i) that the consent of such third party is or may be required in connection with the Business Combination or (ii) any non-compliance with any law by such party or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the Business Combination; or (c) becomes aware of the commencement or threat of any legal proceeding against such party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of such party, any officer, director, partner, member or manager of such party or of its affiliates, in each case, in such person’s capacity as such, with respect to the consummation of the transactions contemplated by the Business Combination Agreement.
●	Subject to the terms and conditions of the Business Combination Agreement, each of X-energy and AAC will fully cooperate with each other and use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by the Business Combination Agreement (including the preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings).
●	As promptly as practicable after the execution of the Business Combination Agreement and receipt by AAC of the audited and unaudited financial statements of the Target Companies that are required by applicable law to be included in the proxy statement/prospectus, X-energy and AAC will jointly prepare and AAC will file with the SEC, mutually acceptable materials that will include the proxy statement to be filed with the SEC and sent to AAC shareholders relating to the extraordinary general meeting. In connection with the registration under the Securities Act of the shares of New X-energy Class A Common Stock and New X-energy Warrants to be issued in exchange for the issued and outstanding shares of AAC Class A Ordinary Shares and AAC Warrants, respectively, in the Domestication, AAC shall prepare and file with the SEC the registration statement, in which the proxy statement will be included as a prospectus. Subject to the following sentence, the AAC Board and the Special Committee may not, except as required by law, withdraw, amend, qualify or modify its recommendation to AAC shareholders that they vote in favor of the Shareholder Proposals (a “Modification in Recommendation”) and shall include such recommendation in the proxy statement. Notwithstanding the foregoing, at any time prior to, but not after, receipt of the approval from AAC shareholders of the Shareholder Proposals, the AAC Board and the Special Committee may make a Modification in Recommendation if they shall have concluded in good faith, after consultation with outside legal advisors and financial advisors, that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable law.
●	Each of X-energy and AAC will use its respective reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement.
●	Each of X-energy and AAC shall take all necessary action, including causing the directors of AAC to resign, so that effective as of the Closing, New X-energy’s board of directors will consist of a number of individuals (appointed in accordance with NYSE rules) to be determined by X-energy (not to exceed nine individuals in the aggregate). Subject to the terms of the Cayman Constitutional Documents, Proposed Certificate of Incorporation and Proposed By-Laws, AAC and X-energy shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, New X-energy board of directors shall initially include such director nominees to be designated by X-energy pursuant to written notice to AAC following the Signing Date, in each case, subject to X-energy’s obligations under the definitive documentation with respect to the Series C-2 Investment. Such obligations include the nomination to the New X-energy Board of two directors designated by an affiliate of Ares, with the election of such individuals to be effective upon the Closing. At or prior to the Closing, X-energy and AAC shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, X-energy and AAC.
●	Each of X-energy and AAC agree that for a period of six years from the Closing Date, each party will, and will cause New X-energy and the Target Companies to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director (or equivalent) or officer or employee of AAC or any of the Target Companies (each, a “D&O Indemnified Party”) the exculpation, indemnification and advancement of expenses provisions, of AAC and the Target Companies’ respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of AAC or any Target Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date.
●	Unless otherwise approved in writing by each of X-energy and AAC, neither X-energy nor AAC shall (a) enter into any subscription, purchase or similar agreement relating to the PIPE Investment (collectively, “PIPE Agreements”) or (b) following execution of any PIPE Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from AAC or X-energy with respect to this clause (b) not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Agreement or expressly permitted by such PIPE Agreement (without any further amendment, modification or waiver to such assignment or transfer provision).

Following execution of any PIPE Agreement, each of AAC and X-energy shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary, or that it otherwise deems to be proper or advisable, to consummate the transactions contemplated by such PIPE Agreement on the terms described in such PIPE Agreement.
●	Each of X-energy and AAC will use its reasonable best efforts to satisfy X-energy’s obligations under the Series C-2 Notes.
●	Each of X-energy and AAC will use its reasonable best efforts to negotiate the Contribution Agreement as promptly as practicable following the Signing Date and in any event prior to the Closing Date.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction of certain customary closing conditions by each of the parties, including among other things:

●	The approval of each Condition Precedent Proposal will have been obtained.
●	Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the Business Combination will have expired or been earlier terminated. All other consents of (or filings or registration with) any governmental authority required in connection with the execution, delivery and performance of the Business Combination Agreement as set forth in the X-energy Disclosure Letter will have been obtained, expired or otherwise terminated, as applicable.
●	No governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits the Business Combination.
●	The registration statement will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the registration statement will have been issued and be in effect with respect to the registration statement. No proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.
●	The shares of New X-energy Class A Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on the NYSE subject to any requirement to have a sufficient number of round lot holders of the New X-energy Class A Common Stock.

Conditions to the Obligations of X-energy

The obligations of X-energy to consummate and effect the Business Combination, including the Contribution, are subject to the satisfaction or written waiver (where permissible) of each of the following additional conditions at or prior to the Closing:

●	(i) The representations and warranties related to AAC’s proper organization and standing, authorization, capitalization and information supplied (the “AAC Fundamental Representations”) will be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties will be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by the Business Combination Agreement or the ancillary documents contemplated by the Business Combination Agreement; and (ii) each of the representations and warranties of AAC set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of AAC pursuant to the Business Combination Agreement, other than the AAC Fundamental Representations, will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or AAC Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have an AAC Material Adverse Effect.
●	AAC will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.
●	No AAC Material Adverse Effect will have occurred with respect to AAC since the Signing Date that is continuing and uncured.
●	The Domestication will have been completed as provided in the Business Combination Agreement.
●	AAC will have made appropriate arrangements to have the Trust Account available to AAC for payment of amounts to be paid pursuant to the Business Combination Agreement, including the closing contributions, at the Closing.
●	The Available Closing Cash shall be no less than an amount (not less than zero) equal to (i) $120,000,000 minus (ii) the aggregate amounts actually funded in connection with any Permitted Financing.
●	AAC will have delivered to X-energy a certificate, signed by an executive officer of AAC and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement.
●	AAC will have delivered to X-energy a certificate from its secretary or other executive officer certifying as to, and attaching: (A) copies of New X-energy’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication); and (B) the resolutions of AAC’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document contemplated by the Business Combination Agreement to which AAC is a party or is bound, and the consummation of the Business Combination.
●	AAC will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by AAC (as applicable).

Conditions to the Obligations of AAC

The obligations of AAC to consummate the Contribution and the Business Combination are subject to the satisfaction or written waiver (where available) of each of the following additional conditions at or prior to the Closing:

●	(i) The representations and warranties relating to X-energy’s proper organization and standing, authorization, capitalization, subsidiaries and investments, finders and brokers and information supplied (the “X-energy Fundamental Representations”) will be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties will be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by the Business Combination Agreement or the ancillary documents contemplated by the Business Combination Agreement; and (ii) each of the representations and warranties of X-energy set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of X-energy pursuant to the Business Combination Agreement other than the X-energy Fundamental Representations will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date, subject to the following clause (B)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, X-energy Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have an X-energy Material Adverse Effect.
●	X-energy will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.
●	No X-energy Material Adverse Effect will have occurred with respect to the Target Companies, taken as a whole, since the Signing Date that is continuing and uncured.
●	The Recapitalization will have been completed pursuant to the recapitalization instrument.
●	X-energy will have delivered to AAC a certificate, signed by an executive officer of X-energy and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement.

X-energy will have delivered to AAC a certificate executed by X-energy’s secretary certifying as to the validity and effectiveness of, and attaching: (A) copies of X-energy’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing); and (B) the requisite resolutions of X-energy’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document contemplated by the Business Combination Agreement to which X-energy is or is required to be a party or bound, and the consummation of the Business Combination.

X-energy will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by X-energy (as applicable).

Termination

X-energy and AAC will be able to terminate the Business Combination Agreement by mutual written consent. Either X-energy or AAC would be able to terminate the Business Combination Agreement:

●	if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents (the “Outside Date”). Notwithstanding the foregoing, if any Extension is approved by AAC shareholders pursuant to the terms of the Business Combination Agreement, the “Outside Date” shall mean the business combination deadline following such approval (as extended from time to time, the “Extended Outside Date”). The right to terminate the Business Combination Agreement will not be available to a party if a breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
●	if a governmental authority of competent jurisdiction will have issued an order, law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement, and such order, law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate the Business Combination Agreement will not be available to a party if the failure by such party or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority.

X-energy will be able to terminate the Business Combination Agreement:

●	if, at any time prior to the receipt of the requisite AAC shareholder approval, there has been a Modification in Recommendation;

●	if the approval of the Condition Precedent Proposals by AAC’s shareholders will not have been obtained with respect to certain matters set forth in the Business Combination by reason of the failure to obtain the required vote at the AAC shareholders’ meeting duly convened or at any adjournment or postponement; or
●	if: (i) there has been a breach by AAC of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of AAC will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 20 days after written notice of such breach or inaccuracy is provided to AAC; or (B) the Outside Date. X-energy will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time X-energy is in material breach of the Business Combination Agreement.

AAC will be able to terminate the Business Combination Agreement if: (i) there has been a breach by X-energy of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of X-energy will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 20 days after written notice of such breach or inaccuracy is provided to X-energy; or (B) the Outside Date. Notwithstanding the foregoing, AAC will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time AAC is in material breach of the Business Combination Agreement.

Any termination of the Business Combination Agreement by AAC requires approval of both AAC’s Board and the Special Committee.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by approval by their respective board of directors or other officers or persons duly authorized: (a) extend the time for the performance of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties (of the other party) that are contained in the Business Combination Agreement; or (c) waive compliance by the other party with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the party to the Business Combination Agreement granting such extension or waiver (which in the case of AAC, shall require approval of the Special Committee).

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of AAC and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

A&R Registration Rights Agreement

At the Closing, AAC, the Sponsor, certain X-energy Members, AAC’s independent directors and the Series C-2 Investors will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor, such X-energy Members and AAC’s independent directors will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New X-energy that they will hold following the Business Combination.

Member Support Agreement

Concurrently with the execution and delivery of the Original Business Combination Agreement, AAC, X-energy, and certain X-energy Members (the “X-energy Support Parties”) entered into a Member Support Agreement (the “Member Support Agreement”) pursuant to which the X-energy Support Parties generally agreed to, among other things, vote (or act by written consent):

(i)	to approve and adopt the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Recapitalization;
(ii)	against any alternative transaction or any proposal relating to an alternative transaction;
(iii)	against any merger agreement or merger (other than the Business Combination Agreement and the transactions contemplated thereby), consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by X-energy;
(iv)	against any change in the business, management or board of directors of X-energy (other than pursuant to the Business Combination Agreement or the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated therein); and
(v)	against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of the Member Support Agreement, the Business Combination Agreement or the transactions contemplated thereby,(B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of X-energy under the Business Combination Agreement, (C) result in any of the closing conditions of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such X-energy Support Parties contained in the Member Support Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, X-energy.

Pursuant to the Member Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement or the liquidation of X-energy, without the prior written consent of X-energy and AAC, no X-energy Support Party shall: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any units of X-energy; (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any such units; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii), unless such transfer is deemed a Permitted Transfer (as defined in the Member Support Agreement).

In addition, pursuant to the Member Support Agreement, each X-energy Support Party has agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against AAC, X-energy or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Member Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Member Support Agreement, the Business Combination Agreement or the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Original Business Combination Agreement, the Sponsor, AAC, AAC’s independent directors (together with the Sponsor, the “AAC Support Parties”) and X-energy entered into the Original Sponsor Support Agreement, as amended by the First Amendment to Sponsor Support Agreement, pursuant to which the AAC Support Parties agreed to, among other things, vote (or act by written consent):

(i)	in favor of each Shareholder Proposal;
(ii)	against any alternative transaction or any proposal relating to an alternative transaction (in each case, other than the Shareholder Proposals);

(iii)	against any merger agreement or merger (other than the Business Combination Agreement and the transactions contemplated thereby), consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by AAC;
(iv)	against any change in the business, management or board of directors of AAC (other than in connection with the Shareholder Proposals or pursuant to the Business Combination Agreement or the agreements and instruments contemplated thereby or otherwise related to the transactions contemplated therein); and
(v)	against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Business Combination Agreement or the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of AAC under the Business Combination Agreement, (C) result in any of the closing conditions set forth in the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any AAC Ordinary Shares.

If at any time following the Signing Date and until the termination of the Business Combination Agreement, the AAC Board or the Special Committee effects a Modification in Recommendation, then the obligations to vote or consent in accordance with the foregoing clauses (i)-(v), (a) with respect to each of AAC’s independent directors, shall cease to apply and each of AAC’s independent directors shall be expressly permitted to vote or provide consent in respect of their respective AAC Ordinary Shares in their sole discretion; and (b) with respect to the Sponsor, shall automatically be deemed to be modified such that the Sponsor will vote or provide its consent with respect to its Founder Shares in the same proportion to the votes cast or consent provided, as applicable, of AAC’s public shareholders.

Pursuant to the Sponsor Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement or the liquidation of AAC, without the prior written consent of X-energy, the AAC Support Parties shall not: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Founder Shares or Private Placement Warrants owned by such AAC Support Party; (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any such Founder Shares or Private Placement Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii), unless such transfer is deemed a Permitted Transfer (as defined in the Sponsor Support Agreement).

In addition, pursuant to the Sponsor Support Agreement, each of the AAC Support Parties agreed to waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into AAC Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. X-energy agreed to indemnify each of the AAC Support Parties from and against certain liabilities incurred by an AAC Support Party arising out of certain third-party actions relating to the AAC Support Parties’ entry into the Sponsor Support Agreement and compliance with the obligations thereof for a period of six years after the Closing. The Sponsor Support Agreement terminates upon the earlier to occur of the Closing, the termination of the Business Combination Agreement, the liquidation of AAC or the written agreement of the Sponsor, AAC, AAC’s independent directors and X-energy.

In addition, pursuant to the Sponsor Support Agreement, effective immediately prior to the Domestication (and contingent upon the Domestication and the Closing), each AAC Support Party will surrender to AAC for cancellation and for no consideration such AAC Support Party’s Pro Rata Share of the Sponsor Surrendered Shares and the Sponsor Surrendered Warrants (the “Sponsor Surrendered Securities”). The Sponsor Support Agreement provides that the Sponsor Retention Multiplier may be recalculated under certain circumstances if any amounts committed as of the consummation of the Business Combination are not subsequently funded. In such event, a corresponding portion of the Sponsor Retained Shares and Sponsor Retained Warrants may be subject to forfeiture following the consummation of the Business Combination.

During the Earn Out Period, the Sponsor Earn Out Securities held by the AAC Support Parties will vest as follows: (i) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share if, within the Earn Out Period, Sponsor Earn Out Triggering Event I occurs; and (ii) fifty percent (50%) of the Sponsor Earn Out Securities will vest to the AAC Support Parties in accordance with each AAC Support Party’s Pro Rata Share, if, within the Earn Out Period, Sponsor Earn Out Triggering Event II occurs. If, following the Closing and prior to the third anniversary of the Closing, there is a Change of Control, Sponsor Earn Out Triggering Event I and Sponsor Earn Out Triggering Event II shall be deemed to occur and the Sponsor Earn Out Securities shall vest. If a Change of Control occurs following the third anniversary of the Closing and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $15.00, respectively, then immediately prior to the consummation of such Change of Control, Sponsor Earn Out Triggering Event I or Sponsor Earn Out Triggering Event II, as applicable, will be deemed to have occurred and the Sponsor Earn Out Securities shall vest. The per share price received by the holders of New X-energy Class A Common Stock shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such New X-energy Class A Common Stock, as determined in good faith by the New X-energy Board. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, including any dividend or distribution of securities convertible into New X-energy Class A Common Stock, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New X-energy Class A Common Stock occurring on or after the Closing.

Tax Receivable Agreement

As a result of the post-Business Combination organizational structure, New X-energy expects to obtain (i) tax basis adjustments, including an increase in New X-energy’s allocable share of existing tax basis, resulting from (a) any future redemptions or exchanges of X-energy OpCo Common Units from the X-energy Members (other than New X-energy) as described under “Certain Relationships and Related Party Transactions — Post-Business Combination Arrangements — Fifth A&R Operating Agreement — LLC Unit Redemption Right,” (b) certain distributions (or deemed distributions) by X-energy OpCo, and (c) payments made under the Tax Receivable Agreement (such basis increase, the “Basis Adjustments”) and (ii) deductions attributable to imputed interest and other payments of interest pursuant to the Tax Receivable Agreement (such deductions, the “Interest Deductions”). The parties intend to treat each redemption or exchange of X-energy OpCo Common Units in X-energy OpCo pursuant to the Fifth A&R Operating Agreement as New X-energy’s direct purchase of X-energy OpCo Common Units in X-energy OpCo from an X-energy Member for U.S. federal income and other applicable tax purposes, regardless of whether such X-energy OpCo Common Units in X-energy OpCo are surrendered by an X-energy Member to X-energy OpCo for redemption, or, to the extent there is cash available from a contemporaneous public offering or private sale of New X-energy Class A Common Stock by New X-energy and New X-energy so authorizes, sold directly to New X-energy. Any Basis Adjustments and Interest Deductions may have the effect of reducing the amount of taxes that New X-energy would otherwise pay in the future to various tax authorities. The Basis Adjustments and Interest Deductions may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the Business Combination, New X-energy will enter into the Tax Receivable Agreement with X-energy OpCo and the TRA Holders. The Tax Receivable Agreement will provide for the payment by New X-energy to the TRA Holders of 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. X-energy OpCo and its applicable subsidiaries will have an election under Section 754 of the Code in effect for each taxable year in which a redemption or exchange of X-energy OpCo Common Units in X-energy OpCo for shares of New X-energy Class A Common Stock or cash occurs. Assuming no material changes in the relevant tax law and that New X-energy earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, it is expected that the tax savings associated with the (i) Basis Adjustments, and (ii) Interest Deductions would aggregate to approximately $645.4 million over 20 years from the date of the Business Combination based on a trading price of $10.00 per share of New X-energy Class A Common Stock, and assuming all future redemptions or exchanges would occur one year after the Business Combination (inclusive of any day-one liabilities as a result of the Business Combination), at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, New X-energy would be required to pay the TRA Holders approximately 85% of such amount, or approximately $548.6 million, over the 20-year period from the date of the Business Combination and New X-energy would benefit from the remaining 15% of the tax benefits. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either X-energy OpCo or New X-energy by any TRA Holder. The rights of each TRA Holder under the Tax Receivable Agreement may be assignable regardless of whether the underlying X-energy OpCo Common Units are also assigned. In general, the TRA Holders’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without such person becoming a party to the Tax Receivable Agreement agreeing to succeed to the applicable TRA Holders’ interest therein, and prior written consent of New X-energy.

The actual Basis Adjustments and Interest Deductions, as well as any amounts paid to the TRA Holders under the Tax Receivable Agreement, will vary depending on a number of factors, including:

●	the price of shares of New X-energy Class A Common Stock at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of New X-energy Class A Common Stock at the time of each redemption or exchange;
●	the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of X-energy OpCo and certain of its direct and indirect subsidiaries at the time of each redemption, exchange or distribution (or deemed distribution) as well as the amount of remaining existing tax basis at the time of such redemption, exchange or distribution (or deemed distribution);
●	the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, certain of the increased tax deductions will not be available;
●	the extent to which such Basis Adjustments are immediately deductible — New X-energy may be permitted to immediately expense a portion of the Basis Adjustments attributable to a redemption or exchange, which could significantly accelerate the timing of New X-energy’s realization of the associated tax benefits. Under the Fifth A&R Operating Agreement, the determination of whether to immediately expense such Basis Adjustments will be made in New X-energy’s sole discretion; and
●	the amount and timing of New X-energy income — the Tax Receivable Agreement generally will require New X-energy to pay the TRA Holders 85% of the amount of cash tax savings as and when such cash tax savings are treated as realized under the terms of the Tax Receivable Agreement. If New X-energy does not have sufficient taxable income to realize any of the applicable tax benefits, New X-energy generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be used to generate tax benefits in previous or future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income taxes will be computed by comparing New X-energy’s actual income tax liability to the amount of such taxes that New X-energy would have been required to pay had there been no Basis Adjustments and Interest Deductions; provided that, for purposes of determining cash savings with respect to state and local income taxes an assumed tax rate will be used. The Tax Receivable Agreement will generally apply to each of New X-energy’s taxable years, beginning with the first taxable year ending after the completion of the Business Combination. There is no maximum term for the Tax Receivable Agreement, although, as discussed further below, the Tax Receivable Agreement may be terminated by New X-energy pursuant to an early termination procedure or upon the occurrence of certain events, in each case, that requires New X-energy to pay the TRA Holders an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and use of the Basis Adjustments and Interest Deductions).

The payment obligations under the Tax Receivable Agreement are obligations of New X-energy and not X-energy OpCo. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, New X-energy expects the payments that it may be required to make to the TRA Holders to be substantial. Any payments made by New X-energy to the TRA Holders under the Tax Receivable Agreement will (i) not benefit the New X-energy shareholders (other than the TRA Holders), (ii) generally reduce the benefit to New X-energy of cash tax savings resulting from Basis Adjustments and Interest Deductions and (iii) reduce the amount of overall cash flow that might have otherwise been available to New X-energy for reinvestment or other uses. To the extent that New X-energy is unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by New X-energy; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, which could be substantial. New X-energy anticipates funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of its subsidiaries, available cash or available borrowings under our existing credit facilities and any future debt agreements.

Decisions made by New X-energy in the course of running its business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that New X-energy is required to make to a TRA Holder under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

The Tax Receivable Agreement provides that if (i) New X-energy materially breaches any of its material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur after the consummation of the Transactions, or (iii) New X-energy elects an early termination of the Tax Receivable Agreement, then its obligations, or its successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that New X-energy would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, TRA Holders would be deemed to exchange any remaining outstanding X-energy OpCo Common Units for New X-energy Class A Common Stock and the TRA Holders generally would be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. New X-energy may elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of a majority of New X-energy’s “independent directors” (within the meaning of the rules of the NYSE). The amount due and payable in those circumstances is based on the present value (at a discount rate of SOFR plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that New X-energy would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if New X-energy were to exercise its termination right, or the Tax Receivable Agreement is otherwise terminated, immediately following the consummation of the Business Combination, the aggregate amount of the termination payments would be approximately $317.9 million.

As a result of the foregoing, New X-energy could be required to make an immediate cash payment, possibly significantly in advance of the actual realization, if any, of such future cash tax savings. New X-energy also could be required to make cash payments to the TRA Holders that are greater than 85% of the actual benefits New X-energy ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, New X-energy’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that New X-energy will be able to finance New X-energy’s obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New X-energy determines, which are complex and factual in nature, and the IRS or another taxing authority may challenge all or any part of the Basis Adjustments, as well as other tax positions that we take, and a court may sustain such a challenge. New X-energy will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by New X-energy are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by New X-energy to a TRA Holder will be netted against future cash payments, if any, New X-energy might otherwise be required to make under the terms of the Tax Receivable Agreement to such TRA Holders. However, a challenge to any tax benefits initially claimed by New X-energy may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments, if any, New X-energy might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, it is possible that New X-energy could make cash payments under the Tax Receivable Agreement that are substantially greater than 85% of its actual cash tax savings.

New X-energy will have full responsibility for, and sole discretion over, all New X-energy’s and X-energy OpCo’s tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by certain TRA Holders. If the outcome of any challenge to all or part of the Basis Adjustments, Interest Deductions or other tax benefits New X-energy claims would reasonably be expected to materially affect a TRA Holder’s rights and obligations under the Tax Receivable Agreement, then New X-energy will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of certain TRA Holders. The interests of such TRA Holders in any such challenge may differ from or conflict with New X-energy’s and its investors’ interests, and such TRA Holders may exercise their consent rights relating to any such challenge in a manner adverse to New X-energy’s and its investors’ interests.

Under the Tax Receivable Agreement, New X-energy is required to provide each TRA Holder that holds an interest in the Tax Receivable Agreement and to which a tax benefit or detriment is attributable with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation to such holder arises within 150 days after filing New X-energy’s U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of New X-energy’s tax advisors. Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of New X-energy’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of a SOFR plus 100 basis points from the due date (without extensions) of such tax return. Some late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of SOFR plus 500 basis points until such payments are made, including any late payments that New X-energy may subsequently make because it did not have enough available cash to satisfy its payment obligations at the time at which they originally arose (unless New X-energy does not have sufficient funds as a result of a prohibition or limitation imposed by certain debt instruments, in which case the interest will accrue at a rate of SOFR plus 100 basis points).

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the AAC Support Parties and New X-energy will enter into the Sponsor Lock-Up Agreement, pursuant to which the AAC Support Parties and each of their respective permitted assigns will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing Date, (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Sponsor Lock-Up Shares (as the term Lock-Up Shares is defined in the Sponsor Lock-Up Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The Sponsor Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members and the exercise of certain stock options and warrants.

X-energy Lock-Up Agreement

At the Closing, New X-energy and the Lock-Up Holders will enter into the X-energy Lock-Up Agreement, pursuant to which the Lock-Up Holders will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to the X-energy Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any X-energy Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The X-energy Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members or the exercise of certain stock options and warrants.

Fifth A&R Operating Agreement

In connection with the Business Combination, X-energy will amend and restate its limited liability company agreement by adopting the Fifth A&R Operating Agreement. The Fifth A&R Operating Agreement will (i) permit the issuance and ownership of the post-Recapitalization equity of X-energy as contemplated by the Business Combination Agreement and (ii) admit New X-energy as the managing member of X-energy. The X-energy Members will control New X-energy immediately after the Closing by virtue of their ownership of New X-energy Class B Common Stock, New X-energy Class C Common Stock, and New X-energy Class D Common Stock, as applicable.

Commitment Letter

On December 5, 2022, AAC and X-energy entered into the Original Commitment Letter with the PIPE Investor. On the terms and subject to the conditions set forth in the Commitment Letter and the summary of terms attached to the Commitment Letter, pursuant to which among other things, the PIPE Investor has committed that it or its affiliated vehicles or designees will purchase in a private placement, to close immediately prior to the closing of the Business Combination, up to 45,000 shares of Series A preferred stock of

New X-energy (the “Series A Preferred Stock”) at a purchase price of $1,000.00 per share, resulting in gross proceeds to New X-energy of up to $45,000,000 (the “PIPE Commitment”) as such amounts may be reduced as described below.

Ranking: The Series A Preferred Stock shall rank senior to all classes or series of equity securities of the AAC with respect to dividend rights and rights on liquidation.

Dividends: Dividends will accrue on a quarterly basis at a rate equal to 8.00% per annum, whether or not declared, and such dividends will accrue daily and compound on a quarterly basis, unless paid in cash (such accrued amounts, the “Accrued Dividends”). The Series A Preferred Stock will also fully participate, on an as-converted basis, in any cash dividends paid to holders of Company common stock.

Liquidation Preference:  The Series A Preferred Stock will have a liquidation preference equal to the greater of (i) of $1,000.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends, and (ii) the amount with respect to which the holder of such share of Series A Preferred Stock would have been entitled to receive at the time of liquidation if the Series A Preferred Stock were converted into New X-energy Class A Common Stock.

Voting Rights: The Series A Preferred Stock will vote together with the common stock of New X-energy on all matters and not as a separate class (except as specifically provided in this proxy statement/prospectus or as otherwise required by law) on an as-converted basis.

Conversion Price:  The PIPE Investor may at any time convert all or a portion of the Series A Preferred Stock into New X-energy Class A Common Stock. Each share of Series A Preferred Stock will be convertible into a number of shares of New X-energy Class A Common Stock equal to the Stated Value of such share of Series A Preferred Stock plus Accrued Dividends thereon divided by the Conversion Price. The Conversion Price will be $10.00 per share, subject to customary anti-dilution adjustments (the “Conversion Price”).

Mandatory Conversion: If at any time after the two-year anniversary of the closing of the Business Combination, the closing price of the New X-energy Class A Common Stock exceeds $12.50 per share for each of the 75 trading days within a 90 consecutive trading day period, New X-energy will be entitled to convert all (but not less than all) of the then-outstanding shares of Series A Preferred Stock into a number of shares of New X-energy Class A Common Stock equal to the Stated Value of such shares plus Accrued Dividends thereon, divided by the Conversion Price.

Redemption at Option of the PIPE Investor: At any time after the seven-year anniversary of the closing of the Business Combination, the PIPE Investor may require New X-energy to redeem any or all of the then-outstanding shares of Series A Preferred Stock for cash consideration equal to the Stated Value, plus Accrued Dividends.

Covenants: The terms of the Series A Preferred Stock are expected to include customary covenants for preferred equity, including limitations on additional preferred equity issuances, convertible debt issuances and the payments of dividends.

Registration Rights: The PIPE Investor will receive customary demand, piggyback and shelf registration rights pertaining to the shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock.

The PIPE Commitment will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by AAC from the PIPE Investment (including any amount actually funded pursuant to the Commitment Letter); plus (C) the aggregate amount actually funded to X-energy in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Any such reduction in the PIPE Commitment shall be applied to reduce the PIPE Investor’s obligation under the Commitment Letter. In no event shall any reduction to the PIPE Commitment exceed $25.0 million in the aggregate. X-energy and the PIPE Investor may also mutually agree to reduce the amount of the PIPE Commitment.

If AAC enters into subscription or similar agreements with one or more Other Investors pursuant to which the Other Investors agree to purchase Alternative Securities substantially concurrently with the Closing, then the obligations of the PIPE Investor under the PIPE Commitment will be null and void. In such event, the PIPE Investor will enter into an Alternative Securities Subscription Agreement on the same terms and conditions as the Other PIPE Investors to purchase Alternative Securities having an aggregate purchase price of up to $45,000,000. However, if such Other Investors are solely comprised of Persons that have also entered into, or are contemplated to enter into, commercial arrangements with X-energy or AAC, then the PIPE Investor will have the right, but not the obligation, to enter into an Alternative Securities Subscription Agreement to purchase Alternative Securities having an aggregate purchase price of $45,000,000 (as such amounts may be reduced pursuant to the terms of the Commitment Letter). If the PIPE Investor elects not to enter into the Alternative Securities Subscription Agreement pursuant to the foregoing, then the obligations of the PIPE Investor under the PIPE Commitment shall continue in full force and effect.

The obligation of the PIPE Investor to fund the PIPE Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the termination of the Business Combination Agreement; (b) the closing of the Business Combination; (c) other than a claim by the Company against the PIPE Investor or the Guarantor (as defined below) for the remedies expressly permitted by Section 17 of the Commitment Letter (and then, subject to the terms and conditions of the Commitment Letter), the Company or any of its affiliates or any other person claiming by, through or for the benefit of any of them, directly or indirectly, instituting any legal proceeding or bringing any other claim, against the PIPE Investor, and any of its affiliates, or any of their respective representatives; and (d) such time as the PIPE Investor or its affiliates or designees has purchased $75,000,000 million or more in aggregate principal amount of X-energy’s Series C-2 Notes in the Series C-2 Investment.

An affiliate of Ares (the “Guarantor”) has provided X-energy with a limited guaranty in favor of X-energy, dated as of the Signing Date, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter.

Background of the Business Combination

AAC is a blank check company that was incorporated on January 24, 2020 as a Cayman Islands exempted company. AAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential business combination transaction utilizing Ares’ global investment presence, strong self- origination capabilities and underwriting capabilities. The terms of the Business Combination are the result of extensive negotiations among the representatives of AAC and X-energy. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

Prior to the consummation of its IPO on February 4, 2021, neither AAC, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination transaction with AAC. Consistent with its strategy, AAC sought business combination targets with one or more of the following core attributes:

●	a differentiated and sustainable business model with a defensible market position;
●	strong people, processes and culture;
●	attractive growth prospects, including an ability to capitalize on positive secular tailwinds;
●	sufficient scale and resources to achieve a successful transition into the public market;
●	will benefit from having a public currency to enhance its ability to grow organically or through M&A; and
●	will benefit from Ares’ relationships and deep value creation capabilities.

After the completion of its IPO, representatives of AAC commenced an active search for prospective businesses and assets for AAC to acquire in its initial business combination. Representatives of AAC were also contacted by additional potential targets that it had not previously identified through its search process. AAC identified over 500 potentially attractive business combination opportunities through this active search process. Until agreeing to enter into exclusive negotiations with X-energy, AAC conducted due diligence to varying degrees on such prospective businesses and assets, including a review of such businesses’ business model, competitive landscape, management and certain financial information, in each case, to the extent available. AAC, with the assistance of its advisors, reviewed opportunities on a rolling basis and entered into approximately 40 non-disclosure agreements with potential targets, including X-energy, each individually negotiated on customary terms and none of which included standstill obligations. AAC had active discussions with approximately 25 of the potential targets and delivered initial drafts of letters of intent to approximately ten of such targets, including X-energy.

Other than X-energy, the potential targets that AAC considered in greater detail and with which AAC entered into formal negotiations included: (i) an insurance company (“Company A”); (ii) a biotechnology company (“Company B”); (iii) a data analytics and market research company (“Company C”); (iv) a consumer gaming and entertainment company (“Company D”); (v) a fitness and lifestyle company (“Company E”); (vi) an education technology company (“Company F”); (vii) a consumer retail company (“Company G”); and (viii) another insurance company (“Company H”) — (Companies A, B, C, D, E, F, G and H, the “Potential Targets”).

AAC engaged in discussions with Company A from February 2021 through April 2021, but AAC and Company A were ultimately unable to agree on economic terms with respect to a potential business combination transaction. AAC engaged in discussions with Company B from March 2021 through April 2021, but Company B ultimately decided to enter into a transaction with another acquirer. AAC engaged in discussions with Company C from April 2021 to July 2021, but Company C ultimately decided to merge with an industry competitor. AAC engaged in discussions with Company D from July 2021 through August 2021, but AAC ultimately halted discussions with Company D to enter into negotiations with Company E. AAC engaged in discussions with Company E in March 2021 and again from August 2021 through December 2021, but AAC and Company E were ultimately unable to agree on economic terms with respect to a potential business combination transaction. AAC engaged in discussions with Company F from February 2022 through April 2022, but AAC ultimately concluded that Company F’s business would not be suitable for AAC or its shareholders for various reasons, including maturity of the business and near-term path to profitability.

AAC engaged in discussions with Company G from February 2022 through September 2022, but AAC ultimately halted discussions with Company G to focus on a potential transaction with X-energy. AAC engaged in discussions with Company H from June 2022 through July 2022, but AAC ultimately concluded that Company H’s business would not be suitable for AAC or its shareholders for various reasons, including public market readiness.

Over the course of its initial discussions with X-energy, AAC determined that X-energy was a strong target business due to its: (i) substantial total addressable market with the ability to decarbonize both energy and industrial end markets; (ii) pioneering modular design that results in increased safety, scalability and flexible use cases; (iii) significant support from the DOE ARDP; (iv) growing customer pipeline of global energy providers and Fortune 500 companies; (v) capex-light business model with attractive cash flow potential; and (vi) forward-thinking and innovative founder and management team. These factors aligned with AAC’s investment criteria. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination” for a further discussion of the AAC Board’s and the Special Committee’s considerations.

The following chronology summarizes the key meetings and events that led to the execution of the A&R Term Sheet (as defined below) and Business Combination Agreement and other ancillary agreements with X-energy, but it does not purport to catalogue every conversation among representatives of AAC, X-energy and their respective advisors.

On August 17, 2022, AAC met with Moelis & Company LLC (“Moelis”), financial advisor to AAC, to learn more about X-energy and to request an introduction to X-energy, as AAC was interested in clean energy and energy transition opportunities.

On August 22, 2022, at the direction of AAC, representatives of Moelis met with Kamal Ghaffarian, the founder and Chairman of X-energy, to introduce the idea of a potential business combination with AAC.

On August 24, 2022, at the direction of AAC, representatives of Moelis met with J. Clay Sell, Chief Executive Officer of X-energy, to discuss a potential business combination with AAC and expand upon the prior discussion with Mr. Ghaffarian.

On August 26, 2022, Mr. Sell and Mark J. Mize, Chief Financial Officer of X-energy, along with other representatives of X-energy, and David Kaplan, Chief Executive Officer and Co-Chairman of AAC, and Allyson Satin, Chief Operating Officer of AAC, along with other representatives of AAC, held an introductory meeting. During the meeting, representatives of X-energy presented on X-energy’s history, management team and business opportunities.

On August 29, 2022, AAC and X-energy entered into a non-disclosure agreement, and certain representatives of AAC were granted access to a virtual data room (the “Data Room”).

Also on August 29, 2022, representatives of AAC conducted a call with representatives of X-energy to discuss X-energy’s financial model and various revenue drivers for X-energy’s business. During this call, representatives of X-energy provided a detailed explanation of X-energy’s addressable market, revenue build and cost build around its reactors and fuel.

Between August 29, 2022 and early December 2022, AAC’s management team conducted business due diligence on X-energy, including an in-depth review of the potential total addressable market with respect to conventional power generation and industrial heat, as well as X-energy’s economic model, business development pipeline and commercialization timeline.

On August 31, 2022, certain members of X-energy’s management team presented to representatives of AAC. Topics of the management presentation included a detailed overview of X-energy’s business lines, competitive landscape, financial profile, relevant governmental regulations, funding raised to date, and anticipated use of funds from a potential business combination transaction.

On September 1, 2022, representatives of AAC, representatives of Moelis and representatives of X-energy conducted a call to discuss X-energy’s business, including X-energy’s patent portfolio, approach to trade secrets, financial model and NRC licensing timelines and processes under Title 10 of the Code of Federal Regulations (10 CFR) Part 50 versus 10 CFR Part 52 (including potential regulatory hurdles under each part).

On September 2, 2022 and September 8, 2022, representatives of AAC and representatives of X-energy conducted follow-up calls regarding X-energy’s financial model, during which representatives of X-energy responded to follow-up questions on X-energy’s economic model.

On September 4, 2022, representatives of AAC sent an initial draft of a term sheet (the “Term Sheet”) for the potential transaction to representatives of X-energy. The Term Sheet reflected a pre-transaction equity value of $2,000,000,000 and included other proposed terms, including: (a) a potential private investment in an amount to be determined, which would be committed at the signing of the Original Business Combination Agreement (the “PIPE”); (b) an incremental $250,000,000 of consideration to X-energy equityholders in the form of an earnout, which would vest in equal installments at share price thresholds of $15, $20, $25 and $30 during the five year period following the Closing; (c) the treatment of AAC Class B Ordinary Shares, including the agreement of the Sponsor to subject 50% of such shares to an earn out, which would vest in equal installments at share price thresholds of $15 and $20 during the five year period following the Closing; (d) a lock-up period to be determined with respect to shares issued to certain X-energy Members; (e) a New X-energy Board with two directors who currently serve on the AAC Board, a to-be-determined number of directors who currently serve on X-energy’s board of directors and a to-be-determined number of mutually agreed independent directors; (f) a closing condition related to X-energy debt and normalized levels of working capital; and (g) an exclusivity period of 45 days in favor of AAC.

On September 9, 2022, representatives of X-energy sent a revised draft of the Term Sheet to representatives of AAC. The revised Term Sheet reflected the following: (a) the pre-transaction equity value of $2,000,000,000 would not be subject to any cash, debt, transaction expense or working capital adjustments but would be subject to increase for any interim Series C financing for X-energy to be consummated prior to the Closing (the “Series C-2 Financing”); (b) an “Up-C” structure, including the terms of the Tax Receivable Agreement and a proposed post-Closing capital structure for New X-energy that would include three classes of shares outstanding, namely, economic voting shares held by the public shareholders and Sponsor, non-economic voting shares held by X-energy equityholders other than the X-energy Founder and non-economic high-vote shares held by the X-energy Founder (the latter of which would entitle the holders to ten votes per share, subject to customary sunset provisions); (c) a $300 million target for the proposed PIPE Investment, which would be subject to discussion based on the amount raised in the Series C-2 Financing; (d) modified the terms of the X-energy earnout such that the Earn Out Units would vest in equal installments at share price thresholds of $15, $20 and $25; (e) the Sponsor would forfeit up to 75.0% of its AAC Class B Ordinary Shares and Private Placement Warrants commensurate with the percentage of public shareholder electing to redeem their public shares; (f) the Sponsor would subject 35.0% of its retained AAC Class B Ordinary Shares and Private Placement Warrants to an earnout that would vest at a share price threshold of $15; (g) certain X-energy Members would be subject to a 180-day lock-up, while the Sponsor and its assignees would be subject to a 12-month lock-up; (h) a New X-energy Board with one director designated by the Sponsor and all other directors determined by X-energy; (i) no Closing condition related to X-energy debt or normalized level of working capital; (j) a minimum cash condition in favor of X-energy equal to $300 million; and (k) a mutual exclusivity period of 45 days.

Also, on September 9, 2022, the AAC management team informed the AAC Board about the potential Business Combination and provided the AAC Board with its preliminary views regarding a potential business combination with X-energy and why such a transaction would be compelling. The AAC management team highlighted X-energy’s innovative nuclear technology, large potential total addressable market, ability to decarbonize industrial processes and substantial government financial support pursuant to the ARDP. The AAC management team also conveyed potential risks for X-energy’s business, including its lack of historical revenue or profit and its near-term capital needs. In addition to the foregoing, the AAC management team provided and discussed with the AAC Board the latest draft of the Term Sheet and an investor presentation from X-energy.

On September 19, 2022, the AAC Board joined a meeting with AAC’s management team to discuss the prospective AAC deal pipeline at which certain members of the AAC management team also provided an update on the potential business combination with X-energy. At the meeting, the AAC Board also learned more about X-energy’s business, and discussed with AAC’s management team, among other things, X-energy’s business prospects, its potential total addressable market and the risks that X-energy and the nuclear energy industry may face in the coming years.

Throughout the remainder of September 2022, AAC and X-energy continued to negotiate the Term Sheet, including the following material terms: (a) whether the pre-transaction equity value of $2,000,000,000 would be subject to increase for any Series C-2 Financing funded to X-energy prior to the Closing, and whether the Sponsor or its affiliates would participate in such Series C-2 Financing; (b) the scope of any proposed PIPE Investment and whether the Sponsor or its affiliates would participate in, or backstop a portion of, any such proposed PIPE Investment; (c) the terms of the X-energy equityholder earnout; (d) the treatment of the Sponsor’s AAC Class B Ordinary Shares and Private Placement Warrants; (e) the length of the lock-up period of certain X-energy Members; (f) the number of post-Closing directors that the Sponsor would be entitled to appoint to the New X-energy Board; (g) whether the Original Business Combination Agreement would include a closing condition in favor of AAC related to X-energy debt or normalized levels of working capital; and (h) the scope of the minimum cash condition in favor of X-energy. During the course of these negotiations, AAC management regularly updated the AAC Board on the status and terms of the negotiations.

On September 27, 2022, AAC executed the Term Sheet with X-energy. The final terms of the Term Sheet reflected the following agreement between AAC and X-energy: (a) the pre-transaction equity value of $2,000,000,000 would be increased dollar-for-dollar by the amount of (i) the Series C-2 Financing, subject to a maximum of $400,000,000 and (ii) convertible debt that converts into equity prior to or concurrently with the Closing, subject to a maximum, when taken together with the Series C-2 Financing, of $500,000,000 (so long as the X-energy equityholders bear the dilution associated with any discounts to the conversion price of such financing below $10 per share of New X-energy); (b) the proposed PIPE Investment, to be reduced dollar-for-dollar by the amounts of the Series C-2 Financing funded prior to the execution of the Original Business Combination Agreement, with the Sponsor or its affiliated investment vehicles committing to $100,000,000 of the proposed PIPE Investment (subject to reduction in the event of excess demand); (c) the X-energy earnout shares would vest in equal installments at share price thresholds of $12.50 and $15.00; (d) the Sponsor would forfeit up to 73.1% of its AAC Class B Ordinary Shares and Private Placement Warrants, with 50% of the retained shares and warrants vesting in equal installments at share price thresholds of $12.50 and $15.00; (e) certain X-energy Members and the Sponsor would agree to a 12-month lock-up; (f) the Sponsor would be entitled to appoint two directors to the New X-energy Board; (g) the Original Business Combination Agreement would not include a closing condition in favor of AAC related to X-energy debt or normalized working capital; and (h) the minimum cash condition in favor of X-energy would be equal to $400 million, subject to reduction to the extent of any amounts raised in the Series C-2 Financing.

On October 6, 2022 and October 7, 2022, representatives of AAC and representatives of X-energy held several in-person diligence meetings at X-energy’s headquarters in Rockville, Maryland. Representatives from Moelis were present. Representatives from Kirkland & Ellis LLP (“K&E”), legal counsel to AAC, and representatives from Latham & Watkins LLP (“Latham”), legal counsel to X-energy, were also present including via videoconference at these meetings. These meetings covered various topics related to X-energy’s business, including X-energy’s key segments, key contracts, business development and financial and subsidiary operational matters.

On October 6, 2022, representatives of K&E were granted access to the Data Room and K&E commenced legal due diligence. The Data Room was organized into various specific folders and subfolders housing documents related to corporate records, financial information, intellectual property and technical materials, material agreements, employment matters and litigation. Marketing information was also provided through the Data Room.

On October 11, 2022, representatives of K&E held a legal due diligence call with certain members of X-energy’s management to discuss intellectual property and energy regulatory matters, including X-energy’s patent portfolio and key government contracts.

On October 12, 2022, representatives of X-energy sent representatives of AAC an initial draft of a term sheet related to the Series C-2 Financing (the “C-2 Term Sheet”). Between October 12, 2022 and November 3, 2022, AAC and X-energy exchanged revised drafts of the C-2 Term Sheet before coming to an agreed form that would be used by X-energy to market the Series C-2 Financing to potential investors.

Also on October 18, 2022, representatives of AAC conducted an overview meeting with representatives of X-energy to discuss X-energy’s fuel fabrication process, fuel facility construction process, regulatory process and cost model. Representatives from Moelis were present.

On October 20, 2022, representatives of K&E delivered to representatives of Latham a detailed legal due diligence request list addressing various topics related to X-energy’s business. X-energy subsequently began to supplement the Data Room with the requested materials.

Following further discussions between representatives of AAC and representatives of X-energy, on October 21, 2022, representatives of AAC sent representatives of X-energy a draft of an amended and restated term sheet (the “A&R Term Sheet”), which proposed to amend and restate the Term Sheet in its entirety, reflecting, among other things: (a) an extension of the exclusivity period; (b) a recalculation of the increase in pre-transaction equity value, including that X-energy would be entitled to raise a maximum of $200,000,000 in the Series C-2 Financing prior to December 31, 2022; (c) that AAC and X-energy would seek commitments for the proposed PIPE Investment following the execution of the Original Business Combination Agreement, and that the Sponsor or its affiliated investment vehicles would commit to purchase $25,000,000 of such securities; (d) the terms related to the Series C-2 Financing and revised terms related to the proposed PIPE Investment; and (e) the minimum cash condition in favor of X-energy would be equal to $150,000,000, subject to reduction to the extent of any amounts raised in the Series C-2 Financing. AAC and X-energy continued to negotiate the A&R Term Sheet throughout the remainder of October.

Also on October 21, 2022, the AAC Board held a meeting to discuss the potential transaction. During the meeting, members of AAC’s management team provided an update with respect to AAC’s ongoing negotiations with X-energy, including the latest term sheet negotiations. At this meeting, the AAC Board unanimously approved the formation of the Special Committee to determine whether or not to move forward with the Business Combination. At the meeting, the AAC Board resolved to form the Special Committee. The AAC Board discussed the roles and responsibilities of a fully empowered special committee, and determined that the Special Committee would have the authority to: (i) review and evaluate the terms and conditions of the Business Combination;  (ii) identify, review and evaluate the consequences of not engaging in the Business Combination; (iii) determine whether the Business Combination is fair to, advisable and in the best interests of AAC; (iv) obtain any necessary or desirable advice, assistance and opinions from legal counsel, financial and other advisors, consultants and agents; (v) recommend to the AAC Board what action, if any (including a determination not to pursue the Business Combination), should be taken by AAC with respect to the Business Combination; (vi) provide reports or recommendations to the AAC Board in regard to the Business Combination at such times as the Special Committee deemed appropriate and consistent with its activities; and (vii) approve or reject, in the Special Committee’s sole discretion, the Business Combination. The Board determined that, as independent directors, Kathryn Marinello, Stephen Davis and Felicia Thornton would be appropriate candidates to serve on the Special Committee.

Following its formation, the Special Committee determined that Ms. Marinello should serve as the chair of the Special Committee, and Ms. Marinello agreed to so serve. The members of the Special Committee discussed retention of legal counsel, including the members’ recent experience interviewing and reviewing the credentials of two law firms in connection with a prior potential engagement related to other potential business combinations. After deliberation among the members of the Special Committee and confirmation that no conflicts would arise from its representation of the Special Committee, the Special Committee engaged Mourant Ozannes (Cayman) LLP (“Mourant”) as counsel to the Special Committee.

On October 28, 2022, representatives of K&E held a legal due diligence call with members of X-energy’s management team, with members from the Latham and AAC teams in attendance. During the call, representatives of K&E asked questions regarding matters related to labor and employment, employee benefits, executive compensation, real estate, environmental, health and safety, energy regulatory, environmental, social governance, international trade, corporate and litigation, intellectual property and information technology.

On October 31, 2022, AAC and X-energy finalized the terms of the A&R Term Sheet and executed and delivered the A&R Term Sheet, which included the material terms of the Series C-2 Financing. Pursuant to the A&R Term Sheet, AAC and X-energy agreed to the following revised terms compared to the Term Sheet: (a) the exclusivity period would be extended from November 11, 2022 to November 28, 2022; (b) the pre-transaction equity value of $2,000,000,000 would be subject to a dollar-for-dollar increase for the amount of Series C-2 Financing funded to X-energy prior to January 15, 2023, subject to a maximum funded amount of $200,000,000, and that an affiliate of Ares would invest $25,000,000 in such Series C-2 Financing; (c) the Sponsor or its affiliated investment vehicles (x) would commit to purchase $50,000,000 of the securities to be issued in the proposed PIPE Investment, which would be marketed following the execution of the Original Business Combination Agreement, or, alternatively, (y) prior to January 15, 2023, could instead elect to invest such amount in the Series C-2 Financing (and in cases of both clauses (x) and (y) the $50,000,000 commitment would be reduced dollar-for-dollar by up to $25,000,000 to the extent other cash sources at Closing exceed $400,000,000); (d) AAC and X-energy agreed to the material terms of the Series C-2 Financing and the commitment from the Sponsor or its affiliated investment vehicles with respect to the proposed PIPE Investment; and (e) the minimum cash condition in favor of X-energy would be equal to the sum of the amount of the Series C-2 Financing committed upon the execution of the Original Business

Combination Agreement and the $50,000,000 proposed PIPE Investment from the Sponsor or its affiliated investment vehicles, which amount would be reduced dollar-for-dollar by the aggregate amount funded in connection with Series C-2 Financing.

Between October 31, 2022 and November 3, 2022, representatives of Moelis and representatives of Guggenheim Partners (“Guggenheim”) worked with AAC and X-energy to develop an investor presentation that X-energy would present to prospective investors in the Series C-2 Financing, which included review and comments from K&E and Latham (the “C-2 Teaser Presentation”). The C-2 Teaser Presentation included information regarding X-energy and its business and outlined the potential business combination. On November 3, 2022, the C-2 Teaser Presentation was finalized and distributed to an initial group of potential investors.

Throughout October and November 2022, AAC’s advisors, including K&E, Aon PLC (“Aon”), insurance advisor to AAC, Ernst & Young (“E&Y”), tax and accounting advisor to AAC, and Brownstein Hyatt Farber Schreck LLP (“Brownstein”), policy counsel to AAC and a premier firm with expertise in government relations as well as legislative and regulatory developments, continued their review of diligence materials in the Data Room and submitted supplemental requests to X-energy and its advisors.

On November 4, 2022, representatives of K&E sent representatives of Latham an initial draft of the Original Business Combination Agreement. The terms of the initial draft of the Original Business Combination Agreement generally aligned with the terms of the A&R Term Sheet. The initial draft of the Original Business Combination Agreement provided that: (a) the Business Combination would utilize an Up-C structure pursuant to which existing holders of X-energy securities would continue to hold X-energy securities following the Closing and that such securities would be paired with non-economic voting interests of New X-energy; (b) the X-energy Founder would receive “high-vote” non-economic voting shares in New X-energy entitling such holders to ten votes per share; (c) AAC and X-energy would agree not to solicit or engage in negotiations with respect to alternative transactions during the pendency of the Business Combination; (d) all requisite approval of X-energy’s equityholders would be delivered to AAC in connection with the signing of the Original Business Combination Agreement; and (e) the AAC Board and the Special Committee would be entitled to modify its recommendation to AAC shareholders if the failure to do so would constitute a breach of its fiduciary duties.

On November 7, 2022, the Special Committee held a meeting at which members of the AAC management team, K&E, Ocean Tomo, prospective financial advisor to the Special Committee, and Mourant were present by invitation. At the meeting, members of AAC’s management team provided an update on the Business Combination and subsequently exited the meeting. Ocean Tomo then presented to the Special Committee, outlining its credentials and subject matter and industry expertise in fields relevant to the nuclear industry and summarizing its anticipated scope of work. Ocean Tomo noted that its fairness opinion would be based on its valuation experience, industry expertise, review and analysis of relevant independent third-party market and industry research, public company financial data, discussions with X-energy management and historical and unit economics data provided by X-energy. Ocean Tomo also presented its high-level views regarding the value and merits of X-energy’s intellectual property portfolio. Following the conclusion of Ocean Tomo’s presentation, members of the Special Committee engaged in detailed discussion with Ocean Tomo regarding the resources and information that would be required in order for Ocean Tomo to perform its financial analysis, the process that Ocean Tomo would undertake in connection with the same, and the potential timeline involved in a potential engagement. Following the conclusion of the discussion, the Special Committee deliberated and then determined to engage Ocean Tomo to provide a fairness opinion to the Special Committee.

On November 7, 2022, certain representatives of AAC and other potential investors in the Series C-2 Financing were granted access to a virtual data room that contained limited information related to X-energy and its business (the “C-2 Data Room”).

Throughout the beginning of November 2022, representatives of Moelis and representatives of Guggenheim worked with AAC and X-energy to develop an investor presentation that would include more granular detail with respect to X-energy’s business, which would be presented to prospective investors in the Series C-2 Financing (the “C-2 Presentation”), which presentation included input from K&E and Latham. On November 14, 2022, the C-2 Presentation was finalized and distributed to potential investors in the Series C-2 Financing.

On November 14, 2022, the Special Committee held a meeting at which members of the AAC management team, K&E, Brownstein and Mourant, were present by invitation. At the meeting, representatives of K&E presented their preliminary legal due diligence findings with respect to intellectual property and energy regulatory matters and also provided an overview of the structure and terms of the Business Combination. Members of the Special Committee engaged with representatives of K&E regarding compliance with required NRC filings, certain other regulatory and permit requirements and their associated timelines. A representative of Brownstein, who had been conducting due diligence related to policy and support for the industry in the executive and legislative branch, also presented an overview of the political climate for nuclear advancement and small modular reactors. Members of the Special Committee asked questions including regarding market conditions and industry positioning, and engaged with the representative of Brownstein on potential drivers that may impact policies related to the nuclear reactor and fuel design engineering sector.

Also on November 14, 2022, representatives of Latham sent representatives of K&E initial drafts of the Proposed Organizational Documents and the A&R Registration Rights Agreement. From November 14, 2022 until December 5, 2022, AAC and X-energy and their respective counsels continued to negotiate these agreements and the other various definitive agreements with respect to the Business Combination and exchanged multiple drafts of these and various other ancillary agreements and documentation to be entered into in connection with the Business Combination. See “— Related Agreements” above for additional information.

Later on November 14, 2022, representatives of Latham sent representatives of K&E a revised draft of the Original Business Combination Agreement. Among other changes, the revised draft of the Original Business Combination Agreement reflected the following additional or modified material terms from the initial draft of the Original Business Combination Agreement that representatives of K&E sent to representatives of Latham on November 4, 2022: (a) all requisite approval of X-energy’s equityholders would be delivered to AAC within 5 days following the effectiveness of the Registration Statement; and (b) the AAC Board and the Special Committee would not be entitled to modify its recommendation to AAC shareholders under any circumstances.

Between November 14, 2022 and December 5, 2022, representatives of Moelis and representatives of Guggenheim worked with AAC and X-energy to develop an investor presentation to be used in connection with the announcement of the Business Combination, which included review and comments from K&E, Latham and Ropes & Gray LLP (“Ropes”) (the “Investor Presentation”).

On November 16, 2022, representatives of Latham sent representatives of K&E an initial draft of the Fifth A&R Operating Agreement.

On November 17, 2022, representatives of K&E sent representatives of Latham a revised draft of the Original Business Combination Agreement. Among other changes, the revised draft of the Original Business Combination Agreement reflected the following additional or modified material terms from the revised draft of the Original Business Combination Agreement that representatives of Latham sent to representatives of K&E on November 14, 2022: (a) all requisite approvals of X-energy equityholders would be delivered to AAC in connection with the execution of the Original Business Combination Agreement; (b) the AAC Board and the Special Committee would be entitled to modify its recommendation to AAC shareholders if the failure to do so would constitute a breach of its fiduciary duties; and (c) the termination of certain government-funded programs would constitute an X-energy Material Adverse Effect.

In late November 2022, a number of diligence calls were conducted with applicable representatives of UBS Securities LLC (“UBS”) and Citigroup Global Markets Inc. (“Citi”), capital markets advisors to AAC, Moelis, AAC, X-energy, K&E, Latham, Grant Thornton LLP, as X-energy’s auditor, WithumSmith+Brown, as AAC’s auditor, and Ropes, legal counsel to UBS, Citi and Moelis, to discuss accounting, business, financial, legal, regulatory and sanctions matters.

On November 22, 2022, the Special Committee held a meeting at which members of the AAC management team, K&E and Mourant were present by invitation. Members of the AAC management provided a status update with respect to the Business Combination, including an overview of the diligence being conducted by both AAC and its third-party advisors. Among other key areas of diligence, the Special Committee engaged with members of the AAC management team regarding: (a) the analysis of X-energy’s competitive positioning, potential total addressable market and serviceable available market, including the drivers of X-energy’s business; (b) technical matters and design process; (c) accounting and tax matters; (d) anticipated human resource needs of X-energy’s business in the coming years; (e) insurance matters; (f) X-energy’s patent portfolio; and (g) public company readiness matters. The Special Committee then discussed with its representatives the proposed timeline for the Business Combination. The Special Committee also discussed the process for completing a financial analysis of X-energy, including Ocean Tomo’s meetings with X-energy management and other financial diligence to date, and Ocean Tomo’s rendering of a fairness opinion in connection with the Business Combination. Members of the AAC management team then exited the meeting. Prior to concluding the meeting, the Special Committee discussed with Mourant the redemption process and potential key risk areas surrounding the Business Combination.

Also on November 22, 2022, representatives of Latham sent representatives of K&E an initial draft of the Tax Receivable Agreement.

Later on November 22, 2022, representatives of K&E sent representatives of Latham initial drafts of the Original Sponsor Support Agreement, Member Support Agreement, Sponsor Lock-Up Agreement, X-energy Lock-Up Agreement, Original Commitment Letter and term sheet to the Original Commitment Letter (the “PIPE Term Sheet”).

On November 23, 2022, the Special Committee formalized Ocean Tomo’s engagement as a financial advisor to the Special Committee by executing an engagement letter with Ocean Tomo.

On November 23, 2022, representatives of Latham sent representatives of K&E a revised draft of the Original Business Combination Agreement. Among other changes, the revised draft of the Original Business Combination Agreement reflected the following additional or modified material terms from the revised draft of the Original Business Combination Agreement that representatives of K&E sent to representatives of Latham on November 17, 2022: (a) revisions to the interim operating covenants of X-energy that would provide X-energy with increased operational flexibility during the pendency of the Business Combination; and (b) the termination of certain government-funded programs would not constitute an X-energy Material Adverse Effect.

On November 26, 2022, representatives of K&E sent representatives of Latham a revised draft of the Original Business Combination Agreement. From November 26, 2022 through December 5, 2022, representatives of K&E and representatives of Latham continued to exchange drafts of the Original Business Combination Agreement. The material terms at issue were: (a) the scope of the representations and warranties of X-energy; (b) the scope of X-energy’s operational flexibility during the pendency of the Business Combination; (c) whether or not the termination of the ARDP Agreement would constitute an X-energy Material Adverse Effect; and (d) the high-level terms of the New X-energy Incentive Plan.

Between November 28, 2022 and November 30, 2022, representatives of AAC, X-energy, K&E and Latham held daily calls to discuss the status of the Original Business Combination Agreement and other ancillary agreements.

On November 28, 2022, AAC formalized Moelis’ engagement as a mergers and acquisitions advisor and a placement agent on the proposed PIPE Investment by executing the M&A Advisory Engagement Letter and Placement Agent Agreement with Moelis (in its capacity as a placement agent, a “PIPE Placement Agent”).

On November 28, 2022, AAC and X-energy executed an exclusivity extension letter, which extended the exclusivity period under the A&R Term Sheet through December 5, 2022.

Also on November 28, 2022, representatives of Latham sent representatives of K&E revised drafts of the Original Sponsor Support Agreement, Member Support Agreement, Sponsor Lock-Up Agreement, X-energy Lock-Up Agreement, Original Commitment Letter and PIPE Term Sheet.

Later on November 28, 2022, representatives of Latham provided X-energy’s disclosure schedules in connection with the Original Business Combination Agreement to representatives of K&E. Representatives of K&E and Latham continued to exchange drafts of the disclosure schedules up through the time the Original Business Combination Agreement was executed on December 5, 2022.

On November 29, 2022, the Special Committee held a meeting at which representatives of AAC, K&E, Mourant and Ocean Tomo were present by invitation. Ocean Tomo presented its financial analysis with respect to the Business Combination, including: (a) a summary of Ocean Tomo’s analytical process and methodologies; and (b) preliminary views regarding the conclusions that may be reached in a fairness opinion. Ocean Tomo conveyed that in the course of the due diligence related to its financial analysis, Ocean Tomo had: (i) conducted interviews with members of the X-energy management team, government officials, industry leads and trade associations; (ii) reviewed and analyzed information provided by X-energy; and (iii) reviewed third party market and industry research and relevant public company data. Members of the Special Committee further engaged with Ocean Tomo regarding the methods undertaken to arrive at a conclusion in the context of a fairness opinion, including data and information gathering, conducting interviews with relevant experts and independent research. Prior to the conclusion of the meeting, Ocean Tomo conveyed its preliminary assessment that, based on its analysis to date, the equity value of X-energy implied in the Business Combination would be fair, from a financial point of view, to the AAC shareholders (other than Sponsor and its affiliates).

On November 30, 2022, representatives of Latham sent representatives of K&E a transaction steps presentation for the Business Combination that proposed the inclusion of a new class of economic shares in New X-energy, the New X-energy Class D Common Stock. Under this revised structure, pursuant to a contribution agreement: (a) the X-energy Founder would contribute X-energy OpCo Common Units to New X-energy in exchange for shares of New X-energy Class D Common Stock; and (b) Management LLC would contribute all of its X-energy OpCo Common Units and Earn Out Units to New X-energy in exchange for shares of New X-energy Class A Common Stock and Earn Out Shares.

In the days leading up to December 5, 2022, Ms. Satin and Mr. Sell held discussions related to a re-calculation of the number of AAC Class B Ordinary Shares and Private Placement Warrants that the Sponsor would agree to forfeit in connection with the consummation of the Business Combination. Such conversations continued in parallel with the negotiations of the Original Business Combination Agreement and other ancillary documents.

On December 1, 2022, representatives of Latham sent representatives of K&E an initial draft of the written consent of the members of X-energy (the “X-energy Member Written Consent”). On the same day, representatives of K&E sent representatives of Latham a revised draft of the X-energy Member Written Consent.

Following further discussions between representatives of AAC and representatives of X-energy, on December 1, 2022, AAC and X-energy mutually agreed that PIPE Investor would reduce its commitment to purchase securities to be issued in the proposed PIPE Investment from $50,000,000 to $45,000,000 because PIPE Investor agreed to increase its commitment to the Series C-2 Financing from $25,000,000 to $30,000,000. AAC and X-energy also confirmed that the other terms in the A&R Term Sheet regarding PIPE Investor’s participation in the proposed PIPE Investment remained the same.

On December 2, 2022, representatives of Latham sent representatives of K&E a revised draft of the Proposed Certificate of Incorporation, which contemplated that the X-energy Founder’s shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock would automatically convert into shares of New X-energy Class B Common Stock or New X-energy Class A Common Stock, respectively, upon the earliest to occur of (i) the date that is 10 years from the Closing Date and (ii) the first date on which the X-energy Founder ceases to own, in the aggregate, at least 25.0% of the number of shares of the New X-energy Class C Common Stock and New X-energy Class D Common Stock issued and held by the X-energy Founder immediately prior to the Closing.

Also on December 2, 2022, representatives of K&E provided AAC’s disclosure schedules with respect to the Original Business Combination Agreement to representatives of Latham.

On December 4, 2022, the AAC Board held a meeting to discuss and evaluate the Business Combination, with representatives of K&E and Mourant present for the meeting. In the weeks prior to the meeting, members of AAC’s management team provided the AAC Board and the Special Committee with certain updates regarding term sheet negotiations, legal and commercial due diligence and transaction updates. During the meeting, representatives of K&E summarized the material terms of the Business Combination, including those contained in the Original Business Combination Agreement and the related definitive transaction documents. A representative of Mourant also advised the AAC Board of their fiduciary duties under Cayman law. Ms. Satin reviewed with the AAC Board the rationale for the Business Combination and the AAC management team’s perspective on a number of related considerations. The discussion that ensued among the members of the AAC Board supported the AAC Board’s and the Special Committee’s later determinations on December 5, 2022 that, based on a number of factors, the terms of the Business Combination were advisable and in the best interests of AAC and its shareholders. The Special Committee met separately immediately following the conclusion of the AAC Board’s meeting. During such meeting, the members of the Special Committee discussed the related party transaction considerations in the context of the Business Combination as it relates to the Original Sponsor Support Agreement, the Sponsor Lock-Up Agreement, the Original Commitment Letter and PIPE Investor’s investment in the Series C-2 Financing. See “Certain Relationships and Related Party Transactions” for additional information.

On December 5, 2022, AAC formalized Citi and UBS’ respective engagements as capital markets advisors by executing the Capital Markets Advisory Engagement Letter with Citi and UBS.

On December 5, 2022, representatives of K&E and Latham exchanged substantially final drafts of the Original Business Combination Agreement, which contemplated that: (a) the termination of the ARDP Agreement would constitute an X-energy Material Adverse Effect, unless a substantially similar alternative or replacement agreement was entered into concurrently with such termination; and (b) the New X-energy Incentive Plan would have an initial share reserve equal to 10% of the aggregate number of shares of New X-energy Class A Common Stock outstanding immediately following the Closing, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Business Combination), as well as a one-time increase on January 1, 2024 of up to 5% of the aggregate number of shares of New X-energy Class A Common Stock outstanding as of December 31, 2023, on a fully diluted, as-converted and as-exercised basis.

Also on December 5, 2022, following extensive discussions between the parties and their representatives, representatives of Latham sent representatives of K&E a revised draft of the Original Sponsor Support Agreement that contemplated: (a) the final agreed-upon calculation with respect to the number of AAC Class B Ordinary Shares and Private Placement Warrants that may be forfeited in connection with the Business Combination; and (b) if there is a Modification in Recommendation, then the support obligations of the AAC independent directors will cease to apply, and the Sponsor’s obligations will be modified such that Sponsor will vote its shares in accordance with the vote of AAC’s Public Shareholders.

After market close on December 5, 2022, a meeting of the Special Committee was held to discuss and evaluate the Business Combination. At the meeting, representatives of K&E provided updates to the Special Committee with respect to the final terms of the Business Combination based on the final negotiations that had taken place over the course of the prior 24 hours. Thereafter, representatives of Ocean Tomo orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Ocean Tomo’s First Fairness Opinion, as to the fairness, from a financial point of view, to the AAC shareholders (other than Sponsor and its affiliates) of the equity value of X-energy implied in the Business Combination. The Special Committee adopted resolutions that: (i) authorized and approved the Business Combination and the transactions contemplated by the Original Business Combination Agreement on the terms and subject to the conditions of the Original Business Combination Agreement; (ii) determined that it is in the best interests of AAC and its shareholders, and declared it advisable, for AAC to enter into the Original Business Combination Agreement; (iii) recommended that the AAC Board authorize and approve the Business Combination and the transactions contemplated by the Original Business Combination Agreement on the terms and subject to the conditions of the Original Business Combination Agreement; and (iv) recommended the transactions contemplated by the Original Business Combination Agreement be adopted by AAC’s shareholders.

Immediately following the meeting of the Special Committee, the AAC Board convened a meeting to discuss and evaluate the Business Combination, with representatives of K&E participating in the meeting. The Chair of the Special Committee, Kathryn Marinello, reported to the AAC Board that Ocean Tomo had rendered its First Fairness Opinion to the Special Committee and that the Special Committee had recommended to the AAC Board that it authorize and approve the Business Combination and the transactions contemplated by the Original Business Combination Agreement on the terms and subject to the conditions of the Original Business Combination Agreement. After discussion among the AAC Board, members of the AAC management team and representatives of K&E, the AAC Board adopted resolutions that: (i) determined that it is in the best interests of AAC and its shareholders, and declared it advisable, for AAC to enter into the Original Business Combination Agreement; (ii) approved the Business Combination and the transactions contemplated by the Original Business Combination Agreement on the terms and subject to the conditions of the Original Business Combination Agreement; and (iii) recommended the transactions contemplated by the Original Business Combination Agreement be adopted by AAC’s shareholders.

Following the approval of the Business Combination by the Special Committee and the AAC Board, AAC and X-energy executed the Original Business Combination Agreement. Concurrently with the execution of the Original Business Combination Agreement: (i) AAC and equityholders of X-energy entered into the Member Support Agreement; (ii) X-energy, the Sponsor and the independent directors of AAC entered into the Original Sponsor Support Agreement; and (iii) AAC, X-energy and PIPE Investor entered into the Original Commitment Letter evidencing the final terms of the proposed PIPE Investment.

On the morning of December 6, 2022, prior to the commencement of trading of AAC’s public shares on the NYSE, AAC and X-energy issued a joint press release regarding the Business Combination. On the same day, AAC filed a Current Report on Form 8-K, which included the joint press release, the Investor Presentation, the Original Business Combination Agreement (and related exhibits) and the other material agreements entered into by AAC in connection with the Business Combination. The Investor Presentation was subsequently uploaded to the C-2 Data Room.

Also on December 6, 2022, AAC filed a preliminary proxy statement with the SEC in connection with a proposed extraordinary general meeting to amend, by way of special resolutions, AAC’s amended and restated memorandum and articles of association in connection with the First Extension.

On December 9, 2022, the PIPE Investor invested $30,000,000 in X-energy, and certain other Series C-2 Investors invested $45,000,000 in X-energy as part of the Series C-2 Financing, which increased X-energy’s pre-transaction equity value to $2,075,000,000 pursuant to the terms of the Original Business Combination Agreement.

On December 21, 2022, AAC filed a definitive proxy statement, as supplemented on January 3, 2023 and January 18, 2023, with the SEC in connection with the First Extension.

On January 11, 2023 and January 16, 2023, X-energy entered into purchase agreements with certain Series C-2 Investors to invest an additional $28,000,000 in X-energy as part of the Series C-2 Financing. Such amounts were ultimately funded in February 2023.

On January 26, 2023, the Sponsor agreed to make monthly deposits to the Trust Account of $0.03 for each outstanding AAC Class A Ordinary Share, up to a maximum of $1.2 million per month, following the approval and implementation of the First Extension.

On February 2, 2023, AAC held an extraordinary general meeting of shareholders, and AAC shareholders voted to approve the First Extension. In connection with such approval, AAC shareholders elected to redeem an aggregate of 53,002,919 Ordinary Shares, for which AAC paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

Beginning on February 14, 2023, representatives of Moelis, Citi, UBS and Guggenheim worked with AAC and X-energy to update the Investor Presentation, which included review and comments from K&E, Latham and Ropes, to reflect updates regarding X-energy’s recently announced partnership with Dow and the incremental $28,000,000 of Series C-2 Financing that was funded in February 2023. The updated Investor Presentation was filed with the SEC on March 28, 2023.

On February 23, 2023, AAC executed a PIPE Placement Agent Engagement Letter with Citi and UBS (in such capacity, each a “PIPE Placement Agent” and together with Moelis, the “PIPE Placement Agents”).

Beginning on February 23, 2023, representatives of the PIPE Placement Agents engaged in discussions with prospective third-party investors about their interest in participating in the proposed PIPE Investment. Over the course of the next three months, representatives of AAC and X-energy held a total of approximately 27 meetings with prospective third-party investors. The meetings with prospective third-party investors primarily focused on an understanding of X-energy’s business, including primary drivers of the business, overview of X-energy’s small modular reactor and fuel technology and the thesis underlying AAC’s decision to enter into a business combination with X-energy.

As part of the above process, the C-2 Data Room was repurposed as a data room for certain prospective third-party investors (hereinafter, the “PIPE Data Room”) and beginning March 6, 2023, certain prospective third-party investors were granted access to the PIPE Data Room to facilitate a further evaluation of X-energy’s business and a proposed PIPE Investment.

On March 28, 2023, Mr. Sell mentioned to Ms. Satin and Peter Ogilvie, Executive Vice President of Strategy at AAC, in the context of a broader conversation regarding X-energy and the Business Combination, that X-energy had completed a contractually required rebaselining pursuant to the ARDP.

On March 30, 2023, Mr. Sell met with Ms. Satin. Mr. Sell noted that the estimated total ARDP project cost of designing and licensing the Xe-100; constructing the TF3; and assembly and construction of the FOAK four-module plant for Dow (inclusive of all overnight construction costs and contingency) would increase from approximately $2.5 billion to between $4.75 to $5.75 billion. Mr. Sell further explained that the primary factors underpinning the increased cost estimate related to the impact of inflation, maturation of the design of the Xe-100 and a change in project scope to a site on the Texas Gulf Coast.

On April 5, 2023 and April 6, 2023, representatives of AAC and X-energy held business diligence calls and in-person meetings, with representatives from K&E and Latham in attendance on April 6, 2023. During the calls and meetings, representatives of X-energy’s management team answered questions about the ARDP rebaselining process and discussed changes to X-energy’s cost estimates, communications with DOE and Dow and updated unit economics information and the related effects on X-energy’s business.

On April 14, 2023, representatives of X-energy and Guggenheim met with representatives of AAC, Citi, UBS and Moelis to discuss: (a) the changes to X-energy’s cost estimates; (b) the impact to capital needs arising from such cost estimates; (c) the primary factors underpinning the increases to such cost estimates; and (d) how such drivers have impacted peers in the industry.

On April 18 and 19, 2023, representatives of AAC, X-energy, K&E, Latham, Citi, UBS, Moelis and Guggenheim held in-person meetings at K&E’s New York offices for various diligence sessions to discuss: (a) the rebaselining process; (b) the primary drivers for the anticipated cost increases; (c) the impact of macroeconomic and industry factors or costs of similarly situated participants in the industry; (d) updates with respect to DOE and Dow; and (e) updated unit economics information. The working group also discussed the impact of the ARDP rebaselining process on the pre-transaction equity value ascribed to X-energy in the Business Combination as a result of corresponding changes to the unit economics information prepared by X-energy and the potential market impact of such changes to the Business Combination.

Between April 18, 2023 and May 19, 2023, in connection with the ARDP rebaselining, representatives of Citi, Moelis, UBS and Guggenheim worked with representatives of AAC and X-energy to update the Investor Presentation, which included review and comments from K&E, Latham and Ropes. The updated Investor Presentation was subsequently uploaded to the PIPE Data Room.

Based on the foregoing developments and the revised unit economics information that X-energy prepared, representatives of AAC and X-energy, together with their respective advisors, commenced discussions regarding potential revisions to the terms of the Business Combination, including the following potential changes: (a) a decrease in the pre-transaction equity value ascribed to X-energy; (b) increases to (i) the size of the earnout for X-energy equityholders, (ii) the share price thresholds at which various tranches of the Earn Out Units would vest, and (iii) the percentage of shares and warrants retained by the Sponsor and AAC’s independent directors that would be subject to an earnout; and (c) modifications of the PIPE Commitment, including the form of such investment and whether the PIPE Commitment would continue to be subject to reduction under certain circumstances. AAC initially proposed to reduce the pre-transaction equity value ascribed to X-energy from $2,075,000,000 (inclusive of the $75,000,000 increase resulting from the Series C-2 Financing) to $1,675,000,000. X-energy, on the other hand, proposed a reduction to $1,800,000,000. The parties exchanged draft proposals between April 26, 2023 and May 18, 2023.

On May 5, 2023, the AAC Board held a meeting to discuss and evaluate the revised ARDP baseline cost, with representatives of K&E and members of AAC management present. Members of AAC management provided a general market update regarding pending de-SPAC transactions, the market for private investments in public equity in connection with de-SPAC transactions and redemptions. Members of the AAC Board engaged with members of AAC management regarding: (a) the diligence process to evaluate the revised ARDP baseline costs; and (b) the proposed PIPE Investment process.

On May 18, 2023, representatives of K&E sent representatives of Latham a proposal, which included the following terms: (a) a decrease in the pre-transaction equity value ascribed to X-energy to $1,800,000,000; (b) an increase to (i) the size of the earnout for X-energy equityholders from 25,000,000 Earn Out Units to 52,500,000 Earn Out Units, (ii) the share price threshold at which 50% of the Earn Out Units would vest to X-energy equityholders from $15.00 to $17.50 per share, and (iii) the percentage of shares and warrants retained by the Sponsor and AAC’s independent directors that would be subject to an earnout, from 50% to 63.25%; (c) a modification to the calculation of the number of shares and warrants that may be forfeited by the Sponsor and AAC’s independent directors, which provided that any amounts funded to X-energy or AAC in connection with, or committed to be funded to X-energy or AAC as of, the consummation of the Business Combination in exchange for Equity Securities would be included in the numerator and denominator of the definition of “Sponsor Retention Multiplier” (with the understanding that such amounts would need to be actually funded following the Business Combination in order for the calculation of the Sponsor Retention Multiplier to remain in effect); and (d) a modification to the PIPE Commitment such that if the Other PIPE Investors are solely comprised of one or more persons that have also entered into or are contemplated to enter into commercial arrangements with X-energy or AAC, then the PIPE Investor shall have the right, but not the obligation, to enter into a subscription agreement on the terms otherwise set forth in the Investor Commitment in lieu of a subscription agreement to purchase Series A Preferred Stock.

On May 24, 2023, K&E sent Latham drafts of: (a) the First Amendment to Business Combination Agreement; (b) the First Amendment to Sponsor Support Agreement and (c) the First Amendment to Commitment Letter, each of which reflected the latest terms of the BCA Amendment Term Sheet. K&E and Latham continued to discuss and exchange drafts of the First Amendment to the BCA, the First Amendment to the Sponsor Support Agreement and the First Amendment to the Commitment Letter until June 11, 2023, at which point such agreements were finalized. The final drafts of such agreements generally reflected the agreed terms of the BCA Amendment Term Sheet circulated by K&E on May 18, 2023.

On May 25, 2023, the AAC Board held a meeting at which members of the AAC management team provided an update regarding discussions with X-energy’s management team and Mr. Ghaffarian regarding the rebaselining process and how to effectuate the Business Combination at a valuation that is attractive to AAC shareholders and potential participants in the PIPE Investment. Representatives of AAC then outlined the potential amendments to the Original Business Combination Agreement, Original Sponsor Support Agreement and Original Commitment Letter that were being negotiated by the parties. Members of the AAC Board inquired as to potential execution risk with respect to the Business Combination, and members of AAC management discussed the potential timelines to closing the Business Combination and the milestones required to close. Following the meeting of the AAC Board, the Special Committee convened a meeting to discuss the formal re-engagement of Ocean Tomo to conduct an updated financial analysis based on the revised pre-transaction equity value that would be ascribed to X-energy under the proposed amended terms to the Business Combination and, based on such analysis, to provide an updated fairness opinion to the Special Committee.

Later on May 25, 2023, the Special Committee formalized Ocean Tomo’s re-engagement by executing an addendum to its prior engagement letter with Ocean Tomo.

On June 2, 2023, the AAC Board held a meeting at which members of the AAC management team, K&E, Mourant and Moelis were present by invitation. At the meeting, representatives of Moelis provided an overview of the current climate for the SPAC market, including with respect to committed capital and warrant trading, as well as how such issues have shifted since 2021. Representatives of Moelis noted that, with respect to the quantum of committed capital and warrant trading levels as of May 30, 2023, AAC and the Business Combination compared favorably to other recent SPACs and their associated business combination transactions. Members of the AAC Board engaged with Moelis regarding the composition of the AAC shareholder base, as well as how the trading value of AAC’s warrants could be impacted by certain events. Representatives of AAC then summarized the proposed changes to the terms of the Business Combination, the draft investor presentation, the cost increases in the macro environment and how such changes would affect X-energy and its peers. Representatives of AAC then provided a summary of the ARDP rebaselining and cost re-estimation results, as well as the drivers associated with such results (including inflation, modified scope for the delivery of X-energy’s FOAK four-unit Xe-100 and maturing design). Representatives of AAC noted that the comparative economics of advanced nuclear remain very attractive based on the levelized cost of nuclear energy estimates from DOE and DOE’s 2050 projected energy demands, which exceeded the expectations based on AAC’s third party diligence findings. At the request of the AAC Board, representatives of AAC provided an update on the transaction timeline and the status of the PIPE Investment process, including engagement with prospective third party investors. Members of the AAC Board engaged with representatives of AAC regarding the timeline and critical milestones, including anticipated approval and execution of the definitive documentation that was being negotiated to document the changes to the terms of the Business Combination.

Immediately following the conclusion of the AAC Board meeting on June 2, 2023, the Special Committee held a meeting at which Ocean Tomo, K&E and Mourant were present by invitation. At the meeting, representatives of Ocean Tomo reiterated their credentials and subject matter and industry expertise and summarized their scope of work with respect to conducting an updated financial analysis of X-energy and the provision of an updated fairness opinion to the Special Committee. Ocean Tomo noted that the updated fairness opinion would be based on its valuation experience, industry expertise, review and analysis of relevant independent third-party market and industry research, public company financial data, discussions with X-energy management and historical and unit economics data provided by X-energy. Ocean Tomo specifically noted that the revised financial analysis would include updates based on X-energy’s partnership with Dow, its cost rebaselining exercise (and associated updated unit economic information) and current market conditions (including commodity and metals pricing). During the course of Ocean Tomo’s presentation, members of the Special Committee engaged with Ocean Tomo and asked questions regarding higher costs on a macro level, inflationary effects in the market, pivots to the business model and overall potential risks to the business and its valuation. Prior to the conclusion of the meeting and following discussion among the members of the Special Committee and representatives of Ocean Tomo, Ocean Tomo provided its preliminary views that the equity value of X-energy implied in the Business Combination (based on the proposed amended terms to the Business Combination) would be fair, from a financial point of view, to the AAC shareholders (other than Sponsor and its affiliates).

On June 11, 2023, a meeting of the Special Committee was held to discuss and evaluate the Business Combination. At the meeting, representatives of K&E reviewed with the Special Committee the final amendments to the terms of the Business Combination. Thereafter, representatives of Ocean Tomo orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Ocean Tomo's Second Fairness Opinion), as to the fairness, from a financial point of view, to the AAC shareholders (other than Sponsor and its affiliates) of the equity value of X-energy implied in the Business Combination based on the final amendments to the terms of the Business Combination. The Special Committee approved resolutions that: (i) authorized and approved the First Amendment to Business Combination Agreement, the First Amendment to Sponsor Support Agreement and the First Amendment to Commitment Letter (collectively, the “Amended Agreements”) and the transactions contemplated by the Original Business Agreement, the Original Sponsor Support Agreement and the Original Commitment Letter (collectively, the “Original Agreements”), as amended by the Amended Agreements; (ii) determined that it is in the best interests of AAC and its shareholders, and declared it advisable, for AAC to enter into the Amended Agreements; (iii) recommended that the AAC Board authorize and approve the Amended Agreements and the transactions contemplated by the Original Agreements, as amended by the Amended Agreements; and (iv) recommended the transactions contemplated by the Original Agreements, as amended by the Amended Agreements, be adopted by AAC's shareholders.

Immediately following the meeting of the Special Committee, the AAC Board convened a meeting to discuss and evaluate the Business Combination, with representatives of K&E participating in the meeting. It was reported to the AAC Board that Ocean Tomo had rendered the Second Fairness Opinion to the Special Committee and that the Special Committee had recommended to the AAC Board that it authorize and approve the Amended Agreements and the transactions contemplated by the Original Agreements, as amended by the Amended Agreements. After discussion among the AAC Board, members of the AAC management team and representatives of K&E, the AAC Board approved resolutions that: (i) determined that it is in the best interests of AAC and its shareholders, and declared it advisable, for AAC to enter into the Amended Agreements; (ii) approved the transactions contemplated by the Original Agreements, as amended by the Amended Agreements; and (iii) recommended the transactions contemplated by the Original Agreements, as amended by the Amended Agreements, be adopted by AAC's shareholders.

The AAC Board’s and the Special Committee’s Reasons for the Approval of the Business Combination

The AAC Board established the Special Committee for the purpose of reviewing and evaluating the Business Combination and recommending to the AAC Board what action, if any, should be taken by AAC with respect to the Business Combination. In evaluating the Business Combination, the Special Committee consulted with AAC management as well as the Special Committee’s financial and legal advisors. On December 5, 2022, and again on June 11, 2023, the Special Committee reached its unanimous resolution: (i) that the Business Combination Agreement, the Business Combination and all actions necessary, appropriate or advisable to consummate the Business Combination are advisable and in the best interests of AAC and its shareholders; (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination; and (iii) to recommend that the AAC Board authorize and approve the Business Combination Agreement, the Business Combination and all actions necessary, appropriate or advisable to consummate the Business Combination.

In evaluating the Business Combination, the AAC Board consulted with AAC’s management, the Special Committee and AAC’s financial and legal advisors. On December 5, 2022, the AAC Board reached its unanimous resolution: (i) that the Business Combination Agreement, the Business Combination and all actions necessary, appropriate or advisable to consummate the Business Combination are advisable and in the best interests of AAC and its shareholders; and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination.

The AAC Board and the Special Committee each considered and evaluated a number of factors, including the factors discussed below. The AAC Board and the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching their respective determinations. The AAC Board and the Special Committee viewed their respective decisions as being based on all of the information available and the factors presented to and considered by them. In addition, individual directors may have given different weight to different factors. This explanation of the AAC Board’s and the Special Committee’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The AAC Board and the Special Committee each considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Related Agreements and the transactions contemplated by those agreements, including but not limited to, the following material factors:

●	Compelling Industry Tailwinds Driving Nuclear Adoption. Prioritizing clean energy adoption and increased energy security will drive investment in and adoption of nuclear solutions.
●	Technology Demonstrates Competitive Advantage. X-energy’s design surpasses conventional nuclear designs with respect to increased safety, reduced costs, faster timeline to construction and scalability. Competitors in the SMR space are focused on narrower use cases.
●	Growing Customer Pipeline. X-energy has a growing customer pipeline of global energy providers and various Fortune 500 companies.
●	Government Support. The U.S. government has awarded X-energy $1.2 billion of funding under the ARDP.
●	Bipartisan Political Tailwinds. Support for advanced nuclear solutions spans both sides of the political aisle amidst an often-polarizing domestic political landscape.
●	Demonstrated Support and Commitment From Existing Shareholders and Strategic Partners. Existing investors will roll over 100% of their investment into the combined company, including key strategic partners such as Dow and OPG. The

AAC Board and Special Committee each believed this reflected existing investors’ and key strategic partners’ belief in and commitment to the continued growth prospects of the combined company on a go-forward basis.
●	Experienced and Proven Team. Key members of leadership average greater than 25 years of nuclear or energy-related experience, including specialties in design, operations, government relationships and public markets. The employee work force includes 34 PhDs and 96 masters degrees in engineering/science (as of December 2022). The senior management intends to remain with the combined company in the capacity of officers and/or directors, which will provide helpful continuity in advancing the combined company’s strategic and growth goals.
●	Attractive Business Model. The AAC Board and the Special Committee considered X-energy’s business model, which is capex-light and services-driven (including technology licensing and fuel sales), which has attractive potential unit economics and is designed to generate free cash flow.
●	Financial Condition. The AAC Board and the Special Committee also considered factors such as X-energy’s historical financial results, outlook, financial plan and debt structure, including low historic capital expenditures and efficient use of invested capital. The AAC Board and the Special Committee also considered that, substantially concurrently with the execution of the Business Combination Agreement, X-energy would raise approximately $75 million from the investors in the Series C-2 Financing, including $30 million from PIPE Investor and $45 million from OPG and Segra Capital Management.
●	Attractive Valuation. As more fully described under “— Summary of Financial Analysis” the business combination ascribes an attractive equity value to X-energy as compared to a range of values derived from discounted cash flow, revenue multiple and EBITDA multiple analyses in multiple scenarios. The AAC Board and the Special Committee also considered that X-energy was able to raise $75 million in the Series C-2 Financing (including $30 million from the PIPE Investor), which securities would convert into shares of New X-energy Class A Common Stock at a 10% discount to the implied equity value ascribed to the Company pursuant to the terms of the Business Combination. The AAC Board and the Special Committee viewed the Series C-2 Financing as a “market check” on X-energy’s valuation, with the 10% discount applied because the Series C-2 Financing was funded directly into X-energy prior to, and without the certainty of, the closing of the Business Combination.
●	Modification in Recommendation. As more fully described under “The Business Combination Proposal,” pursuant to the Business Combination Agreement, either of the AAC Board or the Special Committee may withdraw, amend, qualify or modify its recommendation to AAC shareholders that they vote in favor of the Shareholder Proposals (a “Modification in Recommendation”) at any time prior to, but not after, receipt of shareholder approval if it concludes in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make such a Modification in Recommendation would be a breach of its fiduciary duties under applicable law. The AAC Board and the Special Committee specifically negotiated to include provisions such as the “Modification in Recommendation” provision in the Business Combination Agreement.
●	Lock-Up. Subject to certain limited, customary exceptions with respect to permitted transfers, the existing equity holders of X-energy will agree to be subject to a twelve-month lock-up in respect of the common units and the shares of common stock issued to them as consideration in the business combination, which will provide important stability to the combined company.
●	Due Diligence. AAC conducted a diligence review of X-energy and its business, including review of relevant documentation and discussions with X-energy management and X-energy’s financial and legal advisors.
●	First Fairness Opinion of the Financial Advisor to the Special Committee. The Special Committee took into account the financial analysis reviewed by Ocean Tomo with the Special Committee as well as the oral opinion of Ocean Tomo rendered to the Special Committee on December 5, 2022 as to the fairness, from a financial point of view, to the shareholders of AAC (other than the Sponsor and its affiliates) of equity value ascribed to X-energy pursuant to the business combination. Ocean Tomo subsequently confirmed its opinion by delivery of Ocean Tomo’s First Fairness Opinion. The AAC Board also considered that the Special Committee had received the First Fairness Opinion from Ocean Tomo.

●	Second Fairness Opinion of the Financial Advisor to the Special Committee. The Special Committee took into account the Second Fairness Opinion, as to the fairness, from a financial point of view, to the shareholders of AAC (other than the Sponsor and its affiliates) of equity value ascribed to X-energy pursuant to the business combination. For more information see the Second Fairness Opinion attached as Annex O to this proxy statement/prospectus.
●	Other Alternatives. After a review of other business combination opportunities reasonably available to AAC, the AAC Board and the Special Committee believe that the Transactions, including the proposed Business Combination, represents the best potential business combination for AAC and the most attractive opportunity for AAC’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and that such process has not presented a better alternative.
●	Negotiated Transaction. The financial and other terms and condition of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between AAC and X-energy.
●	Shareholder Approval. In connection with the Business Combination, AAC’s public shareholders have the option to: (i) remain shareholders of the combined company; (ii) sell their public shares; or (iii) redeem their public shares for the per share amount held in the Trust Account pursuant to the terms of the AAC organizational documents.
●	Special Committee Role. The AAC Board formed the Special Committee for the sole purposes of evaluating the Business Combination and determining whether to approve the Business Combination. The Special Committee consists of the independent directors of AAC. In connection with the Business Combination, the members of the Special Committee, Mr. Stephen Davis, Ms. Kathryn Marinello and Ms. Felicia Thornton, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement and the Related Agreements. The Special Committee unanimously approved the Business Combination Agreement, the Business Combination and all actions necessary, appropriate or advisable to consummate the Business Combination.

The AAC Board and the Special Committee also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

●	Timeline Risks. X-energy’s partners in the United States plan to use the NRC’s two-step licensing process for initial deployments of the Xe-100. The NRC’s two-step licensing process is untested in the context of advanced nuclear facilities like those designed by X-energy. In addition, X-energy’s proposed timelines for such approvals are shorter than the NRC’s generic schedules for the same approvals. Adverse public reaction to developments in the use of nuclear power by special interest groups, community groups and state and local government agencies leading to environmental litigation or other legal proceedings could also result in significant delays and cost overruns and could adversely affect X-energy’s ability to deploy, and X-energy’s customers’ ability to operate, the Xe-100 or Xe-Mobile.
●	Product Risks. The risk that X-energy’s product designs do not produce their intended results.
●	Continued Government Funding: The risk that X-energy’s agreement with the DOE, pursuant to which the DOE has awarded $1.2 billion in funding to X-energy, will be terminated without a substantially similar alternative or replacement agreement being put in place concurrently with such termination.
●	ARDP Rebaselining and Cost Re-Estimation Risks: The risks that the ARDP rebaselining and cost re-estimation results, as well as the drivers associated with such results (including inflation, modified scope for the delivery of X-energy’s FOAK four-unit Xe-100 and maturing design) are inaccurate or subject to additional changes.
●	Macroeconomic and Geopolitical Risks. Macroeconomic and geopolitical uncertainty, including the potential impact of the U.S. economy, the hostilities in the Ukraine and other factors, and the effects they could have on the combined company.
●	Intellectual Property Risks. The value of the intellectual property associated with X-energy’s technology is based in part on X-energy’s ability to protect and enforce its patents and other proprietary rights, which is not guaranteed and the inability to do so may expose X-energy to the possible loss of competitive advantage.

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
●	Expected Growth May Not be Achieved. The risk that X-energy’s anticipated growth trajectory may not be fully achieved or may not be achieved within its expected timeframe.
●	Multi-Class Voting Structure. The risks associated with having a multi-class share structure pursuant to which one class of shares has ten times the voting power of the publicly traded shares of the combined company, and the fact that such “high-vote shares” will be held by the X-energy Founder.
●	Nuclear Risk. The risk that nuclear accidents, even if wholly unrelated to X-energy’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoptions.
●	Regulatory Risks. The risks of changes in X-energy’s regulatory environment, including nuclear regulations or laws.
●	Liquidation. The risks and costs to AAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in AAC being unable to effect a business combination within the completion window and force AAC to liquidate.
●	Shareholder Vote. The risk that AAC shareholders may fail to vote to approve the business combination prior to August 4, 2023, the latest date by which AAC is required to complete its initial business combination.
●	Redemption Risk. The potential that a significant number of AAC shareholders elect to redeem their public shares prior to the consummation of the business combination pursuant to AAC’s organizational documentation, including in connection with any vote of the AAC shareholders held to consider an Extension, which would potentially make the business combination more difficult or impossible to complete.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within AAC’s control.
●	Listing Risks. The challenges associated with preparing X-energy, a private company, for the applicable disclosure and requisite internal controls and listing requirements to which the combined company will be subject as a publicly traded company on the NYSE.
●	AAC Shareholders Holding a Minority Position in the Combined Company. The fact that AAC’s public shareholders will hold a minority position in the combined company (approximately 20.2% economic ownership and 3.2% voting power, assuming no redemptions), which may reduce the influence that AAC’s current shareholders have on the management of the combined company.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
●	Other Risks. Various other risks associated with the business of X-energy, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the AAC Board and the Special Committee also considered the following:

Interests of Certain Persons. Some officers and directors of AAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of AAC shareholders (see section entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination”). The AAC Board and the Special Committee reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the AAC Board and the Special Committee, respectively, the Business Combination Agreement and the Business Combination.

The AAC Board and the Special Committee concluded that the potential benefits that it expected AAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The AAC Board and the Special Committee also noted that AAC shareholders would have a substantial economic interest in the combined company (depending on the level of AAC shareholders that sought redemption of their public shares into cash). Accordingly, the AAC Board and the Special Committee unanimously determined that the Business Combination Agreement, the Business Combination and all actions necessary, appropriate or advisable to consummate the Business Combination were advisable and in the best interests of AAC and its shareholders.

Summary of Financial Analysis

On November 23, 2022, the Special Committee retained Ocean Tomo, a part of J.S. Held (“Ocean Tomo”), to advise the Special Committee regarding the fairness of the equity value (the “Purchase Price”) ascribed to X-energy pursuant to the Original Business Combination Agreement and deliver a letter to the Special Committee outlining its First Fairness Opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of AAC, other than the Sponsor, and its affiliates (the “Excluded Holders”). Ocean Tomo delivered its written First Fairness Opinion to the Special Committee on December 5, 2022 (the “Opinion Date”).

In selecting Ocean Tomo, the Special Committee considered, among other things, the fact that Ocean Tomo is (i) regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions and (ii) has undertaken numerous engagements in the clean-energy and nuclear space.

The First Fairness Opinion was provided for the information of, and directed to, the Special Committee for its information and assistance in connection with the Business Combination.

The full text of the First Fairness Opinion is attached to this proxy statement/prospectus as Annex N and is incorporated into this document by reference. The summary of the First Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the First Fairness Opinion. AAC’s shareholders are urged to read the First Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the First Fairness Opinion, as well as other qualifications contained in the First Fairness Opinion. The full text of the First Fairness Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to the Special Committee for their evaluation of the Business Combination.

Scope of Analysis

In connection with the First Fairness Opinion, Ocean Tomo made such reviews, analyses, and inquiries as it deemed necessary and appropriate to enable Ocean Tomo to render the First Fairness Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in securities, technology, and business valuation, in general and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of the First Fairness Opinion included, but were not limited to, the items summarized below:

1.	Review of documents and sources of information provided by X-energy, AAC and its representatives, including but not limited to:
a.	Historical and prospective financial information;
b.	Industry reports and analyses;
c.	Material agreements;
d.	Government grants;
e.	Corporate records;

f.	Regulatory and licensing documents;
g.	Supply chain information;
h.	Customer pipeline;
i.	Commissioned reports and analyses;
j.	Technical records;
k.	Facility descriptions;
l.	Investor presentations;
m.	Intellectual property lists and descriptions;
n.	Employee records and agreements;
o.	Tax information;
p.	X-energy and industry press releases and news;
q.	Interviews with senior X-energy management and technical personnel; and
r.	Interviews with third-party industry and technical experts.
2.	Conducting an analysis and considering factors as Ocean Tomo deemed necessary, including but not limited to:
a.	Independent market research to develop estimates of undocumented data, including market size, industry trends and relevant market transactions and licensing activities.
b.	Creation of detailed financial valuation models and scenario analyses based on data provided by AAC, other related parties, and Ocean Tomo research. These include, but are not limited to, operating financial forecasts, timing and other risk factors, technical merits of X-energy’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in the First Fairness Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering its First Fairness Opinion with respect to the Purchase Price, Ocean Tomo, with the Special Committee’s consent:

1.	Assumed that the issuance of New X-energy’s Common Stock in addition or in exchange for X-energy OpCo Common Units shall not alter the equity value ascribed to X-energy pursuant to the Business Combination;
2.	Assumed that the Funded Permitted Financing will be equal to $200,000,000 and that all equity securities of X-energy will be recapitalized at the Closing, such that the Aggregate Consideration will be equal to $2,200,000,000;
3.	Disregarded the 25,000,000 Earn Out Units and the Earn Out Shares, which will not be vested at the Closing;
4.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including AAC and X-energy management, and did not independently verify such information;

5.	Relied upon the fact that the AAC Board, AAC, and parties to the Original Business Combination Agreement have been advised by counsel as to all legal matters with respect to the Original Business Combination Agreement and the Purchase Price, including whether procedures required by law to be taken in connection with the Original Business Combination Agreement and the Purchase Price, if any, have been duly, validly and timely taken. Ocean Tomo is not a legal, regulatory or tax expert and has relied, without independent verification, on the assessment of AAC and its advisors with respect to such matters;
6.	Assumed that estimates, evaluations, and forecasts furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such forecasts or the underlying assumptions;
7.	Assumed that information supplied and representations made by AAC and X-energy management are substantially accurate regarding X-energy and the Business Combination;
8.	Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;
9.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of X-energy since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading;
10.	Assumed that for expected capital expenditures, construction of a fuel facility is expected to cost between $50 million and $60 million per eight metric tons of fuel (“MTU”) expansion. Each expansion requires approximately two years of lead time. Each Xe-100 4-pack is expected to require approximately 6.2 MTU for its initial load and approximately 1.8 MTU per year thereafter;
11.	Assumed that the illustrative commercial operation date (“COD”) schedule included target delivery estimates of standard Xe-100 four-pack plants (320MWe) beginning in Year 0 through steady-state; and
12.	Ocean Tomo has not made any independent valuation or appraisal of the assets or liabilities of X-energy.

To the extent that any of the foregoing assumptions or any of the facts on which the First Fairness Opinion is based prove to be untrue in any material respect, the First Fairness Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of the First Fairness Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Ocean Tomo prepared the First Fairness Opinion effective as of the Opinion Date. The First Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the Opinion Date. Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the First Fairness Opinion which may come or be brought to the attention of Ocean Tomo after the Opinion Date.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, or (ii) advise the Special Committee or any other party with respect to alternatives to the Business Combination.

The First Fairness Opinion was furnished solely for the use and benefit of the Special Committee in connection with assessing the fairness of the Purchase Price. The First Fairness Opinion is not intended to be used by the Special Committee or others for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. The First Fairness Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent which has not been provided except as stated in Exhibit 23.4 to this proxy statement/prospectus. The First Fairness Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of X-energy’s credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The First Fairness Opinion (i) does not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) was not a recommendation as to how the Special Committee should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the First Fairness Opinion is based. The First Fairness Opinion should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

The Company is organized under the laws of the Cayman Islands, and the relationship of the Special Committee and the Company and its shareholders is governed by Cayman Islands law. Ocean Tomo has advised the Company that its engagement letter with the Special Committee does not create any contractual relationship with the Company’s shareholders, and that it does not believe that under the laws of the Cayman Islands there is any extra-contractual fiduciary relationship between Ocean Tomo and the Company’s shareholders as a result of Ocean Tomo’s rendering of a fairness opinion to the Special Committee.

The Company has been advised by its Cayman Islands counsel as follows:

●	The law of the Cayman Islands derives from several sources but in general is based upon English and British Commonwealth common law, equity, and local legislation enacted by the Parliament of the Cayman Islands or its predecessors. English and United Kingdom legislation has no application in the Cayman Islands (save where they are, on occasion, expressly extended to the Cayman Islands). The Courts of the Cayman Islands generally adopt positions that are consistent with English and British Commonwealth common law and equity, but that is subject to any modifications imposed by local legislation or regulation.
●	The highest first instance court in the Cayman Islands is the Grand Court (the “Grand Court”). Appeals from the Grand Court lie to the Court of Appeal of the Cayman Islands and, subject to certain restrictions, there is a right of second appeal to the Judicial Committee of the Privy Council in London. Decisions of the Privy Council (which is the final appellate court for British Overseas Territories such as the Cayman Islands and certain British Commonwealth jurisdictions) on the common law and equity are, in the usual course, binding on the courts of the Cayman Islands. Decisions of the English Courts on the common law and equity, particularly of the Supreme Court (and before that the House of Lords) and the Court of Appeal, while not strictly binding on the courts of the Cayman Islands, are considered persuasive authority, and are usually followed in practice. Authorities from elsewhere in the British common law world, including Australia, New Zealand, and Hong Kong are also often treated as persuasive authorities. The Cayman Islands follows a system of precedent in the application of its laws, and applies the doctrine of stare decisis to Court decisions.
●	Counsel is not aware of any precedent in Cayman Islands law which has ruled that an advisor in the position of Ocean Tomo, as a counterparty to a contract with a special committee of a company, owes duties, including contractual, tortious (see below) and/or fiduciary, to the shareholders, such that a cause of action could be pursued directly by such shareholders against the financial advisor. A claim in contract requires for there to be privity of contract such that non-parties to the contract have no right to bring a contract claim (In The Matter Of Omni Securities Limited (No. 3) [1998 CILR 275]).
●	If faced with a claim by a shareholder that an advisor to a Special Committee of the board of the Cayman Islands company owed fiduciary duties to the shareholders, the Cayman Islands court would likely strike out the claim. As a matter of Cayman Islands law, a third party in the position of Ocean Tomo, will not normally owe fiduciary duties to either the company (for which the duty is typically contractual) nor to the shareholders (of which there is no fiduciary duty at all). A claimant shareholder would have no standing to bring the claim. A claim belonging to a company, for example as a counterparty to a contract with a financial advisor, for breach of contract and/or a tort, can only be brought in a court of law by the company itself. A shareholder has no right to seek to vindicate the company’s cause of action: Foss v Harbottle (1843) 2 Hare 461.
●	The categories of fiduciary relationship in Cayman Islands law are not closed (English v Dedham Vale Properties [1978] 1 W.L.R. 93 at 110) and common categories include: trustee and beneficiary; agents and principals; solicitors and clients; promoters and the company they are promoting; partners to each other; guardians to their wards; receivers on whose behalf s/he act; directors and companies etc. In the usual course, the relevant touchstone is that: “a fiduciary is someone who has undertaken to act for or on behalf of another in a particular matter in circumstances which give rise to a relationship of trust and confidence” (Bristol & West Building Society v Mothew [1998] Ch. 1 at 18). It is unlikely that Ocean Tomo’s role with the Special Committee of a company could have a relationship of trust and confidence with the shareholders of the company therein.

●	In the Supreme Court of the United Kingdom case of Sevilleja v Marex Financial Ltd [2020] UKSC 31, it was held that shareholders are barred from bringing claims which seek to recover a sum equal to the diminution in the market value of its shares, or equal to the likely diminution in dividend, due to a rule of law known as “reflective loss” such that when a shareholder acquires a share he accepts the fact that the value of his investment follows the fortunes of the company and that he can only exercise his influence over the fortunes of the company by the exercise of his voting rights in general meetings.
●	As a matter of procedure, a shareholder may be able to bring a derivative action on behalf of a company against a third party advisor to the company if it can be shown that those in control of the company (i.e., the board of directors) do not want to pursue a valid claim on the company’s behalf (Prudential Assurance Co Ltd v Newman Industries Ltd (No 2) [1982] Ch 204 at 211). However, the claim would still belong to the company, who would be the named plaintiff, and the not shareholders.

Summary of Financial Analyses

In preparing the First Fairness Opinion, Ocean Tomo utilized two valuation approaches, specifically the Discounted Cash Flow (“DCF”) method of the Income Approach and the Market Approach (as described in further detail below). For purposes of its financial analyses, Ocean Tomo assumed that the Purchase Price set forth in the Original Business Combination Agreement had a value equal to $2.2 billion. The following is a summary of the financial analyses performed by Ocean Tomo in connection with the preparation of the First Fairness Opinion presented to the Special Committee. For each valuation approach, Ocean Tomo considered four possible scenarios with various weightings. The four scenarios were based on the unit economics model prepared by X-energy and described under “— Unit Economics Information” (but not giving effect to the updates described under “—Unit Economics Information—Update to Unit Economics” with sensitivities around (a) the timing and focus of reactor deployments in electric and industrial heat applications, and (b) the discount rate.

Discounted Cash Flow Analysis

The DCF method of the Income Approach estimates the value of a company as the present value of expected future cash flows that a business can be expected to generate. The DCF method begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete forecast period (e.g., a ten-year period). The estimated cash flows for each of the years in the discrete forecast period are then converted to their present value equivalents using a discount rate appropriate for the risk of achieving the forecasted cash flows. The present value of the estimated discrete period cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete forecast period to arrive at an estimate of total value. The terminal value is the value of a business beyond the explicit forecast period and represents the future cash flows expected to be generated by the business into perpetuity.

The DCF method performed by Ocean Tomo considered both the Gordon Growth Model formula and Exit Multiples when calculating the terminal value of the business in each scenario. The Gordon Growth Model is a formula used to calculate the terminal value that assumes that the cash flows generated by a company will increase at a constant growth rate into perpetuity. The Exit Multiples approach assumes that the value of a company can be determined at the end of a forecasted period based on the existing public market valuations of comparable companies. Exit Multiples are derived from comparable companies by dividing enterprise value (“EV”) by current or expected financial performance indicators such as revenue or Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). The derived multiples are then applied to the revenue or EBITDA at the end of the discrete forecast period to arrive at an undiscounted indication of the terminal value.

Ocean Tomo’s DCF analyses of X-energy considered the forecasted unlevered cash flows of X-energy for the discrete period of estimation from fiscal year ending December 31, 2022 (“FYE”), through FYE 2036. This forecasted unlevered cash flow information was independently developed by Ocean Tomo based on the unit economics information, and by Ocean Tomo applying the related assumptions around such unit economics information and its industry expertise. The unit economics information assumes:

●	a 60 year plant life;
●	X-energy achieves NOAK status after 25 reactors are put into commercial operation;
●	Assembly and construction delivered at cost initially with gross margins to rise to +10% over time as X-energy realizes efficiency gains in assembly and construction processes;

●	In Year 0, the number of plants expected to reach pre-COD is between 1 and 2. In Year 2, the number of plants expected to reach COD is between 5 and 7. In Year 4, the number of plants expected to reach COD is between 10 and 14. In Year 6, the number of plants expected to reach COD is between 12 and 16. On a steady-state basis, the Company expects between 12 and 20 plants to reach COD on an annual basis;
●	Regulatory permitting approvals have been obtained to permit construction of the facilities;
●	X-energy expects to recognize an aggregate total of approximately $2 billion of revenue (representing approximately 80-85% of direct costs) from 2023 through 2027 under the ARDP, with approximately $1.2 billion in revenue coming from the U.S. government with the remaining amounts assumed to come from X-energy’s utility or other designated partner in the ARDP;
●	Upon completion of the ARDP, X-energy is expected to have finished (i) the design and licensing of the Xe-100, (ii) the assembly and construction of the first 4-pack Xe-100 reactor and (iii) the construction of the TF3. X-energy expects that approximately 50-55% of ARDP revenue and approximately 55% of direct costs will be recognized between 2023 and 2024;
●	For expected capital expenditures, construction of a fuel facility is expected to cost between $50 million and $60 million per eight MTU expansion. Each expansion requires approximately two years of lead time. Each Xe-100 4-pack is expected to require approximately 6.2 MTU for its initial load and approximately 1.8 MTU per year thereafter;
●	For expected SG&A, X-energy expects these expenses will be the greater of (i) approximately $65 million per year or (ii) approximately 1.25% of total revenue; and
●	X-energy expects to achieve free cash flow breakeven upon receiving pre-COD revenue related to the first one to three Xe-100 4-pack commercial sales (excluding the ARDP).

Ocean Tomo arrived at each indication of value by adding both the present value of the discrete period cash flows and a terminal value.

The applied discount rates for each scenario ranged from 25%-30%. Ocean Tomo calculated a range of discount rates using the weighted average cost of capital and considering factors such as the results of published studies on discount rates and industry costs of capital.

Based on data shown in the tables below under the heading “Market Approach — Selected Publicly Traded Companies,” Ocean Tomo selected an EV/EBITDA Exit Multiple of 7.83x to calculate the terminal value for each scenario with the Exit Multiple analysis, based on an assumption of normalized growth and risk at the point of exit for each scenario.

Based on these assumptions and methodologies, the DCF analysis indicated an implied equity value range of $2.67-$4.91 billion based on a Gordon Growth Model and $3.09-$5.40 billion based on a selected EV/EBITDA Exit Multiple of 7.83x.

Market Approach Analysis

The “Market Approach” provides an estimation of enterprise value by applying a valuation multiple derived from data of certain of the 15 Selected Publicly Traded Companies (as defined below) to a specific financial metric for the subject company. Valuation multiples are derived from information sourced from the S&P Capital IQ database, using public company names and the market prices of such actively traded public companies, publicly available historical financial information of such public companies, and consensus equity analyst research estimates of future financial performance or prices paid in actual mergers, acquisitions, or other transactions.

Ocean Tomo identified 15 publicly traded companies in its analysis (the “Selected Publicly Traded Companies”). Ocean Tomo chose the Selected Publicly Traded Companies based on the comparability of their business models and industries. Ocean Tomo noted that none of the Selected Publicly Traded Companies are perfectly comparable to X-energy. Ocean Tomo does not have access to non-public information on the Selected Publicly Traded Companies. Ocean Tomo developed estimates of value for X-energy by utilizing the forward multiple forecasts derived from equity analyst consensus estimates. Accordingly, a complete valuation analysis of X-energy cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies, but rather involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of X-energy. Therefore, the Market Approach is subject to certain limitations and was used corroboratively with the Income Approach.

The tables below summarize certain observed historical and forecasted financial performance and trading multiples of the Selected Publicly Traded Companies. The estimates for 2022 and 2023 in the tables below with respect to the Selected Publicly Traded Companies were derived based on information for the 12-month periods ending closest to X-energy’s fiscal year ends for which information was available.

Selected Publicly Traded Companies

Ocean Tomo reviewed certain financial data for 15 Selected Publicly Traded Companies with publicly traded equity securities that were determined to be relevant based on comparable service offerings. The Selected Publicly Traded Companies are listed below:

●	NuScale Power Corporation
●	Centrus Energy Corp.
●	Graham Corporation
●	Mirion Technologies, Inc.
●	Silex Systems Limited
●	Lightbridge Corporation
●	BWX Technologies, Inc.
●	Bloom Energy Corporation
●	Array Technologies, Inc.
●	Canadian Solar, Inc.
●	First Solar, Inc.
●	JinkoSolar Holding Co., Ltd.
●	Ormat Technologies, Inc.
●	Shoals Technologies Group
●	TPI Composites, Inc.

The data for the Selected Publicly Traded Companies are listed below:

Selected Publicly Traded Companies

	2023	2024	2025	2026

Guideline Publicly-Traded Company	Indicated EV / Revenue Forward Multiples
Centrus Energy Corp.	1.95	2.08	2.00	NA
Graham Corporation	0.92	NA	NA	NA
Mirion Technologies, Inc.	2.80	2.65	NA	NA
Silex Systems Limited	NA	NA	NA	NA
Lightbridge Corporation	NA	NA	NA	NA
BWX Technologies, Inc.	2.84	2.68	2.62	2.49
NuScale Power Corporation	5.28	2.13	0.84	0.43
Bloom Energy Corporation	3.38	2.51	1.90	1.41
Array Technologies, Inc.	2.24	1.92	1.55	NA
Canadian Solar	0.44	0.41	0.38	0.37
First Solar	4.72	3.56	2.94	2.61
JinkoSolar	0.69	0.63	0.61	NA
Ormat Technologies, Inc.	8.19	7.27	6.66	6.13
Shoals Technologies Group	9.94	7.07	5.50	4.51
TPI Composites, Inc.	0.48	0.39	0.36	NA
	Indicated EV / EBITDA Forward Multiples
Centrus Energy Corp.	9.98	11.08	9.57	NA
Graham Corporation	17.54	NA	NA	NA
Mirion Technologies, Inc.	11.09	9.62	NA	NA
Silex Systems Limited	NA	NA	NA	NA
Lightbridge Corporation	NA	NA	NA	NA
BWX Technologies, Inc.	14.12	13.21	12.41	11.45
NuScale Power Corporation	NA	NA	6.50	2.25
Bloom Energy Corporation	34.12	18.44	12.46	13.53
Array Technologies, Inc.	15.38	11.85	9.70	NA
Canadian Solar	5.05	4.12	3.78	3.36
First Solar	23.22	11.84	8.10	7.83
JinkoSolar	10.12	8.59	7.83	NA
Ormat Technologies, Inc.	13.69	12.21	11.22	10.61
Shoals Technologies Group	32.16	21.03	16.03	12.81
TPI Composites, Inc.	12.92	6.89	4.62	NA

NA = Not Applicable/Available

EBITDA: Earnings Before Interest, Taxes, Depreciation, and Amortization

EV: Enterprise Value = Market capitalization plus preferred stock plus outstanding debt minus cash and equivalents

Source: S&P Capital IQ

Based on the results of the Selected Publicly Traded Company analysis, Ocean Tomo applied revenue and EBITDA multiples of 1.95x and 10.99x respectively to the forecasted stabilized revenue and EBITDA for each scenario. The Market Approach analysis indicated a range of equity values for X-energy of approximately $1.94-$4.19 billion based on the EV/Revenue multiples and approximately $2.51 billion and $5.21 billion based on the EV/EBITDA multiples, in each case as compared to the $2.2 billion Purchase Price.

Conclusion

Ocean Tomo estimated the range of equity values for X-energy to be $1.92-$5.21 billion based on four different scenarios and approaches as noted above. Based upon and subject to the foregoing Ocean Tomo is of the opinion that as of the Opinion Date, the Purchase Price pursuant to the Original Business Combination Agreement is fair to the shareholders of AAC, other than the Excluded Holders, from a financial point of view of such shareholders.

Updated Opinion of Ocean Tomo

In connection with AAC and X-energy agreeing to the revised Purchase Price, on May 25, 2023, the Special Committee of AAC re-engaged Ocean Tomo to advise the Special Committee regarding the revised Purchase Price ascribed to X-energy pursuant to the Business Combination Agreement and deliver an updated letter to the Special Committee outlining its Second Fairness Opinion as to whether the revised Purchase Price is fair, from a financial point of view, to the shareholders of AAC, other than the Excluded Holders. Ocean Tomo delivered its written Second Fairness Opinion to the Special Committee on June 11, 2023 (the “Second Fairness Opinion Date”).

The Second Fairness Opinion was provided for the information of, and directed to, the Special Committee for its information and assistance in connection with the Business Combination.

The full text of the Second Fairness Opinion is attached to this proxy statement/prospectus as Annex O and is incorporated into this document by reference. The summary of the Second Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the Second Fairness Opinion. AAC’s shareholders are urged to read the Second Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the Second Fairness Opinion, as well as other qualifications contained in the Second Fairness Opinion. The full text of the Second Fairness Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to the Special Committee for their evaluation of the Business Combination.

Scope of Analysis

In connection with the Second Fairness Opinion, Ocean Tomo made such reviews, analyses, and inquiries as it deemed necessary and appropriate to enable Ocean Tomo to render the Second Fairness Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in securities, technology, and business valuation, in general and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of its Second Fairness Opinion included, but were not limited to, the items summarized below:

1.	Review of documents and sources of information provided by X-energy, AAC and its representatives, including but not limited to:

a.	Historical and prospective financial information
b.	Updated unit economics information
c.	Industry reports and analyses
d.	Material agreements
e.	Government grants
f.	Corporate records
g.	Regulatory and licensing documents
h.	Supply chain information
i.	Customer pipeline
j.	Commissioned reports and analyses
k.	Technical records
l.	Facility descriptions
m.	Investor presentations
n.	Intellectual property lists and descriptions
o.	Employee records and agreements
p.	Tax information
q.	X-energy and industry press releases and news
r.	Interviews with senior X-energy management and technical personnel
s.	Interviews with third-party industry and technical experts

2.	Conducting an analysis and considering factors as Ocean Tomo deemed necessary, including but not limited to:

a.	Independent market research to develop estimates of undocumented data, including market size, industry trends and relevant market transactions and licensing activities.

b.

Creation of detailed financial valuation models and scenario analyses based on data provided by AAC, other related parties, and Ocean Tomo research. These include, but are not limited to, operating unit economics, timing and other risk factors, technical merits of X-energy’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in the Second Fairness Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering its Second Fairness Opinion with respect to the revised Purchase Price, Ocean Tomo, with the Special Committee’s consent:

1.

Assumed that the issuance of New X-energy’s Common Stock in addition or in exchange for X-energy OpCo Common Units shall not alter the equity value ascribed to X-energy pursuant to the Business Combination;

2.	Assumed that all equity securities of X-energy will be recapitalized at the Closing such that the Aggregate Consideration will be equal to $1,800,000,000;

3.	Disregarded the 52,500,000 Unvested Earn Out Units and the Unvested Earn Out Shares, which will not be vested at the Closing;

4.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including AAC and X-energy management, and did not independently verify such information;

5.

Relied upon the fact that the AAC Board, AAC, and parties to the Business Combination Agreement have been advised by counsel as to all legal matters with respect to the Business Combination Agreement and the revised Purchase Price, including whether procedures required by law to be taken in connection with the Business Combination Agreement and the revised Purchase Price, if any, have been duly, validly and timely taken. Ocean Tomo is not a legal, regulatory or tax expert and has relied, without independent verification, on the assessment of AAC and its advisors with respect to such matters;

6.

Assumed that estimates, evaluations, and unit economics furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;

7.	Assumed that information supplied and representations made by AAC and X-energy management are substantially accurate regarding X-energy and the Business Combination;

8.	Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;

9.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of X-energy since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

10.	Ocean Tomo has not made any independent valuation or appraisal of the assets or liabilities of X-energy.

To the extent that any of the foregoing assumptions or any of the facts on which the Second Fairness Opinion is based prove to be untrue in any material respect, the Second Fairness Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of the Second Fairness Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Ocean Tomo prepared the Second Fairness Opinion effective as of the Second Fairness Opinion Date. The Second Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the Second Fairness Opinion Date. Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Second Fairness Opinion which may come or be brought to the attention of Ocean Tomo after the Second Fairness Opinion Date.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, or (ii) advise the Special Committee or any other party with respect to alternatives to the Business Combination.

The Second Fairness Opinion was furnished solely for the use and benefit of the Special Committee in connection with assessing the fairness of the revised Purchase Price. The Second Fairness Opinion is not intended to be used by the Special Committee or others for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. The Second Fairness Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent which has not been provided except as stated in Exhibit 23.4 to this proxy statement/prospectus. The Second Fairness Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of X-energy’s credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The Second Fairness Opinion (i) does not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) was not a recommendation as to how the Special Committee should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Second Fairness Opinion is based. The Second Fairness Opinion should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

AAC is organized under the laws of the Cayman Islands, and the relationship of the Special Committee and AAC and its shareholders is governed by Cayman Islands law. Ocean Tomo has affirmed to AAC that its engagement letter, including the addendum executed in connection with the Second Fairness Opinion, with the Special Committee does not create any contractual relationship with AAC’s shareholders, and that it does not believe that under the laws of the Cayman Islands there is any extra-contractual fiduciary relationship between Ocean Tomo and AAC’s shareholders as a result of Ocean Tomo’s rendering of a fairness opinion to the Special Committee.

Cayman Islands counsel to AAC has also affirmed its previous advice as follows:

•

The law of the Cayman Islands derives from several sources but in general is based upon English and British Commonwealth common law, equity, and local legislation enacted by the Parliament of the Cayman Islands or its predecessors. English and United Kingdom legislation has no application in the Cayman Islands (save where they are, on occasion, expressly extended to the Cayman Islands). The Courts of the Cayman Islands generally adopt positions that are consistent with English and British Commonwealth common law and equity, but that is subject to any modifications imposed by local legislation or regulation.

•

The highest first instance court in the Cayman Islands is the Grand Court (the “Grand Court”). Appeals from the Grand Court lie to the Court of Appeal of the Cayman Islands and, subject to certain restrictions, there is a right of second appeal to the Judicial Committee of the Privy Council in London. Decisions of the Privy Council (which is the final appellate court for British Overseas Territories such as the Cayman Islands and certain British Commonwealth jurisdictions) on the common law and equity are, in the usual course, binding on the courts of the Cayman Islands. Decisions of the English Courts on the common law and equity, particularly of the Supreme Court (and before that the House of Lords) and the Court of Appeal, while not strictly binding on the courts of the Cayman Islands, are considered persuasive authority, and are usually followed in practice. Authorities from elsewhere in the British common law world, including Australia, New Zealand, and Hong Kong are also often treated as persuasive authorities. The Cayman Islands follows a system of precedent in the application of its laws, and applies the doctrine of stare decisis to Court decisions.

•

Counsel is not aware of any precedent in Cayman Islands law which has ruled that an advisor in the position of itself, as a counterparty to a contract with a special committee of a company, owes duties, including contractual, tortious (see below) and/or fiduciary, to the shareholders, such that a cause of action could be pursued directly by such shareholders against the financial advisor. A claim in contract requires for there to be privity of contract such that non-parties to the contract have no right to bring a contract claim (In The Matter Of Omni Securities Limited (No. 3) [1998 CILR 275]).

•

If faced with a claim by a shareholder that an advisor to a Special Committee of the board of the Cayman Islands company owed fiduciary duties to the shareholders, the Cayman Islands court would likely strike out the claim. As a matter of Cayman Islands law, a third party in the position of Ocean Tomo, will not normally owe fiduciary duties to either the company (for which the duty is typically contractual) nor to the shareholders (of which there is no fiduciary duty at all). A claimant shareholder would have no standing to bring the claim. A claim belonging to a company, for example as a counterparty to a contract with a financial advisor, for breach of contract and/or a tort, can only be brought in a court of law by the company itself. A shareholder has no right to seek to vindicate the company’s cause of action: Foss v Harbottle (1843) 2 Hare 461.K.

•

The categories of fiduciary relationship in Cayman Islands law are not closed (English v Dedham Vale Properties [1978] 1 W.L.R. 93 at 110) and common categories include: trustee and beneficiary; agents and principals; solicitors and clients; promoters and the company they are promoting; partners to each other; guardians to their wards; receivers on whose behalf s/he act; directors and companies etc. In the usual course, the relevant touchstone is that: “a fiduciary is someone who has undertaken to act for or on behalf of another in a particular matter in circumstances which give rise to a relationship of trust and confidence” (Bristol & West Building Society v Mothew [1998] Ch. 1 at 18). It is unlikely that Ocean Tomo’s role with the Special Committee of a company could have a relationship of trust and confidence with the shareholders of the company therein.

•

In the Supreme Court of the United Kingdom case of Sevilleja v Marex Financial Ltd [2020] UKSC 31, it was held that shareholders are barred from bringing claims which seek to recover a sum equal to the diminution in the market value of its shares, or equal to the likely diminution in dividend, due to a rule of law known as “reflective loss” such that when a shareholder acquires a share he accepts the fact that the value of his investment follows the fortunes of the company and that he can only exercise his influence over the fortunes of the company by the exercise of his voting rights in general meetings.

•

As a matter of procedure, a shareholder may be able to bring a derivative action on behalf of a company against a third party advisor to the company if it can be shown that those in control of the company (i.e., the board of directors) do not want to pursue a valid claim on the company’s behalf (Prudential Assurance Co Ltd v Newman Industries Ltd (No 2) [1982] Ch 204 at 211). However, the claim would still belong to the company, who would be the named plaintiff, and the not shareholders.

Summary of Financial Analyses

In preparing the Second Fairness Opinion, Ocean Tomo utilized the two same valuation approaches as utilized when providing the First Fairness Opinion, specifically the DCF method of the Income Approach and the Market Approach. For purposes of its financial analyses, Ocean Tomo assumed that the revised Purchase Price set forth in the Business Combination Agreement had a value equal to $1.8 billion. The following is a summary of the financial analyses performed by Ocean Tomo in connection with the preparation of the Second Fairness Opinion presented to the Special Committee. For each valuation approach, Ocean Tomo considered three possible scenarios with various weightings. The three scenarios were based on the unit economics model with sensitivities around a) the timing of reactor deployments in electric and industrial heat applications, and b) the discount rate.

Discounted Cash Flow Analysis

The DCF method of the Income Approach estimates the value of a company as the present value of expected future cash flows that a business can be expected to generate. The DCF method begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete forecast period (e.g., a ten-year period). The estimated cash flows for each of the years in the discrete forecast period are then converted to their present value equivalents using a discount rate appropriate for the risk of achieving the forecasted cash flows. The present value of the estimated discrete period cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete forecast period to arrive at an estimate of total value. The terminal value is the value of a business beyond the explicit forecast period and represents the future cash flows expected to be generated by the business into perpetuity.

The DCF method performed by Ocean Tomo considered both the Gordon Growth Model formula and Exit Multiples when calculating the terminal value of the business in each scenario. The Gordon Growth Model is a formula used to calculate the terminal value that assumes that the cash flows generated by a company will increase at a constant growth rate into perpetuity. The Exit Multiples approach assumes that the value of a company can be determined at the end of a forecasted period based on the existing public market valuations of comparable companies. Exit Multiples are derived from comparable companies by dividing EV by current or expected financial performance indicators such as revenue or EBITDA. The derived multiples are then applied to the revenue or EBITDA at the end of the discrete forecast period to arrive at an undiscounted indication of the terminal value.

Ocean Tomo’s DCF analyses of X-energy considered the forecasted unlevered cash flows of X-energy for the discrete period of estimation from fiscal year ending December 31, 2023 through FYE 2040. This forecasted unlevered cash flow information was independently developed by Ocean Tomo based on the updated unit economics information, interviews with X-energy management, and by Ocean Tomo applying the related assumptions around such updated unit economics information and its industry expertise. The updated unit economics information assumes the prior assumptions made in connection with the First Fairness Opinion, and the Regulatory and Procurement Support estimates now include the following assumptions (per Xe-100 4-Pack):

•

NOAK cash revenues have been updated to reflect increased costs for the nuclear island (i.e. costs related to nuclear component fabrication and procurement) from revenues of approximately $125 million per year to approximately $250 million per year. For the same reason, FOAK cash revenues have been updated from approximately $150 million per year to approximately $300 million per year. The NOAK increase is assumed to be smaller than the corresponding FOAK increase to account for learning during intervening deployments.

•

Estimated gross margin is slightly lower on an absolute basis, but has declined on a percentage basis from 15-20% to 7-9% as a result of higher overall project costs. Management expects X-energy to capture the higher end of the estimated gross margin range on NOAK deployments, with the majority of procurement costs savings continuing to be passed on to the customer.

•

With respect to estimated revenues for services in years T-4 through T-1, NOAK cash revenues have been revised as a result of ranges and rounding included in the updated figures. Consequently, the gross profit from services is increased by $1 million (to $23 million) in each affected year.

•	With respect to estimated fuel related revenues, estimates now include the following assumptions (per Xe-100 4-Pack):
•

Initial Load revenues have been updated to reflect higher commodity prices and production costs. FOAK revenues have been updated from $45 – $50 million to $120 – $130 million. Similarly, NOAK revenues have been updated from $45 – $50 million to $95 – $105 million. Estimated gross margin for both FOAK and NOAK are 5% – 10%.

•

Refueling revenues have been updated to reflect higher commodity prices and production costs. Both FOAK and NOAK Refueling revenues have been updated from approximately $10 million per year to $20 – $30 million per year.

•	Other key assumptions now include the following:
•	SG&A of 1.0% to 1.5% on commercial sales (excluding ARDP); and
•	Target annual capital expenditures amount to 3% to 7% of total revenue (excluding ARDP) beginning in 2028.
•	ARDP estimates now include the following assumptions:
•

X-energy assumes it will recognize an aggregate of approximately $4.0 billion to $4.75 billion of revenue from 2023 through 2029 for the ARDP project, with approximately $1.2 billion in revenue coming from the U.S. government, and the remaining amounts assumed to come from X-energy’s designated partner under the ARDP agreement (currently, Dow) and from additional U.S. government funding. Additional revenue may come from increased U.S. government funding and from X-energy's designated partner under the ARDP (at present, with respect to the $50 million in engineering work provided under the JDA, Dow's funding obligation to the ARDP project is capped at $25 million with the remaining $25 million to be funded by DOE). The U.S. government has awarded $1.2 billion of funding under the ARDP to date and would need to provide additional funding, whether pursuant to the ARDP or some other source, in order for X-energy to recognize the expected associated revenues. In addition, the terms of  the cost sharing agreement with Dow are subject to ongoing negotiations. At present, the JDA with respect to the $50 million in engineering work requires Dow to fund up to $25 million of ARDP costs and DOE to fund the remaining $25 million. See “Risk Factors — Risks Related to X-energy — The development of our FOAK standard four-module plant may require significantly more funding support than the U.S. government originally awarded us under the ARDP. If we are unable to receive additional funding from the DOE under the ARDP or other funding mechanisms, or if the federal government decides to alter the terms of, terminate, or take other actions with respect to our existing ARDP cooperative agreement with the DOE in light of these increased costs, such actions could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.”

•	Approximately 82.5% to 85.0% of total ARDP project costs are incurred from 2024 to 2028 as the ARDP project enters the procurement and construction phase;
•

Approximately 15.0% to 17.5% of the ARDP project costs are not assumed by the U.S. government or by our ARDP partner, but instead are ultimately paid by X-energy; approximately 80% to 85% of these costs are incurred from 2023 to 2025. Of the ARDP costs, the U.S government is expected to assume approximately 50%, with our ARDP partner expected to assume approximately 32.5% to 35.0% (although Dow is under no contractual obligation to provide funding beyond $25 million at this time); and

•

Upon completion of the ARDP project, X-energy is expected to have finished (i) the design of the Xe-100, (ii) licensing of a 4-pack of Xe-100 reactors, (iii) the assembly and construction of the first 4-pack of Xe-100 reactors and (iv) the licensing and construction of the TF3.

Ocean Tomo arrived at each indication of value by adding both the present value of the discrete period cash flows and a terminal value.

The applied discount rates for each scenario ranged from 23% to 25%. Ocean Tomo calculated a range of discount rates using the weighted average cost of capital and considering factors such as the results of published studies on discount rates and industry costs of capital.

Based on data shown in the tables below under the heading “Market Approach – Selected Publicly Traded Companies”, Ocean Tomo selected an EV/EBITDA Exit Multiple of 6.75x to calculate the terminal value for each scenario with the Exit Multiple analysis, based on an assumption of normalized growth and risk at the point of exit for each scenario.

Based on these assumptions and methodologies, the DCF analysis indicated an implied equity value range of $2.75 billion to $3.73 billion based on a Gordon Growth Model and $2.84 billion to $3.81 billion based on a selected EV/EBITDA Exit Multiple of 6.75x.

Market Approach Analysis

The “Market Approach” provides an estimation of enterprise value by applying a valuation multiple derived from data of certain of the 15 Selected Publicly Traded Companies to a specific financial metric for the subject company. Valuation multiples are derived from information sourced from the S&P Capital IQ database, using public company names and the market prices of such actively traded public companies, publicly available historical financial information of such public companies, and consensus equity analyst research estimates of future financial performance or prices paid in actual mergers, acquisitions, or other transactions.

Additionally, Ocean Tomo utilized the Market Approach in its selection of an appropriate exit multiple to apply in the aforementioned DCF analysis.

Ocean Tomo used the same fifteen Selected Publicly Traded Companies in its analysis used in the First Fairness Opinion. Ocean Tomo chose the Selected Publicly Traded Companies based on the comparability of their business models and industries. Ocean Tomo noted that none of the Selected Publicly Traded Companies are perfectly comparable to X-energy. Ocean Tomo does not have access to non-public information on the Selected Publicly Traded Companies. Ocean Tomo developed estimates of value for X-energy by utilizing the forward multiple forecasts derived from equity analyst consensus estimates. Accordingly, a complete valuation analysis of X-energy cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies, but rather involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of X-energy. Therefore, the Market Approach is subject to certain limitations and was used corroboratively with the Income Approach.

The tables below summarize certain observed historical and forecasted financial performance and trading multiples of the Selected Publicly Traded Companies. The estimates for 2022 and 2023 in the tables below with respect to the Selected Publicly Traded Companies were derived based on information for the 12- month periods ending closest to X-energy’s fiscal year ends for which information was available.

Selected Publicly Traded Companies

Ocean Tomo reviewed certain financial data for fifteen Selected Publicly Traded Companies with publicly traded equity securities that were determined to be relevant based on comparable service offerings. The Selected Publicly Traded Companies are listed below:

•	NuScale Power Corporation
•	Centrus Energy Corp.
•	Graham Corporation
•	Mirion Technologies, Inc.
•	Silex Systems Limited
•	Lightbridge Corporation
•	BWX Technologies, Inc.
•	Bloom Energy Corporation
•	Array Technologies, Inc
•	Canadian Solar, Inc.
•	First Solar, Inc.
•	JinkoSolar Holding Co., Ltd.
•	Ormat Technologies, Inc.
•	Shoals Technologies Group
•	TPI Composites, Inc.

The data for the Selected Publicly Traded Companies are listed below:

Selected Publicly Traded Companies

	Indicated Forward Multiples - EV / Revenue
Guideline Publicly-Traded Company	2023	2024	2025	2026
Centrus Energy Corp. (NYSEAM:LEU)	1.59	1.39	1.27	NA
Graham Corporation (NYSE:GHM)	0.83	0.76	0.71	NA
Mirion Technologies, Inc. (NYSE:MIR)	2.93	2.79	2.68	NA
Silex Systems Limited (ASX:SLX)	NM	NM	NM	NA
Lightbridge Corporation (NasdaqCM:LTBR)	NA	NA	NA	NA
BWX Technologies, Inc. (NYSE:BWXT)	2.89	2.77	2.63	2.40
NuScale Power Corporation (NYSE:SMR)	5.15	2.00	0.90	0.42
Bloom Energy Corporation (NYSE:BE)	2.71	2.09	1.58	1.14
Array Technologies, Inc	2.35	1.95	1.68	1.60
Canadian Solar	0.57	0.50	0.47	0.33
First Solar	5.71	4.31	3.53	3.02
JinkoSolar	0.61	0.55	0.48	NA
Ormat Technologies, Inc.	8.33	7.38	6.25	5.54
Shoals Technologies Group	8.58	6.04	4.61	3.59
TPI Composites, Inc.	0.60	0.51	0.45	NA

	Indicated Forward Multiples - EV / EBITDA
Guideline Publicly-Traded Company	2023	2024	2025	2026
Centrus Energy Corp. (NYSEAM:LEU)	10.97	7.69	6.67	NA
Graham Corporation (NYSE:GHM)	16.37	12.73	10.03	NA
Mirion Technologies, Inc. (NYSE:MIR)	12.75	11.46	10.51	NA
Silex Systems Limited (ASX:SLX)	NM	NM	NM	NA
Lightbridge Corporation (NasdaqCM:LTBR)	NA	NA	NA	NA
BWX Technologies, Inc. (NYSE:BWXT)	14.61	13.30	12.41	11.18
NuScale Power Corporation (NYSE:SMR)	NM	NM	24.40	2.80
Bloom Energy Corporation (NYSE:BE)	55.31	19.53	10.67	8.27
Array Technologies, Inc	16.67	12.80	10.82	9.88
Canadian Solar	5.20	4.56	4.02	2.71
First Solar	17.09	10.25	7.03	5.70
JinkoSolar	7.47	6.79	6.17	NA
Ormat Technologies, Inc.	14.29	12.69	11.64	10.46
Shoals Technologies Group	27.49	18.32	13.32	10.95
TPI Composites, Inc.	20.61	9.44	6.66	NA

NA = Not Applicable/Available

EBITDA: Earnings Before Interest, Taxes, Depreciation, and Amortization

EV: Enterprise Value = Market capitalization plus preferred stock plus outstanding debt minus cash and equivalents

Source: S&P Capital IQ

Based on the results of the Selected Publicly Traded Company analysis, Ocean Tomo applied revenue and EBITDA multiples of 1.43x and 10.59x respectively to the forecasted stabilized revenue and EBITDA for each scenario. The Market Approach analysis indicated a range of equity values for X-energy of approximately $2.05 billion to $3.23 billion based on the EV/Revenue multiples and approximately $3.30 billion and $4.04 billion based on the EV/EBITDA multiples, in each case as compared to the $1.8 billion Purchase Price.

Conclusion

Ocean Tomo estimated the range of equity values for X-energy to be $2.05 billion to $4.04 billion based on three different scenarios and approaches as noted above. Based upon and subject to the foregoing Ocean Tomo is of the opinion that as of the Second Fairness Opinion Date, the revised Purchase Price pursuant to the Business Combination Agreement is fair to the shareholders of AAC, other than the Excluded Holders, from a financial point of view of such shareholders.

Fees and Expenses

In connection with providing the First Fairness Opinion and the Second Fairness Opinion to the X-energy board, AAC agreed to pay Ocean Tomo a fee of $470,000. In addition, AAC has agreed to indemnify Ocean Tomo for certain liabilities arising from its engagement. No portion of the fee was contingent upon the conclusion within the First Fairness Opinion and Second Fairness Opinion.

Disclosure of Prior Relationships

During the two years preceding the date of each of the First Fairness Opinion and Second Fairness Opinion, Ocean Tomo has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and NYSE listing requirements that the target business acquired in AAC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for AAC’s initial business combination. As of December 5, 2022, the date of the execution of the Original Business Combination Agreement, the balance of funds held in the Trust Account was at least $1,009,500,000 and 80% thereof represents approximately $808.0 million. As of June 11, 2023, the date of the execution of the First Amendment to Business Combination Agreement, the balance of funds held in the Trust Account was at least $490,875,569, and 80% thereof represents approximately $392.7 million. The AAC Board considered all of the factors described above and the fact that the aggregate consideration for AAC was the result of arm’s length negotiations with X-energy. As a result, the AAC Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of AAC’s management team and the AAC Board, the AAC Board believes that the members of the management team and the AAC Board are qualified to determine whether the Business Combination meets the 80% test.

Interests of the X-energy Directors and Executive Officers

X-energy’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the X-energy equityholders generally. These interests include, among other things, that certain of X-energy’s directors and executive officers are expected to become directors and/or executive officers of New X-energy upon the Closing. Specifically, the following individuals who are currently directors and executive officers of X-energy are expected to become directors and executive officers of New X-energy upon the Closing, serving in the capacities and offices set forth opposite their names below:

Name	Position
Kamal Ghaffarian	Chairman
J. Clay Sell	Chief Executive Officer and Director
Edward Sonnenschein	Director
Michael. J. Wallace	Director
Kathleen W. Hyle	Director
Christopher F. Ginther	Director
Mark J. Mize	Senior Vice President and Chief Financial Officer
Steve L. Miller	Senior Vice President and General Counsel
Thomas Nixon	Senior Vice President and Chief Commercial Officer
Harlan Bowers	President
Peter Pappano	President of TRISO-X
Wallis Fournier	Vice President and Chief Human Capital Officer

Director Compensation

In connection with the Business Combination, the New X-energy Board will adopt a new non-employee director compensation policy to govern New X-energy effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

Certain Interests of AAC’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the AAC Board and the Special Committee in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and AAC’s directors and officers have interests in such Shareholder Proposals that are different from, or in addition to, those of the AAC shareholders generally. Further, AAC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about AAC — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The AAC Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. AAC shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	The Sponsor (and certain of AAC’s officers and directors who are members of the Sponsor), purchased 25,000,000 AAC Class B Ordinary Shares for $25,000. All of AAC’s officers and directors have a direct or indirect economic interest in such shares. Subsequent to the initial purchase of the AAC Class B Ordinary Shares by the Sponsor, the Sponsor transferred 50,000 AAC Class B Ordinary Shares to each of AAC’s independent directors at a nominal purchase price of $0.003 per AAC Class B Ordinary Share prior to the closing of AAC’s IPO. The Sponsor will hold 13,957,759 AAC Class B Ordinary Shares as a result of the redemptions by the AAC shareholders in connection with the approval of the First Extension and pursuant to the Sponsor Support Agreement under which the Sponsor forfeits AAC Class B Ordinary Shares as a result of redemptions by AAC shareholders. The 13,957,759 shares of New X-energy Class A Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $ million based upon the closing price of $ per AAC Class A Ordinary Share on the NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of New X-energy Class A Common Stock will be subject to lock-up restrictions, we believe such shares have less value.
●	Our Sponsor purchased 15,333,333 Private Placement Warrants for $23,000,000, or $1.50 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. Certain AAC’s officers and directors have a direct or indirect economic interest in such Private Placement Warrants. The Sponsor will hold 8,560,759 Private Placement Warrants as a result of the redemptions by the AAC shareholders in connection with the approval of the First Extension and pursuant to the Sponsor Support Agreement under which the Sponsor forfeits Private Placement Warrants as a result of redemptions by AAC shareholders. The 8,560,759 New X-energy Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $ million based upon the closing price of $ per Public Warrant on the NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such New X-energy Warrants will be subject to lock-up restrictions, we believe such warrants have less value.
●	Given the differential in the purchase price that the Sponsor paid for the AAC Class B Ordinary Shares as compared to the price of the AAC Class A Ordinary Shares included in the AAC Units, the Sponsor may earn a positive rate of return on its investment even if the shares of New X-energy Class A Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.
●	Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents. If we do not consummate a business combination by such date, we would: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to AAC (less taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as AAC shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining AAC shareholders and the AAC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 25,000,000 AAC Class B Ordinary Shares purchased by our Sponsor for $25,000 would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 15,333,333 Private Placement Warrants that the Sponsor paid $23,000,000 to purchase will expire worthless.
●	On December 5, 2022, the PIPE Investor committed to purchase in a private placement immediately prior to the Closing, up to 45,000 shares of Series A Preferred Stock of New X-energy for a purchase price of $1,000 per share pursuant to the terms of the PIPE Commitment, or shares of Alternative Securities, resulting in gross proceeds to AAC of up to $45,000,000 (subject to reduction in accordance with the terms of the Commitment Letter). The shares of Series A Preferred Stock will be convertible into shares of New X-energy Class A Common Stock at $10.00 per share, subject to customary anti-dilution adjustments. Such shares if unrestricted and freely tradable, would have an aggregate market value of approximately $ million based upon the closing price of $ per AAC Class A Ordinary Share on the NYSE on , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The PIPE Investor has provided X-energy with a limited guaranty in favor of X-energy, dated December 5, 2022, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter.
●	PIPE Investor, an affiliate of Ares, purchased $30,000,000 of X-energy’s Series C-2 Notes pursuant to the Series C-2 Securities Purchase Agreement, dated the Signing Date. Pursuant to such investment, the PIPE Investor will be entitled to designate for nomination to the New X-energy Board two directors.
●	AAC’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or AAC Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.
●	The AAC Support Parties and AAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the AAC Ordinary Shares (other than AAC Class A Ordinary Shares issued as part of the AAC Units) held by them if AAC fails to complete the Business Combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents.
●	The Sponsor and AAC’s officers and directors will lose their entire investment in AAC and will not be reimbursed for loans extended, fees due or out-of-pocket expenses if the Business Combination is not consummated by August 4, 2023 (or if such date is extended at a duly called meeting of the AAC shareholders, such later date). As of the date of this proxy statement/prospectus, there are no loans extended other than those as described in this proxy statement/prospectus, fees due or outstanding out-of-pocket expenses for which the Sponsor and AAC’s officers and directors are awaiting reimbursement.
●	If the Trust Account is liquidated, including in the event AAC is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify AAC to ensure that the proceeds in the Trust Account are not reduced below $10.00 per AAC public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which AAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to AAC, but only if such a vendor or target business has not executed a waiver of all rights to seek access to the Trust Account.
●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six years after the Business Combination.
●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to AAC, provided that the Sponsor may elect to convert up to

$1,500,000 into warrants at the Closing at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan. As of the date of this proxy statement/prospectus, approximately $2,100,000 was outstanding under the Working Capital Loan.
●	On February 2, 2023, AAC held an extraordinary general meeting of shareholders, at which the AAC shareholders voted to approve the First Extension. In connection with the First Extension, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each AAC Class A Ordinary Share, up to a maximum of $1.2 million per month until the Extension Note Maturity Date. Such contributions will be made pursuant to the Extension Promissory Note. The Extension Promissory Note will not bear any interest, and will be repayable by AAC to the Sponsor upon the Extension Note Maturity Date. In the event that the proposed Business Combination does not close, AAC may use a portion of proceeds held outside the Trust Account to repay this loan, but no proceeds held in the Trust Account would be used to repay this loan.
●	Pursuant to the A&R Registration Rights Agreement, AAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New X-energy Class A Common Stock and New X-energy Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and AAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor and its affiliates have a maximum of $159 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $144.0 million representing the value of the Founder Shares held by the Sponsor (assumes a share price of approximately $10.32 as of March 31, 2023), (b) $12.84 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.50 per warrant purchase price) and (c) $2.1 million representing the working capital loans extended by the Sponsor.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which AAC and the Sponsor believe improved the volume and quality of opportunities that were available to AAC. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Cayman Constitutional Documents provide that AAC renounces its interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of AAC and is an opportunity that AAC is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. AAC is not aware of any such conflict or opportunity being presented to any founder, director or officer of AAC nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of AAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor and its affiliates, as well as AAC’s directors and officers, may have influenced their motivation in identifying and selecting X-energy as a business combination target, completing an initial business combination with X-energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the AAC Board and the Special Committee to vote for the Shareholder Proposals, its shareholders should consider these interests.

Unit Economics Information

In connection with its consideration of the potential Business Combination, X-energy provided its internally-derived unit economic calculations (the “Unit Economics”) related to a 4-pack of Xe-100 units (comprising 320 MW of electric generating capacity) to AAC for use as a component of its overall evaluation of X-energy. The Unit Economics are being included in this proxy statement/prospectus because the Unit Economics were provided to the AAC Board and the Special Committee for their respective evaluation of the Business Combination.

The Unit Economics are included in this proxy statement/prospectus solely to provide AAC’s shareholders access to information made available in connection with the AAC Board’s and the Special Committee’s consideration of the Business Combination. The Unit Economics should not be viewed as a projection or forecast of X-energy’s overall financial performance, as such analysis relates exclusively to a 4-pack of Xe-100 units and not to the entire X-energy business model. Furthermore, the Unit Economics do not take into account any circumstances or events occurring after the date on which such Unit Economics were prepared, which was November 2022.

The Unit Economics were prepared in good faith by X-energy’s management team and are based on its management’s reasonable estimates and assumptions with respect to the expected performance of a 4-pack of Xe-100 units at the time the Unit Economics were prepared and speak only as of that time. As such, the Unit Economics do not reflect any updates since the time such Unit Economics were delivered to the AAC Board and the Special Committee.

The Unit Economics reflect numerous estimates and assumptions with respect to matters specific to X-energy’s business and the Xe-100 and general matters, including estimates and assumptions with respect to industry-wide business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond X-energy’s and AAC’s control. In particular, the cost estimates shown in the Unit Economics were based on X-energy’s 2020 estimates. Moreover, the Unit Economics are not subject to any escalation or discounting. The time at which the assumptions underlying the Unit Economics will be realized, if at all, is highly uncertain. As a result, there can be no assurance that the Unit Economics will be realized or that actual performance of a 4-pack of Xe-100 units will yield substantially similar results (i.e., not significantly higher or lower than those set forth in the Unit Economics).

Because the Unit Economics cover multiple years, such information by its nature becomes less predictive with each successive year. These Unit Economics are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Information provided in the Unit Economics constitutes forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond X-energy’s and AAC’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of X-energy” and “Cautionary Note Regarding Forward-Looking Statements.”

The Unit Economics were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, any published guidelines of the SEC or any guidelines established by the American Institute of Certified Public Accountants. The Unit Economics included in this proxy statement/prospectus have been prepared by, and are the responsibility of, X-energy’s management. Neither the independent registered public accounting firms of X-energy or AAC, nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Unit Economics contained in the proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of X-energy and AAC assume no responsibility for, and disclaim any involvement with, the Unit Economics. Further to that end, the report of Grant Thornton LLP included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of X-energy. It does not extend to the Unit Economics and should not be read to do so.

Nonetheless, a summary of the Unit Economics is provided in this proxy statement/prospectus because the Unit Economics were made available to the AAC Board and Special Committee. The inclusion of the Unit Economics in this proxy statement/prospectus should not be regarded as an indication that AAC, the AAC Board, the Special Committee or their respective affiliates, advisors or other representatives considered, or now considers, such Unit Economics necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against this Business Combination Proposal. No person has made or makes any representation or warranty to any AAC shareholder regarding the information included in the Unit Economics. The Unit Economics are not fact and are not necessarily indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

The Unit Economics are not included in this proxy statement/prospectus in order to induce any AAC shareholders to vote in favor of any of the proposals at the extraordinary general meeting.

AAC urges you to review the financial statements of X-energy included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

X-energy uses certain financial measures in its Unit Economics that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While X-energy believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of X-energy’s competitors and may not be directly comparable to similarly titled measures of X-energy’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Unit Economics provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Unit Economics are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Unit Economics were prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the Unit Economics may not align with those underlying the non-GAAP measures presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of X-energy.”

Below are the Unit Economics:

Note: Assumes 60 year life of plant

(1)	Model assumes X-energy achieves NOAK status after 25 reactors are put into commercial operation.
(2)	Model assumes assembly and construction delivered at cost initially. Gross margins rise to +10% over time as X-energy realizes efficiency gains in assembly and construction processes.

Note:	Illustrative 4-pack of Xe-100 units and assumes mid-point of estimated gross margins and cash revenues, NOAK status achieved and 60-year life of plant

In addition to the Unit Economics depicted above, X-energy also provided to AAC certain estimates and other key assumptions that X-energy’s management relied upon in preparing X-energy’s business model. These estimates and key assumptions included an illustrative schedule depicting a range of delivery targets of standard Xe-100 four pack plants to potential customers and certain assumptions related to ADRP revenue recognition, capital expenditures and other metrics.

The illustrative schedule included target delivery estimates of standard Xe-100 four-pack plants (320Mwe) beginning in Year 0 through steady-state. In Year 0, the number of plants expected to reach COD was between 1 and 2. In Year 2, the number of plants expected to reach COD was between 5 and 7. In Year 4, the number of plants expected to reach COD was between 10 and 14. In Year 6, the number of plants expected to reach COD was between 12 and 16. On a steady-state basis, the Company expects between 12 and 20 plants to reach COD on an annual basis.

The target deliveries included in the illustrative schedule assumed that regulatory permitting approvals have been obtained to permit construction of the facilities. However, the regulatory permitting process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all required approvals. While there is some possibility of an expedited approval process for SMR technology, there is presently no clear path for expedited permitting. See “Risk Factors—Risk Related to X-energy—Risks Relating to Compliance with Law, Government Regulation and Litigation—The Xe-100 and Xe-Mobile designs have not yet been approved or licensed for use at any site by the NRC or the Canadian Nuclear Safety Commission, and approval or licensing of these designs is not guaranteed.” Furthermore, the ability for X-energy to meet the illustrative schedule is subject to other significant conditions and no assurances can be given that X-energy will meet this schedule on the estimated timeline or at all. See “Risk Factors—Risk Related to X-energy—Risks Relating to X-energy’s Business—We have not yet commercialized or sold the Xe-100 or any other SMR, and there is no guarantee that we will be able to do so” and “Risk Factors—Risk Related to X-energy—Risks Relating to X-energy’s Business—We have not yet delivered the Xe-100 or any other SMR to customers and have not achieved final investment decisions for the purchase or deployment of any of our reactors, and we do not carry insurance coverage for, or have performance guarantees fully backstopping the risks associated with, the Xe-100 or all of its components. Other than contractual protections provided by our vendors for certain components and systems, we have not employed other risk sharing structures to mitigate all risks associated with the delivery and performance of any of our reactors. Any delays or setbacks we may experience during our first commercial delivery planned for 2029 and other demonstration and commercial missions or failure to obtain final investment decisions could have a material adverse effect on our business prospects, financial condition, results of operation and cash flows, and could harm our reputation.”

The estimates and other key assumptions included information related to the financial impact of X-energy’s award under ARDP and certain revenue recognition treatment, estimates of sales, general and administrative expenses (“SG&A”) and free cash flow. Cash from the ARDP cost share is treated as revenue. X-energy expects to recognize an aggregate total of approximately $2 billion of revenue (representing approximately 80-85% of direct costs) from 2023 through 2027 under the ARDP, with approximately $1.2 billion in revenue coming from the U.S. government with the remaining amounts assumed to come from X-energy’s designated partner in the ARDP (at present, with respect to the $50 million in engineering work provided under the JDA, Dow’s funding obligation to the ARDP project is capped at $25 million with the remaining $25 million to be funded by DOE). The terms of the cost sharing agreement with X-energy’s partner in the ARDP are subject to ongoing negotiations and may change. See “Risk Factors—Risk Related to X-energy—Risks Relating to Compliance with Law, Government Regulation and Litigation—We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. Continued full funding of, and any upward adjustments to funding available under, the ARDP are subject to future government appropriations and continued political support. As of March 31, 2023, the U.S. government has awarded $1.2 billion of funding to us under the ARDP. While this amount is expected to cover our ARDP costs for multiple years, due to cost increases resulting from inflationary pressures and other factors, we will need the amount to be meaningfully increased. The termination of, or failure to fully fund, the ARDP, or our failure to timely secure upward adjustments in ARDP funding to cover actual costs could have a material, adverse impact on our business prospects, financial condition, results of operations and cash flows and may result in a more limited ARDP fuel facility development, changes to project development timelines, or other commercial changes to the ARDP project. Further, our inability to timely secure increases to our ARDP funding could harm our relationship with our partner and materially and adversely affect our business prospects.” Upon completion of the ARDP, X-energy is expected to have finished (i) the design and licensing of the Xe-100, (ii) the assembly and construction of the first 4-pack Xe-100 reactor and (iii) the construction of the TF3. X-energy expects that approximately 50-55% of ARDP revenue and approximately 55% of direct costs will be recognized between 2023 and 2024.

With respect to expected capital expenditures, construction of a fuel facility is expected to cost between $50 million and $60 million per eight MTU expansion. Each expansion requires approximately two years of lead time. Each Xe-100 4-pack is expected to require approximately 6.2 MTU for its initial load and approximately 1.8 MTU per year thereafter. With respect to expected SG&A, X-energy expects these expenses will be the greater of (i) approximately $65 million per year or (ii) approximately 1.25% of total revenue. However, actual SG&A is subject to change based upon how X-energy’s business develops and such changes may be significant.

The estimates and other key assumptions also included estimates related to free cash flow breakeven, which X-energy expects to achieve upon receiving pre-COD revenue related to the first one to three Xe-100 4-pack commercial sales (excluding the ARDP). Such expectations however are based on a number of factors which are hard to predict and it may take the Company longer to achieve free cash flow breakeven than anticipated or at all.

Update to Unit Economics

On February 27,2023, Dow entered into the JDA with X-Energy for a first-of-a-kind Xe-100 deployment, and on March 14, 2023, Dow was designated by DOE as a sub-awardee under ARDP. X-energy determined that it is appropriate to reflect payments and revenues from contractual arrangements for engineering, procurement and construction (“EPC”) activities as flowing to EPC contractors, and not through X-energy. As such, X-energy has removed the “Assembly and Construction” line item from the Unit Economics, and the associated assembly and construction revenues and contributions to gross margins are no longer applicable. This approach is consistent with X-energy’s prior expectations that it would earn minimal to no margin on Assembly and Construction activities for the ARDP plant.

In addition, in late March 2023, X-energy completed a contractually required re-estimation of costs and schedules under the ARDP cooperative agreement with the DOE. This process identified certain cost increases for the ARDP project that were due to several factors, including increased inflation, rising interest rates and ongoing design and development activities related to preparing the Xe-100 for commercial deployment. Specific drivers of cost increases include additional engineering hours and design refinements to address constructability. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of X-energy”. The revised unit economics information includes the following revisions to the Regulatory and Procurement Support line item and key assumptions:

●	Regulatory and Procurement Support estimates now include the following assumptions (per Xe-100 4-Pack):
●	NOAK cash revenues have been updated to reflect increased costs for the nuclear island (i.e. costs related to nuclear component fabrication and procurement) from revenues of approximately $125 million per year to approximately $250 million per year. For the same reason, FOAK cash revenues have been updated from approximately $150 million per year to approximately $300 million per year. The NOAK increase is assumed to be smaller than the corresponding FOAK increase to account for learning during intervening deployments.
●	Estimated gross margin is slightly lower on an absolute basis, but has declined on a percentage basis from 15-20% to 7-9% as a result of higher overall project costs. Management expects X-energy to capture the higher end of the estimated gross margin range on NOAK deployments, with the majority of procurement costs savings continuing to be passed on to the customer.
●	With respect to estimated revenues for services in years T-4 through T-1, NOAK cash revenues have been revised as a result of ranges and rounding included in the updated figures. Consequently, the gross profit from services is increased by $1 million (to $23 million) in each affected year.
●	With respect to estimated fuel related revenues, estimates now include the following assumptions (per Xe-100 4-Pack):
●	Initial Load revenues have been updated to reflect higher commodity prices and production costs. FOAK revenues have been updated from $45 – $50 million to $120 – $130 million. Similarly, NOAK revenues have been updated from $45 – $50 million to $95 – $105 million. Estimated gross margin for both FOAK and NOAK are 5% – 10%.
●	Refueling revenues have been updated to reflect higher commodity prices and production costs. Both FOAK and NOAK Refueling revenues have been updated from approximately $10 million per year to $20 – $30 million per year.
●	Other key assumptions now include the following:
●	SG&A of 1.0% to 1.5% on commercial sales (excluding ARDP); and
●	Target annual capital expenditures amount to 3% to 7% of total revenue (excluding ARDP) beginning in 2028.
●	ARDP estimates now include the following assumptions:
●	X-energy assumes it will recognize an aggregate of approximately $4.0 billion to $4.75 billion of revenue from 2023 through 2029 for the ARDP project, with approximately $1.2 billion in revenue coming from the U.S. government, and the remaining amounts assumed to come from X-energy’s designated partner under the ARDP agreement (currently, Dow) and from additional U.S. government funding. Additional revenue may come from increased U.S. government funding and from X-energy’s designated partner under the ARDP (at present, with respect to the $50 million in engineering work provided under the JDA, Dow’s funding obligation to the ARDP project is capped at $25 million with the remaining $25 million to be funded by DOE). The U.S. government has awarded $1.2 billion of funding under the ARDP to date and would need to provide additional funding, whether pursuant to the ARDP or some other source, in order for X-energy to recognize the expected associated revenues. In addition, the terms of any cost sharing agreement with Dow are subject to ongoing negotiations. At present, the JDA with respect to the $50 million in engineering work requires Dow to fund up to $25 million of ARDP costs and DOE to fund the remaining $25 million. See “Risk Factors — Risks Related to X-energy — The development of our FOAK standard four-module plant may require significantly more funding support than the U.S. government originally awarded us under the ARDP. If we are unable to receive additional funding from the DOE under the ARDP or other funding mechanisms, or if the federal government decides to alter the terms of, terminate, or take other actions with respect to our existing ARDP cooperative agreement with the DOE in light of these increased costs, such actions could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.”
●	Approximately 82.5% to 85.0% of total ARDP project costs are incurred from 2024 to 2028 as the ARDP project enters the procurement and construction phase;
●	Approximately 15.0% to 17.5% of the ARDP project costs are not assumed by the U.S. government or by our ARDP partner, but instead are ultimately paid by X-energy; approximately 80% to 85% of these costs are incurred from 2023 to 2025. Of the ARDP costs, the U.S government is expected to assume approximately 50%, with our ARDP partner expected to assume approximately 32.5% to 35.0% (although Dow is under no contractual obligation to provide funding beyond $25 million at this time); and
●	Upon completion of the ARDP project, X-energy is expected to have finished (i) the design of the Xe-100, (ii) licensing of a 4-pack of Xe-100 reactors, (iii) the assembly and construction of the first 4-pack of Xe-100 reactors and (iv) the licensing and construction of the TF3.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS) BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE UNIT ECONOMICS RELATED TO A 4-PACK OF XE-100 UNITS (COMPRISING 320 MW OF ELECTRIC GENERATING CAPACITY), NONE OF AAC, X-ENERGY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE UNIT ECONOMICS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE UNIT ECONOMICS AND THEIR PRESENTATION TO THE AAC BOARD AND THE SPECIAL COMMITTEE, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNIT ECONOMICS ARE SHOWN TO BE IN ERROR OR CHANGE.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination. The first table assumes that none of the Public Shareholders exercise their redemption rights. The second table assumes that Public Shareholders exercise their redemption rights with respect to 46,997,081 AAC Class A Ordinary Shares outstanding as of March 31, 2023, representing the maximum amount of Public Shares that can be redeemed. Where actual amounts are not known or knowable, the figures below represent X-energy’s good faith estimates based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different. In all cases, the information below assumes completion of the Series C-2 Investment, PIPE Investment and Business Combination.

Estimated Sources and Uses (No Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
AAC’s Cash-in-Trust(1)	$485	X-energy Equity Rollover	$1,697
Series C-2 Investment	103	Cash to Balance Sheet	515
PIPE Investment	20	Estimated Transaction Fees	93
X-energy Equity Rollover	1,697
Total sources	$2,305	Total uses	$2,305

Estimated Sources and Uses (Maximum Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
AAC’s Cash-in-Trust(1)	$0	X-energy Equity Rollover	$1,697
Series C-2 Investment	103	Cash to Balance Sheet	66
PIPE Investment	45	Estimated Transaction Fees	82
X-energy Equity Rollover	1,697
Total sources	$1,845	Total uses	$1,845
(1)	As of March 31, 2023.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of AAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of AAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a common control transaction with respect to X-energy which is akin to a reverse recapitalization. Net assets of AAC will be stated at historical cost with no goodwill or other intangible assets recorded in accordance with GAAP. The Business Combination with respect to X-energy will not be treated as a change in control due primarily to one of the X-energy Members receiving the controlling voting stake in the post-combination company; X-energy’s continued

management of the post-combination company; and X-energy’s ability to nominate a majority of the board of directors of the post-combination company. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and non-controlling interests of X-energy and AAC are recognized at their carrying amounts on the date of the Business Combination.

Under a reverse recapitalization, AAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of X-energy issuing stock for the net assets of AAC, accompanied by a recapitalization.

Regulatory Matters

Neither AAC nor X-energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Certain Engagements in Connection with the Business Combination and Related Transactions

Ocean Tomo (together with its affiliates), a financial services firm focused on matters involving intellectual property and other intangible assets, is engaged in various activities, which include expert testimony, asset and business valuation, investment research and advisory, risk management and other activities and services. In the future, Ocean Tomo and certain of its affiliates may provide advisory and/or consulting services unrelated to the Business Combination to AAC, X-energy, their respective subsidiaries, and their respective affiliates, for which it would expect to receive customary compensation.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that AAC’s entry into the Original Business Combination Agreement, dated as of December 5, 2022, attached to the proxy statement/prospectus as Annex A-1, as amended by the First Amendment to Business Combination Agreement, dated as of June 11, 2023, attached to the proxy statement/prospectus as Annex A-2 , pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in this proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The AAC Board and the Special Committee believe that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of AAC’s shareholders and unanimously recommend that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, AAC is seeking shareholder approval of the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the Closing. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the AAC Board has unanimously approved a change of AAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, AAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AAC will be domesticated and continue as a Delaware corporation. In connection with the Domestication and prior to the Business Combination, AAC will be renamed X-Energy, Inc.

Prior to the Domestication, in accordance with the Cayman Constitutional Documents, each AAC Class B Ordinary Share issued and outstanding will be converted, on a one-for-one basis, into one AAC Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication: (a) each AAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of New X-energy Class A Common Stock; (b) each AAC Warrant will be automatically converted into a redeemable New X-energy Warrant on the same terms as the AAC Warrants; and (c) each AAC Unit issued and outstanding immediately prior to the Domestication will automatically be canceled and each holder will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant. No fractional New X-energy Warrants will be issued upon such cancellation.

The Domestication Proposal, if approved, will authorize a change of AAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while AAC is currently governed by the Companies Act, upon the Domestication, New X-energy will be governed by the DGCL. AAC encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Reasons for the Domestication

The AAC Board believes that it would be in the best interests of AAC, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, the AAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Because New X-energy will operate within the United States following the Business Combination, it was the view of the AAC Board that New X-energy should be structured as a corporation organized in the United States.

The AAC Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of AAC and its shareholders. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New X-energy, the New X-energy Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New X-energy’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New X-energy’s incorporation in Delaware may make New X-energy more attractive to future candidates for the New X-energy Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The AAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable New X-energy to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New X-energy to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The AAC Board believes that it would be in the best interests of AAC to, in connection with the Domestication and simultaneously with the Business Combination, change its corporate name to “X-Energy, Inc.” in order to more accurately reflect the business purpose and activities of New X-energy.

Regulatory Approvals; Third-Party Consents

AAC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal.” AAC must comply with applicable U.S. federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon AAC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in New X-energy.

A chart comparing your rights as a holder of AAC Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of New X-energy Common Stock can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of New X-energy will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of AAC and affect the powers of the New X-energy Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of New X-energy as “shareholders.”

Provision	Delaware	Cayman Islands

Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	Delaware	Cayman Islands

Requirements for Stockholder/Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person, virtually or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of at least two-thirds of the shares who, being present in person, virtually or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Provision	Delaware	Cayman Islands

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the New X-energy Board will be classified after the Closing, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2∕3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Provision	Delaware	Cayman Islands

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Limited Liability of Directors and Officers

Permits the limiting or eliminating of the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of AAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of AAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of AAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that AAC be de-registered in the Cayman Islands pursuant to Article 47 of the Cayman Constitutional Documents and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, AAC is seeking shareholder approval, by ordinary resolution, of the Stock Issuance Proposal.

Why AAC Needs Shareholder Approval

We are seeking shareholder approval in order to comply with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual. Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

Additionally, under Section 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of AAC.

Upon the Closing, AAC expects to issue (i) up to 45,000 shares of Series A Preferred Stock; (ii) up to an estimated 4,500,000 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock, if any; (iii) 13,309,712 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series C-2 Notes; (iv) up to an estimated 16,724,642 shares of New X-energy Class B Common Stock to the X-energy Members other than the X-energy Founder; (v) up to an estimated 130,939,935 shares of New X-energy Class C Common Stock to the X-energy Founder; and (vi) up to an estimated 6,500,000 shares of New X-energy Class D Common Stock to the X-energy Founder. AAC may issue additional common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

The aggregate number of shares of New X-energy Class A Common Stock, New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock that New X-energy will issue in connection with the Business Combination and that will be issuable in connection with the conversion of (a) the Series C-2 Notes and (b) the Series A Preferred Stock, if any, will exceed 20% of both the voting power and the shares of New X-energy Class A Common Stock outstanding before such issuance and may result in a change of control of AAC. For these reasons, AAC is seeking the approval of AAC shareholders for the issuance of (i) up to 45,000 shares of Series A Preferred Stock; (ii) up to an estimated 4,500,000 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock, if any; (iii) up to an estimated 13,309,712 shares of New X-energy Class A Common Stock issuable upon the conversion of the Series C-2 Notes; (iv) up to an estimated 16,724,642 shares of New X-energy Class B Common Stock to the X-energy Members other than the X-energy Founder; (v) up to an estimated 130,939,935 shares of New X-energy Class C Common Stock to the X-energy Founder; (vi) up to an estimated 6,500,000 shares of New X-energy Class D Common Stock to the X-energy Founder; and (vii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements we may enter into prior to Closing.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of (i) Series A Preferred Stock, if any; (ii) New X-energy Class A Common Stock issuable upon conversion of the Series A Preferred Stock, if any; (iii) New X-energy Class A Common Stock issuable upon conversion of the Series C-2 Notes; (iv) New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock to the X-energy Members; and (v) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements AAC has entered, or may enter, into prior to Closing, be approved in all respects.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE CAYMAN CHARTER AMENDMENT PROPOSAL

Overview

AAC is seeking shareholder approval by special resolution of the Cayman Charter Amendment Proposal to amend the Existing Memorandum in connection with the Business Combination, the timing of (A) the conversion of the AAC Class B Ordinary Shares into AAC Class A Ordinary Shares and (B) the cash payments to be made by AAC in connection with the redemption of the AAC Class A Ordinary Shares.

Reasons for the Amendments

AAC is proposing to implement the Cayman Charter Amendment in order to permit the sequence of the transactions comprising the Business Combination in the manner anticipated by AAC, X-energy, the Sponsor and the other constituencies participating in the Business Combination.

Vote Required for Approval

The approval of the Cayman Charter Amendment Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the AAC Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Cayman Charter Amendment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolutions to be passed are as follows:

(1)	Timing of Automatic Conversion — ”RESOLVED, as a special resolution, that:
(a)	Article 17.2 of AAC’s Existing Memorandum be deleted in its entirety and replaced with the following new Article 17.2:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically in connection with the consummation of a Business Combination.”

(2)	Redemption of AAC Class A Ordinary Shares — “RESOLVED, as a special resolution, that:
(a)	The second sentence of Article 49.5 of AC’s Existing Memorandum be deleted in its entirety and replaced with the following new second sentence of Article 49.5:

“If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CAYMAN CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination” for a further discussion.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, AAC will replace the current amended and restated memorandum of association of AAC (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of AAC (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New X-energy, in each case, pursuant to the DGCL. Under the Business Combination Agreement, approval of the Organizational Documents Proposal is a condition to the Closing.

AAC is seeking Shareholder approval by special resolution, of the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The following is a summary of the key changes effected by the Proposed Organizational Documents, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex D:

●	To change the corporate name from “Ares Acquisition Corporation” to “X-Energy, Inc.”;
●	To increase the total number of shares of our capital stock from (a) 300,000,000 AAC Class A Ordinary Shares, 30,000,000 AAC Class B Ordinary Shares and 1,000,000 preference shares, each with a par value of $0.0001 per share, of AAC to (b) shares of New X-energy capital stock which consists of (A) shares of New X-energy Class A Common Stock, (B) shares of New X-energy Class B Common Stock, (C) shares of New X-energy Class C Common Stock, (D) shares of New X-energy Class D Common Stock and (E) shares of New X-energy Preferred Stock, each with a par value of $0.0001 per share;
●	To amend the terms of the shares, in particular to provide that each share of New X-energy Class A Common Stock and each share of New X-energy Class B Common Stock each have one vote and each share of New X-energy Class C Common Stock and each share of New X-energy Class D Common Stock each have ten votes;
●	To amend the terms for the authorizations of shares of New X-energy; and
●	To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed By-Laws in connection with the Closing (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the AAC Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, with effect from the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to X-Energy, Inc.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Business Combination Proposal, the other Condition Precedent Proposals, including the Organizational Documents Proposal, are approved and the Business Combination is consummated, AAC will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of New X-energy, under the DGCL.

AAC is seeking Shareholder approval by special resolution, of the seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These seven proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, AAC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on AAC, the AAC Board, X-energy or the New X-energy Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, AAC intends that the Proposed Organizational Documents will take effect from the registration of AAC as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of AAC, a copy of which is attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, AAC encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication.”

	Cayman Constitutional Documents	Proposed Organizational Documents

Authorized Shares (Advisory Organizational Documents Proposal 6A)

The Cayman Constitutional Documents authorize 331,000,000 AAC shares, consisting of 300,000,000 AAC Class A Ordinary Shares, 30,000,000 AAC Class B Ordinary Shares and 1,000,000 preference shares.

See paragraph 5 of the Existing Memorandum.

The Proposed Certificate of Incorporation authorizes          shares of New X-energy Class A Common Stock, (B)          shares of New X-energy Class B Common Stock, (C)          shares of New X-energy Class C Common Stock and (D)          shares of New X-energy Preferred Stock, each with a par value of $0.0001 per share.

See Section 4.1 of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Multiple Class Common Stock Structure (Advisory Organizational Documents Proposal 6B)	The Cayman Constitutional Documents authorize each holder to have one vote for every share held. See Article 23 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize a multiple class common stock structure pursuant to which the holders of New X-energy Class A Common Stock and New X-energy Class B Common Stock will be entitled to one vote per share and holders of New X-energy Class C and New X-energy Class D Common Stock will be entitled to ten votes per share.

See Section 4.4 of the Proposed Certificate of Incorporation.

Sunset Provision for New X-energy Class C Common Stock (Advisory Organizational Documents Proposal 6C)	The Cayman Constitutional Documents do not contain a sunset provision providing for the automatic conversion of shares into a different class.

The Proposed Organizational Documents include a provision providing that each outstanding share of New X-energy Class C Common Stock shall automatically convert into one share of New X-energy Class B Common Stock upon the earliest to occur of (i) the date that is ten years from the effectiveness of the Proposed Organizational Documents and (ii) the first date when the Permitted Class C Owners and Class D Owners (as defined in the Proposed Organizational Documents) collectively cease to own, in the aggregate, at least 25.0% of the number of shares of New X-energy Class C Common Stock collectively held and New X-energy Class D Common Stock issued and held by the Permitted Class C Owners and Class D Owners (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New X-energy Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) by them as of immediately following the Closing.

See Section 4.5(c) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Exclusive Forum Provision (Advisory Organizational Documents Proposal 6D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to claims seeking to enforce any liability or duty created by the Exchange Act; and any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Article XII of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 6E)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares represented in person, virtually or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Certificate of Incorporation requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation, other than Articles I (Name), II (Registered Address), and III (Nature of Business), which requires the affirmative vote of at least a majority of the voting power of the outstanding New X-energy Common Stock, voting together as a single class.

See Article IX of the Proposed Certificate of Incorporation.

The Proposed Certificate of Incorporation permits New X-energy Board to amend, alter, change or repeal the Proposed By-laws without the consent or vote of the stockholders of New X-energy.

See Article VI of the Proposed Certificate of Incorporation.

The Proposed By-Laws adopt provisions permitting holders of outstanding shares of capital stock to adopt, amend or repeal the Proposed By-Laws, provided they receive the affirmative vote of at least two-thirds of the voting power.

See Article X of the Proposed By-Laws.

	Cayman Constitutional Documents	Proposed Organizational Documents

Removal of Directors (Advisory Organizational Documents Proposal 6F)

The Cayman Constitutional Documents provide that prior to the closing of a business combination, shareholders may remove any director by an ordinary resolution of the holders of the AAC Class B Ordinary Shares, being the affirmative vote of holders of a simple majority of the AAC Class B Ordinary Shares represented in person, virtually or by proxy and entitled to vote at a general meeting and who vote at the general meeting.

See Articles 29.1 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least two-thirds of the total voting power of all then-outstanding shares of New X-energy.

See Section 7.5 of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 6G)

The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings.

See Article 22.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents provide that for so long as New X-energy qualifies as a controlled company under applicable NYSE rules, any action required or permitted to be taken by the holders of New X-energy stockholders may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL. From and after the date that New X-energy ceases to qualify as a controlled company, the Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

See Section 8.1 of the Proposed Certificate of Incorporation.

Reasons for the Amendments

Advisory Organizational Documents Proposal 6A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New X-energy that will enable it to continue as an operating company governed by the DGCL. The AAC Board believes that it is important for AAC to have available for issuance a number of authorized shares of New X-energy Common Stock and New X-energy Preferred Stock sufficient to support growth and to provide flexibility for future corporate needs.

As of the Record Date, there are (a)           AAC Class A Ordinary Shares issued and outstanding, (b)           AAC Class B Ordinary Shares issued and outstanding and (c) no AAC Preference Shares issued and outstanding. As of the Record Date, there is an aggregate of (i)           Public Warrants and (ii)           Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the AAC Warrants will be exercisable after giving effect to the Business Combination for one share of New X-energy Class A Common Stock at an exercise price of $11.50 per share subject to adjustment.

In order to ensure that New X-energy has sufficient authorized capital for future issuances, the AAC Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of New X-energy change the authorized capital stock of AAC from (a) 300,000,000 AAC Class A Ordinary Shares, 30,000,000 AAC Class B Ordinary Shares and 1,000,000 AAC Preference Shares to (b)         shares of New X-energy Common Stock (consisting of (A)           shares of New X-energy Class A Common Stock, (B)           shares of New X-energy Class B Common Stock, (C)           shares of New X-energy Class C Common Stock, (D)           shares of New X-energy Class D Common Stock and (E)           shares of New X-energy Preferred Stock).

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New X-energy, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 6B — Multiple Class Common Stock Structure

The voting power of the New X-energy Class C Common Stock is necessary to give the X-energy Founder comparable control rights over New X-energy as they currently have in X-energy. The AAC Board believes that New X-energy’s success rests on its ability to undertake a long-term view and the X-energy Founder’s controlling interest will enhance New X-energy’s ability to focus on long-term value creation and help insulate New X-energy from short-term outside influences. The X-energy Founder’s voting control also provides New X-energy with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the X-energy Founder’s control.

Advisory Organizational Documents Proposal 6C — Sunset Provision for New X-energy Class C Common Stock

Adopting the sunset provision would provide for equal voting rights to stockholders in the event that the X-energy Founder ceases to beneficially own at least 25.0% of the number of shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock, in the aggregate, collectively held by the X-energy Founder as of immediately following the Closing. If such a sunset provision is triggered, we believe that the control rights provided to the X-energy Founder as a result of the dual class structure would no longer be appropriate and that sound governance principles would provide for a “one share, one vote” structure in which every share of common stock has equal voting rights.

Advisory Organizational Documents Proposal 6D — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New X-energy in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The AAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New X-energy will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and New X-energy with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The AAC Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The AAC Board further believes that, this amendment would promote judicial fairness and avoid conflicting results, as well as make New X-energy’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 6E — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Certificate of Incorporation requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation, other than Articles I (Name), II (Registered Address), and III (Nature of Business), which requires the affirmative vote of at least a majority of the voting power of the New X-energy Common Stock, voting together as a single class. The Proposed Certificate of Incorporation permits New X-energy Board to amend, alter, change or repeal the Proposed By-Laws without the consent or vote of the stockholders of New X-energy.

The Proposed By-Laws adopt provisions permitting holders of outstanding shares of capital stock to adopt, amend or repeal the Proposed By-Laws, provided they receive the affirmative vote of at least two-thirds of the voting power.

The amendments are intended to protect the Proposed Organizational Documents from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 6F — Removal of Directors

The Cayman Constitutional Documents provide that prior to the closing of a business combination, AAC shareholders may remove any director by an ordinary resolution of the holders of the AAC Class B Ordinary Shares, being the affirmative vote of holders of a simple majority of the AAC Class B Ordinary Shares, who, being present in person, virtually or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least two-thirds of the total voting power of all then-outstanding shares of New X-energy. The AAC Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New X-energy’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquirer or other person, group or entity to gain control of the New X-energy Board.

Advisory Organizational Documents Proposal 6G — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, New X-energy’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. The Proposed Organizational Documents provide that for so long as New X-energy qualifies as a controlled company under applicable NYSE rules, any action required or permitted to be taken by the holders of New X-energy stockholders may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL. From and after the date that New X-energy ceases to qualify as a controlled company, the Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

The AAC Board believes that eliminating the right of stockholders to act by written consent after New X-energy ceases to qualify as a controlled company is appropriate to limit the circumstances under which stockholders can act on their own initiative to alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of New X-energy.

The elimination of the stockholders’ ability to act by written consent after New X-energy ceases to qualify as a controlled company may have certain anti-takeover effects by forcing a potential acquirer to take control of the New X-energy Board only at duly called special or annual meetings. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with New X-energy Board and help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the AAC Ordinary Shares who, being in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on AAC, the AAC Board, X-energy or the New X-energy Board. Furthermore, the Business Combination is not conditioned on the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, AAC intends that the Proposed Organizational Documents will take effect from the registration of AAC in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal, the Organizational Documents Proposal and the other Condition Precedent Proposals.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of the Advisory Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if deemed advisable, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that each of the material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents as described in Proposals 6A-6G, be approved.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of AAC’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

Overview

AAC is asking its shareholders to approve the New X-energy Incentive Plan and the material terms thereunder. The AAC Board adopted the New X-energy Incentive Plan prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The New X-energy Incentive Plan will become effective upon the closing of the Business Combination assuming approval of this proposal by our shareholders.

The New X-energy Incentive Plan is described in more detail below. A copy of the New X-energy Incentive Plan is attached to this proxy statement/prospectus as Annex F.

The New X-energy Incentive Plan

The purpose of the New X-energy Incentive Plan is to enhance New X-energy’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New X-energy by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The AAC Board believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the New X-energy Incentive Plan

This section summarizes certain principal features of the New X-energy Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the New X-energy Incentive Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries will be eligible to receive awards under the New X-energy Incentive Plan. Following the closing of the Business Combination, the combined company is expected to have approximately four hundred and fifty-three (453) employees, seven (7) non-employee directors and thirteen (13) other individual service providers who will be eligible to receive awards under the New X-energy Incentive Plan.

Following the closing of the Business Combination, the New X-energy Incentive Plan will be administered by the board of directors of New X-energy, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the New X-energy Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the New X-energy Incentive Plan, to interpret the New X-energy Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the New X-energy Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the New X-energy Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the New X-energy Incentive Plan.

Shares Available for Awards

The initial aggregate number of shares of New X-energy Class A Common Stock that will be available for issuance under the New X-energy Incentive Plan will be equal to 10% of the number of fully-diluted shares of New X-energy Class A Common Stock outstanding as of immediately following the closing of the Business Combination. In addition, the number of shares of New X-energy Class A Common Stock available for issuance under the New X-energy Incentive Plan will be subject to a one-time increase on January 1, 2024 by an amount equal to the lesser of (i) 5% of the number of fully-diluted shares outstanding on December 31, 2023 or (ii) such smaller number of shares as is determined by our board of directors. Any shares issued pursuant to the New X-energy Incentive Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

For purposes of the New X-energy Incentive Plan, the calculation of our fully-diluted shares will include (i) outstanding shares of preferred stock and common stock, (ii) shares subject to outstanding compensatory equity awards (with stock options calculated on a “net exercise” basis, and performance-based awards calculated at the “target” level of achievement) and (iii) shares subject to other outstanding equity securities and the conversion of all convertible securities into shares of New X-energy Class A Common Stock.

Assuming there are no redemptions in connection with the Business Combination, the estimated number of fully-diluted shares as of the closing of the Business Combination will be    ; therefore, the maximum potential initial share limit for the New X-energy Incentive Plan as of the closing of the Business Combination will be    . The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the New X-energy Incentive Plan, will be    .

If an award under the New X-energy Incentive Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the New X-energy Incentive Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the New X-energy Incentive Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the New X-energy Incentive Plan will not reduce the shares available for grant under the New X-energy Incentive Plan. However, the following shares may not be used again for grant under the New X-energy Incentive Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the New X-energy Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the New X-energy Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The New X-energy Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $    (increased to      in the calendar year of a non-employee director’s initial service as a non-employee director or any calendar year during which a non-employee Director serves as chairman of the New X-energy Board or lead independent director), which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation.

Awards

The New X-energy Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the New X-energy Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the New X-energy Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New X-energy Class A Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

●	Stock Options and SARs. Stock options provide for the purchase of shares of our New X-energy Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the New X-energy Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
●	Restricted Stock. Restricted stock is an award of nontransferable shares of New X-energy Class A Common Stock that are subject to certain vesting conditions and other restrictions.
●	RSUs. RSUs are contractual promises to deliver shares of New X-energy Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of New X-energy Class A Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the New X-energy Incentive Plan.
●	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our New X-energy Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our New X-energy Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our New X-energy Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the New X-energy Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the New X-energy Incentive Plan and outstanding awards. In the event of a change in control (as defined in the New X-energy Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

Our board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the New X-energy Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the New X-energy Incentive Plan, may materially and adversely affect an award outstanding under the New X-energy Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The New X-energy Incentive Plan will remain in effect until the tenth anniversary of the effective date of the New X-energy Incentive Plan, unless earlier terminated. No awards may be granted under the New X-energy Incentive Plan after its termination.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the New X-energy Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the New X-energy Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the New X-energy Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

●	Non-Qualified Stock Options. If a participant is granted an NSO under the New X-energy Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New X-energy or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
●	Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our New X-energy Class A Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New X-energy or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
●	Other Awards. The current federal income tax consequences of other awards authorized under the New X-energy Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New X-energy or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the New X-energy Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the New X-energy Incentive Plan and awards granted under the New X-energy Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the New X-energy Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

Benefits or amounts that may be received or allocated to directors, officers and employees under the New X-energy Incentive Plan n will be determined at the discretion of the plan administrator and are not currently determinable. Therefore, it is not possible at this time to determine the future benefits or amounts that will be received or to participants in the New X-energy Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Incentive Plan Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE ARE EXPECTED TO UNANIMOUSLY RECOMMEND THAT AAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal and the Condition Precedent Proposals are approved, AAC is seeking shareholder approval, by ordinary resolution of the Director Election Proposal.

Election of Directors

Pursuant to the Business Combination, AAC has agreed to take all necessary action, including causing the members of the AAC Board to resign, so that effective at the Closing, the entire New X-energy Board will consist of           individuals. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where such person’s successor is elected and qualified.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of New X-energy Preferred Stock with respect to the election of directors, the directors of New X-energy will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. AAC is proposing the approval by ordinary resolution of the election of the following           individuals, who will take office immediately following the Closing and who will constitute all the members of the New X-energy Board: (i)           ,           and           as Class I directors, (ii)           and           as Class II directors, and (iii)           and           as Class III directors.

If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders. The initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal. The New X-energy Board may assign members of the New X-energy Board already in office to such classes at the time such classification becomes effective. It is anticipated that Kamal Ghaffarian will be designated as Chairman of the New X-energy Board. Each of           ,           and           is expected to qualify as an independent director under NYSE listing standards.

There are no family relationships among any of New X-energy’s directors and executive officers.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire New X-energy Board will be fixed solely by resolution of the New X-energy Board, but will not exceed           . Each director of the New X-energy Board will hold office until the expiration of the term for which such director is elected and until such person’s successor has been duly elected and qualified or until such person’s earlier resignation, death, disqualification or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the New X-energy Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the New X-energy Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of New X-energy Preferred Stock with respect to the election of directors for so long as the New X-energy Board is classified, any director may be removed from office by the stockholders of the New X-energy Board only for cause. Vacancies occurring on the New X-energy Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the New X-energy Board, although less than a quorum, or by a sole remaining director, and not by stockholders of New X-energy. A person so elected by the New X-energy Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until such person’s successor will be duly elected and qualified.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of AAC Ordinary Shares.

The AAC Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from AAC’s and X-energy’s records.

Nominees

At the Closing of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the New X-energy Board will be as follows:

Name	Position
Kamal Ghaffarian	Chairman
J. Clay Sell	Chief Executive Officer and Director Nominee
Edward Sonnenschein	Director Nominee
Michael J. Wallace	Director Nominee
Kathleen W. Hyle	Director Nominee
Christopher F. Ginther	Director Nominee
David B. Kaplan	Director Nominee
Allyson Satin	Director Nominee

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Board of Directors and Management of New X-energy Following the Business Combination.”

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.

For more information about the experience of each of these director nominees of the New X-energy Board following the Closing, see the sections of this proxy statement/prospectus entitled “Board of Directors and Management of New X-energy Following the Business Combination — Executive Officers and Directors”; and for more information about the compensation of the members of the AAC Board and executive officers of AAC prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about AAC — Directors and Executive Officers.”

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. The Director Election Proposal is not conditioned upon the approval of any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the following persons be elected to serve on the New X-energy Board upon the Closing of the Business Combination: Kamal Ghaffarian, J. Clay Sell, Edward Sonnenschein, Michael J. Wallace, Kathleen W. Hyle, Christopher F. Ginther, David B. Kaplan and Allyson Satin.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE ARE EXPECTED TO UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE NEW X-ENERGY BOARD.

The existence of financial and personal interests of AAC’s directors may result in a conflict of interest on the part of one or more of the directors between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the AAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, AAC and their members and shareholders, respectively, to make purchases of AAC Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of closing the Business Combination. See “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the AAC Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of closing the Business Combination, in which event the likelihood of the Business Combination closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the AAC Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Adjournment Proposal is not conditioned upon the approval any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, or otherwise to increase the likelihood of consummating the Business Combination, be approved.”

Recommendation of the AAC Board and the Special Committee

THE AAC BOARD AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of AAC’s directors may result in a conflict of interest on the part of one or more of the directors between what such director may believe is in the best interests of AAC and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and AAC’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of AAC's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of AAC Class A Ordinary Shares and AAC Warrants (each, an “AAC Security”) of the Domestication, (b) for Holders of AAC Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, and (c) for Holders of the ownership and disposition of New X-energy Class A Common Stock and New X-energy Warrants (each, a “New X-energy Security”). With respect to the ownership and disposition of New X-energy Securities, this discussion is limited to (x) New X-energy Securities received in connection with the Domestication and (y) New X-energy Class A Common Stock received upon the exercise of the New X-energy Warrants. This section applies only to Holders that hold their AAC Securities and New X-energy Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of AAC, or (ii) to any person of holding Founder Shares, Private Placement Warrants, Series A Preferred Stock or Series C-2 Notes. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

(a)	banks, financial institutions or financial services entities;
(b)	broker-dealers;
(c)	taxpayers that are subject to the mark-to-market accounting rules with respect to the AAC Securities or New X-energy Securities;
(d)	tax-exempt entities;
(e)	governments or agencies or instrumentalities of such governments or agencies;
(f)	insurance companies;
(g)	regulated investment companies or real estate investment trusts;
(h)	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the AAC Securities or New X-energy Securities through such partnerships or pass-through entities;
(i)	U.S. expatriates or former long-term residents of the United States;
(j)	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of AAC’s shares or New X-energy’s stock;
(k)	persons that acquired their AAC Securities or New X-energy Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
(l)	persons that hold their AAC Securities or New X-energy Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;
(m)	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or
(n)	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AAC Securities or New X-energy Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any AAC Securities or New X-energy Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of redemption rights with respect to AAC Class A Ordinary Shares and the ownership and disposition of New X-energy Securities.

This discussion is based on the Code, Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations promulgated under the Code, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described in this proxy statement/prospectus. AAC has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described in this proxy statement/prospectus. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO AAC CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITION OF NEW X-ENERGY SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO AAC CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITION OF NEW X-ENERGY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Because the components of an AAC Unit are generally separable at the option of the holder, the holder of an AAC Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying AAC Class A Ordinary Share and AAC Warrant components of the AAC Unit, and the discussion below with respect to actual Holders of AAC Class A Ordinary Shares and AAC Warrants also should apply to holders of AAC Units (as the deemed owners of the underlying AAC Class A Ordinary Shares and AAC Warrants that constitute the AAC Units). Accordingly, the separation of an AAC Unit into one AAC Class A Ordinary Share and the one-fifth of one AAC Warrant underlying the AAC Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of AAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any AAC Class A Ordinary Shares and AAC Warrants held through AAC Units (including alternative characterizations of AAC Units).

I.	TAX TREATMENT OF THE DOMESTICATION

Subject to the limitations set forth herein under the section entitled “U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1 of the registration statement of which this proxy statement/prospectus forms a part, it is the opinion of Kirkland & Ellis LLP, United States tax counsel to AAC, that the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, AAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will be renamed “X-Energy, Inc.” The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as an F Reorganization. However, due to the absence of direct guidance, these results are not entirely clear. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth herein or the opinion included as Exhibit 8.1. AAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each Holder of AAC Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if AAC (a) transferred all of its assets and liabilities to New X-energy in exchange for all of the outstanding stock and warrants of New X-energy; and (b) then distributed such shares of stock and warrants of New X-energy to the holders of securities of AAC in liquidation of AAC. The taxable year of AAC will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of AAC Securities generally would be treated for U.S. federal income tax purposes as having exchanged its AAC Securities for New X-energy Securities in a taxable transaction.

II.	U.S. HOLDERS

As used in this proxy statement/prospectus, a “U.S. Holder” is a beneficial owner of an AAC Security or a New X-energy Security, as applicable, who or that is for U.S. federal income tax purposes:

(a)	an individual who is a citizen or resident of the United States;
(b)	a corporation that is created or organized in or under the laws of the United States or any state in the United States or the District of Columbia;
(c)	an estate whose income is subject to U.S. federal income tax regardless of its source; or
(d)	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
A.	Tax Effects of the Domestication to U.S. Holders
1.	Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of AAC Securities generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares” and “— 5. PFIC Considerations.”

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of AAC Securities generally would recognize gain or loss with respect to its AAC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New X-energy Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its AAC Securities surrendered.

If the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to AAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to AAC Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 5. PFIC Considerations”: (a) the tax basis of a share of New X-energy Class A Common Stock or New X-energy Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the AAC Class A Ordinary Share or AAC Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New X-energy Class A Common Stock or a New X-energy Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the AAC Class A Ordinary Share or AAC Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New X-energy Class A Common Stock and New X-energy Warrants would be equal to the fair market value of such New X-energy Class A Common Stock and New X-energy Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New X-energy Class A Common Stock and New X-energy Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of AAC Securities (generally, AAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of AAC Securities.

3.	Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. If the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their AAC Class A Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

a.	U.S. Holders Who Own Ten Percent or More (By Vote or Value) of AAC Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by AAC the “all earnings and profits amount” attributable to the AAC Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of AAC Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its AAC Class A Ordinary Shares is the net positive earnings and profits of AAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such AAC Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such AAC Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

AAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If AAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its AAC Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of AAC’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by AAC under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of AAC Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose AAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to the New X-energy Class A Common Stock received in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s AAC Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New X-energy Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New X-energy Class A Common Stock over the U.S. Holder’s adjusted tax basis in the AAC Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of AAC Class A Ordinary Shares (generally, AAC Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by AAC the “all earnings and profits amount” attributable to its AAC Class A Ordinary Shares under

Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from AAC (or New X-energy) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s AAC Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified AAC (or New X-energy) that the U.S. Holder is making the election; and
(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to AAC or New X-energy no later than the date such tax return is filed. In connection with this election, New X-energy will reasonably cooperate with U.S. Holders of AAC Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding AAC’s earnings and profits.

AAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that AAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described in this proxy statement/prospectus could have an “all earnings and profits amount” with respect to its AAC Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by AAC under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS AAC CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose AAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 5. PFIC Considerations.”

4.	Tax Consequences for U.S. Holders of AAC Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares — a. U.S. Holders Who Own Ten Percent or More (By Vote or Value) of AAC Shares” relating to a U.S. Holder’s ownership of AAC Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of AAC Warrants should not be subject to U.S. federal income tax with respect to the exchange of AAC Warrants for New X-energy Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if AAC is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-United States) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of AAC

Based upon the composition of its income and assets, and upon a review of its financial statements, AAC believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include an AAC Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of AAC Class A Ordinary Shares and AAC Warrants as a result of the Domestication if:

(i)	AAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such AAC Class A Ordinary Shares or AAC Warrants; and
(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such AAC Class A Ordinary Shares or in which AAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such AAC Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of AAC. Under these rules (the “excess distributions regime”):

(a)	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s AAC Class A Ordinary Shares or AAC Warrants;

(b)	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which AAC was a PFIC, will be taxed as ordinary income;
(c)	the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
(d)	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by AAC, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of AAC Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their AAC Class A Ordinary Shares and AAC Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its AAC Class A Ordinary Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include an AAC Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of AAC Warrants for New X-energy Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of AAC Class A Ordinary Shares or a U.S. Holder of AAC Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if AAC is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of AAC Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat AAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of AAC Class A Ordinary Shares during which AAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s AAC Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its AAC Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its AAC Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its AAC Class A Ordinary Shares is contingent upon, among other things, the provision by AAC of a “PFIC Annual Information Statement” to such U.S. Holder. New X-energy will endeavor to provide a requesting U.S. Holder such information the IRS may require, including a PFIC Annual Information Statement, for making a QEF Election (or a QEF Election along with a purging election) but there is no assurance that New X-energy will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to AAC Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their AAC Class A Ordinary Shares. As a result, an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of AAC Class A Ordinary Shares,” and subject to the discussion above under “— A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of AAC, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of AAC Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE. No assurance can be given that AAC Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their AAC Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its AAC Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its AAC Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its AAC Class A Ordinary Shares over the fair market value of its AAC Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its AAC Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its AAC Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the AAC Class A Ordinary Shares in which AAC is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, AAC Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the AAC Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF AAC SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights
1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of AAC Class A Ordinary Shares that exercises its redemption rights with respect to its AAC Class A Ordinary Shares will depend on when the redemption occurs and whether the redemption qualifies as a sale of under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of AAC (or New X-energy, as the case may be) stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning AAC Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of AAC (or New X-energy, as the case may be) outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in AAC (or New X-energy, as the case may be) or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of AAC Warrants (or New X-energy Warrants, as the case may be). Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of AAC’s (or New X-energy’s as the case may be) outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than 80% of the percentage of AAC’s (or New X-energy’s, as the case may be) outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the New X-energy stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest AAC (or New X-energy, as the case may be) if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning AAC Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in AAC (or New X-energy, as the case may be). Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in AAC (or New X-energy, as the case may be) will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining AAC (or New X-energy, as the case may be) stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its AAC Warrants (or New X-energy Warrants, as the case may be) or possibly in other AAC (or New X-energy, as the case maybe) stock constructively owned by it.

If the Domestication were to occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication (discussed further above). Even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming AAC Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its AAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its AAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed in the Code.

U.S. Holders who actually or constructively own at least five percent by vote or value (or, if AAC Class A Ordinary Shares (or New X-energy Class A Common Stock, as the case may be) is not then publicly traded, at least one percent by vote or value) or more of the total outstanding AAC (or New X-energy, as the case may be) stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— 1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from AAC’s (or New X-energy’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of AAC’s (or New X-energy’s, as the case may be) current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale.”

As discussed above, even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming AAC Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any corporate distributions deemed received on its AAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed in the Code.

3.	Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— 1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

As discussed above, even if the Domestication were to occur after the redemption such that a U.S. Holder is treated as redeeming AAC Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its AAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed in the Code.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of AAC Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.	Tax Consequences of Ownership and Disposition of New X-energy Securities
1.	Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of New X-energy Class A Common Stock (other than certain distributions of New X-energy stock or rights to acquire New X-energy stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New X-energy’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New X-energy Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New X-energy Class A Common Stock and will be treated as described below under the section entitled “2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.	Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities

Upon a sale or other taxable disposition of New X-energy Securities (which, in general, would include a redemption of New X-energy Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the New X-energy Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New X-energy Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New X-energy Securities so disposed of. See the section entitled “— A. Tax Effects of the Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its New X-energy Securities following the Domestication. See the section entitled “— 3. Exercise, Lapse or Redemption of New X-energy Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New X-energy Class A Common Stock acquired pursuant to the exercise of a New X-energy Warrant.

3.	Exercise, Lapse or Redemption of New X-energy Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New X-energy Class A Common Stock upon exercise of New X-energy Warrants for cash. The U.S. Holder’s tax basis in the shares of New X-energy Class A Common Stock received upon exercise of the New X-energy Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New X-energy Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the New X-energy Class A Common Stock received upon exercise of the New X-energy Warrants will begin on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New X-energy Warrants. If any New X-energy Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed New X-energy Warrants.

The tax consequences of a cashless exercise of New X-energy Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the New X-energy Class A Common Stock received would equal the U.S. Holder’s basis in the New X-energy Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the New X-energy Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New X-energy Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New X-energy Class A Common Stock would include the holding period of the New X-energy Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of New X-energy Warrants equal to the number of shares of New X-energy Class A Common Stock having a value equal to the exercise price for the total number of New X-energy Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the New X-energy Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New X-energy Class A Common Stock that would have been received in a regular exercise of the New X-energy Warrants deemed surrendered and the U.S. Holder’s tax basis in the New X-energy Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the New X-energy Class A Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New X-energy Warrants deemed exercised and the aggregate exercise price of such New X-energy Warrants. It is unclear whether a U.S. Holder’s holding period for the New X-energy Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New X-energy Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the New X-energy Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New X-energy redeems New X-energy Warrants for cash or if it purchases New X-energy Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.”

4.	Possible Constructive Distributions

Consistent with the AAC Warrants, the terms of each New X-energy Warrant provide for an adjustment to the number of shares of New X-energy Class A Common Stock for which the New X-energy Warrant may be exercised or to the exercise price of the New X-energy Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the New X-energy Warrants would, however, be treated as receiving a constructive distribution from New X-energy if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New X-energy’s assets or earnings and profits (for example, through an increase in the number of shares of New X-energy Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New X-energy Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New X-energy stock, or as a result of the issuance of a stock dividend to holders of shares of New X-energy stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the New X-energy Warrants received a cash distribution from New X-energy equal to the fair market value of such increased interest.

D.	Information Reporting and Backup Withholding

Payments of dividends on and the proceeds from a sale or other disposition of New X-energy Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III.	NON-U.S. HOLDERS

As used in this proxy statement/prospectus, a “Non-U.S. Holder” is a beneficial owner of an AAC Security or New X-energy Security, as applicable, who or that is for U.S. federal income tax purposes:

(a)	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
(b)	a foreign corporation; or
(c)	an estate or trust that is not a U.S. Holder.
A.	Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of AAC Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its AAC Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., New X-energy, rather than a non-U.S. corporation, i.e., AAC, after the Domestication.

If the Domestication were to occur prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to AAC Class A Ordinary Shares, Non-U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All Non-U.S. Holders considering exercising redemption rights with respect to AAC Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

B.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of AAC Class A Ordinary Shares that exercises its redemption rights will depend on when the redemption occurs and whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally.” If the redemption occurs prior to the Domestication, regardless of whether it is treated as a sale of AAC Class A Ordinary Shares or as a corporate distribution on the AAC Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such AAC Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). If the redemption occurs after the Domestication and qualifies as a sale of New X-energy Class A Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “—C. Tax Consequences of Ownership and Disposition of New X-energy Securities — 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.” If the redemption occurs after the Domestication and does not qualify as a sale of New X-energy Class A Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— C. Tax Consequences of Ownership and Disposition of New X-energy Securities — 1. Taxation of Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, if the redemption were to occur after the Domestication, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New X-energy Class A Common Stock, unless (a) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (b) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

C.	Tax Consequences of Ownership and Disposition of New X-energy Securities
1.	Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New X-energy stock or rights to acquire New X-energy stock) made to a Non-U.S. Holder of shares of New X-energy Class A Common Stock, to the extent paid out of New X-energy’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New X-energy will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New X-energy Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New X-energy Class A Common Stock, which will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.” If New X-energy determines that it is likely to be classified as a “U.S. real property holding corporation” (see the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities” below), the applicable withholding agent may withhold 15% of any distribution that exceeds New X-energy’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

2.	Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New X-energy Securities, including an expiration or redemption of the New X-energy Warrants as described below under the section entitled “— 3. Exercise, Lapse or Redemption of New X-energy Warrants,” or a redemption of New X-energy Class A Common Stock that is treated as a sale of shares as described above under the section entitled “— B. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights,” unless:

(a)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);
(b)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or
(c)	New X-energy is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable New X-energy Security being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. A buyer of such New X-energy Security or New X-energy may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption. Based on the nature of the business and activities of X-energy, it generally is not expected that New X-energy would be a U.S. real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, neither AAC nor X-energy has undertaken a formal analysis of New X-energy’s possible status as a U.S. real property holding corporation. Such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether New X-energy would be treated as a U.S. real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its New X-energy Securities.

3.	Exercise, Lapse or Redemption of New X-energy Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New X-energy Class A Common Stock upon exercise of New X-energy Warrants for cash. The Non-U.S. Holder’s tax basis in the share of New X-energy Class A Common Stock received upon exercise of New X-energy Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such New X-energy Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the New X-energy Class A Common Stock received upon exercise of the New X-energy Warrants will begin on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the New X-energy Warrants. If any New X-energy Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed New X-energy Warrants and generally will be taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.”

Consistent with the AAC Warrants, the New X-energy Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of New X-energy Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the New X-energy Class A Common Stock received would equal the Non-U.S. Holder’s tax basis in the New X-energy Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the New X-energy Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New X-energy Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the New X-energy Class A Common Stock would include the holding period of the New X-energy Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of New X-energy Warrants equal to the number of shares of New X-energy Class A Common Stock having a value equal to the exercise price for the total number of New X-energy Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the New X-energy Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New X-energy Class A Common Stock that would have been received in a regular exercise of the New X-energy Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the New X-energy Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the New X-energy Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the New X-energy Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New X-energy Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the New X-energy Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New X-energy redeems New X-energy Warrants for cash or if New X-energy purchases New X-energy Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New X-energy Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of New X-energy Warrants.

4.	Possible Constructive Distributions

Similar with the AAC Warrants, the terms of each New X-energy Warrant provide for an adjustment to the number of shares of New X-energy Class A Common Stock for which the New X-energy Warrant may be exercised or to the exercise price of the New X-energy Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-

U.S. Holder of the New X-energy Warrants would, however, be treated as receiving a constructive distribution from New X-energy if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in New X-energy’s assets or earnings and profits (for example, through an increase in the number of shares of New X-energy Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New X-energy Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New X-energy stock, or as a result of the issuance of a stock dividend to holders of shares of New X-energy stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from New X-energy equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— C. Tax Consequences of Ownership and Disposition of New X-energy Securities — 1. Taxation of Distributions.”

D.	Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New X-energy Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

E.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on New X-energy Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding at the rate of 30% under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New X-energy Securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AAC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of AAC and X-energy’s adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

AAC is a blank check company that was incorporated on January 24, 2020 as a Cayman Islands exempted company. AAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Based in Rockville, Maryland, X-energy is a leading developer of advanced SMRs and fuel technology for clean energy generation.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical unaudited balance sheet of AAC as of March 31, 2023 with the historical unaudited consolidated balance sheet of X-energy as of March 31, 2023, giving effect to the Business Combination as if it had been consummated on March 31, 2023.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 combines the unaudited condensed statement of operations of AAC for the three months ended March 31, 2023 with the unaudited condensed statement of operations of X-energy for the three months ended March 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the historical audited statement of operations of AAC for the year ended December 31, 2022 with the historical audited consolidated statement of operations of X-energy for the year ended December 31, 2022, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, each of which is included elsewhere in this proxy statement/prospectus:

●	The historical unaudited condensed financial statements of AAC as of and for the three months ended March 31, 2023, and the historical audited financial statements of AAC as of and for the year ended December 31, 2022; and
●	The historical unaudited condensed financial statements of X-energy as of and for the three months ended March 31, 2023, and the historical audited consolidated financial statements of X-energy as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent AAC’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project AAC’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with ”Management’s Discussion and Analysis of Financial Condition and Results of Operations of AAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of X-energy,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

●	Assuming No Redemptions: This scenario assumes that no AAC Class A Ordinary Shares are redeemed.

●	Assuming Maximum Contractual Redemptions: This scenario assumes that 46,997,081 AAC Class A Ordinary Shares are redeemed for an aggregate payment of approximately $484.9 million from the Trust Account. At the time of the Business Combination, the aggregate capital raised from the Series C-2 Investors and PIPE Commitment will be sufficient to satisfy the minimum cash condition for the transaction.

Description of the Transactions

On December 5, 2022, AAC entered into the Original Business Combination Agreement with X-energy, as subsequently amended by the First Amendment to Business Combination Agreement, pursuant to which, among other things, subject to shareholder approval, following the Domestication, (a) New X-energy will acquire equity securities and become the managing member of X-energy OpCo; (b) Management LLC will contribute (i) all of its X-energy OpCo Common Units to New X-energy in exchange for an equal number of shares of New X-energy Class A Common Stock and (ii) all of its Earn Out Units for an equal number of Earn Out Shares; (c) each of the Series A Parties will contribute a portion of its X-energy OpCo Common Units to New X-energy in exchange for an equal number of shares of New X-energy Class D Common Stock; and (d) New X-energy will issue voting equity securities without economic rights to the X-energy Members, other than Management LLC and (with respect to a portion of their equity ownership in X-energy) the Series A Parties.

Our organizational structure following the completion of the Business Combination, as described herein, is commonly referred to as an umbrella partnership-C corporation (or Up-C) structure. This organizational structure will allow the X-energy Members, other than Management LLC, and (with respect to a portion of their equity ownership in X-energy) the Series A Parties, to retain their equity ownership in X-energy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of X-energy OpCo Common Units. Those investors who, prior to the Business Combination, held AAC Class A Ordinary Shares or AAC Class B Ordinary Shares will, by contrast, hold their equity ownership in New X-energy, which is a domestic corporation for U.S. federal income tax purposes. AAC believes that such X-energy Members will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. New X-energy expects to benefit from the Up-C structure in the form of generally retaining 15% of the cash tax savings derived from certain tax benefits that are the subject of the Tax Receivable Agreement that New X-energy may realize in connection with and after the Business Combination. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” of this proxy statement/prospectus.

In connection with the Business Combination, New X-energy, X-energy OpCo and the TRA Holders will enter into the Tax Receivable Agreement, pursuant to which, among other things, New X-energy will be required to pay to each TRA Holder 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” of this proxy statement/prospectus. Prior to and as a condition of the Closing, pursuant to the Domestication, AAC will change its jurisdiction of incorporation by domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal.”

Business Combination Consideration

As a result of the Up-C structure, the Business Combination Consideration to be received by the X-energy Members (excluding the holders of any equity securities that by their terms will not convert into X-energy Common Units at or prior to the Closing) will be equal to the Aggregate Consideration, the Earn Out Units and, following consummation of the transactions contemplated by the Contribution Agreement (including the contribution of an equal number of Earn Out Units to AAC) the shares of New X-energy Class A Common Stock issued to Management LLC pursuant to the Contribution Agreement that will, following issuance, be subject to vesting and potential forfeiture on the same terms as the Earn Out Units (the “Earn Out Shares”). “Aggregate Consideration” means: (a) a number of X-energy OpCo Common Units equal to the quotient of (i) (x) the Base Purchase Price (as defined below) minus (y) the Non-Converted Securities Value (as defined below), divided by (ii) $10.00; and (b) an equivalent number of shares of New X-energy Common Stock. The class of such shares of New X-energy Common Stock, and whether such shares are issued (i) in addition to such X-energy OpCo Common Units (i.e., shares of New X-energy Class B Common Stock and New X-energy Class C Common Stock that are issued upon payment of the X-energy Subscription Amount) or (ii) in exchange for such X-energy OpCo Common Units pursuant to the terms of the Contribution Agreement (i.e., shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock that are issued in connection with the contribution of X-energy OpCo Common Units by the Additional Parties), is determined in accordance with the terms of the Business Combination Agreement.

Immediately prior to the Closing, X-energy will effectuate the Recapitalization whereby all outstanding equity securities of X-energy, including the Existing X-energy Securities, will be converted or exchanged into X-energy OpCo Common Units and Earn Out Units.

At the Closing:

(a)	New X-energy will issue or cause to be issued: (i) to the X-energy Members (other than the X-energy Founders) a number of shares of New X-energy Class B Common Stock and a number of shares of New X-energy Class C Common Stock to the X-energy Founders, in each case in exchange for payment of adequate consideration pursuant to individual subscription agreements to be entered into between each X-energy equityholder and New X-energy; (ii) 12,525,632 shares of New X-energy Class A Common Stock and 4,105,093 Earn Out Shares to Management LLC, to be issued pursuant to a contribution agreement in form and substance reasonably satisfactory to AAC, X-energy and the Additional Parties; and (iii) a number of shares of New X-energy Class D Common Stock to each Series A Party to be issued pursuant to the Contribution Agreement;
(b)	New X-energy will contribute to X-energy OpCo, an amount in cash equal to, as of immediately prior to the Closing, the sum of (without duplication): (a) all amounts in the Trust Account, less (i) amounts required for the redemptions of Public Shares by Public Shareholders and (ii) transaction expenses of X-energy and AAC, plus (b) the aggregate proceeds, if any, actually received by AAC or New X-energy from the sale of shares of New X-energy Class A Common Stock, one or more series of preferred stock, or convertible debt securities in the PIPE Investment, plus (c) all other cash and cash equivalents of New X-energy, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, plus (d) the aggregate X-energy Subscription Amount in exchange for (x) a number of X-energy OpCo Common Units equal to the total number of shares of New X-energy Class A Common Stock and New X-energy Class D Common Stock outstanding as of the Closing; (y) a number of X-energy OpCo Warrants equal to the number of New X-energy Warrants outstanding as of the Closing; and (z) if applicable, a number of securities issued by X-energy to AAC having terms and provisions substantially similar to the terms and provisions of the Alternative Financing Securities equal to the number of corresponding Alternative Financing Securities outstanding as of the Closing; and
(c)	New X-energy will automatically be admitted as the managing member of X-energy OpCo in accordance with the terms of the Fifth A&R Operating Agreement of X-energy OpCo to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex G.

As part of the Recapitalization, the 52,500,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of the following milestones: (i) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event I occurs; and (ii) 26,250,000 Earn Out Units will vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy, if, during the Earn Out Period, Triggering Event II occurs. If, following the Closing Date and prior to the third anniversary of the Closing, there is a Change of Control (as defined in the Business Combination Agreement), then Triggering Event I and Triggering Event II shall be deemed to occur and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy. If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period that results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, Triggering Event I or Triggering Event II, as applicable, will be deemed to have occurred and the Earn Out Units shall vest to the X-energy Members and, solely with respect to the Earn Out Units held by New X-energy following the consummation of the transactions contemplated by the Contribution Agreement, New X-energy.

Each X-energy OpCo Common Unit, when paired with one share of New X-energy Class B Common Stock or one share of New X-energy Class C Common Stock, will be exchangeable, in tandem with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock, for one share of New X-energy Class A Common Stock. After the expiration of the Lock-Up Period, holders of X-energy OpCo Common Units will be permitted to exchange such X-energy OpCo Common Units (along with the cancellation of the paired share of New X-energy Class B Common Stock or share of New X-energy Class C Common Stock) for shares of New X-energy Class A Common Stock on a one-for-one basis pursuant to the Fifth A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of New X-energy (determined by a majority of the directors of New X-energy who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Upon the vesting of any Earn Out Units, New X-energy will issue to each applicable X-energy Member an equal number of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable, in exchange for the payment to New X-energy of a per-share price equal to the par value per share of the New X-energy Class B Common Stock or New X-energy Class C Common Stock, as applicable.

Upon Closing, the ownership distribution of the post-combination company will be as follows:

Equity Capitalization

Economic shares:				Assuming Maximum
Class A and Class D Common Stock(1)	Assuming No Redemptions			Redemptions(2)
	$	Shares	%*	$	Shares	%*
Public Shareholders – Class A	469,970,810	46,997,081	55.6%	—	—	—
Sponsor – Class A	51,294,770	5,129,477	6.1%	24,714,380	2,471,438	7.1%
X-energy Members – Class A	125,256,320	12,525,632	14.8%	125,256,320	12,525,632	36.0%
Series C-2 – Class A(3)	133,097,120	13,309,712	15.8%	133,097,120	13,309,712	38.2%
X-energy Founder – Class D	65,000,000	6,500,000	7.7%	65,000,000	6,500,000	18.7%
Total Shares	844,619,020	84,461,902	100.0%	348,067,820	34,806,782	100.0%
*	Amounts may not sum due to rounding.
(1)	Assumes a value of $10.00 per share.
(2)	Assumes that all holders of public shares exercise their redemption rights in connection with the Business Combination.
(3)	Gives effect to conversion of Series C-2 Notes at Closing into shares of Class A Common Stock at a conversion price of $9.00 per share and assuming accrual of interest paid-in-kind through July 31, 2023.

Other instruments:
Equityholder	Shares		Class / Instrument
PIPE Investor	20,000	(2)	Series A Preferred Stock
X-energy Members(1)	16,724,642		Class B Common Stock
X-energy Founder(1)	130,939,935		Class C Common Stock
Public Shareholders	20,000,000		Public Warrants
Sponsor	8,560,759	(3)	Private Placement Warrants
OPG	444,444	(4)	Warrants
X-energy Members(1)	52,500,000	(5)	Earn Out Units
Sponsor	8,828,282	(6)	Earn Out Securities
(1)	New X-energy Class B Common Stock and New X-energy Class C Common Stock represent noneconomic ownership in the post-combination company; however, these shares correspond to X-energy OpCo Common Units, which coincide with an economic interest held directly in X-energy OpCo.

(2)	The PIPE Investor Series A Preferred Stock increases to 45,000 in the maximum redemptions scenario.
(3)	Of these Private Placement Warrants, 63.25% are subject to vesting conditions. Sponsor Private Placement Warrants decrease to 4,124,667 in the maximum redemptions scenario due to forfeitures.
(4)	Represents a contractual obligation to deliver a warrant upon satisfaction of certain conditions.
(5)	Inclusive of 4.1 million Earn Out Units Management LLC will receive following the Recapitalization.
(6)	Sponsor Earn Out Securities decrease to 4,253,562 in the maximum redemptions scenario due to forfeitures.

PIPE Commitment

On December 5, 2022, AAC and X-energy entered into the Original Commitment Letter with the PIPE Investor, pursuant to which, among other things, (i) the PIPE Investor has committed to purchase in a private placement, to close immediately prior to the Closing, 45,000 shares of Series A Preferred Stock at a purchase price of $1,000.00 per share, resulting in gross proceeds to AAC of up to $45.0 million, as such amounts may be reduced pursuant to the Commitment Letter (the “PIPE Commitment”).

Ranking: The Series A Preferred Stock shall rank senior to all classes or series of equity securities of the AAC with respect to dividend rights and rights on liquidation.

Dividends: Dividends will accrue on a quarterly basis at a rate equal to 8.00% per annum, whether or not declared, and such dividends will accrue daily and compound on a quarterly basis, unless paid in cash. The Series A Preferred Stock will also fully participate, on an as-converted basis, in any cash dividends paid to holders of Company common stock.

Liquidation Preference: The Series A Preferred Stock will have a liquidation preference of $1,000.00 per shares of Series A Preferred Stock, plus any accrued and unpaid dividends.

Voting Rights: The Series A Preferred Stock will vote together with the common stock of New X-energy on all matters and not as a separate class (except as specifically provided in this proxy statement/ prospectus or as otherwise required by law) on an as-converted basis.

Conversion Price: The PIPE Investor may at any time convert all or a portion of the Series A Preferred Stock into New X-energy Class A Common Stock. Each share of Series A Preferred Stock will be convertible into a number of shares of New X-energy Class A Common Stock equal to the Stated Value of such share of Series A Preferred Stock plus Accrued Dividends thereon divided by the Conversion Price. The Conversion Price will be $9.00 per share, subject to customary anti-dilution adjustments.

Redemption at Option of the PIPE Investor: At any time after the seven-year anniversary of the closing of the Business Combination, the PIPE Investor may require New X-energy to redeem any or all of the then-outstanding shares of Series A Preferred Stock for cash consideration equal to the Stated Value, plus Accrued Dividends.

Covenants: The terms of the Series A Preferred Stock are expected to include customary covenants for preferred equity, including limitations on additional preferred equity issuances, convertible debt issuances and the payments of dividends.

Registration Rights: The PIPE Investor will receive customary demand, piggyback and shelf registration rights pertaining to the shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock.

The PIPE Commitment will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by AAC from the PIPE Investment (including any amount actually funded pursuant to the Commitment Letter); plus (C) the aggregate amount actually funded to X-energy in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Any such reduction in the PIPE Commitment shall be applied to reduce the PIPE Investor’s obligation under the Commitment Letter. In no event shall any reduction to the PIPE Commitment exceed $25.0 million in the aggregate. X-energy and the PIPE Investor may also mutually agree to reduce the amount of the PIPE Commitment. If AAC enters into subscription or similar agreements with one or more Other Investors pursuant to which the Other PIPE Investors agree to purchase Alternative Securities substantially concurrently with the Closing, then the obligations of the PIPE Investor under the PIPE Commitment will be null and void. In such event, the PIPE Investor will enter into an Alternative Securities Subscription Agreement on the same terms and conditions as the Other PIPE Investors to purchase Alternative Securities having an aggregate purchase price of $45,000,000, subject to the formula described in the Commitment Letter. However, if such Other Investors are solely comprised of Persons that have also entered into, or are contemplated to enter into, commercial arrangements with X-energy or AAC, then the PIPE Investor will have the right, but not the obligation, to enter into an Alternative Securities Subscription Agreement to purchase Alternative Securities having an aggregate purchase price of $45,000,000 (as such amounts may be reduced pursuant to the terms of the Commitment Letter). If the PIPE Investor elects not to enter into the Alternative Securities Subscription Agreement pursuant to the foregoing, then the obligations of the PIPE Investor under the PIPE Commitment shall continue in full force and effect.

The Guarantor has provided X-energy with a limited guaranty in favor of X-energy, dated as of the Signing Date, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter.

Accounting for the Business Combination

The Business Combination will be accounted for as a common control transaction with respect to X-energy which is akin to a reverse recapitalization. This conclusion was based on the fact that the same equityholder has a controlling financial interest in X-energy OpCo prior to Closing and will have a controlling financial interest in the post-combination company. Net assets of AAC will be stated at historical cost with no goodwill or other intangible assets recorded in accordance with GAAP. The Business Combination with respect to X-energy will not be treated as a change in control due primarily to one of the X-energy Members receiving the controlling voting stake in the post-combination company; X-energy’s continued management of the post-combination company; and X-energy’s ability to nominate a majority of the board of directors of the post-combination company. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of X-energy and AAC are recognized at their carrying amounts on the date of the Business Combination.

Under a reverse recapitalization, AAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of X-energy issuing stock for the net assets of AAC, accompanied by a recapitalization.

Tax Receivable Agreement

The Business Combination Agreement contemplates that, at the Closing, New X-energy will enter into a Tax Receivable Agreement with X-energy OpCo and the TRA Holders. Pursuant to the Tax Receivable Agreement, New X-energy will generally be required to pay the TRA Holders 85% of the amount of the cash tax savings, if any, in U.S. federal, state, and local taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that New X-energy realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

●	tax basis adjustments resulting from (i) certain distributions (or deemed distributions) by X-energy OpCo; (ii) redemptions or (iii) from taxable exchanges of X-energy OpCo Common Units (including any such adjustments resulting from certain payments made by New X-energy under the Tax Receivable Agreement) acquired by New X-energy from a TRA Holder pursuant to the terms of the Fifth A&R Operating Agreement; and
●	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Upon the completion of the Business Combination, New X-energy will be a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, New X-energy will make payments to the TRA Holders in respect of 85% of the cash tax savings resulting from the net tax benefit to New X-energy of certain tax attributes (calculated using certain assumptions, and subject to the terms of the Tax Receivable Agreement). The tax impacts of the transaction were estimated based on the applicable law in effect on December 31, 2022.

Due to the uncertainty as to the amount and timing of future exchanges of X-energy units by the TRA Holders and as to the price of New X-energy Class A Common Stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume that any existing equityholder of X-energy OpCo have exchanged X-energy OpCo Common Units that would create an obligation under the Tax Receivable Agreement. Therefore, no increases in tax basis in X-energy OpCo’s assets or other tax benefits that may be realized under the Tax Receivable Agreement have been reflected in the unaudited pro forma condensed combined financial information. Future exchanges will result in incremental tax attributes and potential cash tax savings for New X-energy. Depending on New X-energy’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income.

However, if all of the TRA Holders were to exchange or sell us all of their common units, we would recognize a deferred tax asset of approximately $152.9 million and a liability under the Tax Receivable Agreement of approximately $130.0 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $10.00 per share; (iii) a constant corporate tax rate; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Class A common stock at the time of the exchange, and the tax rates then in effect and certain change of control or early termination events occurring.

If New X-energy exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of New X-energy or a material breach of New X-energy’s obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and New X-energy will be required to make a payment to the TRA Holders in an amount equal to the present value of future payments under the Tax Receivable Agreement. This payment would be based on certain assumptions, including that New X-energy would have sufficient taxable income to fully utilize the benefits arising from the Tax Attributes subject to the Tax Receivable Agreement. If New X-energy were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of New X-energy Class A Common Stock is equal to $10.00 per share, it is currently estimated that New X-energy would be required to pay approximately $317.9 million to satisfy its total liability.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination and Transactions. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes thereto. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of AAC following the completion of the transactions. The unaudited pro forma adjustments represent AAC management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

AAC and X-energy have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2023

(in thousands)

	X-energy Historical	AAC Historical	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
ASSETS
Current assets
Cash and cash equivalents	53,639	91	484,901	(A)	470,918	(484,901)	(M)	22,017
			20,000	(B)		25,000	(B)
			(87,713)	(C)		11,000	(O)
Accounts receivable	21,902	—			21,902			21,902
Unbilled receivables	26,959	—			26,959			26,959
Prepaid and other current assets	3,241	46			3,287			3,287
Due from related parties	810	—			810			810
Deferred transaction costs	11,180	—	(11,180)	(C)	—			—
Total current assets	117,731	137	406,008		523,876	(448,901)		74,975
Noncurrent assets
Property and equipment, net	1,751	—			1,751			1,751
Operating lease right of use assets	7,198	—			7,198			7,198
Marketable securities held in Trust Account	—	484,901	(484,901)	(A)	—			—
Total noncurrent assets	8,949	484,901	(484,901)		8,949	—		8,949
Total assets	126,680	485,038	(78,893)		532,825	(448,901)		83,924
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	33,673	—			33,673			33,673
Accounts payable	1,163	—	(270)	(C)	893			893
Accrued liabilities	35,850	11,315	(5,893)	(C)	41,272			41,272
Due to related parties	16,959	213			17,172			17,172
Promissory note	—	2,314			2,314			2,314
Working capital loan	—	2,100			2,100			2,100
Total current liabilities	87,645	15,942	(6,163)		97,424	—		97,424
Noncurrent liabilities
Contract liabilities, non-current	—	—			—			—
Long-term debt	172,373	—	(124,660)	(G)	47,713			47,713
Long-term operating lease liability – related party	4,700	—			4,700			4,700
Warrant liabilities	8,863	31,093	(5,960)	(F)	25,133	(3,904)	(N)	21,229
			(8,863)	(J)
Earnout liabilities	—	—	67,580	(F)	469,468	(35,019)	(N)	434,449
			401,888	(H)
Deferred underwriting fee	—	35,000	(35,000)	(C)	—			—
Total noncurrent liabilities	185,936	66,093	294,985		547,014	(38,923)		508,091
Total liabilities	273,581	82,035	288,822		644,438	(38,923)		605,515
Common stock subject to possible redemption	—	484,801	(484,801)	(D)	—			—
Series A convertible preferred units	218,408	—	(218,408)	(E)	—			—
Series B convertible preferred units	101,382	—	(101,382)	(E)	—			—
Preferred Stock	—	—	20,000	(B)	20,000	25,000	(B)	45,000
Total mezzanine equity	319,790	484,801	(784,591)		20,000	25,000		45,000

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(in thousands)

	X-energy Historical	AAC Historical	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Shareholders’ equity / Members’ deficit
Class A common stock	—	—	5	(D)	8	(5)	(M)	3
			1	(E)		—	(N)
			1	(F)
			1	(G)
Members’ equity	1,800	—	(1,800)	(E)	—			—
Class B common stock	—	3	2	(E)	2			2
			(3)	(F)
Class C common stock	—	—	13	(E)	13			13
Class D common stock	—	—	1	(E)	1			1
Additional paid in capital	7,144	—	(52,730)	(C)	892,669	(484,896)	(M)	769,868
			484,796	(D)		351,095	(L)
			321,573	(E)		—	(N)
			2	(F)		11,000	(O)
			133,097	(G)
			(81,801)	(I)
			9,587	(K)
			71,001	(L)
Retained earnings/(accumulated deficit)	(481,724)	(81,801)	(5,000)	(C)	(959,394)	38,923	(N)	(920,471)
			(61,620)	(F)
			(8,438)	(G)
			(401,888)	(H)
			81,801	(I)
			8,863	(J)
			(9,587)	(K)
Accumulated Other Comprehensive Income	6,089	—			6,089			6,089
Total shareholders’ equity / members’ deficit	(466,691)	(81,798)	487,877		(60,612)	(83,883)		(144,495)
Non-controlling interests	—	—	(71,001)	(L)	(71,001)	(351,095)	(L)	(422,096)
Total shareholders’ equity / members’ deficit attributable to shareholders / members	(466,691)	(81,798)	416,876		(131,613)	(434,978)		(566,591)
Total liabilities and shareholders’ equity / members’ deficit	126,680	485,038	(78,893)		532,825	(448,901)		83,924

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2023

(In thousands)

	X-energy Historical	AAC Historical	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Revenues	29,086	—			29,086			29,086
Operating expenses
Direct costs	42,423	—			42,423			42,423
Selling, general and administrative	18,560	3,911			22,471			22,471
Research and development	860	—			860			860
Total operating expenses	61,843	3,911	—		65,754	—		65,754
Operating Loss	(32,757)	(3,911)	—		(36,668)	—		(36,668)
Other income (expense)
Interest expense	(5,669)	—			(5,669)			(5,669)
Investment income on investments held in Trust Account	—	8,189	(8,189)	(AA)	—			—
Other income (expense), net	(10,535)	—	7,902	(BB)	(2,081)			(2,081)
			552	(CC)
Changes in fair value of warrant liabilities	—	(14,617)			(14,617)			(14,617)
Total other income (expense), net	(16,204)	(6,428)	265		(22,367)	—		(22,367)
Net income (loss) before provision for income taxes	(48,961)	(10,339)	265		(59,035)	—		(59,035)
Income tax expense	—	—			—	—		—
Net income (loss)	(48,961)	(10,339)	265		(59,035)	—		(59,035)
Net income (loss) attributable to non-controlling interests, net of tax	—	—	(37,554)	(DD)	(37,554)	(10,220)	(DD)	(47,774)
Net Income (loss) attributable to common stockholders	(48,961)	(10,339)	37,819		(21,481)	10,220		(11,261)
Weighted average shares outstanding of redeemable Class A common stock		73,498,541
Basic and diluted net loss per share, redeemable Class A common stock		(0.10)
Weighted average shares outstanding of Class B non-redeemable common stock		25,000,000
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.10)
Pro forma weighted average shares outstanding of Class A common stock	3,128,026				84,461,902			34,806,782
Pro forma basic and diluted net loss per share, Class A common stock	(15.65)				(0.25)			(0.32)

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2022

(in thousands)

	X-energy Historical	AAC Historical	Transaction Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Transaction Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Revenues	104,894	—			104,894			104,894
Operating expenses
Direct costs	147,449	—			147,449			147,449
Selling, general and administrative	57,643	7,343	9,587	(GG)	74,573			74,573
Research and development	2,680	—			2,680			2,680
Total operating expenses	207,772	7,343	9,587		224,702	—		224,702
Operating Loss	(102,878)	(7,343)	(9,587)		(119,808)	—		(119,808)
Other income (expense)
Interest expense	(11,814)	—			(11,814)			(11,814)
Investment income on investments held in Trust Account	—	13,098	(13,098)	(AA)	—			—
Offering costs associated with warrants recorded as liabilities	—	—			—			—
Other income (expense), net	(7,548)	—	895	(BB)	(13,948)			(13,948)
			6,143	(CC)
			(5,000)	(EE)
			(8,438)	(FF)
Changes in fair value of warrant liabilities	—	15,228			15,228			15,228
Total other expense, net	(19,362)	28,326	(19,498)		(10,534)	—		(10,534)
Net income (loss) before provision for income taxes	(122,240)	20,983	(29,085)		(130,342)	—		(130,342)
(Provision for)/Benefit from income taxes	—	—			—			—
Net income (loss)	(122,240)	20,983	(29,085)		(130,342)	—		(130,342)
Net income (loss) attributable to non-controlling interests, net of tax	—	—	(82,916)	(DD)	(82,916)	(22,563)	(DD)	(105,479)
Net Income (loss) attributable to common stockholders	(122,240)	20,983	53,831		(47,426)	22,563		(24,863)
Weighted average shares outstanding of redeemable Class A common stock		100,000,000
Basic and diluted net loss per share, redeemable Class A common stock		0.17
Weighted average shares outstanding of Class B non-redeemable common stock		25,000,000
Basic and diluted net loss per share, Class B non-redeemable common stock		0.17
Pro forma weighted average shares outstanding of Class A common stock	3,128,026				84,461,902			34,806,782
Pro forma basic and diluted net loss per share, Class A common stock	(39.08)				(0.56)			(0.71)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The Business Combination will be accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, AAC will be treated as the “acquired” company for financial reporting purposes. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of X-energy and AAC are recognized at their carrying amounts on the date of the Business Combination. X-energy has been determined to be the predecessor to the combined entity.

The pro forma adjustments represent management’s estimates based on information available as of the Record Date and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any income tax benefit associated with the pro forma adjustments as such pro forma adjustments result in the generation of additional net operating losses offset by a full valuation allowance recorded on such net operating losses as it is more likely than not that the net operating losses will not be utilized.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2023 are as follows:

A.	Reflects the reclassification of cash and marketable securities held in short-term investments that become available in conjunction with the Business Combination.
B.	Represents the pro forma adjustment to record the impact of the PIPE Commitment. The Series A Preferred Stock is not classified as a liability pursuant to ASC 480, due to the fact that it is not a mandatorily redeemable financial instrument, it represents an outstanding share, and it is convertible into a fixed number of shares. The Series A Preferred Stock has liquidation preference to the holders of common stock and is redeemable at the option of the holder. Therefore, the Series A Preferred Stock is required to be classified outside of permanent equity pursuant to ASC 480-10-S99. The shares of Series A Preferred Stock will be classified as temporary equity.

Under the no redemption scenario, this reflects proceeds of $20.0 million from the PIPE Investment and the issuance of 20,000 shares of Series A Preferred Stock.

Under the maximum redemptions scenario, this reflects additional proceeds of $25.0 million from the PIPE Investment and the issuance of 25,000 shares of Series A Preferred Stock.

C.	Represents the pro forma adjustment to record the payment of 1) AAC deferred underwriting fees of $35.0 million, and 2) transaction costs of $58.0 million, relating to legal, third-party advisory, investment banking, and other miscellaneous fees which were direct and incremental to the Business Combination. AAC and X-energy had incurred and accrued $35.0 million and $11.2 million in deferred offering costs on the balance sheet as of March 31, 2023, respectively. Of the total transaction costs, an estimated $5.0 million was determined not to be direct and incremental to the Business Combination; this amount will be expensed and is reflected at adjustment (EE). All other amounts are expected to be direct and incremental to the equity raise and, as such, were netted against the proceeds of the Business Combination. As the Business Combination will be accounted for similar to a reverse recapitalization, all costs expected to be direct and incremental to the equity raise will be reflected as a reduction to additional paid-in-capital and cash and cash equivalents.
D.	Reflects the reclassification of $484.8 million of AAC Class A Ordinary Shares subject to possible redemption.
E.	Represents issuance of 12.5 million New X-energy Class A Common Stock, 16.7 million noneconomic New X-energy Class B Common Stock, 130.9 million noneconomic New X-energy Class C Common Stock, and 6.5 million New X-energy Class D Common Stock to X-energy Members. Upon Closing and as part of this issuance, X-energy’s legacy Series A redeemable convertible preferred stock and legacy Series B redeemable convertible preferred stock were eliminated and converted into permanent equity.
F.	Represents the conversion of the AAC Support Parties’ AAC Class B Ordinary Shares into 5.1 million New X-energy Class A Common Stock and 8.8 million Sponsor Earn Out Securities, which are subject to vesting conditions, as well as the impact of the Sponsor Support Agreement, whereby 6.8 million of the AAC Support Parties’ Private Placement Warrants will be forfeited and 63.25% of those remaining will be subject to vesting conditions, as shown below.

AAC Support Parties’ ownership

	Assuming No Redemptions	Assuming Maximum Redemptions(1)
	Units	Units
AAC Class B Ordinary Shares as of December 31, 2022	25,000,000	25,000,000
Less: Forfeitures(2)	(11,042,241)	(18,275,000)
Subtotal	13,957,759	6,725,000
Less: Shares subject to vesting conditions(3)	(8,828,282)	(4,253,562)
New X-energy Class A Common Stock(2)	5,129,477	2,471,438
(1)	AAC Support Parties’ ownership under the maximum redemption scenario is presented here on a stand-alone basis, rather than an incremental amount as reflected in the pro forma adjustments under the maximum redemptions scenario.
(2)	Incremental forfeitures under the maximum redemption scenario, as reflected at adjustment (N), are based on the net difference in New X-energy Class A Common Stock outstanding under each redemption scenario and will not agree to the difference in forfeitures prior to the adjustment for shares subject to vesting conditions.
(3)	Shares subject to vesting conditions represents the Sponsor Earn Out Securities under each redemption scenario.

The pro forma value of the Sponsor Earn Out Securities was estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earn Out Units include the following: (i) AAC stock price of $10.00; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.52%; and (iv) expected equity volatility of 40.0%. Estimates are subject to changes as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing. Changes in these assumptions would be expected to impact the fair value of the Earn Out Units.

G.	Represents the conversion of the Series C-2 Notes into equity at Closing. Upon Closing, the Series C-2 Notes convert into 13.3 million shares of New X-energy Class A Common Stock. The nonrecurring expense associated with this conversion is recorded at adjustment (FF).
H.	Reflects the estimated fair value of the 52.5 million Earn Out Units issued at Closing to the X-energy Members, inclusive of 4.1 million legacy X-energy earn out shares that convert upon Closing. An analysis was performed, and it was determined that the Earn Out Units are not indexed to AAC’s own stock and are therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma value of the Earn Out Units was estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earn Out Units include the following: (i) AAC stock price of $10.00; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.52%; and (iv) expected equity volatility of 40.0%.

Estimates are subject to changes as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing. Changes in these assumptions would be expected to impact the fair value of the Earn Out Units.
I.	Reflects the elimination of AAC retained earnings at Closing.
J.	Represents the elimination of legacy X-energy warrants, which are subject to automatic cashless exercise immediately prior to closing. This exercise does not result in the issuance of any incremental shares. The issuance of shares related to this instrument are reflected in adjustment (E).
K.	Reflects the recognition of stock compensation expense due to the deemed modification associated with the Profits Interest Units upon Closing. The issuance of shares related to the modification are reflected in adjustment (E). The nonrecurring expense associated with the modification is reflected in adjustment (GG).
L.	Immediately following the Business Combination, the economic interests held by the noncontrolling interest (comprising X-energy OpCo Common Units issued at closing) will be approximately 63.6% under the no redemption scenario and 80.9% under the maximum redemption scenario. The following table shows the economic interest of X-energy OpCo immediately following the closing of the Business Combination:

X-energy OpCo Common Units

	Assuming No Redemptions		Assuming Maximum Redemptions
	Units	%	Units	%
New X-energy	84,461,902	36.4%	34,806,782	19.1%
Other X-energy OpCo Common Units	147,664,577	63.6%	147,664,577	80.9%
Total Common Units	232,126,479	100.0%	182,471,359	100.0%

Net assets attributable to the noncontrolling interest assuming no redemptions will be ($54.4) million (i.e., 63.6% of net assets of ($85.5) million). The incremental adjustment to arrive at net assets attributable to the noncontrolling interest assuming maximum redemptions will be ($367.7) million (i.e., 80.9% of net assets of ($521.6) million, or ($422.1) million, less the adjustment to arrive at net assets attributable to the noncontrolling interest assuming no redemptions).

M.	Represents the pro forma adjustment to record the redemption of 47.0 million shares of redeemable common stock given a maximum redemption scenario, inclusive of interest earned on funds held in the Trust Account.
N.	Represents the pro forma adjustment to record the forfeiture of 2.7 million of the Sponsor’s AAC Class A Ordinary Shares, 4.4 million of the Sponsor’s Private Placement Warrants, and 4.6 million of the Sponsor Earn Out Securities under the maximum redemption scenario.
O.	Reflects the reduction in estimated transaction costs under the maximum redemption scenario.
3.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of interest income earned on the Trust Account.
BB.

Represents the elimination of the income statement impact related to the change in fair value of the short-term borrowings associated with X-energy’s Series C-2 Notes. The conversion of the Series C-2 Notes into shares in the post-combination company is reflected at adjustment (G).

CC.

Represents the elimination of the income statement impact related to the change in fair value of X-energy’s legacy warrants. The elimination of these warrants, which do not survive the Business Combination, is reflected at adjustment (J).

DD.

For the three months ended March 31, 2023, net losses attributable to the noncontrolling interest assuming no redemptions will be $37.6 million (i.e., 63.6% of net losses of $59.0 million). The incremental adjustment to arrive at net losses attributable to the noncontrolling interest assuming maximum redemptions will be ($10.2) million (i.e., 80.9% of net losses of $59.0 million less the adjustment to arrive at net losses attributable to the noncontrolling interest assuming no redemptions).

For the year ended December 31, 2022, net losses attributable to the noncontrolling interest assuming no redemptions will be $82.9 million (i.e., 63.6% of net losses of $130.3 million). The incremental adjustment to arrive at net losses attributable to the noncontrolling interest assuming maximum redemptions will be ($22.6) million (i.e., 80.9% of net losses of $130.3 million less the adjustment to arrive at net losses attributable to the noncontrolling interest assuming no redemptions).

EE.	Reflects the portion of transaction costs expected to be expensed as incurred based on the nature of the costs, as noted at adjustment (C).
FF.

Represents the nonrecurring expense associated with the conversion of the Series C-2 Notes, which is reflected at adjustment (G). The nonrecurring expense is calculated as the difference between the fair value of equity issued, assuming a value of $10.00 per share, and converted debt.

GG.	Represents the nonrecurring expense associated with the modification of the Profits Interest Units, which is reflected at adjustment (K).
4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined net loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the three months ended March 31, 2023 and for the year ended December 31, 2022:

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss attributable to common stockholders	$(21,481)	$(11,261)	$(47,426)	$(24,863)
Weighted average shares outstanding - basic and diluted(1)	84,461,902	34,806,782	84,461,902	34,806,782
Loss per share(1)	(0.25)	(0.32)	$(0.56)	$(0.71)
Weighted average shares of Series A Preferred Stock outstanding(2)	20,000	45,000	20,000	45,000
(1)	Includes both Class A and Class D Common Stock as of Closing, as both of these classes will share in the profits and losses of the post-combination company. Excludes AAC’s Public and Private Placement Warrants from the computation of weighted average shares outstanding and diluted loss per share for the periods indicated because including them would have had an antidilutive effect. Excludes the Earn Out Units and Sponsor Earn Out Securities from the computation of weighted average shares outstanding and diluted loss per share for the periods indicated; each of these instruments constitute contingently issuable shares, and the contingency associated with their issuance has not yet been met.
(2)	The preferred shares are participating securities. However, the preferred shares do not share in losses; as the post-business combination company is in loss position, no loss was allocated to these shares.

The following table includes all potentially dilutive securities that are excluded from pro forma net losses for each period:

Potentially dilutive securities

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
X-energy Members – Class B Common Stock	16,724,642	16,724,642	16,724,642	16,724,642
X-energy Founder – Class C Common Stock	130,939,935	130,939,935	130,939,935	130,939,935
Public Shareholders – Warrants	20,000,000	20,000,000	20,000,000	20,000,000
Sponsor – Private Placement Warrants(1)	8,560,759	4,124,667	8,560,759	4,124,667
OPG – Warrants	444,444	444,444	444,444	444,444
X-energy Members – Earn Out Units	52,500,000	52,500,000	52,500,000	52,500,000
Sponsor – Earn Out Securities	8,828,282	4,253,562	8,828,282	4,253,562
(1)	Of these Private Placement Warrants, 63.25% are subject to vesting conditions.

INFORMATION ABOUT AAC

Unless the context otherwise requires, all references in this section to “AAC,” the “Company,” “we,” “us” or “our” refer to AAC prior to the Closing.

General

AAC is a blank check company formed on January 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. AAC has neither engaged in any operations nor generated any revenue to date. Based on AAC’s business activities, AAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash, stock and debt.

IPO and Private Placement

In January 2020, the Company was formed by the Sponsor. As of March 31, 2023, the Sponsor owned 24,850,000 of the 25,000,000 AAC Class B Ordinary Shares outstanding.

On February 4, 2021, we consummated the IPO of 100,000,000 AAC Units, including 13,000,000 additional AAC Units to cover over-allotments. The AAC Units sold in the IPO were sold at an offering price of $10.00 per AAC Unit, generating total gross proceeds of $1.0 billion, and incurring offering costs of approximately $55.9 million, of which $35.0 million was for deferred underwriting commissions. Each AAC Unit consists of one AAC Class A Ordinary Share, and one-fifth of one AAC Warrant. Each whole AAC Warrant entitles the holder of such AAC Warrant to purchase one AAC Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Simultaneously with the consummation of the IPO, we consummated the Private Placement of an aggregate of 15,333,333 Private Placement Warrants, including 1,733,333 additional Private Placement Warrants to cover over-allotments, each exercisable to purchase one AAC Class A Ordinary Shares for $11.50 per share, to our Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $23.0 million. Of the gross proceeds received from the IPO and the Private Placement Warrants, $1.0 billion was placed in the Trust Account. Each whole Private Placement Warrant entitles the holder of such Private Placement Warrant to purchase one AAC Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.

Beginning March 25, 2021, holders of the AAC Units could elect to separately trade the AAC Class A Ordinary Shares and the AAC Warrants included in the AAC Units. Those AAC Units not separated continue to trade on the NYSE under the symbol “AAC.U” and the AAC Class A Ordinary Shares and AAC Warrants that are separated trade under the symbols “AAC” and “AAC WS,” respectively.

Extension

AAC’s IPO prospectus and the Cayman Constitutional Documents provided that AAC had until February 4, 2023 (the date which was 24 months after the consummation of the IPO) to complete an initial business combination. On February 2, 2023, AAC held an extraordinary general meeting of shareholders and approved the First Extension. In connection with the approval of the First Extension, shareholders elected to redeem an aggregate of 53,002,919 ordinary shares, for which AAC paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

Extension Promissory Note

On January 26, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding AAC Class A Ordinary Share, up to a maximum of $1.2 million per month following the approval and implementation of the Extension. Such Contributions will be made pursuant to the Extension Promissory Note. Such Contributions, which will be paid monthly (or a pro rata portion thereof if less than a full month), began on February 3, 2023, and thereafter on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day) until the Extension Note Maturity Date. The Extension Promissory Note does not bear any interest, and is repayable by us to the Sponsor upon the Extension Note Maturity Date. The Extension Note Maturity Date may be accelerated upon the occurrence of certain events of default. Any outstanding principal under the Extension Promissory Note may be prepaid at any time by us, at our election and without penalty. As of March 31, 2023, we have borrowed $2,314,286 under the Extension Promissory Note.

Initial Business Combination

The rules of the NYSE require that we must consummate our initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in trust) at the time of our signing a definitive agreement in connection with our initial business combination. The AAC Board will make the determination as to the fair market value of our initial business combination. If the AAC Board is not able to independently determine the fair market value of the target business or businesses, or if we are considering an initial business combination with an affiliated entity, we will obtain an opinion with respect to the satisfaction of such criteria from an independent investment banking firm or an independent accounting firm. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. We also will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. Subject to these limitations, our directors and executive officers will have virtually unlimited flexibility in identifying and selecting one or more prospective businesses. Based on the valuation analysis of our management and the AAC Board, we have determined that the fair market value of X-energy was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was therefore satisfied.

If we do not consummate the proposed Business Combination with X-energy, we may also pursue an acquisition opportunity jointly with Ares, one or more parties affiliated with Ares, including without limitation, officers and affiliates of Ares, or Ares funds, or investors in such Ares funds. Any such party may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by borrowing from or issuing to such parties a class of equity or debt securities. The amount and other terms and conditions of any such joint acquisition or specified future issuance would be determined at the time of such joint acquisition or issuance.

We anticipate structuring our initial business combination so that the post-business combination company in which the Public Shareholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post-business combination company owns or acquires less than 100% of such interests or assets of the target business to meet certain objectives of the prior owners of the target business, the target management team or shareholders or for other reasons. We will only complete such business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-business combination company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the business combination may collectively own a minority interest in the post-business combination company, depending on the relative valuations given to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-business combination company, the portion of such business or businesses that is owned or acquired will be valued for purposes of the NYSE’s 80% of net assets test. If the business combination involves more than one target business, the NYSE’s 80% of net assets test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as the initial business combination for purposes of a tender offer or for seeking shareholder approval, as applicable.

To the extent we effect our initial business combination with a company or business that is financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our directors and executive officers will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will fully ascertain or assess all significant risk factors.

If the proposed Business Combination with X-energy is not consummated, the time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, will not be currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Financial Position

With a Trust Account in the amount of $484,900,806 as of March 31, 2023, (after taking into account redemptions in connection with the First Extension, the expenses of the IPO and $35.0 million of deferred underwriting commissions), we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third-party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

General

We are not presently engaged in, and we will not engage in, any operations until we complete the Business Combination or another initial business combination. We intend to effectuate the Business Combination or another initial business combination using cash from the proceeds of the IPO, the sale of the Private Placement Warrants, our equity, debt or a combination of these as the consideration to be paid in the Business Combination or another initial business combination. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.

If our initial business combination is paid for using equity or debt securities, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination or used for redemptions of our AAC Class A Ordinary Shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-business combination company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.

We may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our Trust Account, or because we become obligated to redeem a significant number of our Public Shares in connection with our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. There are no prohibitions on our ability to issue securities or incur debt in connection with our initial business combination. We are not currently a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities, the incurrence of debt or otherwise.

Shareholder Approval of Business Combination

Under the Cayman Constitutional Documents, in connection with any proposed business combination, we must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares, subject to the limitations described in the prospectus for our IPO. Accordingly, in connection with the Business Combination, the Public Shareholders may seek to redeem the Public Shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

The Sponsor and AAC’s directors and executive officers have agreed to vote their shares in favor of the Business Combination Proposal. We also expect them to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Further, concurrently with the execution of the Original Business Combination Agreement, the Sponsor and our independent directors entered into the Original Sponsor Support Agreement with X-energy, as subsequently amended by the First Amendment to Sponsor Support Agreement, pursuant to which the Sponsor and our independent directors agreed to vote their shares in favor of all proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owns approximately      % of the total outstanding AAC Ordinary Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC or its securities, our executive officers and directors and their affiliates may enter into a written plan to purchase our securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding AAC or its securities, our executive officers and directors and their respective affiliates may: (a) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals; (b) execute agreements to purchase such shares from institutional and other investors in the future; and (c) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their Public Shares. While the exact nature of any such incentives has not been determined as of the Record Date, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Public Shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

●	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and
●	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their AAC Class A Ordinary Shares in connection with our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described in this proxy statement/prospectus. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share (plus any pro rata interest earned on the funds held in the Trust Account and not previously released to AAC to pay its tax obligations). The per share amount we will distribute to investors who properly elect to redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself before we can validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to the AAC Warrants. The Sponsor and each of our directors and executive officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any AAC Class B Ordinary Shares and any Public Shares in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Cayman Constitutional Documents (a) that would modify the substance or timing of our obligation to provide holders of the AAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or (b) with respect to any other provision relating to the rights of holders of the AAC Class A Ordinary Shares.

Redemption of Public Shares and Liquidation If No Business Combination

The Cayman Constitutional Documents provide that we must complete our initial business combination, including the proposed Business Combination with X-energy, by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents. If we are unable to complete an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the AAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension. The Cayman Constitutional Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor, directors and executive officers have entered into an agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their AAC Class B Ordinary Shares if we fail to consummate an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or obtain an additional Extension. However, if the Sponsor, directors or executive officers acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents.

Our Sponsor, executive officers, directors and director nominees have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Cayman Constitutional Documents (a) that would modify the substance or timing of our obligation to provide holders of AAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or (b) with respect to any other provision relating to the rights of holders of AAC Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to require us to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded out of the approximately $91,000 of proceeds held outside the Trust Account (as of March 31, 2023) plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all material vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our directors and executive officers will consider whether competitive alternatives are reasonably available to AAC and will only enter into an agreement with a third party that has not executed a waiver if our directors and executive officers believe that such third party’s engagement would be in the best interest of the company given the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by our directors and executive officers to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our directors and executive officers are unable to find a service provider willing to execute a waiver. The underwriters of our IPO will not execute an agreement with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. To protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all material vendors, service providers (except for our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $91,000 of proceeds held outside the Trust Account (as of March 31, 2023) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the AAC Board may be viewed as having breached its fiduciary duty to our creditors or may have acted in bad faith, and exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to AAC — If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the AAC Board may be viewed as having breached their fiduciary duties to our creditors, exposing the members of the AAC Board and us to claims of punitive damages.”

Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we are unable to complete our initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, (ii) in connection with a shareholder vote to amend our Cayman Constitutional Documents (a) to modify the substance or timing of our obligation to provide holders of AAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not consummate an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, or (b) with respect to any other provisions relating to the rights of holders of AAC Class A Ordinary Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders who elect to have their AAC Class A Ordinary Shares redeemed in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not completed an initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, with respect to such AAC Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval, in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s requiring us to redeem its shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Cayman Constitutional Documents, like all provisions of the Cayman Constitutional Documents, may be amended with a shareholder vote.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies, operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Facilities

Our executive offices are located at 245 Park Avenue, 44th Floor, New York, NY 10167. The cost for our use of this space is included in the $16,667 per month fee we pay to our Sponsor for office space, utilities, secretarial and administrative services. We consider our current office space adequate for our current operations.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

The AAC Units, AAC Class A Ordinary Shares and AAC Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide AACs shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States of America (“GAAP”), or international financial reporting standards (“IFRS”), depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board in the United States (“PCAOB”). These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential target business will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business.

We are required to evaluate our internal control procedures beginning with the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act and to have our internal control procedures audited. X-energy is not and any other target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2020 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

Legal Proceedings

From time to time we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us or any of our officers or directors in their corporate capacity.

Directors and Executive Officers

AAC’s directors and executive officers are as follows:

Name	Age	Position
David B. Kaplan	55	Chief Executive Officer and Co-Chairman
Michael J Arougheti	50	Co-Chairman
Jarrod Phillips	45	Chief Financial Officer
Allyson Satin	37	Chief Operating Officer
Peter Ogilvie	40	Executive Vice President of Strategy
Stephen Davis	65	Director
Kathryn Marinello	66	Director
Felicia Thornton	59	Director

David B. Kaplan serves as Chief Executive Officer and is Co-Chairman of the AAC Board. Mr. Kaplan is a Co-Founder, Director and Partner of Ares Management Corporation. He is a member of the Ares Executive Management Committee and serves on several Ares Investment Committees including, among others, the Ares Corporate Opportunities and Ares Special Opportunities Investment Committees. Additionally, Mr. Kaplan serves as Chief Executive Officer and is Co-Chairman of the board of directors of Ares Acquisition Corporation II. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. and its affiliates. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves on the supervisory board of directors of MYT Netherlands Parent B.V., the parent entity of Mytheresa GmbH. Mr. Kaplan also serves as a member of the boards of directors of Number Holdings, Inc. and as the Chairman of the board of directors of the parent entity of Cooper’s Hawk Winery & Restaurants. Mr. Kaplan’s previous public company board experience includes Floor & Decor Holdings, Inc., Maidenform Brands, Inc., where he served as the company’s Chairman, GNC Holdings, Inc., Dominick’s Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation, Smart & Final, Inc. and Allied Waste Industries Inc. Mr. Kaplan also currently serves as the Vice Chairman of the Board of Directors of Cedars-Sinai Medical Center, a non-profit hospital, and on the President’s Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan with a Bachelor of Business Administration degree, concentrating in Finance.

Michael J Arougheti serves as Co-Chairman of the AAC Board. Mr. Arougheti is a Co-Founder, the Chief Executive Officer and President and a Director of Ares Management Corporation. He is a member of the Ares Executive Management Committee and the Ares Enterprise Risk Committee. He additionally serves as Co-Chairman of ARCC, as a director of ACRE and is on the Board of Directors of the Ares Charitable Foundation. Mr. Arougheti also is a member of the Ares Credit Group’s U.S. Direct Lending and Pathfinder Investment Committee, the Ares Equity Income Opportunity Strategy Portfolio Review Committee and the Ares Sports, Media and Entertainment Investment Committee. Additionally, Mr. Arougheti serves as Co-Chairman of the board of directors of Ares Acquisition Corporation II. Prior to joining Ares in 2004, Mr. Arougheti was employed by Royal Bank of Canada from 2001 to 2004, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm’s Mezzanine Investment Committee. Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle-market leveraged loans, senior and junior subordinated debt, preferred equity and common stock and warrants on behalf of Royal Bank of Canada and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal and an Investment Committee member, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder, Peabody & Co., where he was a member of the firm’s Mergers and Acquisitions Group. Mr. Arougheti also serves on the board of directors of Operation HOPE, a not-for-profit organization focused on expanding economic opportunity in underserved communities through education and empowerment. Additionally, he is a member of the PATH Organization Leadership Council. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

Jarrod Phillips serves as Chief Financial Officer of AAC. Mr. Phillips is a Partner and Chief Financial Officer of Ares Management Corporation. He serves on the Ares Executive Management Committee. Additionally, Mr. Phillips serves as Chief Financial Officer of Ares Acquisition Corporation II. Prior to joining Ares in 2016, Mr. Phillips was a Partner at Deloitte & Touche LLP, where he focused on financial services and asset management assurance and advisory services. Mr. Phillips was a member of the board of directors of Safe & Sound, a not-for-profit dedicated to the strengthening of families and ending child abuse from 2010 until 2021 and is currently a member of the board of directors of School On Wheels, a not-for-profit providing tutoring and mentoring to students experiencing homelessness. Mr. Phillips holds a B.S. from Virginia Polytechnic Institute and State University in Accounting. Mr. Phillips holds a Certified Public Accountant license (inactive) in the State of California.

Allyson Satin serves as Chief Operating Officer of AAC. Ms. Satin is a Partner at Ares Management Corporation. She also serves as Chief Operating Officer of Ares Acquisition Corporation II. From 2009 to 2020, Ms. Satin was an investment professional in the Ares Private Equity Group where she participated in various leveraged buyouts, growth equity and distressed debt transactions. Prior to joining Ares in 2009, Ms. Satin was an investment banking Analyst in the Global Financial Sponsors Group at Barclays Capital (formerly Lehman Brothers). Ms. Satin currently serves as a member of the board of directors of the parent entity of 99 Cents Only Stores LLC. Ms. Satin holds a B.S. from the University of California, Berkeley Haas School of Business in Business Administration.

Peter Ogilvie serves as Executive Vice President of Strategy of AAC. Mr. Ogilvie is a Partner at Ares Management Corporation and Head of the Ares Corporate Strategy Group. Mr. Ogilvie co-founded the Corporate Strategy Group to drive growth and development across the Ares platform through acquisitions, balance sheet investments, partnerships and new team onboarding. He has led the Corporate Strategy Group’s efforts on numerous transactions including the acquisition of Landmark Partners, the acquisition of American Capital, Ltd. by Ares Capital Corporation, the business development company managed by Ares, and the formation of Ares’ business partnership with Sumitomo Mitsui Banking Corporation. Additionally, Mr. Ogilvie serves as Executive Vice President of Strategy of Ares Acquisition Corporation II. Mr. Ogilvie serves as a board member for LightPoint Financial Technology and Ares Australia Management. Mr. Ogilvie joined Ares in 2007 in the U.S. Direct Lending Group and previously worked in the Leveraged Finance and Restructuring Group at Credit Suisse. Mr. Ogilvie holds a B.A. in Economics from Yale University.

Stephen Davis serves as a director of AAC. Mr. Davis currently serves as a Senior Advisor with McKinsey & Company, as a lecturer at the Stanford University Graduate School of Business, as a member of the Council on Foreign Relations, and as a frequent advisor at the intersection of business, innovation, and social impact. From 2020 to 2022, Mr. Davis served as executive strategy advisor to the CEO at the Bill & Melinda Gates Foundation, co-chair of the World Health Organization’s Digital Health Technical Advisory Group, and a Distinguished Fellow at the World Economic Forum. Previously, Mr. Davis served as the president and Chief Executive Officer of PATH, a leading global health innovation organization from June 2012 to January 2020. Mr. Davis also served as the Director of Social Innovation at McKinsey & Company from 2010 to 2012. Mr. Davis served as the Chief Executive Officer of Corbis Corporation, a digital media pioneer from 1997 to 2007. Mr. Davis was an attorney at K&L Gates from 1988 to 1993. Mr. Davis received a B.A. in Religion and Politics from Princeton University, a M.A. in China Studies from the University of Washington, and a J.D. from Columbia University School of Law.

Kathryn Marinello serves as a director of AAC. Ms. Marinello is the Chief Executive Officer of PODS, a moving and storage company. From January 2017 to June 2020, Ms. Marinello was the President, Chief Executive Officer, and a member of the board of directors of Hertz Global Holdings, Inc., the parent company of the Hertz Corporation, which operates the Hertz, Dollar and Thrifty vehicle rental brands and is one of the largest worldwide vehicle rental companies. In May 2020, Hertz filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Bankruptcy Code primarily due to the impact of the COVID-19 pandemic. From 2014 to 2017, Ms. Marinello was a consultant to Ares Management LLC where she assisted in targeting and acquiring companies. Ms. Marinello also served as Chair, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsourcing service provider and a former Ares portfolio company from 2010 to March 2014. From 2006 to 2010, Ms. Marinello served as Chair, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services. From 1997 to 2006, Ms. Marinello held several senior roles at General Electric Co. Ms. Marinello currently serves as Chairperson of the board of directors of Concentrix Corporation (NASDAQ: CNXC), and as a member of the board of directors of AB Volvo. She previously served as a member of the boards of directors of The Nielsen Company B.V. from 2014 to 2017, General Motors Company (NYSE: GM) from 2007 to 2016, and RealPage, Inc. (NASDAQ: RP) from 2015 to 2017. Ms. Marinello holds a Masters of Business Administration from Hofstra University and a Bachelor of Arts from State University of New York at Albany.

Felicia Thornton serves as a director of AAC. Ms. Thornton serves as a director of Ares Acquisition Corporation II. She also currently serves as Chair of the board of directors of the parent entity of 99 Cents Only Stores LLC having previously held executive positions at 99 Cents Only Stores LLC, including Vice Chair from February 2018 to March 2023, Interim Chief Executive Officer from June 2019 to March 2020 and Chief Financial Officer and Treasurer from November 2015 to August 2018. Ms. Thornton currently serves as a member of the boards of directors of PACTIV Evergreen Inc., a fresh food packaging company, where she currently serves as the chair of the Audit Committee, Convergint Technologies Group L.P., a global independent security integration company, where she currently serves as the chair of the Audit Committee, CoolSys, Inc., a private refrigeration and HVAC servicing company, where she currently serves as chair of the Audit Committee and Floor & Decor Holdings, Inc., a specialty retailer of hard surface flooring and related accessories, where she currently serves as the chair of the Nominating and Corporate Governance Committee. Previously, Ms. Thornton served as Co-Chief Executive Officer, President and Chief Operating Officer for DeMoulas Super Market, Inc., (“DeMoulas”), a supermarket chain, from June 2014 to December 2014 and as the Chief Executive Officer of Knowledge Universe U.S., a private childhood education company, from 2006 to 2011. Ms. Thornton served as Chief Financial Officer and led overall strategy for Albertsons, a grocery and drugstore company, from 2001 to 2006. Ms. Thornton served in a variety of executive strategic and financial roles from 1992 to 2000 for Ralphs Grocery Company, Inc., a grocery store chain, and for Fred Meyer, a retail supermarket company, both of which eventually became part of The Kroger Company, a global retailer of grocery, multidepartment, discount, convenience and jewelry stores, where Ms. Thornton served as Group Vice President responsible for retail operations. Ms. Thornton has served as a member of the boards of directors of public and private companies, including Nordstrom, Inc., a luxury retailer, from November 2010 to May 2012 and for Knowledge Universe Education, Inc. from November 2006 to May 2012. Ms. Thornton is a fellow of the National Association of Corporate Directors and a member of the Latino Corporate Director Association. Ms. Thornton received a B.S. in Economics from Santa Clara University and an M.B.A. from the University of Southern California.

Executive Compensation and Director Compensation

None of our executive officers or directors have received any cash compensation from the company for services rendered to AAC. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and its liquidation, we agreed to pay the Sponsor for office space, utilities, secretarial and administrative support provided to AAC in the amount of $16,667 per month. The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. AAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, and their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on its behalf in connection with identifying and consummating an initial business combination.

Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by AAC to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination.

After the completion of the Transactions, directors or executive officers who remain with us may be paid consulting or management fees by New X-energy. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New X-energy to its directors or executive officers. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the AAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the AAC Board.

We do not intend to take any action to ensure that our directors and executive officers maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our directors and executive officer’s motivation in identifying or selecting a target business but we do not believe that the ability of our directors and executive officers to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Number and Terms of Office of Officers and Directors

The AAC Board consists of five members. The AAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual shareholder meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual shareholder meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of David B. Kaplan and Michael J Arougheti, will expire at our first annual shareholder meeting. The term of office of the second class of directors, consisting of Stephen Davis and Kathryn Marinello, will expire at Our second annual shareholder meeting. The term of office of the third class of directors, consisting of Felicia Thornton, will expire at our third annual shareholder meeting. We may not hold an annual meeting of shareholders until after we consummate our initial business combination.

Prior to the completion of an initial business combination, any vacancy on the AAC Board may be filled by a nominee chosen by holders of a majority of our Class B Ordinary Shares. Prior to the completion of an initial business combination, holders of a majority of our Class B Ordinary Shares may remove a member of the AAC Board for any reason. The provisions of the Cayman Constitutional Documents governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our Ordinary Shares who attend and vote at our shareholder meeting which shall include the affirmative vote of a simple majority of our Class B Ordinary Shares.

Our officers are appointed by the AAC Board and serve at the discretion of the AAC Board, rather than for specific terms of office. The AAC Board is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents as it deems appropriate. The Cayman Constitutional Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the AAC Board.

Director Independence

NYSE listing standards require that a majority of the AAC Board be independent. The AAC Board has determined that each of Stephen Davis, Kathryn Marinello and Felicia Thornton is an “independent director” as defined in NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the AAC Board

The AAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

Kathryn Marinello, Stephen Davis and Felicia Thornton serve as members of our audit committee. The AAC Board has determined that each of Kathryn Marinello, Stephen Davis and Felicia Thornton is independent under NYSE listing standards and applicable SEC rules. Felicia Thornton serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and the AAC Board has determined that each of Kathryn Marinello and Felicia Thornton qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
●	monitoring the independence of the independent registered public accounting firm;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	inquiring and discussing with our directors and executive officers our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
●	appointing or replacing the independent registered public accounting firm;
●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between our directors and executive officers and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
●	monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and
●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the AAC Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Kathryn Marinello, Stephen Davis and Felicia Thornton, and Stephen Davis serves as chairman of the nominating committee. The AAC Board has determined that each of Kathryn Marinello, Stephen Davis and Felicia Thornton is independent under NYSE listing standards.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the AAC Board. The nominating committee considers persons identified by its members, directors, executive officers, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter generally provides that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the AAC Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the AAC Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and also considers the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Kathryn Marinello, Stephen Davis and Felicia Thornton, and Kathryn Marinello serves as chairman of the compensation committee.

The AAC Board has determined that each of Kathryn Marinello, Stephen Davis and Felicia Thornton is independent under NYSE listing standards. The compensation committee is responsible for:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other Section 16 executive officers;
●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting our directors and executive officers in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is posted on our website and a copy will be provided without charge upon request from AAC. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

Directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Cayman Constitutional Documents or alternatively by shareholder approval at shareholder meetings.

Certain of our directors and executive officers currently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, including without limitation, Ares and the Ares funds or their current or former portfolio companies.

These funds may have overlapping investment objectives and potential conflicts may arise with respect to Ares’ decision regarding how to allocate investment opportunities among these funds. If any of our directors and executive officers becomes aware of a business combination opportunity that is suitable for a fund or entity to which such director or executive officer has then-current fiduciary or contractual obligations (including any Ares funds or their current or former portfolio companies, or another entity affiliated with one of our directors), then, subject to their fiduciary duties under Cayman Islands law, such person will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such fund or entity, before we can pursue such opportunity. If Ares, the Ares funds or other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. Investment ideas generated within or presented to Ares or our directors and executive officers may be suitable for both us and Ares, a current or future Ares fund or one or more of their portfolio companies and, subject to applicable fiduciary duties or contractual obligations, will first be directed to Ares, such fund, investment vehicle or portfolio company before being directed, if at all, to us. None of Ares or any of our directors and executive officers who are also employed by Ares or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware in their capacities as employees of Ares, its funds or their portfolio companies. However, we do not expect these duties or contractual obligations to materially affect our ability to complete the initial business combination. The Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity (including with respect to any business transaction that may involve another Ares entity) for any director or officer, on the one hand, and us, on the other.

We may, at its option, pursue an acquisition opportunity jointly with Ares, one or more parties affiliated with Ares, including without limitation, officers and affiliates of Ares or Ares funds, or investors in such Ares funds, or another entity affiliated with one of our directors. Any such party may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by borrowing from or issuing to such parties a class of equity or debt securities. The amount and other terms and conditions of any such joint acquisition or specified future issuance would be determined at the time thereof.

Our officers and directors are not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Moreover, our officers and directors including, our chief executive officer, David B. Kaplan, are and in the future will be required to commit time and attention to Ares and Ares funds. To the extent any conflict of interest arises between, on the one hand, us and, on the other hand, any of such entities (including arising as a result of certain of officers and directors being required to offer acquisition opportunities to such entities), Ares and its affiliated funds will resolve such conflicts of interest in their sole discretion in accordance with their then existing fiduciary, contractual and other duties and there can be no assurance that such conflict of interest will be resolved in our favor.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
David B. Kaplan	Ares Management Corporation(1)	Investment Management, Various	Director, Co-Founder
	Number Holdings, Inc.	Retail	Director
	CHWR Group GP LLC	Restaurant & Hospitality	Director
	MYT Netherlands Parent B.V	Retail	Director
	Cedars-Sinai Medical Center	Non-profit	Director
	Ares Acquisition Corporation II	Blank Check Company	Co-Chairman of the Board of Directors
Michael J Arougheti	Ares Management Corporation(1)	Investment Management, Various	Director, Co-Founder President, Chief Executive Officer
	Ares Commercial Real Estate Corporation	Investment Management	Director
	Ares Capital Corporation	Investment Management	Co-Chairman
	Operation HOPE	Non-profit	Director
	Ares Acquisition Corporation II	Blank Check Company	Co-Chairman of the Board of Directors
Jarrod Phillips	Ares Management Corporation(1)	Investment Management, Various	Chief Financial Officer
	School on Wheels	Non-profit	Director
	Ares Acquisition Corporation II	Blank Check Company	Chief Financial Officer
Allyson Satin	Ares Management Corporation(1)	Investment Management, Various	Partner
	Number Holdings, Inc.	Retail	Director
	Ares Acquisition Corporation II	Blank Check Company	Chief Operating Officer
Peter Ogilvie	Ares Management Corporation(1)	Investment Management, Various	Partner
	LightPoint Financial Technology	Technology	Director
	Ares Australia Management	Investment Management	Director
	Ares Acquisition Corporation II	Blank Check Company	Executive Vice President of Strategy
Stephen Davis	McKinsey & Company	Consulting	Senior Advisor
	Council on Foreign Relations	Non-profit	Member
	Stanford University Graduate School of Business	Education	Lecturer
Kathryn Marinello	PODS	Storage	Chief Executive Officer
	Concentrix Corporation	Technology	Chairperson; Director
	AB Volvo	Automotive	Director
Felicia Thornton	Number Holdings, Inc.	Retail	Chair
	Floor & Decor Holdings, Inc.	Retail	Director
	Convergint Technologies Group, L.P.	Technology	Director
	CoolSys, Inc.	Service	Director
	PACTIV Evergreen, Inc.	Packaging	Director
	Ares Acquisition Corporation II	Blank Check Company	Director
(1)	Includes certain of its funds and other affiliates, including portfolio companies.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.
●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	The Sponsor subscribed for AAC Class B Ordinary Shares prior to the date of the IPO and purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of the IPO.
●	The Sponsor and each of our directors and executive officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their AAC Class B Ordinary Shares and Public Shares in connection with (i) the completion of our initial business combination; and (ii) a shareholder vote to approve an amendment to the Cayman Constitutional Documents (A) that would modify the substance or timing of our obligation to provide holders of AAC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents; or (B) with respect to any other provision relating to the rights of holders of AAC Class A Ordinary Shares. Additionally, the Sponsor agreed to waive its rights to liquidating distributions from the Trust Account with respect to its AAC Class B Ordinary Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not consummate an initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described in this proxy statement/prospectus, the Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their AAC Class B Ordinary Shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of AAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. The Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
●	The Sponsor and our directors or executive officers or any of their affiliates may make additional investments in us in connection with our initial business combination, although they are under no obligation to do so. If the Sponsor or any of its affiliates (including, without limitation, any Ares funds or their portfolio companies) elect to make additional investments or provide financing, such proposed transactions could influence the Sponsor’s motivation to complete our initial business combination. Ares and its affiliates and certain of the Ares funds engage in the business of originating, underwriting, syndicating, acquiring and trading loans and debt securities of corporate and other borrowers, and may provide or participate in any debt financing arrangement in connection with any acquisition, financing or disposition of any target business that we may make.
●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. Our directors and officers or Ares or its affiliates may sponsor, form or participate in other blank check companies similar to our during the period in which we are seeking an initial business combination. Funds managed by Ares may have provided debt to companies we pursue and such debt may or may not be paid off in connection with a potential business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates and the director and officer teams.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or an independent accounting firm, that such initial business combination is fair to AAC from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on the NYSE, we pay the Sponsor for office space, utilities, secretarial and administrative support provided to us in the amount of $16,667 per month.

We cannot assure you that any of the above-mentioned conflicts will be resolved in favor of AAC.

In the event that we submit our initial business combination to our Public Shareholders for a vote, the Sponsor, and our directors and executive officers have agreed to vote their Class B Ordinary Shares and any Public Shares purchased during or after the IPO in favor of our initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AAC

The following discussion and analysis of the financial condition and results of operations of Ares Acquisition Corporation (for purposes of this section, “Ares Acquisition,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Ares Acquisition included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Ares Acquisition’s current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company formed on January 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional ordinary shares in connection with a business combination:

●	may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in the AAC Class B Ordinary Shares resulted in the issuance of AAC Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the AAC Class B Ordinary Shares;
●	may subordinate the rights of holders of AAC Class A Ordinary Shares if preference shares are issued with rights senior to those afforded AAC Class A Ordinary Shares;
●	could cause a change in control if a substantial number of AAC Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
●	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;
●	may adversely affect prevailing market prices for AAC Units, AAC Class A Ordinary Shares or AAC Warrants; and
●	may not result in adjustment to the exercise price of AAC Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
●	our inability to pay dividends on AAC Class A Ordinary Shares;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on AAC Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation or prevailing interest rates;
●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt; and
●	other purposes and other disadvantages compared to our competitors who have less debt.

As of March 31, 2023, we had approximately $91,000 in our operating bank account. Further, we expect to continue to incur significant costs in the pursuit of an initial business combination. We cannot assure you that our plans to complete the Business Combination will be successful.

Trends Affecting Our Business

We continue to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the conflict in Ukraine and the surrounding region. We have concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on our financial position, results of operations and/or ability to complete an initial business combination, we cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Results of Operations

Our entire activity since inception through March 31, 2023 relates to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on investments. We expect to incur increased expenses as a result of being a public company for legal, financial reporting, accounting and auditing compliance, as well as for due diligence expenses.

We classify the warrants issued in connection with the IPO and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statements of operations.

For the three months ended March 31, 2023, we had net loss of $10,338,862, which consisted of a change in the fair value of warrant liabilities of $14,617,400 and general and administrative costs of $3,910,654 offset by investment income earned on investments held in Trust Account of $8,189,192.

For the three months ended March 31, 2022, we had net income of $17,063,156, which consisted of a change in the fair value of warrant liabilities of $17,146,154 and investment income earned on investments held in Trust Account of $330,519, offset by general and administrative costs of $413,517.

Going Concern Considerations; Liquidity and Capital Resources

As of March 31, 2023, we had approximately $91,000 in our operating bank account and working capital deficit of approximately $15.8 million.

Our liquidity needs to date have been satisfied through (i) a contribution of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the AAC Class B Ordinary Shares, (ii) a loan of $278,085 which we repaid in full on

February 4, 2021, (iii) proceeds from the consummation of the private placement not held in the Trust Account, and (iv) a working capital loan agreement with the Sponsor (the “Working Capital Loan”), pursuant to which AAC may borrow up to $2,500,000 (see Note 4). As of March 31, 2023, there was $2,100,000 outstanding under the Working Capital Loan.

In connection with our assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-2015, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the extended mandatory liquidation, as approved on February 2, 2023, and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern through August 4, 2023, the extended mandatory liquidation date of the Company, if it is unsuccessful in consummating an initial business combination prior to such date. However, we have access to funds from the Sponsor that are sufficient to fund our working capital needs until a potential business combination or up to the extended mandatory liquidation.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations, off-balance sheet arrangements or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $16,667 for general and administrative services including office space, utilities, secretarial and administrative support. This arrangement will terminate upon completion of our initial business combination or the distribution of the Trust Account to the Public Shareholders.

In addition, we entered into certain arrangements with third-party advisors, including the following:

The underwriters are entitled to a deferred fee of $35.0 million. The deferred fee will be waived by the underwriters in the event that we do not complete an initial business combination, subject to the terms of the underwriting agreement.

We entered into a fee arrangement with certain service providers pursuant to which certain transaction fees and service fees will become payable only if we consummate the proposed Business Combination. If the proposed Business Combination with X-energy does not occur, we will not be required to pay these contingent fees. As of March 31, 2023, the amount of these contingent fees with the service providers was approximately $13.2 million.

We have entered into a fee arrangement with two capital markets advisors pursuant to which we will pay to each capital markets advisor an incentive fee of $2,250,000 so long as the sum of any funds raised in a securities private placement plus the funds raised in X-energy’s interim financing transactions plus funds in the Trust Account exceed $500,000,000, and if we consummate the proposed Business Combination with X-energy.

Additionally, we have entered into a fee arrangement with placement agents pursuant to which certain placement fees ranging from 2.25% to 4.5% of funds raised in a private placement transaction (net of proceeds invested by affiliates of the Company or the Sponsor), will become payable only if we consummate the proposed Business Combination with X-energy.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

AAC Class A Ordinary Shares Subject to Possible Redemption

We account for AAC Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” AAC Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable AAC Class A Ordinary Shares (including AAC Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, AAC Class A Ordinary Shares are classified as shareholders’ equity. AAC Class A Ordinary Shares features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 46,997,081 and 100,000,000 AAC Class A Ordinary Shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of our balance sheets. We recognize changes in redemption value immediately as they occur and adjusts the carrying value of the AAC Class A Ordinary Shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as AAC Class A Ordinary Shares and AAC Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding during the period. Accretion associated with the redeemable shares of AAC Class A Ordinary Shares is excluded from earnings per shares as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the Public Warrants issued in connection with the IPO and the sale of the Private Placement Warrants, because the exercise of the warrants is contingent upon the occurrence of future events.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We account for our 20,000,000 Public Warrants and 15,333,333 Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the AAC’s unaudited condensed statements of operations. The Public Warrants issued in connection with the IPO were initially measured at fair value using a modified Black-Scholes model and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model and subsequently measured using an observable market quote for a similar asset in an active market.

Recent Accounting Pronouncements

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As of March 31, 2023 and December 31, 2022, we were not subject to any market or interest rate risk. Following the consummation of the IPO, the net proceeds of the IPO, including amounts in the Trust Account, have been invested in U.S. government treasury obligations with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. government securities. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

DESCRIPTION OF NEW X-ENERGY’S SECURITIES

The following summary sets forth the material terms of the New X-energy’s securities following the completion of the Proposed Transaction. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex C to this proxy statement/prospectus, and the Proposed By-Laws, a form of which is attached as Annex D to this proxy statement/prospectus. We urge you to read the Proposed Certificate of Incorporation and Proposed By-Laws in their entirety for a complete description of the rights and preferences of New X-energy’s securities following the Business Combination.

Certain provisions of the Proposed Certificate of Incorporation and Proposed By-Laws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New X-energy Common Stock.

General

The Proposed Certificate of Incorporation will authorize the issuance of            shares, consisting of:

●	shares of Class A Common Stock, par value $0.0001 per share (“New X-energy Class A Common Stock”);
●	shares of Class B Common Stock, par value $0.0001 per share (“New X-energy Class B Common Stock”);
●	shares of Class C Common Stock, par value $0.0001 per share (“New X-energy Class C Common Stock”);
●	shares of Class D Common Stock, par value $0.0001 per share (“New X-energy Class D Common Stock”; and, together with the New X-energy Class A Common Stock, New X-energy Class B Common Stock and New X-energy Class C Common Stock, the “New X-energy Common Stock”); and
●	shares of preferred stock, par value $0.0001 per share (“New X-energy Preferred Stock”).

Except as otherwise required by the Proposed Certificate of Incorporation, the holders of shares of New X-energy Class A Common Stock, New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock shall vote together as a single class (or, if any holders of shares of New X-energy Preferred Stock are entitled to vote together with the holders of New X-energy Class A Common Stock, New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock, as a single class with such holders of New X-energy Preferred Stock) on all matters submitted to a vote of stockholders of New X-energy.

Common Stock

New X-energy Class A Common Stock

Voting rights. Each holder of New X-energy Class A Common Stock is entitled to one vote for each share of New X-energy Class A Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of New X-energy Class A Common Stock, whether voting separately as a class or otherwise.

Dividend rights. Subject to applicable law and the rights and preferences of any holders of any outstanding series of New X-energy Preferred Stock or any class or series of stock having a preference over or the right to participate with the New X-energy Class A Common Stock with respect to the payment of dividends, holders of New X-energy Class A Common Stock, as such, shall be entitled to the payment of dividends on the New X-energy Class A Common Stock when, as and if declared by the New X-energy Board in accordance with applicable law.

The payment of future dividends on the shares of New X-energy Class A Common Stock will depend on the financial condition of New X-energy after the completion of the Business Combination, and subject to the discretion of the New X-energy Board. There can be no guarantee that cash dividends will be declared. The ability of New X-energy to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by New X-energy or any of its subsidiaries from time to time.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the affairs of New X-energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New X-energy and after making provisions for preferential and other amounts, if any, to which the holders of New X-energy Preferred Stock or any class or series of stock having a preference over or the right to participate with the New X-energy Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of New X-energy available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of New X-energy Common Stock in proportion to the number of shares held by each such stockholder.

Other rights. The holders of New X-energy Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the New X-energy Class A Common Stock. The rights, preferences and privileges of holders of the New X-energy Class A Common Stock will be subject to those of the holders of any shares of the New X-energy Preferred Stock that New X-energy may issue in the future.

New X-energy Class B Common Stock

Voting rights. Each holder of New X-energy Class B Common Stock is entitled to one vote for each share of New X-energy Class B Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of New X-energy Class B Common Stock, whether voting separately as a class or otherwise.

Dividend rights. Other than in connection with a dividend declared by the New X-energy Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the New X-energy Class B Common Stock and the holders of shares of New X-energy Class B Common Stock shall have no right to receive dividends in respect of such shares of New X-energy Class B Common Stock.

Rights upon liquidation. Each holder of shares of New X-energy Class B Common Stock shall be entitled to receive $0.0001 per share of New X-energy Class B Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of New X-energy Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of New X-energy.

Permitted ownership. From and after the effectiveness of the Proposed Certificate of Incorporation (the “Charter Effective Time”), shares of New X-energy Class B Common Stock may be issued only to, and registered only in the name of, the X-energy Members, their respective successors and assigns and their respective permitted transferees (the X-energy Members, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class B Owners”), and the aggregate number of shares of New X-energy Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of X-energy OpCo Common Units held of record at such time by such Permitted Class B Owner under the Fifth A&R Operating Agreement.

New X-energy Class C Common Stock

Voting rights. Each holder of New X-energy Class C Common Stock and New X-energy Class D Common Stock is entitled to ten votes for each share of New X-energy Class C Common Stock and New X-energy Class D Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of New X-energy Class C Common Stock, whether voting separately as a class or otherwise.

Dividend rights. Other than in connection with a dividend declared by the New X-energy Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the New X-energy Class C Common Stock and the holders of shares of New X-energy Class C Common Stock shall have no right to receive dividends in respect of such shares of New X-energy Class C Common Stock.

Rights upon liquidation. Each holder of shares of New X-energy Class C Common Stock shall be entitled to receive $0.0001 per share of New X-energy Class C Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of New X-energy Class C Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of New X-energy.

Permitted ownership. From and after the Charter Effective Time, shares of New X-energy Class C Common Stock may be issued only to, and registered only in the name of, the Founder, his respective successors and assigns and his respective permitted transferees (the Founder, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class C Owners”), and the aggregate number of shares of New X-energy Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of X-energy OpCo Common Units held of record at such time by such Permitted Class C Owner under the Fifth A&R Operating Agreement.

New X-energy Class D Common Stock

Voting rights. Each holder of New X-energy Class D Common Stock is entitled to ten votes for each share of New X-energy Class D Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of New X-energy Class D Common Stock, whether voting separately as a class or otherwise.

Dividend rights. Subject to applicable law and the rights and preferences of any holders of any outstanding series of New X-energy Preferred Stock or any class or series of stock having a preference over or the right to participate with the New X-energy Class D Common Stock with respect to the payment of dividends, holders of New X-energy Class D Common Stock, as such, shall be entitled to the payment of dividends on the New X-energy Class D Common Stock when, as and if declared by the New X-energy Board in accordance with applicable law.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the affairs of New X-energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New X-energy and after making provisions for preferential and other amounts, if any, to which the holders of New X-energy Preferred Stock or any class or series of stock having a preference over or the right to participate with the New X-energy Class D Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of New X-energy available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of New X-energy Common Stock in proportion to the number of shares held by each such stockholder.

Permitted ownership. From and after the Charter Effective Time, shares of New X-energy Class D Common Stock may be issued only to, and registered only in the name of, the Founder, his respective successors and assigns and their respective permitted transferees (collectively, the “Permitted Class D Owners”).

Conversion of New X-energy Class B Common Stock, New X-energy Class C Common Stock and New X-energy Class D Common Stock

Conversion upon transfer. A holder of New X-energy Class B Common Stock or New X-energy Class C Common Stock may surrender shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock to New X-energy for cancellation for no consideration at any time. Following the surrender or other acquisition of any shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock to or by New X-energy, New X-energy will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by New X-energy.

A holder of New X-energy Class B Common Stock or New X-energy Class C Common Stock may transfer or assign shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a permitted transferee of such holder or to a non-permitted transferee with the approval in advance and in writing by New X-energy, and only if such holder also simultaneously transfers, in each case, an equal number of such holder’s X-energy OpCo Common Units to such permitted transferee or such non-permitted transferee, as applicable, in compliance with the Fifth A&R Operating Agreement.

The New X-energy Board (including a majority of the directors who are disinterested with respect to the relevant transaction serving on the New X-energy Board at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures not inconsistent with the provisions described for determining whether any transfer or acquisition of shares of New X-energy Class B Common Stock or New X-energy Class C Common Stock would violate the restrictions described and for the orderly application, administration and implementation of the provisions of the Proposed Certificate of Incorporation.

Voluntary conversion. Each one share of New X-energy Class C Common Stock shall be convertible into one share of New X-energy Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of New X-

energy. Each one share of New X-energy Class D Common Stock shall be convertible into one share of New X-energy Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of New X-energy. Shares of New X-energy Class C Common Stock or New X-energy Class D Common Stock that are converted into shares of New X-energy Class B Common Stock or New X-energy Class A Common Stock, as applicable, as provided in the Proposed Certificate of Incorporation shall be retired and may not be reissued.

Automatic conversion. On the earliest to occur of: (i) the date that is ten years from the date of the Proposed Certificate of Incorporation and (ii) the first date on which the Permitted Class C Owners and Class D Owners cease to own, in the aggregate, at least 25.0% of the number of shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock issued and held by the Permitted Class C Owners and Class D Owners immediately following the Charter Effective Time (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) (such date, the “Automatic Conversion Date”), each outstanding share of New X-energy Class C Common Stock shall automatically, without any further action by New X-energy or any stockholder, convert into one fully paid and nonassessable share of New X-energy Class B Common Stock and each outstanding share of the New X-energy Class D Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of New X-energy Class A Common Stock. Following such conversion, the reissuance of such shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock shall be prohibited, and such shares of New X-energy Class C Common Stock and New X-energy Class D Common Stock shall be retired and cancelled in accordance with the applicable provisions of the DGCL, and upon such retirement and cancellation, all references to New X-energy Class C Common Stock and New X-energy Class D Common Stock in the Proposed Certificate of Incorporation shall be eliminated.

Preferred Stock

New X-energy Preferred Stock

The Proposed Certificate of Incorporation will authorize the board of directors of New X-energy to establish one or more series of New X-energy Preferred Stock. Unless required by law or any stock exchange, the authorized shares of New X-energy Preferred Stock will be available for issuance without further action by the holders of New X-energy Common Stock.

The New X-energy Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New X-energy Preferred Stock. The issuance of New X-energy Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New X-energy without further action by the stockholders. Additionally, the issuance of New X-energy Preferred Stock may adversely affect the holders of the New X-energy Common Stock by restricting dividends on the New X-energy Common Stock, diluting the voting power of the New X-energy Common Stock or subordinating the liquidation rights of the New X-energy Common Stock. As a result of these or other factors, the issuance of New X-energy Preferred Stock could have an adverse impact on the market price of the New X-energy Common Stock.

Series A Preferred Stock

If issued, the Series A Preferred Stock will have the following terms:

Voting rights.  The Series A Preferred Stock will vote together with the common stock of New X-energy on all matters and not as a separate class (except as specifically provided in this proxy statement/prospectus or as otherwise required by law) on an as-converted basis.

Dividend rights.  Dividends will accrue on a quarterly basis at a rate equal to 8.00% per annum, whether or not declared, and such dividends will accrue daily and compound on a quarterly basis, unless paid in cash. The Series A Preferred Stock will also fully participate, on an as-converted basis, in any cash dividends paid to holders of Company common stock.

Liquidation preference.  The Series A Preferred Stock will have a liquidation preference equal to the greater of (i) $1,000.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends, and (ii) the amount with respect to which the holder of such share of Series A Preferred Stock would have been entitled to receive at the time of liquidation if the Series A Preferred Stock were converted into New X-energy Class A Common Stock.

Voluntary conversion. The PIPE Investor may at any time convert all or a portion of the Series A Preferred Stock into New X-energy Class A Common Stock. Each share of Series A Preferred Stock will be convertible into a number of shares of New X-energy Class A Common Stock equal to the Stated Value of such share of Series A Preferred Stock plus Accrued Dividends thereon divided by the Conversion Price. The Conversion Price will be $10.00 per share, subject to customary anti-dilution adjustments.

Mandatory Conversion. If at any time after the two-year anniversary of the closing of the Business Combination, the closing price of the New X-energy Class A Common Stock exceeds $12.50 per share for each of the 75 trading days within a 90 consecutive trading day period, New X-energy will be entitled to convert all (but not less than all) of the then-outstanding shares of Series A Preferred Stock into a number of shares of New X-energy Class A Common Stock equal to the Stated Value of such shares plus Accrued Dividends thereon, divided by the Conversion Price.

Redemption at the option of the PIPE Investor. At any time after the seven-year anniversary of the closing of the Business Combination, the PIPE Investor may require New X-energy to redeem any or all of the then-outstanding shares of Series A Preferred Stock for cash consideration equal to the Stated Value, plus Accrued Dividends.

Other rights. The terms of the Series A Preferred Stock are expected to include customary covenants for preferred equity, including limitations on additional preferred equity issuances, convertible debt issuances and the payments of dividends. The PIPE Investor will receive customary demand, piggyback and shelf registration rights pertaining to the shares of New X-energy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock.

Warrants

Prior to the Domestication, pursuant to the Cayman Constitutional Documents, each AAC Class B Ordinary Share then issued and outstanding will automatically convert, on a one-for-one basis, into one AAC Class A Ordinary Share. In connection with the Domestication: (a) each of the then issued and outstanding AAC Class A Ordinary Shares will convert, on a one-for-one basis, into one share of New X-energy Class A Common Stock; (b) each of the then issued and outstanding warrants representing the right to purchase one AAC Class A Ordinary Share will convert automatically into a warrant to acquire one share of New X-energy Class A Common Stock on the same terms as the AAC Warrants; and (c) each of the then issued and outstanding units of AAC will be canceled and each holder will be entitled to one share of New X-energy Class A Common Stock and one-fifth of one New X-energy Warrant. No fractional New X-energy Warrants will be issued upon such cancellation.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law

The provisions of the Proposed Certificate of Incorporation, the Proposed By-Laws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New X-energy Class A Common Stock.

The Proposed Certificate of Incorporation and Proposed By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New X-energy Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

●	Authorized but Unissued Capital Stock. Our authorized but unissued shares of New X-energy Common Stock and New X-energy Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of New X-energy Common Stock and New X-energy Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.
●	Director Designees; Classes of Directors. Pursuant to the Proposed Certificate of Incorporation, the directors of New X-energy will be divided into three classes, with each class serving staggered three year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
●	No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of New X-energy Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.
●	Quorum. The Proposed By-Laws will provide that at any meeting of the New X-energy Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.
●	Action by Written Consent. The Proposed Certificate of Incorporation provides that, for so long as New X-energy qualifies as a controlled company (as defined in Section 303A of NYSE rules), any action required or permitted to be taken by the stockholders of New X-energy may be effected by the consent in writing of the holders of outstanding capital stock of New X-energy having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date New X-energy ceases to qualify as a controlled company, any action required or permitted to be taken by the stockholders of New X-energy must be effected at a duly called annual or special meeting of the stockholders of New X-energy (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of New X-energy Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of New X-energy Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of New X-energy Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to New X-energy in accordance with the applicable provisions of the DGCL.
●	Special Meetings of Stockholders. Subject to the special rights of the holders of one or more series of New X-energy Preferred Stock, special meetings of the stockholders of New X-energy may be called, for any purpose or purposes, at any time only by or at the direction of (i) the board of directors, the chairperson of the board of directors, the chief executive officer or president, and (ii) for so long as New X-energy is a controlled company (as defined above), by the secretary of New X-energy at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of New X-energy. Subject to the special rights of the holders of one or more series of New X-energy Preferred Stock, from and after the date New X-energy ceases to qualify as a controlled company, special meetings of the stockholders of New X-energy may not be called by the stockholders of New X-energy or any other person.
●	Advance Notice Procedures. The Proposed By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors of New X-energy to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors of New X-energy or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of New X-energy timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New X-energy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors and officers’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New X-energy and its stockholders, through stockholders’ derivative suits on New X-energy’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from such person’s actions as a director or officer.

The Proposed By-Laws provide that New X-energy must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. New X-energy is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. New X-energy believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed By-Laws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New X-energy and its stockholders. Your investment may be adversely affected to the extent New X-energy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New X-energy believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New X-energy’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, New X-energy has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of AAC’s or X-energy’s respective directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of New X-energy Common Stock will be      .

Listing

Pursuant to the terms of the Business Combination Agreement, AAC is required to cause the New X-energy Class A Common Stock issued in the Domestication to be approved for listing on the NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, New X-energy Class A Common Stock and New X-energy Warrants will be listed, subject to NYSE approval, under the proposed symbols “XE” and “XEW,” respectively. We may not have received confirmation from the NYSE of approval of the listing of the New X-energy Class A Common Stock and New X-energy Warrants at the time of our extraordinary general meeting or prior to the Closing, and it is possible that the listing condition to the Closing may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived. In such event, the New X-energy securities may not be listed on any nationally recognized securities exchange.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to AAC regarding (i) the beneficial ownership of AAC Ordinary Shares as of March 31, 2023 (pre-Business Combination) and (ii) the expected beneficial ownership following the Closing (post-Business Combination) of New X-energy Common Stock (assuming a “no redemption” scenario and a “maximum redemption” scenario as described below) by:

●	each of AAC’s current executive officers and directors, and all executive officers and directors of AAC as a group, in each case pre-Business Combination;
●	each person who will become a named executive officer or director of New X-energy, and all executive officers and directors of New X-energy as a group, in each case post-Business Combination;
●	each person who is known to be the beneficial owner of more than five percent of a class of AAC Ordinary Shares pre-Business Combination; and
●	each person who is expected to be the beneficial owner of more than five percent of a class of New X-energy Common Stock post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, AAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of AAC Ordinary Shares pre-Business Combination is based on 46,997,081 AAC Class A Ordinary Shares and 25,000,000 Founder Shares issued and outstanding as of March 31, 2023.

The expected beneficial ownership of New X-energy Common Stock post-Business Combination assumes two scenarios: (i) no Public Shares are redeemed and, (ii) the maximum number of 46,997,081 Public Shares are redeemed. Based on the foregoing assumptions, we have estimated that there would be 77,961,902 shares of New X-energy Class A Common Stock, 16,724,642 shares of New X-energy Class B Common Stock, 130,939,935 shares of New X-energy Class C Common Stock and 6,500,000 shares of New X-energy Class D Common Stock issued and outstanding in the “no redemption” scenario and 28,306,782 shares of New X-energy Class A Common Stock, 16,724,642 shares of New X-energy Class B Common Stock, 130,939,935 shares of New X-energy Class C Common Stock and 6,500,000 shares of New X-energy Class D Common Stock issued and outstanding in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

						After Business Combination
	Before Business Combination					No Redemptions									Maximum Redemptions
						Number		Number		Number		Number			Number		Number		Number		Number
						of		of		of		of			of		of		of		of
	Number		Number			shares		shares		shares		shares			shares		shares		shares		shares
	of		of			of New		of New		of New		of New		%	of New		of New		of New		of New		%
	AAC		AAC			X-energy		X-energy		X-energy		X-energy		of	X-energy		X-energy		X-energy		X-energy		of
	Class A		Class B			Class A		Class B		Class C		Class D		Total	Class A		Class B		Class C		Class D		Total
Name and Address	Ordinary		Ordinary			Common		Common		Common		Common		Voting	Common		Common		Common		Common		Voting
of Beneficial Owner(1)	Shares	%	Shares(2)%			Stock	%	Stock	%	Stock	%	Stock	%	Power	Stock	%	Stock	%	Stock	%	Stock	%	Power
Directors and Executive Officers of AAC Before the Business Combination
David B. Kaplan	—	—	—	(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael J Arougheti	—	—	—	(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jarrod Phillips	—	—	—	(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Allyson Satin	—	—	—	(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Peter Ogilvie	—	—	—	(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stephen Davis	—	—	50,000		*	10,259	*	—	—	—	—	—	—	*	4,943	*	—	—	—	—	—	—	*
Kathryn Marinello	—	—	50,000		*	10,259	*	—	—	—	—	—	—	*	4,943	*	—	—	—	—	—	—	*
Felicia Thornton	—	—	50,000		*	10,259	*	—	—	—	—	—	—	*	4,943	*	—	—	—	—	—	—	*
All Directors and Executive Officers as a Group (8 individuals)	—	—	150,000		*	30,777	*	—	—	—	—	—	—	*	14,829	*	—	—	—	—	—	—	*
Directors and Executive Officers of New X-energy After the Business Combination
Kamal Ghaffarian	—	—	—		—	—	—	—	—	130,939,935	100.0%	6,500,000	100%	93.6%	—	—	—	—	130,939,935	100%	6,500,000	100%	96.8%
J. Clay Sell	—	—	—		—	1,619,849	2.1%	—	—	—	—	—	—	*	1,619,849	5.7%	—	—	—	—	—	—	*
Edward Sonnenschein	—	—	—		—	78,755	*	—	—	—	—	—	—	*	78,755	*	—	—	—	—	—	—	*
Michael J. Wallace	—	—	—		—	78,755	*	—	—	—	—	—	—	*	78,755	*	—	—	—	—	—	—	*
Mark J. Mize	—	—	—		—	367,525	*	—	—	—	—	—	—	*	367,525	1.3%	—	—	—	—	—	—	*
Thomas Nixon	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Steven L. Miller	—	—	—		—	428,977	*	—	—	—	—	—	—	*	428,977	1.5%	—	—	—	—	—	—	*
Peter Pappano	—	—	—		—	453,557	*	—	—	—	—	—	—	*	453,557	1.6%	—	—	—	—	—	—	*
Wallis Fournier	—	—	—		—	163,656	*	—	—	—	—	—	—	*	163,656	*	—	—	—	—	—	—	*
Kathleen Hyle	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
David B. Kaplan	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Allyson Satin	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Christopher F. Ginther	—	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Harlan Bowers	—	—	—		—	777,527	*	—	—	—	—	—	*	—	777,527	2.7%	—	—	—	—	—	—	*

All Directors and Executive Officers as a Group (14 individuals)	—	—	—		—	3,968,601	5.1%	—	—	130,939,935	100.0%	6,500,000	100.0%	93.8%	3,968,601	14.0%	—	—	130,939,935	100%	6,500,000	100%	97.1%
Five Percent Holders
Ares Acquisition Holdings LP(3)(4)	—	—	24,850,000		99.4%	5,098,700	6.5%	—	—	—	—	—	—	*	2,456,609	8.7%	—	—	—	—	—	—	*
Glazer Capital, LLC(5)	12,965,873	27.6%	—		—	12,965,873	16.6%	—	—	—	—	—	—	*	—	—	—	—	—	—	—	—	—
Aristeia Capital, L.L.C.(6)	8,279,018	17.6%	—		—	8,279,018	10.6%	—	—	—	—	—	—	*	—	—	—	—	—	—	—	—	—
*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following is c/o Ares Acquisition Corporation, 245 Park Avenue, 44th Floor, New York, New York 10167.
(2)	Interests shown consist solely of AAC Class B Ordinary Shares. Such shares will automatically convert on a one-for-one basis into AAC Class A Ordinary Shares at the time of our Business Combination.
(3)	Ares Acquisition Holdings L.P. (our Sponsor) is a Cayman Islands exempted limited partnership managed by affiliates of Ares. Ares Acquisition Holdings is the general partner of our Sponsor. Ares Investment Holdings LLC is the sole shareholder of Ares Acquisition Holdings. Ares Investment Holdings LLC is an indirect subsidiary of Ares Management Corporation (“Ares”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares (the “Ares Class C Common Stock”). Pursuant to Ares’ Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners”). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over the Board Members’ decisions. Assuming the conversion of the Series A Preferred Stock into New X-energy Class A Common Stock at $10.00 per share immediately following the Closing, the ownership percentage of AAC Holdings II LP, an affiliate of Ares (the “PIPE Investor”), would be 8.7%, assuming no redemptions, and 7.1%, assuming maximum redemptions.
(4)	Does not include any shares indirectly owned by this individual as a result of his partnership interest in our Sponsor.

(5)	Based on information provided by Glazer Capital, LLC (“Glazer Capital”) on Schedule 13G, filed with the SEC on January 10, 2023. As of December 31, 2022, Glazer Capital, certain funds and managed accounts to which Glazer Capital serves as investment manager and Mr. Paul Glazer, who serves as the Managing Member of Glazer Capital, reported aggregate beneficial ownership of 12,965,873 shares of our Class A Ordinary Shares with sole voting power over 0 shares, shared voting power over 12,965,873 shares, sole dispositive power over 0 shares and shared dispositive power over 12,965,873 shares. The principal business address of the foregoing entities and individual is 250 West 55th Street, Suite 30A, New York, New York 10019.
(6)	Based on information provided by Aristeia Capital, L.L.C. (“Aristeia Capital”) on Schedule 13G/A, filed with the SEC on February 13, 2023. As of December 31, 2022, Aristeia Capital, as the investment manager of, with voting and investment control with respect to the Class A Ordinary Shares held by, one or more private investment funds, reported aggregate beneficial ownership of 8,279,018 shares of the Class A Ordinary Shares with sole voting power over 8,279,018 shares, shared voting power over 0 shares, sole dispositive power over 8,279,018 shares and shared dispositive power over 0 shares. The principal business address of Aristeia Capital is One Greenwich Plaza, 3rd Floor Greenwich, CT 06830.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AAC Related Party Transactions

AAC Class B Ordinary Shares

On June 5, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of AAC in consideration of AAC Class B Ordinary Shares. On January 13, 2021, the Sponsor transferred 50,000 AAC Class B Ordinary Shares to each of AAC’s independent directors. These 150,000 AAC Class B Ordinary Shares were not subject to forfeiture in the event the underwriters’ over-allotment was not exercised. The Sponsor had agreed to forfeit up to 3,262,500 AAC Class B Ordinary Shares to the extent that the underwriters’ over-allotment option was not exercised in full so that the AAC Class B Ordinary Shares would represent, on an as-converted basis, 20% of AAC’s issued and outstanding shares after the IPO. Through February 4, 2021, AAC effectuated share recapitalizations resulting in the Sponsor (and its permitted transferees) holding an aggregate of 25,012,500 AAC Class B Ordinary Shares. On February 4, 2021, the underwriters partially exercised their over-allotment option; thus, 12,500 shares of AAC Class B Ordinary Shares were forfeited. The AAC Class B Ordinary Shares will automatically convert on a one-for-one basis into AAC Class A Ordinary Shares upon the Closing or another initial business combination on a one-for-one basis, subject to certain adjustments.

Pursuant to the agreement between the parties, the Sponsor and AAC’s officers and directors agreed not to transfer, assign or sell any of the AAC Class B Ordinary Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the Closing or another initial business combination, or (ii) subsequent to the Closing or another initial business combination, (a) if the last reported sale price of AAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or another initial business combination, or (b) subsequent to the Business Combination or another initial business combination, the date on which AAC completes a liquidation, merger, share exchange or other similar transaction which results in all of AAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. However, in connection with the Business Combination, this provision of the letter agreement will be superseded by the Sponsor Lock-Up Agreement, pursuant to which the AAC Support Parties and their respective permitted assigns will agree not to, without the prior written consent of the New X-energy Board, transfer the shares of New X-energy Class A Common Stock or New X-energy Warrants received upon conversion of the Founder Shares and AAC Warrants prior to the date that is twelve months after the Closing Date.

Private Placement Warrants

Simultaneously with the closing of the IPO, AAC consummated the Private Placement of 15,333,333 Private Placement Warrants, including 1,733,333 additional Private Placement Warrants to cover over allotments, for an aggregate purchase price of $23.0 million, in a private placement to the Sponsor. Each Private Placement Warrant is exercisable to purchase one share of AAC Class A Ordinary Shares at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If AAC does not complete the Business Combination, complete an alternative initial business combination by August 4, 2023, or such earlier date as the AAC Board may approve in accordance with the Cayman Constitutional Documents, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Working Capital Loan

On March 1, 2022, AAC entered into a working capital loan agreement, pursuant to which AAC may borrow up to $2,500,000, for ongoing business expenses and the Business Combination or another initial business combination (the “Working Capital Loan”). The Working Capital Loan is non-interest bearing, unsecured and payable upon the Closing or another initial business combination. If AAC completes the Business Combination or another initial business combination, AAC would repay the Working Capital Loan out of the proceeds of the Trust Account released to AAC. Otherwise, the Working Capital Loan would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination or another initial business combination does not close, AAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan. The Working Capital Loan would either be repaid upon the Closing or another initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loan may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, AAC had $2,100,000 and $1,500,000

outstanding borrowings under the Working Capital Loan, respectively, as reflected in AAC’s balance sheets included in this proxy statement/prospectus.

Administrative Service Fee

AAC has agreed, commencing on the date that AAC’s securities were first listed on the NYSE to pay an affiliate of the Sponsor, a monthly fee of $16,667 for general and administrative services including office space, utilities, secretarial and administrative support. This arrangement will terminate upon completion of the Business Combination or another initial business combination or the distribution of the Trust Account to AAC’s shareholders. AAC incurred $50,001 in expenses in connection with such services for both the three months ended March 31, 2023 and 2022. These expenses were presented within general and administrative expenses in AAC’s unaudited condensed statements of operations included in this proxy statement/prospectus. As of March 31, 2023 and December 31, 2022, AAC had no outstanding balance in due to a related party in connection with such services as reflected in AAC’s unaudited condensed balance sheets included in this proxy statement/prospectus.

Advances from Related Parties

Affiliates of the Sponsor paid certain operating costs on behalf of AAC. These advances are due on demand and are non-interest bearing. As of March 31, 2023 and December 31, 2022, there were $213, 278 and $60,921, respectively, in due to related party as reflected in AAC’s unaudited condensed balance sheets included in this proxy statement/prospectus.

Registration and Shareholder Rights Agreement

AAC has previously entered into a registration and shareholder rights agreement pursuant to which the Sponsor will be entitled to certain registration rights with respect to the Private Placement Warrants, the warrants that may be issuable upon conversion of the Working Capital Loan and the AAC Class A Ordinary Shares issuable upon exercise of the foregoing and upon conversion of the AAC Class B Ordinary Shares, and, upon consummation of the Business Combination. At the Closing, AAC, the Sponsor, certain X-energy Members, AAC’s independent directors and the Series C-2 Investors will enter into an Amended & Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor, such X-energy Members and AAC’s independent directors will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New X-energy that they will hold following the Business Combination. For additional information, please see “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Support Agreement

The AAC Support Parties have entered into an agreement with X-energy, pursuant to which the parties agreed, among other things: (i) vote (or act by written consent) and approve the Business Combination Agreement and the consummation of the transactions contemplated thereby, including in favor of each Shareholder Proposal; (ii) to waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into AAC Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions of the Sponsor Support Agreement; and (iii) to certain vesting and forfeiture terms with respect to up to 63.25% of the Sponsor Earn Out Securities beneficially owned by the AAC Support Parties immediately following the Closing. For additional information, please see “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Commitment Letter

On December 5, 2022, AAC and X-energy entered into the Original Commitment Letter with the PIPE Investor, pursuant to which, among other things, (i) the PIPE Investor has committed to invest $45.0 million in the PIPE Commitment. The PIPE Commitment will be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by AAC from the PIPE Investment (including any amount actually funded pursuant to the Commitment Letter); plus (C) the aggregate amount actually funded to X-energy in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. In no event shall any reduction to the PIPE Commitment exceed $25.0 million in the aggregate. X-energy and the PIPE Investor may also mutually agree to reduce the amount of the PIPE Commitment. If AAC enters into subscription or similar agreements with one or more Other Investors pursuant to which the Other Investors agree to purchase Alternative Securities substantially concurrently with the Closing, then the obligations of the PIPE Investor under the PIPE Commitment will be null and void. In such event, the PIPE Investor will enter into a subscription or similar agreement on the same terms and conditions as the Other Investors to purchase Alternative Securities having an aggregate purchase price of up to $45,000,000. However, if such Other Investors are solely comprised of Persons that have also entered into, or are contemplated to enter into, commercial arrangements with X-energy or AAC, then the PIPE Investor will have the right, but not the obligation, to enter into an Alternative Securities Subscription Agreement to purchase Alternative Securities having an aggregate purchase price of $45,000,000 (as such amounts may be reduced pursuant to the terms of the Commitment Letter). If the PIPE Investor elects not to enter into the Alternative Securities Subscription Agreement pursuant to the foregoing, then the obligations of the PIPE Investor under the PIPE Commitment shall continue in full force and effect.

The Guarantor has provided X-energy with a limited guaranty in favor of X-energy, dated as of the Signing Date, with respect to certain of the PIPE Investor’s obligations under the Commitment Letter. For more information, see “The Business Combination Proposal — Related Agreements — Commitment Letter.”

Extension Promissory Note

On January 26, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding AAC Class A Ordinary Share, up to a maximum of $1.2 million per month following the approval and implementation of the First Extension. Such Contributions will be made pursuant to the Extension Promissory Note. Such Contributions, which will be paid monthly (or a pro rata portion thereof if less than a full month), began on February 3, 2023, and thereafter will be paid on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day) until the Extension Note Maturity Date. The Extension Promissory Note does not bear any interest, and is repayable by AAC to the Sponsor upon the Extension Note Maturity Date. The Extension Note Maturity Date may be accelerated upon the occurrence of certain events of default. Any outstanding principal under the Extension Promissory Note may be prepaid at any time by AAC, at its election and without penalty. As of March 31, 2023, AAC has borrowed $2,314,286 under the Extension Promissory Note.

AAC’s Policy for Approval of Related Party Transactions

The audit committee of the AAC Board operates pursuant to a charter, providing for the review, approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee is provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that AAC has already committed to, the business purpose of the transaction, and the benefits of the transaction to AAC and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

X-energy Related Party Transactions

X-energy’s Relationship with Intuitive Machines

Kamal Ghaffarian, the founder and executive chairman of X-energy, is a co-founder and executive chairman of Intuitive Machines, LLC (“Intuitive Machines”). In 2021, X-energy and Intuitive Machines formed a joint venture, IX, LLC, to bid upon and, if successful, perform the contract awarded pursuant to the National Aeronautics and Space Administration (“NASA”) and the DOE’s request for proposals for selection of a funding award/contract for lunar fission surface power. Intuitive Machines currently holds 510 membership unit interests of IX, LLC, representing 51% of the issued and outstanding membership unit interests of IX, LLC. X-energy currently holds 490 membership unit interests of IX, LLC, representing 49% of the issued and outstanding membership unit interests of IX, LLC.

Our Relationship with IBX

Kamal Ghaffarian, the founder and executive chairman of X-energy, is a co-founder and current member of management of IBX, LLC (“IBX”). IBX is an innovation and investment firm committed to advancing the state of humanity and human knowledge. X-energy relies on IBX for the provision of general and administrative services in the day-to-day operation of its business. These expenses include, among others, fees for the provision of capital raise and proposal services. As such, expenses incurred in relation to IBX are incurred in the normal course of business and amounts are settled under normal business terms. For the three months ended

March 31, 2023 and 2022, X-energy incurred general and administrative costs to IBX in the amount of $0.7 million and $0.4 million, respectively. For the fiscal years ended December 31, 2022 and 2021, these costs were $0.8 million and $0.3 million, respectively.

In addition, X-energy provided certain proposal consulting and accounting support services to IBX. For the three months ended March 31, 2023 and 2022, X-energy did not record any other income for these services, respectively. For the fiscal years ended December 31, 2022 and 2021, X-energy recorded other income of $0.1 million and $0.2 million for these services, respectively.

Our Relationship with 801 Thompson Realty

Kamal Ghaffarian, the founder and executive chairman of X-energy, is an executive director of IBX 801 Thompson Realty, LLC (“801 Thompson Realty”). In February 2019, X-energy entered into a lease agreement with 801 Thompson Realty, pursuant to which X-energy leased office space for its headquarters operation from 801 Thompson Realty. In 2020, the lease was modified to release the space rented under the original lease in exchange for alternative space within the office building. In 2021 and 2022, the lease was modified to increase the payment terms due to additional space being rented. The initial term of the lease agreement is five years with the option to renew for five additional successive one-year terms. For the three months ended March 31, 2023, the operating lease cost in connection with this lease was $0.6 million. For the fiscal years ended December 31, 2022 and 2021, the operating lease cost in connection with this lease was $2.3 million and $1.0 million, respectively.

Our Relationship with Ghaffarian Enterprises

Kamal Ghaffarian, the founder and executive chairman of X-energy, is an executive director of Ghaffarian Enterprises, LLC (“Ghaffarian Enterprises”). In July  2020, X-energy entered into a series of loan documents with Pershing LLC, an affiliate of Bank of New York Mellon, pursuant to which Pershing LLC agreed to an extension of credit in an amount not to exceed $20.0 million to X-energy (the “Loan Documentation”). Borrowings under this credit facility bear interest at the target interest rate set by the Federal Open Market Committee (“Fed Funds Rate”), subject to a 0.25% floor, plus a margin. For borrowings, the applicable rate margin is 0.90%. The proceeds are available for working capital needs, permitted acquisitions and other general corporate purposes. The average interest rate in effect under this credit facility was 2.76% for the year ended December 31, 2022 and 1.15% for the year ended December 31, 2021. For the three months ended March 31, 2023 and 2022, the interest expense associated with this credit facility was $0.4 million and $0.1 million, respectively. For the fiscal years ended December 31, 2022 and 2021, the interest expense was $0.8 million and $0.3 million, respectively. The outstanding debt under this credit facility as of March 31, 2023 is $29.7 million.

The Loan Documentation included one or more guarantees (the “Credit Support Guarantees”) by Ghaffarian Enterprises and documentation by which Ghaffarian Enterprises supported such Credit Support Guarantees with collateral including marketable securities (the “Credit Support”), in each case in favor of the lender for the benefit of X-energy. In November 2020, X-energy executed a $10.0 million increase in the credit facility for total available borrowings of $30.0 million.

In April 2021, X-energy and Ghaffarian Enterprises entered into a reimbursement agreement and guaranty (the “Guaranty Agreement”), pursuant to which X-energy agreed to pay a fee to Ghaffarian Enterprises in the aggregate to 5% per annum of the $30.0 million maximum principal amount from August 1, 2020 through such date when the Credit Support Guarantees are terminated and the Credit Support is returned to Ghaffarian Enterprises. Ghaffarian Enterprises may terminate the agreement upon the earlier of (i) December 31, 2022 or (ii) the completion of one or more transactions as a result of which X-energy raises $100.0 million or more of capital or funding. In June 2021, X-energy entered into an amendment to the Guaranty Agreement which increased the termination provisions regarding capital raises to $130.0 million. In June 2022, X-energy executed another $10.0 million increase in the credit facility for total available borrowings of $40.0 million. In June 2022, the Company further amended the Guaranty Agreement to increase the termination provisions regarding capital raises to $300.0 million and to increase the fee to 7% per annum of the $40.0 million maximum principal amount effective from July 1, 2022. In December 2022, X-energy executed a $10.0 million decrease in this credit facility for total available borrowings of $30.0 million. For the three months ended March 31, 2023 and 2022, X-energy incurred costs to Ghaffarian Enterprises in the amount of $0.7 million and $0.3 million, respectively. For the fiscal years ended December 31, 2022 and 2021, these costs were $2.2 million and $2.1 million, respectively.

On January 16, 2023, we amended the Guaranty Agreement to extend the termination date from December 31, 2022 to June 30, 2024. Additionally, as part of such amendment, we increased the rate under the Credit Support Guarantee from 7% per annum to 9.75% per annum.

In June 2022, X-energy issued to Ghaffarian Enterprises a warrant to purchase $10.0 million divided by the Warrant Price (defined below) of X-energy’s Series C Preferred Units or, if at least $150.0 million of the Series C Preferred Units have not been issued and sold at the time of exercise, then X-energy’s Series B Preferred Units. The Warrant Price is equal to 90% of the lowest effective cash sale price per unit of X-energy’s Series C Preferred Units or, if at least $150.0 million of the Series C Preferred Units have not been issued and sold at the time of exercise (excluding any units issuable upon conversion of any convertible notes and SAFEs) (a) 90% of anticipated Series C pre-money per unit of the Series B Preferred Units and there is a continuing breach or default by X-energy of the Guaranty Agreement at the time of exercise, and (b) $9.1162 per unit of the Series B Preferred Units if there is no such continuing breach or default at the time of exercise. The warrant shall expire on the earlier of (i) June 30, 2032 or (ii) immediately prior to an acquisition, IPO or SPAC (as defined in the agreement). The warrant is exercisable in whole or in part and on a cash or cashless basis. Subject to restrictions under the securities laws and upon written notice to X-energy, Ghaffarian Enterprises and any subsequent warrant holder may transfer all or part of the warrant or units issuable upon exercise of the warrant to any transferee.

Our Relationship with IBX Opportunity Funds

Kamal Ghaffarian, the founder and executive chairman of X-energy, is an executive director of IBX Company Opportunity Fund 1, LP (“IBX Fund 1”). In October 2021, in connection with the additional closing of our Series B financing, we sold an aggregate of 548,474 Series B preferred units at a purchase price of $9.1162 per unit for an aggregate purchase price of approximately $5.0 million to IBX Fund 1.

In January and February 2020, we received capital contributions in the amount of $0.97 million from IBX Fund 1, $1.62 million from IBX Company Opportunity Fund 2, LP (“IBX Fund 2”) and $66 from IBX Opportunity GP, Inc. (“IBX GP”) for a total of approximately $2.6 million in exchange for X-energy’s 2,590,418 class A preferred units. Mr. Ghaffarian is an executive director of both IBX Fund 2 and IBX GP.

Our Professional Services Agreement with Kamal Ghaffarian

In January 2020, X-energy entered into a professional services agreement with Kamal Ghaffarian, its founder and executive chairman, pursuant to which Mr. Ghaffarian agreed to provide professional consulting and advising services to X-energy for a period of three years beginning January 1, 2020 for a fixed fee of $0.08 million per quarter. Beginning January 2022, the fee was increased to $0.10 million per quarter. The agreement shall continue in effect until the first of the following to occur: (a) X-energy notifies Mr. Ghaffarian that the services have been completed, (b) the sum of all awarded task orders has been reached and has not been increased in accordance with the agreement or (c) the agreement has been terminated in accordance with its terms. X-energy extended this agreement for an additional year starting January 1, 2023. For the three months ended March 31, 2023, the Company incurred $0.1 million, of consulting fees in connection with this agreement. For the fiscal years ended December 31, 2022 and 2021, the Company incurred $0.4 million and $0.3 million, respectively, of consulting fees in connection with this agreement.

Our Relationship with OPG

Christopher F. Ginther, a member of X-energy’s board of directors, is an Executive Vice President of OPG.

In September 2020, X-energy entered into a SMR option development agreement with OPG, as amended in November 2020, amended and restated in February 2021 and further amended in June 2021 and in October 2021, pursuant to which X-energy assisted OPG with the investigation, development and analysis of SMR technologies. This agreement was terminated in December 2021. For the fiscal year ended December 31, 2021, X-energy recorded revenue of $7.8 million in connection with this agreement.

In June 2021, X-energy entered into the OPG Note. The OPG Note did not have a stated maturity, and was able to be settled in X-energy’s Series C preferred stock via redemption, through payment by X-energy at its option, or by providing OPG with 10% of the initial outstanding liability balance upon each sale of a SMR facility until the outstanding balance was repaid. The annual interest rate for the OPG Note was 9.5%.

In June 2022, X-energy entered into a nuclear framework agreement with OPG, pursuant to which the parties agreed to work exclusively with one another with respect to advanced nuclear power industrial applications in Ontario, Canada, and to co-market and advance the Xe-100 as the nuclear technology of choice for industrial applications throughout the rest of Canada. OPG will be the operator of any Xe-100 facilities that are deployed under this agreement. The parties also agreed to work collaboratively to establish a viable and reliable supply of commercial HALEU production capacity in the United States, Canada or potentially other allied nations. This agreement will terminate upon the earlier of (i) 60 months from June 20, 2022, (ii) the date the parties mutually agree in writing to terminate the agreement or (iii) the date that one party receives the other party’s unilateral written termination notice, subject to a 60 day period to resolve any issue that led to the requested unilateral termination. The parties may extend the term by mutual, written consent. Neither party may assign or transfer the agreement to any third party without the other party’s written consent.

In December 2022, X-energy entered into a securities purchase agreement and related promissory notes, as amended in February 2023, with several investors, including OPG, pursuant to which OPG agreed to purchase $30.0 million aggregate principal amount of the Series C-2 Notes issued by X-energy and converted the OPG Note into $10.0 million in aggregate principal amount of Series C-2 Notes. In connection with this transaction, X-energy also entered into a warrant right letter agreement, pursuant to which X-energy agreed to issue 444,444 warrants to OPG, subject to certain issuance conditions, including OPG obtaining final board approval for deployment of technology at either (a) an OPG-owned site or (b) at a non-OPG-owned site where OPG has materially and actively participated in the development of the opportunity at such site, in each case within 36 months of December 5, 2022.

Our Agreement with Desbuild Construction

Nick Ghaffarian, the brother of Kam Ghaffarian, is the owner of Desbuild Construction, Inc. (“Desbuild Construction”). During 2022, X-energy engaged Desbuild Construction for construction-related services for X-energy’s reactor fleet management, monitoring and training facility in Frederick, Maryland (the “Frederick Facility”). The services included, but were not limited to, demolition and design services for the build out of the Frederick Facility. In addition, in January 2023, X-energy entered into another agreement with Desbuild Construction, pursuant to which Desbuild Construction agreed to remodel the Frederick Facility for a fixed fee of $1.4 million. X-energy will make payments in installments to Desbuild Construction upon completion of the milestones specified in the agreement. For the three month ended March 31, 2023 and the fiscal year ended December 31, 2022, the Company recorded $0.4 million and $0.2 million, respectively, associated with these services as leasehold improvements within property and equipment, net.

Our Relationship with The Ghaffarian 2012 Gift Trust

Navin Ghaffarian, the son of Kam Ghaffarian, is the trustee of The Ghaffarian 2012 Gift Trust (the “Gift Trust”). In July 2022, X-energy issued and sold a promissory note to the Gift Trust (the “Series C-1 Note”) in the aggregate principal amount of $1.0 million. The annual interest rate on the C-1 Note is 7.00%.

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

Tax Receivable Agreement

As a result of the post-Business Combination organizational structure, New X-energy expects to obtain (i) tax basis adjustments, including an increase in New X-energy’s allocable share of existing tax basis, resulting from (a) any future redemptions or exchanges of X-energy OpCo Common Units from the X-energy Members (other than New X-energy) as described under “Certain Relationships and Related Party Transactions — Post-Business Combination Arrangements — Fifth A&R Operating Agreement — LLC Unit Redemption Right,” (b) certain distributions (or deemed distributions) by X-energy OpCo, and (c) payments made under the Tax Receivable Agreement (such basis increases, the “Basis Adjustments”) and (ii) deductions attributable to imputed interest and other payments of interest pursuant to the Tax Receivable Agreement (such deductions, the “Interest Deductions”). The parties intend to treat each redemption or exchange of X-energy OpCo Common Units in X-energy OpCo pursuant to the Fifth A&R Operating Agreement as New X-energy’s direct purchase of X-energy OpCo Common Units in X-energy OpCo from an X-energy Member for U.S. federal income and other applicable tax purposes, regardless of whether such X-energy OpCo Common Units in X-energy OpCo are surrendered by an X-energy Member to X-energy OpCo for redemption, or, to the extent there is cash available from a contemporaneous public offering or private sale of New X-energy Class A Common Stock by New X-energy and New X-energy so authorizes, sold directly to New X-energy. Any Basis Adjustments and Interest Deductions may have the effect of reducing the amount of taxes that New X-energy would otherwise pay in the future to various tax authorities. The Basis Adjustments and Interest Deductions may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the Business Combination, New X-energy will enter into the Tax Receivable Agreement with X-energy OpCo and the TRA Holders. The Tax Receivable Agreement will provide for the payment by New X-energy to the TRA Holders of 85% of the amount of cash tax savings, if any, that New X-energy actually realizes, or in some circumstances is deemed to realize, as a result of the Basis Adjustments and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. X-energy OpCo and its applicable subsidiaries will have an election under Section 754 of the Code in effect for each taxable year in which a redemption or exchange of X-energy OpCo Common Units for shares of New X-energy Class A Common Stock or cash occurs. Assuming no material changes in the relevant tax law and that New X-energy earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, it is expected that the tax savings associated with the (i) Basis Adjustments, and (ii) Interest Deductions would aggregate to approximately $645.4 million over 20 years from the date of the Business Combination (inclusive of any day-one liabilities as a result of the Business Combination) based on a trading price of $10.00 per share of New X-energy Class A Common Stock, and assuming all future redemptions or exchanges would occur one year after the Business Combination at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, New X-energy would be required to pay the TRA Holders approximately 85% of such amount, or approximately $548.6 million, over the 20-year period from the date of the Business Combination and New X-energy would benefit from the remaining 15% of the tax benefits. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either X-energy OpCo or New X-energy by any TRA Holder. The rights of each TRA Holder under the Tax Receivable Agreement may be assignable regardless of whether the underlying X-energy OpCo Common Units are also assigned. In general, the TRA Holders’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without such person becoming a party to the Tax Receivable Agreement, agreeing to succeed to the applicable TRA Holders’ interest therein, and prior written consent of New X-energy.

The actual Basis Adjustments and Interest Deductions, as well as any amounts paid to the TRA Holders under the Tax Receivable Agreement, will vary depending on a number of factors, including:

●	the price of shares of New X-energy Class A Common Stock at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of New X-energy Class A Common Stock at the time of each redemption or exchange;
●	the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of X-energy OpCo and certain of its direct and indirect subsidiaries at the time of each redemption, exchange or distribution (or deemed distribution) as well as the amount of remaining existing tax basis at the time of such redemption, exchange or distribution (or deemed distribution);
●	the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, certain of the increased tax deductions will not be available;
●	the extent to which such Basis Adjustments are immediately deductible — New X-energy may be permitted to immediately expense a portion of the Basis Adjustments attributable to a redemption or exchange, which could significantly accelerate the timing of New X-energy’s realization of the associated tax benefits. Under the Fifth A&R Operating Agreement, the determination of whether to immediately expense such Basis Adjustments will be made in New X-energy’s sole discretion; and
●	the amount and timing of New X-energy income — the Tax Receivable Agreement generally will require New X-energy to pay the TRA Holders 85% of the amount of cash tax savings as and when such cash tax savings are treated as realized under the terms of the Tax Receivable Agreement. If New X-energy does not have sufficient taxable income to realize any of the applicable tax benefits, New X-energy generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be used to generate tax benefits in previous or future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income taxes will be computed by comparing New X-energy’s actual income tax liability to the amount of such taxes that New X-energy would have been required to pay had there been no Basis Adjustments and Interest Deductions; provided that, for purposes of determining cash savings with respect to state and local income taxes an assumed tax rate will be used. The Tax Receivable Agreement will generally apply to each of New X-energy’s taxable years, beginning with the first taxable year ending after the completion of the Business Combination. There is no maximum term for the Tax Receivable Agreement, although, as discussed further below, the Tax Receivable Agreement may be terminated by New X-energy pursuant to an early termination procedure or upon the occurrence of certain events, in each case, that requires New X-energy to pay the TRA Holders an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and use of the Basis Adjustments and Interest Deductions).

The payment obligations under the Tax Receivable Agreement are obligations of New X-energy and not X-energy OpCo. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, New X-energy expects the payments that it may be required to make to the TRA Holders to be substantial. Any payments made by New X-energy to the TRA Holders under the Tax Receivable Agreement will (i) not benefit the New X-energy shareholders (other than the TRA Holders), (ii) generally reduce the benefit to New X-energy of cash tax savings resulting from Basis Adjustments and Interest Deductions and (iii) reduce the amount of overall cash flow that might have otherwise been available to New X-energy for reinvestment or other uses. To the extent that New X-energy is unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by New X-energy; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, which could be substantial. New X-energy anticipates funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of its subsidiaries, available cash or available borrowings under our existing credit facilities and any future debt agreements.

Decisions made by New X-energy in the course of running its business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that New X-energy is required to make to a TRA Holder under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

The Tax Receivable Agreement provides that if (i) New X-energy materially breaches any of its material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur after the consummation of the Transactions, or (iii) New X-energy elects an early termination of the Tax Receivable Agreement, then its obligations, or its successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that New X-energy would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, TRA Holders would be deemed to exchange any remaining outstanding X-energy OpCo Common Units for New X-energy Class A Common Stock and the TRA Holders generally would be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. New X-energy may elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of a majority of New X-energy’s “independent directors” (within the meaning of the rules of the NYSE). The amount due and payable in those circumstances is based on the present value (at a discount rate of SOFR plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that New X-energy would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if New X-energy were to exercise its termination right, or the Tax Receivable Agreement is otherwise terminated, immediately following the consummation of the Business Combination, the aggregate amount of the termination payments would be approximately $317.9 million.

As a result of the foregoing, New X-energy could be required to make an immediate cash payment, possibly significantly in advance of the actual realization, if any, of such future cash tax savings. New X-energy also could be required to make cash payments to the TRA Holders that are greater than 85% of the actual benefits New X-energy ultimately realizes in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, New X-energy’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that New X-energy will be able to finance New X-energy’s obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New X-energy determines, which are complex and factual in nature, and the IRS or another taxing authority may challenge all or any part of the Basis Adjustments, as well as other tax positions that we take, and a court may sustain such a challenge. New X-energy will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by New X-energy are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by New X-energy to a TRA Holder will be netted against future cash payments, if any, New X-energy might otherwise be required to make under the terms of the Tax Receivable Agreement to such TRA Holders. However, a challenge to any tax benefits initially claimed by New X-energy may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments, if any, New X-energy might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, it is possible that New X-energy could make cash payments under the Tax Receivable Agreement that are substantially greater than 85% of its actual cash tax savings.

New X-energy will have full responsibility for, and sole discretion over, all New X-energy’s and X-energy OpCo’s tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by certain TRA Holders. If the outcome of any challenge to all or part of the Basis Adjustments, Interest Deductions or other tax benefits New X-energy claims would reasonably be expected to materially affect a TRA Holder’s rights and obligations under the Tax Receivable Agreement, then New X-energy will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of certain TRA Holders. The interests of such TRA Holders in any such challenge may differ from or conflict with New X-energy’s and its investors’ interests, and such TRA Holders may exercise their consent rights relating to any such challenge in a manner adverse to New X-energy’s and its investors’ interests.

Under the Tax Receivable Agreement, New X-energy is required to provide each TRA Holder that holds an interest in the Tax Receivable Agreement and to which a tax benefit or detriment is attributable with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation to such holder arises within 150 days after filing New X-energy’s U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of New X-energy’s tax advisors. Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of New X-energy’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of a SOFR plus 100 basis points from the due date (without extensions) of such tax return. Some late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of SOFR plus 500 basis points until such payments are made, including any late payments that New X-energy may subsequently make because it did not have enough available cash to satisfy its payment obligations at the time at which they originally arose (unless New X-energy does not have sufficient funds as a result of a prohibition or limitation imposed by certain debt instruments, in which case the interest will accrue at a rate of SOFR plus 100 basis points).

Fifth A&R Operating Agreement

New X-energy will operate its business through X-energy OpCo and its subsidiaries. In connection with the Business Combination, X-energy will amend and restate its limited liability company agreement by adopting the Fifth A&R Operating Agreement. The Fifth A&R Operating Agreement will (i) permit the issuance and ownership of the post-Recapitalization equity of X-energy OpCo as contemplated by the Business Combination Agreement and (ii) admit New X-energy as the managing member of X-energy OpCo. The operations of X-energy OpCo, and the rights and obligations of the holders of X-energy OpCo Common Units, are set forth in the Fifth A&R Operating Agreement.

Appointment as Managing Member. Under the Fifth A&R Operating Agreement, New X-energy is a member and the managing member of X-energy OpCo. As the managing member, New X-energy is able to control all of the day-to-day business affairs and decision-making of X-energy OpCo without the approval of any other member, unless otherwise stated in the Fifth A&R Operating Agreement. As such, New X-energy, through its officers and directors, will be responsible for all operational and administrative decisions of X-energy OpCo and the day-to-day management of X-energy OpCo’s business, unless otherwise stated in the Fifth A&R Operating Agreement. Pursuant to the terms of the Fifth A&R Operating Agreement, New X-energy cannot be removed as the managing member of X-energy OpCo by other members.

Compensation. New X-energy is not entitled to compensation for its services as managing member. New X-energy is entitled to reimbursement by X-energy OpCo for fees and expenses incurred on behalf of X-energy OpCo, including all expenses associated with the Business Combination and maintaining its corporate existence.

Capitalization. The Fifth A&R Operating Agreement provides for a single class of Common Units; (ii) a single class of Series A Preferred Units; and (iii) a single class of Earn Out Units. All Common Units shall have identical rights and privileges in all respects, all Series A Preferred Units shall have identical rights and privileges in all respects and all Unvested Earn Out Units shall have identical rights and privileges in all respects. Each Common Unit entitles the holder to a pro rata share of the net profits and net losses and distributions of X-energy OpCo.

Distributions. The Fifth A&R Operating Agreement requires “Tax Distributions,” as that term is defined in the Fifth A&R Operating Agreement, to be made by X-energy OpCo to New X-energy and to its “Members,” as that term is defined in the Fifth A&R Operating Agreement. Tax Distributions shall be made quarterly to New X-energy and each Member based on the greater of (i) their allocable share of the taxable income of X-energy OpCo multiplied by a tax rate that will be determined by New X-energy and (ii) the pro rata amount of tax distributions paid to other Members holding the same class of equity. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. The Fifth A&R Operating Agreement also allows for distributions to be made by X-energy OpCo to its members on a pro rata basis out of “distributable cash,” which is the amount of cash that may be distributed by X-energy OpCo to its Members in accordance with existing credit agreements.

LLC Unit Redemption Right. The Fifth A&R Operating Agreement provides a redemption right to the Members (other than New X-energy and its subsidiaries) and option holders (in connection with the exercise of an X-energy OpCo Option, as such term is defined in the Fifth A&R Operating Agreement), which entitles them to have their units redeemed, in whole or in part, at the election of each such person, for newly-issued shares of New X-energy Class A Common Stock on a one-to-one basis or, to the extent there is cash available from a contemporaneous public offering or private sale of New X-energy Class A Common Stock by New X-energy, cash (in each case, subject to the terms and restrictions set forth in the Fifth A&R Operating Agreement). Alternatively, New X-energy may instead authorize a cash payment equal to a volume weighted average market prices of one share of New X-energy Class A Common Stock for each unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the New X-energy Class A Common Stock). If New X-energy decide to make a cash payment, the Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its units for cancellation. The Fifth A&R Operating Agreement requires that New X-energy contributes cash or shares of New X-energy Class A Common Stock to X-energy OpCo in exchange for an amount of units that will be issued to us equal to the number of units redeemed from the Member. X-energy OpCo will then distribute the cash or shares of New X-energy Class A Common Stock to such Member to complete the redemption. In the event of such election by a Member, New X-energy may, at its option, effect a direct exchange of cash or New X-energy Class A Common Stock for such units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of Common Units that New X-energy own equals the number of shares of New X-energy Class A Common Stock issued by New X-energy (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of New X-energy Class B Common Stock and New X-energy Class C Common Stock, as the case may be, will be cancelled on a one-to-one basis if we, at the election of a Member, redeem or exchange units of such Member pursuant to the terms of the Fifth A&R Operating Agreement.

Issuance of Equity-based Compensation. New X-energy may implement equity compensation plans and any actions taken under such equity compensation plans (such as the grant or exercise of options to acquire shares of New X-energy Class A Common Stock), whether taken with respect to or by an employee or other service provider of New X-energy, X-energy OpCo or its subsidiaries, in a manner determined by New X-energy, in accordance with the initial implementation guidelines attached to the Fifth A&R Operating Agreement, which may be amended from time to time. New X-energy may amend the Fifth A&R Operating Agreement (including the initial implementation guidelines attached thereto) as necessary or advisable in its sole discretion in connection with the adoption, implementation, modification or termination of an equity compensation plan. In the event of such an amendment, X-energy OpCo will provide notice of such amendment to the Members. X-energy OpCo is expressly authorized to issue units (i) in accordance with the terms of any equity compensation plans or (ii) in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such equity compensation plans, without any further act, approval or vote of any Member or any other Persons.

Maintenance of One-to-One Ratios. New X-energy’s Proposed Certificate of Incorporation and the Fifth A&R Operating Agreement will require that New X-energy and X-energy OpCo, respectively, at all times maintain (i) a one-to-one ratio between the number of Common Units owned by New X-energy, directly or indirectly, and the aggregate number of outstanding shares of New X-energy Class A Common Stock, and New X-energy Class D Common Stock (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than New X-energy and its subsidiaries), directly or indirectly, and the aggregate number of outstanding shares of New X-energy Class B Common Stock and New X-energy Class C Common Stock owned by such Member, (iii) a one-to-one ratio between the number of Series A Preferred Units owned by New X-energy, directly or indirectly, and the number of outstanding shares of Series A Preferred Stock, (iv) a one-to-one ratio between the number of common warrants owned by New X-energy, directly or indirectly, and the number of outstanding common warrants and (v) a one-to-one ratio between the number of preferred investor warrants, owned by New X-energy, directly or indirectly, and the number of outstanding preferred investor warrants.

Transfer Restrictions. The Fifth A&R Operating Agreement generally does not permit transfers of Common Units, Series A Preferred Units and Earn Out Units by Members, subject to limited exceptions. Any transferee of Common Units, Series A Preferred Units and Earn Out Units must execute the Fifth A&R Operating Agreement and any other agreements executed by the holders of

Common Units, Series A Preferred Units and Earn Out Units and relating to such Common Units, Series A Preferred Units and Earn Out Units, as applicable, in the aggregate.

Dissolution. The Fifth A&R Operating Agreement provides that the decision of New X-energy with the approval of a majority of the equity interests (including, but not limited to, Common Units, Series A Preferred Units and Earn Out Units) then outstanding (excluding all units held directly or indirectly by New X-energy) will be required to voluntarily dissolve X-energy OpCo. In addition to a voluntary dissolution, X-energy OpCo will be dissolved under Section 18-801(4) of the DGCL because all members withdraw/resign (unless X-energy OpCo is continued without dissolution pursuant thereto) or pursuant to Section 18-802 of the DGCL by operation of law, including entry of a decree of judicial dissolution.

Confidentiality. Each Member (other than New X-energy) agrees to hold confidential information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by New X-energy. This obligation excludes information that (i) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its affiliates or representatives; (ii) is, or becomes, available to such Member from a source other than New X-energy, X-energy OpCo or their respective representatives; (iii) is approved for release by written authorization of the chief executive officer, chief financial officer or general counsel of New X-energy or any other officer designated by New X-energy; or (iv) is or becomes independently developed by such Member or its respective representatives without use of or reference to the confidential information.

Indemnification and Exculpation. The Fifth A&R Operating Agreement provides for indemnification for all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by reason of the fact that such person is or was a Member or an affiliate thereof or is or was serving as manager or a director, officer, employee, advisor, attorney, accountant or other agent or representative of the manager, the Company Representative (as such term is defined in the Fifth A&R Operating Agreement), or a director, manager, officer, employee, advisor, attorney, accountant or other agent or representative of X-energy OpCo or is or was serving at the request of X-energy OpCo as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another person; provided, however, that no indemnified person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such indemnified person’s or its affiliates’ fraud, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such indemnified person or its affiliates contained in the Fifth A&R Operating Agreement or in other agreements with X-energy OpCo.

Amendments. The Fifth A&R Operating Agreement may be amended or modified (including by means of merger, consolidation or other business combination to which X-energy OpCo is a party) upon the prior written consent of New X-energy together with the prior written consent of the holders of a majority of the equity interests (including, but not limited to, Common Units, Series A Preferred Units and Earn Out Units) then outstanding (excluding all units held directly or indirectly by New X-energy); provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members. Notwithstanding the foregoing, no amendment to any of the terms and conditions of the Fifth A&R Operating Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter. Additionally, no alteration, modification or amendment may be made to any of the terms and conditions of the Fifth A&R Operating Agreement that would (A) reduce the amounts distributable to a Member in a manner that is not pro rata with respect to all Members, (B) modify the limited liability of any Member or increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of units in a manner materially disproportionate to any other holder of units or remove a right or privilege granted to a Member (other than amendments, modifications and waivers necessary to implement the provisions permitting substitution or admission of Members) or (D) alter or change any rights, preferences or privileges of any units in a manner that is different or prejudicial relative to any other units in the same class of unit or materially and adversely affect the rights of any Member, in each case without the prior written consent of such Member or holder of units.

Policies and Procedures for Related Persons Transactions

The Board of New X-energy will adopt a formal written related person transaction policy that will be effective upon the Closing. Such policy will provide that New X-energy’s executive officers, directors, director nominees, any member of the immediate family of any of the foregoing persons, or a security holder known to be a beneficial owner of more than five percent of any class of New X-energy’s voting securities, are not permitted to enter into a “related person transaction” (as defined under Item 404 of Regulation S-K) with New X-energy without the approval of New X-energy’s audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed By-Laws will provide that New X-energy will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. The Proposed Certificate of Incorporation will provide that New X-energy’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of AAC’s or X-energy’s s respective directors or officers to which indemnification is being sought, and neither AAC, nor X-energy, is aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

INFORMATION ABOUT X-ENERGY

The following discussion reflects the business of X-energy, as currently conducted by X-energy. In this section, “we,” “us” and “our” generally refer to X-energy in the present tense or New X-energy from and after the Business Combination.

Our Mission

X-energy’s mission is to change the world through innovative and implementable energy solutions. We seek to be the world’s leader in development of High-Temperature Gas-cooled Reactors (“HTGR”) and the fuel to supply those reactors.

Overview

Based in Rockville, Maryland, X-energy is a leading developer of advanced SMR and fuel technology for clean energy generation. X-energy is seeking to redefine the nuclear energy industry through its flagship product, the Xe-100, an advanced small modular HTGR designed to generate up to 80 megawatts of electric power and/or up to 200 megawatts of thermal output, depending on configuration. The Xe-100 is a safe, carbon-free, always-on and load-following generation source with the ability to modularly scale to fit a customer’s power and/or industrial heat needs. X-energy’s simple and intrinsically safe advanced SMR designs, like the Xe-100, significantly expand the applications and markets for nuclear technology with enhanced safety, lower cost and faster construction timelines when compared with conventional nuclear energy sources and broader use cases when compared with other SMRs.

X-energy’s reactors use its proprietary tri-structural isotropic (“TRISO”) coated particle fuel, TRISO-X fuel. TRISO-X fuel is designed not to melt and can withstand extreme temperatures that are well beyond the threshold of current nuclear fuels. In October 2022, X-energy broke ground on North America’s first commercial advanced nuclear fuel fabrication facility in Oak Ridge, Tennessee. This TRISO-X Fuel Fabrication Facility (the “TF3”) will produce our proprietary TRISO-X fuel, along with other coated particle nuclear fuels for use by other advanced nuclear developers.

X-energy was founded in 2009 by Kam Ghaffarian with reactor design experts Dr. Eben Mulder and Dr. Martin van Staden, both of whom were integral to the Pebble Bed Modular Reactor program, a South African public-private partnership which advanced pebble bed modular reactor technology. Our early years were focused on developing the concept of the Xe-100, with an emphasis on design parameters that would meet the broadest set of uses. By 2014, we identified fuel as an opportunity to expedite market entry, which led to the development of our TRISO-X fuel. We reached an inflection point in December 2020 with the successful award of $1.2 billion from the U.S. Department of Energy’s (the “DOE”) Advanced Reactor Demonstration Program (“ARDP”). As described below, this award accelerated our growth and prompted our focus on building a project delivery team.

The ARDP is currently the most substantial federal investment in deploying advanced nuclear technology. X-energy was one of two winners selected from many applicants. ARDP will provide us with significant funding to support the design, licensing, commercialization and construction of a first-of-a-kind commercial advanced nuclear plant and commercial TRISO-X fuel fabrication facility, all the while benefiting from decades of nuclear experience and knowledge within the DOE. We believe this selection represents a critical advantage over competitors as it provides interest-free capital to offset development costs needed to get to reactor and fuel deployment. The funding does not include additional economic participation by the DOE, and X-energy is free to pursue intellectual property rights for all technology developed under the program’s funding.

X-energy’s SMR technology is built on more than 50 years of research and development by the global nuclear industry and various governmental programs. This technology has several advantages over other energy sources, including, in some cases, other advanced nuclear technologies:

●	Clean. Carbon-free, always-on generation source capable of addressing the global need for clean energy.
●	Safe. Intrinsically safe, the Xe-100 is designed to require only approximately one-sixth of the safety systems required by large-scale, conventional nuclear facilities. With only four operator-controlled variables (control rods, helium circulator, feedwater pump and turbine throttle valve), opportunities for operator error are drastically reduced, and automated operations allow for fewer personnel on site. Additionally, TRISO-X fuel is designed not to melt and can withstand extreme temperatures. These characteristics underlie our expectation that the Xe-100, in a four-pack deployment capable of delivering up to 320 MW of electric power(“MWe”), will only require an emergency planning zone of approximately 26 acres, a meaningful reduction from the typical approximately 200,000-acre area for conventional large-scale nuclear plants.

●	Secure. Power delivery with over 95% uptime, including fully automated and online refueling, providing carbon-free, reliable energy generation that can be supported by secure fuel, derived from U.S. sources and friendly nations.
●	Affordable. Smaller, modular designs lead to lower capital costs and easier access to carbon-free nuclear generation. The DOE estimates an advanced reactor NOAK overnight cost of $3,600/kW (inclusive of a 30% investment tax credit), implying a capital cost of $288 million-$1,150 million for an 80-320 MWe SMR facility, while a large light-water reactor, such as the 1,150 MWe AP1000 (based on the DOE estimate of $3,600/kW), would cost approximately $4,140 million on an overnight basis. The Xe-100 builds on this inherent cost advantage with off-the-shelf components and a modular design intended to meet accelerated timelines and manage construction costs.
●	Simple. Our modular designs are road-shippable and assembled on-site. Consistent with DOE’s view that SMRs provide greater cost certainty, with reduced risk of overrun, we believe the Xe-100’s simplified approach to construction will enable predictability of costs. Large-scale nuclear facilities, in contrast, are largely custom-constructed on-site.
●	Load-Following. The Xe-100 is designed to ramp down from full power to 40% power in 12 minutes and ramp back up to full power in the same short time span, which is faster than existing Generation III SMR and conventional large-scale nuclear technologies. This allows the Xe-100 to be relevant in both restructured wholesale markets and regulated energy markets, as well as supporting intermittent wind and solar generation.
●	Versatile. In addition to power generation, X-energy plants are designed to be configured to deliver high temperature heat (565°C), providing an emission-free, always-on solution for difficult-to-decarbonize industrial applications such as oil sands operations, mining, chemical production, and petroleum refining and other industrial processes.

We believe the Xe-100 is particularly well-suited to contribute to the energy transition due to a variety of factors, including:

●	Repurposing of existing coal facilities: X-energy’s reactors are sized to take advantage of legacy coal generation infrastructure, including existing switchyards, site environmental data and water rights. According to the DOE, reusing coal infrastructure for new advanced nuclear reactors can save approximately 15-35% in construction costs.
●	High-temperature steam for industrial use: The Xe-100 is designed to provide cost-competitive, carbon-free process heat and power to industrial facilities. The Xe-100’s “always-on” and reliable nature can support mission-critical industrial applications with 200 MW thermal output per reactor of high-pressure, high-temperature steam. Additionally, the size of the Xe-100 makes it ideally suited to match the near 100% steam reliability requirements of many industries by allowing for cost-effective redundancy through modular deployments.
●	Clean hydrogen production: The Xe-100 can provide a more reliable and higher-capacity-factor source of electricity to power the electrolytic production of hydrogen. Like any other power generator, the Xe-100 can provide electricity for off-the-shelf electrolyzers and will be competitive due to its high-capacity factor (95%), which allows for very high electrolyzer utilization. Moreover, once high-temperature electrolysis technologies, which are expected to be among the leading methods for producing commercial-scale hydrogen, are commercialized, the Xe-100 will be readily adaptable to produce steam that can support hydrogen manufacturing facilities — increasing the electric efficiency of hydrogen production and decreasing its final cost of delivery. The Xe-100 can improve the efficiency and cost of hydrogen production through its ability to (i) site generation close to hydrogen demand, (ii) follow hydrogen production load and (iii) supply heat for high-temperature hydrogen manufacturing.
●	Smaller Environmental Impact. The United Nations Economic Commission for Europe (the “UNECE”) recently updated its 2021 report titled “Life Cycle Assessment of Electricity Generation Options” analyzing the environmental profiles and full lifecycles of energy technologies and concluded that nuclear had some of the smallest impacts on the environment out of the electricity sources analyzed. Across its entire life cycle, nuclear power emits less greenhouse gases and uses less land than the other power sources studied, including all variants of wind and solar. Nuclear is also ranked as one of the most environmentally-friendly generation sources — second to only one variant of hydropower — when measured against the other power sources for consumption of mined minerals and metals, carcinogenic effects, and freshwater eutrophication.

We have four publicly announced opportunities with (1) Dow, (2) OPG, (3) Energy Northwest and (4) GCPUD and, as of March 31, 2023, have a growing pipeline of more than 30 unique customer opportunities across both power generation and industrial heat use cases and for multiple geographies. Further, Dow and OPG have both invested in X-energy. This growing pipeline of potential customers demonstrates increased customer interest and external validation.

X-energy has a focused, capex-light, services-driven business model, including technology licensing, fuel sales, pre-COD services and long-term recurring offerings, that is designed to drive future free cash flow generation throughout the over 60-year life span of each Xe-100 facility and the applicable lifespans of our subsequent designs.

Competitive Strengths

We are a pioneer of SMR and fuel technology that we expect can safely and efficiently deliver affordable zero-carbon energy to people around the world. We believe our collective expertise, coupled with the following competitive strengths, will allow us to establish a leadership position in advanced SMR technology.

Attractive Solution for Customers. The characteristics of the Xe-100 compare favorably to energy production alternatives. First, traditional renewables can struggle to provide reliable baseload power and are incapable of quickly ramping up to address increases in demand. Second, the Xe-100 has a versatile design that can be applied to several end markets, as well as to conventional power generation. And third, other emerging SMR technologies, many of which are based on conventional light water reactor (“LWR”) technology, may not be designed to efficiently load-follow or operate at high enough temperatures to provide industrial heat.

Intrinsic Safety Based on Physics without Needing Active Safety Systems. Our pioneering, simplified Xe-100 reactor design is intrinsically safe. It is not dependent upon active safety systems, which are susceptible to failure, necessitating redundancy in a typical LWR reactor design. The TRISO-X fuel used in the Xe-100 is designed not to melt. Our design relies on physics and intrinsic safety features, such that in the event of a total loss of power to a Xe-100 reactor the reactor will not require any operator or computer actions, grid connections, emergency backup power or additional water to cool the reactor. The reactor has a strong negative temperature coefficient, which means that the loss of coolant circulation slows the fission reaction nearly instantaneously, causing the reactor to shut down. Finally, due to the relatively low power density of the core, the heat load during shut-down can be naturally dissipated through passive cooling.

Attractive Business Model. We believe our capex-light business model will position us to generate attractive free cash flow as we service the large total addressable market for SMRs. We expect to receive licensing fees for use of our proprietary Xe-100 technology while coordinating assembly and construction support with customers. We do not expect to hold inventory associated with assembly and construction of facilities. We also intend to leverage our knowledge and expertise in licensing procurement, operations, maintenance and other processes to provide customers with a full suite of services from the development of a project, and ultimately for the operating life of the reactors. Additionally, we plan to provide customers with initial reactor fuel loads and intend to also generate long-term recurring revenue streams from the delivery of TRISO-X fuel required to refuel plants over the lifetime of a facility. X-energy does not, and does not intend to, bear any significant inventory risk associated with uranium or fuel. This business model is expected to generate strong, recurring, and diversified revenue streams.

Proprietary Approach. We believe our intellectual property rights are important assets for our success, and we aggressively protect these rights through contracts, patents and trade secrets to maintain our competitive advantage in the market. As of March 31, 2023, we have been issued 10 U.S. patents, and had 15 pending U.S. patent applications. These patents, along with their international counterparts filed in strategic foreign jurisdictions, protect key aspects of our technology as we continue to grow our intellectual property portfolio.

Visionary Management Team and Highly Expert Employee Base. We have an experienced and passionate team of leaders and innovators who have been directly involved in the development of advanced nuclear technology and led large-scale nuclear projects and operations. As of March 31, 2023, we have a highly educated workforce of 431 employees, of whom 104 have master’s degrees in engineering and science and 45 have Ph.Ds. Our executive leadership team has an average of over 25 years of prior management experience in nuclear design, operations, government relations and public companies in organizations such as the DOE, UniStar Nuclear Energy, Constellation Energy, Hunt Consolidated and Petrohawk Energy. The management team is led by our CEO, J. Clay Sell, who is one of the foremost leaders in the U.S. energy market. As the former Deputy Secretary of the DOE, he brings a unique perspective of the U.S. energy industry to X-energy. Further, his experience in renewables development after his time as Deputy Secretary gave him key experience in major project development and valuable insight into the limitations of intermittent renewable technologies, and in turn the value of nuclear generation.

Industry

Policymakers and industry leaders increasingly recognize that nuclear, particularly advanced nuclear, will be a key component of the clean energy transition. Growing energy demand paired with the increasing focus on decarbonization create a clear need for what nuclear can offer: carbon-free, always-on generation. According to the Energy Information Administration (“EIA”) and the International Energy Agency (“IEA”) approximately 80% of global power generation is currently supplied by fossil fuels and global electricity consumption is projected to increase more than 50% by 2050. As such, nuclear is likely to play a significant role in any pathway to net-zero. While renewables have made, and continue to make, a meaningful contribution to this clean energy transition, they lack several key advantages that advanced nuclear can offer — specifically, the ability to deliver land-efficient zero-emissions and readily dispatchable energy. Further, advanced nuclear offers expanded use cases, such as industrial heat, while having lower capital costs, simplified operations and substantial safety improvements over legacy nuclear operations. These tailwinds uniquely position advanced nuclear as a pivotal piece of the future of the global energy system.

Need for Global Decarbonization. The effects of climate change around the world and its impact on at-risk populations have led to an increasing societal focus on the goal and challenge of global decarbonization in nearly every nation on the planet. As a result, there is a global shift to reduce the production of greenhouse gases, as evidenced by governmental policies, consumer behavior and corporate decarbonization pledges. Twenty-six of the 30 largest utility companies in the United States currently have net-zero emissions goals according to S&P Global, with many acknowledging the need and desire for their future energy mix to include substantial amounts of nuclear generation. In addition, as noted by the Energy & Climate Intelligence Unit and Oxford Net Zero, at least one-fifth of the world’s 2,000 largest public companies are committed to reaching net-zero emissions.

Renewables Lack Necessary Reliability and Siting Flexibility. While renewables, such as solar and wind, have increased their share of the energy mix and are key components in the decarbonization of the economy, the technologies, standing alone, are inherently constrained by intermittency, seasonality and substantial land use requirements. Additionally, these intermittent renewable sources need additional large-scale battery energy storage system infrastructure or other dispatchable generation resources in place to alleviate the variable nature of their power generation. In most global regions, flexible and dispatchable sources, such as long-duration storage, geothermal, natural gas, coal with carbon capture, and nuclear power will be essential to support renewables. According to EIA, the average capacity factor (i.e., the ratio of actual energy output in a given period over output at maximum generation capacity for the same period) in the United States in 2021 for solar, wind and hydro was 24.4%, 34.4% and 36.0%, respectively, compared to 92.8% for nuclear. Moreover, to support 900 MW of nameplate capacity (i.e., without adjusting for the lower capacity factors of wind and solar), onshore wind and solar require 40,200 and 5,500 acres, respectively, while X-energy’s Xe-100 technology would only require approximately 70 acres and could leverage brownfield sites. To this same end, in considering future decarbonization scenarios, the DOE acknowledges that factors like land-use intensity, regional siting requirements, and transmission and interconnection difficulties may increasingly affect deployment of utility-scale renewables. By providing reliable, load-following capacity and a smaller operating footprint, nuclear will become a critical component to supporting high reliability for a low-carbon grid.

Unlocking Industrial Decarbonization. Advanced SMRs, and particularly HTGRs, also provide opportunities to contribute to the decarbonization of sectors beyond electric power. According to the U.S. Environmental Protection Agency (“EPA”), electric power accounts for approximately 25% of total U.S. greenhouse gas emissions, while transportation and industry account for a combined 51% of total emissions in the United States. The reduced cost, size and project risks of advanced nuclear is, in our view, likely to attract broad investment to satisfy these diverse decarbonization needs. Potential customers will have the ability to reuse legacy coal-fired power plant sites, produce clean hydrogen, power critical data centers and provide high-temperature steam for direct use in heavy industry. Further, more challenging transportation applications, like heavy trucking, maritime shipping and aviation will require companies to pursue options like carbon-free biofuels, hydrogen and sustainable aviation fuel.

Continued Support of Policymakers in the United States, Canada and United Kingdom. Nuclear energy has received significant federal- and state-level support in the United States in recent years. Currently, more than 23 states have policies in place, or under consideration, to support advanced nuclear. Moreover, some states have begun adopting binding deadlines, either through legislation or executive or administrative action, to force decarbonization of energy purchased, sold or generated within a given state. At the U.S. federal level, support for advanced nuclear power has been steady since the adoption of the Nuclear Energy Innovation Capabilities Act in 2018. Billions of dollars have been allocated to nuclear energy in recent significant energy-related legislation, including the Inflation Reduction Act and Infrastructure Investment and Jobs Act, with strong bipartisan and bicameral support under both Republican and Democratic Administrations. U.K. and Canada policymakers have also increased support of advanced nuclear. In December 2021, upon finding that HTGRs have the greatest potential to make significant contributions to net-zero goals and HTGRs’ ability to produce high-temperature heat for industrial processes, high technical maturity, and the country’s experience with gas-cooled reactors (specifically the proven safety characteristics of the United Kingdom’s second-generation Advanced Gas-cooled

Reactors) the U.K. government designated HTGRs as its technology focus for the Advanced Modular Reactor (“AMR”) demonstration program.

Key U.S., U.K. and Canada policies include:

United States

●	Infrastructure Investment and Jobs Act (“IIJA”). The IIJA was signed into law in November 2021 and includes $65 billion in funding for power and grid investments. This includes investments in grid reliability and resiliency as well as clean energy technologies such as carbon capture, hydrogen and advanced nuclear. The IIJA also appropriated funding for the ARDP through 2025, following ARDP’s initial creation in the Energy Act of 2020.
●	Inflation Reduction Act (“IRA”). In August 2022, President Biden signed the Inflation Reduction Act into law. The IRA provides a step-change increase in U.S. government support for the advanced nuclear industry. The IRA offers our customers the option of electing either the Clean Electricity Investment Tax Credit or the Clean Electricity Production Tax Credit depending on what is most advantageous, putting nuclear power on the type of trajectory afforded to wind and solar over the past two decades after the passing of similar incentives for those sectors. Additionally, $700 million was appropriated in the IRA to support the transportation and availability of HALEU for advanced reactor fuel, accelerating the deployment of a key supply chain component. Finally, the IRA also increased the DOE’s loan guarantee program authority to $250 billion, which could be applicable to certain advanced nuclear projects. This support will meaningfully accelerate the deployment of advanced nuclear reactors and fundamentally enhance economics for customers.

Potential Tax Credits per 4-Pack Reactor for Customers

Clean Electricity Production Tax Credit(1) (§ 45Y)

Up to ~$88 million of potential tax credits to customer per 4-pack reactor per year for 10 years, adjusting each year for inflation

How it works:

Tax credit of 1.5¢/kWh adjusted annually for inflation (2.75¢/kWh in 2022) of electricity produced and sold for 10 years after the facility is placed in service

●	+ 10% boost if reactor is in an “energy community” (e.g., former coal mine or brownfield site)
●	+ 10% boost if reactor constructed with domestic iron and steel and minimum percentage of domestic manufactured products is achieved (or an exception applies)

= up to 3.30¢/kWh total credit

Up to ~ 60 cents per dollar of construction costs, assuming a 20% investment tax credit cost step up, of potential tax credits to customer, claimed in the year when the plant is placed in service

Clean Electricity Investment Tax Credit(4) (§ 48E)

How it works:

Tax credit of 30% of the initial capital cost in a facility

●	+ 10% boost if reactor is in an “energy community” (e.g., former coal mine or brownfield site)
●	+ 10% boost if reactor constructed with domestic iron and steel and a minimum of 40% domestic manufactured product (or an exception applies)

= up to 50% tax credit on upfront capital costs

(1)	Eligibility requirements: Applies to qualified facilities placed in service after 2024 and the construction of which generally begins before 2034, facility’s greenhouse gas emission rate cannot exceed zero, electricity must be produced in the United States and sold to “unrelated persons,” facility meets U.S. Labor Department “prevailing wage” and “apprenticeship” standards.
a.	Projects that start construction after the following “applicable year” are subject to a four-year phase-out beginning the later of (i) the date that the U.S. Secretary of Energy determines that annual greenhouse gas emissions from electrical generation is equal to or less than 25% of emissions in 2022 or (ii) 2032.
b.	The “prevailing wage” and “apprenticeship” standards will be deemed to be met if projects “began construction” earlier than 60 days after the Treasury issued relevant guidance.
(2)	8,760 hours in a non-leap year times 1,000 kW per MW.
(3)	Shown in 2022 dollars. Tax credit will step-up annually with inflation. No inflation shown.
(4)	Eligibility requirements: Applies to qualified facilities placed in service after 2024 and the construction of which generally begins before 2034, facility’s greenhouse gas emission rate cannot exceed zero and facility meets U.S. Labor Department “prevailing wage” and “apprenticeship” standards. Credits are subject to recapture if eligibility requirements are not maintained or if the facility is sold.
a.	Projects that start construction after the following “applicable year” are subject to a four-year phase-out beginning the later of (i) the date that the U.S. Secretary of Energy determines that annual greenhouse gas emissions from electrical generation is equal to or less than 25% of emissions in 2022 or (ii) 2032.
b.	The “prevailing wage” and “apprenticeship” standards will be deemed to be met if projects “began construction” earlier than 60 days after the Treasury issued relevant guidance.

(5)	X-energy assumption not explicitly included in IRA; similar provisions have been included in prior renewables tax credit programs.

Canada

●	Strategic Innovation Fund Net-Zero Accelerator (“NZA”). The NZA initiative supports Canada’s net-zero by 2050 goal. The initiative will provide up to $8 billion CAD to support large-scale investments in industrial sectors across the country. As of October 2022, the fund had invested nearly $100 million CAD in support of SMR technologies across Canada.
●	Canadian Investment Tax Credit. In November 2022, the Canadian government announced the Department of Finance would engage with experts to establish an investment tax credit of up to 30% for investments in clean technologies, with a focus on net-zero technologies (including SMRs), battery storage solutions and clean hydrogen.

United Kingdom

●	Advanced Nuclear Fund. In November 2020, the U.K. government published “The Ten Point Plan for a Green Industrial Revolution.” The plan announced the Advanced Nuclear Fund of up to £385 million to invest in the next generation of nuclear technologies.
●	U.K.’s AMR Research, Development and Demonstration Programme (“AMR RD&D”). Established by the U.K. government, AMR RD&D was established to demonstrate HTGR technology by the early 2030s and to commercialize advanced SMRs to support “Net Zero” by 2050.

Market Opportunity for Advanced Nuclear. We believe the market for SMRs is vast, and X-energy is well-positioned to capture the opportunity. According to the DOE, achieving net-zero emission targets in the U.S. by 2050 would require approximately 550–770 GW of additional clean, firm capacity.

Capacity Additions to Achieve Net-Zero in the U.S. by 2050 (GW)(6)(7)

3,878
2,596
2,669
1,175
1,278
205
866
206
537
745
515
979
+~550 GW
+~770 GW
2021
Higher Renewable Case
Lower Renewable Case
Clean, Firm
Non-Clean, Firm
Variable

The DOE estimates that advanced nuclear could provide approximately 200 GW (a “mid-point from modeling exercises,” rather than a ceiling) of the 550-770 GW clean, firm capacity additions, comparing favorably with other clean, firm options, such as renewables paired with long duration energy storage and fossil generation with carbon capture. These capacity additions imply a potential for approximately 625 Xe-100 reactor 4-packs.

The DOE states that decarbonizing the last approximately 20% of the grid would be very difficult and expensive without firm power. As renewables penetration rises and the value of grid stability provided by firm power increases, the U.S. DOE expects advanced nuclear to be an increasingly attractive option. DOE’s estimated FOAK to NOAK levelized cost of electricity (“LCOE”) ranges of advanced nuclear and other clean, firm resources are:

●	Advanced nuclear: $109 – $66/MWh(8)
●	Renewables with storage for 24/7 load matching: $119 – $69/MWh(9)
●	Natural gas with carbon capture and storage: $99 – $63/MWh(10)

(6)

U.S. Department of Energy – Pathways to Commercial Liftoff: Advanced Nuclear (March 2023). Per the DOE, the Pathways to Commercial Liftoff reports were developed through extensive stakeholder engagement and a combination of system-level modeling and project-level financial modeling. The DOE’s ‘Lower Renewables Case’ assumes renewables buildout is bounded by limitations from transmission, land use, regional characteristics, and other factors, implying increased need for clean, firm generation to achieve the same net-zero goals by 2050; the DOE’s ‘Higher Renewables Case’ assumes higher renewables buildout (i.e., more variable renewables capacity) and therefore a lower buildout of clean, firm generation is needed.

(7)

DOE defines “firm” power as generation sources that can provide stable energy supply during all seasons and during periods of weeks up to months, including nuclear, natural gas with carbon capture and renewables with long-duration storage.

(8)	Advanced nuclear estimated LCOE is based on a $3,600/kW (NOAK) and $9,000/kW (FOAK) overnight capital cost and includes 30% Investment Tax Credit (“ITC”).
(9)

Renewables with storage for 24/7 load matching from LDES Council’s “A path towards full grid decarbonization with 24/7 clean Power Purchase Agreements.” The LCOE is calculated as (annualized cost of renewable generation + storage capacity) / clean energy delivered to the offtaker excluding additional costs or revenues that would impact final power purchase agreements’ price and includes the ITC for the full investment cost of the facility.

(10)	Natural gas with carbon capture and storage numbers from the McKinsey Power Model and includes the 45Q CO2 sequestration tax credit.

The Role of Advanced Small Modular Reactors

The three primary technologies currently being pursued in advanced non-light-water SMRs are HTGRs, sodium fast reactors and molten salt reactors. HTGRs, like the Xe-100, have a long history dating back to the 1940s. The U.K. Department for Business, Energy and Industrial Strategy (“BEIS”), which has extensive operational and regulatory experience with gas-cooled reactors, indicated that HTGRs have the greatest potential to make significant contributions to net-zero goals because of numerous key characteristics that differentiate the technology, such as the ability to produce high temperature heat for industrial processes, high technical maturity and the country’s experience with gas-cooled reactors.

Advanced non-light-water SMRs, specifically HTGRs, have several inherent advantages over other carbon-free power generation including existing Generation III SMR and conventional large-scale technologies:

●	Reliable Baseload Power. While renewables have increased and will continue to increase their share of the future of the global energy supply, they are constrained by their inability to provide consistent baseload power because of their intermittency. This issue will only be exacerbated as the pace of electrification across the globe accelerates. Advanced SMRs stand to gain significant market share as essential support for the deficiencies of renewables.
●	Load-Following. Traditional renewables and current Generation III technologies also lack the capability to quickly ramp up to address increases in demand. Some advanced SMRs, like the Xe-100, have load-following capabilities, and the Xe-100 is designed to ramp up or ramp down between 40% and full power in 12 minutes, faster than what is achievable by existing Generation III technologies.
●	Industrial Heat. HTGRs can supply high-temperature heat with the ability to be used not only for power generation but also for industrial uses. With the potential to produce temperatures around 565°C, the steam from an Xe-100 can be transferred to external applications.

Further, the advantages of SMRs over conventional large-scale nuclear include:

●	Modular and Scalable. Small unit size and modular scalability provide the customer flexibility in choosing the capacity that meets its needs, unlike large-scale nuclear units that typically provide approximately 1 GW each. For example, the Xe-100 provides 80 MWe per reactor and is expected to be most commonly sold as a 4-pack, or 320 MWe facility, but the number of reactors may be tailored to a customer’s need. Further, advanced SMR facilities are scalable over time as reactors may be added.

●	Enhanced Safety. Our advanced SMRs have lower reactor power density and a self-regulating core design, which means that the core is designed to naturally shut down if cooling stops. This design is intended to prevent the reactor from melting under foreseeable adverse conditions without action by the operator. As a result, the emergency planning zone for some advanced SMRs can be at the site boundary, allowing the technology to be located closer to population centers and industrial facilities that require process heat.
●	Cost-Competitive. Conventional large-scale nuclear facilities have high upfront capital costs due to their large size, substantial containment structures and longer construction times. Advanced SMRs by contrast are largely factory built and road-shippable, which reduces on-site work, resulting in better cost predictability and more efficient quality control. The DOE estimates an advanced reactor NOAK overnight cost of $3,600/kW, implying a capital cost of $288 million-$1,150 million for an 80-320 MWe SMR facility, while a more conventional large light-water reactor (nonetheless considered “advanced” by DOE’s criteria), such as the 1,150 MWe AP1000, would cost approximately $4,140 million on an overnight basis.
Anticipated Site-Bounded Emergency Planning Zone	Lower Capital Cost Makes SMRs More
(“EPZ”)(11)	Accessible to Customers(12)

(11)Represents illustrative location, not an actual Xe-100 location.

(12)U.S. Department of Energy – Pathways to Commercial Liftoff: Advanced Nuclear (March 2023). Assumes estimated NOAK overnight capital cost of $3,600/kW, inclusive of 30% ITC.

Technology, Products and Services

Xe-100 — Our High Performing Reactor

The Xe-100 is an HTGR with advantages in sustainability, economics, reliability and safety over conventional LWRs and other advanced SMR designs. The Xe-100 is a Generation IV advanced nuclear technology that has been designed to remedy weaknesses associated with traditional LWR designs. The Xe-100 can efficiently produce electricity or process heat. When configured for electricity generation, each reactor can power an 80 MWe turbine generator. Each module is designed to be scaled into a 4-pack 320 MWe electric power plant. With our modular design, the scale can grow to match the needs of each customer.

Our elegant and simple design maximizes the use of factory-built components and is expected to be shipped to site using existing road and rail networks. We expect to receive licensing fees for use of our proprietary Xe-100 technology. We plan to coordinate with assembly coordination and construction support for customers with third-party vendors. We do not expect to hold inventory associated with fuel or assembly and construction of facilities.

The Xe-100 has the following characteristics:

●	Safe. Each Xe-100 will use 220,000 of our TRISO-X fuel pebbles, with approximately 18,000 uranium oxycarbide containing TRISO fuel particles in each pebble, which helps to contain fission products and aids in long-term nuclear-waste storage.
●	Designed not to melt. High-temperature-tolerant graphite-based fuel structure is designed not to melt.
●	“Licensing-Ready.” Significant NRC pre-application engagement, using an established reactor licensing process and with benefit of NRC precedent licensing of HTGR reactors.
●	High Temperature Technology. By using a helium coolant as compared to water, the Xe-100 is designed to deliver heat at higher temperatures (750°C helium outlet temperature and 565°C steam from the steam generator) than conventional reactors, providing a clean solution for various use cases, including power generation and process heat for critical industrial applications.
●	Online refueling. Online refueling capabilities provide an average of 95% plant availability, unlike conventional nuclear facilities, which require shutdown and refueling every 18-24 months.
●	Efficient. High burn-up fuel cycle (160,000 megawatt-days per ton of uranium) means the Xe-100 more efficiently utilizes its fuel than conventional reactors.
●	Resilient. Designed for a 60+year operational life.

Services — Our Long-term, Value-Add Offerings

We intend to offer customers a diversified suite of services throughout the life of the reactor, beginning approximately six years prior to a plant’s commercial operation date. Pre- and post-COD offerings will provide customers with critical services related to the design, development, licensing, construction, fueling, operations and maintenance of the Xe-100. We anticipate our services will have high penetration rates and will provide consistent, recurring revenues throughout the life of the reactor.

Our services are expected to include:

●	project planning support for customers as they seek to develop and advance project concepts prior to final investment decision;
●	regulatory support, including support for preparation and prosecution of the customer’s applications to the NRC in the United States, the Canadian Nuclear Safety Commission (“CNSC”) in Canada and the Office for Nuclear Regulation (“ONR”) in the United Kingdom;
●	start-up and testing support to satisfy regulatory verification requirements;
●	initial and ongoing operator training;
●	design engineering services;
●	operations and maintenance program management, including regulatory compliance support;
●	procurement and spare parts management;
●	outage planning and performance support; and
●	system verification and validation for both safety- and non-safety-related systems.

TRISO-X — Our Clean and Safe Fuel

Our reactors use TRISO particle fuel, a technology that has been developed and improved over 60 years. The DOE describes TRISO particles as “the most robust nuclear fuel on the planet.” We manufacture our own proprietary TRISO fuel, TRISO-X, through our wholly owned subsidiary, TRISO-X, LLC, to ensure supply and quality control. Further, many of the advanced nuclear reactor designs in development are expected to be powered by TRISO fuel or other coated-particle fuels, and as part of our business model, we intend to not only sell TRISO-X fuel to our customers but to also fabricate and sell TRISO-X and other encapsulated fuels to other advanced nuclear reactor customers, including governmental and private entities.

Our TRISO-X fuel is designed not to melt. Its robust nature allows for passive safety and, we expect, a small emergency planning zone, providing additional flexibility in site design and access to non-traditional nuclear markets and customers.

At the heart of the TRISO-X fuel particle is the uranium oxycarbide kernel, which utilizes HALEU for higher energy content than the uranium used in conventional LWRs. Each kernel is surrounded by four barrier layers that act in concert to support the uranium-containing kernel, moderate nuclear reactions, ensure passive safety and contain fission products. These particles retain their integrity during all foreseeable adverse conditions, and the set of boundary layers act as functional containment for the radioactive fission products in the fuel kernel, obviating the requirement for the typical expensive and large concrete and steel containment structures required in conventional reactors. The robust graphite pebble, about the size of a billiard ball, contains approximately 18,000 of these TRISO particles.

We currently manufacture TRISO-X fuel in our facility in Oak Ridge, Tennessee (the “TRISO-X Pilot Facility”), and have submitted a license application to the NRC for the operation of the TF3. The TF3 will be a state-of-the-art category II facility designed specifically for handling and processing HALEU. There are currently no commercial-scale facilities in the United States capable of fabricating HALEU fuel, and thus we believe the TF3 will address a key gap in the advanced nuclear fuel supply chain.

We plan to provide our Xe-100 customers with their initial fuel loads while generating additional long-term and recurring revenue streams by refueling facilities throughout their anticipated 60-plus year lives. We do not intend to bear any inventory risk associated with uranium, other feedstocks or finished fuel and instead provide only services for customers. Further, we have no responsibility for management of spent fuel.

Other Strategic R&D Initiatives

Xe-Mobile

The Xe-Mobile is a ground, sea and air transportable power generation system that can be delivered to the point of electricity need and quickly begin generating power; no construction or site preparation is required. The Xe-Mobile features:

●	Rail, truck and U.S. military transport aircraft compatibility;
●	All components housed in standard ISO containers;
●	Can operate at full power for more than 3 years at a 100% duty cycle;
●	Utilizes our proprietary TRISO-X fuel that is designed not to melt;
●	Produces 1-5 MW of electric power at 4160 volts.

We believe that the Xe-Mobile can potentially address the following use cases:

●	Remote communities. Island and remote communities, especially in Canada and Alaska, rely on petroleum fuel to maintain their power. Delivery disruptions and service difficulties can significantly affect availability and reliability of power in these settings, while the diesel generators are a source of air pollutants and greenhouse gases.
●	Disaster Relief. The Xe-Mobile is a transportable and flexible electricity solution that does not require fueling for years and can power critical infrastructure like hospitals, water purification facilities, railyards and ship harbors on rapid deployment timelines.
●	Defense and military. As the U.S. military prepares to further “electrify” the warfighter, highly portable, reliable power will be a revolutionary technology.

●	Off-grid small industrial sites. Smaller industrial sites in harsh conditions, such as at altitude or in high latitudes, or island operations, are similarly currently exposed to expensive diesel supply chains.

Space Applications

Our innovative HTGR design and high-temperature-resistant fuel make a unique and compelling combination for nuclear electric propulsion, nuclear thermal propulsion and lunar surface power.

Our use of ceramic coated particle fuel, designed not to melt, in combination with innovative reactor designs and advanced, proprietary moderator materials, all work together to increase the efficiency of the fission reaction while minimizing bulk and weight, keeping the reactor light enough for flight. These characteristics have allowed us to develop viable concepts for a nuclear thermal propulsion reactor.

In IX, LLC (“IX”),a joint venture with Intuitive Machines, we are currently developing an advanced small scale, portable reactor for lunar surface power applications using our proprietary TRISO-X fuel. Designed to be intrinsically safe, like X-energy’s terrestrial reactors, X-energy’s space reactors will deliver long life and high thermal power output at low mass. In the third quarter of 2022, the DOE and NASA awarded the X-energy team a contract to advance the design of a Fission Surface Power (“FSP”) solution that will deliver at least 40 kilowatts (“kW”) of electric power on the surface of the Moon for at least 10 years.

In March 2023, we announced the successful test of our coated particle fuel for nuclear thermal propulsion applications, which took place at the Marshall Space Flight Center in the Compact Fuel Element Environmental Test facility. The fuel was cycled rapidly and repeatedly to more than 2,000 degrees Celsius with the temperature fluctuating hundreds of degrees per minute and held at those temperatures to replicate conditions anticipated during space missions, while maintaining its integrity.

Customers and Partners

We have a network of customers and partners invested in our growth and success. These customers and partners include:

●	DOE. Through the ARDP, we are partnering with the DOE and others to build the U.S.’s first commercial scale advanced nuclear reactor. In December 2020, X-energy was selected to receive $1.2 billion in funding to support the design, licensing, commercialization and construction of a first-of-a-kind commercial advanced nuclear plant and TRISO-X fuel fabrication facility. As one of only two parties selected out of many applicants, the Xe-100 was recognized as an advanced reactor technology of choice. In March 2023, the DOE made Dow a sub awardee under X-energy’s ARDP Cooperative Agreement with DOE.
●	Dow. In conjunction with the ARDP referenced above, we signed the JDA with Dow on February 27, 2023 to demonstrate the first advanced nuclear reactor at an industrial site in North America. On May 11, 2023, Dow and X-energy announced that Dow’s Seadrift, Texas site will be the location of a potential Xe-100 facility. The JDA includes a commitment from Dow to fund up to $25 million in engineering work in preparation for the submission of a construction permit application to the NRC (the “Construction Permit Application”). Dow is also an investor in X-energy.
●	OPG. X-energy and OPG entered into a framework agreement to work exclusively with one another with respect to advanced nuclear power industrial applications in Ontario, Canada, and to co-market and advance the Xe-100 as the nuclear technology of choice for industrial applications throughout the rest of Canada. OPG will be the operator of any Xe-100 facilities that are deployed under this agreement. The parties also agreed to work collaboratively to establish a viable and reliable supply of commercial HALEU production capacity in the United States, Canada or potentially other allied nations. The agreement will terminate upon the earlier of (i) 60 months from June 20, 2022, (ii) the date the parties mutually agree in writing to terminate the agreement or (iii) the date that one party receives the other party’s unilateral written termination notice, subject to a 60-day period to resolve any issue that led to the requested unilateral termination. The parties may extend the term by mutual, written consent. Neither party may assign or transfer the agreement to any third party without the other party’s written consent. OPG is also an investor in X-energy.
●	Energy Northwest. Energy Northwest is committed to deploying advanced nuclear technology in the state of Washington and has announced X-energy as its preferred provider of small nuclear reactor technology. Energy Northwest expects to build the

Xe-100 on the site of its former WNP-1 reactor project, located within the Hanford Nuclear Reservation in eastern Washington. Energy Northwest has received considerable project interest from both utility and industrial customers.
●	GCPUD.GCPUD is considering a deployment of the Xe-100 in Grant County by 2032. Grant County is seeking new sources of reliable, affordable and emissions-free electricity to support its rapidly growing population, which has outpaced the U.S. annual growth rate 28 out of the last 30 years, and continued strong demand from commercial customers, like data centers.
●	Hatch, Ltd. (“Hatch”). X-energy has partnered with Hatch, one of the world’s top engineering management and development companies, to co-develop and deploy Xe-100s in the United States, Canada, and potentially other areas around the world. Hatch also provides engineering design and support services to X-energy for the Xe-100 and has invested in X-energy.
●	Cavendish Nuclear, Ltd. (“Cavendish”). The U.K. government recently announced that HTGRs are the preferred technology for new advanced modular reactors in the United Kingdom. Cavendish, one of the most respected nuclear engineering firms in the world, and X-energy have partnered exclusively to pursue AMR deployment opportunities in the United Kingdom. Cavendish will be X-energy’s lead architect-engineer firm in this arrangement, and the parties have already jointly submitted proposals to the U.K. government in response to opportunity solicitations. The parties jointly proposed a new power plant at Hartlepool, and the Hartlepool power station recently announced that it will continue to operate until 2026. If X-energy begins regulatory assessment this year, X-energy believes it will be well-positioned to have its first unit operating in the UK by around 2030.
●	Zachry Holdings, Inc. (“Zachry”). After a rigorous competitive process, Zachry is one of two constructors that X-energy selected for the initial deployment of Xe-100 reactors in the United States. Located in San Antonio, Texas, and in operation for nearly 100 years, Zachry is one of North America’s leaders in turnkey engineering, construction, maintenance, turnaround and fabrication services to the energy, chemicals, power, manufacturing and industrial sectors. Zachry is an investor in X-energy.
●	Burns & McDonnell/Day & Zimmerman (“Burns & McDonnell”). The combination of Burns & MacDonnell and Day & Zimmerman brings together two of the oldest and most respected nuclear construction and engineering services teams in the United States. After a rigorous competitive process, these two companies, acting jointly, comprise one of two constructors selected by X-energy for the initial deployment of Xe-100 reactors in the United States. Burns & McDonnell bring unmatched domestic and international experience in engineering, construction and architecture services for large nuclear plant completions and refurbishments. Day & Zimmerman specializes in nuclear construction, engineering, operations and maintenance. Burns & McDonnell has invested in X-energy.
●	Curtiss-Wright. Curtiss-Wright is a leading U.S. designer and supplier of critical nuclear power plant systems, equipment, services, and spare parts to the U.S. domestic and global nuclear power industry. Following several competitive bid processes, X-energy selected Curtiss-Wright as the successful bidder for multiple ARDP systems, as a preferred strategic supplier to X-energy for the ARDP Project and potentially subsequent Xe-100 facilities throughout North America and possibly other geographic areas. Curtiss-Wright has invested in X-energy.
●	Doosan Enerbility (“Doosan”). Doosan is a preferred strategic supplier to X-energy. Doosan is a major global manufacturer and supplier of core components of nuclear power plants, such as reactors, steam generators, reactor cooling pumps, fuel handling facilities, turbines, generators and auxiliary equipment. Doosan has an integrated manufacturing facility in Changwon, Korea, which is capable of raw material production to final assembly of nuclear components. Doosan has manufactured and supplied 34 reactor pressure vessels and 124 steam generators globally. Doosan has invested in X-energy.
●	DL E&C. DL E&C will work with X-energy to identify opportunities around the world to employ best practices to support the development and deployment of Xe-100 plants on a global scale. Founded in 1939, DL E&C has the longest business history among construction companies in Korea and has maintained a top ten Korean engineering and construction company ranking for the past 56 years. DL E&C is the flagship company of DL Group and has a broad range of experience in global mid/downstream energy sector engineering, procurement and construction, providing total services and solutions in more than 35 nations, focusing on a more sustainable and better future. DL E&C has invested in X-energy.
●	Intuitive Machines. The DOE and NASA awarded IX a contract to conduct a one-year study to advance the design of a fission surface power solution that will deliver a minimum 40 kW electric-power system to the moon by 2028. Intuitive Machines’ deep understanding of lunar environments and our ability to design compact microreactors put IX in place to lead systems engineering and design for developing such a solution. The IX team combines strong capability in reactor design and operations, power conversion design, thermal management systems and integrated space flight systems design with agility and innovative culture to deliver a complete lunar-surface power solution.

Growth Strategies

We intend to grow our business by leveraging our competitive advantages in scalability, safety, reliability and cost. We have several avenues to achieve our growth objectives:

Continue to develop our next generation technology. We intend to continue developing our reactor and fuel technology with the goal of achieving our first commercial delivery of a 4-pack facility beginning in 2029. We are in the midst of detailed design for the Xe-100 and are working with our engineering and construction partners to complete that process. Furthermore, we will work with our initial Xe-100 customers to complete the site-specific environmental studies required for licensing and progress toward the submission of the Construction Permit Application, including the Preliminary Safety Analysis Report. We have produced TRISO-X in kilogram batch quantities in our TRISO-X Pilot Facility and are breaking ground on North America’s first commercial advanced nuclear fuel fabrication facility in Oak Ridge, Tennessee.

Attractive Business Development Pipeline. We believe the market for our Xe-100, TRISO-X fuel and Xe-Mobile is wherever non-intermittent, reliable, carbon-free power is needed. Initially, we focused on replacing carbon-intensive coal-fired power plants. In response to substantial interest, however, we are increasingly marketing our advanced SMRs to industrial and co-generation customers who have a need for both electric power and efficient production of high-temperature steam in sectors that include large-scale chemical manufacturing, oil and gas extraction and hydrogen production.

Geographic Expansion. Our initial core markets are the United States, Canada and the United Kingdom, which we believe all have customer demand and regulators that are capable of licensing our technology. Beyond these initial geographies we anticipate expansion into new markets where we already have customer engagement, including countries in Eastern Europe, the Middle East and East Asia.

Technology Advancements. Using our innovative technology platform, we believe that we are well-positioned to continue making technology advancements over time. These improvements include optimizing the Xe-100 for industrial heat applications and innovations in the design to support steam outlet temperatures greater than 800° C to support more efficient hydrogen production processes.

Development of New Products. We continue to explore the development of innovative new products based on our core technology and varied use cases for our proprietary Xe-100, TRISO-X fuel and Xe-Mobile microreactor technologies. For example, we are investigating highly efficient hydrogen production technologies that can be coupled with the Xe-100’s high temperature operation. TRISO-X is currently performing fuel fabrication work for others whose reactor technologies also use TRISO-based fuel, including for space applications. Similarly, our Xe-Mobile reactor team is involved in U.S. government-funded studies for innovative remote power and lunar applications.

Research, Development and Testing

Our design team brings decades of experience from the HTGR pebble-bed design programs in Germany and South Africa, combined with veterans of the Next Generation Nuclear Plant program in the United States and leading experts from the DOE National Laboratories.

As of March 31, 2023, we have invested approximately $563 million to develop our technology, with an additional $45 million capital commitment in the form of preferred financing from Ares Management for a total investment of $608 million. The $563 million of capital invested as of March 31, 2023 includes $210 million of government funding and $103 million in X-energy’s Series C-2 Financing from Ares Management, OPG, Segra, Doosan, DL E&C and certain other investors. Our research, development and testing efforts were mainly centered on introducing new product innovations, developing our own fuel fabrication facility, improving advanced SMR performance and lowering the lifecycle cost of our products and services. This is achieved by introducing concepts of artificial intelligence and machine learning in “digital twin” environments to reduce the cost of operation and maintenance of our facilities. In May 2020, the DOE’s Advanced Research Projects Agency-Energy awarded X-energy a $6.0 million grant to support further development of artificial intelligence and machine learning. Most of our research and development has been completed, and we are now focusing on detailed design, supply chain development and deployment of the first plant as part of our DOE ARDP funding opportunity. We are also performing research and development on new innovative technologies, such as thermal storage and optimized hydrogen production that will represent future product offerings.

Periodically, we engage in joint research and development projects with academic institutions, with each party paying their own costs and expenses. We are careful in these situations to seek to maintain ownership of and rights to any resulting intellectual property.

Employees and Human Capital

Our employees are located across 40 different states and three countries as of March 31, 2023. We are dedicated to our corporate goal of changing the world through innovative and implementable energy solutions.

Due to the highly specialized nature of our business, we need to hire and train skilled and qualified personnel to design, build and operate our state-of-the-art equipment, and to perform a broad range of services to support our company and our customers. Our success as a company depends on our ability to attract, develop and retain people with highly technical and specialized expertise who are dedicated to consistently performing quality work and, for some of our positions, can obtain a security clearance. We are dedicated to promoting the health, welfare and safety of our employees. Part of our responsibility includes treating all employees with dignity and respect and providing them with fair, market-based, competitive and equitable compensation. We recognize and reward the performance of our employees in line with our pay-for-performance philosophy and provide a comprehensive suite of benefit options that enables our employees and their dependents to live healthy and productive lives.

Safety in our workplaces is paramount. We take measures to prevent workplace hazards, encourage safe behaviors and enforce a culture of continuous improvement to ensure our processes help eliminate incidents and injuries and comply with governing health and safety laws.

We are committed to promoting diversity of thought, experience, perspectives, backgrounds and capabilities to drive innovation and to strengthen the solutions we deliver to our customers because we believe this diversity leads to better outcomes. We proudly support a culture of inclusion and encourage a work environment that respects diverse opinions, values individual skills and celebrates the unique experiences our employees possess. To ensure a diverse group of candidates is considered for each opening we enlist the services of a human resource consulting firm that provides services and products related to affirmative action programs and equal employment opportunity as required by the U.S. Department of Labor’s Office of Federal Contract Compliance Programs.

As of March 31, 2023, we have a highly educated workforce of 431 employees, of whom 104 have master’s degrees in engineering and science and 45 have Ph.Ds. We have a seasoned leadership team with over 175 years of cumulative experience in the nuclear and energy industries.

Facilities

We have facilities in the following geographic locations:

●	Rockville, Maryland — X-energy’s headquarters office consists of 39,139 square feet and houses the Xe-100 and Xe-Mobile engineering teams performing engineering, design, operations, testing, code development, quality assurance, licensing and project management. The facility also houses the Xe-100 simulator control room, which is a mock-up of the Xe-100 control room consisting of three operator consoles that mimic the three operator stations to operate four to twelve Xe-100 reactors. The simulator room includes a 3D immersive twin walk-through of the Xe-100 plant and a full prototype of the Xe-100 reactor protection system. In addition, the Rockville facility houses the executive management team as well as accounting, marketing, human resources, procurement and legal staffs.

We recently entered into a new lease with a third-party for 49,412 square feet in Rockville, Maryland to house the commercial team.

●	Frederick, Maryland — The Operator Training Facility will be operational in June 2023 and consists of 10,447 square feet and will house the following activities:
●	Xe-100 Simulator Development — This activity includes the development of a full-scale ANSI 3.5 Xe-100 simulator that is a true representation of the Xe-100 plant. The simulator model will include all process models of Xe-100 reactors, instrumentation and control sensors and other elements to provide an environment to train and license Xe-100 operators before the first Xe-100 reactor’s fuel is loaded. This activity also includes the design of the Xe-100 control room and the construction of a replica control room where the operators will be trained. It is expected that a single Xe-100 control room will be sufficient to control up to twelve Xe-100 reactors. The Xe-100 simulator, like the actual control room environment, will have a total of 52 screens with three operator consoles.
●	Xe-100 Operator Procedure Development — This activity includes the development of the operational procedures needed to control the Xe-100 plant. The procedures will be developed on the “Computerized Procedure System” that X-energy acquired from Westinghouse, a pioneer in nuclear technologies, and will be used to create training material for Xe-100 operators.
●	Xe-100 Operator Training — This activity includes training Xe-100 operators in a classroom environment. Students will use the simulator and our training materials.
●	Human Factors Engineering Analysis — This activity includes the task analysis in NRC’s NUREG-0700 needed for the Xe-100 control room and simulator design, among other analyses. This activity is also necessary to determine the workload on Xe-100 operators to calculate the necessary number of operators in the control room.
●	Oak Ridge, Tennessee — The following facilities are located in Oak Ridge, Tennessee:
●	Centrus Facility — This facility houses TRISO-X staff and provides a lab with high bay space where activities related to our TRISO-X fuel production are performed. The staff and equipment in this location was transitioned to the Lafayette Road facility in January 2023.
●	Oak Ridge National Lab (“ORNL”) — This space located within ORNL is called the TRISO-X Pilot Facility, which houses a single commercial scale TRISO-fuel fabrication line and can produce HALEU-bearing fuel. It has been used to test new fabrication processes, leading to 10 issued patents, and two pending U.S. patent applications.
●	Mitchell Road Facility — The facility consists of 11,000 square feet and houses TRISO-X staff within portions of four office spaces. The work performed is primarily NRC licensing engagement, support for the deployment of the TF3 and process equipment design.
●	Lafayette Road Facility — The facility was functional in January 2023. It consists of 35,848 square feet and houses TRISO-X staff, performing primarily NRC licensing engagement, support for the deployment of the TF3 and process equipment design.
●	Toronto, Canada — Our Toronto office space is leased from one of our subcontractors, Kinectrics. It houses staff and is the headquarters of our wholly owned subsidiary, X-Energy Canada, Inc.

We believe the locations of our facilities provide us with unique access to the NRC, our U.S. government partners and customers, and the DOE’s extensive ORNL lab facilities and personnel, along with being attractive locations within some of the most well-educated metropolitan corridors in North America.

Our existing facilities accommodate our current operating needs, and we will expand our current facilities as needed to accommodate a growing workforce as we move closer to deploying the Xe-100, Xe-Mobile and associated services.

Nuclear Safety Regulation

The commercial nuclear industry is heavily regulated in all countries, and regulatory approval is required for the design, construction and operation of every nuclear plant, as well as the fuel facilities that make the fuel for the nuclear plants. Generally, nuclear safety regulations are geared towards ensuring that people and the environment are protected from harm, and regulators consider, among other things (1) design safety and robustness against internal hazards (e.g., component failures and fires) and external hazards (e.g., earthquakes and weather loads such as snow, rain and wind, including hurricanes, where applicable), and (2) environmental impacts of construction and operations (e.g., water use and preservation of historical sites and animal and plant species). Regulation must be addressed on a country-by-country basis, although regulators often collaborate when a design is deployed in multiple countries.

Our licensing strategy has two goals: (1) obtain approval, for ourselves and our customers, within the shortest possible time by engaging the regulator early and often and developing high quality license applications; and (2) maintain a common design of the Xe-100 in as many markets as possible.

We are actively engaged with the U.S. nuclear regulator, the NRC, for licensing of both our TF3 and the ARDP project. We submitted a license application for the TF3 in two parts: (i) the safety portion of the application in April 2022, and (ii) the environmental portion of the application in September 2022. The NRC accepted the TF3 application for docketing and review in November 2022, with an anticipated 30-month licensing schedule. While the ultimate owner or operator of the ARDP reactors will be the NRC licensee for the ARDP facility, we continue to pave the way for ARDP licensing by engaging regularly with the NRC and state regulators, consistent with our licensing strategy. We are currently in pre-application discussions with the NRC for a near-term future submission of an application for one or more construction permits for the Xe-100 ARDP units. All current pre-licensing work is conducted and submitted by X-energy in order to de-risk future construction permit and operating license applications to the NRC, whether pursuant to ARDP or not, that will be submitted by our customers, the plant owners. In addition to the NRC, other federal and state government permits and authorizations will be required to construct and operate the ARDP facility.

Export Controls

Our business is or will be subject to, and complies with or will comply with, stringent U.S. import and export control laws, including the Export Administration Regulations from the Bureau of Industry and Security which is part of the U.S. Department of Commerce (“Commerce”), regulations issued by the DOE and regulations issued by the NRC. The regulations exist to advance the national security and foreign policy interests of the United States and to further its nonproliferation policies. Export of nuclear technology, also known as technical data, as well as the assistance of U.S. persons to foreign nuclear programs is controlled by the DOE under 10 CFR Part 810, whereas the import and export of nuclear hardware, equipment and material designed for use in a reactor is controlled by the NRC under 10 CFR Part 110. Commerce regulates certain “dual use” items, as well as associated foreign assistance. Governmental authorizations may be required before we can export technology, equipment or materials, our services, or to collaborate with foreign entities. We have an extensive export control program to ensure compliance with all the foregoing regulations.

The U.S. government agencies responsible for administering the nuclear export control regulations have a degree of discretion interpreting and enforcing these regulations. These agencies also have significant discretion in approving, denying, or instituting specific conditions regarding authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes.

Legal Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief. We currently do not have any claims, lawsuits or proceedings against X-energy that, individually or in the aggregate, would be considered material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF X-ENERGY

The following discussion and analysis of X-energy’s financial condition and results of operations should be read with X-energy’s audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/ prospectus, including information with respect to plans and strategy for X-energy’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors,” X-energy’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Refer to the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from X-energy’s forward-looking statements. For more information, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “X-energy,” or “our” refer to the business of the X-Energy Reactor Company, LLC and its subsidiaries.

Overview

X-energy’s mission is to change the world through innovative and implementable energy solutions. We seek to be the world’s leader in development of High-Temperature Gas-cooled Reactors (“HTGR”) and the fuel to supply those reactors.

Based in Rockville, Maryland, we are a leading developer of advanced SMR and fuel technology for clean energy generation. We are seeking to redefine the nuclear energy industry through our flagship product, the Xe-100, an advanced small modular HTGR designed to generate up to 80 megawatts of electric power and/or up to 200 megawatts of thermal output, depending on configuration. The Xe-100 is a safe, carbon-free, always-on and load-following generation source with the ability to modularly scale to fit a customer’s power and/or industrial heat needs. Our simple and intrinsically safe advanced SMR designs, like the Xe-100, significantly expand the applications and markets for nuclear technology with enhanced safety, lower cost and faster construction timelines when compared with conventional nuclear energy sources and broader use cases when compared with other SMRs.

X-energy’s reactors use its proprietary tri-structural isotropic (“TRISO”) coated particle fuel, TRISO-X fuel. TRISO-X fuel is designed not to melt and can withstand extreme temperatures that are well beyond the threshold of current nuclear fuels.

Key Milestones that Transformed Our Business

X-energy was founded in 2009 by Kam Ghaffarian with reactor design experts Dr. Eben Mulder and Dr. Martin van Staden, both of whom were integral to the Pebble Bed Modular Reactor program, a South African public-private partnership which advanced the pebble bed modular reactor technology utilized by X-energy.

Our early years were focused on developing the concept of the Xe-100, with an emphasis on design parameters that would meet the broadest set of uses. By 2014, we identified fuel as an opportunity to expedite market entry which led to the development of our TRISO-X fuel. In 2018, we began regulatory engagement with the NRC and produced our first pebble in our pilot fuel facility located at Oak Ridge National Laboratory in Oak Ridge, Tennessee.

In 2019, we recruited J. Clay Sell, a former Deputy Secretary of Energy and recognized energy industry leader, to begin the expansion and transformation of the X-energy management team. Later that year, we initiated our commercialization track and regulatory engagement with the Canadian Nuclear Safety Commission. The Company reached an inflection point in December 2020 with the successful award of $1.2 billion from the U.S. Department of Energy’s (the “DOE”) Advanced Reactor Demonstration Program (“ARDP”). As described under “Information about X-energy,” this award accelerated our growth and prompted our focus on building a project delivery team. Since 2020, we have built substantial regulatory, supply chain, and quality assurance organizations that are the foundation of successful delivery of our products.

The ARDP is currently the most substantial federal investment in deploying advanced nuclear technology. We expect that the ARDP will provide us with significant funding to support the design, licensing, commercialization, and construction of a first-of-a-kind commercial advanced nuclear plant and commercial TRISO-X fuel fabrication facility, all the while benefiting from decades of nuclear experience and knowledge within the DOE. This selection represents a critical advantage over competitors. The funding does not include additional economic participation by the DOE, and X-energy is free to pursue intellectual property rights for all technology developed under the program’s funding.

In 2022, we made significant progress with industry-leading customers. We signed an exclusive framework agreement with Ontario Power Generation (“OPG”), Canada’s largest nuclear utility, to potentially deploy the Xe-100 for industrial applications in Ontario and other provinces across Canada. In August 2022, we signed a letter of intent with Dow to potentially deploy an Xe-100 4-pack to provide process heat, steam and power at one of Dow’s existing U.S. Gulf Coast facilities.

In October 2022, X-energy broke ground on North America’s first commercial advanced nuclear fuel fabrication facility in Oak Ridge, Tennessee. This TRISO-X Fuel Fabrication Facility (the “TF3”) will produce our proprietary TRISO-X fuel, along with other coated particle nuclear fuels for use by other advanced nuclear developers.

In conjunction with the ARDP, we signed the JDA with Dow on February 27, 2023 to demonstrate the first advanced nuclear reactor at an industrial site in North America. On May 11, 2023, Dow and X-energy announced that Dow’s Seadrift, Texas site will be the location of a potential Xe-100 facility. The JDA includes a commitment from Dow to fund up to $25 million in engineering work in preparation for the submission of a Construction Permit application to the NRC.

Our Business Model

We have a capex-light, services-driven business model, including technology licensing, fuel operations, pre-commercial operations date services and long-term recurring offerings, that is designed to drive attractive financial metrics. We expect to generate revenue through our three primary offerings: reactors, services, and fuel.

●	Reactors: The revenue stream from reactors includes licensing or technology fees for the use of the proprietary intellectual property and build-to-print design of the Xe-100 technology. We do not anticipate holding inventory associated with the assembly and construction of the facilities themselves, which we believe significantly reduces the amount of capital needed to operate our business.
●	Services: We anticipate offering project planning, regulatory support, procurement support, and long-term services to customers. Utilizing our knowledge and expertise on licensing, construction, procurement and other processes, we plan to provide customers with a full suite of value-added services during development of the nuclear power facilities. At the same time, we expect to generate long-term recurring revenue from ongoing maintenance and operator training through the more than 60-year life of a facility.
●	Fuel: We intend to provide customers with an initial fuel load at commissioning of a plant. We expect to generate additional long-term recurring revenue from our own proprietary fuel, or TRISO-X, that is required to refuel plants during the more than 60-year life of each facility. We do not expect to bear any inventory risk related to uranium or fuel by providing only supply services for customers without bearing any risk associated with holding the uranium or fuel. Additionally, we will not have any responsibility for spent fuel management beyond the design of such facilities to adequately handle spent fuel during the life of the plant. During operations, spent fuel remains the responsibility of the plant operator. Thereafter, permanent spent fuel management remains the responsibility of the DOE.

Our business model is diversified and designed to generate revenue over the full 60-plus year lifecycle of a customer facility. For each first-of-a-kind standard four-module plant, we expect to generate approximately $75 million in licensing fees revenue for a FOAK standard four-module plant, and approximately $250 million for an NOAK standard four-module plant, of which approximately 40% is expected to be earned four to five years prior to the commercial operational date of the plant, with the remainder to be paid upon completion of the plant. Over time, as we develop efficiencies in assembly and construction, we expect total construction costs to decline and licensing fees to increase per four-module plant.

Furthermore, for each FOAK standard four-module plant we are engaged to deliver, we expect to generate approximately $120−$130 million in initial fuel load revenues and $20-$30 million in revenue for each subsequent year for refueling for the duration of the 60-year life of a reactor. Finally, we intend to provide several value-add services during the planning, construction and on-going operating life of a reactor. Our team’s unique expertise in navigating the permitting process, construction project management and the NRC and other governmental agencies will be beneficial to clients. Overall, we expect to generate between $3.0−$3.5 billion of revenue and approximately $500−$600 million of gross profit through the lifetime of a standard four-module NOAK plant, highlighting the attractive and long-term nature of our cash flows. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Unit Economics Information” for a discussion of the material assumptions underlying these forecasts and the limitations of these forecasts.

We plan to rely on our capex-light, services-driven business model to generate revenue at each and every step along the way while minimizing potential risk. We have assembled a strong management team that is intensely focused on project delivery, which we believe distinguishes us from our competitors.

Increased Cost Estimates for a FOAK Standard Four-Module Xe-100

As part of our systematic design process, we undertook a major review of cost estimates to reflect adjustments in our business model, including to reflect results of major design milestones and to respond to contractual requirements of the ARDP. This process took months to complete and involved comprehensive evaluation, analysis, and synthesis of relevant internal and external data. This process included internal data collection and evaluation based on interactive prototyping and collaborative testing and feedback, as well external data collection such as the solicitation of up-to-date cost estimates from suppliers, constructors and other vendors based on enhancements to our designs of a FOAK standard four-module plant. This most recent review of our design processes and the related costs was completed on March 31, 2023, as discussed in greater detail below.

As a result of our review, we have increased the total cost estimates for a FOAK standard four-module Xe-100 plant. The key contributors to the cost increase include, but are not limited to:

●	Historically high inflation and increasing interest rates, which have impacted key components and construction materials for the Xe-100 such as graphite, tubing, pebble-conveying piping, rebar, structural steel and concrete;
●	The persistent impact of the COVID-19 pandemic on global supply chains and availability of raw materials;
●	Higher-than-expected labor costs and scope increases in the costs of design and analysis due to site power, and steam application changes;
●	Additional costs associated with compliance with enhanced regulatory requirements applicable to our business, many of which require an upfront compliance cost that we believe will result in a streamlined and predictable licensing pathway to deployment of future projects; and
●	Original cost estimates being based on a standard four-module electricity plant to be delivered by late 2027 at a well-studied nuclear site in Richland, Washington, for the nuclear-power operator Energy Northwest, with the project having evolved into and now assumed to be a four-module combined steam and power plant to be delivered by 2029 at a manufacturing site on the U.S. Gulf of Mexico Coast for Dow. Although the precise location of that site has since been announced (Seadrift, Texas), detailed information regarding that site was not considered in preparing the March 2023 cost estimate.

Due to various factors, including those described above, we increased the total ARDP project cost estimate from approximately $2.5 billion to between $4.75 to $5.75 billion. Accordingly, we will need to secure additional funding in order to finalize the development, commercialization and first-of-a-kind deployment of our SMR technology and related services. Our current ARDP project funding plan relies on cost-sharing through a cooperative agreement with the DOE. Specifically, the DOE has awarded X-energy $1.2 billion in cost-shared funding, of which $184.3 million was received from the DOE through March 31, 2023. We believe that our updated ARDP total project cost estimate is conservative, designed to sufficiently cover both reasonably expected and contingent costs.

Following completion of the foregoing process, we delivered the revised ARDP baseline cost to the DOE. While there can be no assurances that the U.S.Congress will appropriate additional funds under the ARDP to cover the increased program costs, or that the DOE will approve an increased award to us if such funds are appropriated under the ARDP, we expect the U.S. government to remain committed to the ARDP and to provide additional funding to cover the increased program costs on terms substantially similar to those provided under the initial $1.2 billion award. We expect any additional funding committed under the ARDP to have substantially similar terms to those included in the initial $1.2 billion award. See “Risk Factors — Risks Related to X-energy — Risks Relating to Compliance with Law, Government Regulation and Litigation—The development of our FOAK standard four-module plant may require significantly more funding support than the U.S. government originally awarded us under the ARDP. If we are unable to receive additional funding from the DOE under the ARDP or other funding mechanisms, or if the federal government decides to alter the terms of, terminate, or take other actions with respect to our existing ARDP cooperative agreement with the DOE in light of these increased costs, such actions could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.”

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depends on many factors. While each of these factors present significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth, improve our results of operations and achieve and maintain our long-term profitability.

Our ability to manage increased operating expenses as a result of sustained inflation and higher-than-expected development costs

We are a development and design stage company that is preparing its flagship product for market, with substantial governmental support and collaboration from a team of commercial partners. As we develop the Xe-100, the TF3 and other aspects of our business, we have been, and expect to continue to be, adversely affected by price increases from our suppliers and logistics partners as a result of inflation as well as other factors such as increased development, labor and overhead costs. The aggregate effect of those increases, however, were not fully apparent until we completed a required rebaselining of our ARDP project at the end of March 2023.

Between March and December of 2022, we completed the preliminary design of 41 out of a total of 42 systems required for the successful development of the Xe-100, with each such system having achieved final design readiness by the end of 2022. Consistent with the stage of development of the Xe-100, our previous cost estimate was based on a conceptual design, while our updated cost estimate provides much greater specificity and allows component, system, and construction costs to be calculated with a much higher level of accuracy than previously possible. Between December 2022 and March 2023, with the assistance of two independent constructors, we updated and refined our overall constructability assumptions and resulting cost estimates for a FOAK standard four-module plant in the context of our contractually required rebaselining pursuant to the ARDP, which we completed by the March 31, 2023 deadline. As a result of our refined cost estimate analysis process and feedback received from our two constructors regarding the impact of inflation and other development and licensing cost increases, in March 2023, we increased the total ARDP project cost of designing the Xe-100; designing, licensing, and constructing the TF3; and licensing and constructing the FOAK standard four-module plant for Dow (inclusive of all overnight construction costs and contingency) from approximately $2.5 billion to $4.75 to $5.75 billion.

This range of estimated costs does not account for any site-specific cost adjustments related to the Seadrift site or Dow’s engagement in the ARDP project, the impact of which could not be known as of March 2023. Dow and X-energy believe that both of those factors could ultimately lead to a reduction in costs.

In addition to approximately 15.0% to 17.5% of the costs to be assumed by X-energy, this range includes $1.2 billion previously committed by the U.S. government pursuant to the ARDP. Sources of funding for the remainder of the estimated cost are (1) increased U.S. government funding, whether via the ARDP or other sources and (2) X-energy’s designated partner under the ARDP (currently, Dow), although at present, Dow’s funding obligation to the ARDP project is capped at $25 million. This range of estimated costs does not account for (1) any site-specific cost adjustments related to the Seadrift site, which was announced as the location for the Xe-100 facility after this estimate was prepared; or (2) Dow’s engagement in the ARDP project, which in large part began after the estimate was prepared. Dow brings decades of expertise in developing industrial projects of similar size and scope as the ARDP project. Dow and X-energy intend to work collaboratively to reduce costs where possible.

We continue to work with our commercial partners to seek opportunities for cost reduction for the ARDP project. We nonetheless expect sustained and increased inflation in the future to directly impact our operating expenses, which, if left unmanaged, could ultimately impact expected gross margins across our business.

Widespread acceptance of nuclear power as a carbon-free energy source

Our growth and future success are dependent on public support for nuclear power in the United States and other countries. Global energy demand is expected to increase by 50% by 2050, and our future success will depend in large part on nuclear power capturing increasing market share for new energy production over fossil fuel and alternative energy sources at competitive prices for customers. Fossil fuels currently supply approximately 80% of global energy. In order for our business model to succeed, we will depend upon energy providers sourcing a larger percentage of energy from nuclear power facilities instead of sourcing energy from fossil fuel facilities. Additionally, the market for SMRs has not yet been established, as we are one of the pioneers in the industry. As we scale and continue to invest in the capabilities of our SMRs, we expect a growing number of jurisdictions throughout the United States and globally to adopt SMRs as an always-on, carbon-free alternative to other energy sources. As nuclear power and SMRs, in particular, gain widespread acceptance, we expect the revenue we generate from sales of our SMRs to increase.

Our ability to commence and expand commercial operations

Our business model is dependent on our commencing and expanding commercial operations. We currently anticipate initial customer deliveries to achieve commercial operation beginning in 2029. Commencement of nuclear construction is dependent upon finalizing of our design, producing fuel for our customers, and supporting our customers in seeking and receiving permits and licenses from the NRC. Our team of approximately 435 engineers, scientists, and other staff is highly motivated and committed to accomplishing these challenges ahead. Failure to complete any one of these tasks in a timely manner could result in us being unable to begin production in the anticipated timeframe.

We are developing a global network of potential customers, and supply chain partners that we expect will play an integral role in bringing our technology to market. We currently depend on the U.S. government for access to HALEU given the ongoing war in Ukraine and associated U.S. sanctions. To the extent the U.S. government restricts our access to HALEU or otherwise fails to obtain sufficient HALEU for our needs, our ability to commence and expand commercial operations may be significantly impaired. Additionally, global pandemics, such as the COVID-19 pandemic, have created and may continue to create significant global economic uncertainty resulting in decreased demand for a broad variety of goods and services, while also disrupting sales channels, marketing activities and general business operations for a prolonged period of time. The extent to which a pandemic or other natural disaster may impact our future financial condition or results of operations is uncertain, but any shutdown of economic activity that disrupts our approximately 435 engineers, scientists, and other staff could materially impair our ongoing operations, which could result in us being unable to begin production in the anticipated timeframe. See “Risk Factors — Risks Related to X-energy — Risks Relating to X-energy’s Business — A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of a novel strain of coronavirus (“COVID-19”), could adversely impact our business operations and our financial results.”

We have four publicly announced opportunities with (1) Dow, (2) Ontario Power Generation Inc. (“OPG”), (3) Energy Northwest and (4) Grant County Public Utility District (“GCPUD”) and, as of March 31, 2023, have a growing pipeline of more than 30 unique customer opportunities across both power generation and industrial heat use cases and for multiple geographies. Further, Dow and OPG have both invested in X-energy. We believe this growing pipeline of potential customers demonstrates increased customer interest and external validation.

Our ability to obtain and maintain regulatory approvals at federal, state and local levels

Our capacity for continued growth and ability to achieve and maintain profitability depends in large part on our ability to operate effectively in multiple jurisdictions and on a federal level. The federal government, along with each local jurisdiction (such as states, counties and townships) in which we operate, has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, as well as matters related to real estate usage, environmental sustainability, employment and labor practices, insurance requirements and community support. We believe that we have an industry-leading licensing team comprised of 15 professionals who are in constant communication with the NRC and other regulators, and our success will depend on our licensing team’s ability to continue to obtain and maintain regulatory approvals in the ordinary course of business.

We operate in an industry that is subject to and benefits from environmental regulations, which have generally become more stringent over time, particularly across developed markets. Regulations in our target markets include nuclear safety regulations and export controls. As a company in a highly regulated industry, our margins could be particularly and adversely impacted by increasingly stringent regulatory developments or regulatory scrutiny. Regulations on nuclear energy, while historically similar between the United States, the United Kingdom, Canada, and the European Union, where most of our production and sales are expected, are subject to unknown and unpredictable change that could impact our ability to meet projected sales or margins.

Our ability to capitalize on government expenditures and private sector investment in nuclear energy

Our future growth is largely dependent on our ability to continue to capitalize on increased government policy support and corporate investment in the nuclear energy industry. From fiscal 2015 to fiscal 2022, the annual federal nuclear energy budget increased from $863 million to $1.8 billion, representing a more than doubling of the budget. The cumulative five-year investment from fiscal 2018 to fiscal 2022 has been $7.45 billion. Nuclear energy is garnering significant bipartisan support from U.S. government initiatives, including as evidenced by our $1.2 billion ARDP award and the substantial incentives included in the Inflation Reduction Act. Government expenditures and private sector investments have fueled our growth in recent years, and it has resulted in our continued ability to secure increasingly valuable contracts for products and services.

Through the ARDP, we are officially partnering with the DOE to build the U.S.’s first commercial scale advanced nuclear reactor. The ARDP is designed to spur domestic private industry to demonstrate advanced reactors in the United States and the global export market. In December 2020, X-energy was selected to receive $1.2 billion in funding to build an advanced reactor that can be operational within seven years. As of March 31, 2023, we have received $184.3 million in funding under the ARDP. After rebaselining, our project development timeline for our first planned reactor project is dependent upon receipt of additional U.S. government funding under this program or from other sources, which will be necessary for us to continue to meet the ARDP contract requirements and raise the private portion of the cost-sharing public/private program, where X-energy and the ultimate plant owner will provide a portion of the covered costs, and the DOE will also provide funding of costs up to the contract amount.

Congress has appropriated approximately $1.1 billion of the $1.2 billion commitment as part of the Infrastructure Investment and Jobs Act in 2022. Our ability to receive the not-yet-appropriated portion of the committed funding, along with the additional funding that we require following the required ARDP rebaselining, is subject to the political process, which is inherently unpredictable and highly competitive. The funding of government programs is dependent on budgetary limitations, congressional appropriations and administrative allotment of funds, all of which may be affected by changes in U.S. government policies resulting from various political developments. If political support for the prioritization of the development of nuclear energy decreases, including due to policy changes by the current administration and future administrations and changing congressional funding priorities, we may be unable to secure continued government funding under the ARDP, which would adversely affect our business, development timeline, and financial condition.

Our ability to expand our services offerings

We intend to offer customers a diversified suite of services throughout the life of a reactor, beginning approximately six years prior to a plant’s commercial operation date. Our suite of services is envisioned to include pre- and post-commercial operations date offerings, whereby we intend to provide customers with critical services related to the design, development, licensing, construction, fueling, operations and maintenance of the Xe-100. We expect that, as we refine our services offering with the FOAK standard four-module plant for Dow, the number of services we offer and the percentage of revenue we generate from our service offerings will continue to grow. We anticipate that our service offering will have high penetration rates across our future clients and will provide consistent, recurring revenues throughout the expected life of the reactor.

Key Components of Results of Operations

Revenues

At present, we generate revenue from our government contracts. In the future, we expect to generate revenue through contracts with customers for licensing and assembly and construction of our technology, and the supply of fuel and associated services. Our revenues are generally derived from cost-share agreements such as the ARDP provided by the U.S. government and research and development, product development, and fuel services provided to other government agencies and commercial entities. We currently generate substantially all of our revenue from contracts with the U.S. government. A majority of our contracts with the U.S. government are generally subject to the Federal Acquisition Regulation (“FAR”) and are competitively priced based on estimated costs of providing the contractual goods or services.

Operating expenses

Direct costs

Direct costs include all costs directly attributable to the completion of contracts, such as direct labor, direct materials and subcontracting costs.

Selling, general and administrative expense

Selling, general and administrative expense consists of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources; rent relating to our office space; professional fees; and other general corporate costs.

Research and development

We conduct research and development activities related to the development and improvement of existing and future technologies pertaining to nuclear reactor and fuel design engineering. The costs incurred for conducting the research and development primarily include labor hours, equipment and material. It also includes rent, maintenance, depreciation of facilities and equipment and other allocated overhead expenses. Such costs of research and development are expensed in the period incurred.

Other expense

Interest expense

Interest expense consists of interest paid and accrued on our credit facility borrowings, the Series C-1 Notes, and the Series C-2 Notes, as further discussed below, along with the amortization of deferred financing fees and costs. Interest expense also consists of the debt issuance costs for the Series C-1 Notes and Series C-2 Notes, for which the fair value option was elected.

Other expense, net

Other expense, net consists of miscellaneous income and expenses such as the gain on forgiveness of Paycheck Protection Program (“PPP”) loan, as further discussed below, interest income and other miscellaneous income, remeasurement gains and losses on Simple Agreement for Future Equity (“SAFE”) agreements, the Series B call option, warrant liabilities, Series C-1 Notes, Series C-2 Notes, and OPG Note, loss on extinguishment of the OPG Note, gains and losses on foreign currency transactions, and other miscellaneous expenses.

Results of Operations

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of Three Months Ended March 31, 2023 and 2022

The following tables set forth our historical results for the periods indicated and the changes between periods:

	Three Months Ended March 31,
($in thousands)	2023	2022	$ Change	% Change
Revenues	$29,086	$27,694	$1,392	5%
Operating expenses:
Direct costs	42,423	36,085	6,338	18
Selling, general and administrative	18,560	10,894	7,666	70
Research and development	860	841	19	2
Total operating expenses	61,843	47,820	14,023	29
Operating loss	(32,757)	(20,126)	(12,631)	63
Other expense
Interest expense	(5,669)	(441)	(5,228)	1,185
Other income (expense), net	(10,535)	255	(10,790)	(4,224)
Total other expense	(16,204)	(186)	(16,018)	8,633
Net loss	$(48,961)	$(20,312)	$(28,649)	141%

Revenues

Revenues increased by $1.4 million, or 5%, for three months ended March 31, 2023 compared to the same period in 2022. The increase in revenue was primarily attributable to a $6.3 million increase in revenue from the ARDP contract, which contemplates an aggregate of $1.2 billion in funding through 2027 (subject to extension through 2030) to support design, licensing, and commercialization of the Xe-100 and construction of the TF3. This increase was partially offset by a $4.9 million decrease in revenue from other revenue contracts, primarily with the U.S. Department of Defense. Total revenue for the three months ended March 31, 2023 attributable to the DOE ARDP contract was $27.8 million.

Operating expenses

Direct costs

Direct costs increased by $6.3 million, or 18%, for three months ended March 31, 2023 compared to the same period in 2022 primarily due to an increase of $3.8 million in labor costs, an increase in information technology-related costs of $1.0 million, and a decrease in the provision for contract loss of $2.3 million primarily related to the U.S. Department of Defense Pele (“DoD Pele”) contract. These increases in direct costs were partially offset by a decrease in subcontracting costs of $0.6 million.

Selling, general and administrative

Selling, general and administrative increased by $7.7 million, or 70%, for three months ended March 31, 2023 compared to the same period in 2022 primarily due to a $4.4 million increase in compensation and benefits related costs primarily due to an increase in employee headcount. The selling, general and administrative expense was further increased by an increase of $1.0 million in professional fees, $0.8 million in information technology related costs, and an increase of $0.3 million in rent relating to our office space.

Research and development

Research and development increased by $0.02 million, or 2%, for three months ended March 31, 2023 compared to the same period in 2022.

Other expense

Interest expense

Interest expense increased by $5.2 million, or 1,185%, for three months ended March 31, 2023 compared to the same period in 2022 primarily due to an increase of $3.4 million in interest expense due associated with the issuance of Series C-1 Notes and Series C-2 Notes since the prior year period and an increase of $1.1 million in the amortization of debt issuance costs related to the Series C-1 Notes and Series C-2 Notes for which the fair value option was elected.

Other Income (expense), net

Other expense, net increased by $10.8 million, or (4,224)%, for three months ended March 31, 2023 compared to the same period in 2022 primarily due to an $2.4 million mark-to-market loss on the Series C-1 Notes, and an $7.9 million mark-to-market loss on the Series C-2 Notes.

Comparison of Fiscal Years Ended December 31, 2022 and 2021

The following tables set forth our historical results for the periods indicated and the changes between periods:

	Year Ended
	December 31,
($ in thousands)	2022	2021	$Change	% Change
Revenues	$104,894	$76,984	$27,910	36%
Operating expenses:
Direct costs	147,449	107,520	39,929	37
Selling, general and administrative	57,643	29,020	28,623	99
Research and development	2,680	1,238	1,442	116
Total operating expenses	207,772	137,778	69,994	51
Operating loss	(102,878)	(60,794)	(42,084)	69
Other expense
Interest expense	(11,814)	(2,455)	(9,359)	381
Other expense, net	(7,548)	(812)	(6,736)	830
Total other expense, net	(19,362)	(3,267)	(16,095)	493
Net loss	$(122,240)	$(64,061)	$(58,179)	91

Revenues

Revenues increased by $27.9 million, or 36%, for fiscal 2022 compared to fiscal 2021. The increase in revenue was primarily attributable to a $53.8 million increase in revenue from the ARDP contract, which contemplates an aggregate of $1.2 billion in funding through 2027 (subject to extension through 2030) to support design, licensing, and commercialization of the Xe-100 and construction of the TF3. This increase was partially offset by a $25.9 million decrease in revenue from other revenue contracts, primarily with other governmental agencies and OPG. Total revenue for the year ended December 31, 2022 attributable to the ARDP contract was $90.9 million.

Operating expenses

Direct costs

Direct costs increased by $39.9 million, or 37%, for fiscal 2022 compared to fiscal 2021 primarily due to an increase of $37.8 million in subcontracting costs, an increase of $9.9 million in labor costs, and an increase of $4.7 million in direct material costs. The increase in direct costs was partially offset by a decrease in direct costs for our operations in Canada of $6.9 million, a decrease in information technology-related costs of $2.3 million, and a decrease in the provision for contract loss of $3.9 million primarily related to the DoD Pele contract, where the estimate of total costs to be incurred exceeds the total revenue.

Selling, general and administrative

Selling, general and administrative increased by $28.6 million, or 99%, for fiscal 2022 compared to fiscal 2021 primarily due to a $21.0 million increase in compensation and benefits related costs primarily due to an increase in employee headcount, of which $4.3 million is related to an increase in stock-based compensation. The selling, general and administrative expense was further increased by an increase of $4.6 million in information technology related costs, an increase of $1.7 million in rent relating to our office space, and an increase of $1.5 million in professional fees. The increase in selling, general and administrative expense was partially offset by a $1.1 million decrease in costs related to third-party contractors.

Research and development

Research and development increased by $1.4 million, or 116%, for fiscal 2022 compared to fiscal 2021 primarily due to an expansion of internally funded projects focused on fabricating TRISO-X fuel surrogates and developing a commercial version of a microreactor.

Other expense

Interest expense

Interest expense increased by $9.4 million, or 381%, for fiscal 2022 compared to fiscal 2021 primarily due to $4.5 million in debt issuance costs related to the Series C-1 Notes and Series C-2 Notes for which the fair value option was elected, a $2.2 million increase in amortization of the deferred financing costs related to the June 2022 warrant liability and an increase of $2.0 million in interest expense due to the issuance of Series C-1 Notes and Series C-2 Notes in 2022.

Other expense, net

Other expense, net increased by $6.7 million, or 830%, for fiscal 2022 compared to fiscal 2021 primarily due to a $6.1 million remeasurement loss on warrant liabilities, a $5.9 million loss on extinguishment of the OPG Note, and $0.9 million remeasurement loss on the Series C-2 Notes, partially offset by a $2.2 million remeasurement gain on the Series C-1 Notes and a $2.9 million remeasurement gain on the OPG Note, all of which were recorded in fiscal 2022. Other expense, net in fiscal 2021 was impacted by a $3.7 million remeasurement loss on SAFE agreements, a $2.3 million remeasurement gain on the Series B call option recorded and a $0.8 million gain on forgiveness of the PPP loan.

Comparison of Fiscal Years Ended December 31, 2021 and 2020

The following tables set forth our historical results for the periods indicated and the changes between periods:

	Year Ended
	December 31,
($ in thousands)	2021	2020	$ Change	% Change
Revenues	$76,984	$26,971	$50,013	185%
Operating expenses:
Direct costs	107,520	36,090	71,430	198
Selling, general and administrative	29,020	14,793	14,227	96
Research and development	1,238	3,732	(2,494)	(67)
Total operating expenses	137,778	54,615	83,163	152
Operating loss	(60,794)	(27,644)	(33,150)	120
Other expense
Interest expense	(2,455)	(372)	(2,083)	560
Other expense, net	(812)	(191)	(621)	325
Total other expense, net	(3,267)	(563)	(2,704)	480
Net loss	$(64,061)	$(28,207)	$(35,854)	127

Revenues

Revenues increased by $50 million, or 185%, for fiscal 2021 compared to fiscal 2020. The increase in revenue was primarily attributable to a $34.9 million increase in revenue from the ARDP contract. The remaining increase was attributable to an increase in revenue from contracts with other governmental agencies. Total revenue for the year ended December 31, 2021 attributable to the ARDP contract was $37.1 million.

Operating expenses

Direct costs

Direct costs increased by $71.4 million, or 198%, for fiscal 2021 compared to fiscal 2020 primarily due to an increase of $55.7 million in subcontracting costs, an increase of $8.9 million in labor costs, an increase of $6.6 million in direct costs for our operations in Canada, an increase of $5.3 million in information technology-related costs and an increase of $2.5 million in direct material costs. The increase was partially offset by a provision for contract loss of $4.9 million primarily related to the DoD Pele contract, where the estimate of total costs to be incurred exceeds the total revenue.

Selling, general and administrative

Selling, general and administrative increased by $14.2 million, or 96%, for fiscal 2021 compared to fiscal 2020 primarily due to a $7.8 million increase in compensation and benefits costs due to an increase in headcount. The remaining increase in selling, general and administrative expenses was related to an increase in costs relating to hiring of third-party contractors, including contractors for our operations in Canada.

Research and development

Research and development decreased by $2.5 million, or 67%, for fiscal 2021 compared to fiscal 2020 primarily due to an increase in government-funded projects and a decrease in internally-funded projects, which are categorized as research and development.

Other expense

Interest expense

Interest expense increased by $2.1 million, or 560%, for fiscal 2021 compared to fiscal 2020. The increase in interest expense was primarily due to the guarantor fee to Ghaffarian Enterprises pursuant to the Guaranty Agreement.

Other expense, net

Other expense, net increased by $0.6 million, or 324%, for fiscal 2021 compared to fiscal 2020 primarily due to a $3.7 million remeasurement loss on SAFE agreements, further increased by $0.3 million remeasurement loss on OPG Note, partially offset by a $2.3 million increase in the remeasurement gain on the Series B call option recorded in fiscal 2021, and a $0.8 million gain on forgiveness of the PPP loan recorded in fiscal 2021. This increase was also partially offset by a $0.5 million decrease attributable to other miscellaneous expenses.

Liquidity, Going Concern and Capital Resources

We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses of cash on a short- and long-term basis are for working capital requirements, capital expenditures, debt service requirements and other general corporate services. Our primary working capital requirements are for project execution activities including purchases of materials, subcontracted services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. Management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of our technology and the development of market and strategic relationships with other businesses. Consequently, our continued existence is dependent upon our ability to obtain additional capital to support our ongoing operations.

Historically, our primary source of funding to support our operations has been contributions and loans from a member, as well as capital raises. During the fiscal years ended December 31, 2022 and 2021, we completed successful capital raises whereby we generated an aggregate of $132.4 million and $102.5 million of gross proceeds, respectively. In 2023, we issued an aggregate of $28.0 million of Series C-2 Notes. While we have historically been successful in obtaining the capital necessary to support our operations, there is no assurance that we will be able to secure additional capital or other financing in the future. Accordingly, management has concluded that substantial doubt exists about our liquidity and cash flows as early as the second half of 2023 and our ability to continue as a going concern within one year after the date the financial statements included in this proxy statement/prospectus were issued.

As further described in Note 1 to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, we entered into a business combination agreement on December 5, 2022 with AAC, a publicly traded special purpose acquisition company. Following the fulfilment of customary closing conditions and the required approval by AAC’s shareholders, we expect to complete the merger. Given that the closing of transaction requires a number of conditions that are outside of our control, management has not considered it in determining our ability to continue as a going concern.

Further, on December 5, 2022, AAC Holdings II LP, an affiliate of AAC, committed to purchase in a private placement to close immediately prior to the closing of the Business Combination up to 45,000 shares of the New X-energy’s Series A Preferred Stock at a purchase price of $1,000.00 per share, resulting in gross proceeds of up to $45.0 million, which may be reduced pursuant to a commitment letter with AAC Holdings II LP.

We have had, and expect that we will continue to have, an ongoing need to raise additional capital from outside sources to fund our operations and expand our business. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. Successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support the post-business combination company.

We expect that working capital requirements will continue to be funded through a combination of cash on hand, funding awarded under the ARDP, further issuances of securities, and borrowings under our existing credit facilities. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to the development and commercialization of the Xe-100. We intend to finance these expenses with further issuances of debt or equity securities. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur interest expense.

Bank of New York Credit Facility

On July 28, 2020, we executed a credit agreement with Pershing LLC, an affiliate of Bank of New York Mellon, in the form of a revolving credit facility that consists of a $20.0 million revolving credit facility (the “Bank of New York Credit Facility”). The availability of the Bank of New York Credit Facility is subject to the guarantee by Ghaffarian Enterprises, LLC (the “Guaranty Agreement”), which represents a related party investor. In November 2020 and June 2022, we executed $10.0 million increases in the Bank of New York Credit Facility, resulting in total available borrowings of $40.0 million. We were required to make payments to Ghaffarian Enterprises in the aggregate to 5% per annum of the $30.0 million maximum principal amount from August 1, 2020, through June 30, 2022, and 7% per annum of the $40.0 million maximum principal amount for the period from July 1, 2022, through when the Guaranty Agreement is terminated. Ghaffarian Enterprises, LLC was entitled to terminate the Guaranty Agreement upon the earlier to occur of December 31, 2022, or the completion of one or more transactions as a result of which we raise $300.00 million or more of capital or funding, whether as a result of the sale of equity, borrowing of funds, or otherwise.

In December 2022, we executed a $10.0 million decrease in the Bank of New York Credit Facility for total available borrowings of $30.0 million.

On January 16, 2023, we amended the Guaranty Agreement to extend the termination date from December 31, 2022 to June 30, 2024. Additionally, as part of such amendment, we increased the rate under the Guaranty Agreement from 7% per annum to 9.75% per annum.

Borrowings under the Bank of New York Credit Facility bear interest at the Fed Funds Rate, subject to a 0.25% floor, plus a margin. For borrowings, the applicable rate margin is 0.90%. The proceeds of loans under the credit agreement are available for working capital needs, permitted acquisitions and other general corporate purposes. The average interest rate in effect under the Bank of New York Credit Facility was 5.57% and 2.76% as of March 31, 2023 and December 31, 2022, respectively.

As of March 31, 2023 and December 31, 2022, we had drawn $29.7 million and $29.3 million, respectively, on the Bank of New York Credit Facility.

See Note 8 to our audited consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to the Bank of New York Credit Facility.

Live Oak Credit Facility

On June 14, 2021, we entered into a credit agreement for a revolving credit facility (the “Live Oak Credit Facility”) with Live Oak Banking Company (“Live Oak”). The Live Oak Credit Facility provides for maximum borrowings of up to $15.0 million, subject to an asset-based borrowing base. The borrowing base is limited to a set percentage of eligible accounts, less reserves that may be established by Live Oak in the exercise of their reasonable credit judgment. Subject to certain conditions, the revolving credit facility was initially set to expire on June 15, 2022.

On June 14, 2022, we entered into the First Loan Modification Agreement, which amended the Live Oak Credit Facility, resulting in an extension of the maturity date from June 15, 2022, to August 14, 2022.

On August 14, 2022, we entered into the Second Loan Modification Agreement, which amended the Live Oak Credit Facility, resulting in a further extension of the maturity date from August 14, 2022, to September 13, 2022.

On September 7, 2022, we entered into the Third Loan Modification Agreement, which amended the Live Oak Credit Facility, resulting in (1) an extension of the maturity date from September 13, 2022 to September 13, 2023, (2) an amended definition for ‘Collections’ which included a clarification to direct funds paid to Live Oak to a specified deposit account for which Live Oak has transfer authorization by the earlier of the completion of Series C capital raise and December 31, 2022 and (3) changed the monthly borrowing base certificate requirements such that we are required to provide a certificate calculating the borrowing base as of the last of the prior month within 10 days rather than 15 days. As such, the Live Oak Credit Facility is classified as short-term borrowings as of March 31, 2023.

We had no outstanding borrowings under the Live Oak Credit Facility as of March 31, 2023 and $3.1 million in outstanding borrowings as of December 31, 2022. We had approximately $15.0 million available under the borrowing base for future borrowings as of March 31, 2023.

Additionally, on January 19, 2023, we received waivers from Live Oak with respect to our obligation under the Live Oak Credit Facility to deliver annual audited financial statements with respect to the fiscal year ended December 31, 2022 and 2021 that do not contain any “going concern” or similar qualification or exception. See Note 8 to our audited consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to the Live Oak Credit Facility.

Series C-1 Convertible Notes

During the year ended December 31, 2022, we issued a series of convertible promissory notes to various third parties (“Series C-1 Notes”) in the aggregate principal amount of $57.4 million. A principal amount of $20.0 million in Series C-1 Notes is due on October 7, 2024, and a principal amount of $37.4 million in Series C-1 Notes is due on March 31, 2024. The Company elected the fair value option for the C-1 Notes. The annual interest rate on the convertible promissory notes is 7.00%. For the three months ended March 31, 2023, interest expense of $1.0 million was recorded within interest expense on the unaudited condensed consolidated statement of operations and comprehensive loss associated with the C-1 Notes. Interest expense for the three months ended March 31, 2022 was immaterial.

In the event that we issue and sell shares of preferred equity securities to investors on or before the maturity date of the notes in an equity financing with total proceeds not less than a) $50.0 million for the $37.4 million principal amount due March 31, 2024, or b) $150.0 million for the $20.0 million principal amount due October 7, 2024, the outstanding principal amount of the notes and any unpaid accrued interest shall automatically convert to equity securities sold in equity financing at a conversion price equal to the lesser of (i) 90% of the price paid per share for equity securities by the respective investors and (ii) the quotient resulting from dividing $1.5 billion by the number of outstanding security interests immediately prior to the equity financing (assuming conversion of all securities convertible into our Class A Common Units). We may elect to convert the notes into shares of a newly created series of preferred units having the identical rights, privileges, preferences and restrictions as the equity securities issued in the equity financing other than with respect to (i) the per unit liquidation preference and the conversion price for purposes of price-based anti-dilution protection and (ii) the per unit dividend.

In the event of a deemed liquidation event while these notes remain outstanding, we shall repay the investors in cash in an amount equal to the outstanding principal amount of the notes plus any unpaid accrued interest on the original principal, provided that upon the written election of the investors, we shall convert the outstanding principal balance of the notes and any unpaid accrued interest into shares of our Class A Common Units at a conversion price equal to the quotient resulting from dividing $1.5 billion by the number of outstanding shares of our equity interests immediately prior to the deemed liquidation event (assuming conversion of all securities convertible into our Class A Common Units).

Upon the conversion of these notes into capital interests, we shall pay the investors cash equal to the amount of any fractional shares, calculated as the fraction of shares multiplied by the price at which the note converts.

Series C-2 Convertible Notes

During the three months ended March 31, 2023 and the year ended December 31, 2022, we issued Series C-2 Notes in the aggregate principal amount of $28.0 million and $85.0 million, respectively. The Series C-2 Notes mature on September 30, 2025. The annual interest rate on the Series C-2 Notes is 10.0%. The Company elected the fair value option for the C-2 Notes. For the three months ended March 31, 2023, interest expense of $2.4 million was recorded within interest expense on the unaudited condensed consolidated statement of operations and comprehensive loss associated with interest on the Series C-2 Notes. Per the terms of the agreement, the interest is payable in kind and increases the outstanding principal amount of the Series C-2 Notes.

Upon completion of the business combination contemplated in the BCA, as amended, the entire outstanding principal amount of the Series C-2 Notes will be automatically exchanged into equity securities of our Company of equal value and then exchanged into fully-paid and nonassessable shares of common stock of the surviving corporation at a conversion price equal to 90% of the price per share in connection with such Business Combination, subject to certain adjustments based on PIPE financing.

In the event we engage in an IPO on or before the maturity date, the holders may elect to convert the then outstanding principal amount of these Series C-2 Notes into equity securities sold in the IPO transaction at a conversion price equal to 90% of the price paid per share for equity securities by investors in the IPO transaction. Additionally, at anytime after August 4, 2023 and before the maturity date, holders of the C-2 Notes have the right to elect to the convert the Series C-2 Notes into shares of newly created series of preferred equity securities of our Company, at a conversion price implied by the pre-money value of $1.8 billion. These preferred equity securities will have identical rights, privileges, preferences and restrictions as this the Series C-2 Notes other than with respect to the per share liquidation preference, the conversion price for purposes of price based anti-dilution protection and the per share mandatory dividend. The newly created series of preferred equity securities will rank senior in liquidation, dividends, redemption and other rights and preferences to all other classes and series of equity securities currently existing or authorized thereafter.

Upon the conversion of these notes into capital interests, we will pay the investors cash equal to the amount of any fractional units, calculated as the fraction of units multiplied by the price at which the note converts.

Ontario Power Generation Note

On June 22, 2021, we executed the OPG Note. The OPG Note did not have a stated maturity and was able to be settled in our Series C Preferred Stock via redemption, through payment by us at our option, or by providing OPG with 10% of the initial outstanding liability balance upon each sale of a SMR facility until the outstanding balance is repaid. The OPG Note was marked-to-market in each reporting period with the changes in fair market value being recognized in other expense, net. The OPG Note had a balance of $10.4 million as of December 31, 2021. The annual interest rate for the OPG Note was 9.5%.

On December 5, 2022, the entire amount of unpaid principal and accrued interest, and cash consideration of $30.0 million was exchanged into Series C-2 Notes and the OPG Warrants. The Company issued a principal amount of $40.0 million of Series C-2 Notes to OPG. See Note 8 to our audited consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information related to the Series C-2 Notes.

SAFE Agreements

During 2021, we entered into four SAFE agreements with four investors pursuant to which we received aggregate funding of $33.0 million. On July 21, 2021, all outstanding SAFE agreements were converted to 4,022,132 units of our Series B Convertible Preferred Units which were issued with a fair market value of $36.7 million at the time of issuance pursuant to the terms of an equity financing settlement.

Paycheck Protection Program

On April 13, 2020, we received a loan from Live Oak Banking Company in the amount of $0.8 million under the Paycheck Protection Program established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (the “PPP Loan”). The PPP Loan was subject to a note dated April 13, 2020, and may be forgiven to the extent proceeds of the loan are used for eligible expenditures such as payroll and other expenses described in the CARES Act. The PPP Loan bore interest at a rate of 1% and was payable in monthly installments of principal and interest over 24 months. We applied for forgiveness to the Small Business Association, and in September 2021 we were notified that the PPP Loan was forgiven in full, and we recorded a $0.8 million gain on forgiveness of debt.

See Note 8 to our audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information related to the PPP Loan.

Cash Flows for the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
($in thousands)	2023	2022
Net cash used in operating activities	$(36,295)	$(22,774)
Net cash used in investing activities	(971)	(116)
Net cash provided by financing activities	18,116	5,085

Operating Activities

During the three months ended March 31, 2023, our operating activities used $36.3 million of net cash as compared to $22.8 million during the three months ended March 31, 2022. The increase in net cash used by operating activities during three months ended March 31, 2023 compared to three months ended March 31, 2022 was primarily due to increases in our direct costs, as we continue development of our SMR technology and in our selling, general and administrative costs as a result of an increase in personnel. Working capital changes also impacted our net cash used in operating activities. The net change in accounts receivable and unbilled receivables increased cash used in operating activities by $9.9 million due to the timing of payments from the DOE. The increase in net cash used in operating activities was partially offset by a $9.3 million change in accounts payable and accrued liabilities which was mainly due to the timing of payments made during the three months ended March 31, 2023 compared to the prior year period. The increase in net cash used in operating activities was further offset by a $2.0 million increase in due to related parties.

Investing Activities

During the three months ended March 31, 2023, our investing activities used $1.0 million of net cash as compared to $0.1 million during the three months ended March 31, 2022.

Financing Activities

During the three months ended March 31, 2023, financing activities provided $19.2 million of net cash as compared to $5.1 million during the three months ended March 31, 2022. Net cash provided by financing activities in three months ended March 31, 2023 was primarily due to gross proceeds received from the issuance of Series C-2 Notes amounting to $28.0 million during the three months ended March 31, 2023. Additionally during the three months ended March 31, 2023, we made repayments on lines of credit amounting to $3.1 million, paid debt issuance costs amounting to $4.5 million and paid transaction costs related to the merger with AAC amounting to $2.7 million. During the three months ended March 31, 2022, we issued Series C-1 Notes amounting to $5.0 million.

Cash Flows for the Years Ended December 31, 2022 and 2021

	Fiscal Year Ended December 31,
($ in thousands)	2022	2021
Net cash used in operating activities	$(95,783)	$(77,417)
Net cash used in investing activities	(878)	(121)
Net cash provided by financing activities	133,912	112,732

Operating Activities

In fiscal 2022, our operating activities used $95.8 million of net cash as compared to $77.4 million in fiscal 2021. The increase in net cash used by operating activities during 2022 compared to 2021 was primarily due to a $58.2 million increase in our net loss, adjusted for an increase in non-cash activity of $17.9 million. Working capital changes also impacted the increase in our net cash used in operating activities. The net change in accounts payable and accrued expenses increased cash used in operating activities by $21.8 million due to payments made during the year. Net cash used in operating activities was partially offset by a $43.4 million increase from the change in accounts receivable and unbilled receivables due to the timing of payments from the DOE during fiscal 2022.

Investing Activities

In fiscal 2022, our investing activities used $0.9 million of net cash as compared to $0.1 million in fiscal 2021.

Financing Activities

In fiscal 2022, financing activities provided $133.9 million of net cash as compared to $112.7 million in fiscal 2021. The increase in net cash provided by financing activities in fiscal 2022 compared to fiscal 2021 was primarily due to gross proceeds received from the issuance of our Series C-1 Notes and Series C-2 Notes amounting to $132.4 million in fiscal 2022. The increase in net cash provided by financing activities in fiscal 2022 was partially offset by proceeds received in fiscal 2021 from SAFE agreements amounting to $33.0 million, the issuance of Series B Convertible Preferred Units, net of issuance costs, amounting to $64.5 million and the issuance of the OPG Note amounting to $10.0 million.

Cash Flows for the Years Ended December 31, 2021 and 2020

	Fiscal Year Ended December 31,
($in thousands)	2021	2020
Net cash used in operating activities	$(77,417)	$(27,802)
Net cash used in investing activities	(121)	(3)
Net cash provided by financing activities	112,732	27,771

Operating Activities

In fiscal 2021, our operating activities used $77.4 million of net cash as compared to $27.8 million in fiscal 2020. The increase in net cash used by operating activities during 2021 compared to 2020 was primarily due to a $35.9 million increase in net loss, which was mainly attributable to an increase of direct costs and an increase of selling, general and administrative expenses. Working capital changes also impacted the increase in our net cash used in operating activities. The net change in accounts receivable increased by $24.1 million in fiscal 2021 compared to fiscal 2020 primarily due to the timing of collections from the DOE. The increase in net cash used by operating activities was partially offset by $7.2 million increase in the change in due to related parties in fiscal 2021 compared to fiscal 2020 due to agreements entered for support services related to the ARDP and $3.4 million increase in the change in accounts payable and accrued expenses in fiscal 2021 compared to fiscal 2020 due to the timing of payments made during the period to vendors for the purchase of goods and services.

Investing Activities

In fiscal 2021, our investing activities used $0.1 million of net cash as compared to $0.0 million in fiscal 2020.

Financing Activities

In fiscal 2021, financing activities provided $112.7 million of net cash as compared to $27.8 million in fiscal 2020. The increase in net cash provided by financing activities in fiscal 2021 compared to fiscal 2020 was primarily due to net proceeds received from the issuance of our Series B Convertible Preferred Units amounting to $67.0 million, proceeds from the issuance of SAFE agreements amounting to $33.0 million, and proceeds from the issuance of the OPG Note amounting to $10.0 million in fiscal 2021. The increase of net cash provided was partially offset by repayment of borrowings related to our line of credit amounting to $22.9 million in fiscal 2021.

Contractual Obligations and Commitments

In addition to our contractual obligations and commitments described under “—Liquidity, Going Concern and Capital Resources,” we lease real estate for office space. These leases are classified as operating leases with various expiration dates through 2030. See Note 9 to our audited consolidated financial statements and Note 8 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding our lease commitments.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Foreign Currency Exchange Risk

Currency exchange rate fluctuations may impact our results of operations and cash flows. Foreign currency translation gains and losses arising primarily from changes in exchange rates on foreign currency transactions and balances are not hedged and are recorded in other expense, net in the consolidated statements of operations and comprehensive loss. We do not trade in financial instruments for speculative purposes. Business is generally transacted in a single currency not requiring meaningful currency transaction costs. As such, a 10% or greater move in exchange rates versus the U.S. dollar would not have a material impact on our financial results and position.

Interest Rate Risk

As of March 31, 2023 and December 31, 2022, we had $29.7 million and $29.3 million, respectively, drawn on our Bank of New York Credit Facility and $3.1 million drawn on our Live Oak Credit Facility as of December 31, 2022, which are subject to a floating interest rate. The Bank of New York Credit Facility carries an interest rate based on a floating rate indexed to the Federal Funds rate, subject to a 0.25% floor, plus a margin. The Live Oak Credit Facility carries an interest rate based on a floating rate indexed to the Prime rate plus 1.0%, subject to a 4% floor. For the three months ended March 31, 2023, the Bank of New York Credit Facility had an average effective interest rate of 5.57%, For the year ended December 31, 2022, the Bank of New York Credit Facility and Live Oak Credit Facility had average effective interest rates of 2.76% and 5.48%, respectively. Accordingly, our cash flows and earnings are exposed to the market risk of interest rate changes resulting from floating rate borrowings. The above does not consider the effect of interest rate changes on overall activity nor management action to mitigate such changes. As of March 31, 2023 and December 31, 2022, we did not have any interest rate swaps to mitigate the risk identified above. Due to the amounts drawn subject to a floating interest rate, a 10% movement in the variable rate on our indebtedness would not have a material impact on our financial results and position.

We had cash and cash equivalents of $53.6 million and $72.8 million as of March 31, 2023 and December 31, 2022, respectively. Cash and cash equivalents consist of cash deposits, cash held in financial institutions and short-term investments purchased with an original maturity of three months or less. Our cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the fiduciary control of cash. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, a 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements as of March 31, 2023 and December 31, 2022.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgement and complexity.

Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our audited consolidated financial statements and unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies.

The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgements that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, Topic 606, Revenue from Contracts with Customers. We generate substantially all of our revenue from contracts with the U.S. government. A majority of our contracts with the U.S. government are generally subject to the FAR and are competitively priced based on estimated costs of providing the contractual goods or services.

At contract inception, we determine whether the goods or services to be provided are to be accounted for as a single performance obligation or as multiple performance obligations. This evaluation requires professional judgment, and it may impact the timing and pattern of revenue recognition. Substantially all of our contracts call for multiple promises that are highly integrated and, as such, are typically accounted for as a single performance obligation.

We generally recognize revenue over time throughout the performance period as the customer simultaneously receives and consumes the benefits provided on services-type revenue arrangements. This continuous transfer of control for U.S. government contracts is supported by the unilateral right of the customer to terminate the contract for a variety of reasons without having to provide justification for its decision. An input method is typically used based on costs incurred to approximate the progress towards complete satisfaction of the performance obligation. For services-type revenue arrangements in which  we have a right to consideration from a customer that corresponds directly with the value of our performance completed to date, we have elected the right to invoice practical expedient. When a performance obligation is billed using a time-and-materials contract type, we use the right to invoice practical expedient output progress measures to estimate revenue earned based on hours worked in contract performance at negotiated billing rates.

Certain costs may be excluded from the cost-to-cost method of measuring progress, such as significant costs for uninstalled materials, if such costs do not depict the performance of in transferring control of goods or services to the customer. When estimates of total costs to be incurred on a contract exceed total revenue, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Contract modifications are reviewed to determine whether they should be accounted for as part of the original performance obligation or as a separate contract. When a contract modification changes the scope or price and the additional performance obligations are at their standalone selling price, the original contract is terminated, and we account for the change prospectively when the new goods or services to be transferred are distinct from those already provided. When the contract modification includes goods or services that are not distinct from those already provided, we record a cumulative adjustment to revenue based on a remeasurement of progress towards the complete satisfaction of the not yet fully delivered performance obligation.

The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revision based on government audits of those costs.

Financial Instruments and Fair Value Measurements

For our financial assets or liabilities that are carried at fair value and remeasured on a recurring basis, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that active market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Fair value measurements are categorized according to the criteria below based on the lowest level of input that is significant to the overall fair value measurement of the instrument:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;
●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The OPG Note is marked-to-market each reporting period with the changes in fair market value being recognized in earnings. The OPG Note is valued at Level 3 of the fair value hierarchy. The fair value of the OPG Note is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, we use in the fair value measurements are the future value based on discounted cash flow technique and the discount rate.

The warrant liability related to the June 2022 amendment to the Guaranty Agreement is remeasured on a recurring basis at each reporting date, with the change in fair value recorded in earnings. The June 2022 warrant liability is valued at Level 3 of the fair value hierarchy. The fair value of the June 2022 warrant liability is based on a probability weighted expected return method including go public and remain private scenarios. The significant inputs, including significant unobservable inputs, we use in the fair value measurements are the cost of equity, expected term, equity volatility, and risk-free rate.

The Series C-1 Notes are marked-to-market each reporting period with the portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded within other expense, net. The Series C-1 Notes are valued at Level 3 of the fair value hierarchy. The fair value of the Series C-1 Notes is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, we use in the fair value measurements are the future value based on the discount rate.

The Series C-2 Notes are marked-to-market each reporting period with portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded within other expense, net. The Series C-2 Notes are valued at Level 3 of the fair value hierarchy. The fair value of the Series C-2 Notes is based on a probability weighted expected return method including go public and remain private scenarios. The significant inputs, including significant unobservable inputs, we use in the fair value measurements are the future value based on the discount rate, equity volatility, and risk-free rate.

The assumptions used in calculating the fair value of the June 2022 warrant liability, the OPG Note, the Series C-1 Notes and the Series C-2 Notes represent our best estimates, however, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, the value of the June 2022 warrant liability, the OPG Note, the Series C-1 Notes and the Series C-2 Notes could be materially different in the future.

Unit-Based Compensation

Unit-based compensation represents costs related to unit-based awards granted to employees, members of the board of directors, and to certain grantees to afford them the opportunity to participate in the future growth of the Company. We recognize unit-based compensation based upon the estimated fair value of awards using a Black-Scholes pricing model for option units and a probability weighted expected return method including go public and remain private scenarios for profits interests. Forfeitures are accounted for as they occur. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period. Compensation cost is recognized as selling, general, and administrative expense in the consolidated statements of operations.

Recent Accounting Pronouncements

Please refer to Note 2 “Significant Accounting Policies” of our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information.

EXECUTIVE AND DIRECTOR COMPENSATION OF X-ENERGY

In this section, “we,” “us” and “our” generally refer to X-energy in the present tense or New X-energy from and after the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2022 Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

●	J. Clay Sell, Chief Executive Officer;
●	Harlan Bowers, President; and
●	Steven Miller, Senior Vice President and General Counsel.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2022.

				Non-Equity
			Stock	Incentive Plan	All Other
	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
J. Clay Sell	500,000	500,000	3,987,500	—	17,192	5,094,692
Chief Executive Officer
Harlan Bowers	377,996	—	1,914,000	54,624	14,865	2,361,485
President
Steven Miller	352,779	—	1,031,500	59,514	17,235	1,461,028
Senior Vice President and General Counsel
(1)	Amounts reflect the discretionary annual bonus earned by Mr. Sell for services performed in 2022, and paid in 2023 as further described below in “— 2022 Bonuses.”
(2)	Amounts reflect the aggregate grant date fair value of profits interests granted during the year ended December 31, 2022 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation and does not correspond to the actual economic value that may be received by the named executive officers from these awards.
(3)	Amounts reflect annual performance bonuses earned by Messrs. Bowers and Miller for services performed in 2022, and paid in 2023 as further described below in “— 2022 Bonuses.”
(4)	Amounts reflect employer matching contributions made to the X-energy defined contribution plan.

Narrative to Summary Compensation Table

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2022 annual base salaries for our named executive officers were $500,000 for Mr. Sell, $376,721 for Mr. Bowers, and $350,085 for Mr. Miller. Messrs. Bowers and Miller received a merit-based salary raise that took effect on December 16, 2022, resulting in a 2023 annual base salary of $393,297 and $385,094, respectively. The actual base salaries earned by our named executive officers for services in 2022 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2022 Bonuses

Mr. Sell was paid a discretionary 2022 cash bonus in lieu of participating in the X-energy 2022 annual bonus program. The actual discretionary cash bonus awarded to Mr. Sell for 2022 was determined by Mr. Ghaffarian based on X-energy’s performance and his assessment of Mr. Sell’s performance and set forth above in the Summary Compensation Table in the column entitled “Bonus.”

In addition, X-energy currently maintains an annual bonus program in which certain eligible employees at the director level and above, including our named executive officers, participate. Under the 2022 program, Messrs. Bowers and Miller were eligible to earn a cash incentive bonus based upon the achievement of pre-determined Company and personal performance goals for 2022, which comprised 30% and 70%, respectively, of the participant’s bonus opportunity for 2022. The Company performance measures related to the achievement of contract-related goals and regulatory approvals (weighted equally). Mr. Bowers’ individual performance measures related to the achievement of design reviews and contract-related and leadership goals. Mr. Miller’s individual performance measures related to the achievement of goals related to his role as our legal advisor.

Messrs. Bowers and Miller each had a 2022 target bonus opportunity equal to 20% of his annual base salary. The performance goals for 2022 were achieved at 72.5% and 85% of the performance levels, respectively, by Messrs. Bowers and Miller. The actual annual cash bonuses awarded to Messrs. Bowers and Miller under the bonus program for 2022 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

2022 Equity Awards

We typically grant equity awards in the form of Class B Common Units of Management, LLC intended to qualify as profits interests within the meaning of applicable tax guidance. The grant of Class B Units is implemented through an “upstairs-downstairs” structure, such that our employees, including our named executive officers, receive Class B Units of Management, LLC, that mirror the economics (including vesting schedules) of corresponding units that X-energy issues to Management, LLC.

Management, LLC typically grants Class B-2 Common Units. However, prior to 2022, certain employees, including our named executive officers, were granted options to purchase Class B non-voting units of X-energy, pursuant to the X-Energy Reactor Company 2021 Unit Option Plan (the “Option Plan”). In 2022, the Option Plan was terminated and all outstanding options granted under the Option Plan were cancelled and exchanged for Class B-1 Common Units granted under the Management LLC Profits Interest Plan (the “Profits Interest Plan”). We refer to these Management, LLC Class B-1 Common Units and Class B-2 Common Units collectively as (“Incentive Units”).

Each of our named executive officers was granted Incentive Units in 2022. Mr. Sell was granted 1,250,000 Class B-1 Incentive Units, Mr. Bowers was granted 600,000 Class B-1 Incentive Units, and Mr. Miller was granted 250,000 Class B-1 Incentive Units and 100,000 Class B-2 Incentive Units.

The Incentive Unit awards each vest in equal annual installments over four years, on each of the first through fourth anniversaries of the applicable vesting commencement date, subject to the named executive officer’s continuous service through the applicable vesting date. The vesting commencement dates for the Incentive Unit awards granted to Messrs. Sell, Bowers and Miller are December 31, 2019, December 31, 2018 and December 31, 2020, respectively.

Before the consummation of the Business Combination, both X-energy and Management LLC will effectuate the Recapitalization, pursuant to which all outstanding units in each entity will be recapitalized into common units and Earn Out Units in accordance with the applicable operating agreement, and shall continue to be subject to any applicable vesting conditions of such units before the Recapitalization. Following the effectiveness of the New X-energy Incentive Plan, as described below, we expect the Profits Interest Plan will terminate and we will not make any further awards under the Profits Interest Plan.

2023 Incentive Award Plan

In connection with the Business Combination, AAC’s board of directors intends to adopt, and its shareholders will be asked to approve, the New X-energy Incentive Plan, referred to in this proxy statement/prospectus as the New X-energy Incentive Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the New X-energy Incentive Plan will be effective on the Closing Date. For additional information about the New X-energy Incentive Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

Other Elements of Compensation

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to 5% of each employee’s eligible compensation, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

In 2022, the named executive officers also participated in standard health and welfare plans maintained by X-Energy.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of outstanding unvested Incentive Units held by each named executive officer as of December 31, 2022. Mr. Bowers did not hold any unvested Incentive Units as of December 31, 2022.

			Market Value of
		Number of Incentive	Incentive Units
		Units That Have Not	That Have Not
Name	Type of Award	Vested (#)(1)	Vested ($)(2)
J. Clay Sell	Class B-1 Incentive Units	312,500	2,831,250
Steven Miller	Class B-1 Incentive Units	125,000	1,132,500
	Class B-2 Incentive Units	50,000	453,000
(1)	The Incentive Units vest as to 25% of the granted units on each of the first through fourth anniversaries of December 31, 2019 for Mr. Sell and December 31, 2020 for Mr. Miller, subject to the executive’s continued service.
(2)	The Incentive Units are not publicly traded and, therefore, there was no ascertainable public market value for the Incentive Units as of December 31, 2022. The value of the Incentive Units is estimated as of December 31, 2022 based on the number of outstanding unvested Incentive Units as of such date and taking into account applicable distribution thresholds, but excluding the value of catch-up distributions that could be payable to the Class B-1 Units (for a description of the catch-up distribution payments, refer to Note 14 to X-energy’s audited consolidated financial statements and Note 13 to X-energy’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus).

Executive Compensation Arrangements

Each of Messrs. Sell, Bowers and Miller is party to an offer letter with X-energy LLC that provides for at-will employment that will continue until terminated at any time by either party. Pursuant to their offer letters, each of our named executive officers is eligible to participate in the benefit plan and programs maintained by us for the benefit of our employees. None of the offer letters provide for severance payments on termination of employment.

Each of Messrs. Sell, Bowers and Miller also entered into X-energy’s standard form of non-disclosure and non-solicitation agreement, which includes a company information non-disclosure covenant that lasts during employment and for five years thereafter, a perpetual government data non-disclosure covenant, and an employee and client non-solicitation covenant that lasts during employment and for two years thereafter. In addition, as a condition to their receipt of Incentive Units, they each entered into a restrictive covenant letter, which includes non-competition and employee and business relationship non-solicitation covenants that apply during employment and for one year following termination of employment, a company information non-disclosure covenant and non-disparagement covenant that each apply during the period they provide services to X-energy and thereafter, and an assignment of intellectual property covenant.

In connection with the business combination, we expect to enter into an employment agreement with certain of our executive officers. The terms of these agreements have not yet been finalized.

Director Compensation

In 2022, we granted 75,000 Incentive Units to each of Edward Sonnenschein and Michael Wallace to compensate them for their services as members of the Board of Managers. The Incentive Units will vest in four equal annual installments on the first through fourth anniversaries of September 12, 2022. They did not receive any additional compensation for services provided as a Board member in 2022.

	Stock Awards	Total
Name	($)(1)	($)
Edward Sonnenschein	175,500	175,500
Michael Wallace	175,500	175,500
(1)	Amounts reflect the aggregate grant date fair value of profits interests granted during the year ended December 31, 2022 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation and does not correspond to the actual economic value that may be received by the named executive officers from these awards.

As of December 31, 2022, all of the Incentive Units held by each of Messrs. Sonnenschein and Wallace were unvested.

In connection with the Business Combination, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainer fees and long-term equity awards. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the New X-energy Incentive Plan.

Interests of the X-energy Directors and Executive Officers

X-energy’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the AAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

Treatment of X-energy Equity Awards in the Business Combination

As part of the Recapitalization, each outstanding unit of X-energy, whether vested or unvested, will become an X-energy OpCo Common Unit, with substantially the same terms and conditions as applicable to such unit immediately prior to the Recapitalization (including vesting conditions). Correspondingly, each outstanding Incentive Unit of Management LLC, whether vested or unvested, will become a Management LLC Common Unit, with substantially the same terms and conditions as applicable to such Incentive Unit immediately prior to the Recapitalization (including vesting conditions). At the Closing, each X-energy OpCo Common Unit held by Management LLC will be contributed to New X-energy in exchange for shares of New X-energy Class A Common Stock.

The following table sets forth, for each of X-energy’s directors and executive officers, the number of vested and unvested Incentive Units held by the director or executive officer as of December 31, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Closing Date occurs, certain Incentive Units shown in the table may vest prior to Closing. Following the Closing, each holder of Management LLC Common Units will be able to redeem his or her Management LLC Common Units, to the extent vested, for the corresponding New X-energy Class A Common Stock held by Management LLC.

	Vested	Unvested
Name	Incentive Units	Incentive Units
Executive Officers
J. Clay Sell	937,500	312,500
Harlan Bowers	600,000	0
Peter Pappano	350,000	0
Steven Miller	175,000	175,000
Wallis Fournier	75,000	75,000
Mark Mize	0	350,000
Directors
Edward Sonnenschein	0	75,000
Michael Wallace	0	75,000

Member Earn-Out

In the Recapitalization, Management LLC will receive 2,303,325 Earn Out Units. At the Closing, Management LLC will contribute all of its Earn Out Units for an equal number of Earn Out Shares subject to vesting terms identical to the Earn Out Units.

Following the Recapitalization, certain of X-energy’s directors and executive officers will indirectly hold X-energy OpCo Common Units through their ownership of Management LLC Common Units. These directors and executive officers will beneficially own, pro rata, 2,303,325 Earn Out Shares held by Management LLC. The Earn Out Shares will be vested upon satisfaction of the following milestones: (i) half of the Earn Out Shares (the “Triggering Event I Earn Out Shares”) will vest if, during the Earn Out Period, Triggering Event I occurs, and (ii) the remaining half of the Earn Out Shares (the “Triggering Event II Earn Out Shares”) will vest if, within the Earn Out Period, Triggering Event II occurs.

If a Change of Control occurs following the Closing and prior to the third anniversary of the Closing, Triggering Event I and Triggering Event II will be deemed to occur and all Earn Out Shares will vest. If a Change of Control occurs following the third anniversary of the Closing Date and prior to the expiration of the Earn Out Period, that (i) results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $12.50, then, then immediately prior to the consummation of such Change of Control, to the extent not previously triggered, Triggering Event I will be deemed to occur, and the Triggering Event I Earn Out Shares will vest and (ii) results in the holders of New X-energy Class A Common Stock receiving a per share price greater than or equal to $17.50, then, then immediately prior to the consummation of such Change of Control, to the extent not previously triggered, Triggering Event II will be deemed to occur and the Triggering Event II Earn Out Shares will vest.

Director Compensation

In connection with the Business Combination, the New X-energy Board will adopt a new non-employee director compensation policy to govern New X-energy effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW X-ENERGY FOLLOWING THE BUSINESS COMBINATION

The Business Combination Agreement provides that the New X-energy Board will initially be comprised of eight directors: Kamal Ghaffarian, J. Clay Sell, Edward Sonnenschein, Michael J. Wallace, Kathleen W. Hyle, Christopher F. Ginther, David B. Kaplan and Allyson Satin.

The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders. The initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers following the completion of the Business Combination.

Name	Age	Position
Kamal Ghaffarian	65	Chairman
J. Clay Sell	56	Chief Executive Officer and Director
Edward Sonnenschein	69	Director
Michael J. Wallace	75	Director
Kathleen W. Hyle	64	Director
Christopher F. Ginther	62	Director
David B. Kaplan	55	Director
Allyson Satin	37	Director
Mark J. Mize	51	Senior Vice President and Chief Financial Officer
Steven L. Miller	59	Senior Vice President and General Counsel
Thomas Nixon	59	Senior Vice President and Chief Commercial Office
Harlan Bowers	61	President
Peter Pappano	48	President of TRISO-X
Wallis Fournier	57	Vice President and Chief Human Capital Officer
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

The officers of New X-energy and the New X-energy Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Several of New X-energy’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

AAC believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide New X-energy with a diverse range of perspectives and judgment necessary to facilitate the goals of New X-energy and be good stewards of capital.

Executive Officers and Directors

For more information about the compensation of the members of the AAC Board and the officers of AAC prior to the Closing, see the section entitled “Information about AAC — Directors and Executive Officers.” For more information about the anticipated members of the New X-energy Board and the officers of New X-energy following the Closing, see the section entitled “The Director Election Proposal.”

Kamal Ghaffarian. Effective as of Closing, Dr. Ghaffarian will serve as Chairman of the New X-energy Board. Throughout his 35-plus year career, Dr. Ghaffarian has created multiple successful companies and has gained extensive experience working at the intersection of government contracting and technological innovation.

Dr. Ghaffarian started his entrepreneurial career in 1994 by founding Stinger Ghaffarian Technologies, Inc. (acquired by KBR, Inc. (NYSE: KBR)), a government services company focusing on IT, engineering, and science applications. Dr. Ghaffarian also held numerous technical and management positions at Lockheed Martin, Ford Aerospace and Loral. Dr. Ghaffarian holds a B.S. in Computer Science in Engineering from Catholic University of America, a B.S. in Electronics Engineering from Capital College, an M.S. in Science in Information Management from George Washington University, a Ph.D. in Management Information System from Kennedy Western University and a Ph.D. in Technology from Capital Technology University.

Dr. Ghaffarian is the co-founder and executive chairman of a number of companies including IBX, LLC, a venture capital firm that invests in new frontiers in space, technology and energy, Axiom Space, Inc., a private space infrastructure company, Intuitive Machines, LLC, a space services and technologies company, and Quantum Space, LLC, a private spaceflight company. We believe Dr. Ghaffarian is qualified to serve on the New X-energy Board because of his role as the chairman of X-energy, extensive experience in the field and deep understanding of company leadership.

J. Clay Sell. Effective as of Closing, Mr. Sell will serve as Chief Executive Officer of New X-energy and as a member of the New X-energy Board. Mr. Sell has served as Chief Executive Officer of X-energy since January 2019 and on the board of directors of X-energy since July 2021. From April 2008 to February 2018, Mr. Sell was the President of Hunt Energy Horizons, LLC, the renewable energy subsidiary of Hunt Consolidated, Inc., a multinational energy, real estate, and investment corporation controlled by the Ray L. Hunt family of Dallas. Previously, Mr. Sell held various positions for 14 years in the U.S. government, most recently as Deputy Secretary of Energy in the George W. Bush Administration from March 2005 to February 2008. In that role, Mr. Sell served as Chief Operating Officer of the Department of Energy and emerged as one of the leading advocates for the Administration’s nuclear energy policies. From 2003 to 2005, Mr. Sell served in the White House as a Special Assistant to the President for Economic Policy and a Special Assistant to the President for Legislative Affairs. From 1999 to 2003, he served as the Clerk for the Senate Energy & Water Subcommittee of Appropriations under the legendary Senator Pete Domenici of New Mexico. Mr. Sell began his career in Washington on the staff of future House Armed Services Committee Chairman Mac Thornberry of Texas from 1995 to 1999. Mr. Sell holds a J.D. from the University of Texas School of Law and a B.B.A. in Accounting from Texas Tech University. We believe Mr. Sell is qualified to serve on the New X-energy Board because of his experience and leadership in the nuclear energy industry.

Edward Sonnenschein. Effective as of Closing, Mr. Sonnenschein will serve as a member of the New X-energy Board. Mr. Sonnenschein has served on the board of directors of X-energy since December 2021 and Quantum Space, LLC, a private spaceflight company, since September 2022. He also serves as Chief Legal Officer and Strategic Advisor of IBX, LLC, where he provides oversight to its legal functions and strategic advice on financing, M&A, and new initiatives. Previously, Mr. Sonnenschein was an attorney at the leading global law firm Latham & Watkins, LLP from February 1987 to June 2021, where he was a widely respected deal maker and counselor for numerous public and private companies, private equity firms, sovereign wealth funds and family offices in hundreds of cutting-edge matters in M&A, private equity, venture capital, corporate governance, IPOs, other debt and equity offerings, securities regulation and leveraged finance. Mr. Sonnenschein also held numerous leadership positions at Latham, including as the firm’s Global Chair of the Corporate Department, Chair of the Strategic Initiatives Committee, Chair of the Business Development and Investment Committees and member of the Executive Committee. He was also a member of Coastview Capital LLC, a biotechnology venture capital firm, from July 2001 to October 2003. Mr. Sonnenschein holds an A.B. in Social Studies from Harvard College and a Juris Doctorate from Harvard Law School. We believe Mr. Sonnenschein is qualified to serve on the New X-energy Board because of his experience and leadership in the legal, strategic transactions, financing and venture capital fields.

Michael J. Wallace. Effective as of Closing, Mr. Wallace will serve as a member of the New X-energy Board. Mr. Wallace has served on the board of directors of X-energy since July 2021. In addition, he is a member of the board of directors of Emirates Nuclear Energy Corporation, Nawah Energy Company, Barakah One Holding Company, and the U.S. Naval Historical Foundation. Since October 2017, Mr. Wallace has also served as a Senior Advisor at the North American Electric Reliability Council, where he advised stakeholders on matters related to assuring the reliability and security of the electricity grid. He was a member of the National Infrastructure Advisory Council from October 2017 to April 2022, where he advised the President of the United States on matters related to security of the country’s infrastructure. Mr. Wallace holds a B.S. in Electrical Engineering from Marquette University and an M.B.A. from the University of Chicago. We believe Mr. Wallace is qualified to serve on the New X-energy Board because of his experience and leadership in the nuclear energy industry.

Kathleen W. Hyle. Effective as of Closing, Ms. Hyle will serve as a member of the New X-energy Board. Ms. Hyle was appointed to serve on the board of directors of X-energy in January 2023. She served as Senior Vice President of Constellation Energy Corp (NASDAQ: CEG) and Chief Operating Officer of Constellation Energy Resources from November 2008 to March 2012. From June 2007 to November 2008, she served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC. Prior to joining Constellation Energy in 2003, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corporation, Vice President and Treasurer of AutoNation, Inc. (NYSE: AN), and Vice President and Treasurer of Stanley Black & Decker, Inc. (NYSE: SWK). Ms. Hyle has served on the board of AmerisourceBergen Corporation (NYSE: ABC) since May 2010 and on the board of Bunge Ltd (NYSE: BG) since July 2012. Ms. Hyle is a former member of the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management and a former member of the Board of Trustees of CenterStage, a non-profit theatre in Baltimore, Maryland. Ms. Hyle holds a B.A. in Accounting from Loyola College. We believe Ms. Hyle is qualified to serve on the New X-energy Board because of her experience and leadership in the energy industry.

Christopher F. Ginther. Effective as of Closing, Mr. Ginther will serve as a member of the New X-energy Board. Mr. Ginther has served on the board of directors of X-energy since January 2023. He is also Executive Vice President of Ontario Power Generation Inc. (“OPG”), a globally recognized leader in the development and production of clean energy and nuclear energy projects, since July 2012, where he oversaw the company’s business strategy, development, commercial structuring, negotiations and commercial positioning in support of OPG’s growth strategy. Prior to OPG, he served as Vice President and General Counsel at Bell Canada Enterprises Inc. (NYSE: BCE) and as Chief Legal Officer at Ontario Lottery and Gaming Corporation. Mr. Ginther began his legal career at the law firm Torys LLP in Toronto. Mr. Ginther holds a B.A. in History and Political Science from the University of Western Ontario and an L.L.B and L.L.M from Osgoode Hall Law School. He is also a Certified Public Accountant. We believe Mr. Ginther is qualified to serve on the New X-energy Board because of his experience and leadership in the energy industry.

David B. Kaplan. Effective as of Closing, Mr. Kaplan will serve as a member of the New X-energy Board. Mr. Kaplan serves as Chief Executive Officer and is Co-Chairman of the AAC Board. Mr. Kaplan is a Co-Founder, Director and Partner of Ares Management Corporation. He is a member of the Ares Executive Management Committee and serves on several Ares Investment Committees including, among others, the Ares Corporate Opportunities and Ares Special Opportunities Investment Committees. Additionally, Mr. Kaplan serves as Chief Executive Officer and Co-Chairman of the board of directors of Ares Acquisition Corporation II. Mr. Kaplan joined Ares in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. and its affiliates. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves on the supervisory board of directors of MYT Netherlands Parent B.V., the parent entity of Mytheresa GmbH. Mr. Kaplan also serves as a member of the boards of directors of Number Holdings, Inc. and as the Chairman of the board of directors of the parent entity of Cooper’s Hawk Winery & Restaurants. Mr. Kaplan’s previous public company board experience includes Floor & Decor Holdings, Inc., Maidenform Brands, Inc., where he served as the company’s Chairman, GNC Holdings, Inc., Dominick’s Supermarkets, Inc., Stream Global Services, Inc., Orchard Supply Hardware Stores Corporation, Smart & Final, Inc. and Allied Waste Industries Inc. Mr. Kaplan also currently serves as the Vice Chairman of the Board of Directors of Cedars-Sinai Medical Center, a non-profit hospital, and on the President’s Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan with a Bachelor of Business Administration degree, concentrating in Finance. We believe Mr. Kaplan is well qualified to serve on the New X-energy Board due to his knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to his service as a director of other public and private companies.

Allyson Satin. Effective as of Closing, Ms. Satin will serve as a member of the New X-energy Board. Ms. Satin serves as Chief Operating Officer of AAC. Ms. Satin is a Partner at Ares Management Corporation. She also serves as Chief Operating Officer of Ares Acquisition Corporation II. From 2009 to 2020, Ms. Satin was an investment professional in the Ares Private Equity Group where she participated in various leveraged buyouts, growth equity and distressed debt transactions. Prior to joining Ares in 2009, Ms. Satin was an investment banking Analyst in the Global Financial Sponsors Group at Barclays Capital (formerly Lehman Brothers). Ms. Satin currently serves as a member of the board of directors of the parent entity of 99 Cents Only Stores LLC. Ms. Satin holds a B.S. from the University of California, Berkeley Haas School of Business in Business Administration. We believe Ms. Satin is well qualified to serve on the New X-energy Board due to her knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to her service as a director of other companies.

Mark J. Mize. Effective as of Closing, Mr. Mize will serve as Senior Vice President and Chief Financial Officer of New X-energy. Mr. Mize has served as Senior Vice President and Chief Financial Officer of X-energy since August 2022. In April 2019, Mr. Mize co-founded Falconer Oil and Gas Corporation and served as the company’s Executive Vice President, Chief Financial Officer and Treasurer until joining X-energy. In November 2011, he co-founded Halcón Resources Corporation (now Battalion Oil

Corporation (NYSE: BATL)) and served as the company’s Executive Vice President, Chief Financial Officer and Treasurer until April 2019. Prior to founding Halcón, he held various positions of increasing responsibility at Petrohawk Energy Corporation (NYSE: HK) from November 2004 until BHP Group Ltd (NYSE: BHP) acquired Petrohawk in August 2011, including Executive Vice President, Chief Financial Officer and Treasurer. From January 2002 to November 2004, he was the Manager of Financial Reporting of Cabot Oil & Gas (now Coterra Energy Inc. (NYSE: CTRA)). Prior to that, he was an Audit Manager at PricewaterhouseCoopers LLP from January 1996 to January 2002. Mr. Mize currently serves on the board of the University of Houston Bauer College of Business, Legacy Barrel Services and Cornerstone Chrisitan Academy. Mr. Mize holds a B.S. in Accounting from the University of Houston and is a Certified Public Accountant.

Steven L. Miller. Effective as of Closing, Mr. Miller will serve as Senior Vice President and General Counsel of New X-energy. Mr. Miller has served as Senior Vice President and General Counsel of X-Energy, LLC since November 2020. From June 2014 to October 2020, he was an attorney in the energy practice group at the law firm Hogan Lovells US LLP, where he represented domestic and international clients on an array of energy and related project development, corporate, commercial, transactional and regulatory matters, maintaining a particular focus on nuclear domestic and international joint ventures, corporate governance and regulatory compliance. From December 2002 to May 2014, he held various positions of increasing responsibility at Constellation Energy Group, Inc. (NASDAQ: CEG) and its affiliates, including Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Constellation Generation Group and Constellation Nuclear Group. Mr. Miller also served on the board of directors of UniStar Nuclear Energy. Mr. Miller currently serves on the board of advisors of the Pennsylvania State University School of Law as well as special advisor to the Energy and Environment Program faculty. Mr. Miller holds a B.A. in Political Science and French from the Pennsylvania State University and a J.D. from American University, Washington College of Law.

Thomas Nixon. Effective as of Closing, Mr. Nixon will serve as Senior Vice President and Chief Commercial Officer of New X-energy. Mr. Nixon has served as Senior Vice President and Chief Commercial Officer of X-Energy, LLC since May 2023. From December 2021 to April 2023, he was Senior Technical Program Manager at Alphabet Inc. (NASDAQ: GOOGL), where he led data center expansion strategies. Prior to Alphabet, Mr. Nixon held various positions at Bechtel Corporation from 1991 to 2021, most recently as Project Director from November 2020 to December 2021, where he directed and delivered various nuclear and other power system projects. Mr. Nixon holds a B.S. in Civil Engineering from Michigan State University.

Harlan Bowers. Effective as of Closing, Mr. Bowers will serve as President of New X-energy. Mr. Bowers has served in various leadership positions at X-Energy, LLC since November 2015. From 2014 to 2015, he was Senior Vice President of Stinger Ghaffarian Technologies, Inc. (acquired by KBR, Inc. (NYSE: KBR)), where he led the company’s business development department. From 2011 to 2013, Mr. Bowers was Program Director for Systems and Discipline Engineering Services to NASA Goddard Space Flight Center’s Flight/Ground programs. Prior to that, he served as Program Director for Mechanical and Systems Engineering Services to NASA Goddard Space Flight Center’s Flight programs. He also serves on the board of the U.S. Nuclear Industry Council. Mr. Bowers holds a B.S. in Aerospace and Ocean Engineering from Virginia Polytechnic Institute and State University and an MBA from University of Maryland.

Peter Pappano. Effective as of Closing, Mr. Pappano will serve as President of TRISO-X LLC, a wholly owned subsidiary of X-energy. Mr. Pappano has served as President of TRISO-X since August 2021 and Vice President of Fuel Production of X-energy from April 2015 to August 2021. He has 20 years of experience in the public and private sector, including the U.S. Department of Energy, Oak Ridge National Laboratory and SGL Carbon, where he has managed nuclear energy projects and multiple cooperative research and development agreements with DOE offices. Mr. Pappano holds a B.S. in General Science, an M.S. in Fuel Science and a PhD in Fuel Science from the Pennsylvania State University.

Wallis Fournier. Effective as of Closing, Ms. Fournier will serve as Vice President and Chief Human Capital Officer of New X-energy. Ms. Fournier has served as Vice President and Chief Human Capital Officer of X-Energy, LLC since March 2020. Prior to joining X-energy, she was Director of Talent Acquisition at MasterPeace Solutions, a cyber-technology company, from August 2019 to March 2020. From April 2012 to August 2019, Ms. Fournier served as Director of Recruiting at Stinger Ghaffarian Technologies, Inc. (acquired by KBR, Inc. (NYSE: KBR)). Ms. Fournier holds a B.A. in English from Boston University.

Corporate Governance

Composition of the New X-energy Board

Our business and affairs will be managed under the direction of the New X-energy Board. The New X-energy Board will be chaired by Kamal Ghaffarian and will include J. Clay Sell, Edward Sonnenschein, Michael J. Wallace, Kathleen W. Hyle, Christopher

F. Ginther, David B. Kaplan      and Allyson Satin as members. The New X-energy Board is expected to determine that            and           qualify as independent in accordance with applicable NYSE rules. Subject to the terms of the Business Combination Agreement, the Proposed Certificate of Incorporation and Proposed By-Laws, the number of directors will be fixed by the New X-energy Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New X-energy Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New X-energy Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Business Combination Agreement, AAC was granted rights to designate two directors and OPG was granted rights to designate one director for election to the New X-energy Board.

Director Independence

NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The New X-energy Board will undertake a review of its composition, the composition of its committees and the independence of its directors and consider whether any director has a material relationship with New X-energy that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.

We anticipate that New X-energy will have      ”independent directors” as defined in NYSE listing standards and applicable SEC rules.

Controlled Company Exemption

The X-energy Founder will own more than 50% of the combined voting power for the election of directors to the New X-energy Board, and, as a result, New X-energy will be considered a “controlled company” for the purposes of NYSE rules. As such, New X-energy will qualify for exemptions from certain corporate governance requirements, including that a majority of the New X-energy Board consist of “independent directors,” as defined under NYSE rules. New X-energy will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with written charters addressing the committees’ purposes and responsibilities and an annual performance evaluation of these committees.

As permitted for a “controlled company,” it is expected that a majority of the New X-energy Board and our Compensation and Nominating and Corporate Governance Committees will not be independent. Accordingly, New X-energy’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE rules.

If at any time New X-energy ceases to be a “controlled company” under NYSE rules, the New X-energy Board intends to take any action that may be necessary to comply with NYSE rules, subject to a permitted “phase-in” period. See “Risk Factors — Risks Related to the Domestication and the Business Combination — New X-energy will be a “controlled company” within the meaning of NYSE listing standards and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Classified Board of Directors

Pursuant to the Proposed Certificate of Incorporation, New X-energy directors will be divided into three classes, with each class serving staggered three-year terms. Subject to approval of the Director Election Proposal, the New X-energy Board will initially consist of           . New X-energy directors will be divided among the three classes as follows:

●	The Class I directors are and ;

●	The Class II directors are and ; and
●	The Class III directors are and .

Committees of the New X-energy Board

The New X-energy Board will direct the management of its business and affairs, as provided by Delaware law, and conduct its business through meetings of the New X-energy Board and standing committees. The New X-energy Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter that will be posted on New X-energy’s website           as required by applicable NYSE rules.

From time to time, special committees may be established under the direction of the New X-energy Board when the New X-energy Board deems it necessary or advisable to address specific issues.

Audit Committee

New X-energy’s audit committee will be responsible for, among other things:

●	overseeing our accounting and financial reporting process;
●	appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;
●	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;
●	pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);
●	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;
●	discussing our policies with respect to risk assessment and risk management;
●	reviewing and approving or ratifying any related person transactions;
●	setting clear hiring policies for employees or former employees of our independent registered public accounting firm;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
●	preparing the audit committee report for inclusion in our annual proxy statements.

Our audit committee is expected to consist of           , with           serving as chair. All members of our audit committee will meet the requirements for financial literacy under the applicable NYSE rules and regulations. The New X-energy Board expects to affirmatively determine that each member of the audit committee qualifies as “independent” under the NYSE’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable to audit committee members. The New X-energy Board expects to determine that           qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

New X-energy’s compensation committee will be responsible for, among other things:

●	reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;
●	reviewing and setting or making recommendations to the New X-energy Board regarding the compensation of our other executive officers;
●	reviewing and making recommendations to the New X-energy Board regarding director compensation;
●	reviewing and approving or making recommendations to the New X-energy Board regarding our incentive compensation and equity-based plans and arrangements;
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent it is required to be included in our annual report on Form 10-K or proxy statement; and
●	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee is expected to consist of           , with           serving as chair. The New X-energy Board expects to determine that           qualifies as “independent” under the NYSE’s additional standards applicable to compensation committee members.

Nominating and Corporate Governance Committee

New X-energy’s nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the New X-energy Board and ensure the New X-energy Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;
●	recommending to the New X-energy Board the persons to be nominated for election as directors and to each committee of the New X-energy Board;
●	developing and recommending to the New X-energy Board corporate governance guidelines, and reviewing, reassessing the adequacy of such corporate governance guidelines and recommending any proposed changes to the New X-energy Board for approval from time to time; and
●	overseeing the annual evaluations of the New X-energy Board, its committees and management.

Our nominating and corporate governance committee is expected to consist of           , with           serving as chair. The New X-energy Board expects to determine that the members of our nominating and corporate governance committee do not qualify as “independent” under NYSE rules applicable to nominating and corporate governance committee members.

Code of Ethics

In connection with Closing, New X-energy will adopt a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions, which will be available on our website. Our Code of Business Conduct and Ethics will be a “code of ethics,” as defined in Item 406(b) of Regulation S-K.

We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Compensation Committee Interlocks and Insider Participation

No anticipated member of New X-energy’s compensation committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers is anticipated to serve as a director of New X-energy’s board of directors or member of its compensation committee.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW X-ENERGY’S SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” a Person who has beneficially owned restricted New X-energy Common Stock or New X-energy Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of New X-energy at the time of, or at any time during the three months preceding, a sale; and (b) New X-energy is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New X-energy was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New X-energy Common Stock or New X-energy Warrants for at least six months but who are affiliates of New X-energy at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New X-energy Class A Common Stock then outstanding; or
●	the average weekly reported trading volume of the New X-energy Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New X-energy under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New X-energy.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.

AAC anticipates that following the Closing, New X-energy will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed By-laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is: (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New X-energy Board or any authorized committee of the New X-energy Board; (b) otherwise properly brought before such meeting by or at the direction of the New X-energy Board or the chairperson of the New X-energy Board; or (c) otherwise properly brought before such meeting by a stockholder present in person or virtually who (A) (1) was a record owner of New X-energy Common Stock at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed By-laws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the New X-energy annual meeting of stockholders, a stockholder’s notice must be received at New X-energy’s principal executive offices not less than 120 calendar days prior to the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

In the event that no annual meeting was held in the previous year or New X-energy holds its annual meeting of stockholders more than 30 days from the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate that the first annual meeting of the stockholders of New X-energy will be held in 2024. Notice of a nomination or proposal must be delivered to New X-energy no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2024 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-laws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2024 annual meeting pursuant to Rule 14a-8 must be received at New X-energy principal office at a reasonable time before New X-energy begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to New X-energy’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the Record Date for notice of the annual meeting and as of the date that is 15 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, New X-energy’s secretary not later than five days after the Record Date for notice of the special meeting (in the case of the update and supplement required to be made as of such Record Date), and not later than ten days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 business days prior to the special meeting or any adjournment or postponement thereof).

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the AAC Board, any committee chairperson or the non-management directors as a group by writing to the AAC Board or committee chairperson in care of Ares Acquisition Corporation, 245 Park Avenue, 44th Floor, New York, NY 10167. Following the Closing, such communications should be sent to X-energy at 801 Thompson Avenue, Rockville, Maryland 20852. Each communication will be forwarded, depending on the subject matter, to the AAC Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the securities of New X-energy to be issued in connection with the Domestication. An investment vehicle comprised of certain partners of Kirkland & Ellis LLP and their related persons owns interests representing less than 1% of the capital commitments of funds affiliated with Ares.

OTHER MATTERS

As of the Record Date, the AAC Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement of the extraordinary general meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Ares Acquisition included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Ares Acquisition Corporation’s ability to continue as a going concern described in Note 1 to the financial statements, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of X-energy Reactor Company, LLC included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, AAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of AAC’s annual report to shareholders and AAC’s proxy statement. Upon written or oral request, AAC will deliver a separate copy of the annual report to shareholders and proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that AAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that AAC deliver single copies of such documents in the future. Shareholders may notify AAC of their requests by calling or writing AAC at its principal executive offices at 245 Park Avenue, 44th Floor, New York, NY 10167.

ENFORCEABILITY OF CIVIL LIABILITY

AAC is a Cayman Islands exempted company. If AAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the U.S. upon AAC. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in United States courts against AAC in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws. However, AAC may be served with process in the U.S. with respect to actions against AAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of AAC’s securities by serving AAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

AAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

AAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on AAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to AAC has been supplied by AAC, and all such information relating to X-energy has been supplied by X-energy, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of AAC for the extraordinary general meeting. AAC has not authorized anyone to give any information or make any representation about the Business Combination, AAC or X-energy that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the Record Date unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Ares Acquisition Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

(310) 201-4100

You may also obtain these documents by requesting them in writing or by telephone from AAC’s proxy solicitation agent at the following address and telephone number:

If you are a shareholder of AAC and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from AAC, AAC will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

ARES ACQUISITION CORPORATION

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm (PCAOB ID: 100)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-5
Statements of Operations for the years ended December 31, 2022 and 2021 and for the period from January 24, 2020 (inception) through December 31, 2020	F-6
Statements of Changes in Shareholders’ Equity (Deficit) for the years ended December 31, 2022 and 2021 and for the period from January 24, 2020 (inception) through December 31, 2020	F-7
Statements of Cash Flows for the years ended December 31, 2022 and 2021 and the period from January 24, 2020 (inception) through December 31, 2020	F-8
Notes to Financial Statements	F-9

Unaudited Financial Statements:

Condensed Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-25
Unaudited Condensed Statements of Operations for the three months ended March 31, 2023 and 2022	F-26
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2023 and 2022	F-27
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-28
Notes to Unaudited Condensed Financial Statements	F-29

X-ENERGY REACTOR COMPANY, LLC

Unaudited Financial Statements:

Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-81
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2023 and 2022	F-82
Unaudited Condensed Consolidated Statements of Changes in Members’ Deficit and Mezzanine Equity for the Three Months Ended March 31, 2023 and 2022	F-83
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-84
Notes to Unaudited Condensed Consolidated Financial Statements	F-85

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Ares Acquisition Corporation

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Ares Acquisition Corporation (the “Company”) as of December 31, 2022, based on criteria established in 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in 2013 Internal Control — Integrated Framework issued by (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the financial statements as of and for the year ended December 31, 2022, of the Company and our report dated February 28, 2023, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 28, 2023

PCAOB Number 100

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Ares Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ares Acquisition Corporation (the “Company”) as of December 31, 2022, and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2022, and December 31,2021, and for the period from January 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022, and December 31, 2021, and for the period from January 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 4, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Accounting for and Valuation of Private Placement Warrants

Description:

As described in Notes 2, 7 and 8 to the financial statements, the Company accounts for its private placement warrants based on an assessment of the instruments’ specific terms and the applicable accounting standards. The private placement warrants are stated at fair value at each reporting period with the change in fair value recorded on the statement of operations. The fair value of the warrants on the date of issuance and through September 30, 2022, were estimated using a Black Scholes Model and as of December 31, 2022, using the fair value of the Public Warrants. As of December 31, 2022, 15,333,333 private placement warrants at a fair value of $7.150 million remained outstanding resulting in $6.73 million of gain related to the change in fair value for the year ended December 31, 2022. The principal considerations for our determination that performing procedures relating to the accounting for and valuation of the private placement warrants are a critical audit matter are (i) the significant judgment by management when determining the accounting for and valuation; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the accounting for the private placement warrants, and management’s significant assumptions related to expected volatility while relying on the Black Scholes Model prior to the change in valuation methodology; (iii) the judgment to determine that the private placement warrants qualified as a similar security to the public warrant in an active market and (iv) the audit effort involved the use of professionals with specialized skill and knowledge.

Response:

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, reading the agreements, evaluating the accounting for the private placement warrants, testing the internal controls over management’s process for determining the fair value estimates. Testing management’s process included (i) evaluating the internal controls and methodology used by management to determine the fair value of the private placement warrants; (ii) testing the mathematical accuracy of management’s model; (iii) evaluating the reasonableness of management’s significant assumptions (if any); and (iv) testing the completeness and accuracy of the underlying data used. Professionals with specialized skill and knowledge were used to assist in (i) evaluating management’s accounting for the private placement warrants at the beginning of the period; (ii) evaluating the methodology to determine the fair value; (iii) testing the mathematical accuracy of the models; (iv) evaluating the reasonableness of the significant assumptions used at the beginning of the period related to implied volatility and probability of executing a successful business combination by considering consistency with external market data, and (v) evaluating the private placement warrants’ characteristics and settlement options to determine that it qualified as a similar security to the public warrant.

Reference:

Notes 2, 7 and 8

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 28, 2023

ARES ACQUISITION CORPORATION

BALANCE SHEETS

	As of December 31,
	2022	2021
Assets
Current assets:
Cash	$37,982	$749,510
Prepaid expenses	57,577	536,382
Total current assets	95,559	1,285,892
Investments held in Trust Account	1,013,382,491	1,000,284,779
Total assets	$1,013,478,050	$1,001,570,671
Liabilities and shareholders’ deficit
Current liabilities
Accrued expenses	$8,114,773	$3,476,416
Accrued expenses – related party	60,921	46,900
Working capital loan	1,500,000	—
Total current liabilities	9,675,694	3,523,316
Warrant liabilities	16,475,933	31,704,522
Deferred underwriting commissions	35,000,000	35,000,000
Total liabilities	61,151,627	70,227,838
Commitments and contingencies
Class A ordinary shares, $0.0001 par value; 100,000,000 shares subject to possible redemption at $10.13 and $10.00 per share at December 31, 2022 and 2021, respectively	1,013,282,491	1,000,000,000
Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; none issued and outstanding (excluding 100,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 25,000,000 shares issued and outstanding at December 31, 2022 and 2021	2,500	2,500
Accumulated deficit	(60,958,568)	(68,659,667)
Total shareholders’ deficit	(60,956,068)	(68,657,167)
Total liabilities and shareholders’ deficit	$1,013,478,050	$1,001,570,671

The accompanying notes are an integral part of these financial statements.

ARES ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

			For the period from
	For the year ended	For the year ended	January 24, 2020
	December 31,	December 31,	(inception) through
	2022	2021	December 31, 2020
General and administrative expenses	$7,342,712	$6,461,616	$13,845
Loss from operations	(7,342,712)	(6,461,616)	(13,845)
Other income (expense):
Investment income on investments held in Trust Account	13,097,713	284,779	—
Offering costs associated with warrants recorded as liabilities	—	(1,677,518)	—
Change in fair value of warrant liabilities	15,228,589	23,703,427	—
Total other income	28,326,302	22,310,688	—
Net income (loss)	$20,983,590	$15,849,072	$(13,845)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	100,000,000	100,000,000	—
Basic and diluted net income per share, Class A ordinary shares	$0.17	$0.13	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares(1)	25,000,000	25,000,000	25,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.17	$0.13	$(0.00)
(1)	On February 4, 2021, the Company consummated the sale of Over-Allotment Units pursuant to the underwriters’ partial exercise of their over-allotment option. Share amount as of December 31, 2020 has been retroactively restated to account for the share recapitalization events as discussed in Note 4.

The accompanying notes are an integral part of these financial statements.

ARES ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary Shares		Additional		Total
	Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at January 24, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	25,000,000	2,500	22,500	—	25,000
Net loss	—	—	—	(13,845)	(13,845)
Balance at December 31, 2020(1)	25,000,000	$2,500	$22,500	$(13,845)	$11,155
Accretion of Class A ordinary shares to redemption amount	—	—	(22,500)	(84,494,894)	(84,517,394)
Net income	—	—	—	15,849,072	15,849,072
Balance at December 31, 2021	25,000,000	$2,500	$—	$(68,659,667)	$(68,657,167)
Accretion of Class A ordinary shares to redemption amount	—	—	—	(13,282,491)	(13,282,491)
Net income	—	—	—	20,983,590	20,983,590
Balance at December 31, 2022	25,000,000	$2,500	$—	$(60,958,568)	$(60,956,068)
(1)

On February 4, 2021, the Company consummated the sale of Over-Allotment Units pursuant to the underwriters’ partial exercise of their over-allotment option. Share amount as of December 31, 2020 has been retroactively restated to account for the share recapitalization events as discussed in Note 4.

The accompanying notes are an integral part of these financial statements.

ARES ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

			For the period
			from
	For the year ended	For the year ended	January 24, 2020
	December 31,	December 31,	(inception) through
	2022	2021	December 31, 2020
Cash flows from operating activities:
Net income (loss)	$20,983,590	$15,849,072	$(13,845)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on investments held in Trust Account	(13,097,713)	(284,779)	—
Offering costs associated with warrants recorded as liabilities	—	1,677,518	—
Change in fair value of warrant liabilities	(15,228,589)	(23,703,427)	—
Excess of fair value over cost on sale of Private Placement Warrants	—	2,146,129	—
Changes in operating assets and liabilities
Prepaid expenses	478,806	(536,382)	—
Accrued expenses	4,638,357	3,391,416	—
Accrued expenses – related party	14,021	46,900	—
Payment of formation costs through issuance of Class B ordinary shares	—	—	13,845
Net cash used in operating activities	(2,211,528)	(1,413,553)	—
Cash flows from investing activities:
Cash deposited in Trust Account	—	(1,000,000,000)	—
Net cash used in investing activities	—	(1,000,000,000)	—
Cash flows from financing activities:
Proceeds received from working capital loan	1,500,000	—	—
Proceeds received from initial public offering, gross	—	1,000,000,000	—
Proceeds received from sale of Private Placement Warrants	—	23,000,000	—
Payment of underwriter commissions	—	(20,000,000)	—
Payment of offering costs	—	(836,937)	—
Net cash provided by financing activities	1,500,000	1,002,163,063	—
Net change in cash	(711,528)	749,510	—
Cash – beginning of period	749,510	—	—
Cash – end of period	$37,982	$749,510	$—
Supplemental disclosure of non-cash activities
Deferred offering costs included in accrued offering costs	$—	$—	$364,935
Formation and offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$—	$25,000
Deferred offering costs paid by the Sponsor through promissory note	$—	$—	$147,385
Accrued offering costs	$—	$85,000	$—
Deferred underwriter’s commissions in connection with the initial public offering	$—	$35,000,000	$—

The accompanying notes are an integral part of these financial statements.

ARES ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.ORGANIZATION

Ares Acquisition Corporation (the “Company”) was incorporated in Cayman Islands on January 24, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular or geographic region for purposes of consummating a Business Combination.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 24, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below and since the closing of the Initial Public Offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated its Initial Public Offering of 100,000,000 (the “Units” and, with respect to the shares Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 13,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $55.9 million, of which $35.0 million was for deferred underwriting commissions (see Note 5). Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,333,333 warrants (the “Private Placement Warrants”), including 1,733,333 additional Private Placement Warrants to cover over-allotments, for an aggregate purchase price of $23.0 million, in a private placement to Ares Acquisition Holdings L.P., a Cayman Island limited partnership (the “Sponsor”) (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the consummation of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 5). The Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing

Liabilities from Equity”. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed to vote their Class B ordinary shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct conversion pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed (i) to waive their redemption rights with respect to their Class B ordinary shares and Public Shares held by them in connection with the completion of a Business Combination and (ii) not to propose an amendment to (a) modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination by the Combination Period (as defined below) or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until August 4, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Class B ordinary shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all material vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Recent Developments

Proposed Business Combination

On December 5, 2022 (the “Signing Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), among the Company, X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-energy”) and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company. The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination”.

Following the time of the closing (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) of the Business Combination, the combined company will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company will be held by X-energy. The combined company’s business will continue to operate through X-energy and its subsidiaries. In connection with the Closing, the Company will change its name to “X-Energy, Inc.” (such company after the Closing, “New X-energy”).

The Business Combination Agreement and the Proposed Business Combination were approved by the boards of directors of each of the Company (including, in the case of the Company, the special committee of the board of directors, which consists of its independent directors, (the “Special Committee”)) and X-energy.

The Recapitalization

Immediately prior to the Closing, X-energy will effectuate a recapitalization (the “Recapitalization”) whereby all outstanding equity securities of X-energy will be converted or exchanged into common units (each, an “X-energy Common Unit” and collectively, the “X-energy Common Units”) and unvested earn out units (each, an “Earn Out Unit” and collectively, the “Earn Out Units”), as applicable.

Member Earn-Out

As part of the Recapitalization, up to 25,000,000 Earn Out Units will be subject to vesting at the Closing and will be earned, released and delivered upon satisfaction of certain milestones pursuant to the Business Combination Agreement and on the terms and subject to the conditions thereof.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with X-energy, the Sponsor and each of the Company’s independent directors (the “Company Independent Directors,” collectively with the Sponsor, the “Purchaser Support Parties,” and each, a “Purchaser Support Party”), pursuant to which the Purchaser Support Parties agreed to, among other things: (i) vote in favor of adoption of the Transaction Proposals; (ii) vote against any Alternative Transaction (as defined in the Business Combination Agreement) and any merger agreement or merger other than the Transaction Proposals, the Business Combination Agreement and the Business Combination; (iii) vote against any change in the business, management or board of directors of the Company (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or ancillary agreements); and (iv) vote against any proposal, action or agreement that would: (a) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Business Combination Agreement or the Business Combination; (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement; (c) result in any of the closing conditions of the Business Combination Agreement not being fulfilled; (d) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Purchaser Support Party in the Sponsor Support Agreement; or (e) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company. Each officer and director of the Company previously entered into a letter agreement with the Company in connection with the Company’s Initial Public Offering, pursuant to which they agreed to vote any the Company ordinary shares held by them in favor of the Business Combination. If at any time following the Signing Date and until the termination of the Business Combination Agreement, the board of directors of the Company or the Special Committee effect a Modification in Recommendation, then the obligations to vote or consent in accordance with the foregoing clauses (i) – (iv), (x) with respect to the Purchaser Support Parties other than the Sponsor, shall cease to apply and each of the Company’s independent directors shall be expressly permitted to vote or provide consent in respect of their respective Company ordinary shares in their sole discretion and (y) with respect to the Sponsor, shall automatically be deemed to be modified such that the Sponsor will vote or provide its consent with respect to its Cayman Class B shares in the same proportion to the votes cast or consent provided, as applicable, of the Company’s Public Shareholders.

Pursuant to the Sponsor Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement and the liquidation of X-energy, no Purchaser Support Party shall (subject to limited and customary exceptions), without the prior written consent of X-energy: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Cayman Class B Shares or Cayman Purchaser Warrants (together, the “Sponsor Subject Securities”); (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Sponsor Subject Securities; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii).

Member Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain Members entered into the Member Support Agreement (the “Member Support Agreement”), pursuant to which such Members have agreed to, among other things, vote (or act by written consent): (i) to approve and adopt the Business Combination Agreement and the consummation of the Business Combination, including the Recapitalization; (ii) against any Alternative Transaction or any proposal relating to an Alternative Transaction; (iii) against any merger agreement or merger (other than the Business Combination Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by X-energy; (iv) against any change in the business, management or board of directors of X-energy (other than pursuant to the Business Combination Agreement or the ancillary agreements); and (v) against any proposal, action or agreement that would: (a) impede, interfere, frustrate, prevent or nullify any provision of the Member Support Agreement, the Business Combination Agreement or the Business Combination; (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of X-energy under the Business Combination Agreement; (c) result in any of the closing conditions of the Business Combination Agreement not being fulfilled; (d) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Member contained in the Member Support Agreement; or (e) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, X-energy.

Tax Receivable Agreement

At the Closing, New X-energy will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with X-energy and certain members of X-energy (the “TRA Holders”). Pursuant to the Tax Receivable Agreement, among other things, New X-energy will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of X-energy Common Units for New X-energy Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, New X-energy’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement.

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the Purchaser Support Parties and New X-energy will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Purchaser Support Parties and each of their respective permitted assigns will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing Date (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, or agree to dispose of or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (as defined in the Business Combination Agreement) with respect to: (a) any shares of New X-energy Class A Common Stock the Purchaser Support Parties received upon conversion of its Cayman Class B Shares in connection with the Domestication; and (b) New X-energy Warrants received upon conversion of its the Company private placement warrants in connection with the Domestication (or the shares of New X-energy Class A Common Stock issuable upon exercise of such warrants) (the securities specified in clauses (a) and (b), collectively, the “Sponsor Lock-Up Shares”); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The Sponsor Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members and the exercise of certain stock options and warrants.

X-energy Lock-Up Agreement

At the Closing, New X-energy, certain equityholders of X-energy (the “Lock-Up Holders”) will enter into a Lock-Up Agreement (the “X-energy Lock-Up Agreement”), pursuant to which the Lock-Up Holders will agree not to, without the prior written consent of the New X-energy Board, prior to the date that is one year after the Closing: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to: (a) any shares of New X-energy Class A Common Stock; or (b) any securities convertible into, or exercisable, redeemable or exchangeable for, New X-energy Class A Common Stock held by such holder immediately after the consummation of the Business Combination (the shares of New X-energy Class A Common Stock and securities specified in clauses (a) and (b), collectively, the “Lock-Up Shares”); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii). The X-energy Lock-Up Agreement provides for certain customary permitted transfers, including but not limited to, transfers to certain affiliates or family members and the exercise of certain stock options and warrants.

Amended and Restated Registration Rights Agreement

At the Closing, the Company, the Sponsor and certain securityholders of X-energy will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and such other securityholders will be granted certain customary registration rights, on the terms and subject to the conditions in the A&R Registration Rights Agreement, with respect to securities of New X-energy that they will hold following the Business Combination.

Commitment Letter

On December 5, 2022, the Company and X-energy entered into a commitment letter (the “Commitment Letter”) with AAC Holdings II LP (the “Investor”), an affiliate of Ares Management Corporation and the Sponsor. On the terms and subject to the conditions set forth in the Commitment Letter and the summary of terms attached to the Commitment Letter, pursuant to which among other things, the Investor has committed that it or its affiliated vehicles or designees will purchase in a private placement, to close immediately prior to the closing of the Business Combination, up to 45,000 shares of Series A preferred stock of the Company (the “Series A Preferred Stock”) at a purchase price of $1,000.00 per share, resulting in gross proceeds to the Company of up to $45.0 million (the “PIPE Commitment”) as such amounts may be reduced as described below.

Extension

On February 2, 2023, the Company held an extraordinary general meeting of shareholders and approved a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from February 4, 2023 to August 4, 2023, or such earlier date as the board of directors of the Company may approve in accordance with the amended and restated memorandum and articles of association (the “Extension”). In connection with the approval of the Extension, shareholders elected to redeem an aggregate of 53,002,919 ordinary shares, of which the Company paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Risks and Uncertainties

Management is continuing to evaluate the impact of increases in inflation and interest rates, the COVID-19 pandemic and the conflict in Ukraine and the surrounding region, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or ability to complete an initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Going Concern Considerations, Liquidity and Capital Resources

As of December 31, 2022, the Company had investments held in the Trust Account of approximately $1.0 billion consisting of cash and a money market fund that invests in U.S. government securities. Interest income on the balance in the Trust Account may be used by the Company to pay taxes, and to pay up to $100,000 of any dissolution expenses. The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Class B ordinary shares, a loan of $278,085 from the Sponsor pursuant to the Promissory Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Promissory Note in full on February 4, 2021. Borrowings under the Promissory Note are no longer available. The Company is also party to a working capital loan agreement with the Sponsor, pursuant to which the Company may borrow up to $2,500,000, for ongoing business expenses and the Business Combination. As of December 31, 2022, there was $1,500,000 outstanding under the Working Capital Loan (see Note 4).

As of December 31, 2022, the Company had a working capital deficit of approximately $9.6 million, current liabilities of $9.7 million and approximately $38,000 in its operating bank account. The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the extended mandatory liquidation as approved on February 2, 2023 and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern through August 4, 2023, the extended mandatory liquidation date of the Company, if it is unsuccessful in consummating an initial Business Combination prior to such date. The Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until a potential business combination or up to the extended mandatory liquidation. Management further intends to close the Proposed Business Combination before the extended mandatory liquidation date.

2.SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company had no cash equivalents held outside the Trust Account.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

At December 31, 2022 and 2021, the carrying values of cash, accounts payable, accrued expenses, accrued expenses — related party and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The fair value for trading securities is determined using quoted market prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between temporary equity and expense. Offering costs associated with warrant liabilities were expensed as incurred, presented as other expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged to temporary equity upon the completion of the Initial Public Offering. Offering costs totaled $55.9 million (consisting of $20.0 million of underwriting fees, $35.0 million of deferred underwriting fees and $0.9 million of other offering costs), of which $1.7 million was expensed and $54.3 million was charged to temporary equity.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, 100,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2022 and 2021, the Class A ordinary shares reflected in the accompanying balance sheets are reconciled in the following table:

Gross proceeds	$1,000,000,000
Less:
Proceeds allocated to Public Warrants	(30,261,819)
Class A ordinary shares issuance costs	(54,255,575)
Plus:
Accretion of carrying value to redemption value	84,517,394
Class A ordinary shares subject to possible redemption as of December 31, 2021	1,000,000,000
Plus:
Accretion of carrying value to redemption value	13,282,491
Class A ordinary shares subject to possible redemption as of December 31, 2022	$1,013,282,491

Income Taxes

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company has determined that the Cayman islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants, because the exercise of the warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

			For the period
			from
	For the year ended	For the year ended	January 24, 2020
	December 31,	December 31,	(inception) through
	2022	2021	December 31, 2020
Class A ordinary shares
Numerator:
Net income attributable to Class A ordinary shares	$16,786,872	$12,679,258	$—
Denominator:
Basic and diluted weighted average shares outstanding, Class A ordinary shares	100,000,000	100,000,000	—
Basic and diluted net income per share, Class A ordinary shares	$0.17	$0.13	$—

Class B ordinary shares
Numerator:
Net income (loss) attributable to Class B ordinary shares	$4,196,718	$3,169,814	$(13,845)
Denominator:
Basic and diluted weighted average shares outstanding, Class B ordinary shares	25,000,000	25,000,000	25,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.17	$0.13	$(0.00)

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 20,000,000 Public Warrants and 15,333,333 Private Placement Warrants as warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a modified Black-Scholes model and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model and subsequently measured using an observable market quote for a similar asset in an active market.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3.INITIAL PUBLIC OFFERING

On February 4, 2021, the Company consummated its Initial Public Offering of its 100,000,000 Units, including 13,000,000 additional Units to cover over-allotments (the “Over Allotment Units”), at $10.00 per Unit, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $55.9 million, of which $35.0 million was for deferred underwriting commissions (see Note 5).

4.RELATED PARTY TRANSACTIONS

Class B Ordinary Shares

On June 5, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration of the Company’s Class B ordinary shares. On January 13, 2021, the Sponsor transferred 50,000 Class B ordinary shares to each of the Company’s independent directors. These 150,000 Class B ordinary shares were not subject to forfeiture in the event the underwriters’ over-allotment was not exercised. The Sponsor had agreed to forfeit up to 3,262,500 Class B ordinary shares to the extent that the underwriters’ over-allotment option was not exercised in full so that the Class B ordinary shares would represent, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. Through February 4, 2021, the Company effectuated share recapitalizations resulting in the Sponsor (and its permitted transferees) holding an aggregate of 25,012,500 Class B ordinary shares. On February 4, 2021, the underwriters partially exercised their over-allotment option; thus, 12,500 shares of Class B ordinary shares were forfeited. The Class B ordinary shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

The initial shareholders agreed not to transfer, assign or sell any of the Class B ordinary shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (a) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (b) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note

On June 5, 2020, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to be used for the payment of costs related to the Initial Public Offering, which was amended and restated on December 31, 2020 (the “Promissory Note”). The Promissory Note was non-interest bearing, unsecured and payable upon the completion of the Initial Public Offering. The Company had borrowed $278,085 under the Promissory Note and fully repaid the Promissory Note on February 4, 2021. Borrowings under the Promissory Note are no longer available.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 15,333,333 Private Placement Warrants, including 1,733,333 additional Private Placement Warrants to cover over-allotments, for an aggregate purchase price of $23.0 million, in a private placement to the Sponsor. Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Working Capital Loan

On March 1, 2022, the Company entered into a working capital loan agreement with the Sponsor (the “Working Capital Loan”), pursuant to which the Company may borrow up to $2,500,000, for ongoing business expenses and the Business Combination. The Working Capital Loan is non-interest bearing, unsecured and payable upon the consummation of the Business Combination. If the Company completes a Business Combination, the Company would repay the Working Capital Loan out of the proceeds of the Trust

Account released to the Company. Otherwise, the Working Capital Loan would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan. The Working Capital Loan would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loan may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had $1,500,000 and no outstanding borrowings under the Working Capital Loan, respectively.

Administrative Service Fee

The Company has agreed, commencing on the date of the prospectus, to pay an affiliate of the Sponsor, a monthly fee of $16,667 for general and administrative services including office space, utilities, secretarial and administrative support. This arrangement will terminate upon completion of a Business Combination or the distribution of the Trust Account to the Public Shareholders. The Company incurred $200,004 and $183,337 in expenses in connection with such services for the years ended December 31, 2022 and 2021, respectively. These expenses were presented within general and administrative expenses in the accompanying statements of operations. The Company did not incur administrative service fee for the period from January 24, 2020 (inception) through December 31, 2020. As of December 31, 2022 and 2021, the Company had no outstanding balance in accrued expenses due to a related party in connection with such services as reflected in the accompanying balance sheets.

Advances from Related Parties

Affiliates of the Sponsor paid certain operating costs on behalf of the Company. These advances are due on demand and are non-interest bearing. As of December 31, 2022 and 2021, there were $60,921 and $46,900, respectively, in accrued expenses — related party as reflected in the accompanying balance sheets.

5.COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Class B ordinary shares, Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants) and Private Placement Warrants that may be issued upon conversion of the Working Capital Loan were entitled to registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders were entitled to “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 13,050,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less the underwriting discounts and commissions. On February 4, 2021, the underwriters partially exercised its over-allotment option for an additional 13,000,000 Units. The remaining 50,000 units are no longer available to be exercised.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fees

The Company has entered into fee arrangement with certain service providers pursuant to which certain transaction fees and service fees will become payable only if the Company consummates the Proposed Business Combination. If the Proposed Business

Combination with X-energy does not occur, the Company will not be required to pay these contingent fees. As of December 31, 2022, the amount of these contingent fees with the service providers were approximately $13.2 million.

The Company has entered into a fee arrangement with capital markets advisors pursuant to which the Company will pay to each capital markets advisor an incentive fee of $2,250,000 so long as the sum of any funds raised in a securities private placement plus the funds raised in X-energy’s interim financing transactions plus funds in the Trust Account exceed $500,000,000, and if the Company consummates the Proposed Business Combination with X-energy.

Additionally, the Company has entered into a fee arrangement with placement agents pursuant to which certain placement fees ranging from 2.25% to 4.5% of funds raised in a private placement transaction (net of proceeds invested by affiliates of the Company or the Sponsor), will become payable only if the Company consummates the Proposed Business Combination with X-energy.

6.SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the board of directors of the Company. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were no shares issued and outstanding, excluding 100,000,000 shares that are subject to possible redemption and are presented as temporary equity, outside of the shareholders’ deficit section of the balance sheets.

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each ordinary share. On February 4, 2021, the Company consummated the sale of Over-Allotment Units pursuant to the underwriters’ partial exercise of their over-allotment option. At December 31, 2022 and December 31, 2021, there were 25,000,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

7.WARRANTS

As of December 31, 2022 and 2021, there were 35,333,333 warrants outstanding (15,333,333 Private Placement Warrants and 20,000,000 Public Warrants). Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination or (ii) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective within 60 days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, if (i) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

8.FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
●	Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022 and 2021, assets held in the Trust Account were comprised of $1.0 billion investments in U.S. government securities. During the years ended December 31, 2022 and 2021, the Company did not withdraw any interest income from the Trust Account.

The following tables present information about the Company’s financial assets and financial liabilities that are measured at fair value as of December 31, 2022 and December 31, 2021, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Quoted Prices	Significant	Significant
	in Active	Other	Other
	Markets	Observable	Unobservable
Description	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
As of December 31, 2022:
Assets, at fair value
Investments held in Trust Account:	$1,013,382,491	$—	$—
Liabilities, at fair value
Public Warrants	$9,326,000	$—	$—
Private Placement Warrants	$—	$7,149,933	$—

	Quoted Prices	Significant	Significant
	in Active	Other	Other
	Markets	Observable	Unobservable
Description	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
As of December 31, 2021:
Assets, at fair value
Investments held in Trust Account:	$1,000,284,779	$—	$—
Liabilities, at fair value
Public Warrants	$17,822,000	$—	$—
Private Placement Warrants	$—	$—	$13,882,522

The Public Warrants and Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Company’s statements of operations.

The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a modified Black-Scholes model and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially and subsequently measured using a Black-Scholes option pricing model at each measurement date. As the fair value of the Public Warrants is based on the use of an observable market quote in an active market, the Public Warrants are classified as Level 1.

At December 31, 2021, the fair value of the Private Placement Warrants was estimated using a Black-Scholes option pricing model. The underlying assumptions in the Black-Scholes option pricing model include the underlying share price, risk-free interest rate, estimated volatility and the expected term. The underlying share price is based on the trading ordinary share price or implied from the unit price (before the ordinary shares are trading separately), which consists of one ordinary share and one-fifth Public Warrant. The expected share price volatility is based on (i) the observed volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the warrants and (ii) the implied volatility of the Public Warrants calculated using publicly observable prices. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The primary significant unobservable input used in the fair value measurement of the Company’s Private Placement Warrants is the expected volatility of the ordinary share. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. In determining the expected volatility, the Company derived the expected volatility from observable pricing of the Public Warrants.

Inputs are re-evaluated each quarterly reporting period to estimate the fair market value of the Private Placement Warrants as of the reporting period. The fair value of the Private Placement Warrants was estimated using the following assumptions:

As of December 31, 2021
Exercise price	$11.50
Share price	$9.74
Term (in years)	5.00
Volatility	15.00%
Risk-free interest rate	1.26%

At December 31, 2022, the Private Placement Warrants transferred to Level 2 due to the use of an observable market quote for a similar asset in an active market.

The changes in the fair value of the Level 3 warrant liabilities for the years ended December 31, 2022 and 2021 are summarized as follows:

Warrant liabilities at December 31, 2020	$—
Issuance of Public and Private Placement Warrants	55,407,948
Transfer of Public Warrants to Level 1	(17,500,000)
Change in fair value recognized in earnings	(24,025,426)
Warrant liabilities at December 31, 2021	13,882,522
Change in fair value recognized in earnings	(6,732,589)
Transfer of Private Placement Warrants to Level 2	(7,149,933)
Warrant liabilities at December 31, 2022	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. As disclosed above, transfers between levels for the periods presented include the transfer from Level 3 to Level 1 of the Public Warrants, which started trading on an active market in February 2021, and the transfer from Level 3 to Level 2 of the Private Placement Warrants, which began use of an observable market quote for a similar asset in an active market.

9.SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued require potential adjustment to or disclosure in the financial statements. Other than as described below, the Company concluded that there have been no events that have occurred that would require adjustments to the financial statements.

Subsequent to December 31, 2022, the Company drew $600,000 against the Working Capital Loan with the Sponsor for ongoing business expenses and the Business Combination. As of February 28, 2023, the Company had $2,100,000 outstanding borrowings under the Working Capital Loan.

On January 26, 2023, the Company entered into a non-interest bearing promissory note with the Sponsor, pursuant to which the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding Class A ordinary share, up to a maximum of $1.2 million per month, beginning on February 3, 2023. The promissory note will be repaid on the earlier of (i) the close of the Proposed Business Combination, or (ii) August 4, 2023. In February, 2023, the Sponsor deposited approximately $1.1 million into the Trust Account.

On February 2, 2023, the Company held an extraordinary general meeting of shareholders and approved a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from February 4, 2023 to August 4, 2023, or such earlier date as the Company’s board of directors may determine approve in accordance with the amended and restated memorandum and articles of association. In connection with the approval of the Extension, shareholders elected to redeem an aggregate of 53,002,919 ordinary shares, of which the Company paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

ARES ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	As of	As of
	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$90,852	$37,982
Prepaid expenses	46,252	57,577
Total current assets	137,104	95,559
Investments held in Trust Account	484,900,806	1,013,382,491
Total assets	$485,037,910	$1,013,478,050
Liabilities and shareholders’ deficit
Current liabilities
Accrued expenses	$11,314,616	$8,114,773
Due to related party	213,278	60,921
Promissory note	2,314,286	—
Working capital loan	2,100,000	1,500,000
Total current liabilities	15,942,180	9,675,694
Warrant liabilities	31,093,333	16,475,933
Deferred underwriting commissions	35,000,000	35,000,000
Total liabilities	82,035,513	61,151,627
Commitments and contingencies
Class A ordinary shares, $0.0001 par value; 46,997,081 and 100,000,000 shares subject to possible redemption at $10.32 and $10.13 per share at March 31, 2023 and December 31, 2022, respectively	484,800,806	1,013,282,491
Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; none issued and outstanding (excluding 46,997,081 and 100,000,000 shares subject to possible redemption at March 31, 2023 and December 31, 2022, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 25,000,000 shares issued and outstanding at March 31, 2023 and December 31, 2022	2,500	2,500
Accumulated deficit	(81,800,909)	(60,958,568)
Total shareholders’ deficit	(81,798,409)	(60,956,068)
Total liabilities and shareholders’ deficit	$485,037,910	$1,013,478,050

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARES ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended
	March 31,
	2023	2022
General and administrative expenses	$3,910,654	$413,517
Loss from operations	(3,910,654)	(413,517)
Other income (expense):
Investment income on investments held in Trust Account	8,189,192	330,519
Change in fair value of warrant liabilities	(14,617,400)	17,146,154
Total other income (expense)	(6,428,208)	17,476,673
Net income (loss)	$(10,338,862)	$17,063,156
Basic and diluted weighted average shares outstanding of Class A ordinary shares	73,498,541	100,000,000
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.10)	$0.14
Basic and diluted weighted average shares outstanding of Class B ordinary shares	25,000,000	25,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.10)	$0.14

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARES ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	For the three months ended March 31, 2023
	Ordinary Shares		Additional		Total
	Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2022	25,000,000	$2,500	$—	$(60,958,568)	$(60,956,068)
Sponsor deposits to Trust Account	—	—	—	(2,314,286)	(2,314,286)
Accretion of Class A ordinary shares to redemption amount	—	—	—	(8,189,193)	(8,189,193)
Net loss	—	—	—	(10,338,862)	(10,338,862)
Balance at March 31, 2023	25,000,000	$2,500	$—	$(81,800,909)	$(81,798,409)

	For the three months ended March 31, 2022
	Ordinary Shares		Additional		Total
	Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2021	25,000,000	$2,500	$—	$(68,659,667)	$(68,657,167)
Net income	—	—	—	17,063,156	17,063,156
Balance at March 31, 2022	25,000,000	$2,500	$—	$(51,596,511)	$(51,594,011)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARES ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(10,338,862)	$17,063,156
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income earned on investments held in Trust Account	(8,189,192)	(330,519)
Change in fair value of warrant liabilities	14,617,400	(17,146,154)
Changes in operating assets and liabilities
Prepaid expenses	11,325	115,002
Accrued expenses	3,199,842	(913,204)
Due to related party	152,357	(46,429)
Net cash used in operating activities	(547,130)	(1,258,148)
Cash flows from investing activities:
Cash withdrawn from the Trust Account	538,985,164	—
Cash deposited into Trust Account	(2,314,286)	—
Net cash provided by investing activities	536,670,878	—
Cash flows from financing activities:
Proceeds received from promissory note	2,314,286	—
Proceeds received from working capital loan	600,000	1,000,000
Redemption of Class A ordinary shares	(538,985,164)	—
Net cash (used in) provided by financing activities	(536,070,878)	1,000,000
Net change in cash	52,870	(258,148)
Cash – beginning of period	37,982	749,510
Cash – end of period	$90,852	$491,362

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.ORGANIZATION

Ares Acquisition Corporation (the “Company”) was incorporated in Cayman Islands on January 24, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular or geographic region for purposes of consummating a Business Combination.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from January 24, 2020 (inception) through March 31, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below and since the closing of the Initial Public Offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated its Initial Public Offering of 100,000,000 (the “Units” and, with respect to the shares Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 13,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $55.9 million, of which $35.0 million was for deferred underwriting commissions (see Note 5). Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,333,333 warrants (the “Private Placement Warrants”), including 1,733,333 additional Private Placement Warrants to cover over-allotments, for an aggregate purchase price of $23.0 million, in a private placement to Ares Acquisition Holdings L.P., a Cayman Islands limited partnership (the “Sponsor”) (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $1.0 billion ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the consummation of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 5). The Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, as amended by the First Amendment dated February 2, 2023 (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed to vote their Class B ordinary shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct conversion pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed (i) to waive their redemption rights with respect to their Class B ordinary shares and Public Shares held by them in connection with the completion of a Business Combination and (ii) not to propose an amendment to (a) modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination by the Combination Period (as defined below) or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On December 5, 2022, the Company entered into a business combination agreement with X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-energy”) (see “Proposed Business Combination” below). On January 26, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding Class A ordinary share, up to a maximum of $1.2 million per month following the approval and implementation of the Extension. Such contributions will be made pursuant to a non-interest bearing, unsecured promissory note issued by the Company to the Sponsor. Such contributions, which will be paid monthly (or a pro rata portion thereof if less than a full month), began on February 3, 2023, and thereafter on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day) until the maturity date (see Note 4). On February 2, 2023, the Company held a special meeting of shareholders and approved a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate an initial business combination from February 4, 2023 to August 4, 2023, or such earlier date as the board of directors of the Company may approve in accordance with the Amended and Restated Memorandum and Articles of Association (the “Extension”). In connection with the approval of the Extension, shareholders elected to redeem an aggregate of 53,002,919 Class A ordinary shares, of which the Company paid cash from the Trust Account in the aggregate amount of approximately $539.0 million (approximately $10.17 per share) to redeeming shareholders.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company has until August 4, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less $100,000 of interest to pay dissolution expenses), which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Class B ordinary shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all material vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 5, 2022, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), among the Company, X-energy and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company. The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination.”

Following the time of the closing (the “Closing”) of the Business Combination, the combined company will redomicile as a Delaware corporation, and X-energy will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company will be held by X-energy. The combined company’s business will continue to operate through X-energy and its subsidiaries. In connection with the Closing, the Company will change its name to “X-Energy, Inc.”

The Business Combination Agreement and the Proposed Business Combination were approved by the boards of directors of each of the Company (including, in the case of the Company, the special committee of the board of directors, which consists of its independent directors) and X-energy. For further details on the Proposed Business Combination, refer to the Annual Report on Form

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

10-K for the year ended December 31, 2022, filed by the Company with the SEC on February 28, 2023, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2022, filed by the Company with the SEC on March 10, 2023.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year or any future period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the SEC on February 28, 2023, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2022, filed by the Company with the SEC on March 10, 2023.

Going Concern Considerations, Liquidity and Capital Resources

As of March 31, 2023, the Company had investments held in the Trust Account of approximately $484.9 million consisting of cash and a money market fund that invests solely in U.S. government securities. Interest income on the balance in the Trust Account may be used by the Company to pay taxes and to pay up to $100,000 of any dissolution expenses. The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Class B ordinary shares, a loan of $278,085 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the loan from the Sponsor in full on February 4, 2021, and borrowings under such loan are no longer available. The Company is also party to a working capital loan agreement with the Sponsor, pursuant to which the Company may borrow up to $2.5 million for ongoing business expenses and the Business Combination. As of March 31, 2023, there was $2.1 million outstanding under the Working Capital Loan (see Note 4).

As of March 31, 2023, the Company had a working capital deficit of approximately $15.8 million, current liabilities of $15.9 million and approximately $91,000 in its operating bank account. The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these unaudited condensed financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the extended mandatory liquidation, as approved on February 2, 2023, and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern through August 4, 2023, the extended mandatory liquidation date of the Company, if it is unsuccessful in consummating an initial Business Combination prior to such date. The Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until a potential business combination or up to the extended mandatory liquidation. Management further intends to close the Proposed Business Combination before the extended mandatory liquidation date.

2.SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2023 and December 31, 2022, the Company had no cash equivalents held outside the Trust Account.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

At March 31, 2023 and December 31, 2022, the carrying values of cash, accrued expenses, due to related party and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligation. The fair value for trading securities is determined using quoted market prices in active markets.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 46,997,081 and 100,000,000 Class A ordinary shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At March 31, 2023 and December 31, 2022, the Class A ordinary shares reflected in the accompanying unaudited condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2021	$1,000,000,000
Plus:
Accretion of carrying value to redemption value	13,282,491
Class A ordinary shares subject to possible redemption as of December 31, 2022	1,013,282,491
Less:
Redemption of Class A ordinary shares	(538,985,164)
Plus:
Sponsor deposits to Trust Account	2,314,286
Accretion of carrying value to redemption value	8,189,193
Class A ordinary shares subject to possible redemption as of March 31, 2023	$484,800,806

Income Taxes

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company has determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The calculation of diluted income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants because the exercise of the warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the three months ended
	March 31,
	2023	2022
Class A ordinary shares
Numerator:
Net income (loss) attributable to Class A ordinary shares	$(7,714,746)	$13,650,525
Denominator:
Basic and diluted weighted average shares outstanding, Class A ordinary shares	73,498,541	100,000,000
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.10)	$0.14
Class B ordinary shares
Numerator:
Net income (loss) attributable to Class B ordinary shares	$(2,624,116)	$3,412,631
Denominator: Weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	25,000,000	25,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.10)	$0.14

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 20,000,000 Public Warrants and 15,333,333 Private Placement Warrants as warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statements of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a modified Black-Scholes model and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model and subsequently measured using an observable market quote for a similar asset in an active market.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

3.INITIAL PUBLIC OFFERING

On February 4, 2021, the Company consummated its Initial Public Offering of its 100,000,000 Units, including 13,000,000 additional Units to cover over-allotments (the “Over Allotment Units”), at $10.00 per Unit, generating gross proceeds of $1.0 billion, and incurring offering costs of approximately $55.9 million, of which $35.0 million was for deferred underwriting commissions (see Note 5).

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4.RELATED PARTY TRANSACTIONS

Class B Ordinary Shares

On June 5, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration of the Company’s Class B ordinary shares. On January 13, 2021, the Sponsor transferred 50,000 Class B ordinary shares to each of the Company’s independent directors. These 150,000 Class B ordinary shares were not subject to forfeiture in the event the underwriters’ over-allotment was not exercised. The Sponsor had agreed to forfeit up to 3,262,500 Class B ordinary shares to the extent that the underwriters’ over-allotment option was not exercised in full so that the Class B ordinary shares would represent, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. Through February 4, 2021, the Company effectuated share recapitalizations resulting in the Sponsor (and its permitted transferees) holding an aggregate of 25,012,500 Class B ordinary shares. On February 4, 2021, the underwriters partially exercised their over-allotment option; thus, 12,500 shares of Class B ordinary shares were forfeited. The Class B ordinary shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

The initial shareholders agreed not to transfer, assign or sell any of the Class B ordinary shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (a) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (b) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note

On January 26, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of $0.03 for each outstanding Class A ordinary share, up to a maximum of $1.2 million per month (each deposit, a “Contribution”) following the approval and implementation of the Extension by the Company’s shareholders on February 2, 2023. Such Contributions will be made pursuant to a non-interest bearing, unsecured promissory note (the “Promissory Note”) issued by the Company to the Sponsor. Such Contributions, which will be paid monthly (or a pro rata portion thereof if less than a full month), began on February 3, 2023, and thereafter on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day) until the earlier of (i) the consummation of the Business Combination, and (ii) August 4, 2023 (or any earlier date of termination, dissolution or winding up of the Company in accordance with its memorandum and articles of association or as otherwise determined in the sole discretion of the board of directors) (the earlier of (i) and (ii), the “Maturity Date”). The Promissory Note does not bear any interest, and is repayable by the Company to the Sponsor upon the Maturity Date. The Maturity Date may be accelerated upon the occurrence of certain events of default. Any outstanding principal under the Promissory Note may be prepaid at any time by the Company, at its election and without penalty. As of March 31, 2023, the Company has borrowed $2,314,286 under the Promissory Note.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 15,333,333 Private Placement Warrants, including 1,733,333 additional Private Placement Warrants to cover over-allotments, for an aggregate purchase price of $23.0 million, in a private placement to the Sponsor. Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Working Capital Loan

On March 1, 2022, the Company entered into a working capital loan agreement with the Sponsor (the “Working Capital Loan”), pursuant to which the Company may borrow up to $2,500,000, for ongoing business expenses and the Business Combination. The

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Working Capital Loan is non-interest bearing, unsecured and payable upon the consummation of the Business Combination. If the Company completes a Business Combination, the Company would repay the Working Capital Loan out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loan would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan. The Working Capital Loan would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loan may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, the Company had $2,100,000 and $1,500,000 outstanding borrowings under the Working Capital Loan, respectively.

Administrative Service Fee

The Company has agreed, commencing on the date of the prospectus, to pay an affiliate of the Sponsor, a monthly fee of $16,667 for general and administrative services including office space, utilities, secretarial and administrative support. This arrangement will terminate upon completion of a Business Combination or the distribution of the Trust Account to the Public Shareholders. The Company incurred $50,001 in expenses in connection with such services for both the three months ended March 31, 2023 and 2022. These expenses were presented within general and administrative expenses in the accompanying unaudited condensed statements of operations. As of March 31, 2023 and December 31, 2022, the Company had no outstanding balance in due to a related party in connection with such services as reflected in the accompanying unaudited condensed balance sheets.

Advances from Related Parties

Affiliates of the Sponsor paid certain operating costs on behalf of the Company. These advances are due on demand and are non-interest bearing. As of March 31, 2023 and December 31, 2022, there were $213,278 and $60,921, respectively, in due to related party as reflected in the accompanying unaudited condensed balance sheets.

5.COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Class B ordinary shares, Private Placement Warrants (and the Class A ordinary shares underlying such Private Placement Warrants) and Private Placement Warrants that may be issued upon conversion of the Working Capital Loan were entitled to registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders were entitled to “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 13,050,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less the underwriting discounts and commissions. On February 4, 2021, the underwriters partially exercised their over-allotment option for an additional 13,000,000 Units. The remaining 50,000 units are no longer available to be exercised.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $20.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $35.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Contingent Fees

The Company has entered into fee arrangement with certain service providers pursuant to which certain transaction fees and service fees will become payable only if the Company consummates the Proposed Business Combination. If the Proposed Business Combination with X-energy does not occur, the Company will not be required to pay these contingent fees. As of March 31, 2023, the amount of these contingent fees with the service providers was approximately $13.2 million.

The Company has entered into a fee arrangement with capital markets advisors pursuant to which the Company will pay to each capital markets advisor an incentive fee of $2,250,000 so long as the sum of any funds raised in a securities private placement plus the funds raised in X-energy’s interim financing transactions plus funds in the Trust Account exceed $500,000,000, and if the Company consummates the Proposed Business Combination with X-energy.

Additionally, the Company has entered into a fee arrangement with placement agents pursuant to which certain placement fees ranging from 2.25% to 4.5% of funds raised in a private placement transaction (net of proceeds invested by affiliates of the Company or the Sponsor) will become payable only if the Company consummates the Proposed Business Combination with X-energy.

6.SHAREHOLDERS’ DEFICIT

Preference Shares  —  The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the board of directors of the Company. At March 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares  — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were no shares issued and outstanding, excluding 46,997,081 and 100,000,000 shares, respectively, that are subject to possible redemption and are presented as temporary equity, outside of the shareholders’ deficit section of the unaudited condensed balance sheets.

Class B Ordinary Shares  — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each ordinary share. On February 4, 2021, the Company consummated the sale of Over-Allotment Units pursuant to the underwriters’ partial exercise of their over-allotment option. At March 31, 2023 and December 31, 2022, there were 25,000,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

7.WARRANTS

As of March 31, 2023 and December 31, 2022, there were 35,333,333 warrants outstanding (15,333,333 Private Placement Warrants and 20,000,000 Public Warrants). Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination or (ii) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective within 60 days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, if (i) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

8.FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
●	Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2023 and December 31, 2022, assets held in the Trust Account were comprised of approximately $484.9 million and $1.0 billion investments in U.S. government securities, respectively. During the three months ended March 31, 2023, shareholders elected to redeem an aggregate of 53,002,919 Class A ordinary shares in connection with the approval of the Extension, of which the Company paid cash from the Trust Account of $539.0 million (approximately $10.17 per share) to redeeming shareholders. During the three months ended March 31, 2022, the Company did not withdraw any interest income from the Trust Account.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following tables present information about the Company’s financial assets and financial liabilities that are measured at fair value as of March 31, 2023 and December 31, 2022, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

		Significant	Significant
	Quoted Prices in	Other	Other
	Active Markets	Observable	Unobservable
Description	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
As of March 31, 2023:
Assets, at fair value
Investments held in Trust Account:	$484,900,806	$—	$—
Liabilities, at fair value
Public Warrants	$17,600,000	$—	$—
Private Placement Warrants	$—	$13,493,333	$—

		Significant	Significant
	Quoted Prices in	Other	Other
	Active Markets	Observable	Unobservable
Description	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
As of December 31, 2022:
Assets, at fair value
Investments held in Trust Account:	$1,013,382,491	$—	$—
Liabilities, at fair value
Public Warrants	$9,326,000	$—	$—
Private Placement Warrants	$—	$7,149,933	$—

The Public Warrants and Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s unaudited condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Company’s unaudited condensed statements of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a modified Black-Scholes model and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model and subsequently measured using an observable market quote for a similar asset in an active market. As the fair value of the Public Warrants is based on the use of an observable market quote in an active market, the Public Warrants are classified as Level 1.

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended March 31, 2022 is summarized as follows:

Warrant liabilities at December 31, 2021	$13,882,522
Change in fair value of derivative warrant liabilities	(7,564,154)
Warrant liabilities at March 31, 2022	$6,318,368

There were no derivative assets and liabilities, measured with Level 3 inputs, for the three months ended March 31, 2023. Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 measurement during the year ended December 31, 2022, when the Company began the use of an observable market quote for a similar asset in an active market. There were no other transfers to/from Levels 1, 2, and 3 during the three months ended March 31, 2023.

ARES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

9.SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed financial statements were issued require potential adjustment to or disclosure in the unaudited condensed financial statements. Other than as described below, the Company concluded that there have been no events that have occurred that would require adjustments to the unaudited condensed financial statements.

Subsequent to March 31, 2023, the Sponsor deposited $2.4 million into the Trust Account pursuant to the Promissory Note issued by the Company to the Sponsor. As of May 8, 2023, the Company has borrowed $4,714,286 under the Promissory Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members
X-Energy Reactor Company, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of X-Energy Reactor Company, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in members’ deficit and mezzanine equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2022, the Company incurred a net loss of $122.2 million and net cash used in operations was $95.8 million. The Company’s cash and cash equivalents balance as of the year ended December 31, 2022 was $72.8 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Unit-based compensation

As described further in Note 14 to the consolidated financial statements, during the year ended December 31, 2022, the Company issued Class B-1 and B-2 Profits Interest Units to participants. We identified the valuation for the B-1 and B-2 Profits Interest Unit awards as a critical audit matter.

The principal consideration for our determination that the valuation of the B-1 and B-2 Profits Interest Unit awards is a critical audit matter is that the audit effort associated with evaluating the Company’s model used to determine the fair value and certain key inputs to the calculation required a high degree of auditor judgement. The calculations required the use of certain subjective assumptions, such as the probability of the Company becoming public or remaining private, equity volatility, marketability discount, and prospective financial information, to determine the fair value of the award upon the grant date.

Our audit procedures related to the valuation of the B-1 and B-2 Profits Interest Units awards included the following, among others.

●	We involved valuation specialists who assisted in evaluating the appropriateness of the model utilized, equity volatility, discount rate, and reasonableness of the calculation of the awards’ fair value.

●	We evaluated the reasonableness of probability weightings assigned to each scenario, equity volatility, marketability discount, and prospective financial information used in the calculation.

Valuation of the Series C-2 Convertible Notes

As described further in Notes 8 and 15 to the consolidated financial statements, during the year ended December 31, 2022, the Company issued Series C-2 Convertible Notes (“C-2 Notes”). We identified the valuation of the C-2 Notes as of December 31, 2022 as a critical audit matter.

The principal consideration for our determination that the valuation of the C-2 Notes as of December 31, 2022 is a critical audit matter is that the audit effort associated with evaluating the Company’s model used to determine the fair value and certain key inputs to the calculation, as well interpreting the key terms and conditions of the underlying agreements, required a high degree of auditor judgement. The calculations required the use of certain subjective assumptions, such as the probability of the Company’s go public and remain private scenarios, equity volatility, discount rate, and prospective financial information, to determine the fair value of the C-2 Notes as of December 31, 2022.

Our audit procedures related to the valuation of the C-2 Notes as of December 31, 2022 included the following, among others.

●	We involved valuation specialists who assisted in evaluating the appropriateness of the model utilized, equity volatility, discount rate, and reasonableness of the calculation of the C-2 Notes fair value as of December 31, 2022.
●	We evaluated the reasonableness of probability weightings assigned to each scenario and prospective financial information used in the calculation by agreeing the forecast to underlying calculations, supporting information, and existing industry market information.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Arlington, Virginia

March 24, 2023

X-ENERGY REACTOR COMPANY, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$72,788	$35,805
Accounts receivable	3,849	17,323
Unbilled receivables	35,342	30,758
Prepaid and other current assets	2,773	1,175
Due from related parties	441	426
Deferred transaction costs	5,564	—
Total current assets	120,757	85,487
Property and equipment, net.	875	167
Operating lease right-of-use assets	5,088	1,950
Total assets	$126,720	$87,604
LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ DEFICIT
Current liabilities
Short-term borrowings	$32,353	$38,863
Accounts payable	2,256	5,182
Accrued liabilities	28,722	23,837
Due to related parties	14,669	7,324
Total current liabilities	78,000	75,206
Long-term liabilities
Long-term debt	134,788	—
Long-term operating lease liabilities	2,338	1,075
Warrant liabilities.	8,311	—
Total liabilities	223,437	76,281
Commitments and Contingencies (Note 17)
Mezzanine equity
Series A preferred units: 90,981,975 units authorized; 90,625,588 units issued and outstanding as of December 31, 2022 and 2021, respectively	218,408	218,408
Series B preferred units: 19,500,000 units authorized; 11,643,171 units issued and outstanding as of December 31, 2022 and 2021, respectively	101,382	101,382
Total mezzanine equity	319,790	319,790
Members’ deficit
Members’ equity (Class A common units: 127,000,000 units authorized, 3,128,026 units issued and outstanding as of December 31, 2022 and 2021, respectively. Class B common units: 10,099,603 units authorized, zero units issued and outstanding as of December 31, 2022 and 2021, respectively)	1,800	1,800
Additional paid in capital	7,451	257
Accumulated deficit	(432,763)	(310,523)
Accumulated other comprehensive income (loss)	7,005	(1)
Total members’ deficit	(416,507)	(308,467)
Total liabilities, mezzanine equity, and members’ deficit	$126,720	$87,604

See accompanying notes to consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except unit and per unit amounts)

	Year Ended December 31,
	2022	2021	2020
Revenues	$104,894	$76,984	$26,971
Operating expenses
Direct costs	147,449	107,520	36,090
Selling, general and administrative	57,643	29,020	14,793
Research and development	2,680	1,238	3,732
Total operating expenses	207,772	137,778	54,615
Operating loss	(102,878)	(60,794)	(27,644)
Other expense
Interest expense	(11,814)	(2,455)	(372)
Other expense, net	(7,548)	(812)	(191)
Total other expense, net	(19,362)	(3,267)	(563)
Net loss	$(122,240)	$(64,061)	$(28,207)
Net loss per unit
Basic and diluted	$(39.08)	$(1.20)	$(0.30)
Weighted average common units outstanding
Basic and diluted	3,128,026	53,530,750	93,296,879
Other comprehensive income (loss)
Foreign currency translation adjustment	229	19	(20)
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	6,777	—	—
Comprehensive loss	$(115,234)	$(64,042)	$(28,227)

See accompanying notes to consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT AND MEZZANINE EQUITY

(in thousands, except units)

							Accumulated
	Class A Common		Class B Common		Additional		Other	Total	Series A Preferred		Series B Preferred		Total
	Units		Units		Paid-In	Accumulated	Comprehensive	Members’	Units		Units		Mezzanine
	Units	Amount	Units	Amount	Capital	Deficit	Income (Loss)	Deficit	Units	Amount	Units	Amount	Equity
Balance, January 1, 2020	86,119,962	$49,557	3,128,026	$1,800	$—	$(51,998)	$—	$(641)	—	$—	—	$—	$—
Capital contribution	4,505,626	2,594	—	—	—	—	—	2,594	—	—	—	—	—
Net loss	—	—	—	—	—	(28,207)	—	(28,207)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(20)	(20)	—	—	—	—	—
Balance, December 31, 2020	90,625,588	52,151	3,128,026	1,800	—	(80,205)	(20)	(26,274)	—	—	—	—	—
Conversion of Class A Common Units to Series A Preferred Units	(90,625,588)	(52,151)	—	—	—	(166,257)	—	(218,408)	90,625,588	218,408	—	—	218,408
Conversion of Class B Common Units to Class A Common Units	3,128,026	1,800	(3,128,026)	(1,800)	—	—	—	—	—	—	—	—	—
Issuance of Series B Preferred Units (net of issuance costs)	—	—	—	—	—	—	—	—	—	—	7,621,039	64,715	64,715
Conversion of SAFE Agreement into Series B Preferred Units	—	—	—	—	—	—	—	—	—	—	4,022,132	36,667	36,667
Unit-based compensation	—	—	—	—	257	—	—	257	—	—	—	—	—
Net loss	—	—	—	—	—	(64,061)	—	(64,061)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	19	19	—	—	—	—	—
Balance, December 31, 2021	3,128,026	1,800	—	—	257	(310,523)	(1)	(308,467)	90,625,588	218,408	11,643,171	101,382	319,790
Unit-based compensation	—	—	—	—	4,530	—	—	4,530	—	—	—	—	—
Issuance of OPG Warrant	—	—	—	—	2,664	—	—	2,664	—	—	—	—	—
Net loss	—	—	—	—	—	(122,240)	—	(122,240)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	229	229	—	—	—	—	—
Changes in fair value of liabilities under fair value option attributable to changes in instrument specific credit risk	—	—	—	—	—	—	6,777	6,777	—	—	—	—	—
Balance, December 31, 2022	3,128,026	$1,800	—	—	$7,451	$(432,763)	$7,005	$(416,507)	90,625,588	$218,408	11,643,171	$101,382	$319,790

See accompanying notes to consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(122,240)	$(64,061)	$(28,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	170	34	15
Unit-based compensation	4,530	257	—
Debt issuance costs on fair value option C-1 and C-2 Notes	4,478	—	—
Gain on forgiveness of PPP loan	—	(785)	—
Payable in-kind interest	512	—	—
Mark-to-market loss on warrant liability	6,143	—	—
Mark-to-market gain on C-1 Notes	(2,192)	—	—
Mark-to-market loss on SAFE agreements	—	3,667	—
Mark-to-market (gain) loss on OPG Note	(2,909)	308	—
Mark-to-market gain on Series B call option	—	(2,260)	—
Mark-to-market loss on C-2 Notes	895	—	—
Loss on extinguishment of debt	5,868	—	—
Amortization of deferred financing costs	2,168	—	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	8,615	(34,829)	(10,764)
Prepaid and other current assets	(1,598)	(1,078)	525
Due from related parties	(15)	(376)	260
Operating lease right-of use assets	2,200	783	254
Accounts payable and accrued liabilities	(7,329)	14,476	10,346
Due to related parties	7,345	7,274	30
Operating lease liability	(2,424)	(827)	(261)
Net cash used in operating activities	(95,783)	(77,417)	(27,802)
Cash flows from investing activities:
Purchase of property and equipment	(878)	(121)	(3)
Net cash used in investing activities	(878)	(121)	(3)
Cash flows from financing activities:
Payments of notes payable	—	(120)	(1,288)
Proceeds from OPG Note	—	10,048	—
Proceeds from PPP loan	—	—	785
Repayments on lines of credit	(9,923)	—	—
Borrowings from lines of credit	13,767	2,829	25,680
Proceeds from C-1 Notes	57,350	—	—
Proceeds from C-2 Notes	75,000	—	—
Payment of transaction costs	(2,282)	—
Proceeds from SAFE agreements	—	33,000	—
Proceeds from issuance of Series B Preferred Units (net of issuance costs)	—	64,537	—
Proceeds from issuance of Series B Preferred Unit Call Option	—	2,438	—
Capital contribution	—	—	2,594
Net cash provided by financing activities	133,912	112,732	27,771
Net effect of exchange rate	(268)	2	—
Net increase (decrease) in cash and cash equivalents	36,983	35,196	(34)
Cash and cash equivalents at beginning of period	35,805	609	643
Cash and cash equivalents at end of period	$72,788	$35,805	$609

See accompanying notes to consolidated financial statements.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Company Overview

X-Energy Reactor Company, LLC (“X-energy” or the “Company” or “its”) was founded in 2018 and is headquartered in Rockville, Maryland. The Company is a leading developer of advanced small modular nuclear reactors and fuel technology for clean energy generation.

The Company has one wholly owned subsidiary, X-energy, LLC, which supports the Company’s operations in the United States. X-energy, LLC has one wholly owned subsidiary, X-energy Canada, Inc. which primarily supports the development, demonstration, and deployment of small modular reactors in Canada. The Company also has one joint venture, IX, LLC, formed with the members of Intuitive Machines, LLC, of which the Company owns 49%.

On December 5, 2022, the Company entered into a Business Combination Agreement (“BCA”) with Ares Acquisition Corporation (“AAC”), a publicly traded special purpose acquisition company (“SPAC”), to effect a merger of the Company and AAC. The merger transaction is expected to be completed in the second quarter of 2023, following the receipt of the required approval by AAC shareholders and the fulfillment of other customary closing conditions.

Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In recent years, the Company has incurred and expects to continue to incur net losses and negative operating cash flow. During the year ended December 31, 2022, the Company incurred net losses of $122.2 million and net cash used in operations was $95.8 million. The Company’s cash and cash equivalents balance as of December 31, 2022 was $72.8 million. Management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses. Consequently, the Company’s continued existence is dependent upon its ability to obtain additional capital to support its ongoing operations.

Historically, the Company’s primary source of funding to support its operations has been contributions and loans from a member, as well as capital raises. The Company completed successful capital raises by issuing convertible debt during the year ended December 31, 2022, in which the Company generated an aggregate of $132.4 million of gross proceeds. Additionally, as described above, the Company entered into the BCA on December 5, 2022 with AAC. Following the fulfilment of customary closing conditions and the required approval by AAC’s shareholders, the Company expects to complete the merger. Given that the closing of the transaction requires a number of conditions that are outside of the Company’s control, management has not considered it in determining the Company’s ability to continue as a going concern.

While the Company has historically been successful in obtaining the capital necessary to support its operations, there is no assurance that the Company will be able to secure additional capital or other financing in the future. Accordingly, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation

The consolidated financial statements for X-Energy Reactor Company, LLC as of December 31, 2022 and 2021, and for the years ended December 31, 2022, 2021, and 2020, include the accounts of the Company’s wholly owned and consolidated subsidiaries. The consolidated financial statements have been prepared pursuant to the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Equity Method Investments

The equity method of accounting is used for an investment in an entity that the Company does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company’s proportionate share of net income or loss of the entity is included in the consolidated statements of operations and comprehensive loss. The Company’s carrying value in an equity method investment is reported as an investment on the Company’s consolidated balance sheets. As of December 31, 2022, the Company’s equity method investments are immaterial. The Company did not have any equity method investments as of December 31, 2021.

Use of Estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include estimates of amortization and depreciation, estimates of costs to complete long-term contracts and the associated revenues, the valuation of unit-based compensation, preferred units, warrants, Simple Agreements for Future Equity (“SAFE”), and liabilities measured at fair value. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgments that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Certain Significant Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company generally does not require collateral to support the obligations of the counterparties and cash levels held at banks may be in excess of federally insured limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents at highly rated financial institutions. The Company has not experienced material losses on its deposits of cash and cash equivalents. Further, the Company’s revenue and credit relationships are primarily concentrated within the United States Government which represents a concentration risk but a low credit risk.

The total revenues for the years ended December 31, 2022, 2021, and 2020 were $104.9 million, $77.0 million, and $27.0 million, respectively. During the periods presented, one customer, the United States Government, accounted for more than 10% of the Company’s total revenue and the net accounts receivable outstanding as of December 31, 2022, 2021 and 2020. The Department of Energy (“DoE”) related revenue accounted for $92.7 million, $49.4 million, and $14.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. The DoE-related billed accounts receivable were $3.5 million and $16.4 million as of December 31, 2022 and 2021, respectively, and the DoE-related unbilled accounts receivable were $35.0 million and $24.1 million as of December 31, 2022 and 2021, respectively. The Department of Defense (“DoD”) related revenue accounted for $11.2 million, $19.5 million, and $12.0 million for the years ended December 31, 2022, 2021 and 2020, respectively. The DoD-related billed accounts receivable were zero and $0.1 million as of December 31, 2022 and 2021, respectively, and the DoD-related unbilled accounts receivable were zero and $6.4 million as of December 31, 2022 and 2021, respectively.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Refer to Note 3 — Revenue Recognition for further disaggregation of revenue for the years ended December 31, 2022, 2021, and 2020.

Effects of COVID-19

The worldwide spread of COVID-19 has created significant global economic uncertainty and resulted in a global slowdown of economic activity which has decreased demand for a broad variety of goods and services, while also disrupting sales channels, marketing activities and general business operations for an unknown period of time until the disease is contained. At this point, the extent to which COVID-19 may impact our future financial condition or results of operations is uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require us to update our estimates or judgments or adjust the carrying value of our assets or liabilities. Given the nature of the business, the impacts of COVID-19 have not had a specific impact on our financial performance. These estimates may change as new events occur and additional information is obtained and will be recognized in the financial statements as soon as they become known.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The components of the Company’s other comprehensive income (loss) consist of foreign currency translation adjustments and the change in fair value of financial liabilities under the fair value option attributable to changes in instrument-specific credit risk.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash deposits, cash held in financial institutions and short-term investments purchased with an original maturity of three months or less. The carrying value of cash equivalents approximates fair value because of the short-term nature of these investments. The Company maintains its cash in bank deposit accounts with high credit quality financial institutions which, at times, may exceed the federally insured limit. The Company does not believe it is exposed to any significant credit risk regarding these deposits.

Accounts Receivable

Accounts receivable are presented at the invoiced receivable amounts, less any allowance for any potential expected uncollectible amounts, and do not bear interest. The Company estimates allowance for doubtful accounts based on the credit worthiness of each customer, historical collections experience, forward looking information, and other information, including the aging of the receivables. The Company grants uncollateralized credit in the form of accounts receivable to its customers. The Company’s receivables are heavily concentrated in one account due from two agencies of the United States Government, the DoE and DoD. Historically, the Company has not experienced any significant credit-related losses or bad debts, and management does not believe that any government agencies represent a significant credit risk. Accordingly, historical write-offs of accounts receivable have not occurred and as of December 31, 2022 and 2021, no reserve was recorded.

Prepaid and Other Current Assets

Prepaid and other current assets, primarily consisting of prepaid service fees and other general prepayments, amounted to $2.8 million and $1.2 million as of December 31, 2022 and 2021, respectively.

Deferred Financing Costs

The Company has recorded deferred financing costs incurred in conjunction with its debt obligations, which are held at amortized cost. The Company amortizes deferred financing costs over the remaining life of the related debt using the straight-line method, which is recorded within interest expense. The Company’s deferred financing costs relate to the warrant liability issued in June 2022, as further disclosed in Note 15 — Fair Value Measurements.

Debt issuance costs associated with debt obligations remeasured at fair value at each reporting period under the fair value option are expensed in the period incurred. For the year ended December 31, 2022, the Company incurred $4.5 million in debt issuance costs

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

associated with the C-1 Notes and C-2 Notes, which were recorded within interest expense on the consolidated statements of operations and comprehensive loss.

Deferred Transaction Costs

The Company capitalizes qualified legal, accounting, and other direct and incremental costs related to the transaction with AAC described in Note 1. These costs are deferred until completion of the SPAC transaction.

Property and Equipment, net

Property and equipment, net is stated at cost, less accumulated depreciation and amortization and any accumulated impairments. Depreciation and amortization is recognized using the straight-line method over the following estimated useful lives of assets:

Asset	Useful Life
Computer equipment and software	3 – 5 years
Office furniture and fixtures	2 – 7 years
Leasehold improvements	Shorter of lease term or 10 years

The costs of maintenance and repairs that do not materially prolong the useful life of an asset are expensed as incurred. Asset betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization is written off, and any gain or loss on disposal is included in operating expenses. No material gains or losses related to the sale of assets have been recognized in the accompanying consolidated statements of operations and comprehensive loss. Accumulated depreciation and amortization has a balance of $0.3 million and $0.1 million as of December 31, 2022 and 2021, respectively.

Government Land Grants

US GAAP for profit-oriented entities does not define government grants, nor is there specific guidance applicable to government grants. Under the Company’s accounting policy for government grants and consistent with non-authoritative guidance, the Company recognizes government grants when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. For government grants related to land, the Company recognizes the government grant by recognizing land with an offsetting reduction to land.

Impairment of Long-Lived Assets

Long-lived assets, primarily consisting of property and equipment, net and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may be greater than fair market value as of the reporting date. Such events or circumstances may include significant decreases in the market price of the asset, significant adverse changes in the business climate or legal factors, accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset, current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset, or a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the carrying value of a long-lived asset is not recoverable (i.e., it exceeds the expected future undiscounted cash flows), it is impaired and the impairment loss is measured as the difference between the carrying value and fair value. No impairment losses were recognized for the years ended December 31, 2022, 2021, and 2020.

Deferred Revenue

The Company recognizes a contract liability, referred to as deferred revenue in its consolidated financial statements, when the Company receives a prepayment by customers for services that have yet to be delivered or completely delivered. As of December 31, 2022 and 2021, the Company had an immaterial amount of deferred revenue.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Financial Instruments and Fair Value Measurements

The carrying amount reflected in the Company’s balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturities of these instruments. For the Company’s financial assets or liabilities that are carried at fair value and remeasured on a recurring basis, it utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company estimates fair value based on assumptions that active market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Fair value measurements are categorized according to the criteria below based on the lowest level of input that is significant to the overall fair value measurement of the instrument:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date
●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
●	Level 3 inputs: Unobservable inputs for the asset or liability are used to measure fair value to the extent those observable inputs are not available, thereby allowing for situations in which there is minimal, if any, market activity for the asset or liability at the measurement date.

Refer to Note 15 — Fair Value Measurements for the financial assets and liabilities that are recorded at fair value on a recurring basis within the consolidated balance sheets. Refer to Note 8 — Debt for the disclosure for the fair value of long-term debt that is measured at cost in the consolidated balance sheets.

Segments

For the years ended December 31, 2022, 2021, and 2020, the Company viewed its operations and managed its business as one operating segment consistent with how its chief operating decision-maker, its Chief Executive Officer, makes decisions regarding resource allocation and assessing performance. As of December 31, 2022 and 2021, substantially all of its assets were located in the United States. The Company’s headquarters and operations are located in Rockville, Maryland.

Revenue and Cost Recognition

The Company generates substantially all of its revenue from contracts with the U.S. Government. A majority of the Company’s contracts with the U.S. Government are generally subject to the Federal Acquisition Regulation (“FAR”) and are competitively priced based on estimated costs of providing the contractual goods or services.

The Company accounts for a contract when the parties have approved the contract and are committed to perform on it, the rights of each party and the payment terms are identified, the contract has commercial substance, and collection of substantially all of the consideration is probable.

At contract inception, the Company determines whether the goods or services to be provided are to be accounted for as a single performance obligation or as multiple performance obligations. This evaluation requires professional judgment, and it may impact the timing and pattern of revenue recognition. Substantially all of the Company’s contracts call for multiple promises that are highly integrated and as such, are typically accounted for as a single performance obligation.

The Company generally recognizes revenue over time throughout the performance period as the customer simultaneously receives and consumes the benefits provided on services-type revenue arrangements. This continuous transfer of control for U.S. Government contracts is supported by the unilateral right of the customer to terminate the contract for a variety of reasons without having to provide justification for its decision. An input method is typically used based on costs incurred to approximate the progress towards complete satisfaction of the performance obligation. For services-type revenue arrangements in which the Company has a right to

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

consideration from a customer that corresponds directly with the value of the Company’s performance completed to date, the Company has elected the right to invoice practical expedient. When a performance obligation is billed using a time-and-materials contract type, the Company uses the right to invoice practical expedient to input progress measures to estimate revenue earned based on hours worked in contract performance at negotiated billing rates.

Certain costs may be excluded from the cost-to-cost method of measuring progress, such as significant costs for uninstalled materials, if such costs do not depict the performance of the Company in transferring control of goods or services to the customer. When estimates of total costs to be incurred on a contract exceed total revenue, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Contract modifications are reviewed to determine whether they should be accounted for as part of the original performance obligation or as a separate contract. When a contract modification changes the scope or price and the additional performance obligations are at their standalone selling price, the original contract is terminated and the Company accounts for the change prospectively when the new goods or services to be transferred are distinct from those already provided. When the contract modification includes goods or services that are not distinct from those already provided, the Company records a cumulative adjustment to revenue based on a remeasurement of progress towards the complete satisfaction of the not yet fully delivered performance obligation.

Direct Costs

Direct costs on the consolidated statements of operations and comprehensive loss include all costs directly attributable to the completion of contracts, such as direct labor, direct materials and subcontracting costs.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources; rent relating to the Company’s office space; professional fees and other general corporate costs.

Other Expense, Net

Other expense, net for the years ended December 31, 2022, 2021, and 2020 consists of the following (in thousands):

	2022	2021	2020
Foreign currency transaction gains (losses)	$215	$(221)	$—
Mark-to-market loss on SAFE Agreements(1)(2)	—	(3,667)	—
Mark-to-market gain on Series C-1 Convertible Notes(2)	2,192	—	—
Mark-to-market loss on Series C-2 Convertible Notes(2)	(895)	—	—
Mark-to-market gain (loss) on OPG Note(2)	2,909	(308)	—
Mark-to-market gain on Series B call option(2)	—	2,260	—
Mark-to-market loss on warrant liabilities(2)	(6,143)	—	—
Loss on extinguishment of OPG Note(3)	(5,868)	—	—
Interest income	36	6	—
Gain on forgiveness of PPP loan	—	785	—
Other income (expense)	6	333	(191)
Total other expense, net	$(7,548)	$(812)	$(191)
(1)	Refer to Note 6 – SAFE Agreements.
(2)	Refer to Note 15 – Fair Value Measurements.
(3)	Refer to Note 8 – Debt.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Research and Development

The Company conducts research and development activities related to the development and improvement of existing and future technologies pertaining to nuclear reactor and fuel design engineering. The costs incurred for conducting the research and development primarily include equipment, material, and labor hours. It also includes rent, maintenance, depreciation of facilities and equipment and other allocated overhead expenses. Such costs of research and development are expensed in the period incurred. The Company’s research and development expenses amounted to $2.7 million, $1.2 million and $3.7 million for the years ended December 31, 2022, 2021, and 2020 respectively.

Earnings Per Unit

Basic earnings per unit (“EPU”) is calculated as income available to common unitholders divided by the weighted average number of common units outstanding during the period. Diluted EPU is calculated using the treasury stock, if-converted, or two-class method, as applicable for common unit equivalents. However, the common unit equivalents are not included in computing diluted EPU if the result is anti- dilutive.

As of December 31, 2020, the Company had not issued any potentially dilutive securities. As such, basic and dilutive earnings per unit are identical.

As of December 31, 2022 and 2021, the Company has outstanding units, convertible debt and options that could be considered dilutive. However, when a net loss exists, all dilutive securities and potentially dilutive securities are anti-dilutive and, therefore, excluded from the computation of dilutive earnings per unit.

As of December 31, 2021, the Company had issued 3,975,000 employee stock options which are exercisable in exchange for Class B Common Units, 90,625,588 Series A Preferred Units and 11,643,171 Series B Preferred Units which are convertible into Class A Common Units. As of December 31, 2021, no stock options have been exercised and no holders of the Series A Preferred Units or Series B Preferred Units have exercised their conversion option.

As of December 31, 2022 the Company has issued Series C-1 and C-2 Convertible Notes. The Series C-1 Notes are contingently convertible into future issuances of preferred units. The Series C-2 Notes are contingently convertible into future issuances of common or preferred units. The conversion options within the Series C-1 Notes and Series C-2 Notes are potentially dilutive. In conjunction with the Series C-1 Convertible Notes, the Company entered into a warrant agreement with one investor that was deemed to be non-substantive as there was remote likelihood that the units underlying the warrant would be issued. In conjunction with the issuance of the Series C-2 Convertible Notes, the Company entered into a warrant transaction with one investor to issue a warrant exercisable into 444,444 Class A Common Units which are also considered potentially dilutive. The Company also entered a warrant transaction with a related party to issue a warrant exercisable into 1,096,603 Series B Preferred Units that are considered potentially dilutive. Further, the Company, in exchange for and cancellation of the existing vested and unvested employee stock options, granted 3,975,000 Class B-1 Profits Interest Units and 2,888,000 Class B-2 Profits Interest Units. As of December 31, 2022, no stock options have been exercised, no holders of the Series A Preferred Units or Series B Preferred Units have exercised their conversion option, no convertible debt holder has exercised their conversion option and no warrants have been exercised.

Leases

The Company leases facilities including office space under non-cancelable lease contracts with terms greater than 12 months and the Company has classified these leases as operating leases. The Company does not have any finance leases. When determining lease term, the Company considers any options to extend or terminate the lease when it is reasonably certain the Company will exercise such options.

Upon transition to ASC 842, the Company elected the package of practical expedients as permitted under the transition guidance, which allowed the Company to carry forward the historical lease classification, not to reassess whether expired or expiring contracts are or contain leases, and not to reassess the treatment of initial direct costs for existing leases. The Company also elected to account for lease and non-lease components as a single lease component. Leases with an initial term of 12 months or less will not be included within the lease right-of-use assets and lease liabilities recognized on the consolidated balance sheets, and instead the lease payments for those short-term leases will be recognized on a straight-line basis over the lease term.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Lease right-of-use assets are calculated as the net present value of future payments plus any capitalized initial direct costs less any tenant improvements or lease incentives. Lease liabilities are calculated as the net present value of future payments. For leases that do not provide an implicit rate, the Company uses the incremental borrowing rate to calculate the lease liability. Upon lease modification, the Company remeasures the right-of-use asset and lease liability as of the modification date.

Lease expense for minimum operating lease payments is recognized on a straight-line basis over the lease term. Any variable non-lease components are not included within the lease right-of-use asset and lease liability on the consolidated balance sheets and instead are reflected as an expense in the period incurred.

Loss Contingencies

The Company accrues liabilities for loss contingencies when it is probable that a loss has been incurred on account of investigations, litigation, disputes, or claims related to its business activities and the amount of loss is reasonably estimable. When the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is a reasonable possibility that a loss or additional loss may have been incurred. The Company’s future earnings could be affected by changes in the assessments of the probability of a loss and/or changes in the estimates related to such matters.

Refer to Note 3 — Revenue Recognition for further information regarding the accrued contract loss recorded in the consolidated financial statements.

Unit-Based Compensation

Unit-based compensation represents costs related to unit-based awards granted to employees and members of the Board of Directors. The Company recognizes unit-based compensation based upon the estimated fair value of awards on the grant date. Forfeitures are accounted for as they occur. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period. Unit-based compensation cost is recognized as selling, general, and administrative expense within the consolidated statements of operations and comprehensive loss.

Foreign Currency Translation

The functional currency of the Company’s foreign operation is the reported local currency. Translation adjustments result from translating the Company’s foreign subsidiary’s financial statements into United States dollars. The balance sheet accounts of the Company’s foreign subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates for each month during the fiscal year. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income (loss) in members’ deficit. Business is generally transacted in a single currency not requiring meaningful currency translation costs.

Income Taxes

The Company is a limited liability company which is classified as a partnership for U.S. federal and state income tax purposes. Accordingly, the Company’s U.S. operations are not subject to income taxes in the U.S. The Company’s owners separately account for their pro rata share of the Company’s income, deductions, losses and credits annually. The Company’s foreign operations are subject to income taxes in the foreign jurisdictions in which they operate.

The Company accounts for income taxes under the asset and liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it is believed that these assets are more- likely-than-not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

permitted under the tax law, and results of recent operations. A valuation allowance is provided for if it is determined that it is more-likely-than- not that the deferred tax asset will not be realized.

The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Derecognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more likely-than-not threshold of being sustained. The Company records interest (and penalties where applicable), net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense in the consolidated statements of operations and comprehensive loss.

Accounting Principles Recently Adopted

On January 1, 2020, the Company adopted ASU 2016-13 as an update to the Financial Accounting Standards Board (“FASB”) Topic Financial Instruments — Credit Losses (Topic 326). This update replaces the “incurred loss” model with an “expected loss” model, resulting in the earlier recognition of credit losses even if the risk of loss is remote. This standard applies to financial assets measured at amortized cost and certain other instruments, including loans receivable. The Company adopted this ASU on January 1, 2020 and considered its customer base, credit loss history and expected loss rate in its evaluation of expected credit losses. The adoption of the provisions in this update did not have an impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2020, the Company adopted ASU 2018-13, Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which modifies the disclosure requirements on fair value measurements. The adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2021, the Company early adopted Accounting Standards Update (“ASU”) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The FASB issued revised accounting guidance for debt with conversion options and contracts in an entity’s own equity. The revised guidance eliminates the ability to assert cash settlement and exclude potential shares from the diluted EPU calculation for a contract that may be settled in stock or cash. The guidance became effective for the Company’s interim and annual reporting periods beginning January 1, 2021. Upon adoption, the Company applied the guidance using a modified retrospective approach and will continue to apply the if- converted method to calculate diluted earnings per unit in connection with any potentially dilutive instruments, or components of instruments, that may be settled in stock or cash. The adoption of the provisions in this update did not have an impact on the Company’s financial position, results of operations, or cash flows.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 apply to contracts, hedging relationships, and other transactions that reference the London Inter-Bank Offered Rate (“LIBOR”). An entity may elect to apply the amendments provided by ASU 2020-04 beginning March 12, 2020 through December 31, 2022. The adoption of the provisions in this update did not have an impact on the Company’s financial position, results of operations, or cash flows.

Accounting Principles Not Yet Adopted

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606 as if the acquiring entity had originated the contracts. The guidance in ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements but does not expect this to have a material impact.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

NOTE 3 — REVENUE RECOGNITION

The Company recognizes revenue under contracts with customers to provide nuclear reactor and fuel design engineering services in the areas of research and development, systems engineering, and technology development. The Company’s revenues are generally derived from contract services predominantly performed for the U.S. Government and commercial entities. All revenues for the years ended December 31, 2022, 2021, and 2020 were recognized over time.

There are three main types of contracts: time-and-materials contracts, fixed-price contracts, and cost- based contracts. As there are no other elements of consideration, other than cost reimbursement, included within the contract, the total transaction price of the contract is the maximum reimbursement amount. The total consideration in the Company’s contracts is paid in the form of incremental incurred cost reimbursements over time upon the delivery of the Company’s invoices.

The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revision based on government audits of those costs. The government has performed audits of the Company’s indirect costs. Refer to Note 17 — Commitments and Contingencies for further discussion of these cost audits.

Disaggregated Revenues

A summary of revenues by customer type is as follows for the years ended December 31 (in thousands):

Customer Type:	2022	2021	2020
DoE	$92,726	$49,411	$14,490
DoD	11,201	19,532	11,983
Ontario Power Generation	10	7,753	—
Commercial	875	288	498
Other Government	82	—	—
Total revenue	$104,894	$76,984	$26,971

A summary of revenues by contract type is as follows for the years ended December 31 (in thousands):

Contract Type:	2022	2021	2020
Cost-based	$92,800	$49,411	$14,881
Fixed Fee	11,687	19,820	12,090
Time & Materials	407	7,753	—
Total revenue	$104,894	$76,984	$26,971

Revenue by Geographic Location

The Company has revenues in the following countries for the years ended December 31 (in thousands):

	2022	2021	2020
United States	$104,884	$69,231	$26,971
Canada	10	7,753	—
Total	$104,894	$76,984	$26,971

Contract Balances

The timing of revenue recognition, billings, and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the consolidated balance sheets. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., biweekly or monthly) or upon achievement of contractual milestones. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets. However, the Company sometimes receives advances or deposits from its customers, before revenue is recognized, resulting in

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

contract liabilities. These assets and liabilities are reported on the consolidated balance sheets on a contract-by-contract basis at the end of each reporting period.

A summary of contract assets and liabilities is as follows (in thousands):

	December 31,
	2022	2021
Contract assets – current:
Unbilled Receivables	$35,342	$30,758
Contract liabilities – current:
Accrued Contract Loss	83	4,461

Contract assets as of December 31, 2022 and 2021 include unbilled receivables. The opening unbilled receivables balance as of January 1, 2021 was $1.8 million, and the opening unbilled receivables balance as of January 1, 2022 was $30.8 million. The difference between the opening and closing balances of the Company’s contract assets in the above periods primarily results from the timing difference between the Company’s performance and the customer’s payment.

Contract liabilities as of December 31, 2022 and 2021 include accrued contract loss relating to one of the Company’s contracts. The opening accrued contract loss balance as of January 1, 2021 was $4.9 million, and the opening accrued contract loss balance as of January 1, 2022 was $4.5 million. When estimates of total costs to be incurred on a contract exceed total revenue, a provision for the entire loss on the contract is recorded in the period in which the loss is determined. The Company periodically evaluates it estimates and makes adjustments when considered necessary. Accrued contract loss is reported within accrued liabilities on the consolidated balance sheets.

Remaining Performance Obligation

Remaining performance obligations represent non-cancelable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. The Company has elected to apply the exemption for the disclosure of remaining performance obligations, as the expected duration of the related contracts is one year or less. As of December 31, 2022, the remaining performance obligation is immaterial.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,
	2022	2021
Computer equipment and software	$610	$127
Office furniture and fixtures	112	9
Leasehold improvements	452	160
Land	2,750	—
Property and equipment, gross	3,924	296
Less: reduction for costs reimbursed under government grants	(2,750)	—
Property, plant, and equipment at cost	1,174	296
Less: accumulated depreciation and amortization	(299)	(129)
Property and equipment, net	$875	$167

NOTE 5 — GOVERNMENT GRANTS

In June 2022, one of the Company’s wholly owned subsidiaries was selected to receive a grant of land from the Industrial Development Board of the City of Oak Ridge, Tennessee (“City of Oak Ridge”). As part of the grant, the Company is required to invest at least $10.0 million toward the design, license, permit, power, construction, outfitting, and operation of a nuclear fuel fabrication facility on the parcel of land granted from the City of Oak Ridge.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022, the Company has determined it is reasonably assured that the Company will comply with the conditions of the grant. As such, the Company has recorded the cost of the land and an offsetting reduction to the basis in the land.

NOTE 6 — SAFE AGREEMENTS

During 2021, the Company entered into four Simple Agreements for Future Equity (“SAFE”) agreements with four investors pursuant to which the Company received funding of $33.0 million.

Upon issuance, the SAFE agreements were classified as a liability that was initially and subsequently measured at fair market value with changes in fair market value reflected in earnings.

In 2021, all outstanding SAFE agreements were converted to 4,022,132 units of Series B Preferred Units with a fair market value of $36.7 million under the terms of an equity financing settlement. The fair value of the converted units was calculated by multiplying the then-converted Series B Preferred Units by the per unit fair market value of $9.1162. As such, the SAFE agreements are not outstanding as of December 31, 2021, and a mark-to-market loss of $3.7 million was recognized for the year ended December 31, 2021.

As of December 31, 2022, there are no SAFE agreements outstanding.

NOTE 7 — ACCRUED LIABILITIES

The following table sets forth the components of accrued liabilities (in thousands):

	December 31,
	2022	2021
Operating lease liabilities	$2,767	$913
Accrued payroll and related expenses	4,026	2,473
Accrued contract loss	83	4,461
Accrued subcontractor costs	10,706	14,279
Accrued interest	1,069	475
Accrued transaction costs	2,514	—
Accrued financing costs	4,478	—
Accrued liabilities – other	3,079	1,236
Total accrued liabilities	$28,722	$23,837

NOTE 8 — DEBT

The following table summarizes the Company’s outstanding debt (in thousands):

	December 31,
	2022	2021
Bank of New York Credit Facility	$29,276	$28,509
OPG Note	—	10,354
Live Oak Credit Facility	3,077	—
C-1 Notes	48,786	—
C-2 Notes	86,002	—
Total	167,141	38,863
Less: short-term borrowings	(32,353)	(38,863)
Total long-term obligations	$134,788	$—

Bank of New York Credit Facility

On July 28, 2020, the Company executed a credit agreement with Pershing LLC, an affiliate of Bank of New York Mellon, in the form of a revolving credit facility that consists of a $20.0 million revolving credit facility (the “Bank of New York Credit Facility”).

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

The availability of the credit facility is subject to the guarantee by Ghaffarian Enterprises, LLC, which represents a related party investor. In November 2020, the Company executed a $10.0 million increase in the credit facility for total available borrowings of $30.0 million.

In April 2021, the Company entered into a reimbursement agreement and guaranty with Ghaffarian Enterprises, LLC. Per the terms of this agreement, the Company was required to pay a fee to Ghaffarian Enterprises in the aggregate to 5% per annum of the $30.0 million maximum principal amount from August 1, 2020 through when the guaranty with Ghaffarian Enterprises, LLC is terminated. Ghaffarian Enterprises, LLC is entitled to terminate the guaranty upon the earlier to occur of December 31, 2022 or the completion of one or more transactions as a result of which X-energy raises $100.0 million or more of capital or funding, whether as a result of the sale of equity, borrowing of funds, or otherwise.

In June 2021, the Company entered into an amendment to the reimbursement agreement and guaranty which increased the termination provision regarding capital raises to $130.0 million. Given the termination provision entitled Ghaffarian Enterprises, LLC to terminate the guaranty starting December 31, 2022, the credit facility is classified as short-term borrowings as of December 31, 2022 and 2021. In January 2023, the Company entered into an amendment to the reimbursement agreement and guaranty which extended the termination provision to the earlier to occur of June 30, 2024, or the completion of one or more transactions as a result of which X-energy raises $300.0 million or more of capital or funding.

In June 2022, the Company entered into a subsequent amendment to the reimbursement agreement and guaranty which extended the guarantee by Ghaffarian Enterprises, LLC to cover the increase in the credit facility for total available borrowings of $40.0 million. In addition, this amendment increased the termination provisions regarding capital raises to $300.0 million and increased the fee the Company is required to pay to Ghaffarian Enterprises, LLC to 7% per annum of the $40.0 million maximum principal amount from July 1, 2022 through when the Credit Support Guarantees are terminated. Per the January 2023 amendment, Ghaffarian Enterprises, LLC is entitled to terminate the guaranty upon the earlier to occur of June 30, 2024, or the completion of one or more transactions as a result of which X-energy raises $300.0 million or more of capital or funding.

In December 2022, the Company, the lender and Ghaffarian Enterprises, LLC agreed to a decrease of $10.0 million in the credit facility, with a corresponding decrease in the guaranty, for total available borrowings of $30.0 million.

In January 2023, the Company entered into a subsequent amendment to the reimbursement agreement and guaranty. Refer to Note 20 – Subsequent Events for further information.

For the years ended December 31, 2022, 2021, and 2020, the total guarantor fee incurred was $2.2 million, $2.1 million, and zero, respectively, and is recorded within interest expense on the consolidated statements of operations and comprehensive loss. As of December 31, 2022 and 2021, the Company has zero and $0.3 million, respectively, associated with this fee reflected within due to related parties on the consolidated balance sheets.

Borrowings under the credit facility bear interest at the Federal Funds rate, subject to a 0.25% floor, plus a margin. For borrowings, the applicable rate margin is 0.90%. The proceeds of loans under the agreement are available for working capital needs, permitted acquisitions and other general corporate purposes. The average interest rate in effect under the revolving credit facility was 2.76%, 1.15%, and 1.15% for the years ended December 31, 2022, 2021, and 2020, respectively. For the years ended December 31, 2022, 2021, and 2020, interest expense associated with this credit facility was $0.8 million, $0.3 million and $0.4 million, respectively.

In conjunction with the June 2022 amendment to the reimbursement agreement and guaranty, the Company issued $10.0 million of warrants (the “June 2022 Warrants”) to Ghaffarian Enterprises on June 30, 2022. The June 2022 Warrants expire on the first to occur of 10 years from the issue date or immediately prior to an acquisition, Initial Public Offering (“IPO”), or SPAC transaction. The June 2022 Warrants are freestanding financial instruments and are classified as a liability, primarily due to the instrument obligating the Company to settle the June 2022 Warrants in a variable number of shares based on a fixed monetary amount of $10.0 million.

The Company recorded the June 2022 Warrants at fair value as deferred financing costs and as a warrant liability. The warrant liability is remeasured on a recurring basis at each reporting date, with the change in fair value recorded within other expense, net. The deferred financing costs are amortized over the term of the Bank of New York Credit Facility. During the year ended December 31,

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

2022, $2.2 million was recorded to interest expense in connection with the amortization of the deferred financing costs. Refer to Note 15 — Fair Value Measurements for further information on the remeasurement of the warrant liability.

Live Oak Credit Facility

On June 14, 2021, the Company and one of the Company’s subsidiaries entered into a credit agreement for a revolving credit facility (the “Live Oak Credit Facility”) with Live Oak Bank. The Live Oak Credit Facility provides for maximum borrowings of up to $15.0 million, subject to an asset-based borrowing base. The borrowing base is limited to a set percentage of eligible accounts, less reserves that may be established by the lender in the exercise of their reasonable credit judgment. Subject to certain conditions, the revolving credit facility was set to expire on June 15, 2022. As such, the Live Oak Credit Facility was classified as short-term borrowings as of December 31, 2021.

On June 14, 2022, the Company entered into the First Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in an extension thereof. The maturity date for the Live Oak Credit Facility was extended from June 15, 2022 to August 14, 2022.

On August 14, 2022, the Company entered into the Second Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in an extension thereof. The maturity date for the Live Oak Credit Facility was extended from August 14, 2022 to September 13, 2022.

On September 7, 2022, the Company entered into the Third Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in (1) an extension of the maturity date from September 13, 2022 to September 13, 2023, (2) an amended definition for ‘Collections’ which included a clarification to direct funds paid to the lender to a specified deposit account for which the lender has transfer authorization by the earlier of the completion of Series C capital raise and December 31, 2022 and (3) changed the monthly borrowing base certificate requirements such that the Company is required to provide a certificate calculating the borrowing base as of the last of the prior month within 10 days rather than 15 days. As the maturity date is within one year of the reporting date, the Live Oak Credit Facility is classified as short-term borrowings as of December 31, 2022.

In connection with the credit agreement, the Company incurred lender and third-party fees. Additionally, a commitment fee accrues on any unused portion of the commitments under the Live Oak Credit Facility during the preceding three calendar month period. The commitment fee is 25 basis points applied to the difference between the revolving commitment and the average daily outstanding balance for each quarter. The lender and third-party fees and commitment fees were immaterial for the years ended December 31, 2022 and 2021.

The obligations under the Live Oak Credit Facility are guaranteed by the Company and its wholly owned domestic subsidiaries. The obligations under the Live Oak Credit Facility are secured by a first priority security interest in substantially all of the equipment, inventory, accounts receivable, investment property and general intangibles and all proceeds and products thereof, as well as 100% of the common equity interests of the present and subsequently acquired domestic subsidiaries of the Company. The Live Oak Credit Facility may be voluntarily prepaid in whole, or in part, in each case without premium or penalty. The Company is also required to make mandatory prepayments when (a) the aggregate borrowings exceed the lesser of the (i) revolving commitment and (ii) the available borrowing base or (b) certain events of default have occurred and are continuing.

The Live Oak Credit Facility contains affirmative covenants that are customary for financings of this type, including furnishing financial statements and other schedules to the Lender to allow for periodic evaluations of the borrowing base. Specifically, the Live Oak Credit Facility contains a nonfinancial covenant requiring the Company to deliver to the lender within 120 days after the end of each fiscal year, audited financial statements of the Company accompanied by an unqualified report and opinion of an independent certified public accountant, which report and opinion shall not contain any “going concern” like qualification or exception. The Company has obtained a waiver of breach of such covenant from Live Oak for the fiscal years ended December 31, 2022 and 2021.

In addition, the Live Oak Credit Facility contains various negative covenants, including limitations on, subject to certain exceptions, the incurrence of indebtedness, the incurrence of liens, dispositions, investments, acquisitions, restricted payments, transactions with equity holders and affiliates, and the release or threatened release of contaminants in violation of environmental laws as well as other negative covenants customary for financings of this type. The Live Oak Credit Facility also includes a financial covenant whereby the Company would be required to maintain a current ratio to be at least 1.10 to 1.00. As of December 31, 2022 and

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

2021, the Company was in compliance with the financial and nonfinancial covenants imposed by the Live Oak Credit Facility, aside from the item described above for which a waiver was obtained. The Live Oak Credit Facility also includes customary events of default, including the occurrence of a change of control.

The Company had $3.1 million in outstanding borrowings under the Live Oak Credit Facility as of December 31, 2022 and no outstanding borrowings under the Live Oak Credit Facility as of December 31, 2021. The Company had approximately $11.9 million and $15.0 million available under the borrowing base for future borrowings as of December 31, 2022 and 2021, respectively.

The Live Oak Credit Facility carries an interest rate based on a floating rate indexed to the Prime rate plus 1.0%, subject to a 4% floor. The average interest rate in effect under the Live Oak Credit Facility was 5.48% for the year ended December 31, 2022. Interest expense associated with this credit facility for the year ended December 31, 2022 was $0.1 million. As there were no draws on the Live Oak Credit Facility during the year ended December 31, 2021, there is no interest expense recorded on the consolidated financials for this facility for this period.

Ontario Power Generation Note

On June 22, 2021, the Company executed an investment recovery agreement with Ontario Power Generation Inc. (“OPG”), a Canadian energy company, in the form of a note payable for $10.1 million as terms for the repayment to OPG for their initial investment in the development of a small modular reactor facility (the “OPG Note”). This investment recovery agreement represented an agreement between the Company and OPG for the Company to repay the total amount provided by OPG for such deliverables.

The OPG Note did not have a stated maturity. It could be settled in to-be-issued Series C Preferred Stock via redemption, through payment by the Company at its option, or by providing OPG with 10% of the initial outstanding liability balance upon each sale of a SMR facility until the outstanding balance is repaid.

The OPG Note is classified as a liability which was required to be marked-to-market in each reporting period with the changes in fair market value recognized within other expense, net. Refer to Note 15 — Fair Value Measurements for further information on the remeasurement of the OPG Note.

On December 5, 2022, the OPG Note was converted into C-2 Notes (defined below). Upon the closing of the C-2 Notes, the entire amount of unpaid principal and accrued interest as of December 5, 2022 and $30.0 million in cash consideration was exchanged into C-2 Notes and the OPG Warrants (defined below). The Company issued a principal amount of $40.0 million of C-2 Notes to OPG.

Additionally, in conjunction with the issuance of the C-2 Notes, the Company agreed to issue OPG 444,444 warrants (the “OPG Warrants”) to purchase common units or stock of the Company or surviving company, respectively. The OPG Warrants are issuable upon final OPG board approval for deployment of technology at either (a) an OPG-owned site or (b) at a non-OPG-owned site where OPG has materially and actively participated in the development of the opportunity at such site, in each case within 36 months of the issuance of the C-2 Notes. The OPG Warrants have an exercise price of $0.01 per share and, if issued, are not exercisable until 36 months following the issuance of the C-2 Notes. The OPG Warrants are freestanding financial instruments and are classified as permanent equity at a value of $2.7 million as of December 31, 2022. The fair value was determined based on a probability weighted expected return method using the contractual strike price per the warrant agreement of $0.01 per share and a probability estimate of meeting contingencies under the OPG Warrant.

The conversion of the OPG Note into C-2 Notes and the contemporaneous contingent issuance of the OPG Warrants is accounted for as an extinguishment of debt as the debt terms are considered substantially different. Any difference between the fair value of the C-2 Notes and the OPG Warrants, and the fair value of the OPG Note and cash proceeds received is recognized as an extinguishment loss within earnings. The Company recorded a loss on extinguishment of $5.9 million within other expense, net for the year ended December 31, 2022.

The outstanding balance associated with the OPG Note is zero and $10.4 million as of December 31, 2022 and 2021, respectively. The annual interest rate for the OPG Note was 9.5%. Per the terms of the agreement, interest would begin accruing on the OPG Note on January 1, 2023. As the OPG Note was converted into C-2 Notes prior to this date, interest expense on the OPG Note was immaterial for the years ended December 31, 2022 and 2021.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Series C-1 Convertible Notes

During the year ended December 31, 2022, the Company issued a series of convertible promissory notes (“C-1 Notes”) in the aggregate principal amount of $57.4 million. A principal amount of $20.0 million in C-1 Notes is due on October 7, 2024, and a principal amount of $37.4 million in C-1 Notes is due on March 31, 2024. The Company elected the fair value option for the C-1 Notes; accordingly, the C-1 Notes are marked to market each period, with the portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded within other expense, net. For the year ended December 31, 2022, a mark-to-market gain of $2.2 million was recorded within other expense, net, and the change in fair value attributable to instrument-specific credit risk of $6.4 million was recorded in other comprehensive income (loss). As the fair value option was elected, issuance costs associated with the C-1 Notes are expensed in the period incurred. Refer to Note 15 — Fair Value Measurements for further information on the remeasurement of the C-1 Notes.

The annual interest rate on the C-1 Notes in 7.00%. For the year ended December 31, 2022, interest expense of $1.5 million was recorded within interest expense on the consolidated statement of operations and comprehensive loss associated with the C-1 Notes.

In the event that the Company issues and sells units of its preferred equity securities to investors on or before the Maturity Date in an equity financing with total proceeds to the Company not less than a) $50.0 million for the $37.4 million principal amount due March 31, 2024, or b) $150.0 million for the $20.0 million principal amount due October 7, 2024, the outstanding principal amount of the notes and any unpaid accrued interest will automatically convert to the equity securities sold in the equity financing at a conversion price equal to the lesser of (i) 90% of the price paid per unit for equity securities by the respective investors and (ii) the quotient resulting from dividing $1.5 billionby the number of outstanding security interests for the Company immediately prior to the equity financing (assuming conversion of all securities convertible into Class A Common Units). The Company may elect to convert the notes into units of a newly created series of preferred units having the identical rights, privileges, preferences and restrictions as the equity securities issued in the equity financing other than with respect to the per unit liquidation preference, the conversion price for purposes of price-based anti-dilution protection, and the per unit dividend.

In the event of a deemed liquidation event while these notes remain outstanding, the Company will repay the investors in cash in an amount equal to the outstanding principal amount of the notes plus any unpaid accrued interest on the original principal, provided that the holder may convert the outstanding principal balance of the notes and any unpaid accrued interest into units of the Company’s Class A Common Units at a conversion price equal to the quotient resulting from dividing $1.5 billion by the number of outstanding units of equity interests of the Company immediately prior to the deemed liquidation event (assuming conversion of all securities convertible into Class A Common Units).

Upon the conversion of these notes into capital interests, the Company will pay the investors cash equal to the amount of any fractional units, calculated as the fraction of units multiplied by the price at which the note converts.

In connection with the October 2022 issuance of the $20.0 million C-1 Notes due October 7, 2024, the Company issued warrants (the “October 2022 Warrants”) to purchase Series C preferred units, at an exercise price of $0.01 per unit, equal to $4.5 million divided by the per share price of the Series C preferred units, upon the issuance of Series C preferred units. Management has deemed the probability of the issuance of Series C preferred units to be remote, and therefore the October 2022 Warrants are deemed to have an immaterial fair value as of issuance and as of December 31, 2022. As such, all of the proceeds from the issuance of the C-1 Notes are allocated to the C-1 Notes.

Approximately $24.0 million of the C-1 Notes were issued to related parties. For the year ended December 31, 2022, interest expense recorded in the consolidated statements of operations and comprehensive loss for this portion of the C-1 Notes was $0.5 million. As of December 31, 2022, there is $0.5 million recorded within due to related parties on the consolidated balance sheets associated with this interest.

Series C-2 Convertible Notes

During the year ended December 31, 2022, the Company issued convertible notes payable in the aggregate principal amount of $85.0 million (“C-2 Notes”). The C-2 Notes mature on September 30, 2025. The Company elected the fair value option for the C-2 Notes; accordingly, the C-2 Notes are marked to market each period, with the portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

within other expense, net. For the year ended December 31, 2022, a mark-to-market loss of $0.9 million was recorded within other expense, net, and the change in fair value attributable to instrument-specific credit risk of $0.4 million was recorded in other comprehensive income (loss). As the fair value option was elected, issuance costs associated with the C-2 Notes are expensed in the period incurred. Refer to Note 15 — Fair Value Measurements for further information on the remeasurement of the C-2 Notes.

The annual interest rate on the C-2 Notes is 10.0%. For the year ended December 31, 2022, interest expense of $0.5 million was recorded within interest expense on the statement of operations, associated with the C-2 Notes. Per the terms of the agreement, the interest is payable in kind and increases the outstanding principal amount of the C-2 Notes.

Upon completion of the business combination contemplated in the BCA, the entire outstanding principal amount of the C-2 Notes will be automatically exchanged into equity securities of the Company of equal value and then exchanged into fully-paid and nonassessable shares of common stock of the surviving corporation at a conversion price equal to 90% of the price per share in connection with such Business Combination, subject to certain adjustments based on PIPE financing.

In the event that the Company engages in an IPO on or before the maturity date, the holders may elect to convert the then outstanding principal amount of these C-2 Notes into equity securities sold in the IPO transaction at a conversion price equal to 90% of the price paid per share for equity securities by investors in the IPO transaction. Additionally, at any time after August 4, 2023 and before the maturity date, holders of the C-2 Notes have the right to elect to the convert the C-2 Notes into shares of newly created series of preferred equity securities of the Company, at a conversion price implied by the pre-money value of $1.8 billion. These preferred equity securities will have identical rights, privileges, preferences and restrictions as this the C-2 Notes other than with respect to the per share liquidation preference, the conversion price for purposes of price based anti-dilution protection and the per share mandatory dividend. The newly created series of preferred equity securities will rank senior in liquidation, dividends, redemption and other rights and preferences to all other classes and series of equity securities currently existing or authorized thereafter.

Upon the conversion of these notes into capital interests, the Company will pay the investors cash equal to the amount of any fractional units, calculated as the fraction of units multiplied by the price at which the note converts.

Approximately $40.0 million of the C-2 Notes were issued to related parties. For the year ended December 31, 2022, interest expense associated with this portion of the C-2 Notes was $0.2 million, which is accrued within long-term borrowings on the consolidated balance sheets as of December 31, 2022.

Subsequent to December 31, 2022, the Company issued additional C-2 Notes. Refer to Note 20 – Subsequent Events for further information.

Paycheck Protection Program Loan

On April 13, 2020, the Company received a loan from Live Oak Banking Company in the amount of $0.8 million under the Paycheck Protection Program established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act (the “PPP Loan”). The loan was subject to a note dated April 13, 2020 and could be forgiven to the extent proceeds of the loan are used for eligible expenditures such as payroll and other expenses described in the CARES Act. The PPP Loan bore interest at a rate of 1% per annum and was payable in monthly installments of principal and interest over 24 months. The Company applied for forgiveness to the Small Business Administration and, in September 2021, was notified that the PPP Loan was forgiven and recorded a gain on forgiveness of debt of $0.8 million within other expense, net on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2021.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Maturities of debt

Maturities related to the Company’s debt based on principal amounts for the next five years and thereafter are as follows (in thousands):

Year Ended	Amount Due
2023	$32,353
2024	57,350
2025	85,512
2026	—
2027	—
Thereafter.	—
Total.	$175,215

Fair value of debt

The carrying value and fair value of long-term debt, including the current portion, if applicable, as of December 31, 2022 and 2021, is as follows (in thousands):

	December 31, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
OPG Note	$—	$—	$10,354	$10,354
Bank of New York Credit Facility	29,276	29,809	28,509	28,390
Live Oak Credit Facility	3,077	3,069	—	—
Series C-1 Convertible Notes	48,786	48,786	—	—
Series C-2 Convertible Notes	86,002	85,490	—	—

The fair value measurements of long-term debt, including the current portion, are considered Level 3 measurements in the fair value hierarchy. Refer to Note 15 – Fair Value Measurements for further disclosure on the OPG Note, C-1 Notes, and C-2 Notes, which are recorded and measured at fair value on a recurring basis.

NOTE 9 — LEASES

Lease balances as of December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Operating lease right-of-use assets	$5,088	$1,950
Current portion of operating lease liabilities	2,767	913
Long-term portion of operating lease liabilities	2,338	1,075
Total operating lease liabilities	$5,105	$1,988

During 2019, the Company entered into an operating lease agreement with a related party for its office space. The lease agreement calls for the occupation of 17,322 square feet commencing in February 2019.

The initial lease term is for five years ending January 2024 with the option of five additional successive one- year terms. The lease requires the Company to pay a portion of operating costs and contains escalating rent provisions.

In June 2020, the lease was modified to release the space rented under the original lease in exchange for alternative space within the office building. As a result, this was treated as a termination of the original lease, and the commencement of a new lease. The balances under the original lease were de-recognized and the resulting gain associated with the termination of the original lease was immaterial for the year ended December 31, 2020. The lease liability and right-of-use asset balances associated with the new rental space resulted in an increase to the lease liability and right-of-use asset of $2.0 million for the year ended December 31, 2020.

In 2022 and 2021, this related party lease was modified to increase the payment terms due to additional space being rented. These modifications resulted in an increase to the lease liability and right-of-use asset of $2.4 million and $1.0 million as of December 31,

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

2022 and 2021, respectively. The right-of-use asset balance associated with this related party lease as of December 31, 2022 and 2021 was $2.4 million and $2.0 million, respectively, and the total lease liability was $2.4 million and $2.0 million, respectively. Of the total lease liability balance, $2.2 million and $0.9 million was reflected within accrued liabilities as of December 31, 2022 and 2021, respectively. The total operating lease cost for this related party lease for the years ended December 31, 2022, 2021, and 2020 is $2.3 million, $1.0 million, and $0.4 million, respectively.

During 2022, the Company entered into three new operating lease agreements with third parties for additional office space. One lease agreement was for the occupation of 11,000 square feet commencing in March 2022, with an initial term of three years ending February 2025 and the option of three additional one-year terms. The second lease agreement was for the occupation of 10,447 square feet commencing in June 2022, with an initial term of eight years ending June 2030 with the option of two additional terms of 5 years each. The third lease agreement was for the occupation of 35,848 square feet commencing in December 2022, with an initial term of three years ending November 2025 with the option to extend the lease for four additional six-month terms. The leases require the Company to pay a portion of operating costs and contain escalating rent provisions. These new leases resulted in increases to the lease liability and right-of-use asset of $2.9 million as of December 31, 2022.

Operating lease cost totaled $2.6 million, $1.0 million and $0.4 million for the years ended December 31, 2022, 2021, and 2020, respectively, and was recognized on a straight-line basis over the lease term. The Company had short-term lease expense of $0.1 million, $0.1 million and zero for the years ended December 31, 2022, 2021 and 2020, respectively. Variable lease expenses were immaterial for the years ended December 31, 2022, 2021 and 2020.

Future minimum lease payments under the operating lease as of December 31, 2022 are as follows (in thousands):

Operating
Leases
2023	$3,093
2024	1,210
2025	823
2026	142
2027	146
Thereafter	381
Total minimum lease payments	5,795
Less: amounts representing interest or imputed interest	(690)
Present value of lease obligations	$5,105

Supplemental cash flow information relating to the Company’s leases is as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Operating cash flows used in operating leases	$2,414	$866	$479
Non-Cash Items:
Operating lease modifications and reassessments	2,430	1,018	1,970
New operating leases	2,907	—	—

The weighted average remaining lease term and discount rates for operating leases are as follows:

	December 31,
	2022		2021		2020
Weighted Average Remaining Lease Term	2.7	years	2.1	years	3.1	years
Weighted Average Discount Rate	8.7%		5.0%		5.0%

NOTE 10 — PROFIT SHARING PLAN

The Company maintains a defined contribution profit sharing plan (“Plan”), which includes a salary deferral arrangement, under the provisions of Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the Plan on the date of employment. Employees may contribute up to 100% of annual compensation limited to Internal Revenue Code Service maximums.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

The Company matches 100% of employees’ contributions up to 4% of annual compensation. The Company contributed $2.1 million, $0.9 million, and $0.4 million to the Plan in the years ended December 31, 2022, 2021, and 2020, respectively.

NOTE 11 — INCOME TAX

X-energy is a limited liability company which is classified as a partnership for U.S. federal and state income tax purposes. Accordingly, the Company’s U.S. operations are not subject to income taxes in the U.S. The Company’s owners separately account for their pro rata share of the Company’s income, deductions, losses and credits annually. The Company’s foreign operations are subject to income taxes in the foreign jurisdictions in which they operate.

The following table sets forth the components of income (loss) before income taxes recognized on the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2022	2021	2020
U.S.	$(119,905)	$(61,880)	$(27,853)
Foreign.	(2,335)	(2,181)	(354)
Total.	$(122,240)	$(64,061)	$(28,207)

No income tax (expense) benefit was recorded for the years ended December 31, 2022, 2021, and 2020.

A reconciliation of income taxes computed at the U.S. federal statutory income tax rate of 21% to our income tax (expense) benefit was as follows:

	2022	2021	2020
U.S. Federal statutory tax rate	21.0%	21.0%	21.0%
Domestic Income Not Subject to Income Tax	(20.6)%	(20.3)%	(20.7)%
Foreign Rate Differential	0.1%	0.2%	0.1%
Valuation Allowance	(0.5)%	(0.9)%	(0.4)%
Other	0.0%	0.0%	0.0%
	0.0%	0.0%	0.0%

The Company’s effective tax rate for the years ended December 31, 2022, 2021, and 2020 was 0.0%.

The components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2022	2021
Deferred Tax Assets:
Property, Plant, and Equipment	$2	$2
Net Operating Losses	1,183	568
Total Deferred Tax Assets	1,185	570
Valuation Allowance	(1,154)	(372)
Total Deferred Tax Assets Net of Valuation Allowance	31	198
Deferred Tax Liabilities:
Foreign Exchange	(31)	—
Mark-to-Market Adjustment	—	(198)
Total Deferred Tax Liabilities	(31)	(198)
Net Deferred Tax Assets/(Liabilities)	$—	$—

The Company’s net deferred tax assets are comprised primarily of net operating loss carryforwards. The ultimate realization of the net deferred tax assets is dependent upon the generation of future taxable income sufficient to utilize the deferred tax assets on the Company’s income tax returns. Management determined that its net deferred tax assets are not more likely than not going to be realized due to the Company’s three-year cumulative loss position and the generation of future taxable income is uncertain.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Considering this and other factors, the Company recognized a full valuation allowance of $1.2 million and $0.4 million as of December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, the Company had unused Canadian net operating losses of $4.4 million and $1.8 million, respectively, which begin to expire in 2040.

The Company had no liability for uncertain tax positions and has no interest or penalties with respect to unrecognized tax benefits as of December 31, 2022 and 2021.

NOTE 12 — MEMBER UNITS AND PREFERRED UNITS

On January 7, 2021, the Company effected a unit split of the Company’s then outstanding common units. Each member was allocated common units on the on the basis of their contributed capital multiplied by a factor of 1.74. The Company retroactively applied this split to all share presentations as well as net loss per unit calculations for the periods presented.

Prior to the issuance of Series B Preferred Units in July 2021, all interests of members in distributions and other amounts were represented by their units of membership in the Company as specified in its Second Amended and Restated Operating Agreement. There were two classes of units, Class A Voting Units and Class B Non-voting Units. There was no difference between Class A Voting Units and Class B Non-voting Units except that Class B Members did not have the right to vote on any issue requiring member approval or member action.

Class A Voting Common Units

On July 7, 2021, the effective date of the Third Amended and Restated Operating Agreement, each of the Company’s Class A Voting Unit Interests held by the Founder and Chairman were reclassified and converted into one fully paid and nonassessable Series A Preferred Unit (“Preferred Units”) with the rights and privileges and preference set forth in the Third Amended and Restated Operating Agreement.

Class B Non-Voting Common Units

On July 7, 2021, the effective date of the Third Amended and Restated Operating Agreement, each of the Company’s Class B Non-voting Unit Interests were reclassified and changed into one fully paid and nonassessable Class B Common Unit with the rights and privileges and preference set forth in the Third Amended and Restated Operating Agreement. The Class B Common Unit holders have the right to convert Class B Common Units into Class A Common Units (using a 1:1 ratio) upon their attainment of US citizenship. The Class B holders exercised this right and converted their Class B Common Units into Class A Common Units.

Rights and Privileges of Common Units

The holders of Class A Common Units are entitled to one vote for each unit of Class A Common Units held at all meetings of stockholders. The voting, dividend, and liquidation rights of the holders of Class A Common Units are subject to and qualified by the rights, powers and privileges of the holders of Preferred Units set forth in the original or amended Certificate of Incorporation. Class B Common Units shall have the same rights and preferences as the Class A Common Units; provided however, the Class B Common Units shall not have voting rights and shall have Profits Interest Threshold Amounts (or exercise prices) as may be set forth in grant agreements entered into under the Company’s Profits Interest Plan, pursuant to which the Company may issue up to 10,099,603 Class B Common Units to the Company’s employees, consultants, managers and directors.

Units Authorized

The total number of units of all classes of capital units which the Company has authority to issue is 247,581,578 of which 127,000,000 are Class A common units, 10,099,603 are Class B common units and 110,481,975 preferred units, of which 90,981,975 shall be designated Series A Preferred Units and 19,500,000 shall be designated Series B Preferred Units. The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of the Company’s class of capital units are set forth below.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Series A Preferred Units

On July 21, 2021, holders of Common A Units related to the Company’s Founder and Chairman and affiliate entities converted 90,625,588 into Series A Preferred Units on a 1:1 basis. The Series A Preferred Units are classified as mezzanine equity as they are redeemable for cash based on certain conditions that are outside of the Company’s control. As such, the Series A Preferred Units were initially recognized at fair market value on the issuance date.

Series B Preferred Units

During the year ended December 31, 2021, the Company issued 11,643,171 Series B Preferred Units. 7,621,037 Series B Units were issued in exchange for proceeds equal to $64.5 million, net of issuance costs. 4,022,134 Series B Preferred Units were issued in exchange for then outstanding SAFE Agreements with an aggregate fair market value equal to $36.7 million. The Series B Preferred Units are classified as mezzanine equity as they are redeemable for cash based on certain conditions that are outside of the Company’s control and have been initially recognized as fair market value which is equal to the cash received and fair market value of outstanding SAFE Agreements converted on the issuance date.

Preferred Units — Preferred units have been issued in one or more series, each of such series consisting of such number of units and to have such terms, rights, powers and preferences, and the qualifications and limitation with respect thereto, as stated or expressed in the original or amended Certificate of Incorporation. Specifics regarding the conversion features and voting rights associated with, and the balance sheet classification of, the preferred units outstanding are as follows:

Optional Conversion Feature

Each preferred unit is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into an equal number of Class A Common Units as is determined by dividing the Original Issue Price, initially (i) $0.5754 per Unit for each Series A Preferred Unit and (ii) $9.1162 per Unit for each Series B Preferred Unit, for the series of preferred units by the conversion price, initially equal to the applicable original issue price per unit, of such series of preferred units in effect at the time of conversion.

Automatic Conversion Feature

In the event of (i) a Qualified IPO or (ii) the approval of the requisite holders, the Preferred Units will automatically be converted into an equal number of Class A Common Units at the applicable conversion ratio.

Voting Rights

Each holder of units is entitled to vote for members of the Board of Directors (Class A Common Units, Series A Preferred Units or Series B Preferred Units) in whatever manner necessary to ensure that the size of the Board of Directors of the Company is set and remains at six directors who serve as the managers of the Company.

Classification

A redeemable equity security is to be classified as temporary or mezzanine equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Given the preferred units contains redemption features upon the occurrence of a deemed liquidation event, the preferred units are subject to events not solely within the Company’s control and are considered conditionally redeemable. Therefore, the Company classified the preferred units as mezzanine equity in the consolidated balance sheets as of December 31, 2022 and 2021.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company before any payment shall be made to the holders of Series A Preferred Units or Common Units by reason of their ownership thereof, the holders of units of Series B Preferred Units then outstanding must be paid out of the funds and assets available for distribution to its unitholders on a pari passu basis in an amount per unit equal to such Series B Preferred Member’s (A) adjusted capital contribution plus (B) any accrued but unpaid cumulative preferred return.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

NOTE 13 — EARNINGS PER UNIT

For the years ending December 31, 2022, 2021, and 2020, the Company had no outstanding units that were considered dilutive due to the net losses in the respective periods.

As of December 31, 2021, the Company issued 3,975,000 employee stock options which are exercisable in exchange for Class B Common Units, 90,625,588 Series A Preferred Units and 11,643,171 Series B Preferred Units which are convertible into Class A Common Units. As of December 31, 2021, no stock options have been exercised and no holders of the Series A Preferred Units or Series B Preferred Units have exercised their conversion option.

As of December 31, 2022, the Company, in exchange for and cancellation of the existing vested and unvested employee stock options, granted 3,975,000 Class B-1 Profits Interest Units and 2,888,000 Class B-2 Profits Interest Units which are not considered participating securities in the calculation of earnings per unit. Additionally, as disclosed above, the Company has issued 90,625,588 Series A Preferred Units and 11,643,171 Series B Preferred Units which are convertible into Class A Common Units, which remain issued as of December 31, 2022. Additionally, as of December 31, 2022, the C-2 Notes were convertible into 12,594,595 Class A Common Units, which are potentially dilutive. The C-1 Notes are convertible into Series C preferred units, none of which have been issued as of December 31, 2022. In conjunction with the C-1 Notes, the Company entered into a warrant agreement that was deemed to be non-substantive as there was remote likelihood that the units underlying the warrant would be issued. In conjunction with the issuance of the C-2 Notes, the Company entered into warrant transactions to issue a warrant exercisable into 444,444 Class A Common Units which are also considered potentially dilutive. The Company also entered a warrant transaction to issue a warrant exercisable into either Series C or Series B Preferred Units that are considered potentially dilutive.

As of December 31, 2022, no stock options have been exercised, no holders of the Series A Preferred Units or Series B Preferred Units have exercised their conversion option, no convertible debt holder has exercised their conversion option and no warrant has been exercised.

The following table presents net loss per unit and related information:

	Year Ended December 31,
	2022	2021	2020

	(in thousands, except for unit and per unit data)
Net loss	$(122,240)	$(64,061)	$(28,207)
Weighted average common units outstanding	3,128,026	53,530,750	93,296,879
Basic and diluted net loss per unit	$(39.08)	$(1.20)	$(0.30)

NOTE 14 — UNIT-BASED COMPENSATION EXPENSE

2021 Unit Incentive Plan

On January 8, 2021, the Company’s Board of Directors adopted and its members approved the 2021 Unit Option Plan (the “Option Plan”). The Option Plan allows the Company to grant the following types of unit-based awards: (i) incentive unit options and (ii) nonstatutory unit options. Pursuant to the Option Plan, up to 10,099,603 units of Class B Non-Voting Units have been reserved for issuance, upon exercise of the aforementioned unit-based awards made to employees, directors and consultants. The options issued under the Option Plan have a contractual expiration date of 10 years after the grant date of the options.

During the year ended December 31, 2021, the Company granted 3,975,000 stock option awards under the Option Plan. The weighted average grant date fair value of these awards was $0.28. These awards vest in installments upon the anniversary of grant over a period of six years.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Valuation of Option Awards

The options were granted during the year ended December 31, 2021. Further, the options were subject to valuation during the year ended December 31, 2022 due to a modification of the award. The following weighted average assumptions were used to calculate the fair value of each unit option award granted under the Black-Scholes pricing model:

	2022	2021
Expected unit price volatility	40.0%	35.0%
Risk-free interest rate	3.4% – 3.6%	0.5% – 0.9%
Expected annual dividend yield	—	—
Expected term (years)	0.8 – 4.7	4.8 – 7.7

Unit Option Activity

The following table sets forth the summary of unit option activity under the Option Plan during the year ended December 31, 2021:

	Number of Options	Price	Term (Years)	Value
Outstanding as of December 31, 2020	—	$—	—	$—
Granted	3,975,000	0.58	—	—
Exercised	—	—	—	—
Forfeited or Expired	—	—	—	—
Balances as of December 31, 2021	3,975,000	$0.58	9.03	$—

The following table sets forth the summary of unit option activity under the Option Plan during the year ended December 31, 2022:

		Weighted-	Weighted -
		Average	Average
	Number of	Exercise	Contractual	Aggregate
	Options	Price	Term (Years)	Intrinsic Value
Outstanding as of January 1, 2022	3,975,000	$0.58	9.03	—
Granted	—	—	—	—
Exercised	—	—	—	—
Modified	(3,975,000)	0.58	—	—
Balances as of December 31, 2022	—	$—	—	—

Issuance of Class B-1 Profits Interest Units in Exchange for Vested and Unvested Options

On September 12, 2022, the Company issued Class B-1 Profits Interest Units to Profits Interest Unit participants to afford them the opportunity to participate in the future growth of the Company. Class B-1 Profits Interest Units have been provided to holders of the Company’s stock options granted in January 2021 in a simultaneous exchange for the previously issued vested and unvested options. The Class B-1 Profits Interest Units contain a catch-up distribution provision payable in cash upon a deemed liquidation event to compensate holders of previously issued options of the loss in appreciated value from the strike price of the options to the profits interest participation threshold.

The cancellation of existing options and contemporaneous grant of Class B-1 Profits Interest Units is accounted for as an equity-to-equity modification in which the Company recognized incremental unit-based compensation expense equal to the amount of which the fair market value of the Class B-1 Profits Interest Units exceeds the fair market value of the vested stock options immediately prior to the modification. Generally, Class B-1 Profits Interest Units vest 25% on the effective vesting date, and an additional 25% on the anniversary of the effective vesting date until the units are fully vested. Certain Class B-1 Profits Interest Units have accelerated vesting schedules. Any incremental compensation expense related to unvested Profits Interest Units will be recognized over the remaining service period. In connection with the modification of its outstanding share-based compensation awards, the Company recognized total additional compensation expense of $2.9 million attributable to vested awards immediately upon modification during the year ended December 31, 2022.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

The following table summarizes the activity related to the Company’s Class B-1 Profits Interest awards for the year ended December 31, 2022:

		Weighted Average
	Number of	Grant Date Fair
	Units	Value
Unvested Class B-1 Units at January 1, 2022	—	$—
Granted	3,975,000	3.19
Vested	(2,987,500)	3.19
Forfeited	—	—
Unvested Class B-1 Units at December 31, 2022	987,500	$3.19

Issuance of Class B-2 Profits Interest Units

The Company issued Class B-2 Profits Interest Units to grantees who did not previously hold stock options under the Option Plan. The Class B-2 Profits Interest Units have identical rights and participations as the Class B-1 Profits Interests Units with the exception of the catch-up distribution. The Company has accounted for the issuance of the Class B-2 Profits Interest Units as a new award of unit-based compensation with a grant date of September 12, 2022. As such, the Company recognizes stock compensation expense equal to the grant date fair market value of the awards over the requisite service period. Generally, Class B-2 Profits Interest Units vest 25% on the effective vesting date, and an additional 25% on the anniversary of the effective vesting date until the units are fully vested. Certain Class B-2 Profits Interest Units have accelerated vesting schedules.

In the year ended December 31, 2022, 4,000 Class B-2 Profits Interest Units were forfeited. Forfeitures had an immaterial impact on the consolidated financial statements for the year ended December 31, 2022.

The following table summarizes the activity related to the Company’s Class B-2 Profits Interest awards for the year ended December 31, 2022:

		Weighted Average
	Number of	Grant Date Fair
	Units	Value
Unvested Class B-2 Units at January 1, 2022	—	$—
Granted	2,888,000	2.34
Vested	(418,750)	2.34
Forfeited	(4,000)	2.34
Unvested Class B-2 Units at December 31, 2022	2,465,250	$2.34

Valuation of Profits Interests

The Company assessed the fair value of the Class B-1 Profit Interests Units and Class B-2 Profits Interests Units as of the grant date. The fair value of the units was determined using a probability weighted expected return method including go public and remain private scenarios. The fair value of the units in the scenarios were determined by allocating the estimated enterprise value of the Company to each class of the Company’s equity and applying a discount for lack of marketability.

The following assumptions were used to calculate the fair value of each Class B-1 and Class B-2 Profit Interest Units granted during the year ended December 31, 2022:

Unobservable Inputs	Range
Discount rate	20.00%
Equity Volatility	25.0 – 40.0%
Risk-free rate.	3.4% – 3.5%

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Unit-Based Compensation

Unit-based compensation expense of $4.5 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively, was classified in the consolidated statements of operations and comprehensive loss as selling, general, and administrative expense.

As of December 31, 2022, the Company had $7.4 million of unrecognized unit-based compensation that is expected to be recognized over a weighted average period of 2.4 years.

NOTE 15 — FAIR VALUE MEASUREMENTS

Liabilities Measured at Fair Value on a Recurring Basis

The liabilities recorded at fair value and measured on a recurring basis as of December 31, 2022 and 2021 are as follows (in thousands):

	December 31, 2022
	Fair Value	Level 1	Level 2	Level 3
June 2022 Warrants(1)	$8,311	$—	$—	$8,311
C-1 Notes(1)	48,786	—	—	48,786
C-2 Notes(1)	85,490	—	—	85,490

	December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
OPG Note(1)	$10,354	$—	$—	$10,354

(1) Refer to Note 8 — Debt.

The SAFE agreements disclosed in Note 6 — SAFE agreements that were issued in 2021 were also a Level 3 measurement liability. As of December 31, 2022 and 2021, there is no SAFE agreement liability given the conversion into Series B Preferred Units during 2021.

In 2021, the Series B Call Option resulted from the issuance of call options exercisable into Series B Preferred Units. The Series B Call Option provided one investor the opportunity to purchase up to 2,983,700 of Series B Preferred Units at the initial issuance price for a period of 90 days following the initial issuance date. As of December 31, 2022 and 2021, there is no Series B Call Option Liability as the options were partially exercised and expired in 2021.

Level 3 Rollforward for Liabilities Measured at Fair Value on a Recurring Basis

A rollforward of the Level 3 measurements as of December 31, 2021 and 2022 is as follows (in thousands):

OPG Note:

Beginning balance as of January 1, 2021	$—
Issuance of OPG Note	10,048
Change in Fair Value(1)	308
Currency translation adjustment	(2)
Ending Balance as of December 31, 2021	$10,354
Change in Fair Value(1)	(2,909)
Currency translation adjustment	(649)
Conversion to C-2 Notes	(6,796)
Ending Balance as of December 31, 2022	$—
(1)	The change in fair value from remeasuring the OPG Note is recorded within other expense, net on the condensed consolidated statements of operations and comprehensive loss.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

SAFE Liability:

Beginning balance as of January 1, 2021	$—
Issuance of SAFE Agreement	33,000
Change in Fair Value(1)	3,667
Conversion of SAFE Agreement to Series B Preferred Units	(36,667)
Ending Balance as of December 31, 2021	$—
(1)	The change in fair value from remeasuring the SAFE Liability is recorded within other expense, net on consolidated statements of operations and comprehensive loss.

Series B Call Option Liability:

Beginning balance as of January 1, 2021	$—
Issuance of Series B Call Options	2,438
Change in Fair Value(1)	(2,260)
Currency translation adjustment	(178)
Ending Balance as of December 31, 2021	$—
(1)	The change in fair value from remeasuring the Series B Call Option Liability is recorded within other expense, net on consolidated statements of operations and comprehensive loss.

June 2022 Warrants:

Beginning balance as of January 1, 2022	$—
Issuance of June 2022 Warrants	2,168
Change in Fair Value(1)	6,143
Ending Balance as of December 31, 2022	$8,311
(1)	The change in fair value from remeasuring the June 2022 Warrant Liability is recorded within other expense, net on consolidated statements of operations and comprehensive loss.

C-1 Notes:

Beginning balance as of January 1, 2022	$—
Issuance of C-1 Notes	57,350
Change in Fair Value recognized in other expense, net(1)	(2,192)
Change in Fair Value attributable to instrument-specific credit risk recognized in other comprehensive income(1)	(6,372)
Ending Balance as of December 31, 2022	$48,786
(1)	As the fair value option is elected for the C-1 Notes, the change in fair attributable to instrument-specific credit risk is recorded within other comprehensive income or loss. The remaining change in fair value is recorded within other expense, net on the consolidated statements of operations and comprehensive loss.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

C-2 Notes:

Beginning balance as of January 1, 2022	$—
Issuance of C-2 Notes	85,000
Change in Fair Value recognized in other expense, net(1)	895
Change in Fair Value attributable to instrument-specific credit risk recognized in other comprehensive income(1)	(405)
Payable in-kind interest	512
Ending Balance as of December 31, 2022	$86,002
(1)	As the fair value option is elected for the C-2 Notes, the change in fair value attributable to instrument-specific credit risk is recorded within other comprehensive income or loss. The remaining change in fair value is recorded within other expense, net on the consolidated statements of operations and comprehensive loss.

Valuation Techniques and Significant Unobservable Inputs

A significant increase or decrease in any of the significant unobservable inputs used in the fair value measurement of the warrant liabilities, C-1 Notes or C-2 Notes would result in a significantly higher or lower fair value measurement.

OPG Note

The fair value of the OPG Note is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the OPG Note as of December 31, 2021 were as follows:

Significant Inputs	Range
Discount rate	7.1% – 11.8%

June 2022 Warrants

The fair value of the June 2022 Warrants is based on a probability weighted expected return method including go public and remain private scenarios. The range of significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the June 2022 Warrants as of December 31, 2022, were as follows:

Significant Inputs	Range
Cost of equity	40.00%
Expected term (years)	0.37 – 5.00
Equity volatility	42.00%
Risk-free rate	3.91%

C-1 Notes

The fair value of the C-1 Notes is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the C-1 Notes as of December 31, 2022 were as follows:

Significant Inputs	Range
Discount rate	21.7% – 21.9%

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

C-2 Notes

The fair value of the C-2 Notes is based on a probability weighted expected return method including go public and remain private scenarios. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the C-2 Notes as of December 31, 2022 were as follows:

Significant Inputs	Range
Discount rate	21.5%
Equity volatility	45.0%
Risk-free rate	4.3%

NOTE 16 — RELATED PARTY TRANSACTIONS

Officer Fees

The Company signed a Professional Services Agreement with an officer and member to receive professional consulting and advising services for a period of three years beginning January 1, 2020 for a fixed fee of $0.1 million per quarter. For the years ended December 31, 2022, 2021 and 2020, the Company incurred $0.4 million, $0.3 million, and $0.3 million, respectively, of consulting fees to the officer which was included in selling, general and administrative expenses. As of December 31, 2022 and 2021, there was zero and $0.1 million, respectively, within due to related parties associated with this fee.

Officer Investments

During the year ended December 31, 2021, the Company received $5.0 million from an officer and member from the issuance of Series B Preferred Units. During the year ended December 31, 2020, the Company received capital contributions from an officer and member in the amount of $2.6 million.

IBX, LLC

The Company entered into an agreement to receive general and administrative services from a related party, IBX, LLC, whom share a common member of management with the Company. The services include, but are not limited to, assistance with capital raise activities and proposal activities. For the years ended December 31, 2022, 2021, and 2020, the Company incurred general and administrative costs to IBX, LLC in the amount of $0.8 million, $0.3 million and $1.5 million for these services. For the year ended December 31, 2022, $0.7 million of these expenses were recorded within selling, general and administrative expenses and $0.1 million of these expenses were recorded within other expense, net. For the year ended December 31, 2021, $0.3 million of these expenses were recorded within selling, general and administrative expenses. For the year ended December 31, 2020, $1.2 million of these expenses were recorded within selling, general and administrative expenses and $0.3 million were recorded within direct costs. As of December 31, 2022 and 2021, $0.2 million and $0.3 million due to IBX, Inc. was included within due to related parties, respectively.

The Company entered into an agreement to provide proposal consulting and accounting support services to a related party, IBX, LLC. For the year ended December 31, 2022 and 2021, the Company recognized $0.1 million and $0.2 million, respectively, within other expense, net associated with these services. As of December 31, 2022 and 2021, there was zero and $0.2 million, respectively, recorded within due from related parties related to IBX, LLC revenue.

Aerotherm, Inc.

The Company entered into a contract to receive consulting services from a related party, Aerotherm, Inc., whom share a common member of management with the Company. During the years ended December 31, 2022, 2021, and 2020, the Company incurred subcontracting costs to Aerotherm, Inc. in the amount of $0.9 million, $0.1 million, and $0.8 million, respectively for these services. For the year ended December 31, 2022, $0.8 million of these expenses were recorded within direct costs and $0.1 million of these expenses were recorded within selling, general and administrative expenses. For the year ended December 31, 2021, $0.1 million of these expenses were recorded within direct costs. For the year ended December 31, 2020, $0.6 million of these expenses were recorded within direct costs and $0.2 million were recorded within selling, general and administrative expense. As of December 31, 2022 and 2021, $0.1 million was due to Aerotherm, Inc. and was included within due to related parties.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

Hatch Associate Consultants, Inc

The Company entered into an agreement to receive support services related to the DoE Advanced Reactor Demonstration Program (“ARDP”) from a Series B preferred holder, Hatch Associates Consultants, Inc (“Hatch”). The services include, but are not limited to, project management, quality assurance management, cost control management and program risk management. During the years ended December 31, 2022 and 2021, the Company incurred costs to Hatch in the amount of $27.0 million and $12.7 million, respectively, for these services. For the year ended December 31, 2022, $26.9 million of these expenses were recorded in direct costs and $0.1 million were recorded within selling, general, and administrative expenses. For the year ended December 31, 2021, $12.5 million of these expenses were recorded within direct costs and $0.2 million were recorded within selling, general and administrative expenses. As of December 31, 2022 and 2021, $10.7 million and $3.4 million due to Hatch Associates Consultants, Inc. was included within due to related parties.

Zachry Nuclear Engineering, Inc.

The Company entered into an agreement to receive support services related to the DoE ARDP from a Series B preferred holder, Zachry Nuclear Engineering, Inc (“Zachry”). The services include, but are not limited to, site design and pre-construction activities, such as safety and licensing analysis support, engineering management and oversight, and system design services. During the years ended December 31 2022 and 2021, the Company incurred costs to Zachry in the amount of $8.4 million and $2.9 million, respectively, for these services, which are recorded within direct costs. As of December 31, 2022 and 2021, $1.5 million and $1.4 million, respectively, due to Zachry was included within due to related parties.

Burns & McDonnell

The Company entered into an agreement to receive support services related to the DoE ARDP from a Series B preferred holder, Burns & McDonnell Engineering Company, Inc (“Burns & McDonnell”). The services include, but are not limited to, preliminary design support and pre-construction support. During the years ended December 31, 2022 and 2021, the Company incurred costs to Burns & McDonnell in the amount of $8.0 million and $2.7 million, respectively, for these services. For the year ended December 31, 2022, $8.0 million of these expenses were recorded in direct costs. For the year ended December 31, 2021, $2.6 million of these expenses were recorded within direct costs and $0.1 million of these expenses were recorded within selling, general and administrative expenses. As of December 31, 2022 and 2021, $1.7 million due to Burns & McDonnell was included within due to related parties.

Dow Chemical Company

During 2022, the Company entered into a non-binding letter of intent with Dow Chemical Company (“Dow”), a warrant holder, to develop a small modular nuclear reactor at one of Dow’s U.S. Gulf Coast sites. For the year ended December 31, 2022, the revenues associated with the contract are $0.2 million. As of December 31, 2022, $0.2 million due from Dow was included within due from related parties.

Desbuild Construction, Inc.

During 2022, the Company engaged Desbuild Construction, Inc (“Desbuild”) for construction-related services for the Company’s reactor fleet management, monitoring and training facility in Frederick, Maryland. The owner of Desbuild is the brother of a member of management of the Company. The services from Desbuild include, but are not limited to, demolition and design services for the build out of this facility. During the year ended December 31, 2022, the Company recorded $0.2 million associated with these services as leasehold improvements within property and equipment, net.

IX, LLC Joint Venture

During 2021, the Company entered into a joint venture with Intuitive Machines, Inc. to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. Refer to Note 19 – Variable Interest Entity, for further disclosure of this joint venture. In 2022, the Company entered into a subcontract agreement with the joint venture entity to design the reactor and shielding concepts to meet power and radiation environment requirement for nuclear fission power plant on the moon. Revenues associated with this JV were $0.1 million, and direct costs were $0.1 million. As of December 31, 2022, there was $0.2 million due from Intuitive Machines included in due from related parties.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

See Note 8 for disclosure related to loans from related parties. See Note 9 for disclosure related to leases with related parties.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Incurred Cost Audits

The Company predominantly performs contract services for the DoE. The Company’s costs incurred on such contracts with the DoE are subject to final incurred cost audits prior to the close out of the award as specified in such contracts. Billings under this contract are based on provisional rates that permit recovery of allowable overhead, and general and administrative expenses not exceeding certain limits. These rates are subject to review by the government on an annual basis. When final determination and approval of the allowable rates have been made, billings may be adjusted.

During 2021, the Defense Contract Audit Agency (“DCAA”) audited the Company’s incurred costs for fiscal years 2016 through 2019. In the audit report to the DoE, the DCAA questioned a total of $0.5 million of X-energy’s claimed costs. In May 2022, the Company submitted additional supporting information to substantiate these costs. As of the date of this filing, the Company has not received a response regarding these cost audits.

Investigations and Litigation

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. The Company is not, to the best of its knowledge, presently a party to any legal proceedings that, if determined adverse to the Company, would individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows.

NOTE 18 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures are as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Cash paid for interest	$2,365	$1,900	$—
Cash paid for taxes	—	—	—

Non-Cash Investing and Financing Activities:
Conversion of OPG Note to C-2 Notes	$10,000	$—	$—
Conversion of SAFE Agreement into Series B Convertible Preferred Units	—	36,667	—
Issuance of Series B Call Option Liability	—	2,438	—
Issuance of June 2022 Warrant	2,168	—	—
Issuance of OPG Warrant	2,664	—	—
Accrued debt issuance costs	4,478	—	—
Accrued deferred transaction costs	3,282	—	—

NOTE 19 — VARIABLE INTEREST ENTITY

The Company determines whether entities in which it has invested meet the criteria of a variable interest entity or “VIE” at the start of each new venture and when a reconsideration event has occurred. A VIE is a legal entity that satisfies any of the following characteristics: (a) the legal entity does not have sufficient equity investment at risk; (b) the equity investors at risk as a group, lack the characteristics of a controlling financial interest; or (c) the legal entity is structured with disproportionate voting rights.

The Company consolidates a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

X-Energy Reactor Company, LLC

Notes to Consolidated Financial Statements

IX, LLC

The Company participates in IX, LLC (“IX, LLC”) with Intuitive Machines, Inc. (Intuitive Machines”), an aerospace engineering company servicing NASA and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure. The Company holds a 49% interest in IX, LLC and Intuitive Machines holds a 51% interest. The co-founder and executive chairman of Intuitive Machines is also the co-founder and current member management of the Company. Intuitive Machines and the Company are common controlled entities. The Company has determined that IX, LLC is a variable interest entity and the Company is not the primary beneficiary, as the Company is not the most closely associated entity to the significant activities of IX, LLC within the related party group. Therefore, IX, LLC is accounted for as an equity method investment.

IX, LLC was formed in 2021 to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. In the third quarter of 2022, IX, LLC received one of three awards from NASA to design a 40kW fission surface power system for the lunar surface. As of the year ended December 31, 2022, IX, LLC had no significant activity due to the start-up nature of the joint venture.

NOTE 20 — SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated subsequent events to determine if any require recognition or disclosure. Subsequent events have been evaluated through March 24, 2023, the date the financial statements were available to be issued.

Issuance of C-2 Notes

On February 22, 2023, the Company issued an additional $28.0 million principal amount of C-2 Notes. The $28.0 million principal amount of C-2 Notes have a maturity date of September 30, 2025, and accrue interest at 10% per annum and will automatically convert into common equity securities of the surviving public company based on the conversion price and ratio established in the BCA in the event of the SPAC transaction.

Bank of New York Credit Facility Amendment

On January 16, 2023, the Company entered into an amendment to the Bank of New York Credit Facility which increases the fee the Company is required to pay to Ghaffarian Enterprises, LLC to 9.75% per annum of the $30.0 million maximum principal amount from December 24, 2022 through when the Credit Support Guarantees are terminated. The date at which Ghaffarian Enterprises, LLC is entitled to terminate the guaranty was extended to the earlier to occur of June 30, 2024 or the completion of one or more transactions as a result of which X-energy raises on or after January 1, 2022, $300.0 million or more of capital or funding, whether as a result of the sale of equity, borrowing of funds, or otherwise.

New Operating Lease

The Company entered into a new operating lease agreement with a third party for additional office space. The lease agreement is for the occupation of 49,412 square feet commencing in March 2023, with an initial term of 64 months ending August 2028 and the option of two additional three-year terms.

Amendment to the BCA (unaudited)

On June 11, 2023, the Company executed an amendment to the BCA. As a result of the amendment, the base purchase price decreased from approximately $2.1 billion to $1.8 billion.

Unit-based Compensation (unaudited)

On June 11, 2023, the Company amended its profit interest units which increased the participation threshold and added a SPAC merger transaction as a triggering event for the catch-up distribution discussed in Note 14.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except unit amounts)

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$53,639	$72,788
Accounts receivable	21,902	3,849
Unbilled receivables	26,959	35,342
Prepaid and other current assets	3,241	2,773
Due from related parties	810	441
Deferred transaction costs	11,180	5,564
Total current assets	117,731	120,757
Property and equipment, net	1,751	875
Operating lease right-of-use assets	7,198	5,088
Total Assets	$126,680	$126,720
LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ DEFICIT
Current liabilities
Short-term borrowings	$33,673	$32,353
Accounts payable	1,163	2,256
Accrued liabilities	35,850	28,722
Due to related parties	16,959	14,669
Total current liabilities	87,645	78,000
Long-term liabilities
Long-term debt	172,373	134,788
Long-term operating lease liability	4,700	2,338
Warrant liability	8,863	8,311
Total Liabilities	273,581	223,437
Commitments and Contingencies (Note 16)
Mezzanine equity
Series A preferred units: 90,981,975 units authorized; 90,625,588 units issued and outstanding as of March 31, 2023 and December 31, 2022	218,408	218,408
Series B preferred units: 19,500,000 units authorized; 11,643,171 units issued and outstanding as of March 31, 2023 and December 31, 2022	101,382	101,382
Total mezzanine equity	319,790	319,790
Members’ deficit
Members’ equity (Class A common units: 127,000,000 units authorized, 3,128,026 units issued and outstanding as of March 31, 2023 and December 31, 2022. Class B common units: 10,099,603 units authorized, zero units issued and outstanding as of March 31, 2023 and December 31, 2022)	1,800	1,800
Additional paid in capital	7,144	7,451
Accumulated deficit	(481,724)	(432,763)
Accumulated other comprehensive income	6,089	7,005
Total members’ deficit	(466,691)	(416,507)
Total liabilities, mezzanine equity, and members’ deficit	$126,680	$126,720

See accompanying notes to unaudited condensed consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except unit amounts)

	Three Months
	Ended March 31,
	2023	2022
Revenues	$29,086	$27,694
Operating expenses
Direct costs	42,423	36,085
Selling, general and administrative	18,560	10,894
Research and development	860	841
Total operating expenses	61,843	47,820
Operating loss	(32,757)	(20,126)
Other expense
Interest expense	(5,669)	(441)
Other income (expense), net	(10,535)	255
Total other expense	(16,204)	(186)
Net loss	$(48,961)	$(20,312)
Net loss per unit
Basic and diluted	$(15.65)	$(6.49)
Weighted average common units outstanding
Basic and diluted	3,128,026	3,128,026
Other comprehensive income (loss)
Foreign currency translation adjustment	13	(27)
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	(929)	—
Comprehensive loss	(49,877)	(20,339)

See accompanying notes to unaudited condensed consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT AND MEZZANINE EQUITY

(unaudited, in thousands, except units)

	Class A Common Units		Additional Paid in	Accumulated	Accumulated Other Comprehensive	Total Members’	Series A Preferred Units		Series B Preferred Units		Total Mezzanine
	Units	Amount	Capital	Deficit	Income (Loss)	Deficit	Units	Amount	Units	Amount	Equity
Balance, January 1, 2022	3,128,026	$1,800	$257	$(310,523)	$(1)	$(308,467)	90,625,588	$218,408	11,643,171	$101,382	$319,790
Unit Based Compensation	—	—	42	—	—	42	—	—	—	—	—
Net Loss	—	—	—	(20,312)	—	(20,312)	—	—	—	—	—
Foreign Currency Translation Adjustment	—	—	—	—	(27)	(27)	—	—	—	—	—
Balance, March 31, 2022	3,128,026	$1,800	$299	$(330,835)	$(28)	$(328,764)	90,625,588	$218,408	11,643,171	$101,382	$319,790

Balance, January 1, 2023	3,128,026	$1,800	$7,451	$(432,763)	$7,005	$(416,507)	90,625,588	$218,408	11,643,171	$101,382	$319,790

Unit Based Compensation	—	—	(307)	—	—	(307)	—	—	—	—	—
Net Loss	—	—	—	(48,961)	—	(48,961)	—	—	—	—	—
Changes in fair value of liabilities under fair value option attributable to changes in instrument specific credit risk	—	—	—	—	(929)	(929)	—	—	—	—	—
Foreign Currency Translation Adjustment	—	—	—	—	13	13	—	—	—	—	—
Balance, March 31, 2023	3,128,026	$1,800	$7,144	$(481,724)	$6,089	$(466,691)	90,625,588	$218,408	11,643,171	$101,382	$319,790

See accompanying notes to unaudited condensed consolidated financial statements.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(48,961)	$(20,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95	21
Unit-based compensation	(307)	42
Debt issuance costs on fair value option C-2 Notes	1,125	—
Paid in-kind interest	2,388	—
Mark-to-market loss on warrant liability	552	—
Mark-to-market gain on OPG Note	—	(321)
Mark-to-market loss on C-1 Notes	2,357	—
Mark-to-market loss on C-2 Notes	7,902	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(9,659)	233
Prepaid and other current assets	(468)	6
Due from related parties	(369)	260
Operating lease right-of use assets	742	502
Accounts payable and accrued liabilities	6,393	(2,947)
Due to related parties	2,290	290
Long term operating lease liability	(375)	(548)
Net cash used in operating activities	(36,295)	(22,774)
Cash flows from investing activities:
Purchase of property and equipment	(971)	(116)
Net cash used in investing activities	(971)	(116)
Cash flows from financing activities:
Repayments on lines of credit	(3,077)	—
Borrowings from lines of credit	406	85
Proceeds from C-1 Notes	—	5,000
Proceeds from C-2 Notes	28,000	—
Payment of transaction costs	(2,735)	—
Payment of debt issuance costs	(4,478)	—
Net cash provided by financing activities	18,116	5,085
Net effect of exchange rate	1	104
Net decrease in cash and cash equivalents	(19,149)	(17,701)
Cash and cash equivalents at beginning of period	72,788	35,805
Cash and cash equivalents at end of period	$53,639	$18,104

See accompanying notes to unaudited condensed consolidated financial statements.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Company Overview

X-energy Reactor Company, LLC (“X-energy” or the “Company” or “its”) was founded in 2018 and is headquartered in Rockville, Maryland. The Company is a leading developer of advanced small modular nuclear reactors and fuel technology for clean energy generation.

The Company has one wholly owned subsidiary, X-energy, LLC, which supports the Company’s operations in the United States. X-energy, LLC has two wholly owned subsidiaries: X-energy Canada, Inc. which primarily supports the development, demonstration, and deployment of small modular reactors in Canada, and TRISO-X, LLC which primarily supports nuclear fuel fabrication. The Company also has one joint venture, IX, LLC, formed with the members of Intuitive Machines, LLC, of which the Company owns 49%.

On December 5, 2022, the Company entered into a Business Combination Agreement (“BCA”) with Ares Acquisition Corporation (“AAC”), a publicly traded special purpose acquisition company (“SPAC”), to effect a merger of the Company and AAC. The merger transaction is expected to be completed in the third quarter of 2023, following the receipt of the required approval by AAC shareholders and the fulfillment of other customary closing conditions.

Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In recent years, the Company has incurred and expects to continue to incur net losses and negative operating cash flow. During the three months ended March 31, 2023, the Company incurred net losses of $49.0 million and net cash used in operations was $36.3 million. The Company’s cash and cash equivalents balance as of March 31, 2023 was $53.6 million. Management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses. Consequently, the Company’s continued existence is dependent upon its ability to obtain additional capital to support its ongoing operations.

Historically, the Company’s primary source of funding to support its operations has been contributions and loans from a member, as well as capital raises. The Company completed a successful capital raise by issuing convertible debt during the three months ended March 31, 2023, in which the Company generated an aggregate of $28.0 million of gross proceeds. Additionally, as described above, the Company entered into the BCA on December 5, 2022 with AAC. Following the fulfilment of customary closing conditions and the required approval by AAC’s shareholders, the Company expects to complete the merger. Given that the closing of the transaction requires a number of conditions that are outside of the Company’s control, management has not considered it in determining the Company’s ability to continue as a going concern.

While the Company has historically been successful in obtaining the capital necessary to support its operations, there is no assurance that the Company will be able to secure additional capital or other financing in the future. Accordingly, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation

The interim condensed consolidated financial statements for X-Energy Reactor Company, LLC as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, include the accounts of the Company’s wholly owned and consolidated subsidiaries. The interim condensed consolidated financial statements have been prepared pursuant to the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The accompanying unaudited interim condensed consolidated financial statements, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which are necessary to fairly state the Company’s financial position, results of operations, and cash flows. The interim condensed consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC standards for interim reporting. The disclosures provided herein should be read in conjunction with the Company’s latest annual financial statements.

Use of Estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include estimates of amortization and depreciation, estimates of costs to complete long-term contracts and the associated revenues, the valuation of unit-based compensation, preferred units, warrants, and liabilities measured at fair value. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgments that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Certain Significant Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company generally does not require collateral to support the obligations of the counterparties and cash levels held at banks may be in excess of federally insured limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents at highly rated financial institutions. The Company has not experienced material losses on its deposits of cash and cash equivalents. Further, the Company’s revenue and credit relationships are primarily concentrated within the United States Government which represents a concentration risk but a low credit risk.

Total revenues for the three months ended March 31, 2023 and 2022 were $29.1 million and $27.7 million, respectively. During the periods presented, one customer, the U.S. Government, accounted for more than 10% of the Company’s total revenue as of March 31, 2023 and 2022, and the net accounts receivable outstanding as of March 31, 2023 and December 31, 2022. The Department of Energy (“DoE”) related revenues accounted for $27.8 million and $21.5 million for the three months ended March 31, 2023 and 2022, respectively. The DoE-related billed accounts receivable were $21.0 million and $3.5 million as of March 31, 2023 and December 31, 2022, respectively, and the DoE-related unbilled accounts receivable were $26.8 million as of March 31, 2023 and $35.0 million as of December 31, 2022. The Department of Defense (“DoD”) related revenues accounted for $0.2 million and $6.0 million for the three months ended March 31, 2023 and 2022, respectively. The DoD-related billed accounts receivable were $0.2 million as of March 31, 2023 and zero as of December 31, 2022, and the DoD-related unbilled accounts receivable were immaterial as of March 31, 2023 and December 31, 2022.

Refer to Note 3 — Revenue Recognition for further disaggregation of revenue for the three months ended March 31, 2023 and 2022.

Effects of COVID-19

The worldwide spread of COVID-19 has created significant global economic uncertainty and resulted in a global slowdown of economic activity which has decreased demand for a broad variety of goods and services, while also disrupting sales channels, marketing activities and general business operations for an unknown period of time until the disease is contained. At this point, the extent to which COVID-19 may impact the Company’s future financial condition or results of operations is uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates, judgments or adjust the carrying value of its assets or liabilities. Given the nature of the business, the impacts of

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

COVID-19 have not had a specific impact on the Company’s financial performance. These estimates may change as new events occur and additional information is obtained and will be recognized in the financial statements as soon as they become known.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The components of the Company’s other comprehensive income (loss) consist of foreign currency translation adjustments and the change in fair value of financial liabilities under the fair value option attributable to changes in instrument-specific credit risk.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash deposits, cash held in financial institutions and short-term investments purchased with an original maturity of three months or less. The carrying value of cash equivalents approximates fair value because of the short-term nature of these investments. The Company maintains its cash in bank deposit accounts with high credit quality financial institutions which, at times, may exceed the federally insured limit. The Company does not believe it is exposed to any significant credit risk regarding these deposits.

Accounts Receivable

Accounts receivable are presented at the invoiced receivable amounts, less any allowance for any potential expected uncollectible amounts, and do not bear interest. The Company estimates allowance for doubtful accounts based on the credit worthiness of each customer, historical collections experience, forward looking information, and other information, including the aging of the receivables. The Company grants uncollateralized credit in the form of accounts receivable to its customers. The Company’s receivables are heavily concentrated in one account due from one agency of the United States Government, the DoE. Historically, the Company has not experienced any significant credit-related losses or bad debts, and management does not believe that any government agencies represent a significant credit risk. Accordingly, historical write-offs of accounts receivable have not occurred and as of March 31, 2023 and December 31, 2022, no reserve was recorded.

Prepaid and Other Current Assets

Prepaid and other current assets, primarily consisting of prepaid service fees and other general prepayments, amounted to $3.2 million and $2.8 million as of March 31, 2023 and December 31, 2022, respectively.

Deferred Financing Costs

The Company has recorded deferred financing costs incurred in conjunction with its debt obligations, which are held at amortized cost. The Company amortizes deferred financing costs over the remaining life of the related debt using the straight-line method, which is recorded within interest expense. The Company’s deferred financing costs have been fully amortized as of March 31, 2023 and December 31, 2022.

Debt issuance costs associated with debt obligations remeasured at fair value at each reporting period under the fair value option are expensed in the period incurred. For the three months ended March 31, 2023, the Company incurred $1.1 million in debt issuance costs associated with the C-2 Notes. For the three months ended March 31, 2022, the Company incurred an immaterial amount of debt issuance costs associated with the C-1 Notes. Debt issuance costs are recorded within interest expense on the condensed consolidated statements of operations and comprehensive loss.

Deferred Transaction Costs

The Company capitalizes qualified legal, accounting, and other direct and incremental costs related to the transaction with AAC described in Note 1. These costs are deferred until completion of the SPAC transaction.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Equity Method Investment

The equity method of accounting is used for an investment in an entity that the Company does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company’s proportionate share of net income or loss of the entity is included in the condensed consolidated statements of operations and comprehensive loss. The Company’s carrying value in an equity method investment is reported as an investment on the Company’s condensed consolidated balance sheets. As of March 31, 2023 and December 31, 2022, the Company’s equity method investment is immaterial.

Property and Equipment, net

Property and equipment, net is stated at cost, less accumulated depreciation and amortization and any accumulated impairments. Depreciation and amortization is recognized using the straight-line method over the following estimated useful lives of assets and is recorded within selling, general, and administrative expenses on the condensed consolidated statements of operations and comprehensive loss:

Asset	Useful Life
Computer equipment and software	3 – 5 years
Office furniture and fixtures	2 – 7 years
Leasehold improvements	Shorter of lease term or 10 years

The costs of maintenance and repairs that do not materially prolong the useful life of an asset are expensed as incurred. Asset betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization is written off, and any gain or loss on disposal is included in operating expenses. No material gains or losses related to the sale of assets have been recognized in the accompanying condensed consolidated statements of operations and comprehensive loss. Accumulated depreciation and amortization has a balance of $0.4 million and $0.3 million as of March 31, 2023 and December 31, 2022, respectively.

Government Land Grants

US GAAP for profit-oriented entities does not define government grants, nor is there specific guidance applicable to government grants. Under the Company’s accounting policy for government grants and consistent with non-authoritative guidance, the Company recognizes government grants when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. For government grants related to land, the Company recognizes the government grant by recognizing land with an offsetting reduction to land.

Impairment of Long-Lived Assets

Long-lived assets, primarily consisting of property and equipment, net and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may be greater than fair market value as of the reporting date. Such events or circumstances may include significant decreases in the market price of the asset, significant adverse changes in the business climate or legal factors, accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset, current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset, or a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the carrying value of a long-lived asset is not recoverable (i.e., it exceeds the expected future undiscounted cash flows), it is impaired and the impairment loss is measured as the difference between the carrying value and fair value. No impairment losses were recognized during the three months ended March 31, 2023 and 2022.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Deferred Revenue

The Company recognizes a contract liability, referred to as deferred revenue in its condensed consolidated financial statements, when the Company receives prepayment by customers for services that have yet to be delivered or completely delivered. As of March 31, 2023 and December 31, 2022, the Company’s deferred revenue was immaterial.

Financial Instruments and Fair Value Measurements

The carrying amount reflected in the Company’s condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturities of these instruments. For the Company’s financial assets or liabilities that are carried at fair value and remeasured on a recurring basis, it utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company estimates fair value based on assumptions that active market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Fair value measurements are categorized according to the criteria below based on the lowest level of input that is significant to the overall fair value measurement of the instrument:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date
●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
●	Level 3 inputs: Unobservable inputs for the asset or liability are used to measure fair value to the extent those observable inputs are not available, thereby allowing for situations in which there is minimal, if any, market activity for the asset or liability at the measurement date.

Refer to Note 14 — Fair Value Measurements for the financial assets and liabilities that are recorded at fair value on a recurring basis within the condensed consolidated balance sheets. Refer to Note 7 — Debt for the disclosure for the fair value of long-term debt that is measured at cost in the condensed consolidated balance sheets.

Segments

For the three months ended March 31, 2023 and 2022, the Company viewed its operations and managed its business as one operating segment consistent with how its chief operating decision-maker, its Chief Executive Officer, makes decisions regarding resource allocation and assessing performance. As of March 31, 2023 and December 31, 2022, substantially all of its assets, as well as the Company’s headquarters and primary operations, are located in the United States.

Revenue and Cost Recognition

The Company generates substantially all of its revenue from contracts with the U.S. Government. A majority of the Company’s contracts with the U.S. Government are generally subject to the Federal Acquisition Regulation (“FAR”) and are competitively priced based on estimated costs of providing the contractual goods or services.

The Company accounts for a contract when the parties have approved the contract and are committed to perform on it, the rights of each party and the payment terms are identified, the contract has commercial substance, and collection of substantially all of the consideration is probable.

At contract inception, the Company determines whether the goods or services to be provided are to be accounted for as a single performance obligation or as multiple performance obligations. This evaluation requires professional judgment, and it may impact the

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

timing and pattern of revenue recognition. Substantially all of the Company’s contracts call for multiple promises that are highly integrated and as such, are typically accounted for as a single performance obligation.

The Company generally recognizes revenue over time throughout the performance period as the customer simultaneously receives and consumes the benefits provided on services-type revenue arrangements. This continuous transfer of control for U.S. Government contracts is supported by the unilateral right of the customer to terminate the contract for a variety of reasons without having to provide justification for its decision. An input method is typically used based on costs incurred to approximate the progress towards complete satisfaction of the performance obligation. For services-type revenue arrangements in which the Company has a right to consideration from a customer that corresponds directly with the value of the Company’s performance completed to date, the Company has elected the right to invoice practical expedient. When a performance obligation is billed using a time-and-materials contract type, the Company uses the right to invoice practical expedient to input progress measures to estimate revenue earned based on hours worked in contract performance at negotiated billing rates.

Certain costs may be excluded from the cost-to-cost method of measuring progress, such as significant costs for uninstalled materials, if such costs do not depict the performance of the Company in transferring control of goods or services to the customer. When estimates of total costs to be incurred on a contract exceed total revenue, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Contract modifications are reviewed to determine whether they should be accounted for as part of the original performance obligation or as a separate contract. When a contract modification changes the scope or price and the additional performance obligations are at their standalone selling price, the original contract is terminated and the Company accounts for the change prospectively when the new goods or services to be transferred are distinct from those already provided. When the contract modification includes goods or services that are not distinct from those already provided, the Company records a cumulative adjustment to revenue based on a remeasurement of progress towards the complete satisfaction of the not yet fully delivered performance obligation.

Direct Costs

Direct costs on the condensed consolidated statements of operations and comprehensive loss include all costs directly attributable to the completion of contracts, such as direct labor, direct materials and subcontracting costs.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources; rent relating to the Company’s office space; professional fees and other general corporate costs.

Other Income (Expense), net

Other income (expense), net for the three months ended March 31, 2023 and 2022 consists of the following (in thousands):

	2023	2022
Foreign currency translation losses	$(14)	$(18)
Mark-to-market loss on Series C-1 Convertible Notes(1)	(2,357)	—
Mark-to-market loss on Series C-2 Convertible Notes(1)	(7,902)	—
Mark-to-market gain on OPG Note(1)	—	321
Mark-to-market loss on warrant liabilities(1)	(552)	—
Interest income	39	1
Other income (expense)	251	(49)
Total other income (expense), net	$(10,535)	$255

(1) Refer to Note 14 — Fair Value Measurements.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Research and Development

The Company conducts research and development activities related to the development and improvement of existing and future technologies pertaining to nuclear reactor and fuel design engineering. The costs incurred for conducting the research and development primarily include equipment, material, and labor hours. It also includes rent, maintenance, depreciation of facilities and equipment and other allocated overhead expenses. Such costs of research and development are expensed in the period incurred. The Company’s research and development expenses amounted to $0.9 million and $0.8 million for the three months ended March 31, 2023 and 2022, respectively.

Earnings Per Unit

Basic earnings per unit (“EPU”) is calculated as income available to common unitholders divided by the weighted average number of common units outstanding during the period. Diluted EPU is calculated using the treasury stock, if-converted, or two-class method, as applicable for common unit equivalents. However, the common unit equivalents are not included in computing diluted EPU if the result is anti-dilutive.

Leases

The Company leases facilities including office space under non-cancelable lease contracts with terms greater than 12 months and the Company has classified these leases as operating leases. The Company does not have any finance leases. When determining lease term, the Company considers any options to extend or terminate the lease when it is reasonably certain the Company will exercise such options.

Upon transition to ASC 842, the Company elected the package of practical expedients as permitted under the transition guidance, which allowed the Company to carry forward the historical lease classification, not to reassess whether expired or expiring contracts are or contain leases, and not to reassess the treatment of initial direct costs for existing leases. The Company also elected to account for lease and non-lease components as a single lease component. Leases with an initial term of 12 months or less will not be included within the lease right-of-use assets and lease liabilities recognized on the condensed consolidated balance sheets, and instead the lease payments for those short-term leases will be recognized on a straight-line basis over the lease term.

Lease right-of-use assets are calculated as the net present value of future payments plus any capitalized initial direct costs less any tenant improvements or lease incentives. Lease liabilities are calculated as the net present value of future payments. For leases that do not provide an implicit rate, the Company uses the incremental borrowing rate to calculate the lease liability. Upon lease modification, the Company remeasures the right-of-use asset and lease liability as of the modification date.

Lease expense for minimum operating lease payments is recognized on a straight-line basis over the lease term. Any variable non-lease components are not included within the lease right-of-use asset and lease liability on the condensed consolidated balance sheets and instead are reflected as an expense in the period incurred.

Loss Contingencies

The Company accrues liabilities for loss contingencies when it is probable that a loss has been incurred on account of investigations, litigation, disputes, or claims related to its business activities and the amount of loss is reasonably estimable. When the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is a reasonable possibility that a loss or additional loss may have been incurred. The Company’s future earnings could be affected by changes in the assessments of the probability of a loss and/or changes in the estimates related to such matters.

Refer to Note 3 — Revenue Recognition for further information regarding the accrued contract loss recorded in the condensed consolidated financial statements.

Unit-Based Compensation

Unit-based compensation represents costs related to unit-based awards granted to employees, consultants, and directors. The Company recognizes unit-based compensation based upon the estimated fair value of awards. Forfeitures are accounted for as they

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

occur. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period. Unit-based compensation cost is recognized as selling, general, and administrative expense within the condensed consolidated statement of operations and comprehensive loss.

Foreign Currency Translation

The functional currency of the Company’s foreign operation is the reported local currency. Translation adjustments result from translating the Company’s foreign subsidiary’s financial statements into United States dollars. The balance sheet accounts of the Company’s foreign subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates for each month during the fiscal year. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income (loss) in members’ deficit. Business is generally transacted in a single currency not requiring meaningful currency translation costs.

Income Taxes

The Company is a limited liability company which is classified as a partnership for U.S. federal and state income tax purposes. Accordingly, the Company’s U.S. operations are not subject to income taxes in the U.S. The Company’s owners separately account for their pro rata share of the Company’s income, deductions, losses and credits annually. The Company’s foreign operations are subject to income taxes in the foreign jurisdictions in which they operate.

The Company accounts for income taxes under the asset and liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it is believed that these assets are more- likely-than-not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. A valuation allowance is provided for if it is determined that it is more-likely- than- not that the deferred tax asset will not be realized.

The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Derecognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more likely-than-not threshold of being sustained. The Company records interest (and penalties where applicable), net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense in the condensed consolidated statements of operations and comprehensive loss.

Accounting Principles Recently Adopted

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606 as if the acquiring entity had originated the contracts. The guidance in ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted ASU 2021-08 on January 1, 2023, and there was no material impact on the condensed consolidated financial statements.

Accounting Principles Not Yet Adopted

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements (“ASU 2023-01”), which requires that leasehold improvements associated with common control leases be amortized over the useful life of the leasehold

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

improvements to the common control group, regardless of the lease term. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods for those fiscal years. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

In March 2023, the FASB issued ASU No. 2023-02, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (“ASU 2023-02”). ASU 2023-02 permits reporting entities to elect to account for their tax equity investments, regardless of the tax credit program from which the income tax credits are received, using the proportional amortization method if certain conditions are met. ASU 2023-02 is effective for fiscal years beginning after December 15, 2023, including interim periods for those fiscal years. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

NOTE 3 — REVENUE RECOGNITION

The Company recognizes revenue under contracts with customers to provide nuclear reactor and fuel design engineering services in the areas of research and development, systems engineering, and technology development. The Company’s revenues are generally derived from contract services predominantly performed for the U.S. Government and various other government agencies and commercial entities. All revenues for the three months ended March 31, 2023 and 2022 were recognized over time.

There are three main types of contracts: time-and-materials contracts, fixed-price contracts, and cost- based contracts. As there are no other elements of consideration included within the contract, the total transaction price of the contract is the maximum reimbursement amount. The total consideration in the Company’s contracts is paid in the form of incremental incurred cost reimbursements over time upon the delivery of the Company’s invoices.

The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revision based on government audits of those costs. The government has performed audits of the Company’s indirect costs. Refer to Note 16 — Commitments and Contingencies for further discussion of these cost audits.

Disaggregated Revenues

A summary of revenues by customer type is as follows for the three months ended March 31 (in thousands):

	2023	2022
Customer Type:
DoE	$27,785	$21,514
DoD	245	5,988
Other Government	325	—
Commercial	714	—
Other	17	192
Total revenue	$29,086	$27,694

A summary of revenues by contract type is as follows for the three months ended March 31 (in thousands):

	2023	2022
Contract Type:
Cost-type	$27,785	$21,514
Fixed Fee	587	6,180
Time & Materials	714	—
Total revenue	$29,086	$27,694

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Revenue by Geographic Location

The Company has revenues in the following countries for the three months ended March 31 (in thousands):

	2023	2022
United States	$29,078	$27,686
Canada	8	8
Total	$29,086	$27,694

Contract Balances

The timing of revenue recognition, billings, and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the condensed consolidated balance sheets. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., biweekly or monthly) or upon achievement of contractual milestones. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets. However, the Company sometimes receives advances or deposits from its customers, before revenue is recognized, resulting in contract liabilities. These assets and liabilities are reported on the condensed consolidated balance sheets on a contract-by-contract basis at the end of each reporting period.

A summary of the Company’s contract assets and liabilities is as follows (in thousands):

	March 31,	December 31,
	2023	2022
Contract assets – current:
Unbilled receivables	$26,959	$35,342
Contract liabilities – current:
Accrued contract loss	$—	$83

Contract assets as of March 31, 2023 and December 31, 2022 include unbilled receivables. The opening unbilled receivables balance as of January 1, 2022 was $30.8 million, and the opening unbilled receivables balance as of January 1, 2023 was $35.3 million. The difference between the opening and closing balances of the Company’s contract assets in the above periods primarily results from the timing difference between the Company’s performance and the customer’s payment.

Contract liabilities as of March 31, 2023, and December 31, 2022 include the accrued contract loss relating to one of the Company’s contracts. The opening accrued contract loss balance as of January 1, 2022 was $4.5 million, and the opening accrued contract loss balance as of January 1, 2023 was $0.1 million. When estimates of total costs to be incurred on a contract exceed total revenue, a provision for the entire loss on the contract is recorded in the period in which the loss is determined. The Company periodically evaluates it estimates and makes adjustments when considered necessary. Accrued contract loss is reported within accrued liabilities on the condensed consolidated balance sheets.

Remaining Performance Obligation

Remaining performance obligations represent non-cancelable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. The Company has elected to apply the exemption for the disclosure of remaining performance obligations, as the expected duration of the related contracts is one year or less. As of March 31, 2023, the remaining performance obligation is immaterial.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	March 31, 2023	December 31, 2022
Computer equipment and software	$706	$610
Office furniture and fixtures	284	112
Leasehold improvements	1,153	452
Land	2,750	2,750
Property and equipment, gross	4,893	3,924
Less: reduction for costs reimbursed under government grants	(2,750)	(2,750)
Property, plant, and equipment at cost	2,143	1,174
Less: accumulated depreciation and amortization	(392)	(299)
Property and equipment, net	$1,751	$875

NOTE 5 — GOVERNMENT GRANTS

In June 2022, one of the Company’s wholly owned subsidiaries was selected to receive a grant of land from the Industrial Development Board of the City of Oak Ridge, Tennessee (“City of Oak Ridge”). As part of the grant, the Company is required to invest at least $10.0 million toward the design, license, permit, power, construction, outfitting, and operation of a nuclear fuel fabrication facility on the parcel of land granted from the City of Oak Ridge.

As of March 31, 2023 and December 31, 2022, the Company determined it is reasonably assured that the Company will comply with the conditions of the grant. As such, the Company has recorded the cost of the land and an offsetting reduction to the basis in the land.

NOTE 6 — ACCRUED LIABILITIES

The following table sets forth the components of accrued liabilities (in thousands):

	March 31, 2023	December 31, 2022
Operating lease liabilities	$2,698	$2,767
Accrued payroll and related expenses	5,893	4,026
Accrued contract loss	—	83
Accrued subcontractor costs	16,653	10,706
Accrued interest	1,644	1,069
Accrued transaction costs	5,897	2,514
Accrued financing costs	1,125	4,478
Accrued liabilities – other	1,940	3,079
Total accrued liabilities	$35,850	$28,722

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 7 — DEBT

The following table summarizes the Company’s outstanding debt (in thousands):

	March 31, 2023	December 31, 2022
Bank of New York Credit Facility	$29,682	$29,276
Live Oak Credit Facility	—	3,077
C-1 Notes	51,704	48,786
C-2 Notes	124,660	86,002
Total	206,046	167,141
Less: short-term borrowings	(33,673)	(32,353)
Total long-term obligations	$172,373	$134,788

Bank of New York Credit Facility

On July 28, 2020, the Company executed a credit agreement with Pershing LLC, an affiliate of Bank of New York Mellon, in the form of a revolving credit facility that consists of a $20.0 million revolving credit facility (the “Bank of New York Credit Facility”). The availability of the credit facility is subject to the guarantee by Ghaffarian Enterprises, LLC, which represents a related party investor. In November 2020, the Company executed a $10.0 million increase in the credit facility for total available borrowings of $30.0 million.

In April 2021, the Company entered into a reimbursement agreement and guaranty with Ghaffarian Enterprises, LLC. Per the terms of this agreement, the Company was required to pay a fee to Ghaffarian Enterprises in the aggregate to 5% per annum of the $30.0 million maximum principal amount from August 1, 2020 through when the guaranty with Ghaffarian Enterprises, LLC is terminated. Ghaffarian Enterprises, LLC was entitled to terminate the guaranty upon the earlier to occur of December 31, 2022 or the completion of one or more transactions as a result of which the Company raises $100.0 million or more of capital or funding, whether as a result of the sale of equity, borrowing of funds, or otherwise.

In June 2021, the Company entered into an amendment to the reimbursement agreement and guaranty which increased the termination provision regarding capital raises to $130.0 million. Given the termination provision entitled Ghaffarian Enterprises, LLC to terminate the guaranty starting December 31, 2022, the credit facility was classified as short-term borrowings as of December 31, 2022.

In June 2022, the Company entered into a subsequent amendment to the reimbursement agreement and guaranty which extended the guaranty by Ghaffarian Enterprises, LLC to cover the increase in the credit facility for total available borrowings of $40.0 million. In addition, this amendment increased the termination provisions regarding capital raises to $300.0 million and increased the fee the Company was required to pay to Ghaffarian Enterprises, LLC to 7% per annum of the $40.0 million maximum principal amount from July 1, 2022 through when the Credit Support Guarantees are terminated.

In December 2022, the Company, the lender and Ghaffarian Enterprises, LLC agreed to a decrease of $10.0 million in the credit facility, with a corresponding decrease in the guaranty, for total available borrowings of $30.0 million.

In January 2023, the Company entered into an amendment to the Bank of New York Credit Facility which increases the fee the Company is required to pay to Ghaffarian Enterprises, LLC to 9.75% per annum of the $30.0 million maximum principal amount from December 24, 2022 through when the Credit Support Guarantees are terminated. The date at which Ghaffarian Enterprises, LLC is entitled to terminate the guaranty was extended to the earlier to occur of June 30, 2024 or the completion of one or more transactions as a result of which the Company raises, on or after January 1, 2022, $300.0 million or more of capital or funding, whether as a result of the sale of equity, borrowing of funds, or otherwise. Given the termination provision entitled Ghaffarian Enterprises, LLC to terminate the guaranty starting June 30, 2024, the credit facility is classified as long-term debt as of March 31, 2023.

For the three months ended March 31, 2023 and 2022, the total guarantor fee incurred was $0.7 million and $0.3 million, respectively, and is recorded within interest expense on the condensed consolidated statements of operations and comprehensive loss.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

As of March 31, 2023 and December 31, 2022, the Company had $0.7 million and zero, respectively, associated with this fee reflected within due to related parties on the condensed consolidated balance sheets.

Borrowings under the credit facility bear interest at the Fed Funds rate, subject to a 0.25% floor, plus a margin. For borrowings, the applicable rate margin is 0.90%. The proceeds of loans under the agreement are available for working capital needs, permitted acquisitions and other general corporate purposes. The average interest rate in effect under the revolving credit facility was 5.57% and 1.19% as of March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and 2022, interest expense associated with this credit facility was $0.4 million and $0.1 million, respectively.

In conjunction with the June 2022 amendment to the reimbursement agreement and guaranty, the Company issued $10.0 million of warrants (the “June 2022 Warrants”) to Ghaffarian Enterprises on June 30, 2022. The June 2022 Warrants expire on the first to occur of 10 years from the issue date or immediately prior to an acquisition, Initial Public Offering (“IPO”), or SPAC transaction. The June 2022 Warrants are freestanding financial instruments and are classified as a liability, primarily due to the instrument obligating the Company to settle the June 2022 Warrants in a variable number of shares based on a fixed monetary amount of $10.0 million.

The Company recorded the June 2022 Warrants at fair value as deferred financing costs and as a warrant liability. The warrant liability is remeasured on a recurring basis at each reporting date, with the change in fair value recorded within other income (expense), net. The deferred financing costs are amortized over the term of the Bank of New York Credit Facility. During the three months ended March 31, 2023, no balance was recorded to interest expense in connection with the amortization of the deferred financing costs. Refer to Note 14 — Fair Value Measurements for further information on the remeasurement of the warrant liability.

Live Oak Credit Facility

On June 14, 2021, the Company and one of the Company’s subsidiaries entered into a credit agreement for a revolving credit facility (the “Live Oak Credit Facility”) with Live Oak Bank. The Live Oak Credit Facility provides for maximum borrowings of up to $15.0 million, subject to an asset-based borrowing base. The borrowing base is limited to a set percentage of eligible accounts, less reserves that may be established by the lender in the exercise of their reasonable credit judgment. Subject to certain conditions, the revolving credit facility was set to expire on June 15, 2022.

On June 14, 2022, the Company entered into the First Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in an extension thereof. The maturity date for the Live Oak Credit Facility was extended from June 15, 2022 to August 14, 2022.

On August 14, 2022, the Company entered into the Second Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in an extension thereof. The maturity date for the Live Oak Credit Facility was extended from August 14, 2022 to September 13, 2022.

On September 7, 2022, the Company entered into the Third Loan Modification Agreement, which amended the Revolving Credit Facility, resulting in (1) an extension of the maturity date from September 13, 2022 to September 13, 2023, (2) an amended definition for ‘Collections’ which included a clarification to direct funds paid to the lender to a specified deposit account for which the lender has transfer authorization by the earlier of the completion of Series C capital raise and December 31, 2022 and (3) changed the monthly borrowing base certificate requirements such that the Company is required to provide a certificate calculating the borrowing base as of the last of the prior month within 10 days rather than 15 days. Due to the September 12, 2023 maturity date, the Live Oak Credit Facility is classified as short-term borrowings as of March 31, 2023.

In connection with the credit agreement, the Company incurred lender and third-party fees. Additionally, a commitment fee accrues on any unused portion of the commitments under the Live Oak Credit Facility during the preceding three calendar month period. The commitment fee is 25 basis points applied to the difference between the revolving commitment and the average daily outstanding balance for each quarter. The lender and third-party fees and commitment fees were immaterial for the three months ended March 31, 2023 and 2022.

The obligations under the Live Oak Credit Facility are guaranteed by the Company and its wholly owned domestic subsidiaries. The obligations under the Live Oak Credit Facility are secured by a first priority security interest in substantially all of the equipment, inventory, accounts receivable, investment property and general intangibles and all proceeds and products thereof, as well as 100% of

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

the common equity interests of the present and subsequently acquired domestic subsidiaries of the Company. The Live Oak Credit Facility may be voluntarily prepaid in whole, or in part, in each case without premium or penalty. The Company is also required to make mandatory prepayments when (a) the aggregate borrowings exceed the lesser of the (i) revolving commitment and (ii) the available borrowing base or (b) certain events of default have occurred and are continuing.

The Live Oak Credit Facility contains affirmative covenants that are customary for financings of this type, including furnishing financial statements and other schedules to the Lender to allow for periodic evaluations of the borrowing base. Specifically, the Live Oak Credit Facility contains a nonfinancial covenant requiring the Company to deliver to the lender within 120 days after the end of each fiscal year, audited financial statements of the Company accompanied by an unqualified report and opinion of an independent certified public accountant, which report and opinion shall not contain any “going concern” like qualification or exception. The Company obtained a waiver of breach of such covenant from Live Oak for the fiscal year ended December 31, 2022.

In addition, the Live Oak Credit Facility contains various negative covenants, including limitations on, subject to certain exceptions, the incurrence of indebtedness, the incurrence of liens, dispositions, investments, acquisitions, restricted payments, transactions with equity holders and affiliates, and the release or threatened release of contaminants in violation of environmental laws as well as other negative covenants customary for financings of this type. The Live Oak Credit Facility also includes a financial covenant whereby the Company would be required to maintain a current ratio to be at least 1.10 to 1.00. As of March 31, 2023 and 2022, the Company was in compliance with the financial and nonfinancial covenants under the Live Oak Credit Facility.

The Company had no outstanding borrowings under the Live Oak Credit Facility as of March 31, 2023 and $3.1 million in outstanding borrowings as of December 31, 2022. The Company had approximately $15.0 million and $11.9 million available under the borrowing base for future borrowings as of March 31, 2023 and December 31, 2022, respectively.

The Live Oak Credit Facility carries an interest rate based on a floating rate indexed to the Prime rate plus 1.0%, subject to a 4.0% floor. The average interest rate in effect under the Live Oak Credit Facility was 8.5% and 4.5% for the three months ended March 31, 2023 and 2022, respectively. Interest expense associated with this credit facility for the three months ended March 31, 2023 and 2022 was immaterial.

Series C-1 Convertible Notes

During the year ended December 31, 2022, the Company issued a series of convertible promissory notes (“C-1 Notes”) in the aggregate principal amount of $57.4 million. A principal amount of $20.0 million in C-1 Notes is due on October 7, 2024, and a principal amount of $37.4 million in C-1 Notes is due on March 31, 2024. The Company elected the fair value option for the C-1 Notes; accordingly, the C-1 Notes are marked to market each period, with the portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded within other income (expense), net. For the three months ended March 31, 2023, a mark-to-market loss of $2.4 million was recorded within other income (expense), net, and the change in fair value attributable to instrument-specific credit risk of $(0.6) million was recorded in other comprehensive income (loss). During the three months ended March 31, 2022, there was an immaterial difference between the aggregate fair value of the C-1 Notes and their unpaid contractual principal amount. As the fair value option was elected, issuance costs associated with the C-1 Notes are expensed in the period incurred. Refer to Note 14 — Fair Value Measurements for further information on the remeasurement of the C-1 Notes. The fair value of the portion of C-1 Notes due March 31, 2024 is $33.7 million, which is classified in short-term borrowings as of March 31, 2023.

The annual interest rate on the C-1 Notes is 7.00%. For the three months ended March 31, 2023, interest expense of $1.0 million was recorded within interest expense on the condensed consolidated statement of operations and comprehensive loss associated with the C-1 Notes. Interest expense for the three months ended March 31, 2022 was immaterial.

In the event that the Company issues and sells units of its preferred equity securities to investors on or before the maturity date in an equity financing with total proceeds to the Company not less than a) $50 million for the $37.4 million principal due March 31, 2024, or b) $150 million for the $20.0 million principal due October 7, 2024, the outstanding principal amount of the notes and any unpaid accrued interest will automatically convert to the equity securities sold in the equity financing at a conversion price equal to the lesser of (i) 90% of the price paid per unit for equity securities by the respective investors and (ii) the quotient resulting from dividing $1.5 billion by the number of outstanding security interests for the Company immediately prior to the equity financing (assuming conversion of all securities convertible into Class A Common Units). The Company may elect to convert the notes into units of a

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

newly created series of preferred units having the identical rights, privileges, preferences and restrictions as the equity securities issued in the equity financing other than with respect to the per unit liquidation preference, the conversion price for purposes of price-based anti-dilution protection, and the per unit dividend.

In the event of a deemed liquidation event while these notes remain outstanding, the Company will repay the investors in cash in an amount equal to the outstanding principal amount of the notes plus any unpaid accrued interest on the original principal, provided that the Company will convert the outstanding principal balance of the notes and any unpaid accrued interest into units of the Company’s Class A Common Units at a conversion price equal to the quotient resulting from dividing $1.5 billion by the number of outstanding units of equity interests of the Company immediately prior to the deemed liquidation event (assuming conversion of all securities convertible into Class A Common Units).

Upon the conversion of these notes into capital interests, the Company will pay the investors cash equal to the amount of any fractional units, calculated as the fraction of units multiplied by the price at which the note converts.

In connection with the October 2022 issuance of the $20.0 million C-1 Notes due October 7, 2024, the Company issued warrants (the “October 2022 Warrants”) to purchase Series C preferred units, at an exercise price of $0.01 per unit, equal to $4.5 million divided by the per share price of the Series C preferred units, upon the issuance of Series C preferred units. Management has deemed the probability of the issuance of Series C preferred units to be remote, and therefore the October 2022 Warrants are deemed to have an immaterial fair value as of March 31, 2023 and December 31, 2022. As such, all of the proceeds from the October 2022 issuance of the C-1 Notes are allocated to the corresponding C-1 Notes.

Approximately $24.0 million of the C-1 Notes were issued to related parties. For the three months ended March 31, 2023, interest expense recorded in the condensed consolidated statements of operations and comprehensive loss for this portion of the C-1 Notes was $0.4 million. No C-1 Notes were held by related parties as of March 31, 2022 and therefore no interest due to related parties was incurred during the three months ended March 31, 2022. As of March 31, 2023 and December 31, 2022, there is $0.9 million and $0.5 million, respectively, recorded within due to related parties on the condensed consolidated balance sheets associated with this interest.

Series C-2 Convertible Notes

During the three months ended March 31, 2023 and the year ended December 31, 2022, the Company issued convertible notes payable in the aggregate principal amount of $28.0 million and $85.0 million (“C-2 Notes”), respectively. The C-2 Notes mature on September 30, 2025. The Company elected the fair value option for the C-2 Notes; accordingly, the C-2 Notes are marked to market each period, with the portion of the change in fair value attributable to instrument-specific credit risk recorded within other comprehensive income (loss), and the remaining change in fair value recorded within other income (expense), net. For the three months ended March 31, 2023, a mark-to-market loss of $7.9 million was recorded within other income (expense), net, and the change in fair value attributable to instrument-specific credit risk of $(0.4) million was recorded in other comprehensive income (loss). As the fair value option was elected, issuance costs associated with the C-2 Notes are expensed in the period incurred. Refer to Note 14 — Fair Value Measurements for further information on the remeasurement of the C-2 Notes.

The annual interest rate on the C-2 Notes is 10.0%. For the three months ended March 31, 2023, interest expense of $2.4 million was recorded within interest expense on the condensed consolidated statement of operations associated with the C-2 Notes. Per the terms of the agreement, the interest is payable in kind and increases the outstanding principal amount of the C-2 Notes.

Upon completion of the business combination contemplated in the BCA, the entire outstanding principal amount of the C-2 Notes will be automatically exchanged into equity securities of the Company of equal value and then exchanged into fully-paid and nonassessable shares of common stock of the surviving corporation at a conversion price equal to 90% of the price per share in connection with such Business Combination, subject to certain adjustments based on PIPE financing.

In the event the Company engages in an IPO on or before the maturity date, the holders may elect to convert the then outstanding principal amount of these C-2 Notes into equity securities sold in the IPO transaction at a conversion price equal to 90% of the price paid per share for equity securities by investors in the IPO transaction. Additionally, at any time after August 4, 2023 and before the maturity date, holders of the C-2 Notes have the right to elect to the convert the C-2 Notes into shares of newly created series of preferred equity securities of the Company, at a conversion price implied by the pre-money value of $1.8 billion. These preferred equity securities will have identical rights, privileges, preferences and restrictions as the C-2 Notes other than with respect to

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

the per share liquidation preference, the conversion price for purposes of price based anti-dilution protection and the per share mandatory dividend. The newly created series of preferred equity securities will rank senior in liquidation, dividends, redemption and other rights and preferences to all other classes and series of equity securities currently existing or authorized thereafter.

Upon the conversion of these notes into capital interests, the Company will pay the investors cash equal to the amount of any fractional units, calculated as the fraction of units multiplied by the price at which the note converts.

Approximately $40.0 million of the C-2 Notes were issued to related parties. For the three months ended March 31, 2023, interest expense associated with this portion of the C-2 Notes was $1.0 million, which is recorded within long-term borrowings on the condensed consolidated balance sheet as of March 31, 2023.

Ontario Power Generation Note

On June 22, 2021, the Company executed an investment recovery agreement with Ontario Power Generation Inc. (“OPG”), a Canadian energy company, in the form of a note payable for $10.1 million as terms for the repayment to OPG for their initial investment in the development of a small modular reactor facility (the “OPG Note”). This investment recovery agreement represented an agreement between the Company and OPG for the Company to repay the total amount provided by OPG for such deliverables.

The OPG Note did not have a stated maturity. It could be settled in to-be-issued Series C Preferred Stock via redemption, through cash payment by the Company at its option, or by providing OPG with 10% of the initial outstanding liability balance upon each sale of a SMR facility until the outstanding balance was repaid.

The OPG Note was classified as a liability which was required to be marked-to-market in each reporting period with the changes in fair market value recognized within other income (expense), net. Refer to Note 14 — Fair Value Measurements for further information on the remeasurement of the OPG Note.

On December 5, 2022, the OPG Note was converted into C-2 Notes. Upon the closing of the C-2 Notes, the entire amount of unpaid principal and accrued interest as of December 5, 2022 and $30.0 million in cash consideration was exchanged into C-2 Notes and the OPG Warrants (defined below). The Company issued a principal amount of $40.0 million of C-2 Notes to OPG.

Additionally, in conjunction with the issuance of the C-2 Notes, the Company agreed to issue OPG 444,444 warrants (the “OPG Warrants”) to purchase common units or stock of the Company or surviving company, respectively. The OPG Warrants are issuable upon final OPG board approval for deployment of technology at either (a) an OPG-owned site or (b) at a non-OPG-owned site where OPG has materially and actively participated in the development of the opportunity at such site, in each case within 36 months of the issuance of the C-2 Notes. The OPG Warrants have an exercise price of $0.01 per share and, if issued, are not exercisable until 36 months following the issuance of the C-2 Notes. The OPG Warrants are freestanding financial instruments and are classified as permanent equity at a value of $2.7 million as of December 31, 2022. The fair value was determined based on a probability weighted expected return method using the contractual strike price per the warrant agreement of $0.01 per share and a probability estimate of meeting contingencies under the OPG Warrant.

The conversion of the OPG Note into C-2 Notes and the contemporaneous contingent issuance of the OPG Warrants is accounted for as an extinguishment of debt as the debt terms are considered substantially different. Any difference between the fair value of the C-2 Notes and the OPG Warrants, and the fair value of the OPG Note and cash proceeds received was recognized as an extinguishment loss within earnings in the period of extinguishment.

There is no outstanding balance associated with the OPG Note as of March 31, 2023 and December 31, 2022. The annual interest rate for the OPG Note was 9.5%. Per the terms of the agreement, interest would have begun accruing on the OPG Note on January 1, 2023. As the OPG Note was converted into C-2 Notes prior to this date, interest expense on the OPG Note was immaterial for the three months ended March 31, 2022.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Maturities of debt

Maturities related to the Company’s debt based on principal amounts for the next five years and thereafter are as follows (in thousands):

Year Ended	Amount Due
2023	$—
2024	87,082
2025	115,899
2026	—
2027	—
Thereafter	—
Total	$202,981

Fair value of debt

The carrying value and fair value of long-term debt, including the current portion, if applicable, as of March 31, 2023 and December 31, 2022, is as follows (in thousands):

	March 31, 2023		December 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
Bank of New York Credit Facility	$29,682	$30,765	$29,276	$29,809
Series C-1 Convertible Notes	51,704	51,704	48,786	48,786
Series C-2 Convertible Notes	124,660	121,760	86,002	85,490
Live Oak Credit Facility	—	—	3,077	3,069

The fair value measurements of long-term debt, including the current portion, are considered Level 3 measurements in the fair value hierarchy. Refer to Note 14 – Fair Value Measurements for further disclosure on the C-1 Notes and C-2 Notes, which are recorded and measured at fair value on a recurring basis.

NOTE 8 — LEASES

Lease balances as of March 31, 2023 and December 31, 2022 are as follows (in thousands):

	March 31,	December 31,
	2023	2022
Operating lease right-of-use assets	$7,198	$5,088
Current portion of operating lease liabilities	2,698	2,767
Long-term portion of operating lease liabilities	4,700	2,338
Total operating lease liabilities	$7,398	$5,105

During 2019, the Company entered into an operating lease agreement with a related party for its office space. The lease agreement calls for the occupation of 17,322 square feet commencing in February 2019.

The initial lease term is for five years ending January 2024 with the option of five additional successive one- year terms. The lease requires the Company to pay a portion of operating costs and contains escalating rent provisions.

In 2022, this lease was modified to increase the payment terms due to additional space being rented. These modifications resulted in an increase to the lease liability and right-of-use asset of $2.4 million as of December 31, 2022. The right-of-use asset balance associated with this related party lease as of March 31, 2023 and December 31, 2022 was $1.8 million and $2.4 million, respectively, and the total lease liability was $1.9 million and $2.4 million, respectively. Of the total lease liability balance, $1.9 million and $2.2 million was reflected within accrued liabilities as of March 31, 2023 and December 31, 2022, respectively. The total operating lease cost for this related party lease for the three months ended March 31, 2023 and 2022 is $0.6 million.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

During 2022, the Company entered into three new operating lease agreements with third parties for additional office space. One lease agreement was for the occupation of 11,000 square feet commencing in March 2022, with an initial term of three years ending February 2025 and the option of three additional one-year terms. The second lease agreement was for the occupation of 10,447 square feet commencing in June 2022, with an initial term of eight years ending June 2030 with the option of two additional terms of five years each. The third lease agreement was for the occupation of 35,848 square feet commencing in December 2022, with an initial term of three years ending November 2025 with the option to extend the lease for four additional six-month terms. The leases require the Company to pay a portion of operating costs and contain escalating rent provisions.

During 2023, the Company entered into a new operating lease agreement with a third party for additional office space. The lease agreement is for the occupation of 24,706 square feet commencing in March 2023, with an initial term of 65 months ending July 2028 and the option of two additional three-year terms. The new lease resulted in increases to the lease liability and right-of-use asset of $2.9 million as of March 31, 2023.

Operating lease cost totaled $0.9 million and $0.6 million for the three months ended March 31, 2023 and 2022, respectively, and was recognized on a straight-line basis over the lease term. Short term lease and variable lease expenses were immaterial for the three months ended March 31, 2023 and 2022.

Future minimum lease payments under the operating leases as of March 31, 2023 are as follows (in thousands):

2023	$2,734
2024	1,677
2025	1,644
2026	984
2027	1,008
Thereafter	895
Total minimum lease payments	$8,942
Less: amounts representing interest or imputed interest	(1,544)
Present value of lease obligations	$7,398

At March 31, 2023, the Company had one lease which was signed but had not yet commenced as the Company did not have access or the ability to control the space leased. Therefore, it is not included in the lease obligation table above. The total undiscounted minimum lease payments for the lease are approximately $3.8 million and the lease has a term of 64 months. The lease is expected to commence in April 2023.

Supplemental cash flow information relating to the Company’s leases is as follows (in thousands):

	March 31,
	2023	2022
Operating cash flows used in operating leases	$795	$578
Non-Cash Items:
Operating lease modifications and reassessments	$—	$2,430
New operating leases	$2,851	$482

The weighted average remaining lease term and discount rates for operating leases are as follows:

	March 31,	December 31,
	2023	2022
Weighted-average remaining lease term	3.7 years	2.7 years
Weighted-average discount rate	9.3%	8.7%

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 9 — PROFIT SHARING PLAN

The Company maintains a defined contribution profit sharing plan (the “Plan”), which includes a salary deferral arrangement, under the provisions of Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the Plan on the date of employment. Employees may contribute up to 100% of annual compensation limited to Internal Revenue Code Service maximums. The Company matches 100% of employees’ contributions up to 4% of annual compensation. The Company contributed $0.7 million and $0.5 million to the Plan for the three months ended March 31, 2023 and 2022, respectively.

NOTE 10 — INCOME TAX

X-energy is a limited liability company which is classified as a partnership for U.S. federal and state income tax purposes. Accordingly, the Company’s U.S. operations are not subject to income taxes in the

U.S. The Company’s owners separately account for their pro rata share of the Company’s income, deductions, losses, and credits annually. The Company’s foreign operations are subject to income taxes in the foreign jurisdictions in which they operate.

The Company’s effective tax rate for the three months ended March 31, 2023 and 2022 was 0%. In the three months ending March 31, 2023 and 2022, the Company’s effective tax rate differed from the U.S. statutory tax rate of 21% primarily due to the pass-through losses generated in the U.S. and valuation allowance recorded against the net deferred tax asset in Canada.

NOTE 11 — MEMBER UNITS AND PREFERRED UNITS

The total number of units of all classes of capital units which the Company has authority to issue is 247,581,578 of which 127,000,000 are Class A common units, 10,099,603 are Class B common units and 110,481,975 preferred units, of which 90,981,975 are designated Series A Preferred Units and 19,500,000 are designated Series B Preferred Units. The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of the Company’s class of capital units are set forth below.

Common Units

The holders of Class A Common Units are entitled to one vote for each unit of Class A Common Units held at all meetings of stockholders. The voting, dividend, and liquidation rights of the holders of Class A Common Units are subject to and qualified by the rights, powers and privileges of the holders of Preferred Units set forth in the original or amended Certificate of Incorporation. Class B Common Units shall have the same rights and preferences as the Class A Common Units; provided however, the Class B Common Units shall not have voting rights and shall have Profits Interest Threshold Amounts (or exercise prices) as may be set forth in grant agreements entered into under the Company’s Option Plan, pursuant to which the Company may issue up to 10,099,603 Class B Common Units to the Company’s employees, consultants, managers and directors.

Preferred Units

Preferred units have been issued in one or more series, each of such series consisting of such number of units and to have such terms, rights, powers and preferences, and the qualifications and limitation with respect thereto, as stated or expressed in the original or amended Certificate of Incorporation. Specifics regarding the conversion features and voting rights associated with, and the balance sheet classification of, the preferred units outstanding are as follows:

Optional Conversion Feature

Each preferred unit is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into an equal number of Class A Common Units as is determined by dividing the Original Issue Price, initially (i) $0.5754 per Unit for each Series A Preferred Unit and (ii) $9.1162 per Unit for each Series B Preferred Unit, for the series of preferred units by the conversion price, initially equal to the applicable original issue price per unit, of such series of preferred units in effect at the time of conversion.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Automatic Conversion Feature

In the event of (i) a Qualified IPO or (ii) the approval of the requisite holders, the Preferred Units will automatically be converted into an equal number of Class A Common Units at the applicable conversion ratio.

Voting Rights

Each holder of units is entitled to vote for members of the Board of Directors (Class A Common Units, Series A Preferred Units or Series B Preferred Units) in whatever manner necessary to ensure that the size of the Board of Directors of the Company is set and remains at six directors who serve as the managers of the Company.

Classification

A redeemable equity security is to be classified as temporary or mezzanine equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Given the preferred units contains redemption features upon the occurrence of a deemed liquidation event, the preferred units are subject to events not solely within the Company’s control and are considered conditionally redeemable. Therefore, the Company classified the preferred units as mezzanine equity in the consolidated balance sheets at March 31, 2023 and December 31, 2022.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company before any payment shall be made to the holders of Series A Preferred Units or Common Units by reason of their ownership thereof, the holders of units of Series B Preferred Units then outstanding must be paid out of the funds and assets available for distribution to its unitholders on a pari passu basis in an amount per unit equal to such Series B Preferred Member’s (A) adjusted capital contribution plus (B) any accrued but unpaid cumulative preferred return.

NOTE 12 — EARNINGS PER UNIT

For the three months ended March 31, 2023 and 2022, the Company had no outstanding units that were considered dilutive due to the net losses.

As of March 31, 2022, the Company has 3,975,000 employee stock options outstanding which are exercisable in exchange for Class B Common Units, 90,625,588 Series A Preferred Units, and 11,643,171 Series B Preferred Units outstanding which are convertible into Class A Common Units. As of March 31, 2022, no stock options have been exercised and no holders of the Series A Preferred Units or Series B Preferred Units have exercised their conversion option.

As of March 31, 2023, the Company has 3,975,000 Class B-1 Profit Interest Units and 2,888,000 Class B-2 Profit Interest Units outstanding which are not considered participating securities in the calculation of earnings per unit. As of March 31, 2023, the Company has 90,625,588 Series A Preferred Units and 11,643,171 Series B Preferred Units outstanding which are convertible into Class A Common Units. Additionally, as of March 31, 2023, the C-1 Notes and C-2 Notes were convertible into 12,594,595 Class A Common Units, which are potentially dilutive. In conjunction with the issuance of the Series C-1 Notes in the fourth quarter of 2022, the Company entered into a warrant agreement that was deemed to be non-substantive as there was a remote likelihood that the units underlying the warrant would be issued. In conjunction with the issuance of the C-2 Notes in the fourth quarter of 2022, the Company entered into warrant transactions to issue 444,444 Class A Common Units which are also considered potentially dilutive. The Company entered into a warrant transaction to issue a warrant exercisable into either Series C or Series B Preferred Units that are considered potentially dilutive.

As of March 31, 2023, no stock options have been exercised, no holders of the Series A Preferred Units or Series B Units have exercised their conversion option, no convertible debt holder has exercised their conversion option and no warrants have been exercised.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents net loss per unit and related information:

	Three Months Ended March 31,
	2023	2022
	(in thousands, except for unit and per unit data)
Net loss	$(48,961)	$(20,312)
Weighted average common units outstanding	3,128,026	3,128,026
Basic and diluted net loss per unit	$(15.65)	$(6.49)

NOTE 13 — UNIT-BASED COMPENSATION

2021 Unit Incentive Plan

On January 8, 2021, the Company’s Board of Directors adopted and its members approved the 2021 Unit Option Plan (the “Option Plan”). The Option Plan allows the Company to grant the following types of unit-based awards: (i) incentive unit options and (ii) nonstatutory unit options. Pursuant to the Option Plan, up to 10,099,603 units of Class B Non-Voting Units have been reserved for issuance, upon exercise of the aforementioned unit-based awards made to employees, directors and consultants. The options issued under the Option Plan have a contractual expiration date of 10 years after the grant date of the options.

The Company granted 3,975,000 stock option awards under the Option Plan. The weighted average grant date fair value of these awards was $0.28. These awards vest in installments upon the anniversary of grant over a period of six years.

Issuance of Class B-1 Profits Interest Units in Exchange for Vested and Unvested Options

On September 12, 2022, the Company issued Class B-1 Profits Interest Units to profits interest unit participants to afford them the opportunity to participate in the future growth of the Company. Class B-1 Profits Interest Units have been provided to holders of the Company’s stock options granted in January 2021 in a simultaneous exchange for the previously issued vested and unvested options. The Class B-1 Profits Interest Units also contain a catch-up distribution provision payable upon a deemed liquidation event to compensate holders of previously issued options of the loss in appreciated value from the strike price of the options to the profits interest participation threshold.

The cancellation of existing options and contemporaneous grant of Class B-1 Profits Interest Units was accounted for as an equity-to-equity modification in which the Company recognized incremental stock compensation expense equal to the amount of which the fair market value of the Class B-1 Profits Interest Units exceeds the fair market value of the vested stock options immediately prior to the modification. Generally, Class B-1 Profits Interest Units vest 25% on the effective vesting date, and an additional 25% on the anniversary of the effective vesting date until the units are fully vested. Certain Class B-1 Profits Interest Units have accelerated vesting schedules. Incremental compensation expense related to unvested Profits Interest Units is recognized over the remaining service period.

Issuance of Class B-2 Profits Interest Units

Also on September 12, 2022, the Company issued Class B-2 Profits Interest Units to grantees who did not previously hold stock options under the Option Plan. The Class B-2 Profits Interest Units have identical rights and participations as the Class B-1 Profits Interests Units with the exception of the catch-up distribution. The Company accounted for the issuance of the Class B-2 Profits Interest Units as a new award of unit based compensation with a grant date of September 12, 2022. As such, the Company recognizes stock compensation expense equal to the grant date fair market value of the awards over the requisite service period. Class B-2 Profits Interest Units vest 25% on the effective vesting date, and an additional 25% on the anniversary of the effective vesting date until the units are fully vested.

Unit-Based Compensation

Unit-based compensation expense of $(0.3) million and $0.1 million for the three months ended March 31, 2023 and 2022, respectively was classified in the condensed consolidated statements of operations as selling, general, and administrative expense.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Forfeitures had an immaterial impact on the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2023 and 2022.

During the three months ended March 31, 2023, the Company recorded an immaterial correction related to a prior period overstatement of stock-based compensation expense.

As of March 31, 2023 and 2022, the Company had $5.2 million and $0.8 million, respectively, of unrecognized unit-based compensation.

NOTE 14 — FAIR VALUE MEASUREMENTS

Liabilities Measured at Fair Value on a Recurring Basis

The liabilities recorded at fair value and measured on a recurring basis as of March 31, 2023 and December 31, 2022 are as follows (in thousands):

	March 31, 2023
	Fair Value	Level 1	Level 2	Level 3
June 2022 Warrants(1)	$8,863	$—	$—	$8,863
C-1 Notes(1)	51,704	—	—	51,704
C-2 Notes(1)	121,760	—	—	121,760
(1)	Refer to Note 7 — Debt.

	December 31, 2022
	Fair Value	Level 1	Level 2	Level 3
June 2022 Warrants(1)	$8,311	$—	$—	$8,311
C-1 Notes(1)	48,786	—	—	48,786
C-2 Notes(1)	85,490	—	—	85,490
(1)	Refer to Note 7 — Debt.

Level 3 Rollforward for Liabilities Measured at Fair Value on a Recurring Basis

A rollforward of the Level 3 measurements as of March 31, 2023 is as follows (in thousands):

June 2022 Warrants:

Ending Balance as of December 31, 2022	$8,311
Change in Fair Value(1)	552
Ending Balance as of March 31, 2023	$8,863
(1)	The change in fair value from remeasuring the June 2022 Warrant Liability is recorded within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

C-1 Notes:

Ending Balance as of December 31, 2022	$48,786
Change in Fair Value recognized in other income (expense), net(1)	2,357
Change in Fair Value attributable to instrument-specific credit risk recognized in other comprehensive income(1)	561
Ending Balance as of March 31, 2023	$51,704
(1)	As the fair value option is elected for the C-1 Notes, the change in fair attributable to instrument- specific credit risk is recorded within other comprehensive income or loss. The remaining change in fair value is recorded within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

C-2 Notes:

Ending Balance as of December 31, 2022	$86,002
Additional Issuance of C-2 Notes.	28,000
Change in Fair Value recognized in other income (expense), net(1)	7,902
Change in Fair Value attributable to instrument-specific credit risk recognized in other comprehensive income or loss(1)	368
Payable in-kind interest	2,388
Ending Balance as of March 31, 2023	$124,660
(1)	As the fair value option is elected for the C-2 Notes, the change in fair value attributable to instrument-specific credit risk is recorded within other comprehensive income or loss. The remaining change in fair value is recorded within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

A rollforward of Level 3 measurements as of March 31, 2022 is as follows (in thousands):

OPG Note:

Ending Balance as of December 31, 2021	$10,354
Change in Fair Value(1)	(321)
Currency Translation Adjustment.	90
Ending Balance as of March 31, 2022	$10,123
(1)	The change in fair value from remeasuring the OPG Note is recorded within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

Valuation Techniques and Significant Unobservable Inputs

A significant increase or decrease in any of the significant unobservable inputs used in the fair value measurement of the warrant liabilities, C-1 Notes or C-2 Notes would result in a significantly higher or lower fair value measurement.

June 2022 Warrants

The fair value of the June 2022 Warrants is based on a probability weighted expected return method including go public and remain private scenarios. The range of significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the June 2022 Warrants as of March 31, 2023, were as follows:

Significant Inputs	Range
Cost of equity	40.00%
Expected term (years)	0.25 – 3.75
Equity volatility	45.00%
Risk-free rate	3.66%

C-1 Notes

The fair value of the C-1 Notes is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the C-1 Notes as of March 31, 2023 were as follows:

Significant Inputs	Range
Discount rate	21.42%

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

C-2 Notes

The fair value of the C-2 Notes is based on a probability weighted expected return method including go public and remain private scenarios. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the C-2 Notes as of March 31, 2023 were as follows:

Significant Inputs	Range
Discount rate	20.61 – 20.71%
Equity volatility	40.00%
Risk-free rate	3.94%

OPG Note

The fair value of the OPG Note is based on a discounted cash flow analysis using a probability weighted expected payoff of the note. The significant inputs, including significant unobservable inputs, used in the recurring Level 3 fair value measurements of the OPG Note as of March 31, 2022 were as follows:

Significant Inputs	Range
Discount rate	6.6% – 8.53%

NOTE 15 — RELATED PARTY TRANSACTIONS

Officer Fees

The Company signed a Professional Services Agreement with an officer and member to receive professional consulting and advising services for a period of three years beginning January 1, 2020 for a fixed fee of $0.1 million per quarter. The company extended this agreement for an additional year starting January 1, 2023. For the three months ended March 31, 2023 and 2022, the Company incurred $0.1 million as consulting fees to the officer which was included in selling, general and administrative expenses. As of March 31, 2023 and December 31, 2022, there was zero balance within due to related parties associated with this fee.

IBX, LLC

The Company entered into an agreement to receive general and administrative services from a related party, IBX, LLC. An owner and member of the Company’s Board of Directors is a member of management at IBX, LLC. The services include, but are not limited to, assistance with capital raise activities and proposal activities. For the three months ended March 31, 2023 and 2022, the Company incurred general and administrative costs to IBX, LLC in the amount of $0.7 million and $0.4 million, respectively, for these services, which were recorded within selling, general and administrative expenses. As of March 31, 2023 and December 31, 2022, $0.3 million and $0.2 million due to IBX, LLC was included within due to related parties, respectively.

Aerotherm, Inc.

The Company entered into a contract to receive consulting services from a related party, Aerotherm, Inc. An owner and member of the Company’s Board of Directors is a member of management at Aerotherm, Inc. During the three months ended March 31, 2023 and 2022, the Company incurred subcontracting costs to Aerotherm, Inc. in the amount of $0.1 million and zero, respectively for these services. For the three months ended March 31, 2023, these expenses were recorded within selling, general and administrative expenses. As of March 31, 2023 and December 31, 2022, $0.1 million was due to Aerotherm, Inc. and was included within due to related parties.

Hatch Associate Consultants, Inc

The Company entered into an agreement to receive support services related to the DoE Advanced Reactor Demonstration Program (“ARDP”) from a Series B preferred holder, Hatch Associates Consultants, Inc (“Hatch”). The services include, but are not limited to, project management, quality assurance management, cost control management and program risk management. During the three months ended March 31, 2023 and 2022, the Company incurred costs to Hatch in the amount of $15.3 million and $9.4 million,

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

respectively, for these services. For the three months ended March 31, 2023 and 2022, these expenses were recorded in direct costs. As of March 31, 2023 and December 31, 2022, $10.8 million and $10.7 million, respectively, due to Hatch Associates Consultants, Inc. was included within due to related parties.

Zachry Nuclear Engineering, Inc.

The Company entered into an agreement to receive support services related to the DoE ARDP from a Series B preferred holder, Zachry Nuclear Engineering, Inc (“Zachry”). The services include, but are not limited to, site design and pre-construction activities, such as safety and licensing analysis support, engineering management and oversight, and system design services. During the three months ended March 31, 2023 and 2022, the Company incurred costs to Zachry in the amount of $3.1 million and $2.9 million, respectively, for these services, which are recorded within direct costs. As of March 31, 2023 and December 31, 2022, $1.8 million and $1.5 million, respectively, due to Zachry was included within due to related parties.

Burns & McDonnell

The Company entered into an agreement to receive support services related to the DoE ARDP from a Series B preferred holder, Burns & McDonnell Engineering Company, Inc (“Burns & McDonnell”). The services include, but are not limited to, preliminary design support and pre-construction support. During the three months ended March 31, 2023 and 2022, the Company incurred costs to Burns & McDonnell in the amount of $5.8 million and $2.8 million, respectively, for these services. For the three months ended March 31, 2023, $5.8 million of these expenses were recorded in direct costs. For the three months ended March 31, 2022, $2.7 million of these expenses were recorded within direct costs and $0.1 million of these expenses were recorded within selling, general and administrative expenses. As of March 31, 2023 and December 31, 2022, $2.3 million and $1.7 million, respectively, due to Burns & McDonnell was included within due to related parties.

Dow Chemical Company

During 2022, the Company entered into a non-binding letter of intent with Dow Chemical Company (“Dow”), a warrant holder, to develop a small modular nuclear reactor at one of Dow’s U.S. Gulf Coast sites. In the first quarter of 2023, the Company entered into a joint development agreement with Dow. For the three months ended March 31, 2023 and 2022, the revenues associated with the contract are $0.7 million and zero, respectively and were recorded within revenues on the condensed consolidated statements of operations and comprehensive loss. As of March 31, 2023, $0.8 million due from Dow was included within due from related parties.

Desbuild Construction, Inc.

During 2022, the Company engaged Desbuild Construction, Inc (“Desbuild”) for construction-related services for the Company’s reactor fleet management, monitoring and training facility in Frederick, Maryland. The owner of Desbuild is the brother of an owner and member of the Company’s Board of Directors. The services from Desbuild include, but are not limited to, demolition and design services for the build out of this facility. As of March 31, 2023 and December 31, 2022, the Company recorded $0.4 million and $0.2 million, respectively, associated with these services as leasehold improvements within property and equipment, net.

IX, LLC Joint Venture

During 2021, the Company entered into a joint venture with Intuitive Machines, Inc. to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. Refer to Note 18 — Variable Interest Entity, for further disclosure of this joint venture. In 2022, the Company entered into a subcontract agreement with the joint venture entity to design the reactor and shielding concepts to meet power and radiation environment requirement for a nuclear fission power plant on the moon. For the three months ended March 31, 2023 and 2022, revenues associated with this joint venture were $0.3 million and zero. For the three months ended March 31, 2023, $0.2 million of these expenses were recorded within direct costs and $0.1 million of these expenses were recorded within selling general and administrative costs There are no balances within due to or due from related parties as of March 31, 2023. As of December 31, 2022, there was $0.2 million due from Intuitive Machines included in due from related parties.

See Note 7 for disclosure related to loans from related parties. See Note 8 for disclosure related to leases with related parties.

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Incurred Cost Audits

The Company predominantly performs contract services for the DoE. The Company’s costs incurred on such contracts with the DoE are subject to final incurred cost audits prior to the close out of the award as specified in such contracts. Billings under this contract are based on provisional rates that permit recovery of allowable overhead, and general and administrative expenses not exceeding certain limits. These rates are subject to review by the government on an annual basis. When final determination and approval of the allowable rates have been made, billings may be adjusted.

During 2021, the Defense Contract Audit Agency (“DCAA”) audited the Company’s incurred costs for fiscal years 2016 through 2019. In the audit report to the DoE, the DCAA questioned a total of $0.5 million of the Company’s claimed costs. In May 2022, the Company submitted additional supporting information to substantiate these costs. As of the date of this filing, the Company has not received a response regarding these cost audits.

In April 2023, the Company was notified by the DCAA that the DoE intends to proceed with an audit of the Company’s incurred costs for fiscal years 2020 and 2021. The audits are currently in process at the time of this filing.

Investigations and Litigation

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. The Company is not, to the best of its knowledge, presently a party to any legal proceedings that, if determined adverse to the Company, would individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows.

NOTE 17 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures for the three months ended March 31 are as follows (in thousands):

	2023	2022
Cash paid for interest	$25	$—
Cash paid for taxes	—	—
Non-Cash Investing and Financing Activities:
Accrued debt issuance costs	1,125	—
Accrued transaction fees	6,163	—

NOTE 18 — VARIABLE INTEREST ENTITY

The Company determines whether entities in which it has invested meet the criteria of a variable interest entity or “VIE” at the start of each new venture and when a reconsideration event has occurred. A VIE is a legal entity that satisfies any of the following characteristics: (a) the legal entity does not have sufficient equity investment at risk; (b) the equity investors at risk, as a group, lack the characteristics of a controlling financial interest; or (c) the legal entity is structured with disproportionate voting rights.

The Company consolidates a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

IX, LLC

The Company participates in IX, LLC (“IX, LLC”) with Intuitive Machines, Inc. (Intuitive Machines”), an aerospace engineering company servicing NASA and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure. The Company holds a 49% interest in IX, LLC and Intuitive Machines holds a 51% interest. The co-founder and executive chairman of Intuitive Machines is also the co-founder and

X-Energy Reactor Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

current member of the Company. Intuitive Machines and the Company are common controlled entities. The Company has determined that IX, LLC is a variable interest entity and the Company is not the primary beneficiary, as the Company is not the most closely associated entity to the significant activities of IX, LLC within the related party group. Therefore, the Company accounts for its interest in IX, LLC as an equity method investment.

IX, LLC was formed in 2021 to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. In the third quarter of 2022, IX, LLC received one of three awards from NASA to design a 40kW fission surface power system for the lunar surface. As of the three months ended March 31, 2023, IX, LLC had no significant activity due to the start-up nature of the joint venture.

NOTE 19 — SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated subsequent events to determine if any require recognition or disclosure. Subsequent events have been evaluated through June 12, 2023, the date the financial statements were available to be issued.

Amendment to the BCA

On June 11, 2023, the Company executed an amendment to the BCA. As a result of the amendment, the base purchase price decreased from approximately $2.1 billion to $1.8 billion.

Unit-based Compensation

On June 11, 2023, the Company amended its profit interest units which increased the participation threshold and added a SPAC merger transaction as a triggering event for the catch-up distribution discussed in Note 13.

ANNEX A-1

Dated December 5, 2022

Business Combination Agreement

by and between

Ares Acquisition Corporation,

as the Purchaser,

X-Energy Reactor Company, LLC,

as the Company,

and solely for purposes of Section 1.01(f), Section 6.25 and Article IX, each of

The Kamal S. Ghaffarian Revocable Trust,

IBX Company Opportunity Fund 1, LP,

IBX Company Opportunity Fund 2, LP,

IBX Opportunity GP, Inc.,

GM Enterprises LLC

and

X-Energy Management, LLC

A-1-1

A-1-2

A-1-3

EXHIBITS

Exhibit A	—	Purchaser Charter upon Domestication
Exhibit B	—	Purchaser Bylaws upon Domestication
Exhibit C	—	Company Fifth A&R Operating Agreement
Exhibit D	—	Tax Receivable Agreement
Exhibit E	—	A&R Registration Rights Agreement
Exhibit F-1	—	Sponsor Lockup Agreement
Exhibit F-2	—	Company Lockup Agreement
Exhibit G	—	Requisite Member Approval

A-1-4

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 5, 2022 (the “Signing Date”) by and between Ares Acquisition Corporation, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX, each of The Kamal S. Ghaffarian Revocable Trust (the “Trust”), IBX Company Opportunity Fund 1, LP, a Delaware limited partnership (“IBX Fund 1”), IBX Company Opportunity Fund 2, LP, a Delaware limited partnership (“IBX Fund 2”), IBX Opportunity GP, Inc., a Delaware corporation (“IBX GP”), GM Enterprises LLC, a Delaware limited liability company (“GM Enterprises” and, together with the Trust, IBX Fund 1, IBX Fund 2, IBX GP and GM Enterprises, each, a “Series A Party” and collectively, the “Series A Parties”), and X-Energy Management, LLC, a Delaware limited liability company (“Management LLC” and, together with the Series A Parties, the “Additional Parties”). The Purchaser and the Company are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), prior to the Closing, the Purchaser shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, immediately prior to the Closing, the Company will effectuate a recapitalization (the “Recapitalization”). Among other things, the Recapitalization will result in all outstanding Equity Securities of the Company being converted or exchanged into Company Common Units and Unvested Earn Out Units, as applicable, in accordance with the Recapitalization Instrument and as set forth in the Company Fifth A&R Operating Agreement. As one result of the Recapitalization, Company Members will collectively hold a single class of Company Common Units and Unvested Earn Out Units as of immediately prior to the Closing;

WHEREAS, immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock; (b) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one share of the Domesticated Purchaser Class A Common Stock (“Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of Purchaser (the “Cayman Purchaser Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of Domesticated Purchaser Class A Common Stock and one-fifth of one Domesticated Purchaser Warrant;

WHEREAS, substantially concurrently with or immediately following the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “Purchaser Charter upon Domestication”) and (b) adopt bylaws in substantially the form attached as Exhibit B (the “Purchaser Bylaws upon Domestication”). Among other things, the Charter and Bylaws referred to in the preceding sentence shall establish a structure containing: (i) Domesticated Purchaser Class A Common Stock, which will carry such economic and voting rights as set forth in the Purchaser Charter upon Domestication and Purchaser Bylaws upon Domestication; (ii) Domesticated Purchaser Class B Common Stock, which will carry such non-economic and voting rights as set forth in the Purchaser Charter upon Domestication and Purchaser Bylaws upon Domestication; (iii) Domesticated Purchaser Class C Common Stock, which will carry such non-economic and voting rights as set forth in the Purchaser Charter upon Domestication and Purchaser Bylaws upon Domestication; and (iv) Domesticated Purchaser Class D Common Stock, which will carry such economic and voting rights as set forth in the Purchaser Charter upon Domestication and Purchaser Bylaws upon Domestication. Purchaser and the Company may agree upon changes to the forms attached as Exhibits A and B, provided those changes are reflected in a written instrument signed by both Parties;

A-1-5

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, AAC Holdings II LP and the Purchaser have executed and delivered to the Company the Ares Commitment Letter;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Members have executed and delivered to the Purchaser the Member Support Agreement;

WHEREAS, from time to time following the Signing Date and prior to the Closing, the Purchaser may enter into subscription, purchase or similar agreements with investors. Pursuant to such subscription, purchase or similar agreements, such investors will agree to purchase from the Purchaser either shares of Domesticated Purchaser Class A Common Stock, shares of one or more series of Domesticated Purchaser preferred stock or convertible debt securities of the Purchaser (any such investments, collectively, “PIPE Investment”). Such purchases will be consummated prior to or substantially concurrently with the Closing (but at the earliest, the calendar day after the day in which the Domestication is consummated);

WHEREAS, simultaneously with the Closing, the Company Members, the Company and the Purchaser shall amend and restate the Company Operating Agreement by adopting the Fifth Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached as Exhibit C (the “Company Fifth A&R Operating Agreement”). Among other things, the Company Fifth A&R Operating Agreement shall permit the issuance and ownership of the Company Units as contemplated to be issued and owned upon consummation of the Transactions and admit the Purchaser as the managing member of the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Company Members, the Company and the Purchaser will enter into a Tax Receivable Agreement in substantially the form attached as Exhibit D (the “Tax Receivable Agreement”). The Purchaser and the Company may agree upon changes to the form attached as Exhibit D, provided those changes are reflected in a written instrument signed by both Parties;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, the Company Members and the other parties to such agreement will enter into an Amended and Restated Registration and Shareholders Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached as Exhibit E. The Purchaser and the Company may agree upon changes to the form attached as Exhibit E, provided those changes are reflected in writing signed by both Parties;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing: (i) the Sponsor and the Purchaser will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached as Exhibit F-1; and (ii) the Purchaser, the Company Members and the other parties to such agreement will enter into a Lock-Up Agreement (the “Company Lock-Up Agreement” and, together with the Sponsor Lock-Up Agreement, the “Lock-Up Agreements”), in substantially the form attached as Exhibit F-2. The Purchaser and the Company may agree upon changes to the forms attached as Exhibits F-1 and F-2, provided those changes are reflected in writing signed by both Parties;

WHEREAS, in connection with the Closing, subject to the terms and conditions in this Agreement, the Purchaser shall contribute to the Company the Closing Contributions in exchange for Company Common Units, Company Warrants and, if applicable, Mirror Securities (the “Contribution” and together with the other transactions contemplated by this Agreement, the “Transactions”). Among other things, the Contribution shall be used for working capital, growth and other general corporate purposes;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes: (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368(a)(1)(F) of the Code; (ii) the Sponsor Share Conversion qualifies as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368(a)(1)(E) of the Code; (iii) this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code; and (iv) the Closing Contributions qualify as contributions and exchanges described in Section 721 of the Code and the Treasury Regulations promulgated under Section 721 of the Code (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”);

A-1-6

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the members of the Company, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions; and (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS; concurrently with the execution of this Agreement, the Requisite Members have delivered the Requisite Member Approval in the form attached as Exhibit G; and

WHEREAS, the board of directors of the Purchaser and the Special Committee have: (a) determined that it is in the best interests of the Purchaser and the Purchaser Shareholders, and declared it advisable, for the Purchaser to enter into this Agreement providing for the Transactions; (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be adopted by the Purchaser Shareholders.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Closing Date Consideration, Payments and Share Issuances. At or prior to the Closing, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Parties shall cause the consummation of the following transactions:

(a) The Purchaser shall make any payments, by wire of immediately available funds from the Trust Account, required to be made by the Purchaser in connection with the Redemptions elected by the Purchaser Shareholders.

(b) The Purchaser shall pay or cause to be paid, by wire of immediately available funds from the Trust Account to the applicable payees, from the Available Purchaser Closing Cash, all Purchaser Transaction Costs to the extent such Purchaser Transaction Costs are not paid prior to the Closing.

(c) On behalf of the Company, the Purchaser shall pay or cause to be paid, by wire of immediately available funds from the Trust Account to the applicable payees as set forth on the Company Closing Certificate, from the Available Purchaser Closing Cash, all Company Transaction Costs, to the extent such Company Transaction Costs are not paid prior to the Closing. On behalf of the Company, the Purchaser shall pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Target Companies for payment to the applicable service provider at the time required by the applicable arrangement through the payroll system of the applicable Target Company. The amounts paid by the Purchaser pursuant to this Section 1.01(c) shall be treated as a contribution to capital of the Company by the Purchaser.

(d) The Purchaser shall contribute to the Company all remaining Available Purchaser Closing Cash. Such Available Purchaser Closing Cash shall be used for working capital, growth and other general corporate purposes.

(e) In consideration for the Closing Contributions, the Company shall issue and deliver to the Purchaser, free and clear of any Liens, other than those Liens imposed under the Company Fifth A&R Operating Agreement, the Lock-Up Agreements or applicable securities Laws, the following: (i) a number of Company Common Units equal to the aggregate number of shares of Domesticated Purchaser Class A Common Stock and Domesticated Purchaser Class D Common Stock outstanding as of the Closing; (ii) a number of Company Warrants equal to the number of Domesticated Purchaser Warrants outstanding as of the Closing pursuant to warrant agreements in a form to be reasonably agreed upon between the Purchaser and the Company; and (iii) if applicable, a number of Mirror Securities equal to the number of corresponding Alternative Financing Securities outstanding as of the Closing pursuant to a form to be reasonably agreed upon between the Purchaser and the Company.

(f) The Purchaser shall issue, or cause to be issued:

(i) to each Company Member, the number of shares of Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock set forth opposite such Company Member’s name on the Closing Equity Schedule. The Domesticated Purchaser Class B Common Stock and Domesticated Purchaser Class C Common Stock shall be issued (i) free and clear of all Liens, other than those Liens imposed under the Purchaser Organizational Documents, the Lock-Up Agreements or applicable Securities Laws; and (ii) in exchange for the payment to the Purchaser by each such

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Company Member of adequate consideration (not to exceed a per-share price equal to the par value per share of the Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock, as applicable). The amount of such consideration payable in accordance with the preceding sentence shall be set forth in a subscription agreement entered into by and between the Purchaser and each Company Member in form and substance reasonably satisfactory to the Purchaser and the Company (the “Company Member Subscription Amount”);

(ii) to Management LLC, the number of shares of Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares set forth opposite Management LLC’s name on the Closing Equity Schedule. Such Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares shall be issued free and clear of all Liens, other than those Liens imposed under the Purchaser Organizational Documents, the Lock-Up Agreements, the Contribution Agreement or applicable Securities Laws, pursuant to a contribution agreement, in form and substance reasonably satisfactory to the Purchaser, the Company and the Additional Parties (the “Contribution Agreement”). Pursuant to the Contribution Agreement, as consideration for the issuance of such shares of Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares, Management LLC shall contribute to the Purchaser concurrently with the Closing the number of Company Common Units and Unvested Earn-Out Units set forth opposite Management LLC’s name on the Closing Equity Schedule, and the Unvested Earn Out Shares issued to Management LLC will be subject to the vesting and forfeiture provisions of Section 3.01, mutatis mutandis. The number of shares of Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares, respectively, to be issued pursuant to this Section 1.01(f)(ii) shall be equal to the number of Company Common Units and Unvested Earn Out Units, respectively, that are contributed by Management LLC pursuant to the Contribution Agreement; and

(iii) to each Series A Party, the number of shares of Domesticated Purchaser Class D Common Stock set forth opposite such Series A Party’s name on the Closing Equity Schedule. Such shares of Domesticated Purchaser Class D Common Stock shall be issued free and clear of all Liens, other than those Liens imposed under the Purchaser Organizational Documents, the Lock-Up Agreements or applicable Securities Laws, pursuant to the Contribution Agreement. Pursuant to the Contribution Agreement, as consideration for the issuance of such shares of Domesticated Purchaser Class D Common Stock, each such Series A Party shall contribute to the Purchaser concurrently with the Closing the number of Company Common Units set forth opposite such Series A Party’s name on the Closing Equity Schedule. The number of shares of Domesticated Purchaser Class D Common Stock to be issued pursuant to this Section 1.01(f)(iii) shall be equal to the number of Company Common Units that are contributed by the Series A Parties pursuant to the Contribution Agreement.

The aggregate consideration to be received in respect of the Transactions by the Company Members and any other holders of Equity Securities of the Company (excluding the holders of any Equity Securities that by their terms will not convert into Company Common Units at or prior to the Closing) shall be equal to the Aggregate Consideration, the Earn Out Units and, following consummation of the transactions contemplated by the Contribution Agreement (including the contribution of an equal number of Earn Out Units to the Purchaser), the Unvested Earn Out Shares.

(g) The Purchaser shall contribute to the Company the Company Member Subscription Amount (together with the amounts treated as contributions pursuant to Section 1.01(c) and Section 1.01(d), the “Closing Contributions”).

Section 1.02 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company and their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Law. For the elimination of doubt, the ability to make deductions required by law shall apply to any payments made to the Company Members. If the Purchaser or the Company determines that any payment to the Company Members under this Agreement, excluding any compensatory payments to be made pursuant to this Agreement, is subject to deduction or withholding, then such Person shall use reasonable best efforts to provide notice to the Person in respect of whom such amounts are intended to be deducted or withheld as soon as reasonably practicable after such determination. The Purchaser or the Company, as applicable, shall use reasonable best efforts to provide the payment recipient with reasonable opportunity to provide any forms or other documentation and otherwise reasonably cooperate with the relevant Parties in good faith to avoid or minimize such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (including with respect to payments, if any, made to the Company Members). In the case of any such payment payable to employees of the Target Companies in connection with the Transactions that is treated as compensation, the relevant Parties shall reasonably cooperate to pay such amounts through the applicable Target Company’s payroll to facilitate applicable withholding.

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Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any Party in writing, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties. The specified date shall be no later than the third Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date at which the Closing is actually held being the “Closing Date”).

Section 2.02 Closing Documents.

(a) Purchaser Closing Certificate. Two Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a written notice setting forth a good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated Purchaser Class A Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Redemptions, the Domestication, the issuance of securities in connection with the consummation of the Transactions and the PIPE Investment and any forfeiture of Purchaser Class B Ordinary Shares pursuant to the Sponsor Support Agreement.

(b) Company Closing Certificate. Two Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”). The Company Closing Certificate shall set forth a good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser).

ARTICLE III

EARN OUT

Section 3.01 Earn Out Units.

(a) As part of the Recapitalization, the Company Members will receive the Unvested Earn Out Units (and following consummation of the transactions contemplated by the Contribution Agreement, Purchaser will hold certain of the Unvested Earn Out Units). The Unvested Earn Out Units will have the terms and conditions set forth in the Company Fifth A&R Operating Agreement and shall be consistent with the terms listed in this Section 3.01. The Unvested Earn Out Units shall vest as follows:

(i) upon the occurrence of Triggering Event I, 12,500,000 of the Unvested Earn Out Units shall vest to the Company Members and, solely with respect to the Unvested Earn Out Units held by the Purchaser following the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser, in accordance with each applicable Person’s Earn Out Pro Rata Share to the extent provided in the Company Fifth A&R Operating Agreement (the “Triggering Event I Earn Out Units”); and

(ii) upon the occurrence of Triggering Event II, 12,500,000 of the Unvested Earn Out Units shall vest to the Company Members and, solely with respect to the Unvested Earn Out Units held by the Purchaser following the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser, in accordance with each such Person’s Earn Out Pro Rata Share to the extent provided in the Company Fifth A&R Operating Agreement (the “Triggering Event II Earn Out Units” and, together with the Triggering Event I Earn Out Units, the “Earn Out Units”).

(b) The Earn Out Units shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Company Common Units occurring on or after the Closing. Stock dividends shall include

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any dividend or distribution of securities convertible into Company Common Units. The adjustments made pursuant to this Section 3.01(b) shall be subject to the reasonable mutual agreement of the Purchaser and the Company. The Triggering Events may be achieved at the same time or over the same overlapping Trading Days.

(c) If the Unvested Earn Out Units do not vest in accordance with this Article III during the Earn Out Period, the obligations in Section 3.01(a), Section 3.01(e) and Section 3.01(f) shall terminate and no longer apply. In such event, the applicable Unvested Earn Out Units that would have vested (but did not vest during such period) pursuant to Section 3.01(a), Section 3.01(e) or Section 3.01(f) shall be automatically forfeited and deemed transferred to the Company and shall be cancelled by the Company and cease to exist.

(d) Notwithstanding anything to the contrary contained in this Agreement, Unvested Earn Out Units that vest in accordance with this Section 3.01 shall remain subject to any other vesting or forfeiture conditions contained in any other agreements to which the holder is subject.

(e) If, following the Closing and prior to the third anniversary of the Closing, there is a Change of Control, Triggering Event I and Triggering Event II shall be deemed to occur. In such event, all Unvested Earn Out Units shall vest to the Company Members and, solely with respect to the Unvested Earn Out Units held by the Purchaser following the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser, in accordance with each such Person’s Earn Out Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Company Members and the Purchaser shall be eligible to participate in such Change of Control.

(f) If, following the third anniversary of the Closing and prior to the expiration of the Earn Out Period, there is a Change of Control:

(i) that will result in the holders of Domesticated Purchaser Class A Common Stock receiving a per share price equal to or in excess of $12.50, then to the extent Triggering Event I has not occurred prior to such Change of Control, Triggering Event I shall be deemed to occur. In such event, such Unvested Earn Out Units shall vest to the Company Members and, solely with respect to the Unvested Earn Out Units held by the Purchaser following the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser, in accordance with each such Person’s Earn Out Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Company Members and the Purchaser shall be eligible to participate in such Change of Control; and

(ii) that will result in the holders of Domesticated Purchaser Class A Common Stock receiving a per share price equal to or in excess of $15.00, then to the extent Triggering Event II has not occurred prior to such Change of Control, Triggering Event II shall be deemed to occur. In such event, such Unvested Earn Out Units shall vest to the Company Members and, solely with respect to the Unvested Earn Out Units held by the Purchaser following the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser, in accordance with each such Person’s Earn Out Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Company Members and the Purchaser shall be eligible to participate in such Change of Control.

The per share price received by the holders of Domesticated Purchaser Class A Common Stock shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such Domesticated Purchaser Class A Common Stock, as determined in good faith by the board of directors of the Purchaser. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Purchaser Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Purchaser Class A Common Stock occurring on or after the Closing. Any adjustments made pursuant to Section 3.01(f)(i) and Section 3.01(f)(ii) shall be subject to the reasonable mutual agreement of the Purchaser and the Company.

(g) Upon the vesting of any Unvested Earn Out Units, the Purchaser shall issue, or cause to be issued, to each Company Member an equal number of shares of Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock, as applicable. In each case, any such issuance shall be: (i) free and clear of all Liens other than those Liens imposed under the Purchaser Organizational Documents (at and following the Closing), the Lock-Up Agreements or applicable securities Laws; and (ii) in exchange for the payment to Purchaser by each such Company Member of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of the Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock, as applicable). The amount of such consideration payable in accordance with

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the preceding sentence shall be set forth in a subscription agreement in form and substance reasonably satisfactory to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letters dated as of the Signing Date delivered by the Company to the Purchaser (the “Company Disclosure Letter”), the Company represents and warrants to the Purchaser, as of the Signing Date and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite power and authority would not, individually, or in the aggregate, be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Target Company is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

Section 4.02 Authorization; Binding Agreement. Subject to the consents and other approvals described in Section 4.05, the Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations under this Agreement and each Ancillary Document and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions: (a) have been duly and validly authorized by the Company’s board of directors in accordance with its Organizational Documents; and (b) no other proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution, delivery and performance of this Agreement by the Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. When delivered, each Ancillary Document to which the Company is or is required to be a party shall be duly and validly executed and delivered by the Company and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. By resolutions duly adopted, the Company’s board of directors has: (i) determined that this Agreement and the Transactions, including the Contribution, are advisable, fair to, and in the best interests of, the Company and its members; (ii) approved this Agreement and the Transactions, including the Contribution; (iii) directed that this Agreement be submitted to its members for adoption; and (iv) recommended that its members adopt this Agreement. Concurrently with the execution of this Agreement, the Requisite Members have delivered to the Purchaser the Requisite Member Approval.

Section 4.03 Capitalization.

(a) As of the Signing Date and immediately prior to the Recapitalization, the Company is authorized to issue: (i) 127,000,000 Class A Common Units, of which 3,128,026 are issued and outstanding; (ii) 10,099,603 Class B Common Units, of which 6,876,000 are issued and outstanding; (iii) 90,981,975 Company Series A Preferred Units, of which 90,625,588 issued and outstanding; and (iv) 19,500,000 Company Series B Preferred Units, of which 11,643,171 issued and outstanding (the Company Series A Preferred Units and the Company Series B Preferred Units together, the “Company Preferred Units”). Set forth on Section 4.03(a)(i) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Units or any other Equity Securities of the Company, and the number of Company Units or such other Equity Securities held by each such holder as of the Signing Date. As of the Signing Date and immediately prior to the Recapitalization, other than the Company Units and Equity Securities set forth on Section 4.03(a)(i) of the Company Disclosure Letter, the Company does not have any other issued or outstanding membership interests or other Equity Interests.

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(b) Prior to giving effect to the Transactions but after giving effect to the Recapitalization, all of the Equity Securities of the Company will be owned by the Company Members and the other holders of other Equity Securities of the Company that are outstanding immediately prior to the Recapitalization, free and clear of any Liens other than those Liens imposed under the Company Organizational Documents, applicable securities Laws or Permitted Liens. All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with applicable Laws and the Company Organizational Documents. The Company’s outstanding Equity Securities are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. There are no preemptive rights, rights of first refusal or first offer, Contracts or restrictions to which the Company or, to the Company’s Knowledge, any of its members is a party or bound relating to any membership interests or other Equity Securities of the Company. There are no outstanding or authorized equity appreciation, equity or equity-linked awards, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Securities. There are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company. No Target Company has granted any registration rights to any Person with respect to such Target Companies’ Equity Securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws. Section 4.03(b)(ii) of the Company Disclosure Letter sets forth, with respect to each Class B membership interest of Management LLC outstanding as of the Signing Date: (i) the name of the holder; (ii) the number of Class B membership interests of Management LLC, subject to such award; (iii) the distribution threshold, as applicable; (iv) the vesting commencement date, vesting schedule and current vested status of such award. Each Class B membership interest of Management LLC: (A) is intended to constitute a “profits interest” for U.S. federal income tax purposes within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and other applicable provisions of the Code (or guidance under the Code); (B) was granted with a distribution threshold equal to or greater than the liquidation value of Management LLC on the date of grant; and (C) is the subject of a timely and valid election under Section 83(b) of the Code.

(c) Except as provided for in this Agreement, including the Recapitalization, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Target Companies are issuable. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no rights in connection with any shares, warrants, options or other securities of the Target Companies will accelerate or become vested, exercisable, convertible or otherwise triggered.

(d) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. The Company has not made, declared, set aside, established a record date or paid any dividends or distributions.

Section 4.04 Subsidiaries and Investments. Section 4.04 of the Company Disclosure Letter sets forth the names of the Target Companies (other than the Company). Section 4.04 of the Company Disclosure Letter also sets forth, with respect to each such Person: (a) its jurisdiction of incorporation or organization; (b) all names other than its legal name under which such Person does business, as applicable; (c) its authorized shares or other Equity Securities (if applicable); and (d) the number of issued and outstanding shares or other Equity Securities of such Person and the record holders and beneficial owners of such shares or other Equity Securities. All of the outstanding Equity Securities of each such Person are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable. All of the outstanding Equity Securities of each such Person were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies’ free and clear of all Liens and free of any other limitation other than those Liens imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws or Permitted Liens.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except for the applicable requirements, if any, of the HSR Act and the Consents and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any covenants, conditions, or restrictions affecting the Owned Real Property (the “CCRs”) Company Material Contract or Material Current Government Contract, or terminate or result in the termination of any CCRs, Company Material Contract or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any CCRs, Company Material Contract or Material Current Government Contract upon

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any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or would not reasonably be expected to be material to the Target Companies, taken as a whole.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no Consent is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) compliance with the applicable requirements, if any, of the HSR Act.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the unaudited consolidated balance sheet and the related draft unaudited consolidated statements of operations, changes in members’ deficit and cash flows of the Target Companies as of and for the six month period ending June 30, 2022 (the “Interim Company Financials”); and (ii) the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the unaudited consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related unaudited consolidated statements of operations, changes in members’ deficit and cash flows for the fiscal years then ended (the “Annual Company Financials” and, together with the Interim Company Financials, the “Company Financials”). The Company Financials were derived from and accurately reflect in all material respects the books and records of the Target Companies. Such books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and applicable legal requirements. The Company has no reason to believe that the Annual Company Financials will not be certified as audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards upon the filing of the initial Registration Statement in accordance with the terms set forth in this Agreement. When delivered, the Company Financials: (x) will have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered by such Company Financials (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); (y) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such Company Financials in conformity with GAAP (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); and (z) will have been derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a system of internal controls and such internal controls are designed to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets; and (iii) to the extent required by applicable Law, material information relating to the Target Companies is made known to the Company’s principal executive officer and principal financial officer. To the extent required by applicable Law, such internal controls are sufficient in timely alerting the Company’s principal executive officer and principal financial officer to material information that would be required to be included in the Company Financials.

(c) No Target Company has identified in writing and none has received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Target Companies; (ii) any fraud that involves a Target Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.

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(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no material liability, debt, obligation, claim or judgment of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts (including Indebtedness), obligations, claims or judgements: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes to the Company Financials; (b) that have arisen since the date of the most recent balance sheet included in the Company Financials in the ordinary course of the operation of business of the Target Companies; or (c) arising under this Agreement or incurred in connection with the Transaction. None of the Target Companies are party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.08 Absence of Certain Changes. Except for activities conducted in connection with this Agreement and the Transactions, since June 30, 2022 through the Signing Date: (a) there has not been any Company Material Adverse Effect; and (b) each Target Company (i) has conducted its business in the ordinary course of business, and (ii) has not taken any action or committed or agreed to take any action that, if taken after the Signing Date, would be prohibited by Section 6.02(a).

Section 4.09 Compliance with Laws. During the last three years, each Target Company has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Target Company, taken as a whole. No written notice of violation or of non-compliance with any applicable Law has been received by any Target Company since its inception. To the Company’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against any Target Company.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the Signing Date that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $1,000,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the applicable Target Companies. Each Material Current Government Contract is a legal, valid and binding obligation of the Target Companies party to such Material Current Government Contract. To the Company’s Knowledge, each Material Current Government Contract is a legal, valid and binding obligation of each other party to such Material Current Government Contract. Each Material Current Government Contract is in full force and effect and enforceable against the Target Companies party to such Material Current Government Contracts in accordance with its terms, subject, in each case, to the Enforceability Exceptions.

Section 4.11 Company Permits. Each Target Company holds all Permits required to own, lease and operate its assets and properties and carry on its business as it is now being conducted, except where the failure to have such approvals have not been, and would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole (collectively, the “Company Permits”). Section 4.11 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Target Companies. To the Company’s Knowledge, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. No Target Company is in material default or violation of any Company Permit applicable to such Target Company. To the Company’s Knowledge, no event has occurred with respect to any of the Company Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Company Permit or would result in any other impairment of the rights of the holder of any Company Permit.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there are no, and for the past three years there have been no: (a) Legal Proceedings of any nature or, to the Company’s Knowledge, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities, in which the reasonably expected damages are in excess of $500,000 or which otherwise would reasonably be expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Company’s Knowledge, pending or threatened audits, examinations or investigations by any Governmental Authority against any Target Company that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole; (c) pending or threatened Legal Proceedings by any Target Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Company’s Knowledge, threatened to be

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imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xxii) below, other than the Company Benefit Plans, to which, as of the Signing Date, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments to such Company Material Contracts, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) The ARDP Agreement;

(ii) Each Contract that contains covenants that materially limit the ability of any Target Company (or purports to bind any Affiliate of any Target Company): (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any employee or customer, including any covenants regarding non-competition, employee and customer non-solicitation, exclusivity, rights of first refusal or most-favored pricing; or (B) to purchase or acquire an interest in any other Person;

(iii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) All Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, currency, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;

(v) All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 or Equity Securities of any Target Company or another Person;

(vi) Other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, each Contract for the acquisition of any Person or any business division of any Person or the disposition of any material assets of any of Target Company, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years or relating to the pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $250,000;

(vii) Each obligation to make payments in excess of $250,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) Each lease, rental agreement, installment and conditional sale agreement or other Contract that: (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property; and (B) involves aggregate payments in excess of $100,000 in any calendar year;

(ix) Other than Contracts relating to the purchase of engineering or design services, and other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the underlying Contract, each Contract that, by its terms, individually or with all related Contracts, calls for aggregate payments, receipts or expenditures by the Target Companies under such Contract or Contracts of at least $400,000 per year or $2,000,000 in the aggregate (provided, that for purposes of Section 6.02(b)(xi), the foregoing amounts shall be deemed to be $1,000,000 per year or $5,000,000 in the aggregate);

(x) Other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship, all Contracts with any Top Customer or Top Supplier;

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(xi) Each Contract that is a collective bargaining agreement or other Contract with any labor union, works council, labor organization or other employee representative body (each, a “Labor Agreement”);

(xii) All Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date in excess of $400,000;

(xiii) Any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis (including directors, officers and independent contractors) (A) providing annual base compensation in excess of $300,000 or (B) restricting the Target Company’s ability to terminate the employment or engagement of such service provider at any time for any reason or no reason without paying or providing severance, termination or other similar payments or benefits;

(xiv) Any Contract that is between any Target Company and any current or former director, officer, employee or other individual service provider of a Target Company that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xv) Any Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xvi) All Contracts that relate to a material settlement entered into within three years prior to the Signing Date or under which any Target Company has outstanding non-monetary obligations (other than customary confidentiality obligations) or monetary obligations in excess of $500,000;

(xvii) All Contracts, including any grant or cooperative agreement, with any Governmental Authority, including any economic development corporation, to which any Target Company is a party that involve payments by such Target Company in excess of $500,000 per year or funding from any Governmental Authority in excess of $500,000 in any one year or $1,000,000 over the life of the Contract;

(xviii) Any Contract: (A) that contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either: (1) grants to a third Person (I) a license, immunity or other right in or to any Owned Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company. Notwithstanding the foregoing, none of the following will be required to be set forth on Section 4.13(a)(xviii) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) licenses of Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to the Purchaser and without any material deviations or exceptions;

(xix) All Contracts involving transactions with an Affiliate or consultant of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xx) All Contracts relating to the purchase of engineering or design services that involve more than $5,000,000 in payments within any calendar year, other than those Contracts under which no further services are due;

(xxi) All broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Target Companies; and

(xxii) each other Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

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(b) Each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party and, to the Company’s Knowledge, each other party to such Company Material Contract. Each Company Material Contract is in full force and effect in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions and except for Company Material Contracts that expire in accordance with their terms). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, with respect to each Company Material Contract: (i) no Target Company is in breach of or default under any Company Material Contract, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach by any Target Company of, default under, or permit termination or acceleration by the other party to, any such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party to such Company Material Contract to terminate such Company Material Contract or amend the terms of such Company Material Contract, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth sets forth, as of the Signing Date, an accurate list (in all material respects) of each material U.S. and foreign registered (i) Patent, (ii) Trademark, (iii) Copyright or (iv) internet domain name and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee as of the Signing Date (collectively, the “Company Registered IP”). Each item of material Company Registered IP is valid (except for any pending applications included therein, which are, to the Company’s Knowledge, valid), and to the Company’s Knowledge, subsisting and enforceable in all material respects. For each issued Patent included in the Company Registered IP, the Target Companies have obtained valid invention assignments from each inventor. For each Patent application included in the Company Registered IP, the Target Companies have obtained or will obtain (as applicable) valid invention assignments from each inventor. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in all material respects, and has the right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Target Company (it being understood that this Section 4.14(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, each Target Company has a valid and enforceable written license or other valid right to use all other material Company IP, including Intellectual Property that is the subject of the material Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted in all material respects. No Target Company is, nor, to the Company’s Knowledge, is any other party to any material Company IP Licenses, in breach or default under any material Company IP Licenses, nor has any event occurred that with notice or lapse of time or both would constitute a default under any material Company IP Licenses.

(c) Each Target Company has performed all material obligations imposed on it in each material license, sublicense and other agreement under which a Target Company is the licensor (each, an “Outbound IP License”). No Target Company is, nor, to the Company’s Knowledge, is any other party to an Outbound IP License, in material breach or material default under an Outbound IP License. To the Company’s Knowledge, no event has occurred that with or without notice or lapse of time would constitute a material default under any Outbound IP License.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Letter, no Legal Proceeding is pending nor, to the Company’s Knowledge, threatened in writing in the past three years against a Target Company alleging that a Target Company has infringed, misappropriated or violated the material Intellectual Property of any other Person in any material respect or challenging the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP. There are no Orders to which any Target Company is a party or its otherwise bound that: (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company; (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property; or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. Except as set forth in Section 4.14(d) of the Company Disclosure Letter, to the Company’s Knowledge, no Target Company is currently infringing, or has, during the past three years, infringed, misappropriated or violated any material Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. Except as set forth in Section 4.14(d) of the

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Company Disclosure Letter, to the Company’s Knowledge, no third party is currently, or in the past three years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(e) Except as set forth in Section 4.14(e) of the Company Disclosure Letter, no current or former officers, employees or independent contractors of a Target Company has any ownership interest in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Target Company pursuant to a Contract with a Target Company). No Person has claimed or asserted in writing any ownership interest or other rights in or to any material Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of material Company IP or any confidentiality or nondisclosure Contract relating to the material Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable best efforts and security measures designed to preserve, maintain and protect all material Owned Intellectual Property, including measures designed to protect the secrecy and confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements (or have similar obligations pursuant to Law) pursuant to which all of such Person’s right, title and interest in and to any such material Owned Intellectual Property has been assigned to the Target Companies or vested in the Target Companies (by operation of Law).

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated (either directly by any Target Company, or indirectly, by the incorporation of third party Software that itself incorporates Open Source Software) into, used, intermingled or bundled with any material Owned Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any material Company Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code to such material Company Software; (ii) license any such material Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such material Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents constituting material Owned Intellectual Property (each of (i) – (iv), a “Copyleft Action”).

(g) Except as set forth on Section 4.14(g) of the Company Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Target Company used any government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center in the development of any Owned Intellectual Property. Except as set forth in Section 4.14(g) of the Company Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Governmental Authority has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) ”unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software; or (iii) ”march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) To the Company’s Knowledge, no Person has obtained unauthorized access to information and data (including personally identifiable information) in the possession of a Target Company or in their control, or otherwise held or processed on their behalf during the last three years. There has been no loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of such information or data. To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, during the last three years, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology or software applications the Target Companies own, operate, or outsource, or the information or data thereon. No written material complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company. During the last three years, no Target Company has been required by applicable Law, regulation or contract to notify, any person or entity of any personal data or information security-related incident. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, cybersecurity and the collection, processing and use of personal information. Each Target Company has taken reasonable actions

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designed to implement adequate policies and further taken commercially reasonable steps regarding security regarding: (a) the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of data (including personally identifiable information) and business proprietary or sensitive information, in its possession or control, or held or processed on its behalf; and (b) the integrity and availability of the information technology, operational technology and software applications the Target Company owns, operates or outsources. To the Company’s Knowledge, the material IT Assets do not contain any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities or unauthorized tools or scripts that would reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology and operational technology systems and software applications, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. The material IT Assets operate and perform as required by the Target Companies for the operation of its business as currently conducted.

Section 4.15 Taxes and Returns.

(a) Each Target Company: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file); (ii) all such Tax Returns are accurate and complete in all material respects; and (iii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Company’s Knowledge, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax. The Target Companies have not been notified in writing of any proposed Tax claims or assessments against any of them.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(f) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company): (i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance

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pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion of any period) following the Closing Date.

(i) Since its formation, the Company is, and has at all times been classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.15 of the Company Disclosure Letter.

(j) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local or foreign Law) with respect to any Target Company.

(k) No “section 197 intangible” (within the meaning of Section 197 of the Code) of any Target Company existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(l) No Target Company has ever owned (directly or indirectly): (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code); or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(m) No Target Company has a permanent establishment in any country other than its jurisdiction of formation. No Target Company has engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(n) No Target Company has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remains outstanding. No Target Company has made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 that remains outstanding.

(o) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth the address of all land owned in fee simple by the Target Companies (collectively, the “Owned Real Property”). With respect to each Owned Real Property: (i) the Target Company that owns such Owned Real Property has good and marketable title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens; (ii) the Target Company that owns such Owned Real Property has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion of such Owned Real Property; and (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion of such Owned Real Property or interest in such Owned Real Property. All buildings, structures, improvements, fixtures located on the Owned Real Property are in good condition and repair (normal wear and tear and asset retirement excepted) and sufficient for the operation of the business of the Target Companies. The Owned Real Property is in material compliance with all applicable CCRs and other similar matters affecting title to such Owned Real Property. The Target Companies’ planned development of such Owned Real Property for the operation of the businesses of the Target Companies is in compliance with all zoning and other land use Laws in all material respects. Except as set forth on Section 4.16(a) of the Company Disclosure Letter, no Target Company is party to any agreement or option to purchase any real property or interest in such real property.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list as of the Signing Date of: (i) the street address of all premises currently leased or subleased or licensed or otherwise used or occupied by a Target Company for the operation of the business of such Target Company (collectively, the “Leased Real Property”); and (ii) all current leases, lease guarantees, agreements and documents related to such Leased Real Property, including all amendments, terminations and modifications or waivers of such current leases, lease guarantees, agreements and documents related to such Leased Real Property (collectively, the “Company Real Property Leases”). The Target Companies have delivered to the Purchaser a true and complete copy of each Company Real Property Lease document. Each Company Real Property Lease is valid, binding and enforceable in all respects against the Target Company party to such Company Real Property Lease. To the Company’s Knowledge, each other party to such Company Real Property Lease, and is in full force and effect (except, in each case, as such enforcement may be

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limited by the Enforceability Exceptions). With respect to each Company Real Property Lease: (A) no Target Company is in breach of, or default under, any Company Real Property Lease, and, to the Company’s Knowledge, no event has occurred and no circumstance exists that, if not remedied, whether with or without notice or the passage of time or both, would result in such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease, except for any such breach or default as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole; (B) no Target Companies’ possession and quiet enjoyment of the Leased Real Property under such Company Real Property Leases has been materially disturbed; (C) to the Company’s Knowledge, no material disputes with respect to such Company Real Property Lease have arisen; (D) no Target Company has exercised, nor has any Target Company received written notice of any other parties exercise of, any termination rights with respect to any Company Real Property Lease; (E) no Target Company has subleased, licensed, or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion of such Leased Real Property; and (F) no Target Company has collaterally assigned or granted any other security interests in any Leased Real Property.

Section 4.17 Personal Property. The Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and personal property, free and clear of all Liens other than: (a) Permitted Liens; and (b) the rights of lessors under any leases. The material tangible and intangible assets and personal property of the Target Companies: (i) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted; (ii) taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; (iii) have been maintained in accordance with generally accepted industry practice; and (iv) are in good working order and condition, except for ordinary wear and tear and, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 4.18 Employee Matters.

(a) The Target Companies are not and have never been a party to, or bound by, any Labor Agreement. No employees of the Target Companies are represented by any labor union, works council, or other labor organization with respect to their employment with the Target Companies. To the Company’s Knowledge, in the past three years, there have been no activities or proceedings of any labor union or other party to organize or represent such employees. In the past three years, there has not occurred or, to the Company’s Knowledge, been threatened any unfair labor practice charge, material labor arbitration, material labor grievance, strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity or dispute against the Target Companies. Section 4.18(a) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Company’s Knowledge, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies. With respect to the Transactions, the Target Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law or Labor Agreement.

(b) The Target Companies are and have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices. Such compliance in all material respects includes all laws respecting terms and conditions of employment, health and safety and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), discrimination, retaliation, harassment, disability rights and benefits, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations. There are no material Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as would not result in material liability for the Target Companies, taken as a whole, the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

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(d) In the past three years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the WARN Act. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three years prior to the Signing Date.

(e) In the past three years: (i) no allegations of sexual harassment or sexual misconduct have been made, or, to the Company’s Knowledge, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Target Company; (ii) no Target Company has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee; and (iii) the Target Companies have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Target Companies have taken corrective action that is reasonably calculated to prevent further improper action. The Target Companies do not reasonably expect any material Liabilities with respect to any such allegations.

Section 4.19 Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan, excluding any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that is pursuant to the form(s) set forth in Section 4.19(a) of the Company Disclosure Letter and is terminable upon no more than thirty days’ notice without further Liability and does not provide severance. Each Company Benefit Plan is exclusive to the Target Companies, and no Company Benefit Plan covers or provides benefits to any Person who is not a current or former employee of the Target Companies (or an eligible dependent of such current or former employee). With respect to each Company Benefit Plan, all contributions and other payments that have become due have been timely made or paid or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code: (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Company is entitled to rely); or (ii) the Target Company has requested an initial favorable IRS determination of qualification or exemption within the period permitted by applicable Law. No event has occurred or circumstance exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan required to be listed on Section 4.19(a) of the Company Disclosure Letter, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents (including any amendments, modifications or supplements) or, for any unwritten Company Benefit Plan, a written summary of the material terms of such unwritten Company Benefit Plan; (ii) the most recent summary plan descriptions and each summary of material modifications to such plan descriptions; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter (or opinion letter) received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all non-routine communications with any Governmental Authority within the last three years.

(d) No Legal Proceeding or claim is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims) against or relating to any Company Benefit Plan or the assets any Company Benefit Plan. There has been no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty with respect to any Company Benefit Plan. No Target Company has incurred (whether or not assessed), or would reasonably be expected to incur or be subject to, any material Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) None of the Target Companies nor any ERISA Affiliate currently sponsors, maintains, contributes to, has an obligation to contribute to or has any Liability or obligation under or with respect to, and no Company Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) or a “multiple employer plan” (as described in Section 413(c) of the

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Code or Section 210 of ERISA). None of the Target Companies has incurred any Liability or otherwise would reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA or as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other individual service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation or benefits payable by the Target Companies; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Target Companies; (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan; (iv) otherwise give rise to any material liability under any Company Benefit Plan; or (v) result in any “excess parachute payment” under Section 280G of the Code.

(g) No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h) Except to the extent required by Section 4980B of the Code or similar state Law, none of the Target Companies has any Liability to provide, and no Company Benefit Plan provides, health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee or any other Person following such employee’s retirement or other termination of employment or service.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations under the Code and other official guidance issued under the Code. No amounts paid or payable by any of the Target Companies are subject to any Tax or penalty imposed under Section 457A of the Code.

(j) Each Company Benefit Plan maintained on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) and who are required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in all material respects in good standing with the applicable Governmental Authority. Each Foreign Plan required under any applicable Law to be funded, is either: (i) funded in all material respects in accordance with such Law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees; or (ii) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures. None of the Transactions will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations. No Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement. No unfunded or underfunded Liabilities exist with respect to any Foreign Plan.

Section 4.20 Environmental Matters.

(a) Each Target Company is, and for the past three years has been, in compliance in all material respects with all applicable Environmental Laws, including by obtaining and maintaining all Permits required under applicable Environmental Laws (collectively, the “Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against any Target Company alleging any material violation, material non-compliance with, or material Liability, under Environmental Laws. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of such a Legal Proceeding.

(c) Except as would not reasonably be expected to result in material Liability to the Target Companies, taken as a whole, as of the Signing Date, no Target Company has received any written notice, report or other information from any Person of, or is the subject of any outstanding Order of any Governmental Authority relating to: (i) any actual or alleged material violation of, material non-compliance with, or material Liability under, Environmental Laws; (ii) any Remedial Legal Proceeding; or (iii) the Release or threatened Release, or exposure of any Person to, of a Hazardous Material, in each case that remains unresolved.

(d) There has been no release of, contamination by or exposure of any Person to any Hazardous Material in a quantity or manner that has resulted in material Liability of, the Target Companies pursuant to Environmental Laws, including with respect to any reporting, investigation, remediation, monitoring, or other response action.

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(e) As of the Signing Date, no Target Company has received any written notice of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that remains pending, or, to the Company’s Knowledge, is threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities. To the Company’s Knowledge, there is no investigation of the real property formerly owned, operated, or leased by a Target Company pending or threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities.

(f) No Target Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Environmental Liability, including any obligation for corrective or remedial action, of any other Person related to Environmental Laws.

(g) The Company has provided to the Purchaser all material environmental reports, audits, assessments, liability analyses, memoranda, studies and similar environmental documents in the Company’s possession or control with respect to compliance with Environmental Law or Environmental Liabilities of any Target Company or any property owned or operated by any Target Company.

Section 4.21 Transactions with Related Persons. Section 4.21 of the Company Disclosure Letter contains a list of each transaction or Contract to which a Target Company is a party with any: (a) present or former officer or director of any of the Target Companies; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Target Companies; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Notwithstanding the foregoing, each of clauses (a), (b) and (c) shall exclude: (i) any transaction or Contract solely between or among the Company’s wholly owned Subsidiaries or between or among the Company and any of its wholly owned Subsidiaries; and (ii) in the case of an employee, officer or director of the Target Companies, any employment Contract made in the ordinary course of business or any Company Benefit Plans. To the Company’s Knowledge, no Related Person or any Affiliate of a Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other Equity Securities of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).

Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter lists as of the Signing Date, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the Signing Date, all premiums due and payable under all such insurance policies have been paid. As of the Signing Date, the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any: (i) adverse material change; (ii) notice of cancellation or termination; (iii) any change other than in the ordinary course of business in the conditions of insurance; (iv) any refusal to issue an insurance policy; or (v) non-renewal of a policy, and, to the Company’s Knowledge, no such action has been threatened.

(b) Section 4.22(b) of the Company Disclosure Letter identifies each individual insurance claim made by a Target Company in the past three years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage. The consummation of the Transactions will not affect coverage under any insurance policies in any material respect.

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Section 4.23 Top Customers and Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies business’ revenue with such counterparty, as applicable, the five largest customers of the Target Companies, taken as a whole, for (i) the 12 months ended on December 31, 2021 and (ii) the 12 months ended on December 31, 2020 (the “Top Customers”). As of the Signing Date, no Top Customer has (i) informed the Target Companies in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole; or (ii) informed the Target Companies in writing that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Customer. To the Company’s Knowledge, as of the Signing Date, no Top Customer has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.

(b) Section 4.23(b) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies’ business’ cost to such counterparty, as applicable, the five largest suppliers or manufacturers of goods or services to the Target Companies, taken as a whole, for (i) the 12 months ended on December 31, 2021 and (ii) the 12 months ended on December 31, 2020, (the “Top Suppliers”). As of the Signing Date, no Top Supplier has (i) informed the Target Companies in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole; or (ii) informed the Target Companies in writing that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier. To the Company’s Knowledge, as of the Signing Date, no Top Supplier has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.

(c) As of the Signing Date, none of the Top Customers or Top Suppliers has notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.24 Certain Business Practices.

(a) No Target Company, nor, to the Company’s Knowledge, any of such Target Company’s officers, directors, employees, nor, any other of their respective Representatives acting on such Target Company’s behalf has, during the last five years, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative of such Target Company knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). During the last five years, no Target Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. During the last five years, no Target Company has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each of the Target Companies has instituted, maintain and enforce policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of each Target Company are and, during the last five years, have been conducted at all times in compliance with economic Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws, in all material respects. No Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Company’s Knowledge, threatened.

(c) No Target Company, nor any of its officers, directors, or employees, nor, to the Company’s Knowledge, any other of its Representatives acting on behalf of a Target Company, is or has, during the last five years, been: (i) a Sanctioned Person; or (ii) in material violation of economic Sanctions Laws or export or import control Laws.

(d) The Target Companies have in the past five years maintained in place and implemented controls and systems designed to ensure compliance with all applicable economic Sanctions Laws and export and import control Laws in all material respects.

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Section 4.25 Nuclear Regulatory Matters.

(a) No Target Company has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act, whether or not owned, in whole or part, by any Target Company. No Target Company possesses a license from the NRC for the construction or operation, or construction and operation, of any utilization facility or production facility.

(b) No Target Company currently holds or requires any license for the possession or use of nuclear materials in order to conduct its business, whether such materials are classified as “source materials,” “special nuclear materials,” or “byproduct materials” pursuant to the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act or pursuant to the Laws of a state, the governor of which has entered an agreement pursuant to Section 274(b) of the Atomic Energy Act.

(c) Each Target Company is in compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act. No Target Company is subject to any Law that prevents or materially inhibits the Target Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Government Authority. The execution, delivery and performance by any Target Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the Transactions, shall not cause any Target Company to become subject to any Law that prevents or materially inhibits the Target Company’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Government Authority.

Section 4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27 Finders and Brokers. Except as reflected on Section 4.27 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates. The Company shall be solely responsible for any such fees (which shall be included as a Company Transaction Cost to the extent not paid prior to the Closing).

Section 4.28 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Purchaser. The Company acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant to this Agreement. None of the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant to this Agreement.

Section 4.29 Information Supplied. The Target Companies shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectus filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Purchaser Shareholders; or (iv) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its respective Affiliates. All financial projections with respect to the Target Companies that: (i) were delivered by or on

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behalf of the Company or its Representatives for inclusion in the presentation that the Parties have agreed to file with the SEC in connection with Signing Filing; and (ii) will be delivered by the Company or its Representatives for inclusion in the Proxy Statement/Registration Statement were or will be, as the case may be, prepared in good faith using assumptions the Company believes to be reasonable.

Section 4.30 No Additional Representations or Warranties. Except as provided in this Article IV or in any Ancillary Document to which such Target Company is a party, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in: (i) any Purchaser SEC Reports filed or submitted on or prior to the Signing Date (excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such Purchaser SEC Reports); or (ii) in the disclosure letter dated as of the Signing Date delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the Signing Date, the Purchaser represents and warrants to the Company, as of the Signing Date and as of the Closing, as follows:

Section 5.01 Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite corporate power and authority would not, individually, or in the aggregate, be material to the Purchaser. The Purchaser is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser has provided to the Company accurate and complete copies of its Organizational Documents each as amended to date and as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations under this Agreement and each Ancillary Document and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions: (a) have been duly and validly authorized by the Special Committee and the board of directors of the Purchaser; and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). When delivered, each Ancillary Document to which the Purchaser is or is required to be a party shall be duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Transactions, other than: (a) such filings as contemplated by this Agreement; (b) any filings required with the NYSE or the SEC with respect to the Transactions; (c) applicable requirements, if

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any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations under the Securities Act, the Exchange Act or any state “blue sky” securities Laws; (d) applicable requirements, if any, of the HSR Act or other Antitrust Laws; and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Transactions, and compliance by the Purchaser with any of the provisions those documents, do not and will not: (a) conflict with or violate any provision of the Purchaser’s Organizational Documents; (b) violate any provision of, or result in the breach of, any applicable Law to which the Purchaser is subject or by which any property or asset of any Purchaser is bound; (c) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of Purchaser, or terminate or result in the termination of any material Contract of the Purchaser, or result in the creation of any Lien (other than a Permitted Lien) under any material Contract of the Purchaser upon any of the properties or assets of the Purchaser, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the Transactions or would not reasonably be expected to be material to the Purchaser.

Section 5.05 Capitalization.

(a) As of the Signing Date, the authorized share capital of Purchaser is $33,100 divided into: (i) 300,000,000 shares of Purchaser Class A Ordinary Shares, 100,000,000 of which are issued and outstanding; (ii) 30,000,000 shares of Purchaser Class B Ordinary Shares, of which 25,000,000 shares are issued and outstanding; and (iii) 1,000,000 Purchaser Preference Shares, of which no shares are issued and outstanding as of the Signing Date. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The outstanding Purchaser Ordinary Shares are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Warrant Agreement and in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants. The Domesticated Purchaser Warrants will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Class A Common Stock at an exercise price of $11.50 per share. As of the Signing Date, 35,333,333 Cayman Purchaser Warrants, consisting of 20,000,000 Purchaser Public Warrants and 15,333,333 Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable. The outstanding Cayman Purchaser Warrants are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement (including any redemptions that may occur in connection with an Extension), there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) All Indebtedness of the Purchaser as of the Signing Date is disclosed on Section 5.05(d) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Purchaser; or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except in connection with an Extension or as otherwise contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and

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has not repurchased, redeemed or otherwise acquired any of its shares. The Purchaser’s board of directors has not authorized any of the foregoing.

Section 5.06 SEC Filings and Purchaser Financials; Internal Controls.

(a) Since the IPO, the Purchaser has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements (all of the foregoing filed prior to the Signing Date, the “Purchaser SEC Reports”). The Purchaser will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the IPO of the Purchaser or the Proxy Statement/Registration Statement) and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Purchaser SEC Reports were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Subject to Section 5.18, the Additional Purchaser SEC Reports will be prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The Purchaser SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements made in such Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading. The Additional Purchaser SEC Reports will not, at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Additional Purchaser SEC Reports or necessary in order to make the statements made in the Additional Purchaser SEC Reports, in light of the circumstances under which they were made, not misleading. Each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations under Section 16(a) of the Exchange Act. The Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06, a document or information will be deemed to have been “filed” if such document or information has been furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements. The financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements. Such financial statements were prepared in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(c) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(d) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AACU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AAC.” The issued and outstanding Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AAC WS.” The Purchaser is a listed company in good standing with the NYSE. Since the consummation of the IPO, the Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser by the NYSE or the SEC with respect to: (i) deregistering the Cayman Purchaser Units; (ii) deregistering the Purchaser Class A Ordinary Shares; (iii) deregistering the Purchaser Public Warrants; or (iv) terminating the listing of the Purchaser on the NYSE. None of the Purchaser or any of its Affiliates has taken any action in an attempt to

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terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Purchaser Public Warrants under the Exchange Act.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the consummation of the IPO, the Purchaser has established and maintained (i) a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within the Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

Section 5.07 Absence of Certain Changes. As of the Signing Date and since the date of its formation, the Purchaser has: (a) conducted no business other than as is or was incidental to its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities; and (b) not been subject to a Purchaser Material Adverse Effect.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by the Purchaser as a result of or in connection with the consummation of the Transactions, there is no material liability, debt, obligation, claim or judgment against the Purchaser, except for liabilities and obligations: (i) reflected or reserved for on the financial statements or disclosed in the notes to such financial statements included in the Purchaser SEC Reports; or (ii) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of the Purchaser.

Section 5.09 Compliance with Laws. Since its inception, the Purchaser has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Purchaser. No written notice of violation or of non-compliance with any applicable Law has been received by the Purchaser since its inception. To the Purchaser’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against the Purchaser.

Section 5.10 Legal Proceedings; Orders; Permits. There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened to which the Purchaser is subject that would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file); (ii) all such Tax Returns are accurate and complete in all material respects; and (iii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

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(b) There is no Legal Proceeding currently pending or, to the Purchaser’s Knowledge, threatened against the Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(f) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person: (i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period (or portion of any period) following the Closing Date.

(i) The Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j) The Purchaser has not made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in each case, that remains outstanding.

(k) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

Section 5.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. As of the Signing Date, the Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

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Section 5.14 Trust Account. As of the Signing Date, the Purchaser has at least $1,005,093,718 in the Trust Account. Trust Account funds are held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. Whether written or unwritten, express or implied, there are no separate Contracts, side letters or other arrangements or understandings that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares (including any excise Taxes payable in connection therewith) properly submitted in connection with a shareholder vote to amend the Purchaser’s Organizational Documents to: (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination; (B) to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination by February 4, 2023 (or such later date as may be determined pursuant to an Extension); or (C) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser. The Trust Account is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Purchaser’s Knowledge, threatened with respect to the Trust Account. The Purchaser has performed all material obligations required to be performed by it to date under the Trust Agreement. The Purchaser is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. No event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate. As of the Closing, the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Purchaser’s Knowledge, as of the Signing Date, following the Closing, no Purchaser Shareholder shall be entitled in its capacity as a Purchaser Shareholder to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its obligations under this Agreement, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date.

Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the Purchaser Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Purchaser would be liable in connection with the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

Section 5.16 Certain Business Practices.

(a) Neither the Purchaser, nor, to the Purchaser’s Knowledge, any of its officers, directors, employees, nor any other of its Representatives acting on its behalf has, since the date of the Purchaser’s formation, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where the Purchaser or Representative of the Purchaser knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). Since the date of its formation, the Purchaser has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. Since the date of its formation, the Purchaser has not received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. The Purchaser has instituted, maintains and enforces policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser are and, since the date of its formation have been conducted at all times in compliance with economic Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws, in all material respects. No Legal Proceeding involving the Purchaser with respect to any of the foregoing is pending or, to the Purchaser’s Knowledge, threatened.

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(c) None of the Purchaser, any of its officers, directors, or employees, nor, to the Purchaser’s Knowledge, any other of its Representatives acting on behalf of the Purchaser, is or has, since the date of the Purchaser’s formation, been: (i) a Sanctioned Person; or (ii) in material violation of economic Sanctions Laws or export or import control Laws.

(d) Since the date of its formation, the Purchaser has maintained in place and implemented controls and systems designed to ensure compliance with all applicable economic Sanctions Laws and export and import control Laws in all material respects.

Section 5.17 Insurance. Section 5.17 of the Purchaser Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or relating to the Purchaser or their business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To the Purchaser’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.18 Information Supplied. The Purchaser shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Purchaser Shareholders; or (iv) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. The Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Purchaser has relied solely upon: (a) its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to the Purchaser pursuant to this Agreement; and (b) the information provided by or on behalf of the Company for the Registration Statement. Neither the Company nor its Representatives have made any representation or warranty as to the Target Companies or this Agreement, except as: (i) expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or in any certificate delivered to the Purchaser pursuant to this Agreement; or (ii) with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 5.20 Employees; Benefit Plans. The Purchaser has never had any employees and the Purchaser has no unsatisfied material liability with respect to any employee. The Purchaser does not currently maintain or have any direct liability under any benefit plan.

Section 5.21 Transactions with Related Persons. Section 5.21 of the Purchaser Disclosure Letter contains a list of each transaction or Contract to which the Purchaser is a party with any: (a) present or former officer or director of any of the Purchaser; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Purchaser; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. To the Purchaser’s Knowledge, no Purchaser Related Person or any Affiliate of a Purchaser Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with the Purchaser (other than such Contracts that relate to any such Person’s ownership of the Equity Securities of the Purchaser).

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Section 5.22 No Additional Representation or Warranties. Except as provided in this Article V, neither the Purchaser nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. The Target Companies acknowledge that the Target Companies or their advisors, have made their own investigation of the Purchaser and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Purchaser as conducted after the Closing, as contained in any materials provided by the Purchaser or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS

Section 6.01 Access and Information; Cooperation. (a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Company shall cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to the Purchaser or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Company is subject; (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party; (iii) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; or (iv) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iv) in the preceding sentence, the Company shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Company shall not be required to provide, or cause to be provided, to the Purchaser or any of its Representatives any information if the Company, on the one hand, and the Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. The Company shall not be obligated under this Section 6.01(a) to permit the Purchaser or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(a) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Purchaser shall cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Purchaser is subject; (ii) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy; or (iii) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iii) in the preceding sentence, the Purchaser shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Purchaser shall not be required to provide, or cause to be provided, to Company or any of its Representatives any information if the Purchaser, on the one hand, and the

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Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation.

(b) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with the PIPE Investment), including: (i) by providing such information and assistance as the other Party may reasonably request; (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.02 of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies to, use reasonable best efforts to: (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees; (iii) preserve intact, in all material respects, their respective business organizations and ongoing business of the Target Companies; and (iv) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors, creditors, the NRC and the U.S. Department of Energy.

(b) Without limiting Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Recapitalization), as required by applicable Law (including COVID-19 Measures) or as set forth on Section 6.02(a) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities and any other equity-based awards except pursuant to and in compliance with existing Company Benefits Plans or any Contract (including any warrant, option or profits interest award) outstanding as of the Signing Date that has been disclosed in writing to the Purchaser. Notwithstanding the foregoing, the Company may issue debt securities pursuant to (A) a Permitted Financing or (B) a Pre-Closing Additional Financing;

(iii) engage in any hedging transaction with a third person with respect to any Equity Securities of the Target Companies;

(iv) (A) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or Equity Securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its Equity Securities, or (B) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities, except in each case (x) with respect to the Recapitalization or (y) for distributions to holders of equity interests in any Target Company that is a pass-through for U.S. federal, and applicable state and local, income Tax purposes as necessary to enable such holders to timely pay their income Taxes, including estimated income Taxes, attributable to their ownership of such Target Company. Notwithstanding the foregoing, the amount of any distributions described in this clause (y) shall: (I) be determined in a manner that reduces any such taxable income allocated to such holder by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period; and (II) not exceed $500,000 in the aggregate;

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(v) other than (w) Indebtedness in an aggregate amount not to exceed $50,000,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of Indebtedness incurred as of the Signing Date pursuant to such facilities), (x) Indebtedness incurred in the Permitted Financing, (y) Indebtedness incurred in the Pre-Closing Additional Financing in an amount not to exceed the Pre-Closing Additional Financing Cap or (z) amounts in the aggregate not in excess of $1,000,000 pursuant to the terms of a Company Material Contract or Company Benefit Plan, voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise);

(vi) except as otherwise required by Law or the terms of any Company Benefit Plan as in effect on the Signing Date and set forth in Section 4.19(a) of the Company Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay; (B) terminate, adopt, enter into, or materially modify or amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the Signing Date; (C) grant or announce any increase in the compensation or benefits of any current or former employee, officer, director or other individual service provider, except for base cash compensation increases (and corresponding increases to incentive compensation opportunities) in the ordinary course of business for employees whose annual base cash compensation is less than $300,000; (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (E) hire or engage any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider who will receive annual base compensation of less than $300,000; (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider with an annual base compensation less than $300,000; (G) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider; (H) plan, announce, implement or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under prong (F) of this Section 6.02(b)(vi)); or (I) take other such actions that would reasonably be expected to implicate the WARN Act;

(vii) enter into, amend, modify, negotiate, terminate or extend any Labor Agreement, or recognize or certify any labor union, works council, labor organization, or group of employees of the Target Company as the bargaining representative for any employees of the Target Company;

(viii) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

(ix) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Closing Contributions from qualifying as contributions and exchanges described in Section 721 of the Code and the Treasury Regulations promulgated under Section 721 of the Code;

(x) (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (B) otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business); (C) disclose, divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality of such material Trade Secrets constituting Owned Intellectual Property; or (D) include, incorporate or embed in, link to, combine, make available or distribute with, or

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use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that requires any Target Company to take a Copyleft Action;

(xi) (A) terminate, waive any material provisions of, materially amend or assign any Company Material Contract; or (B) enter into any Contract that would be a Company Material Contract;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) (A) fail to use reasonable best efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business, except in each case pursuant to any Contract in existence as of the Signing Date which has been disclosed in writing to the Purchaser;

(xvii) other than (A) capital expenditures in the ordinary course of business or (B) capital expenditures as reflected in the Company’s capital staging scenario previously provided to the Purchaser, make individual capital expenditures in excess of $500,000;

(xviii) (A) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute) or (B) other than in the ordinary course of business, fail to use reasonable best efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement or that would impede the Transactions;

(xxiii) fail to comply with any material requirements of the ARDP Agreement or terminate the ARDP Agreement;

(xxiv) fail to use reasonable best efforts to comply with the schedule set forth in the “Regulatory Engagement Plan” filed by X Energy, LLC with the NRC as the same may be reasonably updated, amended or revised from time to time.

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(xxv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxvi) (A) limit the right of any Target Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

(xxvii) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.03(a) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall use reasonable best efforts to: (i) conduct its business, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Purchaser and its businesses, assets and employees; and (iii) preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from obtaining an Extension in accordance with Section 6.20 (or making any payments to or from the Trust Account in connection with any Redemptions required in connection therewith) and no consent of any other Party shall be required in connection therewith.

(b) Without limiting Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law (including COVID-19 Measures) or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law or in connection with an Extension;

(ii) other than in connection with a conversion of the Working Capital Loans into Purchaser Common Warrants, (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third Person with respect to such securities;

(iii) (A) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and including Working Capital Loans) in excess of $2,500,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Purchaser; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

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(vi) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Closing Contributions from qualifying as contributions and exchanges described in Section 721 of the Code and the Treasury Regulations promulgated under Section 721 of the Code;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of the Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding incurring any expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Contribution);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than (A) pursuant to the terms of a Contract in existence as of the Signing Date; (B) entered into in the ordinary course of business; or (C) in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of the Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.04 Additional Financial Information.

(a) During the Interim Period, the Company shall use reasonable best efforts to deliver to the Purchaser within 45 calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within 90

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calendar days following the end of the fiscal year ending December 31 (collectively, the “Staleness Deadlines”) the financial statements required to be included in the Proxy Statement/Registration Statement and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions. If the Company determines that it will be unable to deliver the financial statements required by this Section 6.04(a) by the applicable Staleness Deadline, the Company shall promptly notify the Purchaser of such determination. Upon delivery of such updated financial statements by the Company, the representation and warranties set forth in Section 4.06 shall be deemed to apply to such financial statements with the same force and effect as if made as of the Signing Date. The Company will use reasonable best efforts to cause such financial statements, together with any audited or unaudited consolidated balance sheet and the related statements of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of and for any year-to-date period ended as of the end of a fiscal quarter (or solely in the case of any audited financial statements, the fiscal year) that are required to be included in the Proxy Statement/Registration Statement, including any applicable comparative period in the preceding fiscal year, and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions, to, in each case: (A) be prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (B) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such financial statements in conformity with GAAP (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (C) be derived from and accurately reflect in all material respects, the books and records of each of the Target Companies; and (D) solely in the case of any such audited financial statements, be audited in accordance with the standards of the PCAOB.

(b) During the Interim Period, the Company shall use its reasonable best efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any of the Target Companies, the Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company or the Purchaser with the SEC in connection with the Transactions, including, (a) all selected financial data of the Company provided for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (b) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro forma financial information); and (ii) to obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.

(c) The Company’s use of reasonable best efforts pursuant to this Section 6.04 shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with the Company’s obligations to deliver the financial statements and related information pursuant to this Section 6.04(c).

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, the Purchaser shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on the NYSE. Notwithstanding the foregoing, from and after the Closing, the Parties intend to list on the NYSE only the Domesticated Purchaser Class A Common Stock and the Domesticated Purchaser Warrants.

Section 6.06 No Solicitation.

(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and the Purchaser, directly or indirectly: (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any Acquisition Proposal; (ii) furnish any non-public information to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; (vii) otherwise encourage, facilitate or

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cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction; (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the Parties or their respective Affiliates to consummate the Transaction in a timely manner; (ix) solely with respect to the Company, prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), other than in connection with the Transactions; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.

(b) Each Party shall notify the others as promptly as practicable (and in any event within two Business Days) in writing of the receipt by such Party or any of its Representatives of: (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal; and (iii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. During the interim Period, each Party shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company is aware, and acknowledges and agrees that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised), of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NYSE promulgated under the U.S. federal securities Laws or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. While the Company is in possession of such material nonpublic information, it shall not, and it will cause the other Target Companies and its and their respective directors, officers and Affiliates not to: (a) purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement); (b) communicate such information to any third party; (c) take any other action with respect to the Purchaser in violation of such Laws; or (d) cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or of its Affiliates, in each case, in such person’s capacity as such, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s knowledge, threatens any litigation related to this Agreement, any Ancillary Documents or the Transactions, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall in good faith give due consideration to the other Party’s advice with respect to such litigation. No Party shall settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) In furtherance and not in limitation of Section 6.12, to the extent required under any Antitrust Laws, each Party agrees to: (i) make any required filing or application under the HSR Act with respect to the Transactions as promptly as practicable, but in no event later than ten Business Days after the Signing Date, and make any required filing or application under other Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable after the Signing Date. In each case, such filing and application shall be made at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally and paid in equal proportion between the

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Purchaser, on the one hand, and the Target Companies, on the other hand); (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws; and (iii) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, including by requesting early termination of the waiting period provided for under the Antitrust Laws. In connection with its efforts to obtain the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, each Party shall use its reasonable best efforts to: (A) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority; (B) keep the other Parties reasonably informed of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (C) permit a Representative of the other Party and its outside counsel to review (and consider their views in good faith) any material communication given by it to, and consult with each other in good faith in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person; (D) to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity with reasonable advance notice to attend and participate in such meetings and conferences; (E) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised of such meetings or conferences; and (F) use reasonable best efforts to cooperate in the preparation and filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority. Any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 6.09 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to satisfy contractual confidentiality obligations. Notwithstanding the foregoing, in any event, even when sharing information on a counsel-only basis, each Party may redact (x) any information related to valuation of the Company, and (y) information that benefits from attorney-client privilege where disclosure would cause such information to cease to benefit from attorney-client privilege.

(b) As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions. The Parties shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Party if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish the other Party with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions. The foregoing shall include using reasonable best efforts to resolve such objections or Legal Proceedings that if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to (i) contest and resist any such Legal Proceeding; and (ii) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.

(c) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by the Purchaser and the Target Companies of the Transactions or required as a result of the execution or performance of, or consummation Transactions by the Purchaser and the Target Companies. The Parties shall provide reasonable cooperation with each other in connection with such efforts.

(d) The Purchaser will lead all meetings, discussions, and communications with any Governmental Authority relating to obtaining antitrust approval for the Transaction. Notwithstanding the foregoing, the Purchaser will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy. The Purchaser shall not, without the prior approval of the Company, have the right to stay, toll or extend any applicable waiting period under any Antitrust Laws.

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Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice of such satisfaction or waiver to the Trustee (which notice the Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Purchaser: (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) shall use its reasonable best efforts to cause the Trustee to: (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption (including any excise Taxes payable in connection therewith); and (2) pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate in accordance with its terms, except as otherwise provided under the Trust Agreement.

Section 6.11 Tax Matters.

(a) The Parties agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that: (i) the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; and (ii) this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes. If required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(c) Without the prior written consent of the Purchaser, neither the Company Members nor the Company shall, or shall cause their respective Affiliates to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Law) with respect to any Target Company. With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) of any Target Company treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company: (i) shall, and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law (and the Company Members expressly consent to, and shall reasonably cooperate in the making of all such elections); or (ii) shall make other arrangements reasonably satisfactory to the Purchaser for each Company Member to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Law) attributable to such Company Member. The Company Members shall control any such Tax Proceeding, and the Purchaser shall have the right to participate in any such Tax Proceeding. The Company Members shall not settle or fail to contest, and shall not cause to be settled or failed to be contested, any such Tax Proceeding in a manner that is reasonably expected to materially adversely affect the Purchaser without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall, and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date.

(d) The Purchaser and the Target Companies shall terminate or cause to be terminated all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Target Companies or the Purchaser are a party to or bound by, or under which the Target Companies or the Purchaser have any obligation (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) in effect,

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written or unwritten (but excluding the Company Fifth A&R Operating Agreement and the Tax Receivable Agreement), on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. There shall be no continuing obligation for the Target Companies or the Purchaser to make any payments under any such agreements, arrangements or undertakings.

(e) Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Target Companies and any Tax Proceeding of the Target Companies. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Purchaser, the Company Members and the Company shall (and the Company shall cause other Target Companies to) retain all books and records with respect to Tax matters pertinent to the Target Companies for any taxable period beginning on or prior to the Closing Date until the seven-year anniversary of the Closing Date. The Company Members shall (and shall cause their respective Affiliates (other than the Purchaser or the Target Companies after the Closing) to) provide any information reasonably requested to allow the Purchaser or any Target Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Law or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(f) Following the Closing Date, the Purchaser shall reasonably cooperate with Persons that were Purchaser Shareholders prior to the Closing Date to make available to any such Person who so requests information reasonably necessary for such Person (or its direct or indirect owners) to compute any income or gain arising: (i) if applicable, as a result of the Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely: (A) publicly posting a PFIC Annual Information Statement to enable such Person to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period; and (B) providing information to enable applicable Person to report its allocable share of “subpart F” income under Section 951 of the Code for such taxable period; and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated under Section 367(b) of the Code as a result of the Transactions.

Section 6.12 Further Assurances. Except as set forth in Section 6.09, the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable. The foregoing shall include preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, unless otherwise set forth in Section 6.09.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the audited and unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, the Purchaser and the Company shall jointly prepare, and the Purchaser shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). In connection with the registration under the Securities Act of the shares of Domesticated Purchaser Class A Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding shares of the Purchaser Class A Ordinary Shares and the Purchaser Common Warrants, respectively, in the Domestication (collectively, the “Registration Statement Securities”), the Purchaser shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). The Target Companies and their respective Representatives shall reasonably cooperate with the Purchaser in the preparation of the Proxy Statement/Registration Statement. The Purchaser and the Company shall use their respective reasonable best efforts to cause the Proxy Statement/Registration Statement to: (i) comply with the rules and regulations promulgated by the SEC; (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and (iii) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, neither the Company’s counsel nor its other tax advisors shall be required to provide an opinion with respect to any Tax matters relating to or affecting the Purchaser or its shareholders. Neither the Company’s counsel nor its other tax

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advisors nor the Purchaser’s counsel nor its other tax advisors shall be required to provide a tax opinion as a condition to the Closing. If there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, the Parties shall use their respective reasonable best efforts to cause such opinion to be provided by a tax counsel. Such reasonable best efforts shall include cooperating, and causing their Affiliates to cooperate, in order to facilitate the issuance of any such tax opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions. The Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party: (x) all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders; and (y) information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including the NYSE) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice, of: (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed; (B) the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction; (C) the initiation or written threat of any proceeding for any such purpose, or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC. The Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (x) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in: (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement, not misleading; or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Closing, any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in such documents, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval.

(i) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Purchaser shall: (1) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law; (2) duly (x) give notice of and (y) convene and hold an extraordinary general meeting of Purchaser Shareholders (the

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“Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, as promptly as practicable following the date the Registration Statement is declared effective; and (3) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals. Concurrently, the Purchaser shall provide the Purchaser Shareholders with the opportunity to elect to effect a Redemption. Unless the board of directors of the Purchaser and the Special Committee have made a Modification in Recommendation, the Purchaser, through its board of directors and Special Committee, shall recommend to the Purchaser Shareholders: (A) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations; (B) approval of the Domestication; (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing; (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by NYSE listing rules; (E) approval of the adoption by the Purchaser of the Equity Incentive Plan; (F) the election of the members of the Post-Closing Purchaser Board in accordance with Section 6.17; (G) adoption and approval of any other proposals as the SEC (or staff members of the SEC and NYSE) may indicate are necessary in its comments to the Registration Statement or correspondence; (H) adoption and approval of any other proposals as reasonably and mutually agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions; and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing (such proposals in clauses (A) through (H), together, the “Transaction Proposals”). Unless the board of directors of the Purchaser or the Special Committee has made a Modification in Recommendation prior to its dissemination, the Purchaser shall include such recommendation in the Proxy Statement. Subject to the following sentence, each of the board of directors of the Purchaser and the Special Committee, as applicable, shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals to this Agreement, a “Modification in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Purchaser Shareholder Approval, the board of directors of the Purchaser and the Special Committee may make a Modification in Recommendation if they shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation. Notwithstanding anything to the contrary in this Agreement, the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings as promptly as practicable in order to obtain the Purchaser Shareholder Approval. The Purchaser may only adjourn the Purchaser Shareholders’ Meeting: (1) to solicit additional proxies for the purpose of obtaining the Purchaser Shareholder Approval; (2) for the absence of a quorum; and (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Purchaser Shareholders prior to the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than 30 days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The Purchaser shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the Purchaser Shareholders’ Meeting, as required by the Purchaser’s Organizational Documents (the “Redemption”).

Section 6.14 Employee Matters.

(a) Prior to the Closing Date, the Purchaser shall adopt, subject to the approval of the Purchaser Shareholders, if applicable, an equity incentive plan, in a form to be mutually agreed upon between the Purchaser and the Company, that provides for grants of awards to eligible service providers (the “Equity Incentive Plan”). The Equity Incentive Plan shall have (i) an initial share reserve equal to 10.0% of the aggregate number of shares of Domesticated Purchaser Class A Common Stock outstanding immediately following the Closing, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Transactions), and (ii) a one-time increase on January 1, 2024, at the discretion of the Post-Closing Purchaser Board, of up to 5.0% of the aggregate number of shares of Domesticated Purchaser Class A Common Stock outstanding as of December 31, 2023, in each case, on a fully diluted, as-converted and as-exercised basis.

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(b) Notwithstanding anything in this Agreement to the contrary, all provisions contained in this Section 6.14 are included for the sole benefit of the Purchaser and the Company. Nothing in this Agreement, whether express or implied: (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement; (ii) shall limit the right of the Purchaser or its respective Affiliates (including, following the Closing, the Company) to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such participant)), any right to continued or resumed employment or recall, any (x) right to compensation or benefits, or (y) third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) During the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by either Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (such consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use its reasonable best efforts, to the extent permitted by applicable Law, to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Company shall review, comment upon and approve the Signing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing (but in any event within four Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. The Company shall review, comment upon and approve the Closing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, upon written request by any other Party, each Party shall furnish the other Party with: (i) all information concerning itself, its directors, officers and equity holders and such other matters as may be reasonably necessary in connection with the Transactions; and (ii) any other report, statement, filing, notice or application made by or on behalf of a Party to any third party any Governmental Authority in connection with the Transactions.

Section 6.16 Confidential Information.

(a) During the Interim Period and, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information; and (ii) not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent (except for use in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations under those documents, enforcing its rights under either of those documents, or in furtherance of its authorized duties on behalf of the Purchaser). If either during the Interim Period or, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company or any of its Representatives becomes legally compelled to disclose any Purchaser Confidential Information, then the Company shall provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate of the Purchaser may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.16(a). If such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a), then the Company shall: (i) furnish only that portion of such Purchaser Confidential Information that is legally required to be provided as advised in writing by outside counsel; and (ii) exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.

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Notwithstanding the foregoing, with respect to Purchaser Confidential Information that constitutes trade secrets under applicable Law or has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. All Confidential Information disclosed by the Purchaser shall be and shall remain the property of the Purchaser. If (x) the Purchaser, in its sole discretion, requires in writing at any time or (y) this Agreement is terminated and the Transactions are not consummated, then the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related to or based on Purchaser Confidential Information. Notwithstanding the foregoing, the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies. Any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser acknowledges that the Company Confidential Information being provided to it in connection with this Agreement and the consummation of the Transactions are subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated in this Agreement by reference. The Non-Disclosure Agreement shall survive the execution, delivery and performance of this Agreement. The Company acknowledges that, in connection with the PIPE Investment, the Purchaser shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation provided to the subscribers in the PIPE Investment. Such information may include Company Confidential Information. Notwithstanding anything to the contrary in this Agreement, general industry knowledge has been gained by Purchaser’s Representatives and their respective Affiliates due to the Purchaser’s and Sponsor’s evaluation of the Target Companies, which cannot be separated from their overall knowledge, which may be used in the ordinary course of their business. This Section 6.16 is not intended to restrict Purchaser’s Representatives or their respective Affiliates’ ability to compete with the Target Companies or the Purchaser, but only to prohibit disclosure and knowing use of Company Confidential Information by the Purchaser and its Representatives.

Section 6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of a number of individuals (appointed in accordance with NYSE rules) to be determined by the Company (not to exceed nine individuals in the aggregate). Subject to the terms of the Purchaser’s Organizational Documents, the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, the Parties shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, the Post-Closing Purchaser Board shall initially include such director nominees to be designated by the Company pursuant to written notice to the Purchaser following the Signing Date, in each case, subject to the Company’s obligations under the definitive documentation with respect to the Funded Permitted Financing. At or prior to the Closing, the Company and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such role.

Section 6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) For a period of six years from the Closing Date, the Parties shall, and shall cause the Purchaser and the Target Companies to, maintain in effect, in favor of the D&O Indemnified Parties, the exculpation, indemnification and advancement of expenses provisions, of the Purchaser’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser or any Target Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date. The Parties shall not, and shall cause the Purchaser and the Target Companies not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any D&O Indemnified Party under the respective Organizational Documents and indemnification agreements described in the preceding sentence. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall honor, and shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.18 without limit as to time.

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(b) At or prior to the Closing, the Purchaser shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the Purchaser or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Purchaser or one or more Target Companies (true, correct and complete copies of which have been made available to each of the Purchaser and the Company). The D&O Tail shall be on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the Signing Date for the six year period following the Closing. Notwithstanding the foregoing, in no event shall the Purchaser be required to expend on the premium of such D&O Tail in excess of 250% of the aggregate annual premiums currently payable by the Purchaser or the Target Companies with respect to such current policies (the “Premium Cap”). If such minimum coverage under any such D&O Tail is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations under the D&O Tail to be honored by the Target Companies, as applicable. No other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.18(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser.

(c) The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Target Companies under this Section 6.18(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.18 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.18.

(d) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.18.

Section 6.19 PIPE Investment. Unless otherwise approved in writing by each of the Purchaser and the Company, neither the Purchaser nor the Company shall (a) enter into any subscription, purchase or similar agreement relating to the PIPE Investment (collectively, “PIPE Agreements”) or (b) following execution of any PIPE Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from the Purchaser or the Company, with respect to this clause (b) not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Agreement or expressly permitted by such PIPE Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Following execution of any PIPE Agreement, each of the Purchaser and the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary, or that it otherwise deems to be proper or advisable, to consummate the transactions contemplated by such PIPE Agreement on the terms described in such PIPE Agreement, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Agreement to cause the other parties to such PIPE Agreement, as applicable, to pay to (or as directed by) the Purchaser the applicable purchase price under such PIPE Agreement in accordance with its terms. Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice (e-mail being acceptable): (i) of the receipt of any request from any other party to any PIPE Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Agreement; (ii) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Agreement; (iii) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Agreement by another party to such PIPE Agreement; and (iv) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Agreement in accordance with its terms.

Section 6.20 Extension.

(a) As promptly as reasonably practicable following the Signing Date, the Purchaser shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements to such proxy statement, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the Purchaser Shareholders to amend the Purchaser’s Organizational Documents to extend the deadline by which the Purchaser must

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complete a Business Combination in accordance with its Organizational Documents as then in effect (such date, the “Business Combination Deadline”) to August 4, 2023, or such other date as agreed to in writing by the Purchaser and the Company (an “Extension”). The Purchaser shall use its reasonable best efforts to cause the Extension Proxy Statement to: (i) comply with the rules and regulations promulgated by the SEC; and (ii) have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Purchaser shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments from the Purchaser on the Extension Proxy Statement.

(b) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice, of: (A) the time when any supplement or amendment to the Extension Proxy Statement has been filed; or (B) any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Purchaser shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement (including any notification (orally or in writing) from the SEC that the Extension Proxy Statement will not be “reviewed” or will not be subject to further review) promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(c) Each of the Purchaser and the Company agrees to use reasonable best efforts to, as promptly as reasonably practicable, furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of the Purchaser and the Company shall use reasonable best efforts to ensure that: (i) all of the information supplied by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Purchaser Shareholders, shall be accurate in all material respects and shall not omit to state any material fact required to be stated in the Extension Proxy Statement or necessary in order to make the statements in the Extension Proxy Statement, in light of the circumstances under which they are made, not misleading; (ii) the Extension Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated under the Exchange Act; and (iii) the Extension Proxy Statement shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the Closing, the Purchaser or the Company becomes aware of: (x) the Extension Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or the Purchaser (as applicable) shall promptly inform the Purchaser or the Company (as applicable). Thereafter, each of the Company and the Purchaser shall cooperate with the other in filing with the SEC or mailing to the Purchaser Shareholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and the Purchaser shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to the Purchaser, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) The Purchaser shall: (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the Purchaser Shareholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of the Purchaser Shareholders (the “Purchaser Extension Meeting”) in accordance with the Purchaser’s Organizational Documents and the applicable rules of the NYSE for a date no later than three Business Days prior to the Business Combination Deadline then in effect (or such later date as the Company and the Purchaser shall agree), and (C) solicit proxies from the Purchaser Shareholders to vote in favor of the Extension; and (ii) provide the Purchaser Shareholders with the opportunity to elect to effect a Redemption. Notwithstanding anything to the contrary set forth in this Section 6.20 to the extent (1) the Purchaser Shareholder Approval is obtained at any time before the Purchaser Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline then in effect, all obligations under this Section 6.20 shall terminate and be of no further force or effect. Purchaser shall, through its Board of Directors, recommend to the Purchaser Shareholders the approval of the Extension, and include such recommendation in the Extension Proxy Statement. The board of directors of the Purchaser shall not effect a Modification in Recommendation to the Purchaser Shareholders with respect to the approval of the Extension.

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(e) To the fullest extent permitted by applicable Law, the Purchaser shall (x) establish a record date for, duly call, give notice of, convene and hold the Purchaser Extension Meeting and submit for approval the Extension, and (y) promptly continue to take all such necessary actions, including the actions required by this Section 6.20, and hold additional Purchaser Extension Meetings in order to obtain the Purchaser Extension Approval, in each case, if the Purchaser Extension Approval shall not have been obtained at any such Purchaser Extension Meeting. The Purchaser may only adjourn the Purchaser Extension Meeting: (i) to solicit additional proxies for the purpose of obtaining the Purchaser Extension Approval; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Purchaser Shareholders prior to the Purchaser Extension Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser Extension Meeting (A) may not be adjourned to a date that is more than 20 days after the date for which the Purchaser Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than three Business Days prior to the Business Combination Deadline then in effect.

(f) Notwithstanding anything to the contrary herein, in no event shall the Purchaser be required to extend, or take any actions to extend, the Business Combination Deadline to a date that is more than 12 months after the Signing Date.

Section 6.21 Recapitalization. The Company shall use its reasonable best efforts to effectuate the Recapitalization.

Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i), at least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the NYSE and the Purchaser’s Organizational Documents, the Purchaser shall cause the Domestication to become effective, including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the Purchaser Charter upon Domestication and applicable Law; and (b) completing, making and procuring all filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.23 Affiliate Agreements. Except as set forth on Section 6.23 of the Company Disclosure Letter, all agreements with Related Persons shall be terminated or settled at or prior to the Closing without further liability to the Purchaser or the Target Companies.

Section 6.24 Series C-2 Notes. The Parties shall use reasonable best efforts to satisfy the Company’s obligations under the Series C-2 Notes.

Section 6.25 Contribution Agreement. The Contribution Agreement shall be negotiated in good faith by each of the parties to this Agreement using reasonable best efforts as promptly as practicable following the Signing Date and in any event prior to the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions, including the Contribution, shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Purchaser Shareholder Approval. The Purchaser Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i) shall have been obtained.

(b) Regulatory Approvals. (i) Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been earlier terminated, and (ii) all other Consents of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained, expired or otherwise terminated, as applicable.

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(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) NYSE Listing. The shares of Domesticated Purchaser Class A Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on the NYSE subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Class A Common Stock.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Contribution, shall also be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Purchaser Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred with respect to the Purchaser since the Signing Date that is continuing and uncured.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22.

(e) Trust Account. The Purchaser shall have made appropriate arrangements to have the Trust Account available to Purchaser for payment of amounts to be paid pursuant to Section 1.01, including the Closing Contributions, at the Closing.

(f) Available Purchaser Closing Cash. The Available Purchaser Closing Cash shall be no less than an amount (not less than zero) equal to (i) $120,000,000 minus (ii) the aggregate amounts actually funded in connection with any Permitted Financing.

(g) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching: (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication); and (B) the resolutions of the Purchaser’s board of directors

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authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Ancillary Documents. The Purchaser shall have delivered to the Company:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor;

(B) A copy of the Lock-Up Agreements, duly executed by the Purchaser and the Sponsor, as applicable;

(C) A copy of the Company Fifth A&R Operating Agreement, duly executed by the Purchaser; and

(D) A copy of the Tax Receivable Agreement, duly executed by the Purchaser.

Section 7.03 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Contribution and the other Transactions are also subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant to this Agreement other than the Company Fundamental Representations shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, subject to the following clause (B)); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Company Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the Signing Date that is continuing and uncured.

(d) Recapitalization. The Recapitalization shall have been completed pursuant to the Recapitalization Instrument.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching: (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing); and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Contribution and the other Transactions.

(iii) Ancillary Documents. The Company shall have delivered to the Purchaser:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Company Members;

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(B) A copy of the Company Lock-Up Agreement, duly executed by the Company Members;

(C) A copy of the Company Fifth A&R Operating Agreement, duly executed by the Company and the Company Members; and

(D) A copy of the Tax Receivable Agreement, duly executed by the Company and the Company Members.

Section 7.04 Frustration of Conditions. Notwithstanding anything to the contrary contained in this Agreement, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or the failure of such Party’s Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company, if at any time prior to the receipt of the Purchaser Shareholder Approval, there has been a Modification in Recommendation;

(c) by the Company if the Purchaser Shareholder Approval shall not have been obtained with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i) by reason of the failure to obtain the required vote at any Purchaser Shareholders’ Meeting duly convened or at any adjournment or postponement;

(d) by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 4, 2023 (the “Outside Date”). Notwithstanding the foregoing, if any Extension is approved by the Purchaser Shareholders pursuant to Section 6.20, the “Outside Date” shall mean the Business Combination Deadline following such approval (as extended from time to time, the “Extended Outside Date”). The right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order, Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order, Law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by the Company to the Purchaser, if: (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) twenty days after written notice of such breach or inaccuracy is provided to the Purchaser; or (B) the Outside Date. The Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material breach of this Agreement; or

(g) by the Purchaser to the Company: if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 20 days after written notice of such breach or inaccuracy is provided to the Company; or (B) the Outside Date. The Purchaser shall not have

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the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Purchaser is in material breach of this Agreement.

Any termination of this Agreement by the Purchaser shall require the approval of both the Purchaser’s board of directors and the Special Committee.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other Party, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party to this Agreement or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement; and (ii) nothing in this Agreement shall relieve any party to this Agreement from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud against such party to this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

ARTICLE IX

MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of Fraud against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect of such provisions). Notwithstanding the foregoing, those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing shall survive only with respect to any breaches occurring after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party to this Agreement at the following addresses (or at such other address of a party to this Agreement as shall be specified by like notice):

If to the Purchaser:

Ares Acquisition Corporation
245 Park Avenue, 44th Floor
New York, New York 10167
Attn: Allyson Satin; Anton Feingold; Eric Waxman

and

Ares Acquisition Corporation
2000 Avenue of the Stars
Suite 1200
Los Angeles, CA 90067
Attn: Allyson Satin; Anton Feingold; Eric Waxman

Email:	asatin@aresmgmt.com afeingold@aresmgmt.com ewaxman@aresmgmt.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067

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Attn: Monica J. Shilling, P.C.; Dov Kogen
Email:monica.shilling@kirkland.com

dov.kogen@kirkland.com

If to the Company, to:

X-Energy Reactor Company, LLC
801 Thompson Avenue, Suite 400
Rockville, MD 20852
Attn: Steve Miller
Email: smiller@x-energy.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Attn: Paul Sheridan; Nicholas P. Luongo
Email: paul.sheridan@lw.com; nick.luongo@lw.com

If to the Additional Parties, to:

c/o IBX, LLC
801 Thompson Avenue
Rockville, MD 20852
Attn: Kamal S. Ghaffarian
Email: kam@ibx-llc.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Attn: Paul Sheridan; Nicholas P. Luongo
Email: paul.sheridan@lw.com; nick.luongo@lw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Agreement.

Section 9.04 Third Parties. The rights set forth in Section 6.11 and Section 6.18 are express rights granted for the benefit of third parties. Subject to the preceding sentence, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party to this Agreement or a successor or permitted assign of such a party to this Agreement.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.06 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom. Each of the parties to this Agreement irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court.

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Nothing in this Agreement shall be deemed to affect the right of any party to this Agreement to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY TO THIS AGREEMENT IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY TO THIS AGREEMENT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08 Specific Performance. Each party to this Agreement: (i) acknowledges that the rights of each party to this Agreement to consummate the Transactions are unique; (ii) recognizes and affirms that if this Agreement is breached by any party to this Agreement, money damages may be inadequate and the non-breaching parties to this Agreement may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any party to this Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such party to this Agreement may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser (which in the case of the Purchaser, shall require the approval of the Special Committee), the Company and, solely with respect to any amendment, supplement or modification of Section 1.01(f) or any provision of this Article IX, the Additional Parties. At any time prior to the Closing, any party to this Agreement may, as applicable, by action taken by its board of directors or other officers or Persons thereunto duly authorized: (a) extend the time for the performance of the obligations or acts of another party to this Agreement; (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement; or (c) waive compliance by another party to this Agreement with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to this Agreement granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the parties to this Agreement with respect to the subject matter contained in this Agreement.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless as otherwise expressly provided in this Agreement: (a) words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) all accounting terms used and not otherwise defined in this Agreement or any

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Ancillary Document have the meaning assigned to such terms in accordance with GAAP; (d) the word “including” (and with correlative meaning “include”) means “including, without limitation”; (e) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used in this Agreement means “if and only if”; (g) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or Orders) by succession or comparable successor Laws or Orders and references to all attachments to such agreement, instrument, insurance policy, Law or Order and instruments incorporated in such agreement, instrument, insurance policy, Law or Order; (i) references to “days” shall refer to calendar days unless Business Days are specified; (j) all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or character “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including, with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives at least two calendar days prior to the Signing Date.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns, agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the Sponsor, the stockholders, shareholders or holders of other Equity Securities of the Purchaser or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “AAC Group”), on the one hand; and (y) the Purchaser following the Closing or any member of the Company Group, on the other hand, any legal counsel, including K&E, that represented the Purchaser or the Sponsor prior to the Closing may represent the Sponsor or any other member of the AAC Group, in such dispute even though: (A) the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing); and (B) such counsel may have represented the Purchaser in a matter substantially related to such dispute or may be handling ongoing matters for the Purchaser or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Purchaser, the Sponsor or any other member of the AAC Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the AAC Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the stockholders, shareholders or holders of other Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand; and (y) the Company (following the Closing) or any member of the AAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP

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(“Latham”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though: (A) the interests of such Persons may be directly adverse to the Company (following the Closing); and (B) such counsel may have represented the Purchaser or the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Purchaser or the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Company (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(b) Company Privilege; Waiver.

(i) Latham has represented the Company Group and the Target Companies with respect to the Transactions. All parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the AAC Group and, following the Closing, the Company shall not, and shall cause their Affiliates not to, seek to have Latham be disqualified from representing the Company Group in connection with any dispute that may arise between such parties and the AAC Group or the Target Companies in connection with this Agreement, the Ancillary Document or the Transactions. In connection with any such dispute, the Company Group involved in such dispute (and not the AAC Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company Group, the Target Companies (including following the Closing), and their Representatives or Affiliates (collectively, the “Company Parties”) that occurred prior to the Closing.

(ii) Without limiting the foregoing, the AAC Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that Latham has been and will be providing legal advice to the Company Parties in connection with the Agreement, the Ancillary Document, and any Transactions. In such capacity, Latham will have had confidential or privileged communications between Latham and the Company Parties, including written and electronic communications between or among Latham or the Company Parties, relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Company Privileged Materials”). The AAC Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Company Privileged Materials shall belong solely to the Company Group and any privilege or other right related to the Company Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Company Group and shall not pass to or be claimed by the AAC Group or their Affiliates (including the Company following the Closing). Notwithstanding the foregoing, the Company Group and its Representatives shall reasonably cooperate with the AAC Group or the Company (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the Company Group or any of its Affiliates. In furtherance of the foregoing, each of the parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Company Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Company Group. The AAC Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Company and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from Latham any such Company Privileged Materials (or assist any other Person); and (B) not to knowingly access, review, use or rely on any Company Privileged Materials in any dispute involving any of the parties to this Agreement after the Closing.

(c) Purchaser Privilege; Waiver.

(i) K&E has represented the AAC Group and the Purchaser with respect to the Transactions. All parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the Company Group and, following the Closing, the Purchaser, shall not, and shall cause their Affiliates not to, seek to have K&E be disqualified from representing the AAC Group in connection with any dispute that may arise between such parties and the Company Group or the Purchaser in connection with this Agreement, the Ancillary Documents or the Transactions. In connection with any such dispute, the AAC Group involved in such dispute (and not the Company Group (including following the Closing)) will have

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the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the AAC Group, the Purchaser (including following the Closing), and their Representatives or Affiliates (collectively, the “Purchaser Parties”) that occurred prior to the Closing.

(ii) Without limiting the foregoing, the Company Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that K&E has been and will be providing legal advice to the Purchaser Parties in connection with the Agreement, the Ancillary Documents, and any Transactions. In such capacity, K&E will have had confidential or privileged communications between K&E and the Purchaser Parties, including written and electronic communications between or among K&E or the Purchaser Parties, relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Purchaser Privileged Materials”). The Company Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Purchaser Privileged Materials shall belong solely to the AAC Group and any privilege or other right related to the Purchaser Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the AAC Group and shall not pass to or be claimed by the Company Group or their Affiliates (including the Purchaser following the Closing). Notwithstanding the foregoing, the AAC Group and its Representatives shall reasonably cooperate with the Company Group or the Purchaser (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the AAC Group or any of its Affiliates. In furtherance of the foregoing, each of the parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Purchaser Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the AAC Group. The Company Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Purchaser and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from K&E any such Purchaser Privileged Materials (or assist any other Person) and; (B) not to knowingly access, review, use or rely on any Purchaser Privileged Materials in any dispute involving any of the parties to this Agreement after the Closing.

Section 9.15 Waiver of Claims Against Trust. The Company and the Additional Parties acknowledge that the Purchaser is a blank check company with the powers and privileges to effect a Business Combination. The Company and the Additional Parties further acknowledge that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser’s assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, the Purchaser Shareholders and the underwriters of the Purchaser’s initial public offering. The Company and the Additional Parties acknowledge that they have been advised by the Purchaser that the Purchaser may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company and the Additional Parties, on behalf of themselves and their respective Affiliates, acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are acknowledged, the Company and each Additional Party irrevocably waives on behalf of itself and its respective Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company agrees and each Additional Party, on behalf of itself and its respective Affiliates, not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Purchaser (including any distributions to the Purchaser Shareholders in respect of Redemptions or deferred underwriting commissions relating to the IPO). Notwithstanding the foregoing, nothing in this Agreement shall serve to limit or prohibit the Company’s or any Additional Party’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for the Purchaser to specifically perform its obligations under this Agreement with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 9.15 shall serve to limit or prohibit any claims that the Company or any Additional Party may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Purchaser and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

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Section 9.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Purchaser under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.17 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Company Disclosure Letter or the Purchaser Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement. The disclosure of any information shall not be deemed to establish a standard of materiality.

Section 9.18 Representations and Warranties of the Additional Parties. Each of the Additional Parties, severally and not jointly, represents and warrants to the Purchaser and the Company solely with respect to itself as follows:

(a) Such Additional Party is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Additional Party has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of such Additional Party to consummate the Transactions. Such Additional Party is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of such Additional Party to consummate the Transactions. Such Additional Party is not in violation of any provision of its Organizational Documents.

(b) Subject to the consents and other approvals described in Section 4.05, such Additional Party has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations under this Agreement and each Ancillary Document and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which such Additional Party is or is required to be a party and the consummation of the Transactions: (i) have been duly and validly authorized by such Additional Party’s governing body in accordance with its Organizational Documents; and (ii) no other proceedings on the part of such Additional Party are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Additional Party, and assuming the due authorization, execution, delivery and performance of this Agreement by the Purchaser and the Company, constitutes the legal, valid and binding obligation of such Additional Party, enforceable against such Additional Party in accordance with its terms, subject to the Enforceability Exceptions. When delivered, each Ancillary Document to which such Additional Party is or is required to be a party shall be duly and validly executed and delivered by such Additional Party and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal valid and binding obligation of such Additional Party, enforceable against such Additional Party in accordance with its terms, subject to the Enforceability Exceptions.

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(c) The execution, delivery and performance by such Additional Party of this Agreement and the other Ancillary Documents to which such Additional Party is a party and the consummation by such Additional Party of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which such Additional Party is subject or by which any property or asset of such Additional Party is bound; (ii) conflict with or violate the Organizational Documents of such Additional Party; or (iii) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i) or (iii) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of such Additional Party to consummate the Transactions.

(d) Assuming the truth and completeness of the representations and warranties of the Purchaser and the Company contained in this Agreement, no Consent is required on the part of such Additional Party with respect to such Additional Party’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by such Additional Party of the Transactions, except for: (i) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of such Additional Party to consummate the Transactions; or (ii) compliance with any applicable requirements of the securities Laws.

ARTICLE X

DEFINITIONS

Section 10.01 Certain Definitions. The following terms shall have the following meanings in this Agreement:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“AAC Group” has the meaning specified in Section 9.14(a)(i).

“AAC Holdings II LP” means AAC Holdings II LP, a Delaware limited partnership.

“Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives).

“Additional Parties” has the meaning specified in the Preamble.

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” with respect to any specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, investment funds or vehicles managed by Affiliates of the Purchaser, and portfolio companies of such investment funds and vehicles, are not Affiliates of the Purchaser.

“Aggregate Consideration” means: (a) a number of Company Common Units equal to the quotient of (i) (x) the Base Purchase Price minus (y) the Non-Converted Securities Value, divided by (ii) $10.00; and (b) an equivalent number of shares of Domesticated Purchaser Common Stock. The class of such shares of Domesticated Purchaser Common Stock, and whether such shares are issued (i) in addition to such Company Common Units or (ii) in exchange for such Company Common Units pursuant to the terms of the Contribution Agreement, shall be determined in accordance with the terms of this Agreement.

“Agreement” has the meaning specified in the Preamble.

“Alternative Financing Securities” means any equity or equity-linked securities (other than Domesticated Purchaser Class A Common Stock) that are issued by the Purchaser at the Closing in connection with the PIPE Investment.

“Alternative Transaction” means: (A) with respect to the Company and its controlled Affiliates, a transaction or a series of transactions (other than the Transactions) concerning (x) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of the Target Companies or their respective controlled Affiliates; (y) the sale or issuance of, or any similar

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investment in, any of the shares or other Equity Securities or profits of the Target Companies or their respective controlled Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership or otherwise (other than a Permitted Financing, a Pre-Closing Additional Financing or the PIPE Investment); or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Target Companies; and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving the Purchaser.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the Signing Date or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Annual Company Financials” has the meaning specified in Section 4.06(a).

“Anti-Bribery Law” means: (a) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010; (b) any rules or regulations promulgated under the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); and (c) other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means: (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act, including the rules and regulations promulgated under the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act; (b) any applicable foreign antitrust Laws; and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARDP Agreement” means the Cooperative Agreement between the U.S. Department of Energy and X Energy, LLC, Award No. DE-NE0009040, effective as of February 2, 2021.

“Ares Commitment” has the meaning specified in the Ares Commitment Letter.

“Ares Commitment Letter” means the letter dated as of the date of this Agreement among AAC Holdings II LP, the Purchaser and the Company.

“Available Purchaser Closing Cash” as of immediately prior to the Closing (and prior to the payment of any Purchaser Transaction Costs or Company Transaction Costs) means, an aggregate amount equal to the sum of (without duplication) (a) all amounts in the Trust Account, less amounts required for the Redemptions (to the extent not already paid) (including any excise Taxes expected to be payable in connection with the Redemption as reasonably determined by the Purchaser in good faith), plus (b) the aggregate proceeds, if any, actually received by the Purchaser from the PIPE Investment (which shall be deemed to include the amount funded pursuant to the Ares Commitment irrespective of the manner in which the Ares Commitment is funded), plus (c) all other cash and cash equivalents of the Purchaser, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date plus (d) the Company Member Subscription Amount.

“Base Purchase Price” means an amount equal to the sum of (a) $2,000,000,000, plus (b) the aggregate amount actually funded to the Company in connection with any Permitted Financing prior to January 15, 2023.

“Benefit Plans” of any Person means all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation, employment or consulting, severance or termination, holiday, vacation, bonus, hospitalization, medical, life welfare, accident, disability, supplemental unemployment benefits, retiree or post-employment health or welfare, profit sharing, pension, retirement, sick pay or paid time off plan, program, policy, agreement, commitment or arrangement, and all other compensation or benefit plans, programs, policies, agreements or arrangements, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to Section 3(3) of ERISA) (other than a multiemployer plan within the meaning of Section 3(37) of ERISA).

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the Signing Date.

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“Business Combination Deadline” has the meaning specified in Section 6.20(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendment of the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect to the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020) by any Governmental Authority.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“CCRs” has the meaning specified in Section 4.05(a).

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of Equity Securities representing 50% or more of the combined voting power or economic rights or interests in the Purchaser or the Company (or any of their respective successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in the Purchaser or the Company (or any of their respective successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the board of directors of the Purchaser immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of the Purchaser or the Company (or any of their respective successors).

“Class A Common Unit” prior to the Recapitalization means a Class A Common Unit, as defined in the Company Operating Agreement.

“Class B Common Unit” prior to the Recapitalization means a Class B Common Unit, as defined in the Company Operating Agreement.

“Closing” has the meaning specified in Section 2.01.

“Closing Contributions” has the meaning specified in Section 1.01.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Equity Schedule” means Section 10.01-A of the Company Disclosure Letter, as such schedule may be amended or supplemented (but not in a manner that increases the Company Common Units (or the corresponding shares of Domesticated Purchaser Common Stock) to be in excess of the Aggregate Consideration) by the Company, in its sole discretion, at any time and from time to time prior to the third Business Day prior to the Closing.

“Closing Filing” has the meaning specified in Section 6.15.

“Closing Press Release” has the meaning specified in Section 6.15.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute, as amended.

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“Common Share Price” means the share price equal to the VWAP of one share of Domesticated Purchaser Class A Common Stock as reported on NYSE (or the exchange on which the shares of Domesticated Purchaser Class A Common Stock are then listed) for a period of at least twenty days out of thirty consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Domesticated Purchaser Class A Common Stock). Stock dividends shall include any dividend or distribution of securities convertible into the Domesticated Purchase Class A Common Stock. Any adjustments made to the Common Share Price shall be subject to the reasonable mutual agreement of the Purchaser and the Company.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by any of the Target Companies or under or with respect to which any of the Target Companies has or could reasonably be expected to have any Liability.

“Company Closing Certificate” has the meaning specified in Section 2.02(b).

“Company Common Units” means the units of the Company designated as “Common Units” under the Company Fifth A&R Operating Agreement after the consummation of the Recapitalization.

“Company Confidential Information” means Confidential Information, as defined in the Non-Disclosure Agreement.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Fifth A&R Operating Agreement” has the meaning specified in the Recitals.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement); Section 4.03 (Capitalization), Section 4.04 (Subsidiaries and Investments), Section 4.27 (Finders and Brokers) and Section 4.29 (Information Supplied).

“Company Group” has the meaning specified in Section 9.14(a)(ii).

“Company IP” means all Intellectual Property currently owned, licensed, used or held for use by the Target Companies.

“Company IP Licenses” means Intellectual Property licenses, sublicenses and other agreements or permissions.

“Company Lock-Up Agreement” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions (which the Parties agree shall be deemed to include the termination of any Contract set forth on Section 10.01-B of the Company Disclosure Letter in accordance with its terms without entering into a substantially similar alternative or replacement Contract concurrently with such termination). Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change in applicable Laws or GAAP or any interpretation of such following the Signing Date; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate; (e) any epidemic, pandemic, other disease outbreak (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the Signing Date); (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (g) any failure of the Target Companies to meet any projections or forecasts (notwithstanding the foregoing, clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet

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projections or forecasts has resulted in a Company Material Adverse Effect); (h) any Events generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (i) the announcement of this Agreement or the consummation of the Transactions, including any termination of, reduction in or similar adverse effect (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies; or (j) any action taken by, or at the request of, the Purchaser. Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (d), (e), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Member Subscription Amount” has the meaning specified in Section 1.01(f).

“Company Members” means the holders of Company Units prior to the Recapitalization.

“Company Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company and its members.

“Company Parties” has the meaning specified in Section 9.14(b)(1).

“Company Permits” has the meaning specified in Section 4.11.

“Company Preferred Units” has the meaning specified in Section 4.03.

“Company Privileged Materials” has the meaning specified in Section 9.14(c)(ii).

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Series A Preferred Unit” prior to the Recapitalization means a Series A Preferred Unit, as defined in the Company Operating Agreement.

“Company Series B Preferred Unit” prior to the Recapitalization means a Series B Preferred Unit, as defined in the Company Operating Agreement.

“Company Software” means all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, transaction, retention or similar payments payable as a result of or in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable as a result of or in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions (including any fees, costs and expenses related to the Permitted Financing and the Pre-Closing Additional Financing, except as otherwise expressly set forth in the definition of Purchaser Transaction Expenses); (d) all costs, fees and expenses related to the D&O Tail; and (e) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the

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consummation of the Transactions, including any fees in connection with any filings described in Section 6.09, but excluding, in each case, (i) all costs, fees and expenses incurred in connection with the listing on NYSE of the shares of Domesticated Purchaser Class A Common Stock issued in connection with the Transactions, (ii) Transfer Taxes; and (iii) any other amounts payable by the Purchaser under this Agreement.

“Company Units” means: (A) prior to the Recapitalization, the Class A Common Units, Class B Common Units, Company Series A Preferred Units and Company Series B Preferred Units; and (B) as of and following the Recapitalization, the Company Common Units, the Unvested Earn Out Units and the Company Warrants.

“Company Warrants” following the Closing means warrants of the Company that may be exchanged for Company Common Units in accordance with the Company Fifth A&R Operating Agreement.

“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, agreements, binding arrangements, memorandums of understanding, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications to the foregoing).

“Contribution” has the meaning specified in the Recitals.

“Contribution Agreement” has the meaning specified in Section 1.01(f)(ii).

“Copyleft Action” has the meaning specified in Section 4.14(f).

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations of such virus or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means all commercially reasonable actions that any Person reasonably determines are necessary or prudent for such Person to take in connection with (a) mitigating the adverse effects of the COVID-19 pandemic on the business of the Person including in response to third-party supply or service disruptions caused by the COVID-19 pandemic and (b) protecting the health and safety of customers, employees and other business relationships, in each case, to ensure compliance with any Law, or legally binding recommendations or restrictions imposed the Centers for Disease Control and Prevention or any other Governmental Authorities or quasi-governmental authorities, in each case, in connection with or in response to the COVID-19 pandemic.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director (or equivalent) or officer or employee of the Purchaser or any of the Target Companies.

“D&O Tail” has the meaning specified in Section 6.18(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” has the meaning specified in the Preamble to Article V.

“Domesticated Purchaser Class A Common Stock” following the Domestication means, Class A Common Stock of the Purchaser, par value $0.0001 per share, which will have a voting right of one vote per share.

“Domesticated Purchaser Class B Common Stock” following the Domestication means, Class B Common Stock of the Purchaser, par value $0.0001 per share, which will have a voting right of one vote per share. The Domesticated Purchaser Class B Common Stock will be non-economic.

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“Domesticated Purchaser Class C Common Stock” following the Domestication means, Class C Common Stock of the Purchaser, par value $0.0001 per share, which will have a voting right of ten votes per share. The Domesticated Purchaser Class C Common Stock will be non-economic.

“Domesticated Purchaser Class D Common Stock” following the Domestication means, Class D Common Stock of the Purchaser, par value $0.0001 per share, which will have a voting right of ten votes per share.

“Domesticated Purchaser Common Stock” means the Domesticated Purchaser Class A Common Stock, Domesticated Purchaser Class B Common Stock, the Domesticated Purchaser Class C Common Stock and the Domesticated Purchaser Class D Common Stock.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Earn Out Period” means the time period beginning on the Closing Date and ending on the date that is the five-year anniversary of the Closing Date (inclusive of the first and last day of such period).

“Earn Out Pro Rata Share” with respect to each Company Member (and following consummation of the transactions contemplated by the Contribution Agreement, Purchaser, with respect to Unvested Earn Out Units contributed to it by Management LLC) means, a percentage equal to the quotient of (i) the number of Common Units owned of record by such Company Member as of immediately following the Recapitalization (and, with respect to Purchaser, those held by Management LLC immediately prior to consummation of the transactions contemplated by the Contribution Agreement) divided by (ii) the aggregate number of Company Units owned of record by all Company Members (including Management LLC) as of immediately following the Recapitalization.

“Earn Out Units” has the meaning specified in Section 3.01(a)(ii).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to: (a) the protection of human health and safety; (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, natural resource damages, costs, expenses, fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or non-compliance with Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of or non-compliance with, or liability under, Environmental Law, or a Release or threatened Release of, or exposure to, Hazardous Materials. The foregoing shall include all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies.

“Environmental Permits” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“Equity Securities” with respect to any Person means: (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person; (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar

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securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person; and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which together with a Target Company would at any relevant time be deemed to be a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, circumstance, condition, change, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extended Outside Date” has the meaning specified in Section 8.01(d).

“Extension” has the meaning specified in Section 6.20(a).

“Extension Expenses” has the meaning specified in Section 6.03(b)(iv).

“Extension Proxy Statement” has the meaning specified in Section 6.20(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Foreign Plan” has the meaning specified in Section 4.19(j).

“Fraud” with respect to a party to this Agreement means: (a) an intentional misrepresentation by such party with respect to the making of the representations and warranties of such party as expressly set forth in this Agreement with the intent by such party that the other parties to this Agreement rely on such misrepresentation to such other party’s material detriment; and (b) such other party reasonably relies on, and suffers Losses as a result of, such misrepresentation.

“Funded Permitted Financing” means the issuance and sale of the Series C-2 Notes pursuant to those certain Securities Purchase Agreements, dated on or about the date of this Agreement, by and among the Company and the investors party thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GM Enterprises” has the meaning specified in the Preamble.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or for which Liability or responsibility may be imposed, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, radioactive materials, mold, per- and polyfluoroalkyl substances and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBX Fund 1” has the meaning specified in the Preamble.

“IBX Fund 2” has the meaning specified in the Preamble.

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“IBX GP” has the meaning specified in the Preamble.

“Income Taxes” means income, capital gains, franchise and similar Taxes.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest); (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument; (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842); (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (f) all obligations of such Person in respect of acceptances issued or created; (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (h) all obligations secured by an Lien on any property of such Person; (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; (j) all obligations under any unfunded or underfunded defined benefit pension, gratuity, termination indemnity, statutory severance or similar plans or arrangements; (k) all obligations with respect to any unpaid paid time off, bonuses or other retention or incentive compensation, severance and deferred compensation payments (whether accrued or not), pension arrangements, or other similar payments and benefits owed or payable by the Company (whether such payments are discretionary or mandatory), plus the employer portion of payroll Taxes payable as a result of the foregoing amounts (computed as though such obligations were payable as of the Closing Date); and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has otherwise become responsible for or liable or agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all rights, title and interest in and to intellectual property arising anywhere in the world, including: (i) all United States and foreign patents and patent applications, patent disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, or refiled (“Patents”); (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, in each case whether or not registered, including all goodwill associated therewith, together with all related registrations and applications (“Trademarks”); (iii) all United States, international and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights in such Software), copyrightable works, together with all related registrations and applications (“Copyright”); (iv) rights in Software; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets; (vii) all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (viii) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Company Financials” has the meaning specified in Section 4.06(a).

“Interim Period” has the meaning specified in Section 6.01(a).

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 1, 2021 (File No. 333-252163).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored in such assets or processed by such assets, and all associated documentation.

“JOBS Act” has the meaning specified in Section 5.05(e).

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“K&E” means Kirkland & Ellis LLP.

“Knowledge” with respect to: (i) the Company, means the knowledge of the individuals set forth on Section 10.01-B of the Company Disclosure Letter; and (ii) the Purchaser, means the knowledge of the individuals set forth on Section 10.01-C of the Purchaser Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Labor Agreement” has the meaning specified in Section 4.13(a)(xi).

“Latham” has the meaning specified in Section 9.14(a)(ii).

“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, Order or Consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.16(b).

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.

“Legally Privileged Communications” means all legally privileged communications made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, the Ancillary Documents, or the Transactions.

“Liabilities” means all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind whether consensual, statutory or otherwise (including any conditional sale or other title retention agreement or lease in the nature of any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Management LLC” has the meaning specified in the Preamble.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Member Support Agreement” means the Member Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Requisite Members.

“Mirror Securities,” if Alternative Financing Securities are issued in a PIPE Investment, means securities issued by the Company to the Purchaser having terms and provisions substantially equivalent to the terms and provisions of such Alternative Financing Securities.

“Modification in Recommendation” has the meaning specified in Section 6.13(b)(i).

“Non-Converted Securities Value” means an amount equal to the aggregate value (inclusive of principal and interest accrued as of the Closing, if applicable) of all Equity Securities that are not converted into Company Common Units in connection with or prior to the Closing, which amount shall: (i) be equal to the value of the Company Common Units that would have been issued to such holder

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in respect of such Equity Security had such Equity Security converted into Company Common Units in connection with the Closing, assuming a value per Company Common Unit equal to $10.00 per unit; and (ii) take into account any discount rate or conversion price (including pursuant to a liquidation or deemed liquidation) pursuant to the terms of such Equity Security.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between the Company and Purchaser dated as of August 29, 2022.

“NRC” means the United States Nuclear Regulatory Commission or any successor.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Asset Control of the U.S. Department of Treasury.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires that any software be: (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) license under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person or such Person’s Subsidiaries, in the ordinary course of such Person’s or such Person’s Subsidiaries’ business consistent with past practice, including all actions taken or not taken that such Person believed or believes necessary or appropriate in response to the COVID-19 pandemic, including any COVID-19 Measures.

“Organizational Documents” with respect to any Person that is an entity means its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning specified in Section 4.14(c).

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software, all Company Registered IP and all other Intellectual Property required to be set forth in Section 4.14(a)(i) of the Company Disclosure Letter.

“Owned Real Property” has the meaning specified in Section 4.16(a).

“Party(ies)” has the meaning specified in the Preamble.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Financing” in each case, subject to the Permitted Financing Limitations, means one or more capital raising transactions entered into on or after the Signing Date on substantially the same terms as the Funded Permitted Financing.

“Permitted Financing Limitations” means the following limitations with respect to a Permitted Financing: (i) the aggregate number of securities issued or issuable by the Company in connection with all Permitted Financings (including the Funded Permitted Financing) may not result in a Change of Control of the Company; (ii) no Permitted Financing, alone or together with other Permitted Financings, may alter the terms of the Agreement or the Ancillary Documents or delay or impair the Transactions; (iii) the securities issued in connection with any Permitted Financing shall convert into Company Common Units in connection with or prior to the Recapitalization; and (iv) the aggregate amount of all Permitted Financings actually funded to the Company may not exceed $200,000,000 in the aggregate (including the Funded Permitted Financing).

“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable; or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect to such Liens for Taxes or assessments and similar charges or levies in accordance with GAAP; (b) other Liens for labor, materials or supplies imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established with respect to such Liens for labor, materials or supplies imposed by operation of Law in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; or (f) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business.

“Person” means an individual (including current and former employees), corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Personal Property” means any machinery, equipment, tool, vehicle, furniture, leasehold improvement, office equipment, plant, part and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.17.

“Pre-Closing Additional Financing” means indebtedness for borrowed money that is incurred by the Target Companies during the Interim Period, other than in connection with a Permitted Financing, in an amount not to exceed the Pre-Closing Additional Financing Cap, that: (a) is contractually or structurally subordinated in right of payment to indebtedness incurred pursuant to a Permitted Financing; and (b) if issued in the form of Equity Securities, such securities shall convert into Company Common Units in connection with or prior to the Recapitalization.

“Pre-Closing Additional Financing Cap” means an amount equal to $50,000,000, which amount shall be reduced dollar-for-dollar to the extent that the amount of the Permitted Financing exceeds $150,000,000 (including the Funded Permitted Financing).

“Premium Cap” has the meaning specified in Section 6.18(b).

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

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“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Common Warrants” means Purchaser Private Placement Warrant and Purchaser Public Warrant.

“Purchaser Confidential Information” means all confidential or proprietary information concerning the Purchaser or any of its Representatives. Notwithstanding the foregoing, the Purchaser Confidential Information shall not include any information which: (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement; or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. From and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Extension Meeting” has the meaning specified in 6.20(d).

“Purchaser Fundamental Representations” means the representation and warranty made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.18 (Information Supplied).

“Purchaser Material Adverse Effect” means any change, event or occurrence, that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law or regulations or interpretations of applicable Law or regulations, or decisions by courts or any Governmental Authority after the Signing Date; (ii) changes or proposed changes in GAAP (or any interpretation of GAAP) after the Signing Date; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) the number of Purchaser Shareholders electing a Redemption (or any Redemption in connection with an Extension); or (v) any change in the market price or trading volume of the Purchaser Class A Ordinary Shares or the Purchaser Common Warrants.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser Parties” has the meaning specified in Section 9.14(c).

“Purchaser Privileged Materials” has the meaning specified in Section 9.14(c)(ii).

“Purchaser Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Purchaser or any of its Affiliates and any immediate family member of any of the foregoing.

“Purchaser SEC Reports” has the meaning specified in Section 5.06.

“Purchaser Shareholder Approval” means the approval of: (i) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b)(i), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting; (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G) and (H) of Section 6.13(b)(i), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents); and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the

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Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the shareholders of the Purchaser as of the applicable time specified in this Agreement.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b)(i).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions (including any Extension Expenses), whether paid or unpaid prior to the Closing, including all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; (b) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.09; (c) all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and approval of the Registration Statement by the SEC; (d) all costs, fees and expenses incurred in connection with the listing on the NYSE of the shares of Domesticated Purchaser Class A Common Stock issued in connection with the Transactions; (e) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the PIPE Investment; and (f) any Indebtedness of the Purchaser owed to its Affiliates or shareholders (including any amounts outstanding under the Working Capital Loans to the extent payable in cash).

“Recapitalization” has the meaning specified in the Recitals.

“Recapitalization Instrument” means an agreement, instrument, resolution, consent or other documentation, duly executed and delivered by the applicable Persons at or joined following the Signing Date, effecting the Recapitalization in accordance with the Company’s Organizational Documents, which agreement, instrument, resolution, consent or other documentation shall be in a form reasonably acceptable to the Purchaser.

“Redemption” has the meaning specified in Section 6.13(b)(i).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements to such Registration Statement on Form S-4, to be filed with the SEC by the Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, abandoning, discarding, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 9.15.

“Remedial Legal Proceeding” means all actions to: (i) clean up, remediate, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” as to any Person means such Person’s Affiliates and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

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“Requisite Member Approval” means the approval of this Agreement and the Transactions, including the Recapitalization, by the irrevocable affirmative written consent of the Requisite Members in the form attached as Exhibit G, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Requisite Members” means the Persons set forth on Section 10.01-D of the Company Disclosure Letter.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, and the European Union Consolidated List;(ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws (the latter except to the extent inconsistent with U.S. law), regulations, embargoes or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Entity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Party(ies)” has the meaning specified in the Preamble.

“Series C-2 Notes” means the Company’s Series C-2 Convertible/Exchangeable Promissory Notes.

“Signing Date” has the meaning specified in the Preamble.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means all computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models and methodologies, in each case of the foregoing whether in source code, executable or object code form, related documentation (including user manuals, related to any of the foregoing) and all software modules, tools and databases.

“Special Committee” means the special committee of the board of directors of the Purchaser.

“Sponsor” means Ares Acquisition Holdings LP, a Cayman Islands exempted limited partnership.

“Sponsor Earn Out Securities” has the meaning specified in the Sponsor Support Agreement.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company, the Purchaser and the other parties to such agreement.

“Subsidiary” with respect to any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by

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that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of that Person. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company, its direct and indirect Subsidiaries and all other Persons of which the Company or any Subsidiary of the Company, directly or indirectly, owns (beneficially or of record) Equity Securities.

“Tax Proceeding” has the meaning specified in Section 6.11(c).

“Tax Receivable Agreement” has the meaning specified in the Recitals.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect to such tax imposed by a Governmental Authority.

“Top Customers” has the meaning specified in Section 4.23(a).

“Top Suppliers” has the meaning specified in Section 4.23(b).

“Trade Secrets” means all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property.”

“Trading Day” means any day on which shares of Domesticated Purchaser Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Class A Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b)(i).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(b).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Triggering Event I” shall occur if, within the Earn Out Period, the Common Share Price of the Domesticated Purchaser Class A Common Stock is greater than or equal to $12.50 per share.

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“Triggering Event I Earn Out Units” has the meaning specified in Section 3.01(a)(i).

“Triggering Event II” shall occur if, within the Earn Out Period, the Common Share Price of the Domesticated Purchaser Class A Common Stock is greater than or equal to $15.00 per share.

“Triggering Event II Earn Out Units” has the meaning specified in Section 3.01(a)(ii).

“Triggering Events” means Triggering Event I and Triggering Event II.

“Trust” has the meaning specified in the Preamble.

“Trust Account” means the trust account maintained by Trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 5, 2021, between the Purchaser and Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unvested Earn Out Shares” means shares of Domesticated Purchaser Class A Common Stock issued to Management LLC pursuant to the Contribution Agreement in accordance with Section 1.01(f) that will, following issuance, be subject to vesting and potential forfeiture on the same terms as the Sponsor Earn Out Securities.

“Unvested Earn Out Units” means the units of the Company designated as “Unvested Earn Out Units” under the Company Fifth A&R Operating Agreement after the consummation of the Recapitalization.

“VWAP” for any security as of any day or multi-day period means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such day or multi-day period (as applicable) shall be the fair market value per share on such day or multi-day period (as applicable) as reasonably determined by the Purchaser.

“WARN Act” has the meaning specified in Section 4.18(b).

“Warrant Agreement” means the Warrant Agreement, dated as of February 5, 2021, by and between the Purchaser and Continental, as warrant agent.

“Working Capital Loan Agreement” means the working capital loan agreement, dated as of March 1, 2022, issued by the Purchaser to the Sponsor, pursuant to which the Purchaser may borrow up to $2,500,000 from the Sponsor related to ongoing expenses reasonably related to the business of the Purchaser and the consummation of a Business Combination.

“Working Capital Loans” means all loans made pursuant to the Working Capital Loan Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

A-1-78

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
	Name:	David B. Kaplan
	Title:	Chief Executive Officer and Co-Chairman

[Signature Page to Business Combination Agreement]

A-1-79

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
	Name:	J. Clay Sell
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-1-80

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

THE KAMAL S. GHAFFARIAN REVOCABLE TRUST

By:	/s/ Kamal S. Ghaffarian
	Name:	Kamal S. Ghaffarian
	Title:	Trustee

[Signature Page to Business Combination Agreement]

A-1-81

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

IBX COMPANY OPPORTUNITY FUND 1, LP

BY: IBX OPPORTUNITY GP, INC., ITS GENERAL PARTNER

By:	/s/ Kamal S. Ghaffarian
	Name:	Kamal S. Ghaffarian
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-1-82

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

IBX COMPANY OPPORTUNITY FUND 2, LP

BY: IBX OPPORTUNITY GP, INC., ITS GENERAL PARTNER

By:	/s/ Kamal S. Ghaffarian
	Name:	Kamal S. Ghaffarian
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-1-83

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

IBX OPPORTUNITY GP, INC.

By:	/s/ Kamal S. Ghaffarian
	Name:	Kamal S. Ghaffarian
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-1-84

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

GM ENTERPRISES LLC

By:	/s/ Kamal S. Ghaffarian
	Name:	Kamal S. Ghaffarian
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

A-1-85

IN WITNESS WHEREOF, each party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

X-ENERGY MANAGEMENT, LLC

By:	/s/ J. Clay Sell
	Name:	J. Clay Sell
	Title:	President

[Signature Page to Business Combination Agreement]

A-1-86

Exhibit A

Purchaser Charter upon Domestication

[See Annex C to this proxy statement/prospectus]

A-1-87

Exhibit B

Purchaser Bylaws upon Domestication

[See Annex D to this proxy statement/prospectus]

A-1-88

Exhibit C

Fifth A&R Operating Agreement of Company

[See Annex G to this proxy statement/prospectus]

A-1-89

Exhibit D

Tax Receivable Agreement

[See Annex I to this proxy statement/prospectus]

A-1-90

Exhibit E

A&R Registration Rights Agreement

[See Annex E to this proxy statement/prospectus]

A-1-91

Exhibit F-1

Form of Sponsor Lock-Up Agreement

[See Annex J to this proxy statement/prospectus]

A-1-92

Exhibit F-2

Form of Company Lock-Up Agreement

[See Annex K to this proxy statement/prospectus]

A-1-93

Exhibit G

Requisite Member Approval

A-1-94

ANNEX A-2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT (this “Amendment”), dated as of June 11, 2023 to the Business Combination Agreement, dated as of December 5, 2022 (the “Agreement”), by and among Ares Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company (collectively, the “Additional Parties”), is entered into by and between the Purchaser and the Company. The Purchaser and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Purchaser, the Company and the Additional Parties entered into the Agreement on December 5, 2022;

WHEREAS, Section 9.10 of the Agreement provides that the Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser (which in the case of the Purchaser, shall require the approval of the Special Committee), the Company and, solely with respect to any amendment, supplement or modification of Section 1.01(f) of the Agreement or any provision of Article IX of the Agreement, the Additional Parties;

WHEREAS, the Parties wish to make certain amendments to the Agreement, which do not amend, supplement or modify Section 1.10(f) or Article IX of the Agreement, as set forth in this Amendment;

WHEREAS, as a condition and inducement to the Company’s and the Purchaser’s willingness to enter into this Amendment, simultaneously with the execution and delivery of this Amendment, the Parties and AAC Holdings II LP, a Delaware limited partnership (“AAC Holdings II”), have executed and delivered an amendment to the Commitment Letter, dated as of December 5, 2022 (the “Amended Commitment Letter”), by and among AAC Holdings II, the Purchaser and the Company;

WHEREAS, as a condition and inducement to the Company’s and the Purchaser’s willingness to enter into this Amendment, simultaneously with the execution and delivery of this Amendment, the Parties have executed and delivered an amendment to the Sponsor Support Agreement, dated as of December 5, 2022 (the “Amended Sponsor Support Agreement”), by and among the Purchaser, the Company and the Persons set forth on Schedule I to the Amended Sponsor Support Agreement;

WHEREAS, the board of directors of the Purchaser and the Special Committee have: (a) determined that it is advisable and in the best interests of the Purchaser and the Purchaser Shareholders for the Purchaser to enter into this Amendment; (b) authorized and approved the execution and delivery of this Amendment and the  transactions contemplated by this Amendment on the terms and subject to the conditions of this Amendment and (c) reaffirmed their respective recommendations of the approval of the Agreement, as amended by this Amendment, and the transactions contemplated by the Agreement to the shareholders of the Purchaser;

WHEREAS, the board of directors of the Company has: (a) determined that it is advisable and in the best interests of the Company and the members of the Company to enter into this Amendment and (b) authorized and approved the execution and delivery of this Amendment and the transactions contemplated by this Amendment on the terms and subject to the conditions of this Amendment; and

WHEREAS, concurrently with the execution of this Amendment, the Company has delivered to Purchaser the irrevocable affirmative written consent of the Requisite Members, in the form attached as Exhibit A, adopting and approving this Amendment pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

NOW THEREFORE, the Parties agree as follows:

Section 1.1Definitions. Except as otherwise indicated, capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

A-2-1

Section 1.2Amendments.

(a)Sections 3.01(a)(i) and (a)(ii) of the Agreement are amended to replace the figure “12,500,000” in each such clause with “26,250,000”.

(b)Section 3.01(f)(ii) of the Agreement is amended to replace “$15.00” with “$17.50”.

(c)The defined term “Base Purchase Price” in Article X of the Agreement is amended and restated in its entirety to read as follows:

“Base Purchase Price” means an amount equal to $1,800,000,000.

(d)The defined term “Triggering Event II” in Article X of the Agreement is amended to replace “$15.00” with “$17.50”.

(e)The defined term “Unvested Earn Out Shares” in Article X of the Agreement is amended and restated in its entirety to read as follows:

“Unvested Earn Out Shares” means shares of Domesticated Purchaser Class A Common Stock issued to Management LLC pursuant to the Contribution Agreement in accordance with Section 1.01(f) that will, following issuance, be subject to vesting and potential forfeiture on the same terms as the Sponsor Earn Out Securities, except that the Triggering Events applicable to the Unvested Earn Out Shares shall be the Triggering Events set forth in this Agreement.

(f)The defined term “Vesting Event II” in Article I of Exhibit C (Company Fifth A&R Operating Agreement) to the Agreement is amended to replace “$15.00” with “$17.50”.

(g)Section 3.02(f)(ii) of Exhibit C (Company Fifth A&R Operating Agreement) to the Agreement is amended to replace “$15.00” with “$17.50”.

Section 1.3No Other Amendments. All other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to in the Agreement. This Amendment forms an integral and inseparable part of the Agreement.

Section 1.4References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended by this Amendment, to “Signing Date”, “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to December 5, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to June 11, 2023.

Section 1.5Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party and the Additional Parties shall be bound by this Amendment. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.6Incorporation by Reference. Each of the provisions of Section 9.02 (Notices), Section 9.03 (Binding Effect; Assignment), Section 9.04 (Third Parties), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.08 (Specific Performance), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver), Section 9.12 (Interpretation), Section 9.13 (Counterparts), Section 9.15 (Waiver of Claims Against Trust) and Section 9.16 (Non-Recourse) of the Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

Section 1.7Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Amendment and applicable Laws to consummate the Transactions as soon as reasonably practicable.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

A-2-2

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Its:	Chief Executive Officer and Co-Chairman

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

A-2-3

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Its:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

A-2-4

ANNEX B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ARES ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 1 FEBRUARY 2021 AND EFFECTIVE ON
1 FEBRUARY 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ARES ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 1 FEBRUARY 2021 AND EFFECTIVE ON

1 FEBRUARY 2021)

1	The name of the Company is Ares Acquisition Corporation.
2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member’s shares.
5

The share capital of the Company is US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ARES ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 1 FEBRUARY 2021 AND EFFECTIVE ON

1 FEBRUARY 2021)

1Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange (“NYSE”), must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the NYSE.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Ares Acquisition Holdings LP, a Cayman Islands exempted limited partnership, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);
(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;
(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the

Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)	Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and
(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion
17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the day of the closing of a Business Combination.
17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.
18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles (subject to Article 29.4);
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.
21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the

Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors
28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or
(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
31	Proceedings of Directors
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9

The Audit Committee shall monitor compliance on a quarterly basis with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;
(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;
(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and
(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or
(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.
49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and
(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:
(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or
(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust

Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the NYSE, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities
50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C

CERTIFICATE OF INCORPORATION

OF

X-ENERGY, INC.

ARTICLE I.

The name of the corporation is X-Energy, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose of Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”). Without limiting the generality of the foregoing, those activities include: (i) investing in securities of X-Energy Reactor Company, LLC, a Delaware limited liability company, or any successor entities thereto (“XERC”) and any of its subsidiaries; (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets; and (iii) engaging in any other activities incidental or ancillary thereto. The Corporation is being incorporated in connection with the domestication of Ares Acquisition Corporation, a Cayman Islands exempted company (“AAC”), as a Delaware corporation. This Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of AAC (the “Certificate of Domestication”).

ARTICLE IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [•] ([•]), consisting of four classes as follows:

(a) [•] ([•]) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(b) [•] ([•]) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”);

(c) [•] ([•]) shares of Class C common stock, with a par value of $0.0001 per share (the “Class C Common Stock”);

(d) [•] ([•]) shares of Class D common stock, with a par value of $0.0001 per share (the “Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, “Common Stock”); and

(e) [•] ([•]) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, each issued and outstanding ordinary share of AAC shall convert automatically, on a one-for-one basis, into a share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designation and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption

(including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of any class of Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) upon the exchange of all outstanding Common Units for Class A Common Stock as a result of Redemptions or Direct Exchanges (each, as defined in the LLC Agreement) including any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units pursuant to the applicable provisions of Article 3 and Article 11 of the LLC Agreement and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions or Direct Exchanges pursuant to clause (x)), conversion rights or similar rights for Class A Common Stock;

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock;

(c) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock; and

(d) in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock.

Section 4.4 Common Stock. The powers, preferences and rights of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law:

(i) Each share of Class A Common Stock shall entitle the record holder as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class B Common Stock shall entitle the record holder as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii) Each share of Class C Common Stock shall entitle the record holder as of the applicable record date to ten votes per share in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.

(iv) Each share of Class D Common Stock shall entitle the record holder as of the applicable record date to ten votes per share in person or by proxy on all matters submitted to a vote of the holders of Class D Common Stock, whether voting separately as a class or otherwise.

Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock or the Class D Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Class A Common Stock and Class D Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock or Class C Common Stock and the holders of shares of Class B Common Stock or Class C Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock or Class C Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock or Class D Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder. Notwithstanding the previous sentence, in the event of any such liquidation, dissolution or winding up, each holder of shares of Class B Common Stock or Class C Common Stock shall be entitled to receive no more than $0.0001 per share of Class B Common Stock or Class C Common Stock owned of record by such holder on the record date for such distribution. Upon receiving such amount, the holders of shares of Class B Common Stock and Class C Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of the Corporation. A Change of Control (other than approval of a plan of complete liquidation or dissolution of the Corporation) shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d) Permitted Ownership.

(i) From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”): (A) shares of Class B Common Stock may be issued only to, and registered only in the name of, the Member Owners, their respective successors and assigns and their respective Permitted Transferees in accordance with Section 4.5 (the Member Owners, together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class B Owners”); (B) shares of Class C Common Stock may be issued only to, and registered only in the name of, the Founders, their respective successors and assigns and their respective Permitted Transferees in accordance with Section 4.5 (the Founders, together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class C Owners”); and (C) shares of Class D Common Stock may be issued only to, and registered only in the name of, the Founders, their respective successors and assigns and their respective Permitted Transferees in accordance with Section 4.5 (the Founders, together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class D Owners”). The aggregate number of shares of Class B Common Stock and Class C Common Stock at any time registered in the name of each such Permitted Class B Owner or Permitted Class C Owner, as applicable, must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner or Permitted Class C Owner under the LLC Agreement.

(ii) To the fullest extent permitted by law, the Corporation shall undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock and Class C Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner or Permitted Class C Owner shall be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner or Permitted Class C Owner in accordance with the terms of the LLC Agreement.

(iii) In the event of a Change of Control of the Corporation approved by the Board of Directors prior to or simultaneously with such Change of Control, the holders of shares of Class B Common Stock or Class C Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock or Class C Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(e) Defined Terms. As used in this Certificate of Incorporation, (i) ”Member Owners” means each of the members of XERC as set forth on Schedule 2 of the LLC Agreement (as may be amended from time to time in accordance with the terms of the LLC Agreement) other than the Corporation, (ii) ”Founder” means each of Kamal Ghaffarian, the Kamal Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, IBX Company Opportunity Fund 2, LP, IBX Opportunity GP, Inc. and GM Enterprises, LLC (iii) ”Common Unit” means a membership interest in XERC, authorized and issued under the Fifth Amended and Restated Limited Liability Company Agreement of XERC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (iv) ”Permitted Transferee” has the meaning given to it in the LLC Agreement (with such necessary changes in the details thereof as are necessitated by the context).

Section 4.5 Conversion of Class B Common Stock, Class C Common Stock and Class D Common Stock.

(a) Conversion Upon Transfer.

(i) A holder of Class B Common Stock or Class C Common Stock may surrender shares of Class B Common Stock or Class C Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender or other acquisition of any shares of Class B Common Stock or Class C Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(ii) A holder of Class B Common Stock or Class C Common Stock may transfer or assign shares of Class B Common Stock or Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder or to a non-Permitted Transferee with the prior, written approval of the Corporation. Notwithstanding the foregoing, no transfer or assignment shall be valid unless the transferring or assigning holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee or such non-Permitted Transferee, as applicable, in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(a)(ii) are collectively referred to as the “Restrictions.”

(iii) Any purported transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock or Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation. In such event, to the fullest extent permitted by law, automatically and without any further action on the part of any person, each holder of such Restricted Share shall not be entitled to any voting right with respect to those shares.

(iv) Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation. Without limiting the generality of the foregoing, such actions shall include causing the Transfer Agent or the Secretary of the Corporation to: (i) not record the Purported Owner as the record owner of the Restricted Shares; and (ii) institute proceedings to enjoin or rescind any such transfer or acquisition.

(v) From time to time but only to the extent permitted by law, the Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) may establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent of the Corporation. Such procedures and regulations shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock or Class C Common Stock.

(b) Voluntary Conversion.

(i) Each one share of Class C Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder at any time upon written notice to the transfer agent of the Corporation. Shares of Class C Common Stock that are converted into shares of Class B Common Stock as provided in this Section 4.5(b)(i) shall be retired and may not be reissued.

(ii) Each one share of Class D Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to the transfer agent of the Corporation. Shares of Class D Common Stock that are converted into shares of Class A Common Stock as provided in this Section 4.5(b)(ii) shall be retired and may not be reissued.

(c) Automatic Conversion. On the earliest to occur of: (i) the date that is 10 years from the date hereof and (ii) the first date on which the Permitted Class C Owners and Permitted Class D Owners cease to own, in the aggregate, at least 25.0% of the number of shares of Class C Common Stock and Class D Common Stock issued and held by the Permitted Class C Owners and Permitted Class D Owners immediately following the Effective Time (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) (such date, the “Automatic Conversion Date”), (x) each outstanding share of Class C Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class B Common Stock and (y) each outstanding share of Class D Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of such shares of Class C Common Stock and Class D Common Stock shall be prohibited, and such shares of Class C Common Stock and Class D Common Stock shall be retired and cancelled in accordance with the applicable provisions of the DGCL, and upon such retirement and cancellation, all references to Class C Common Stock and Class D Common Stock in this Certificate of Incorporation shall be eliminated.

(d) Conversion Procedures.

(i) From time to time, the Corporation may establish such policies and procedures relating to the conversion of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock and the Corporation’s classified stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable. From time to time, the Corporation may also request that holders of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of such Class B Common Stock, Class C Common Stock or Class D Common Stock and to confirm that a conversion of such Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to this Section 4.5 has not occurred. A determination by the Secretary of the Corporation that a conversion of any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to this Section 4.5 has occurred shall be conclusive and binding.

(ii) In the event of a conversion of shares of Class C Common Stock pursuant to this Section 4.5, such conversion(s) shall be deemed to have been made at the time that the applicable transfer of shares or voluntary conversion of shares occurred or immediately upon the Automatic Conversion Date. Upon any conversion of Class C Common Stock pursuant to this Section 4.5, all rights of the former holder of such shares of Class C Common Stock with respect to such shares of Class C Common Stock shall cease. In such event, the Person or Persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock. The Corporation shall provide notice of such conversion of shares of Class C Common Stock to record holders of such shares of Class C Common Stock as soon as practicable following the occurrence of the applicable transfer of shares or voluntary conversion of shares or promptly following the Automatic Conversion Date. The Corporation may satisfy such notice requirements by providing such notice prior to the occurrence of the applicable transfer of shares or voluntary conversion of shares or the Automatic Conversion Date.

(iii) In the event of a conversion of shares of Class D Common Stock pursuant to this Section 4.5, such conversion(s) shall be deemed to have been made at the time that the applicable transfer of shares or voluntary conversion of shares occurred or immediately upon the Automatic Conversion Date. Upon any conversion of Class D Common Stock pursuant to this Section 4.5, all rights of the former holder of such shares of Class D Common Stock with respect to such shares of Class D Common Stock shall cease. In such event, the Person or Persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The Corporation shall provide notice of such conversion of shares of Class D Common Stock to record holders of such shares of Class D Common Stock as soon as practicable following the occurrence of the applicable transfer of shares or voluntary conversion of shares or promptly following the Automatic Conversion Date. The Corporation may satisfy such notice requirements by providing such notice prior to the occurrence of the applicable transfer of shares or voluntary conversion of shares or the Automatic Conversion Date.

Section 4.6 Certificates. All certificates or book entries representing shares of Class B Common Stock, Class C Common Stock or Class D Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7 Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.

Section 4.8 Amendment.

Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

ARTICLE V.

Section 5.1 Reservation of Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Class A Common Stock or other securities equal to: (i) all of the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Common Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the LLC Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants, convertible notes, equity rights (including for the avoidance of doubt, profits interests), or similar rights to acquire Common Units) from time to time; (ii) the number of shares of Class A Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Company, if any, and (iii) such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class D Common Stock into shares of Class A Common Stock pursuant to Section 4.5.

(b) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion(s) of the shares of Class C Common Stock pursuant to Section 4.5, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Common Stock into shares of Class B Common Stock.

Section 5.2 Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock, Class C Common Stock and Class D Common Stock outstanding immediately prior to such subdivision shall be proportionately combined or subdivided such that the ratio of the number of shares of outstanding Class B Common Stock, Class C Common Stock and Class D Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall, in each case, be maintained immediately after such combination or subdivision. Any adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective. In no event shall the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined. In no event shall the shares of Class A Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class B Common Stock, Class C Common Stock and Class D Common Stock shall be proportionately split, subdivided or combined.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the By-laws of the Corporation, the adoption, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE VII.

Section 7.1 Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 7.2 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws of the Corporation shall so provide.

Section 7.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Section 7.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.

Section 7.5 Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.

Section 7.6 Classified Board. At the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The provisions of this Section 7.6 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

ARTICLE VIII.

Section 8.1 Action by Written Consent. For so long as the Corporation qualifies as a Controlled Company (as defined in 5615(c)(1) of the Nasdaq Stock Market LLC Rules or Section 303A.00 of the New York Stock Exchange Listed Company Manual, as applicable), any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. From and after the date the Corporation ceases to qualify as a Controlled Company, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 8.2 Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and (ii) for so long as the Corporation is a Controlled Company, by the Secretary of the Corporation at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Corporation. Except as set forth in the preceding sentence, special meetings shall not be called by any other Person. Subject to the special rights of the holders of one or more series of Preferred Stock, from and after the date the Corporation ceases to qualify as a Controlled Company, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation or any other Person.

Section 8.3 Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).

ARTICLE IX.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation. Commencing on the date that is the third annual meeting of stockholders following the Effective Time, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal Section 7.6 of this Certificate of Incorporation.

For so long as there are shares of Class A Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class A Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class A Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share Class B Common Stock to have more than one (1) vote per share or each share of Class C Common Stock or Class D Common Stock to have more than ten (10) votes per share or for any rights to a separate class vote of the holders of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class A Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class B Common Stock, Class C Common Stock and Class D Common Stock.

For so long as there are shares of Class B Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class B Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share Class A Common Stock to have more than one (1) vote per share or each share of Class C Common Stock or Class D Common Stock to have more than ten (10) votes per share or for any rights to a separate class vote of the holders of shares of Class A Common Stock, Class C Common Stock or Class D Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock, Class C Common Stock and Class D Common Stock.

For so long as there are shares of Class C Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class C Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class C Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of Class A Common Stock or Class B Common Stock to have more than one (1) vote per share or each share of Class D Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class C Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

For so long as there are shares of Class D Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class D Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class D Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of Class A Common Stock or Class B Common Stock to have more than one (1) vote per share or each share of Class C Common Stock to have more than ten (10) votes per share or any rights to a separate class vote of the holders of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class D Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

ARTICLE X.

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article X, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE XI.

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XII.

Unless the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. This Article XII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XIII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws of the Corporation or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws of the Corporation and (c) any amendment to this Certificate of Incorporation or the By-laws of the Corporation enacted or adopted in accordance with this Certificate of Incorporation, the By-laws of the Corporation and applicable law.

ARTICLE XIV.

Section 14.1 In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIV are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 14.2 To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 14.3. Subject to Section 14.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 14.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 14.2 shall not apply to any such corporate opportunity.

Section 14.4 In addition to and notwithstanding the foregoing provisions of this Article XIV, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 14.5 Solely for purposes of this Article XIV, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIV, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.

Section 14.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

ARTICLE XV.

Section 15.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) ”Affiliate” (other than for purposes of Article XIV) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.

(b) ”Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding voting stock of the Corporation; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of XERC); (3) there is consummated a merger or consolidation of the Corporation or XERC with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of XERC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(c) ”control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(d) ”Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(e) ”owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(f) ”Person” means, except as otherwise provided in the definition of “Change of Control,” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.

(g) ”Principal Stockholders” means investment funds affiliated with or advised by Ares Management Corporation or any of its subsidiaries and their respective successors.

(h) ”Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(i) ”stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.

(j) ”voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [•].

X-ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

ANNEX D

BY-LAWS

OF

X-ENERGY, INC.

Dated as of [ • ]

ARTICLE I.

CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of X-Energy, Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. In its sole discretion, the Board of Directors may, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these By-laws (as the same may be amended, restated or otherwise modified from time to time, these “By-laws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. Except in the case of a special meeting of Stockholders called at the request of the Stockholders pursuant to the express terms of the Certificate of Incorporation, the Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given. The notice shall state: (i) the place, if any, date and hour of the meeting; (ii) the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iii) the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting); and (iv) in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these By-laws, the notice of any meeting of Stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation. In addition, if Stockholders have consented to receive notices by a form of electronic transmission, then such notice shall be deemed to be given when directed to an electronic mail address, respectively, at which the Stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the Stockholder. Notice shall be deemed to have been given to all Stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL.

Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time. Notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, of such meeting, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business that might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders. The Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these By-laws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these By-laws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these By-laws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson. In the absence of such person or designation, then the chairperson for the meeting shall be chosen by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder that has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment of such meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Unless otherwise required by applicable law, any such record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting. Notwithstanding the foregoing, at the time it fixes such record date, the Board of Directors may determine, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting. The Board of Directors may, however, fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting. In such event the Board of Directors shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. Any such record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such record date.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any such record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. At least ten days before every meeting of Stockholders, the Corporation shall prepare a complete list of the Stockholders entitled to vote at the meeting arranged in alphabetical order and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). In the event the record date for determining the Stockholders entitled to vote is less than ten days before the date of the meeting, the list referenced in the preceding sentence shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these By-laws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. In advance of any meeting of Stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment of such meeting and to make a written report of such meeting. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such person’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated in any such report or certificate. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall: (i) ascertain the number of shares of Stock outstanding and the voting power of each such share; (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots; (iii) count and tabulate all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Any certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider any information permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. The inspectors may appoint or retain other persons to assist them in the performance of their duties.

Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it deems appropriate. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to: (i) convene and (for any or no reason) to recess and/or adjourn the meeting; and (ii) prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; and (v) limitations on the time allotted to questions or comments by participants. In addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding person at any meeting of Stockholders, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting. In the event of any such determination, the presiding person shall announce their determination to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.13 Advance Notice Procedures for Business Brought before a Meeting. This Section 2.13 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 2.14. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14. This Section 2.13 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 2.14.

(a) At an annual meeting of the Stockholders, the only business that shall be conducted is such business that has been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be: (a) specified in a notice of meeting of the Stockholders (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or a duly authorized committee of the Board; (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting; or (c) otherwise properly brought before the meeting by a Stockholder present in person, or by remote communication. To properly bring a matter for consideration at an annual meeting, a Stockholder must: (A) (i) be a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting; (ii) be entitled to vote at the meeting; and (iii) be in compliance with this Section 2.13 in all respects; or (B) have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the person calling the meeting pursuant to the Certificate of Incorporation and Section 2.03. For purposes of this Section 2.13 and Section 2.14, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable. If the proposing Stockholder is not an individual, then a qualified representative of such proposing Stockholder may appear in person at such annual or special meeting of the Stockholders. For purposes of this Section 2.13, a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership; (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company; or (z) a trust, any trustee of such trust.

(b) To properly bring a matter for consideration at an annual meeting of the Stockholders, a Stockholder must: (a) provide Timely Notice in writing and in proper form to the Secretary; and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting. With respect to the first annual meeting of Stockholders following the Effective Time (as defined in the Certificate of Incorporation), the date for timely notice shall be [ •]. In the event that the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by a Stockholder must be delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person: (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person. A Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation. For the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination. For the avoidance of doubt, any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer The notice for each Proposing Person shall also set forth: (A) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (B) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation; (C) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (D) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act. The disclosures to be made pursuant to this Section 2.13(c)(ii) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and

(iii) As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these By-laws); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such Stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. The disclosures required by this Section 2.13(c)(iii) shall not include, however, any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner.

(d) The term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting. In the case of the update and supplement required to be made as of the record date), any update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. If delivery as set forth in the preceding sentence is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 2.13. If the facts warrant, the presiding officer of the meeting shall determine that the business was not properly brought before the meeting in accordance with this Section 2.13. The presiding person shall announce any such determination to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) ”Public disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders may be made at such meeting only: (a) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these By-laws; or (b) by a Stockholder present in person (as defined in Section 2.13) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.14 as to such notice and nomination. Nominations of any person for election to the Board can only occur if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting of the Stockholders. This Section 2.14 shall be the exclusive means for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at any annual meeting or special meeting of the Stockholders.

(b)

(i) For a Stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice (as defined in Section 2.13(b)) in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and such Stockholder’s candidate for nomination as required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii) If the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must: (a) provide timely notice in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely for purposes of this Section 2.14(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 2.13(h)) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders, or the announcement of such adjournment or postponement, commence a new time period for the giving of a Stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide notice under this Section 2.14 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If, subsequent to such notice, the Corporation shall increase the number of Directors subject to election at the meeting, any notice as to any additional nominees shall be due on the later of: (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders); (ii) the date set forth in Section 2.14(b)(ii) (with respect to a special meeting); or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13(h)) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person, the Stockholder Information (as defined in Section 2.13(c)(i)) except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i);

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 2.13(c)(iii) shall be made with respect to nomination of each person for election as a Director at such meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.14 if such candidate for nomination were a Nominating Person; (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected); (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.14(f).

(d) The term “Nominating Person” means (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders; (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and (c) any other participant in such solicitation.

(e) A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. In the event such delivery is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(f) To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 2.14. Whether nominated by the Board of Directors or by a Stockholder of record, any candidate must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation: (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination; and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.

(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14. If the facts warrant, the presiding officer at the meeting shall determine that a nomination was not properly made in accordance with this Section 2.14. In the event of any such determination, the presiding person shall announce their determination to the meeting and the defective nomination shall be disregarded. Any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything to the contrary in these By-laws, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 2.14.

(k) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent of the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. Without limiting the generality of the foregoing, the requirements set forth in the preceding sentence shall apply to any notice, request, questionnaire, revocation, representation or other document or agreement and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

ARTICLE III.

BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors, each of whom shall be a natural person. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these By-laws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these By-laws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified in such writing or electronic transmission or upon the happening of an event specified in such notice or electronic transmission, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies. The appointment of the newly elected directors shall take effect upon the resignation or resignations of such resigning Directors and and each Director so chosen shall hold office as provided in Section 3.03.

(b) Unless otherwise provided in the Certificate of Incorporation or these By-laws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware. Such regular meetings shall be held at times designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.06 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office. Any such special meetings shall be held at such time, date and place, if any, within or without the State of Delaware as they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

Section 3.07 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting of the Board of Directors pursuant to this Section 3.07 shall constitute presence in person at such meeting.

Section 3.08 Quorum; Vote Required for Action. Unless otherwise provided by the Certificate of Incorporation, at all meetings of the Board of Directors a majority of the total number of Directors shall constitute a quorum for the transaction of business. Notwithstanding the foregoing and solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.09 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in such person’s absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.10 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee consent in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.11 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses and equity compensation, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation from the Corporation for such service. Any Director may decline any or all such compensation payable to such Director in such person’s discretion.

Section 3.12 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

ARTICLE IV.

COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum and may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. To the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, any such committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers that may require it. No such committee shall have the power or authority, however, to: (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval; or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V.

OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these By-laws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officer. The Board of Directors may appoint or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may determine from time to time.

Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted by this Section 5.06 may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided in these By-laws or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such Officer is also a Director.

ARTICLE VI.

RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL; (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL; and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII.

GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate previously issued until such certificate is surrendered to the Corporation. Certificates for the shares of Stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if they were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid for such shares. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid and the amount paid shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid.

Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series of Stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL). Except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these By-laws. Without limiting this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Dividends. Subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile of such seal to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these By-laws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares). Any transfer of Shares shall be accompanied by such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, along with all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred. Notwithstanding anything to the contrary in these By-laws, at all times that the Corporation’s stock is listed on a stock exchange, the Shares of Stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in uncertificated or book-entry form. All issuances and transfers of Shares of Stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the Shares of Stock are issued, the number of Shares of Stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of Shares of Stock of the Corporation in both the certificated and uncertificated form.

Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Registered Stockholders. The Corporation shall: (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice of such claim to or interest in such share or shares of Stock, except as otherwise provided by the laws of the State of Delaware.

Section 7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.

ARTICLE VIII.

NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these By-laws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. All such notices shall be given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address; or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an

Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. The inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX.

INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02 Indemnification of Others. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended,the Corporation shall have the power to indemnify and hold harmless, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. To the fullest extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law, including reasonable attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. The burden of proof in such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such person’s performance of such services. Pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any Directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and By-laws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

ARTICLE X.

AMENDMENTS

Section 10.01 The Board of Directors is expressly empowered to adopt, amend or repeal these By-laws. The Stockholders also shall have power to adopt, amend or repeal these By-laws. Notwithstanding the foregoing, such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

ARTICLE XI.

DEFINITIONS

Section 11.01 As used in these By-laws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient of such record, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached to such electronic mail and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

*   *   *

ANNEX E

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ • ], 2023 (the “Effective Date”), is made and entered into by and among X-Energy, Inc., a Delaware corporation (formerly known as Ares Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication) (the “Company”), Ares Acquisition Holdings L.P., a Cayman Islands exempted limited partnership (the “Sponsor”) each of the other undersigned parties listed on the signature page hereto under the caption “Sponsor Holders” (collectively with the Sponsor, the “Sponsor Holders”) and each of the undersigned parties listed on the signature page hereto under the caption “X-energy Holders” (collectively, the “X-energy Holders” and, together with the Sponsor Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor Holders are party to the Registration and Shareholder Rights Agreement, dated as of February 1, 2021 (the “Original RRA”);

WHEREAS, the Company is party to the Business Combination Agreement, dated as of December 5, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, X-Energy Reactor Company, LLC, a Delaware limited liability company (“Legacy X-energy”), and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company;

WHEREAS, prior to the Effective Date and subject to the conditions of the Business Combination Agreement, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (As Revised) (the “Domestication”);

WHEREAS, pursuant to the Business Combination Agreement, on the Effective Date, the Company contributed to Legacy X-energy the Closing Contributions (as defined in the Business Combination Agreement) in exchange for common units of Legacy X-energy (“Common Units”) (the “Contribution” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, on the Effective Date, in connection with the Closing of the Transactions, the Company issued to the X-energy Holders an aggregate of [ • ] shares of Class B Common Stock and [ • ] shares of Class C Common Stock (as defined herein) pursuant to those certain subscription agreements, each dated as of the Effective Date, by and between the Company and each such X-energy Holder;

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question;

WHEREAS, the Sponsor Holders party to this Agreement are Original Holders of at least a majority in interest of the Original Registrable Securities as of the Effective Date; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Sponsor Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” has the meaning given in Section 5.11.

“Additional Holder Common Stock” has the meaning given in Section 5.11.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” has the meaning given in the Preamble hereto.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means Class B common stock, par value $0.0001 per share, of the Company.

“Class C Common Stock” means Class C common stock, par value $0.0001 per share, of the Company.

“Closing” has the meaning given in the Business Combination Agreement.

“Closing Date” has the meaning given in the Business Combination Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock and the Class C Common Stock.

“Common Units” has the meaning given in the Recitals hereto.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Fifth A&R Operating Agreement” has the meaning given in the Business Combination Agreement.

“Contribution” has the meaning given in the Recitals hereto.

“Demanding Holder” has the meaning given in Section 2.1.4.

“Domestication” has the meaning given in the Recitals hereto.

“DTC” means the Depository Trust Company.

“Earn Out Units” has the meaning given in the Business Combination Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning given in Section 2.1.1.

“Form S-3 Shelf” has the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Holder” and “Holders,” with respect to any Person, has the meaning given in the Preamble hereto, in each case, for so long as such Person holds any Registrable Securities.

“Holder Information” has the meaning given in Section 4.1.2.

“Joinder” has the meaning given in Section 5.11.

“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, order or consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy X-energy” has the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the X-energy Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” means (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the X-energy Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the X-energy Holder Lock-Up Agreement.

“Maximum Number of Securities” has the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” has the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Holders” has the meaning given in the Recitals hereto.

“Original Registrable Securities” has the meaning given in the Recitals hereto.

“Original RRA” has the meaning given in the Recitals hereto.

“Other Coordinated Offering” has the meaning given in Section 2.4.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Piggyback Registration” has the meaning given in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by all prospectus supplements and as amended by all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (i) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (other than the Sponsor Earn Out Shares), (ii) any shares of Class A Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Class A Common Stock held by a Holder immediately following the Closing, including, shares of Class A Common Stock issuable upon (A) the redemption or exchange of Common Units in accordance with the Company Fifth A&R Operating Agreement (other than the Earn Out Units), (B) the exercise of the Warrants and (C) the conversion of the Series C-2 Notes, (iii) the Sponsor Earn Out Shares (provided that, prior to the release of such Sponsor Earn Out Shares to Sponsor in accordance with the terms of the Sponsor Support Agreement, the Sponsor Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3), (iv) any shares of Class A Common Stock issuable upon the redemption or exchange of the Earn Out Units in accordance with the Company Fifth A&R Operating Agreement, (v) any outstanding shares of Class A Common Stock or warrants to purchase shares of Class A Common Stock (including the Warrants and any shares of Class A Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the Effective Date to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (vi) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii), (iii), (iv) or (v) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (v) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (w) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (x) such securities shall have ceased to be outstanding; (y) such securities may be sold without registration pursuant to Rule 144 with no volume or other restrictions or limitations, including as to manner or timing of sale or current public information requirements; and (z) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the documented, out-of-pocket expenses of a Registration, including the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” has the meaning given in Section 2.1.5.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Series C-2 Notes” means the Series C-2 Convertible/Exchangeable Promissory Notes issued by X-Energy Reactor Company, LLC.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” means Ares Acquisition Holdings LP, a Cayman Islands limited partnership.

“Sponsor Earn Out Shares” has the meaning given in the Sponsor Support Agreement.

“Sponsor Holders” has the meaning given in the Preamble hereto.

“Sponsor Holders Lock-Up Agreement” means the lock-up agreement, dated as of the Effective Date, entered into by the Company and the Sponsor Holders.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of December 5, 2022, by and among the Company, the Sponsor and Legacy X-energy.

“Subsequent Shelf Registration” has the meaning given in Section 2.1.2.

“Total Limit” has the meaning given in Section 2.1.4.

“Transactions” has the meaning given in the Recitals to this agreement.

“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, loan, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” has the meaning given in Section 2.3.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” has the meaning given in Section 2.1.4.

“Warrants” means the Purchaser Common Warrants (as defined in the Business Combination Agreement).

“Withdrawal Notice” has the meaning given in Section 2.1.6.

“X-energy Holders” has the meaning given in the Preamble hereto.

“X-energy Holders Lock-Up Agreement” means the lock-up agreement, dated as of the Effective Date, entered into by the Company and the X-energy Holders.

“Yearly Limit” has the meaning given in Section 2.1.4.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing.  The Company shall, subject to Section 3.4, submit or file with the Commission (at the Company’s sole cost and expense) within 30 days of the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after such filing, but no later than the earlier of (a) the 90th calendar day following the filing date if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration.  If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the

Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities.  Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to (a) cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration filed promptly after receipt of such request and (b) cause the same to become effective as soon as practicable after such filing, and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, and (ii) the X-energy Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns.  Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Sponsor Holder or X-energy Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”). Notwithstanding the foregoing, the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the initial Demanding Holder, shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively and (ii) the X-energy Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by the Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal.  Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notice (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any).

Notwithstanding the foregoing, the Sponsor Holders or the X-energy Holders, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holders or the X-energy Holders, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Holders or the X-energy Holders, as applicable, elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Holders or the X-energy Holders, as applicable, for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights.  If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, an Underwritten Shelf Takedown pursuant to Section 2.1), the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering. Such notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within 5 business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in such registered offering on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. Notwithstanding the foregoing, no Piggyback Registration shall be required with respect to a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4).

2.2.2 Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal.  Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters (if any) prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights.  For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit.

2.3 Market Stand-off.  In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering as expeditiously as possible. Notwithstanding the foregoing, the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, and (ii) the X-energy Holders, as a group, may demand no more than two Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve month period. Any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6 Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, and (ii) the X-energy Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of two demands for such group in any twelve month period.

2.5 Legends.  In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two trading days of any such request from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures.  In connection with any Shelf or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of an Underwritten Offering, a Block Trade, or an Other Coordinated Offering, to the extent reasonably requested by the Underwriter, broker, placement agent or sales agent engaged for such offering, allow the Underwriter, broker, placement agent or sales agent to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the

Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses.  The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings.  The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more than 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Effective Date pursuant to Section 13(a) or 15(d) of the Exchange Act. Notwithstanding the foregoing, the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented expenses (including, reasonable and documented out-of-pocket attorneys’ fees and disbursements) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall also reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating such loss, claim, damage or liability, except insofar as the same are made in reliance on and in conformity with any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received), (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: X-Energy, Inc., 801 Thompson Avenue, Suite 400, Rockville, MD 20852-1627, Attention: Steve Miller, General Counsel, Email:

smiller@X-energy.com, with a copy (which shall not constitute notice) to Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, D.C. 20004-1304, Attention: Paul Sheridan, Nicholas P. Luongo, Rachel Sheridan, Email: paul.sheridan@lw.com, nick.luongo@lw.com, rachel.sheridan@lw.com; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company under this Agreement may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders under this Agreement may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). For the avoidance of doubt, (i) a Permitted Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder and (ii) a Permitted Transferee receiving Registrable Securities from an X-energy Holder shall become an X-energy Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts.  This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

5.4 Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5 Jurisdiction.  Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY,

UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications.  Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights.  [Other than [ • ], the][The] Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least 5% of the outstanding shares of Common Stock of the Company, the Company will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “ Competing Registration Rights”) without the prior written consent of the Sponsor Holders, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term.  This Agreement shall terminate with respect to any Holder upon the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10 Holder Information.  Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder.  Subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who becomes a Holder pursuant to Section 5.2 or otherwise acquires Class A Common Stock or rights to acquire Class A Common Stock after the Effective Date a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”); provided, that no written consent will be required for any subsidiary of Ontario Power Generation Inc. to execute a Joinder and become an Additional Holder hereunder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock of the Company then owned, or underlying any rights or other securities of the Company then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement.  This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

X-ENERGY, INC.

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

X-ENERGY HOLDERS:

The Kamal S. Ghaffarian Revocable Trust

By:
	Name:	Dr. Kamal S. Ghaffarian
	Title:	Trustee

IBX Company Opportunity Fund 1, LP

By: IBX Opportunity GP, Inc., its general partner

By:
	Name:	Dr. Kamal S. Ghaffarian
	Title:	Chief Executive Officer

IBX Company Opportunity Fund 2, LP

By: IBX Opportunity GP, Inc., its general partner

By:
	Name:	Dr. Kamal S. Ghaffarian
	Title:	Chief Executive Officer

IBX Opportunity GP, Inc.

By:
	Name:	Dr. Kamal S. Ghaffarian
	Title:	Chief Executive Officer

Eben Mulder

Martin van Staden

[Signature Page to Amended & Restated Registration Rights Agreement]

SPONSOR HOLDERS:

ARES ACQUISITION HOLDINGS LP, a Cayman Islands limited partnership

By:
Name:
Title:

Stephen Davis

Kathryn Marinello

Felicia Thornton

[Signature Page to Amended & Restated Registration Rights Agreement]

Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [    ] (as the same may hereafter be amended, the “Registration Rights Agreement”), among X-Energy, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder][an X-energy Holder], and the Class A Common Stock of the Company owned, or underlying any rights or other securities of the Company owned, by the undersigned shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the Class A Common Stock of the Company owned, or underlying any rights or other securities of the Company owned, by the undersigned shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” means [         ].

Accordingly, the undersigned has executed and delivered this Joinder as of the             day of            , 20  .

STOCKHOLDER:

By:
Name:
Title (if applicable):

Address:

Agreed and Accepted as of , 20

[ • ]

By:
Name:
Title:

ANNEX G

X-ENERGY REACTOR COMPANY, LLC

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [ • ]

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION FROM SUCH ACT AND LAWS, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.

X-ENERGY REACTOR COMPANY, LLC

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes to this Agreement, this “Agreement”) of X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), dated as of [ • ], is entered into by and among the Company, X-Energy Inc., a Delaware corporation (the “Corporation”), in its capacity as a Member and the sole managing member of the Company, each of the other Members, and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement.

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement have the meaning given to them in Article I;

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on December 14, 2018;

WHEREAS, prior to the Closing, the Company was governed by the Fourth Amended and Restated Limited Liability Company Agreement of the Company, effective as of June 13, 2022 (the “Fourth A&R LLC Agreement”), which the parties listed on Schedule 1 to this Agreement executed in their capacity as members (collectively, the “Pre-Transaction Members”);

WHEREAS, on December 5, 2022, the Company and the Corporation entered into the Business Combination Agreement with the other parties thereto (together with all schedules, exhibits and annexes thereto, the “Transaction Agreement”), pursuant to which, and subject to the terms and conditions contained in the Transaction Agreement, (a) immediately prior to the Closing, the Company converted or exchanged (the “Recapitalization”) all outstanding Equity Securities of the Company into Common Units and Unvested Earn Out Units, as applicable, in accordance with the Recapitalization Instrument and (b) as of the Closing, the Corporation contributed to the Company the Closing Contributions and, in consideration of the Closing Contributions, the Company issued to the Corporation Common Units and Common Warrants (together with the Recapitalization and the other transactions contemplated by the Transaction Agreement, the “Transactions”);

WHEREAS, in connection with the foregoing matters, the Company and the Members (including the Pre-Transaction Members) desire to amend and restate the Fourth A&R LLC Agreement in its entirety as of the Closing to reflect, among other things: (a) the consummation of the Transactions, including the Recapitalization and the addition of the Corporation as a Member and its designation as sole managing member of the Company; and (b) the other rights and obligations of the Members, the Company, the Manager and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Closing, at which time the Fourth A&R LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, the Fourth A&R LLC Agreement is amended and restated in its entirety and the Company, the Corporation and the other Members agree as follows:

ARTICLE I.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” with respect to the Capital Account of any Member as of the end of any Taxable Year means the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and
(b)	increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and with correlative meaning “Affiliated”) with respect to a specified Person means each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Voting Securities or by contract or other agreement or otherwise) of a Person. With respect to each Member other than the Corporation, each of the following shall be deemed an “Affiliate”: (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of Units may be made only to beneficiaries who are such Member, such Member’s current or former spouse, siblings, parents, or spouse’s or former spouse’s parents or siblings or lineal descendants (whether natural or adopted) of the Member, such Member’s current or former spouse, siblings, parents or current or former spouse’s parents or siblings and any charitable foundation of such Member; (b) a charitable remainder trust, the income of which shall be paid to such Member during such Member’s life; and (c) such Member’s current or former spouse, siblings, parents, or current or former spouse’s parents or siblings or lineal descendants (whether natural or adopted) of the Member, such Member’s current or former spouse, siblings, parents or current or former spouse’s siblings or parents and any charitable foundation of such Member.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Period” means, as applicable, the period (a) beginning the day following the end of a prior Allocation Period, and (b) ending: (i) on the last day of each Fiscal Year; (ii) the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clauses (b)(i), (b)(ii), (b)(iii) or (b)(vi) of the definition of Book Value occurs; (iii) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clauses (b)(iv) and (b)(v) of the definition of Book Value occurs; or (iv) on any other date determined by the Manager.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” with respect to any Member means an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for the current and all prior Taxable Years (or portions of such Taxable Years), less prior losses of the Company allocated to such Member for such Taxable Years (or portions of such Taxable Years), to the extent such prior losses are available to reduce such income (for the avoidance of doubt, after taking into account any limitation under Code Section 172(a)(2)(B)) and have not previously been taken into account in the calculation of Assumed Tax Liability for any prior period, in each case, as reasonably determined in good faith by the Manager over (ii) the cumulative Tax Distributions made to such Member pursuant to Section 4.01(b)(i) or any similar provision of the Fourth A&R LLC Agreement. Notwithstanding the foregoing, in the case of each Member, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Member and any adjustments made pursuant to Code Section 734 and 743(b). A Member’s Assumed Tax Liability shall be estimated on a quarterly basis by the Manager, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period.

“Automatic Conversion” means any conversion of Common Stock pursuant to Section 4.5(c) of the Certificate of Incorporation.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Book Value” with respect to any property of the Company means such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values to reflect any Unrealized Gain or Unrealized Loss attributable to such Company assets as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including the exercise of a Common Warrant) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); (v) upon the conversion of any Unvested Earn Out Units into Common Units in connection with a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Manager to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(vi) above shall be made, however, only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or Unvested Earn Out Units are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(vi) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Equity Securities of the Company that are treated as equity for U.S. federal income tax purposes shall be determined by the Manager using such reasonable method of valuation as it may adopt. For the avoidance of doubt, the preceding sentence shall apply in the case of a Revaluation Event resulting from the exercise of a noncompensatory option (including the exercise of a Common Warrant) or a Revaluation Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) (including the Vesting of an Unvested Earn Out Unit), immediately after the issuance of Equity Securities of the Company that are treated as equity for U.S. federal income tax purposes acquired pursuant to the exercise of such noncompensatory option. In making its determination of the fair market values of individual properties, the Manager may: (i) reasonably determine an aggregate value for the assets of the Company that takes into account the current trading price of the Class A Common Stock, the fair market value of all other Equity Securities at such time and the amount of Company liabilities; (ii) make any reasonable adjustments necessary to reflect the difference, if any, between the fair market value of any outstanding Unvested Earn Out Unit (upon a Vesting Event) or a Common Warrant (upon an exercise) and the aggregate Capital Accounts attributable to the Unvested Earn Out Unit (upon a Vesting Event) or Common Warrant (upon an exercise) to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Members’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2); and (iii) allocate such aggregate value among the individual properties of the Company (in such manner as the Manager reasonably determines appropriate). Absent a contrary determination by the Manager, the aggregate fair market value of all Company assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Per Unit Capital Amount of each Common Unit that is outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(d) The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of such distribution to reflect any Unrealized Gain or Unrealized Loss attributable to any Company asset.

(e) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (e) of the definition of Net Profits or Net Losses or Section 5.03(f). Notwithstanding the foregoing, the Book Value of property shall not be adjusted pursuant to this clause (e) if the Manager reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (e).

(f) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (e) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits, Net Losses and other items allocated pursuant to Section 5.02 and Section 5.03.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“C-2 Member” means a holder of a Series C-2 Convertible Note admitted to the Company as a Member in accordance with the automatic exchange rights pursuant to the terms of the Series C-2 Convertible Note.

“C-2 Exchange” has the meaning set forth in Section 11.07.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” with respect to any Member means the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III.

“cash and cash equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent; provided, that such funds were received from a Qualified Offering.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” means the Corporation’s Certificate of Incorporation, dated as of the date hereof, as amended, restated, and restated, supplemented or otherwise modified from time to time.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of Equity Securities representing 50% or more of the combined voting power or economic rights or interests in the Corporation or the Company (or any of their respective successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in the Corporation or the Company (or any of their respective successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the Corporate Board immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of the Corporation or the Company (or any of their respective successors).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (ii) in connection with any Automatic Conversion.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporation.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Corporation.

“Class D Common Stock” means the shares of Class D common stock, par value $0.0001 per share, of the Corporation.

“Closing” has the meaning set forth in the Transaction Agreement.

“Closing Contributions” has the meaning set forth in the Transaction Agreement.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Class A Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for such purpose. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this definition for the determination of the Closing Sale Price of the Class A Common Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference in this Agreement to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Common Share Price” means the share price equal to the VWAP of one share of Class A Common Stock as reported on the Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) for a period of at least 20 days out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Class A Common Stock). Stock dividends shall include any dividend or distribution of securities convertible into Class A Common Stock.

“Common Stock” means the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Percentage Interest” as among Common Units and with respect to a Member at a particular time means such Member’s percentage interest in the Common Units determined by dividing the number of such Member’s Common Units by the total number of Common Units of all Members of such class at such time. The Common Unit Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Common Unit Redemption Price” with respect to any Redemption or Direct Exchange means the net amount, on a per share basis, received as a result of a substantially contemporaneous Qualified Offering of Class A Common Stock by the Corporation.

“Common Warrants” means warrants to purchase Common Units of the Company with terms substantially similar to the Upstairs Warrants.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” with respect to taxable periods beginning: (a) after December 31, 2017 has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder; and (b) on or before December 31, 2017 has the meaning assigned to the term “tax matters partner” as defined in Section 6231(a)(7) of the Code prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 9.03(a).

“Competitor” means any Person who is engaged, or after the date of this Agreement engages, in the business of nuclear reactor and fuel design engineering.

“Conversion” has the meaning set forth in Section 3.01(a).

“Corporate Board” means the board of directors of the Corporation.

“Corporation” has the meaning set forth in the Recitals, together with its successors and assigns.

“Corporation Offer” means a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements of such instruments or agreements, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101.

“Depreciation” for each applicable Allocation Period means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted basis. Notwithstanding the foregoing, if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board. To the extent, however, a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Distributable Cash” as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a) means the amount of cash that could be distributed by the Company for such purposes in accordance with any applicable Credit Agreements (and without otherwise violating any applicable provisions of any applicable Credit Agreements) and applicable Law.

“Distribution” (and with correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise.

“Distribution Catch-Up Payment” has the meaning set forth in Section 4.01(a)(ii).

“Distribution Tax Rate” with respect to any Member for any taxable period means a rate equal to the highest effective marginal combined federal, state and local income tax rate for such Taxable Year applicable to a corporate or individual taxpayer (whichever is higher) resident in Los Angeles, California, for such Fiscal Year, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), as reasonably determined by the Manager.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, in each case, now or hereafter adopted by the Company or the Corporation, including the Corporation’s [2023 Incentive Award Plan].

“Equity Securities” with respect to any Person means: (a) units or other equity interests in such Person or any Subsidiary of such Person (including, with respect to the Company and its Subsidiaries, other classes or groups of the Company and its Subsidiaries having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company); (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests in such Person or any Subsidiary of such Person; and (c) warrants, options or other rights to purchase or otherwise acquire any equity interests in such Person or any Subsidiary of such Person.

“Event Issue Value” with respect to any Common Unit as of any date of determination means, in the case of: (a) a Revaluation Event that includes the issuance of Common Units to the Corporation with respect to a public offering by the Corporation, the price paid by the Corporation for such Common Units (in accordance with this Agreement); or (b) any other Revaluation Event, the Closing Sale Price of the Class A Common Stock on the date of such Revaluation Event or, if the Manager determines that a value for the Common Unit other than such Closing Sale Price more accurately reflects the Event Issue Value, the value determined by the Manager.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for U.S. federal income tax purposes (including: (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3; (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code; or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated under the statute, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Excise Tax Reimbursement” has the meaning set forth in Section 4.01(b)(iv).

“Fair Market Value” of a specific asset of the Company means the amount that the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidator) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Fourth A&R LLC Agreement” has the meaning set forth in the Recitals.

“Governmental Entity” means: (a) the United States of America; (b) any other sovereign nation; (c) any state, province, county, municipal, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing; or (d) any agency, arbitrator or arbitral body (public or private), authority, board, body, bureau, commission, court, department, entity, instrumentality, organization (including any public international organization such as the United Nations) or tribunal exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government on behalf of (a), (b) or (c) of this definition.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, acts, constitutions, treaties, principles of common law, codes, ordinances, rules and regulations of any Governmental Entity.

“Liquidating Event” has the meaning set forth in Section 14.01.

“Liquidator” has the meaning set forth in Section 14.02.

“Manager” has the meaning set forth in Section 6.01(a).

“Member” as of any date of determination means (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Nonrecourse Debt” means liabilities of the Company treated as “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” in any year means the Company deductions that are characterized as “partner nonrecourse deductions” under Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Minimum Redemption Number” with respect to a Redemption by any Member means the lesser of (i) 2,000 Common Units and (ii) all of the Common Units held by the Redeeming Member.

“Minority Member Redemption Date” has the meaning set forth in Section 11.01(i).

“Minority Member Redemption Notice” has the meaning set forth in Section 11.01(i).

“Net Profit” and “Net Loss” for each applicable Allocation Period means an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of “Net Profit” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit and Net Loss pursuant to this definition of “Net Profit” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss;

(f) if the Book Value of any asset of the Company is adjusted in accordance with clause (b) or (d) of the definition of Book Value, the amount of such adjustment shall be taken into account, in the applicable Allocation Period, as gain or loss from the disposition of such property for purposes of computing Net Profit or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03 shall not be taken into account in computing Net Profit and Net Loss.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.06(a).

“Officer” has the meaning set forth in Section 6.01(b).

“Original Units” means the Class A Common Units, Class B Common Units, Series A Preferred Units and Series B Preferred Units (each as defined in the Fourth A&R LLC Agreement) of the Company.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations and other official guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Per Unit Capital Amount” as of any date of determination means the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Member.

“Percentage Interest” as among an individual class of Units and with respect to a Member at a particular time means such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Transaction Members” has the meaning set forth in the Recitals.

“Prime Rate” on any date means a variable rate per annum equal to the most recent “Prime Rate” posted on the “Money Rates” page of The Wall Street Journal (or, if more than one rate is published as the Prime Rate, then the highest of such rates).

“pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Qualified Offering” means a follow-on or qualified public or private offering of shares of Class A Common Stock by the Corporation following the date of this Agreement.

“Quarterly Redemption Date” for each calendar quarter in a Restricted Fiscal Year following the consummation of the Transactions, means: (a) the later to occur of either (i) the completion of the second Trading Day after the date on which the Corporation makes a public news release of its quarterly earnings for the prior calendar quarter and (ii) the first day of each calendar quarter on which directors and executive officers of the Corporation are permitted to trade under the applicable policies of the Corporation related to trading by directors and executive officers; or (b) such other date as the Corporation shall determine in its sole discretion is in the best interest of the Members (other than the Corporation). The Corporation will deliver notice of the Quarterly Redemption Date to each Member (other than the Corporation) at least 75 days prior to each Quarterly Redemption Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the Recitals.

“Recapitalization Instrument” means the written consent of the Pre-Transaction Members set forth in Schedule 4.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date of this Agreement, by and among the Corporation, certain of the Members as of the date of this Agreement and certain other Persons party to such Amended and Restated Registration Rights Agreement (together with any joinder to such agreement from time to time by any successor or assign to any party to such agreement).

“Restricted Fiscal Year” means any Fiscal Year during which the Manager determines the Company does not satisfy the private placement safe harbor of Treasury Regulations Section 1.7704-1(h).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Revaluation Event” means an event that results in an adjustment of the Book Value of each Company property pursuant to clauses (b) and (e) of the definition of Book Value.

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any successor governmental body or agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations under such statute, and any successor to such statute, rules or regulations. Any reference in this Agreement to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series C-2 Convertible Notes” means the Company’s Series C-2 Convertible/Exchangeable Promissory Notes, the form of which is attached hereto as Exhibit D, which are outstanding immediately prior to the Closing.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” with respect to any Person means any corporation, limited liability company, partnership, association or business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person; (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person; (c) in any case, such Person controls the management of such corporation, limited liability company, partnership, association or business entity; or (d) such business entity is a variable interest entity of that Person. References to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. “Subsidiaries” of the Company shall include all of the Company’s direct and indirect, greater than 50% owned joint ventures.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date of this Agreement, by and among the Corporation and the Company, on the one hand, and the TRA Holders (as such term is defined in the Tax Receivable Agreement) party to the Tax Receivable Agreement, on the other hand (together with any joinder to such agreement from time to time by any successor or assign to any party to such agreement).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“Trading Market” means the Stock Exchange, or if the Class A Common Stock is ever listed or traded on any other national exchange or principal quotation system, such market or exchange that is at the applicable time the principal trading platform, market or exchange for the Class A Common Stock.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” (and, with correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means the fractional interest of a Member in Net Profits and Net Losses (or items of income, gain, loss, deduction or credit) and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement, including Common Units and Unvested Earn Out Units. Notwithstanding the foregoing, any class or group of Units issued, including the Common Units and Unvested Earn Out Units, shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under clause (c) of the definition of Book Value) over (b) the Book Value of such property as of such date (prior to any adjustment to be made pursuant to clause (b) of the definition Book Value as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Book Value of such property as of such date (prior to any adjustment to be made pursuant to clause (b) of the definition of Book Value as of such date) over (b) the Fair Market Value of such property as of such date (as determined under clause (c) of the definition of Book Value).

“Unvested Earn Out Units” means a Unit designated as an “Unvested Earn Out Unit” and having the rights and obligations specified with respect to the Unvested Earn Out Units in this Agreement.

“Upstairs Warrant” means each warrant to acquire one share of Class A Common Stock pursuant to the Warrant Agreement, dated as of February 5, 2021, by and between the Corporation and Continental Stock Transfer & Trust Company, as warrant agent.

“Vesting Event I” shall, subject to Section 3.02(e), occur if, within the Vesting Period, the Common Share Price of the Class A Common Stock is greater than or equal to $12.50 per share.

“Vesting Event II” shall, subject to Section 3.02(e), occur if, within the Vesting Period, the Common Share Price of the Class A Common Stock is greater than or equal to $15.00 per share.

“Vesting Events” means Vesting Event I and Vesting Event II.

“Vesting Period” means the time period beginning on the Closing Date and ending on the date that is the five-year anniversary of the Closing Date (inclusive of the first and last day of such period).

“Voting Securities” of any Person means the capital stock or other Equity Securities of such Person normally entitled to vote in the election of directors or comparable governing body of such Person.

“VWAP” for any security as of any day or multi-day period means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such day or multi-day period (as applicable) shall be the fair market value per share on such day or multi-day period (as applicable) as reasonably determined by the Corporation.

“Warrant Agreements” means warrant agreements between the Corporation and the Company, dated as of the date of this Agreement, pursuant to which, among other things, the Company will issue Common Warrants to the Corporation.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation of the Company. The Company was formed on December 14, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Fifth Amended and Restated Limited Liability Company Agreement. The Members execute this Agreement for the purpose of amending, restating and superseding the Fourth A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. During the term of the Company set forth in Section 2.06, the Members agree that the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act. To the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03 Name. The name of the Company is “X-Energy Reactor Company, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such lawful acts or activities as are permitted under the Delaware Act. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) all actions and engage in all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808. The registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07. Neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter of this Agreement shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.08 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE III.

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) In connection with the Transactions, at the Closing, the Corporation acquired Common Units and Common Warrants from the Company as consideration for the Closing Contributions and was admitted as a Member. In connection with the Transactions, at the Closing, the C-2 Members automatically exchanged the entire outstanding amount of the Series C-2 Convertible Notes into Equity Securities of the Company of equal value pursuant to the terms of such Series C-2 Convertible Notes and each such C-2 Member was admitted as a Member (the “Conversion”).

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that have been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, as updated and amended from time to time in accordance with the terms of this Agreement, the “Schedule of Members”). The Schedule of Members in effect as of the Closing and after giving effect to the Transactions, including the Recapitalization and the Conversion, is set forth as Schedule 2 to this Agreement. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time. As updated, the Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes. The Company shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as otherwise provided by the Delaware Act. Following the date of this Agreement, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided in this Agreement.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to: (i) loan any money or property to the Company; (ii) borrow any money or property from the Company; or (iii) make any additional Capital Contributions.

Section 3.02 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions of this Agreement. At the Closing, the Units will be comprised of two authorized classes: (i) a single class of Common Units; and (ii) a single class of Unvested Earn Out Units. All Common Units shall have identical rights and privileges in all respects. All Unvested Earn Out Units shall have identical rights and privileges in all respects.

(b) Subject to Section 3.04(a), the Manager may cause the Company to: (i) issue additional Common Units (but not additional Unvested Earn Out Units) at any time in its sole discretion; and (ii) create one or more classes or series of Units or preferred units solely to the extent such new class or series of Units or preferred units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively. The Company may reissue any Common Units (but not Unvested Earn Out Units) that have been repurchased or acquired by the Company. Any such issuance, and the admission of any Person as a Member in connection with such issuance, shall not be valid unless otherwise made in accordance with the provisions of this Agreement.

(c) Each Unvested Earn Out Unit will be held in accordance with this Agreement unless and until an applicable Vesting Event occurs with respect to such Unvested Earn Out Unit. Upon the occurrence of a Vesting Event, those Unvested Earn Out Units to which such Vesting Event relates will be immediately converted into an equal number of Common Units, with all rights and privileges of a Common Unit under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the HSR Act for the immediate conversion of any Unvested Earn Out Unit into an equal number of Common Units, then the conversion date with respect to each such Unvested Earn Out Unit shall be delayed until the earlier of: (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion shall have expired or been terminated; or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Unvested Earn Out Unit. Each of the Members agrees to promptly take all actions required to make such filing under the HSR Act, and the filing fee for such filing shall be paid by the Company. The Unvested Earn Out Units shall vest as follows:

(i) Upon the occurrence of Vesting Event I, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event I Earn Out Units” will automatically vest and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units; and

(ii) upon the occurrence of Vesting Event II, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event II Earn Out Units” will automatically vest and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units. Following the occurrence of Vesting Event II, no Unvested Earn Out Units shall remain outstanding.

(d) The Unvested Earn Out Units shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Common Units occurring on or after the Closing. Stock dividends shall include any dividend or distribution of securities convertible into Common Units. The Vesting Events may be achieved at the same time or over the same overlapping Trading Days. If any Unvested Earn Out Units do not vest in accordance with Section 3.02(c), Section 3.02(e) or Section 3.02(f) or during the Vesting Period, such Unvested Earn Out Units shall not vest or convert into Common Units under this Agreement. Instead, such Unvested Earn Out Units shall be automatically forfeited and deemed transferred to the Company and shall be cancelled by the Company and cease to exist.

(e) If, following the Closing Date and prior to the third anniversary of the Closing Date, there is a Change of Control, Vesting Event I and Vesting Event II shall, in each case, be deemed to occur to the extent such Vesting Event has not occurred prior to such Change of Control. In such event, with respect to Vesting Event I, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event I Earn Out Units” will automatically vest and (subject to the second sentence of Section 3.02(c)) will convert immediately into an equal number of Common Units With respect to Vesting Event II, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event II Earn Out Units” will automatically vest and (subject to the second sentence of Section 3.02(c)) will convert immediately into an equal number of Common Units. Subject to the second sentence of Section 3.02(c), such vesting shall occur immediately prior to the closing of such Change of Control and the Members shall be eligible to participate in such Change of Control.

(f) If, following the third anniversary of the Closing Date and prior to the expiration of the Vesting Period, there is a Change of Control:

(i) that will result in the holders of Class A Common Stock receiving a per share price equal to or in excess of $12.50, then to the extent Vesting Event I has not occurred prior to such Change of Control, Vesting Event I shall be deemed to occur. In such event, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event I Earn Out Units” will automatically vest and (subject to the second sentence of Section 3.02(c)) will convert immediately into an equal number of Common Units. Subject to the second sentence of Section 3.02(c), such vesting shall occur immediately prior to the closing of such Change of Control and the Members shall be eligible to participate in such Change of Control; and

(ii) that will result in the holders of Class A Common Stock receiving a per share price equal to or in excess of $15.00, then to the extent Vesting Event II has not occurred prior to such Change of Control, Vesting Event II shall be deemed to occur. In such event, the Unvested Earn Out Units that are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 3 under the column labeled “Vesting Event II Earn Out Units” will automatically vest and (subject to the second sentence of Section 3.02(c)) will convert immediately into an equal number of Common Units. Subject to the second sentence of Section 3.02(c), such vesting shall occur immediately prior to the closing of such Change of Control and the Members shall be eligible to participate in such Change of Control.

For purposes of Section 3.02(e) and this Section 3.02(f), the per share price received by the holders of Class A Common Stock in connection with any Change of Control shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such Class A Common Stock, as determined in good faith by the Corporate Board. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Closing.

(g) Subject to Section 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.02(b), Section 3.04(a) or Section 3.10.

Section 3.03 Recapitalization; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units and Common Warrants.

(a) Immediately prior to the Closing, in order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Transaction Members prior to the Closing as set forth opposite the respective Pre-Transaction Member’s name in Schedule 1 were converted pursuant to the terms of the Transaction Agreement and the Recapitalization Instrument into the number of Common Units set forth opposite the name of the respective Pre-Transaction Member on the Schedule of Members attached to this Agreement as Schedule 2. Such Common Units are issued and outstanding as of the Closing, and the holders of such Common Units are Members under this Agreement.

(b) Pursuant to the Transaction Agreement, at the Closing, the Company issued to the Corporation, and the Corporation acquired, [ • ] Common Units and [ • ] Common Warrants in exchange for the Closing Contributions and was admitted as a Member. Each Common Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a). The parties acknowledge and agree that the transaction described in this Section 3.03(b) will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

Section 3.04 Authorization and Issuance of Additional Units and Warrants.

(a) Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock or the Class D Common Stock, as applicable, to maintain at all times: (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the aggregate number of outstanding shares of Class A Common Stock and Class D Common Stock; (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than the Corporation and its Subsidiaries), directly or indirectly, and the aggregate number of outstanding shares of Class B Common Stock and Class C Common Stock owned by such Member, as applicable; and (iii) a one-to-one ratio between the number of Common Warrants owned by the Corporation, directly or indirectly, and the number of outstanding Upstairs Warrants (collectively, the “One-to-One Ratios”). With respect to each of clauses (i)  — (iii) of the preceding sentence, for purposes of maintaining the One-to-One Ratios, the Corporation shall disregard: (A) treasury stock; or (B) preferred stock or other debt securities or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange of such other securities, has been contributed by the Corporation to the equity capital of the Company). In each of the foregoing cases of clause (B), the issuance of Common Stock in connection with the conversion, exercise or exchange of such preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded. Except as otherwise determined by the Manager, if the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems shares of Class A Common Stock or Class D Common Stock in a transaction not contemplated in this Agreement, the Manager, the Corporation and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the aggregate number of outstanding shares of Class A Common Stock and Class D Common Stock.

(b) Except as otherwise determined by the Manager, if the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems any shares of the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company that (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager, if the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class B Common Stock or Class C Common Stock in a transaction not contemplated in this Agreement, the Manager, the Corporation and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Members (other than the Corporation and its Subsidiaries), directly or indirectly, will equal on a one-for-one basis the aggregate number of outstanding shares of Class B Common Stock and Class C Common Stock.

(c) Except as otherwise determined by the Manager, the Corporation and the Company shall not undertake any subdivision or combination of the Common Units, Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Common Units, as applicable, to maintain at all times the One-to-One Ratios. The prohibition set forth in the preceding sentence shall not apply if such subdivision or combination is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the aggregate number of outstanding shares of Class A Common Stock and Class D Common Stock, the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the aggregate number of outstanding shares of Class B Common Stock and Class C Common Stock, in each case as contemplated by the first sentence of this Section 3.04(c). For purposes of this Section 3.02(b), the term “subdivision” shall include any subdivision effectuated by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event and the term “combination” shall include combinations effectuated by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event.

(d) Except in connection with a redemption of Common Units described in Article XI, if at any time the Corporation issues a share of Class A Common Stock or other Equity Security: (i) the Company shall issue to the Corporation such number of Common Units or corresponding Equity Securities as is necessary to maintain the One-to-One Ratios; and (ii) in exchange for such issuance, the net proceeds or contributed proceeds received by the Corporation with respect to the corresponding issuance of Class A Common Stock or Equity Securities shall be concurrently contributed by the Corporation to the Company except to the extent such net proceeds are used by the Corporation to acquire Common Units from a Member (other than the Corporation). If at any time the Corporation issues or redeems Class A Common Stock or Equity Securities, the Company, the Corporation and the Manager shall cooperate to issue, redeem, convert and/or cancel the Common Units or corresponding Equity Securities of the Company as necessary to maintain the One-to-One Ratios.

(e) Notwithstanding anything to the contrary in this Agreement, except to the extent described in Section 3.04(a) through (d), from time to time at its sole discretion: (i) the Corporation may make loans to the Company and its Subsidiaries; and (ii) the Corporation may contribute property (including cash and/or the loans described in the foregoing clause (i)) to the Company. Upon each contribution described in the foregoing clause (ii), and after giving proper effect to all related transactions, the Company shall (x) issue to the Corporation such number of Common Units or Equity Securities of the Company as necessary to maintain the One-to-One Ratios, if any, or the economic parity between one share of Class A Common Stock or Class D Common Stock, on the one hand, and one Common Unit, on the other hand, and (y) cancel such number of Common Units or Equity Securities of the Company held by Members other than the Corporation on a pro rata basis (based on the number of Common Units held by each such Member) as necessary to maintain the One-to-One Ratios or the economic parity between one share of Class A Common Stock or Class D Common Stock, on the one hand, and one Common Unit, on the other hand.

(f) If any holder of an Upstairs Warrant exercises such Upstairs Warrant, then the Corporation shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Common Warrant with similar terms held by the Corporation, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall be matched with a corresponding number of Common Units issued by the Company to the Corporation pursuant to a Warrant Agreement. Upon the valid exercise of a Common Warrant by the Corporation in accordance with a Warrant Agreement pursuant to the first sentence of this Section 3.04(f), the Company shall issue to the Corporation the number of Common Units contemplated by the Warrant Agreement, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not exercise any Common Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Common Warrant with similar terms held by the Corporation.

(g) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine. The Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units, to establish other classes or series of Units or other Equity Securities in the Company, or admission of additional Members under this Section 3.04. In each of the foregoing cases, such amendment shall not require any consent or acknowledgement of any other Member.

Section 3.05 Repurchase or Redemption.

(a) Except as otherwise reasonably determined by the Manager, if at any time any shares of Class A Common Stock or Class D Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock or Class D Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation. The aggregate redemption price for any such redemption shall be equal to the aggregate purchase or redemption price of the shares of Class A Common Stock or Class D Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto). The other terms for any such redemption shall be the same as applicable to the shares of Class A Common Stock or Class D Common Stock being repurchased or redeemed by the Corporation. With respect to any other Equity Securities of the Corporation that are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then, immediately prior to such repurchase or redemption of such Equity Securities, the Manager shall cause the Company to redeem an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation held (directly or indirectly) by the Corporation, in accordance with the One-to-One Ratios. The aggregate redemption price for any such redemption shall be equal to the aggregate purchase or redemption price of the applicable Equity Securities of the Corporation being repurchased or redeemed by the Corporation (plus any expenses related thereto), if any, and upon such other terms as are the same for the applicable Equity Securities of the Corporation being repurchased or redeemed by the Corporation. If the Corporation uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock or Class D Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation for no consideration (but only to the extent that such Common Units were issued upon the issuance of Class A Common Stock or Class D Common Stock from which the redemption proceeds were obtained).

(b) The Company may not redeem or repurchase: (i) any Common Units from the Corporation unless substantially simultaneously the Corporation redeems or repurchases an equal number of shares of Class A Common Stock for the same price per security from holders of such Class A Common Stock; or (ii) any other Equity Securities of the Company from the Corporation unless substantially simultaneously the Corporation redeems or repurchases for the same price per security an equal number of Equity Securities of Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06 Certificates. The Units shall be uncertificated unless otherwise determined by the Manager.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company except as expressly provided in this Agreement.

Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Corporate Stock Option Plans and Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating an Equity Plan or from issuing shares of Class A Common Stock pursuant to any such plans. The Corporation may implement such Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock), whether taken with respect to or by an employee or other service provider of the Corporation, the Company or their respective Subsidiaries. Such implementation shall be in a manner determined by the Corporation in accordance with the initial implementation guidelines attached to this Agreement as Exhibit C, which may be amended by the Corporation from time to time. In its sole discretion, the Corporation may amend this Agreement (including Exhibit C) as necessary or advisable in connection with the adoption, implementation, modification or termination of an Equity Plan. In the event of such an amendment by the Corporation, the Company will provide notice of such amendment to the Members. The Company is expressly authorized to issue Units (i) in accordance with the terms of any such Equity Plan, or (ii) in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such Equity Plan, without any further act, approval or vote of any Member or any other Persons.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, or other subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions.

(i) To the extent permitted by applicable Law and under this Agreement, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available for Distributions in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01(a)(i) shall be made to the Members holding Common Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Common Unit Percentage Interest (other than any Distributions made pursuant to Section 4.01(a)(iii)) as of the close of business on such record date. Notwithstanding the foregoing, the Manager shall have the obligation to make distributions as set forth in Section 4.01(b) and Section 14.02.

(ii) Except as otherwise provided in Section 4.01(b), no holder of any Unvested Earn Out Unit shall be entitled to receive any Distributions in respect of such Unvested Earn Out Unit, unless and until such Unvested Earn Out Unit is converted into a Common Unit in accordance with the terms of this Agreement. Upon conversion into a Common Unit such holder shall be entitled to Distributions in respect of such Common Unit that are declared from and after the time of such conversion. No later than five Business Days following the conversion of an Unvested Earn Out Unit into a Common Unit, the Company shall pay the holder of such Unvested Earn Out Unit all Distributions pursuant to Section 4.01(a)(i) that were made prior to such conversion or release, as applicable, and that would have been made to such holder with respect to such Unvested Earn Out Unit had such Unvested Earn Out Unit already been converted into a Common Unit prior to the declaration and making of such Distribution (each such distribution, a “Distribution Catch-Up Payment”). The Distribution Catch-Up Payments shall not include any Tax Distributions that were made prior to the vesting of such Unvested Earn Out Units. To the extent that the conversion date in respect of an Unvested Earn Out Unit occurs following the date that a Distribution is declared under Section 4.01(a)(ii) but on or before the date such Distribution is paid, then the amount distributable on each Unit in such Distribution shall not be included in the Distribution Catch-Up Payment. Instead, the holder of such Unvested Earn Out Unit shall be entitled to receive such Distribution when paid to the holders of Common Units, assuming such holder continues to hold a Common Unit on the record date with respect to such Distribution (and if not, such Distribution shall be included in the Distribution Catch-Up Payment).

(iii) Notwithstanding the provisions of Section 4.01(a)(i), in its sole discretion, the Manager, may authorize that cash be paid to the Corporation (which payment shall be made without pro rata distributions to the other Common Units) in exchange for the redemption, repurchase or other acquisition of Equity Securities in the Company that are held by the Corporation to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of the Corporation in accordance with Section 3.05.

(b) Tax Distributions and Reimbursements.

(i) With respect to each Taxable Year, and to the extent permitted by applicable Law, the Company shall make cash distributions (“Tax Distributions”) to each Member (1) in accordance with, and to the extent of, such Member’s Assumed Tax Liability; provided, however, to the extent a Member would otherwise be entitled to receive less than its Common Unit Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b)(i) on any given date, then the Tax Distributions to such Member shall be increased, as necessary, to ensure that all such Tax Distributions made pursuant to this Section 4.01(b)(i) are made pro rata in accordance with the Members’ respective Common Unit Percentage Interests; or (2) if the amount the Corporation would receive under clause (1) is, in the sole discretion of the Manager, reasonably expected to be less than the amount that will enable the Corporation to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement, then: (I) the Corporation shall receive an amount that will enable the Corporation to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant taxable year or quarter, as applicable; and (II) the Members (other than the Corporation) shall receive an amount necessary to ensure that the Tax Distributions made pursuant to this Section 4.01(b)(i), when taking into account the amount to be distributed to the Corporation under clause (2)(I), are made pro rata in accordance with the Members’ respective Common Unit Percentage Interests.

(ii) Tax Distributions pursuant to Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax Distribution”). The foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. Any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year, but shall not reduce Tax Distributions made to a Member to provide such Member with its Common Unit Percentage Interest of Tax Distributions made pursuant to Section 4.01(b)(i)(1). Notwithstanding anything to the contrary in this Agreement, in its reasonable discretion, the Manager shall make equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions. Any such equitable adjustments shall be made pro rata in proportion to the Members’ respective number of Common Units to take into account increases or decreases in the number of Common Units held by each Member during the relevant period. Such number of Common Units shall include any Unvested Earn Out Units converted into Common Units in connection with the occurrence of a Vesting Event.

(iii) In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Section 6226 of the Partnership Tax Audit Rules and the Treasury Regulations promulgated under the Partnership Tax Audit Rules), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event, taking into account interest, penalties or additions to tax. Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a)(i), Section 4.01(a)(ii) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv) Consistent with the provision in Section 6.06, if the Corporation is subject to any excise tax pursuant to Section 4501 of the Code and any Treasury Regulations promulgated thereunder in connection with the Redemption (as defined in the Transaction Agreement), the Company shall, to the extent permitted by applicable Law, reimburse the Corporation (“Excise Tax Reimbursement”) in an amount equal to such excise tax obligation at such time as, in it its sole discretion, the Manager reasonably determines is necessary to enable the Corporation to timely make such excise tax payments as required by applicable law. The amount of any Excise Tax Reimbursement shall be reduced by any amount of excise taxes that actually reduced

Available Purchaser Closing Cash (as defined in the Transaction Agreement). For the avoidance of doubt, the amount of any Excise Tax Reimbursement the Corporation receives shall not reduce any other entitlement of the Corporation to distributions pursuant to this Agreement.

ARTICLE V.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions; (B) such Member’s distributive share of Net Profit and any item in the nature of income or gain that is allocated pursuant to Section 5.02 and Section 5.03; and (C) the amount of any Company liabilities assumed by such Member or that are secured by any asset distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Book Value of any asset distributed to such Member pursuant to any provision of this Agreement; (B) such Member’s distributive share of Net Loss and any items in the nature of deductions or losses that are allocated to such Member pursuant to Section 5.02 and Section 5.03; and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any asset contributed by such Member to the Company.

(iii) In determining the amount of any liability for purposes of Section 5.01(a)(i) and Section 5.01(a)(ii), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is necessary to modify the manner in which the Capital Accounts or any debits or credits to such Capital Accounts are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members) to comply with the Code and Treasury Regulations or to ensure that the allocations provided for in this Section 5.01 have substantial economic effect and/or are in accordance with the Members’ interests in the Company, the Manager may (acting reasonably and in good faith) make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XIV upon the dissolution of the Company. The Manager also may: (x) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and (y) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) For this purpose, in the discretion of the Manager, the Company may, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property. Notwithstanding the foregoing, (i) if any noncompensatory options (including the Common Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) and (ii) the Company shall effect a revaluation of the Company’s property upon the conversion of any Unvested Earn Out Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s).

(c) In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(d) The Company shall revalue the Capital Accounts in connection with a Revaluation Event and in accordance with the definition of Book Value.

Section 5.02 Allocations. After giving effect to the allocations in Section 5.03, Net Profit and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company for each applicable Allocation Period shall be allocated among the Members during such Allocation Period. Such allocation shall be in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 14.02(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed, in accordance with Section 14.02(c), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Manager (acting reasonably and in good faith) may make allocations it deems necessary to give economic effect to the provisions in Article V, Article XIV and the other relevant provisions of this Agreement and to properly reflect each Member’s “interest in the partnership” within the meaning of Treasury Regulations Section 1.704-1(b)(3).

Section 5.03 Special Allocations.

(a) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the economic risk of loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.03(a) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently with such Treasury Regulation Section 1.704-2(i).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Common Unit Percentage Interests. If there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated individual items of income and gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted in a manner consistent with Treasury Regulation Section 1.704-2(f).

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, after all other allocations pursuant to Section 5.02 and this Section 5.03, have been tentatively made as if this Section 5.03(c) were not in this Agreement, items of income and gain for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d) If the allocation of Net Losses (or individual items of loss or deduction) to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss (or individual items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Losses (or individual items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Common Unit Percentage Interests, subject to this Section 5.03(d).

(e) In the event that any Member has an Adjusted Capital Account Deficit at the end of any applicable Allocation Period, such Member shall be allocated items of Company gross income, and gain in the amount of such deficit as quickly as possible. Any allocation pursuant to this Section 5.03(e) shall be made, however, only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.02 and this Section 5.03 have been tentatively made as if Section 5.03(c) and this Section 5.03(e) were not in this Agreement.

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profit and Net Loss. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis). Such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Notwithstanding anything to the contrary contained in this Agreement, no allocations of Net Profits or Net Losses shall be made in respect of any Unvested Earn Out Units in determining Capital Accounts unless and until such Unvested Earn Out Units are converted into Common Units upon the occurrence of a Vesting Event. In the event the Book Value of any Company asset is adjusted pursuant to the definition of Book Value upon the conversion of any Unvested Earn Out Units into Common Units, any Unrealized Gain or Unrealized Loss resulting from such adjustment shall, in the manner reasonably determined by the Manager and consistent with the definition of Book Value, be allocated first to the Common Units into which previously Unvested Earn Out Units that vested were converted, then among the Members such that the Per Unit Capital Amount relating to each Common Unit (including the Common Units into which previously Unvested Earn Out Units that vested were converted), after taking into account the Distribution Catch-Up Payment, is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s). Notwithstanding anything to the contrary contained in this Agreement, in the event the allocations in the preceding sentence are insufficient to cause the Per Unit Capital Amount relating to each Common Unit to be so equal in amount, then, in its reasonable discretion, the Manager may cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Per Unit Capital Amount relating to each Common Unit to be so equal in amount.

(h) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations. As a result of such reallocation, the respective Capital Accounts of the Members shall be in the amounts (or as close to such amounts as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Profit and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. If in any Allocation Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, then if it does not expect that the Company will have sufficient other income to correct such distortion, the Manager may request the IRS to waive either or both of such minimum gain chargeback requirements pursuant to Treasury Regulations Section 1.704-2(f)(4). If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts. If any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth in this Section 5.04 in computing their Capital Accounts.

(b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for applicable tax purposes, be allocated among the Members. Such allocation shall take account of any variation between the adjusted basis of such asset to the Company for U.S. federal income tax purposes and its initial Book Value or its Book Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value). In the case of any variation that exists as a result of the Transactions, the foregoing allocation shall be made using the “traditional method with curative allocations limited to back end gain on sale.” In the case of any other variation, the allocation shall be made using the “traditional method with curative allocations limited to back end gain on sale,” unless another method is chosen by the Manager. In the event that multiple such variations exist, Section 704(c) shall be applied in reverse chronological order. Allocations pursuant to this Section 5.04(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal (and applicable state and local) income tax purposes. Accordingly, any such allocations shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit or Net Loss. Allocations of tax credits, tax credit recapture, and any items related to such tax credits and tax credit recapture shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(c) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager. In making such determination in any year, the Manager shall use its reasonable best efforts to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units. In exercising its reasonable best efforts to determine the appropriate allocation, the Manager shall use in all instances any proper method permitted under applicable Law, including without limitation the “additional method” described in Treasury Regulations Section 1.752-3(a)(3). With respect to any of the Company’s “excess nonrecourse liabilities” that arise after the Closing, the Manager shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the Manager determines in its sole discretion made in good faith that such allocation would reasonably be expected to have a material adverse impact on the Corporation. For purposes of the preceding sentence, any such allocation that results in the Corporation having a lower tax basis in its interests in the Company but that does not otherwise cause the Corporation to have taxable income in the applicable Taxable Year in excess of the taxable income it otherwise would have been expected to have in such Taxable Year utilizing a different permissible allocation of “excess nonrecourse liabilities” shall not be considered a material adverse impact, including instances where this result arises from an actual or deemed distribution made to the Corporation in such Taxable Year.

(d) If necessary (including with respect to the Vesting of an Unvested Earn Out Unit), the Company will make corrective allocations as set forth in Treasury Regulation Section 1.704-1(b)(4)(x). Without limiting the foregoing, if pursuant to Section 5.03(g) the Company causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(4)(x).

(e) In the event any Common Units issued pursuant to Section 3.02(c), Section 3.02(e), Section 3.02(f) or Section 3.10 are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments to Treasury Regulations Section 1.704-1(b)(4)(xii)(c) and any temporary or final Treasury Regulations issued pursuant to Section 1.704-1(b)(4)(xii)(c).

(f) Allocations pursuant to this Section 5.04 are solely for purposes of federal, state and local income taxes. Accordingly, any such allocations shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, Distributions (other than Tax Distributions) or other items of the Company pursuant to any provision of this Agreement.

Section 5.05 Tax Withholding.

(a) If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (i) an affidavit in form satisfactory to the Company, such as an IRS Form W-9 or applicable IRS Form W-8, that the applicable Member (or its beneficial owners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other applicable Law; (ii) any certificate that the Company may reasonably request with respect to any such Laws; or (iii) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in clause (i) of this Section 5.05(a), the Company may withhold amounts from such Member in accordance with Section 5.05(b).

(b) After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member under this Agreement to the extent not adverse to the Company or any Member. In addition and at the request of any Member, the Company shall make or cause to be made

(or cause the Company to make) any such filings, applications or elections. Any Member making such a request shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably required by the Company. The requesting Member shall also be responsible for and pay any filing fees, taxes or other out-of-pocket expenses reasonably incurred in connection with any information, filing, application or elections described in this Section 5.05(b) or, if there is more than one requesting Member, by such requesting Members in accordance with their relative Common Unit Percentage Interests.

(c) Withholding Advances. To the extent the Corporation or the Company is required by Law to withhold or to make tax payments (including payments for interest, penalties or additions to tax) on behalf of or with respect to any Member (“Withholding Advances”), the Corporation or the Company, as the case may be, may withhold such amounts and make such tax payments as so required. For the avoidance of doubt, Withholding Advances shall include the delivery of consideration in connection with a Redemption or Direct Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law.

(d) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member who is an officer or director of the Corporation must be repaid as soon the Company withholds or makes tax payments on behalf of such Member. All Withholding Advances made on behalf of any other Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall: (i) be paid on demand by the Member (or former Member) on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account); or (ii) with the consent of the Manager be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Interest on any Withholding Advances shall begin to accrue on the day that is 15 days after the payment of such Withholding Advances by the Company to the extent of the amount of Withholding Advances that have not yet been repaid by such Member at such time. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Liquidating Event) unreduced by the amount of such Withholding Advance and interest thereon.

(e) Withholding Advances — Reimbursement of Liabilities. Each Member agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest on any Withholding Advances) required or made on behalf of or with respect to such Member (including penalties imposed with respect to any Withholding Advances).

ARTICLE VI.

MANAGEMENT

Section 6.01 Authority of the Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement and except as otherwise provided in this Agreement: (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”); (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company; and (iii) the Manager shall have power to bind or take any action on behalf of the Company, or to exercise in its discretion any rights and power granted to the Company under this Agreement, or any other agreement, instrument or other document to which the Company is a party. Without limiting the generality of the foregoing, the Manager’s discretion shall include the right to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgment, or other decisions consistent with the grant of authority set forth in this Section 6.01(a). The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for in this Section 6.01(a) and subject to the other provisions of this Agreement, the Members consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of the Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner provided in this Section 6.01. Any one Person may hold more than one office. Subject to the other provisions of this Agreement, the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such Person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, without the prior consent of any Member or any other Person being required. Such sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company shall include the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.01(b).

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Any such resignation shall be subject to the appointment of a new Manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt of such notice by the Members (subject to the appointment of a new Manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. The Members have no right under this Agreement to remove or replace the Manager. Notwithstanding anything to the contrary in this Section 6.03, no replacement or termination of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation, its successor or assign (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor or assign, as applicable) as the Manager shall be effective unless: (a) the new Manager executes a Joinder to this Agreement and agrees to be bound by the terms and conditions in this Agreement; and (b) the Corporation (or its successor or assign, as applicable) and the new Manager (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (i) the Corporation to comply with all of the Corporation’s obligations under this Agreement (in its capacity as a Member) and (ii) the new Manager to comply with all of the Manager’s obligations under this Agreement.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation. If the Corporation has ceased to exist without any successor or assign, then any such Manager vacancy shall be filled by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation. The Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager. With the exception of contracts and dealings between the Company and its Subsidiaries, any contracts between the Manager or any Affiliate of the Manager and the Company shall be: (i) on terms comparable to and competitive with those available to the Company from others dealing at arm’s length; (ii) approved by the Members (other than the Manager) holding a majority of the Percentage Interests of the Members (other than the Manager); or (iii) approved by the Disinterested Majority. Any contracts between the Manager or any Affiliate of the Manager and the Company approved pursuant to clause (i), (ii) or (iii) in the preceding sentence must also be otherwise permitted by the Credit Agreements. The limitations set forth in the foregoing sentence shall in no way, however, limit the Manager’s rights under Section 3.02, Section 3.04, Section 3.05 or Section 3.10. The Members approve each of the contracts or agreements between or among the Manager or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Affiliates (other than the Manager and any of the Company’s Subsidiaries), on the other hand, entered into on or prior to the date of this Agreement in accordance with the Fourth A&R LLC Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Transactions, including the Recapitalization, as of the date of this Agreement, including the Tax Receivable Agreement.

Section 6.06 Reimbursement for Expenses. Except as provided in this Section 6.06, the Manager shall not be compensated for its services as the Manager of the Company. The Members acknowledge and agree that the Manager’s Class A Common Stock is publicly traded and, therefore, the Manager has access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members. Accordingly, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company. Such reasonable out-of-pocket expenses incurred on behalf of the Company shall apply to, among others, all fees, expenses and costs associated with being a public company

(including public reporting obligations, proxy statements, stockholder meetings, Trading Market fees (or fees associated with the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading), transfer agent fees, legal fees, SEC and FINRA filing fees, offering expenses and excise taxes (including any excise taxes imposed pursuant to Section 4501 of the Code) incurred in connection with the redemption of any shares of Equity Securities of the Manager) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any subsequent public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such subsequent public offering, after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”): (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public; and (ii) the Company shall be deemed to have paid the Discount as an expense. In accordance with the foregoing and Section 1.01(b) and 1.01(c) of the Transaction Agreement, the Manager also shall be deemed to have contributed to the Company, in exchange for newly issued Common Units and Common Warrants, the Purchaser Transaction Costs and the Company Transaction Costs (in each case, as defined in the Transaction Agreement). To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. To the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Manager or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement.

Section 6.07 Limitation of Liability of Manager.

(a) Except as otherwise provided in this Agreement or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or the Manager’s officers, directors or employees (collectively “Manager’s Representatives”) shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement. Except as otherwise provided in this Agreement, however, the foregoing limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or the Manager’s Representative’s gross negligence, bad faith, fraud intentional misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or any Manager’s Representative contained in this Agreement or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it under this Agreement either directly or by or through its agents. and the Manager shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors. Any act of or failure to act by the Manager in good faith reliance on the advice of any of the foregoing shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) Notwithstanding any other provision of this Agreement or in any agreement contemplated in this Agreement or applicable provisions of Law or equity or otherwise, to the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated in this Agreement provides that the Manager shall act in a manner that is, or provide terms that are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) In connection with the performance of its duties as the Manager of the Company, except as otherwise set forth in this Agreement, the Manager acknowledges that, solely in its capacity as the Manager, it will owe fiduciary duties to the Members. Such fiduciary duties shall be the same fiduciary duties as such Manager would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. Officers of the Company shall also owe Members and the Company the same fiduciary duties they would owe as if they were officers of a Delaware corporation.

Section 6.08 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII.

RIGHTS AND OBLIGATIONS OF MEMBERS AND THE MANAGER

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member or Manager shall be obligated personally for any debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained in this Agreement to the contrary and to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the Laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or Article XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act. To the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject to Section 6.07 with respect to the Manager) or in any Agreement contemplated in this Agreement or applicable provisions of Law or equity or otherwise, to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member (other than the Company)) has duties (including fiduciary duties) to the Company, the Manager, another Member, any Person who acquires an interest in a Unit or any other Person bound by this Agreement, all such duties (including fiduciary duties) are eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth in this Agreement. The limitations set forth in the preceding sentence shall not, however, eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement of such duties with the duties or standards expressly set forth in this Agreement are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members consent to the exercise by the Manager of the powers conferred on it by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) The Company agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced. To the fullest extent permitted by applicable Law, no such amendment, substitution or replacement shall affect the existing rights of any Indemnified Person except to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is currently providing immediately prior to such amendment, substitution or replacement. The Indemnification provided under this Section 7.04 shall indemnify and hold harmless each Indemnified Person against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such

Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person: (i) is or was a Member or an Affiliate of any Member (other than as a result of an ownership interest in the Corporation); (ii) is or was serving as the Manager or a director, officer or employee of the Manager, the Company Representative, or a director, manager, Officer or employee of the Company; or (iii) is or was serving at the request of the Company as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person. Notwithstanding the foregoing, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, bad faith, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained in this Agreement or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal from such proceeding, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager. The Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable, as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. Unless such Member otherwise agrees in writing or is found in a non-appealable decision by a Governmental Entity of competent jurisdiction to have personal liability on account of such expenses, no Member shall have personal liability or shall be required to make additional Capital Contributions to help satisfy indemnity obligations of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion of this Agreement shall be invalidated on any ground by any Governmental Entity of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article IV and Article V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager. Any such determination by the Manager shall be final and conclusive as to all of the Members absent manifest clerical error or common law fraud.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

Section 8.03 Inspection Rights. The Company shall permit each Member and each of its designated representatives to examine the books and records of the Company or any of its Subsidiaries. Such examination shall occur at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units. Any such inspection by a Member shall be a the Member’s sole cost and expense,

The inspection rights provided in this Section 8.03 shall not interfere, however, with the Manager’s right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.

ARTICLE IX.

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use reasonable efforts (taking into account applicable extensions of time to file tax returns) to furnish, within 215 days of the close of each Taxable Year, or as soon as reasonably possible, to each Member a completed IRS Schedule K-1 (and any comparable state and local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. The Company may issue an IRS Schedule K-1 (and any comparable state and local income tax form) to each C-2 Member with respect to the Equity Securities received pursuant to the Conversion that occurs on the date hereof, however, no income or loss will be allocated to such C-2 Members with respect to such Equity Securities so long as the C-2 Exchange pursuant to Section 11.07 occurs on the date hereof. Subject to the terms and conditions of this Agreement, in its capacity as Company Representative, the Manager shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.

Section 9.02 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for the Taxable Year that includes the Closing and each subsequent Taxable Year in which an Exchange (as defined in the Tax Receivable Agreement) occurs. The preceding sentence shall not apply, however, to any Company Subsidiary to the extent it is directly or indirectly held by or through any Company Subsidiary that is treated as a corporation for U.S. federal, and applicable state and local, income tax purposes. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest that is so treated as a partnership to have in effect such an election for the Taxable Year that includes the Closing and each subsequent Taxable Year in which an Exchange (as defined in the Tax Receivable Agreement) occurs. The foregoing shall not apply to any such Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Company Representative.

(a) The Manager is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Manager may also appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date of this Agreement) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired. To implement the foregoing, the Company and the Members shall cause any tax matters partner, partnership representative or designated individual designated prior to the Closing Date to resign, be revoked or replaced, as applicable, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) At the Company’s expense, the Company Representative may retain such outside counsel, accountants and other professional consultants as the Company Representative reasonably deems necessary in the course of fulfilling its obligations. Subject to the other terms of this Agreement, the Company Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules. The Company Representative will have sole discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Each Member agrees to reasonably cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative (including paying all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any taxing authorities, including resulting administrative and judicial proceedings. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member. If such deficiency is required to be paid (and actually paid) by the Company, such deficiency will be recoverable from such Member as provided in

Section 5.05. The Company Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code with respect to any imputed underpayment or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code. Notwithstanding the foregoing, the Company Representative shall ensure that the Company either elects the application of Section 6226 of the Code with respect to any taxable period that begins prior to the date hereof or that the former Members in such audit year, in accordance with Section 6.11(c) of the Business Combination Agreement, make other arrangements to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Law) attributable to such former Members. The Company Representative shall keep the Members reasonably informed of any material audit or administrative or judicial proceedings and any decisions or elections described in the previous sentence that are material in nature. The Company shall reimburse the Company Representative for all reasonable, documented out-of-pocket expenses incurred by the Company Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Company Representative. In the event that the Manager determines that the foregoing provisions are no longer applicable to the Company, either due to a change of controlling law or the enactment of applicable Treasury Regulations, the Manager is authorized to take any reasonable actions as may be required concerning tax matters of the Company not otherwise addressed in this Section 9.03. The provisions of this Section 9.03 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company. The provisions of this Section 9.03 shall remain binding on each Member for the period of time necessary to resolve with any applicable taxing authority any tax matters relating to the Company.

Section 9.04 Earn Out Units. The parties to this Agreement intend that, for U.S. federal income tax purposes, unless otherwise required by the Code or Treasury Regulations: (a) the Unvested Earn Out Units received by any of the Pre-Transaction Members shall not be treated as being received in connection with the performance of services; (b) the receipt of Common Units on conversion of any Unvested Earn Out Units upon a Vesting Event shall be treated in accordance with principles similar to those set forth in Treasury Regulation Section 1.721-2(a); and (c) the Pre-Transaction Members shall not be treated as having taxable income or gain as a result of the receipt of such Unvested Earn Out Units or the receipt of any Common Units as a result of any Vesting Event (other than as a result of corrective allocations made pursuant to the second sentence of Section 5.04(d)). The Company shall prepare and file all applicable tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or a change in applicable Law. Notwithstanding the foregoing, each of the Pre-Transaction Members may, within 30 days of the Closing Date, as defined in the Transaction Agreement, file with the IRS on a protective basis a completed election under Section 83(b) of the Code and the Treasury Regulations with respect to the Unvested Earn Out Units.

Section 9.05 Transaction Agreement. Notwithstanding anything to the contrary, to the extent of any conflict between Section 9.03 of this Agreement and Section 6.11(c) of the Transaction Agreement, Section 6.11(c) of the Transaction Agreement shall control with respect to the matters described in the Transaction Agreement.

ARTICLE X.

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers: (a) pursuant to and in accordance with Section 10.02 and Section 10.09 or Section 11.07; (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager; or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in the Corporation. Notwithstanding any other provision of this Agreement to the contrary, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining to such Units if such Transfer, nor shall the Company issue any Units (other than Equity Securities issued to holders of Series C-2 Convertible Notes pursuant to the Conversion) if such issuance, in the reasonable discretion of the Manager, (x) would cause the Company to (1) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Treasury Regulations promulgated thereunder or (2) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h) or (y) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)) in any Fiscal Year that is not a Restricted Fiscal Year.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI; (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries; or (iii) to an Affiliate of such Member; provided that (a) all such Units held by the transferor (or its regarded taxpayer for U.S. federal tax purposes) are Transferred to such Affiliate or (b) for U.S. federal tax purposes, the Affiliate is treated as the same taxpayer as the transferor or (c) with the prior written consent of the Manager. The restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units. In addition, in the case of any transfers pursuant to clause (iii) of this Section 10.02: (i), the Permitted Transferees of the Units so Transferred shall at the time of the Permitted Transfer agree in writing to be bound by the provisions of this Agreement; and (ii) prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. If a Permitted Transfer pursuant to clause (iii) of this Section 10.02 would result in a Change of Control, such Member must provide the Manager with written notice of any such proposed Permitted Transfer at least 60 calendar days prior to the consummation of such Permitted Transfer. In the case of a Permitted Transfer of any Common Units by any Member holding Class B Common Stock or Class C Common Stock to a Permitted Transferee in accordance with this Section 10.02, such Member shall also transfer a number of shares of Class B Common Stock or Class C Common Stock, as applicable, equal to the number of Common Units that were transferred by such Member in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act. Consequently, in addition to the other restrictions on Transfer contained in this Agreement, such Units cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. The book-entry statements representing the Units shall bear, and to the extent Units have been certificated in accordance with Section 3.06, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with, a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF X-ENERGY REACTOR COMPANY, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND X-ENERGY REACTOR COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY X-ENERGY REACTOR COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The legend set forth above shall be removed from the book-entry statements or certificates (if any) evidencing any Units that cease to be Units in accordance with the definition of Units.

Section 10.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the Transferring holder was a party (collectively, the “Other Agreements”). Any prospective Permitted Transferee shall execute and deliver to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth in this Article X), and such Transfer shall be shown on the books and records of the Company. Net Profits, Net Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member under this Agreement or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement. Without relieving the Transferring holder from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained in this Agreement by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest. The Members acknowledge and agree, however, that the applicable provisions of Section 6.07 and Section 7.04 shall continue to inure to such Person’s benefit. Unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”): (a) such Transferring holder shall retain all of the duties, liabilities and obligations of a Member with respect to such Units; and (b) in its sole discretion, the Manager may reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained in this Agreement shall relieve any Member who Transfers any Units in the Company: (i) from any liability to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act; (ii) for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such); or (iii) for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained in this Agreement or in the Other Agreements with the Company.

Section 10.07 Overriding Provisions.

(a) To the fullest extent permitted by applicable Law, any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be null and void ab initio, and the provisions of Section 10.05 and Section 10.06 shall not apply to any such Transfers. Any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained in this Agreement to the contrary (including the provisions of Section 10.01, Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause the Company to be required to register under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be or result in a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party. Notwithstanding the foregoing, the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved such Person’s majority of age under applicable Law (excluding trusts for the benefit of minors);

(v) be a Transfer to a Competitor;

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision to Section 7704 of the Code; or

(vii) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units (including in connection with a Redemption or a Direct Exchange) unless and until such Member and the transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption or Direct Exchange, as applicable), written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable Governmental Entity or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding. The Company shall cooperate in the manner set forth in Section 10.07(a) with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

Section 10.08 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached to this Agreement or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached to this Agreement. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause such Member’s spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached to this Agreement. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09 Certain Transactions with respect to the Corporation.

(a) In connection with a Change of Control Transaction, in its sole discretion, the Manager shall have the right to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Common Units together with an equal number of shares of Class B Common Stock or Class C Common Stock, as applicable. Pursuant to a Redemption, such Common Units and such shares of Class B Common Stock or Class C Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Redemption provisions of Article XI, mutatis mutandis (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction. For the avoidance of doubt, any such Redemption shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). In the event the Manager requires a Redemption under this Section 10.09, then (i) the Common Units and any shares of Class B Common Stock and Class C Common Stock, subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date; and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock and Class C Common Stock, subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or Equity Securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected. Any such notice shall include shall reasonably describe: (i) the Change of Control Transaction, including the date of execution of any definitive agreement or the proposed effective date for the Change of Control; (ii) the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction; and (iii) any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with a Change of Control Transaction. The election referred to in the preceding sentence shall be available to each Member on the same terms as holders of shares of Class A Common Stock. Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption. Such actions shall include taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption.

(b) If a Corporation Offer is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Corporation Offer to all Members within the earlier of (i) five Business Days following the execution of a definitive agreement with respect to, or the commencement of, such Corporation Offer and (ii) ten Business Days before the proposed date upon which the Corporation Offer is to be effected. Any such written notice shall reasonably describe: (i) the Corporation Offer, including the date of execution of any definitive agreement or of such commencement; (ii) the material terms of such Corporation Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Corporation Offer; (iii) any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such Corporation Offer; and (iv) the number of Common Units (and the corresponding shares of Class B Common Stock and Class C Common Stock) held by such Member that is applicable to such Corporation Offer. The Members (other than the Corporation and its Subsidiaries) shall be permitted to participate in such Corporation Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Corporation Offer (and that is contingent upon consummation of such offer). Any such written notice shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Corporation Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation and its Subsidiaries) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units or shares of Class B Common Stock or Class C Common Stock prior to the consummation of such transaction. In no event shall the Members be entitled to receive in such Corporation Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporation Offer. Payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration.

(c) If a transaction or proposed transaction constitutes both a Change of Control Transaction and a Corporation Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction. The provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

ARTICLE XI.

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than a C-2 Member, the Corporation and its Subsidiaries), from and after the expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions) in whole or in part (the “Redemption Right”). Any such Redemption must be for at least the Minimum Redemption Number and, in the case of a Restricted Fiscal Year, such Member may only exercise its Redemption Right on the Quarterly Redemption Date. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem. The Redemption Notice shall also specify a date, (i) not less than five Business Days nor more than ten Business Days after delivery of such Redemption Notice for a Redemption that occurs in a taxable year that is not a Restricted Fiscal Year or (ii) for a Quarterly Redemption Date for any Redemption that occurs in a Restricted Fiscal Year, unless and to the extent that the Manager in its sole discretion agrees in writing to waive any time periods, not less than 60 days after delivery of the applicable Redemption Notice on which exercise of the Redemption Right shall be completed (the “Redemption Date”). The Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them. If the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), then:

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated) and (y) a number of shares of Class B Common Stock or Class C Common Stock, as applicable (together with any Corresponding Rights), equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated in accordance with Section 3.06, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii) of this Section 11.01(a) and the Redeemed Units; and

(b) the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock or Class C Common Stock, as applicable (together with any Corresponding Rights), that were Transferred to the Corporation pursuant to Section 11.01(a)(ii)(y). Based on a determination solely by the Disinterested Majority, the Corporation shall have the option as provided in Section 11.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. Notwithstanding the foregoing, the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that the Corporation has cash available in an amount equal to at least the Redeemed Units Equivalent, which cash was received from a Qualified Offering. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three Business Days of receiving the Redemption Notice. If the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).

(c) If the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the related Redemption Notice.

(d) If the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth Business Day following the date on which the condition(s) giving rise to such delay cease to exist or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing.

(e) The number of shares of Class A Common Stock or Redeemed Units Equivalent, if applicable, (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock. If a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units, but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date. A Redeeming Member shall be entitled, however, to receive all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f) In the case of a Share Settlement, if a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

(h) Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Corporation shall be obligated to effectuate a Redemption during a Restricted Fiscal Year if the Company reasonably expects that following such Redemption, more than ten percent of the outstanding Common Units (determined without reference to the Corporation’s Common Units) will be considered transferred during such Restricted Fiscal Year for purposes of Treasury Regulation Section 1.7704-1(f)(3).

(i) If (i) the Members (other than the Corporation) beneficially own, in the aggregate, less than 5.0% of the then outstanding Units and (ii) the Class A Common Stock is then listed on the Stock Exchange or is listed or admitted to trading on another principal national securities exchange, then in its sole discretion, the Corporation shall have the right to require all Members (other than the Corporation) to effect a Redemption of all, but not less than all, of the Units held by such Members. Such Redemption shall be together with the surrender and delivery of the same number of shares of Class B Common Stock or Class C Common Stock, as applicable. Notwithstanding the foregoing, a Cash Settlement shall not be permitted pursuant to such a Redemption under this Section 11.01(i). The Corporation shall deliver written notice to the Company and all of the other Members of its intention to exercise its Redemption Right pursuant to this Section 11.01(i) (a “Minority Member Redemption Notice”) at least five Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”). A Minority Member Redemption Notice shall indicate the number of Common Units (and corresponding number of shares of Class B Common Stock or Class C Common Stock, as applicable) held by such Member that the Corporation intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 11.01(i) shall be effective on the Minority Member Redemption Date. Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption. Such actions shall include taking any action and delivering any document required pursuant to this Section 11.01(i) to effect a Redemption. Notwithstanding the foregoing, the Corporation will only have the right to deliver a Minority Member Redemption Notice if: (x) there is an active shelf registration statement in effect with respect to all of such Member’s Common Units subject to Redemption pursuant to a given Minority Member Redemption Notice; and (y) the Class A Common Stock issuable to such Member shall not be subject to any lockup or other restrictions on transfer.

Section 11.02 Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03, on the Redemption Date: (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)); and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Such Redemption shall be effective immediately prior to the close of business on the Redemption Date. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, if the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement. In no event shall such amount exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03 Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI (except for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by the Disinterested Majority) (subject to the limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the

Redeeming Member and the Corporation (a “Direct Exchange”). A Direct Exchange shall occur in place of contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable. Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange. Notwithstanding the foregoing, such election shall be subject to the limitations set forth in Section 11.01(b) and shall not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time. Notwithstanding the foregoing, any such revocation shall not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock or Class C Common Stock, as applicable (together with any Corresponding Rights), equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii) the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock or Class C Common Stock, as applicable (together with any Corresponding Rights), that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y); and

(iii) the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04 Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange. Nothing contained in this Section 11.04 shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. Prior to such delivery, the Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Certificate of Incorporation (if any).

Section 11.05 Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members. To the extent the Redeeming Member has any remaining Units following such Redemption or Direct Exchange, the rights set forth in this Agreement shall continue to apply to the Units held by the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

Section 11.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to the Manager or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to the Manager or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and the Manager or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1446(f) of the Code and Treasury Regulations promulgated thereunder after taking into account the certificate or other determination provided pursuant the preceding sentence. If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then upon request of the Redeeming Member and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that 50 percent or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that 90 percent or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T). Notwithstanding the foregoing, if the Company is not legally entitled to provide the certificate described in the previous sentence, then the Corporation shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange of a Share Settlement or a Cash Settlement, as applicable, on the one hand, and the Redeemed Units, on the other hand, between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 11.07 Exchange for C-2 Members. Upon completion of the Transactions, the Corporation shall, through a direct exchange, acquire any Equity Securities held by a C-2 Member pursuant to the Conversion in exchange for fully paid and nonassessable Equity Securities in the Corporation (and any other consideration) in the form and amount as set forth in the terms of the Series C-2 Convertible/Exchangeable Promissory Notes (the “C-2 Exchange”). Upon such direct exchange pursuant to this Section 11.07, the Corporation shall be treated for all purposes of this Agreement as the owner of such Units. The requirements of Section 11.06(a) shall apply to the C-2 Exchange mutatis mutandis. The Corporation, the Company and the Members acknowledge and agree that to the fullest extent permitted by applicable law each C-2 Exchange shall be treated as a nontaxable transfer to a corporation under Section 351(a) of the Code and such Persons shall prepare and file all applicable tax returns consistent (and not take any tax position inconsistent) therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE XII.

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Unit under this Agreement, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer. Such effective date shall not be earlier than the date of compliance with the conditions to such Transfer. Such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02 Additional Members. Subject to the provisions of Article X, any Person that is not a Member as of the Closing may be admitted to the Company as an additional Member (any such Person, an “Additional Member”). Any such admission shall be condition upon furnishing to the Manager: (a) duly executed Joinder and counterparts to any applicable Other Agreements; and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XIII.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06, Redemptions and Direct Exchanges pursuant to Article XI and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV.

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon (a “Liquidating Event”):

(a) the decision of the Manager together with the written approval of the Members holding a majority of the Units then outstanding to dissolve the Company (excluding for purposes of such calculation the Corporation and all Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant to Section 18-801(4) of the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Winding Up. Subject to Section 14.05, on dissolution of the Company, the Manager (or in the event that there is no Manager or the Manager is in bankruptcy, any Person selected by the majority of Members) shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidator shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. Notwithstanding the foregoing, the Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation. The steps to be accomplished by the Liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidator shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge of all debts, liabilities and obligations (including the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine) the following: first, all expenses incurred in connection with the liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members; and third, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and following any payments pursuant to this Section 14.02(b);

(c) all remaining assets of the Company shall be distributed to the Members, pro rata in proportion to their respective Common Units.

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth in Section 14.02, if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidator may, in its sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets. The Liquidator shall not defer the liquidation of any assets necessary to satisfy the Company’s liabilities other than loans to the Company by any Member(s) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidator may, in its sole discretion, distribute to the Members, in lieu of cash, either: (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company; or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to: (y) such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable; and (z) the terms and conditions of any agreements governing such assets (or the operation of such assets or the holders of such assets) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Net Profit or Net Loss (if any). Such Net Profit or Net Loss shall be allocated in accordance with Article V. The Liquidator shall determine the Fair Market Value of any property (other than cash) distributed.

Section 14.04 Cancellation of Certificate. On completion of the winding up of the Company as provided in this Agreement, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time, but in no event more than one year, shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 14.02 and Section 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The Liquidator shall not be personally liable for the return of Capital Contributions or any portion of such Capital Contributions to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV.

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as such Member’s true and lawful agent and attorney-in-fact, with full power and authority in such Member’s name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) this Agreement, all certificates and other instruments and all amendments of such amendments that the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments that the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents that the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members under this Agreement or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest. The foregoing power of attorney shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Confidentiality.

(a) Each of the Members (other than the Corporation) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used in this Section 15.02 includes all information concerning the Corporation, the Company or their respective Subsidiaries, in whatever form, whether written, electronic or oral, including ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, the Company or their respective representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the Company or any of their respective Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; or (d) is, or becomes, independently developed by such Member or its respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential. Notwithstanding the foregoing, such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information: (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information; (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member. Any disclosure pursuant to clause (iii) in this Section 15.02(c), shall be conditioned upon the Member informing such Persons of the confidential nature of such information and any such Persons agreement in writing to keep such information confidential in accordance with the contents of this Agreement. Each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 15.03 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified (including by means of merger, consolidation or other business combination to which the Company is a party) upon the prior written consent of the Manager, together with the prior written consent of the holders of a majority of the Units then outstanding

(excluding all Units held directly or indirectly by the Corporation). No alteration, modification or amendment shall be effective until written notice has been provided to the Members. Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement, which terms and conditions expressly require the approval or action of certain Persons, may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Article IV and Article XIV in a manner that is not pro rata with respect to all Members, (ii) modify the limited liability of any Member or increase the liabilities of such Member under this Agreement, (iii) otherwise materially and adversely affect a holder of Units in a manner materially disproportionate to any other holder of Units or remove a right or privilege granted to a Member (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Unit or materially and adversely affect the rights of any Member under Article XI, shall be effective against such affected Member or holder of Units without the prior written consent of such Member or holder of Units.

Notwithstanding any of the foregoing, the Manager may make any amendment to this Agreement (including Schedule 2) (i) of an administrative nature that is necessary in order to implement the substantive provisions of this Agreement, without the consent of any other Member; provided, that any such amendment does not otherwise contradict Section 15.03(c), or (ii) to reflect any changes to the Units, including the admission of new Members, Transfers of Units, or the issuance of any other capital stock of the Corporation in accordance with the terms of this Agreement.

Section 15.04 Title to Company Assets. Company assets shall be owned by the Company as an entity. No Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion of such assets. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05 Addresses and Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered: (i) in person; (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt; (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:

X-Energy Reactor Company, LLC
801 Thompson Avenue, Suite 400,
Rockville, MD 20852-1627
Attention: Steve Miller, General Counsel
Email: smiller@x-energy.com

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004-1304
Attn: Paul Sheridan; Nicholas P. Luongo
Email: paul.sheridan@lw.com;
      nick.luongo@lw.com

To the Corporation:

X-Energy, Inc.
801 Thompson Avenue, Suite 400,
Rockville, MD 20852-1627
Attention: Steve Miller, General Counsel
Email: smiller@x-energy.com

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004-1304
Attn: Paul Sheridan; Nicholas P. Luongo
Email: paul.sheridan@lw.com;
     nick.luongo@lw.com

To the Members, as set forth on Schedule 2.

Section 15.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates. No creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Net Profits and Net Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such covenant, duty, agreement or condition shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the party to be bound. Such waiver is effective only to the specific purpose, extent and instance so provided.

Section 15.09 Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 15.10 Applicable Law; Jurisdiction. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of another jurisdiction. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the Court of Chancery of the State of Delaware. The parties: (i) consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and (i) submit to the exclusive jurisdiction of each such court in any such proceeding or action; (ii) waive any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agree that all claims in respect of the proceeding or action shall be heard and determined only in any such court; and (iv) agree not to bring any proceeding or action arising out of or relating to this Agreement or the matters contemplated by this Agreement in any other court. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN Section 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

Section 15.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13 Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, contemplated by this Agreement or entered into by the Company in accordance with this Agreement, and any amendments to this Agreement or to such agreement or instrument, to the extent signed and delivered by means of an electronic signature or electronic transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version of such agreement or instrument delivered in person. Such signature and delivery by electronic signature or electronic transmission includes by a facsimile machine or via email. At the request of any party to this Agreement or to any such agreement or instrument, each other party shall re-execute original forms of such agreement or instrument and deliver them to all other parties. No party to this Agreement or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14 Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation that are not the subject of a good faith dispute may be deducted from that sum before payment. The distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15 Entire Agreement. This Agreement, those documents expressly referred to in this Agreement (including the Registration Rights Agreement and the Tax Receivable Agreement), any indemnity agreements entered into in connection with the Fourth A&R LLC Agreement with any member of the board of directors at that time and other documents of even date with this Agreement embody the complete agreement and understanding among the parties. This Agreement and such documents, indemnity agreements and other documents supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way. The Fourth A&R LLC Agreement is superseded in its entirety by this Agreement as of the Closing and shall be of no further force and effect thereafter, except to the extent reference to the Fourth A&R LLC Agreement is contemplated in this Agreement, and only for such limited purposes as stated in this Agreement.

Section 15.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement, all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated by this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include all genders, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable of this Agreement. Without limiting the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect under this Agreement unless such Person has consented in writing to such amendment or modification. Whenever required by the context, references to a Fiscal Year shall refer to a portion of such Fiscal Year. The use of the words “or,” “either” and “any” shall not be exclusive. Each of the parties has been represented by independent counsel of its own choice during the negotiation and execution of this Agreement and the parties and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MANAGER:

X-ENERGY, INC.

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:[1]

C5 ENERGY INVESTORS LLC

By:

Name:
Title:

C5 IMPACT HPW LLC

By:

Name:
Title:

KAMAL GHAFFARIAN REVOCABLE TRUST

By:

Name:
Title:

IBX COMPANY OPPORTUNITY FUND 1, LP

By: IBX Opportunity GP, Inc., its general partner

By:

Name:
Title:
[1]	To be updated at closing to reflect all holders of Common Units.

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

IBX COMPANY OPPORTUNITY FUND 2, LP

By: IBX Opportunity GP, Inc., its general partner

By:

Name:
Title:

IBX OPPORTUNITY GP, INC.

By:

Name:
Title:

EBEN MULDER

MARTIN VAN STADEN

HATCH LTD.

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

XE-1, LTD.

By:

Name:
Title:

ZACHRY INVESTMENTS, LLC

By:

Name:
Title:

JOHN SHOFFNER

BURNS & MCDONNELL PROJECT INVESTMENTS, LLC

By:

Name:
Title:

DEEP FIELD FERMI FUND, LLC

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

SABRA BRAVEHEART LLC

By:

Name:
Title:

SUSAN L HALL REVOCABLE TRUST

By:

Name:
Title:

KERRY WISNOSKY

MAVRIK CANADA LLC

By:

Name:
Title:

REVOCABLE TRUST AGREEMENT OF KEVIN F. KELLY DATED MARCH 2, 2001

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

RONALD TROWBRIDGE

FIFTYSIX INVESTMENTS LLC

By:

Name:
Title:

ALUMNI VENTURES — X-ENERGY TRUST

By:

Name:
Title:

X-ENERGY MANAGEMENT, LLC

By:

Name:
Title:

[Signature Page to Fifth Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1

SCHEDULE OF PRE-TRANSACTION MEMBERS2

Member	Class A Common Units	Series A Preferred Units	Series B Preferred Units	Class B-1 Common Units	Class B-2 Common Units	Total Units
C5 Energy Investors LLC
C5 Impact HPW LLC
Kamal Ghaffarian Revocable Trust
IBX Company Opportunity Fund 1, LP
IBX Company Opportunity Fund 2, LP
IBX Opportunity GP, Inc.
Eben Mulder
Martin Van Staden
Hatch Ltd.
XE-1, Ltd.
Zachry Investments, LLC
John Shoffner
Burns & McDonnell Project Investments, LLC
Deep Field Fermi Fund, LLC
Sabra Braveheart LLC
Susan L Hall Revocable Trust
Kerry Wisnosky
Mavrik Canada LLC
Revocable Trust Agreement of Kevin F. Kelly Dated March 2, 2001
Ronald Trowbridge
FiftySix Investments LLC
Alumni Ventures — X-Energy Trust
X-Energy Management, LLC
TOTAL
[2]	To be updated prior to execution.

SCHEDULE 2*

SCHEDULE OF MEMBERS

[Omitted]

*

THIS SCHEDULE OF MEMBERS SHALL BE UPDATED FROM TIME TO TIME IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING TO REFLECT ANY ADJUSTMENT WITH RESPECT TO ANY SUBDIVISION (BY UNIT SPLIT OR OTHERWISE) OR ANY COMBINATION (BY REVERSE UNIT SPLIT OR OTHERWISE) OF ANY OUTSTANDING UNITS, OR TO REFLECT ANY ADDITIONAL ISSUANCES OF UNITS PURSUANT TO THIS AGREEMENT.

SCHEDULE 3

UNVESTED EARN OUT UNITS

[Omitted]

SCHEDULE 4

RECAPITALIZATION INSTRUMENT

[Omitted]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                  , 20       (this “Joinder”), is delivered pursuant to the Fifth Amended and Restated Limited Liability Company Agreement, dated as of [ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), [X-Energy, Inc.], a Delaware corporation and the sole managing member of the Company (the “Corporation”), and each of the Members from time to time party to the LLC Agreement. Capitalized terms used but not otherwise defined in this Joinder have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery of this Joinder to the Corporation, the undersigned is and will be a Member under the LLC Agreement and a party to the LLC Agreement, with all the rights, privileges and responsibilities of a Member under the LLC Agreement. The undersigned agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory to the LLC Agreement as of the date of the LLC Agreement. The undersigned acknowledges, agrees and confirms that it has received a copy of the LLC Agreement and has reviewed the same and understands its contents.
2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are incorporated by reference in this Joinder as if set forth in this Joinder in full.
3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

X-ENERGY REACTOR COMPANY, LLC

By:	[X-Energy, Inc.],
its Manager

By:
Name:
Title:

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of                   (the “Member”), a party to the Fifth Amended and Restated Limited Liability Company Agreement, dated as of [ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), [X-Energy, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party to the Agreement (capitalized terms used but not otherwise defined in this Agreement and Consent of Spouse have the respective meanings set forth in the Agreement), acknowledges on such Person’s own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement, which include certain restrictions on Transfer.

I consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of                   (the “Member”), who is a party to the Fifth Amended and Restated Limited Liability Company Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), [X-Energy, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party to the Agreement (capitalized terms used but not otherwise defined in this Spouse’s Confirmation of Separate Property have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I disclaim any interest in same.

I acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:

Exhibit C

POLICY REGARDING CERTAIN EQUITY ISSUANCES

[Omitted]

Exhibit D

FORM OF SERIES C-2 CONVERTIBLE/EXCHANGEABLE PROMISSORY NOTES

[Omitted]

ANNEX H-1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of December 5, 2022 (the “Effective Date”), by and among Ares Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), the Persons set forth on Schedule I to this Agreement (the “Purchaser Support Parties”) and X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in the Business Combination Agreement.

WHEREAS, as of the Effective Date, the Purchaser Support Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Purchaser Class B Ordinary Shares and Purchaser Private Placement Warrants as are indicated opposite each of their names on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Company have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the Effective Date, by and among the Purchaser, the Company and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company. Pursuant to the Business Combination Agreement, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Purchaser Support Party acknowledges that such Person has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Person’s tax and legal advisors. Each Purchaser Support Party shall be bound by, be subject to and comply with Section 6.06 (No Solicitation), Section 6.15 (Public Announcements) and Section 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Purchaser Support Party was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) the Closing; (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) of the Business Combination Agreement (the “BCA Termination”); and (iii) the liquidation of the Purchaser, without the prior written consent of the Company, no Purchaser Support Party shall: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Purchaser Support Party; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Subject Securities owned by the Purchaser Support Parties, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clause (A) or (B) (each, a “Transfer”).

(b) ”Permitted Transfer” means any Transfer of the Subject Securities: (i) to the Purchaser’s officers or directors, any Affiliate or family member of any of the Purchaser’s officers or directors, any members or partners of the Sponsor or their Affiliates and funds

H-1-1

and accounts advised or managed by such members or partners, any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) upon reasonably prompt prior notice to the Company, by private sales or in connection with the consummation of the Transactions at prices no greater than the price at which the Subject Securities were originally purchased; (iii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s family or an Affiliate of such person or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (viii) to the Purchaser for no value for cancellation in connection with the consummation of the Transactions; (ix) in the event of the Purchaser’s liquidation prior to the completion of a business combination; (x) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Purchaser Shareholders having the right to exchange their Purchaser Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the Transactions; or (xi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (x). Notwithstanding the foregoing, in the case of clauses (i) through (vii), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the restrictions set forth in this Agreement. No Transfer permitted under this Section 1.2 shall relieve the applicable Purchaser Support Party of such Person’s obligations under this Agreement.

Section 1.3 New Shares. If: (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser are issued to a Purchaser Support Party after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the Purchaser Ordinary Shares or the Purchaser Warrants owned by such Purchaser Support Party or otherwise; (b) a Purchaser Support Party purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser after the Effective Date; or (c) a Purchaser Support Party acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of the Purchaser after the Effective Date (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser, collectively, the “New Securities”), then such New Securities acquired or purchased by such Purchaser Support Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Purchaser Support Party as of the Effective Date.

Section 1.4 Closing Date Deliverables. On the Closing Date, each of the Purchaser Support Parties shall deliver to the Purchaser and the Company a duly executed copy of the A&R Registration Rights Agreement and the Sponsor Lock-Up Agreement.

Section 1.5 Agreements.

(a) In all circumstances in which the vote, consent or other approval of the Purchaser Shareholders is sought, each of the Purchaser Support Parties shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Person’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Person’s Subject Securities that are entitled to vote:

(A) in favor of each Transaction Proposal;

(B) against any Alternative Transaction or any proposal relating to an Alternative Transaction (in each case, other than the Transaction Proposals);

(C) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Purchaser;

(D) against any change in the business, management or board of directors of the Purchaser (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and

(E) against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Business Combination Agreement; (III) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not

H-1-2

being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Purchaser Support Party contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Purchaser.

No Purchaser Support Party shall commit or agree to take any action inconsistent with the foregoing in such Purchaser Support Party’s capacity as a shareholder of the Purchaser.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and until the termination of the Business Combination Agreement, the board of directors of the Purchaser and the Special Committee effect a Modification in Recommendation, then the obligations of the Purchaser Support Parties to vote or consent in accordance with Section 1.5(a), Section 1.5(c) and Section 1.9: (i) with respect to the Purchaser Support Parties other than Sponsor, shall cease to apply, and from and after the occurrence of a Modification in Recommendation, such Purchaser Support Parties shall be expressly permitted to vote or provide consent in respect of their respective Subject Securities in their sole discretion; and (ii) with respect to the Sponsor, shall automatically be deemed to be modified such that, from and after the occurrence of a Modification in Recommendation, the Sponsor shall vote or provide consent in respect of its Subject Securities in the same proportion to the votes cast or consent provided, as applicable, by the holders of the Purchaser Class A Ordinary Shares.

(c) The Purchaser Support Parties shall comply with, and fully perform all of their respective obligations, covenants and agreements set forth in, the letter agreement, dated as of February 1, 2021, by and among the Purchaser, the Purchaser Support Parties and certain of the Purchaser’s other current and former officers and directors (the “Insider Letter”), including the obligations of the Purchaser Support Parties pursuant to Section 3 of the Insider Letter to not redeem any Purchaser Ordinary Shares owned by the Purchaser Support Parties in connection with the Transactions.

Section 1.6 No Challenges. Each Purchaser Support Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of the Purchaser Support Parties to enforce their rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.7 Further Assurances. Each Purchaser Support Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. Each Purchaser Support Party represents and covenants that such Purchaser Support Party has not, in such Person’s capacity as a shareholder of the Purchaser, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Purchaser Support Party’s obligations under this Agreement.

Section 1.9 Insider Letter. Other than in connection with the execution of and compliance with the Sponsor Lock-Up Agreement, neither the Purchaser Support Parties nor the Purchaser shall amend, terminate or otherwise modify the Insider Letter without the Company’s prior written consent.

Section 1.10 Waiver of Anti-Dilution Provision. Subject to the consummation of the Transactions, each Purchaser Support Party waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Purchaser (as may be amended from time to time, the “Articles”), all anti-dilution rights that would otherwise result in Purchaser Class B Ordinary Shares held by such Purchaser Support Party converting into Purchaser Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions. The waiver specified in this Section 1.10 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any Purchaser Class A Ordinary Shares, shares of Domesticated Purchaser Class A Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Business Combination Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

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Section 1.11 Sponsor Surrendered Securities. Effective immediately prior to the Domestication (and contingent upon the Domestication and the Closing), each Purchaser Support Party will surrender to the Purchaser for cancellation and for no consideration such Purchaser Support Party’s Pro Rata Share of the Sponsor Surrendered Securities.

Section 1.12 Purchaser Support Parties Indemnity. For a period of six years after the Closing Date, the Company will indemnify, exonerate and hold harmless each Purchaser Support Party and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of actions, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by such Purchaser Support Party on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by such Purchaser Support Party into this Agreement and the compliance with such Purchaser Support Party’s obligations in this Agreement, in any such case, that names such Purchaser Support Party as a defendant (or co-defendant). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by such Purchaser Support Party or such Person’s members, managers and officers of this Agreement or any other agreement between such Purchaser Support Party or such Person’s members, managers and officers, on the one hand, and the Company or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of such Purchaser Support Party or such Person’s members, managers and officers.

Section 1.13 Sponsor Earn-Out Securities.

(a) Upon and subject to the Closing, each Purchaser Support Party’s Pro Rata Share of the Sponsor Earn Out Securities will be subject to vesting and potential forfeiture in accordance with the terms of this Agreement. The Sponsor Earn Out Securities shall vest as follows:

i. upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Securities shall vest to the Purchaser Support Parties in accordance with each Purchaser Support Party’s Pro Rata Share (the “Triggering Event I Sponsor Earn Out Securities”); and

ii. upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Securities shall vest to the Purchaser Support Parties in accordance with each Purchaser Support Party’s Pro Rata Share (the “Triggering Event II Sponsor Earn Out Securities”).

(b) The Sponsor Earn Out Securities shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring on or after the Closing. Stock dividends shall include any dividend or distribution of securities convertible into shares of Domesticated Purchaser Common Stock. The adjustments made pursuant to this Section 1.13(b) shall be subject to the reasonable mutual agreement of the Purchaser and the Company. The Triggering Events may be achieved at the same time or over the same overlapping Trading Days.

(c) If the Sponsor Earn Out Units do not vest in accordance with this Section 1.13 during the Earn Out Period, the obligations in Section 1.13(a), Section 1.13(e) and Section 1.13(f) shall terminate and no longer apply. In such event, the applicable Sponsor Earn Out Securities that would have vested (but did not vest during such period) pursuant to Section 1.13(a), Section 1.13(e) and Section 1.13(f) shall be automatically forfeited and deemed transferred to the Purchaser and shall be cancelled by the Purchaser and cease to exist.

(d) Notwithstanding anything to the contrary contained in this Agreement, Sponsor Earn Out Securities that vest in accordance with this Section 1.13 shall remain subject to any other vesting or forfeiture conditions contained in any other agreements to which the holder is subject.

(e) If, following the Closing and prior to the third anniversary of the Closing, there is a Change of Control, Triggering Event I and Triggering Event II shall be deemed to occur. In such event, all Sponsor Earn Out securities shall vest to the Purchaser Support Parties in accordance with each Purchaser Support Party’s Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Purchaser Support Parties shall be eligible to participate in such Change of Control.

(f) If, following the third anniversary of the Closing and prior to the expiration of the Earn Out Period, there is a Change of Control:

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i. that will result in the holders of Domesticated Purchaser Class A Common Stock receiving a per share price equal to or in excess of $12.50, then to the extent Triggering Event I has not occurred prior to such Change of Control, Triggering Event I shall be deemed to occur. In such event, such Sponsor Earn Out Securities shall vest to the Purchaser Support Parties in accordance with each Purchaser Support Party’s Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Purchaser Support Parties shall be eligible to participate in such Change of Control; and

ii. that will result in the holders of Domesticated Purchaser Class A Common Stock receiving a per share price equal to or in excess of $15.00, then to the extent Triggering Event II has not occurred prior to such Change of Control, Triggering Event II shall be deemed to occur. In such event, such Sponsor Earn Out Securities shall vest to the Purchaser Support Parties in accordance with each Purchaser Support Party’s Pro Rata Share. Such vesting shall occur immediately prior to the closing of such Change of Control, and the Purchaser Support Parties shall be eligible to participate with respect thereto in such Change of Control.

(g) Each Purchaser Support Party shall be entitled to vote the Sponsor Retained Shares constituting Sponsor Earn Out Securities and receive dividends and other distributions in respect of such Sponsor Earn Out Securities prior to the vesting of such Sponsor Earn Out Securities in accordance with the terms of this Agreement. Notwithstanding the foregoing, any such dividends and other distributions in respect of the Sponsor Retained Shares constituting Sponsor Earn Out Securities that are subject to vesting pursuant to the terms of this Agreement shall be set aside by the Company and shall only be paid to the holder of such Sponsor Earn Out Securities upon the vesting of such Sponsor Earn Out Securities.

(h) Unless such Transfer constitutes a “Permitted Transfer” (as defined in Section 2 of the Sponsor Lock-Up Agreement), prior to the date that a Sponsor Earn Out Security vests in accordance with this Section 1.13, without the prior written consent of the Company, no Purchaser Support Party shall Transfer such Sponsor Earn Out Security.

The per share price received by the holders of Domesticated Purchaser Class A Common Stock shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of such Domesticated Purchaser Class A Common Stock, as determined in good faith by the board of directors of the Purchaser. Such per share price shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, including any dividend or distribution of securities convertible into Domesticated Purchaser Class A Common Stock, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Purchaser Class A Common Stock occurring on or after the Closing. Any adjustments made pursuant to Section 1.13(f)i and Section 1.13(f)ii shall be subject to the reasonable mutual agreement of the Purchaser and the Company.

Section 1.14 Definitions. For purposes of this Article I:

(a) ”Pro Rata Share” with respect to: (i) each Purchaser Support Party; and (ii) the Sponsor Retained Shares, Sponsor Surrendered Shares, Sponsor Retained Warrants or Sponsor Surrendered Warrants, as applicable (each, a “Security”), means a percentage equal to the quotient of (x) the number of the applicable Security owned of record by such Purchaser Support Party divided by (y) the aggregate number of the applicable Security owned of record by all the Purchaser Support Parties, as of the applicable time.

(b) ”Sponsor Retained Shares” means the shares of Domesticated Purchaser Class A Common Stock held by the Purchaser Support Parties following the Sponsor Share Conversion and the Domestication, which shall be a number of shares of Domesticated Purchaser Class A Common Stock equal to the product (rounded up to the nearest whole share) of (a) 25,000,000 multiplied by (b) the Sponsor Retention Multiplier.

(c) ”Sponsor Retained Warrants” means the Domesticated Purchaser Warrants held by the Purchaser Support Parties following the Domestication, which shall be a number of Domesticated Purchaser Warrants equal to the product (rounded up to the nearest whole share) of (a) 15,333,333 multiplied by (b) the Sponsor Retention Multiplier.

(d) ”Sponsor Earn Out Securities” means fifty percent (50%) of the Sponsor Retained Shares and fifty percent (50%) of the Sponsor Retained Warrants.

(e) ”Sponsor Retention Multiplier” means a fraction, not less than 269/1000 and not more than 1000/1000, (a) the numerator of which is the sum of (i) the lesser of (x) (A) all amounts in the Trust Account as of immediately prior to the Closing (and prior to the payment of any Purchaser Transaction Costs or Company Transaction Costs), minus (B) all amounts required for the Redemption,

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plus (C) $50,000,000 and (y) $1,000,000,000, plus (ii) the aggregate proceeds, if any, actually received by the Purchaser from the PIPE Investment, plus (iii) the aggregate amount actually funded to the Company in connection with any Permitted Financing (but excluding any amounts raised from the Persons set forth on Exhibit A in a Permitted Financing, up to $100,000,000), and (b) the denominator of which is the sum of (i) $1,000,000,000, plus (ii) the aggregate proceeds, if any, actually received by the Purchaser from the PIPE Investment, plus (iii) the aggregate amount actually funded to the Company in connection with any Permitted Financing (but excluding any amounts raised from the Persons set forth on Exhibit A in a Permitted Financing, up to $100,000,000). If the denominator calculated in accordance with clause (b) of the immediately preceding sentence is greater than $1,400,000,000, such denominator shall be deemed to be equal to $1,400,000,000.

(f) ”Sponsor Surrendered Securities” means the Sponsor Surrendered Shares and the Sponsor Surrendered Warrants.

(g) ”Sponsor Surrendered Shares” means a number of shares of Purchaser Class B Ordinary Shares equal to (a) 25,000,000 minus (b) the Sponsor Retained Shares.

(h) ”Sponsor Surrendered Warrants” means a number of Cayman Purchaser Warrants equal to (a) 15,333,333 minus (b) the Sponsor Retained Warrants.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Purchaser Support Parties. Each Purchaser Support Party, severally and not jointly, represents and warrants as of the Effective Date to the Purchaser and the Company, in each case, only with respect to itself, as follows:

(a) Organization; Due Authorization. If the Purchaser Support Party is an individual, such Person has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Person’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. If the Purchaser Support Party is not an individual: (i) such Person is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within such Purchaser Support Party’s corporate, limited liability company, partnership or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, partnership or similar organizational actions on the part of such Purchaser Support Party. This Agreement has been duly executed and delivered by such Purchaser Support Party. Assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Purchaser Support Party. Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, this Agreement is enforceable against such Purchaser Support Party in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Purchaser Support Party.

(b) Ownership. Such Purchaser Support Party is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Person’s respective Subject Securities. There exist no Liens or any other limitation or restriction affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) the Purchaser’s Organizational Documents; (iii) the Business Combination Agreement; (iv) the Insider Letter; (v) the Sponsor’s Organizational Documents; (vi) agreements between such Purchaser Support Party and such Purchaser Support Party’s members or Affiliates, as applicable; (vii) the Sponsor Lock-Up Agreement; or (viii) any applicable securities Laws. Such Purchaser Support Party’s Subject Securities are the only equity securities of the Purchaser owned of record or beneficially by such Purchaser Support Party on the Effective Date. Except as provided under this Agreement and the Insider Letter, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Purchaser Warrants held by such Purchaser Support Party, such Purchaser Support Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by such Purchaser Support Party does not, and the performance by such Purchaser Support Party of such Person’s obligations under this Agreement will not: (i) if such Purchaser Support Party is not an individual, conflict with or result in a violation of the organizational documents of such Purchaser Support Party; or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including

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under any Contract binding upon such Purchaser Support Party or such Purchaser Support Party’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Purchaser Support Party of such Person’s obligations under this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Purchaser Support Party, or to the knowledge of such Purchaser Support Party threatened against such Purchaser Support Party, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Purchaser Support Party of such Person’s obligations under this Agreement.

(e) Brokerage Fees. Except as set forth on Section 5.15 (Finders and Brokers) of the Purchaser Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Purchaser Support Party, for which the Purchaser or any of such Person’s Affiliates may become liable.

(f) Acknowledgement. Such Purchaser Support Party understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Purchaser Support Party’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of: (a) the BCA Termination; (b) the liquidation of the Purchaser; and (c) the written agreement of the Purchaser Support Parties, the Purchaser and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party to this Agreement from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding the foregoing, if the Closing occurs, Section 1.13 and Section 1.14 shall survive until the earlier of: (a) thirty days following the expiration of the Earn Out Period; and (b) such time as all Earn Out Securities have vested in accordance with Section 1.13. This Article III shall survive the termination of this Agreement.

Section 3.2 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, the Purchaser, the Sponsor or any of the Purchaser Support Parties; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Purchaser Support Party makes any agreement or understanding in this Agreement in any capacity other than in such Purchaser Support Party’s capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any Purchaser Support Party or any representative of such Purchaser Support Party in such Person’s capacity as a member of the board of directors (or other similar governing body) of the Purchaser or as an officer, employee or fiduciary of the Purchaser or an Affiliate of the Purchaser.

Section 3.4 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of

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the rights, interests or obligations under this Agreement will be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.5 Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.6 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection such party may now or after this Agreement have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 3.6.

Section 3.7 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Purchaser Support Parties.

Section 3.8 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9 Liability. The liability of any Purchaser Support Party under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Purchaser Support Party be liable for any other Purchaser Support Party’s breach of such other Purchaser Support Party’s obligations under this Agreement.

Section 3.10 Disclosure. Each Purchaser Support Party authorizes the Purchaser and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Purchaser Support Party’s identity and ownership of the Subject Securities, the nature of such Purchaser Support Party’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by the Purchaser and the Company. Each Purchaser Support Party will promptly provide any information reasonably requested in writing by the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
	Name:	David B. Kaplan
	Title:	Chief Executive Officer and Co-Chairman

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
	Name:	J. Clay Sell
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER SUPPORT PARTIES:

ARES ACQUISITION HOLDINGS LP

By:	/s/ Anton Feingold
	Name:	Anton Feingold
	Title:	Secretary

By:	/s/ Stephen Davis
	Name:	Stephen Davis

By:	/s/ Kathryn Marinello
	Name:	Kathryn Marinello

By:	/s/ Felicia Thornton
	Name:	Felicia Thornton

[Signature Page to Sponsor Support Agreement]

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ANNEX H-2

FIRST AMENDMENT TO SPONSOR SUPPORT AGREEMENT

This FIRST AMENDMENT (this “Amendment”), dated as of June 11, 2023 to the Sponsor Support Agreement, dated as of December 5, 2022 (the “Agreement”), by and among Ares Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), the Persons set forth on Schedule I to the Agreement (the “Purchaser Support Parties”) and X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), is entered into by and among the Purchaser, the Purchaser Support Parties and the Company. The Purchaser, the Purchaser Support Parties and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Purchaser, the Company and the Purchaser Support Parties entered into the Agreement on December 5, 2022;

WHEREAS, Section 3.7 of the Agreement provides that the Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Parties; and

WHEREAS, the Parties wish to make certain amendments to the Agreement as set forth in this Amendment.

NOW THEREFORE, the Parties agree as follows:

Section 1.1Definitions. Except as otherwise indicated, capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

Section 1.2Amendments.

(a)Section 1.13 of the Agreement is amended to add the following provision as Section 1.13(i):

Where a portion of an Investment Amount was included in the calculation of the Sponsor Retention Multiplier pursuant to Section 1.14 and was not actually funded to the Company or the Purchaser as of the consummation of the Business Combination (each such portion, an “Unfunded Investment Amount”), the following provisions shall apply:

i.During the Unfunded Commitment Lock-Up Period, except with respect to Permitted Transfers or Transfers made with the prior written consent of the Company, each Purchaser Support Party shall be prohibited from Transferring its Unfunded Lock-Up Amount.

ii.If, from time to time, any portion of an Unfunded Investment Amount is funded, then the Unfunded Lock-Up Amount shall be recalculated to include the subsequently funded portion of such Unfunded Investment Amount as an Investment Amount for purposes of this Section 1.13(i).

iii.If, from time to time, an Unfunded Commitment Lock-Up Period expires or terminates as a result of the valid termination of the agreement giving rise to the applicable Unfunded Investment Amount in accordance with Section 1.14(j), then: (x) the Sponsor Retention Multiplier shall be recalculated to exclude the then-unfunded portion of such Unfunded Lock-Up Amount as an Investment Amount for purposes of Section 1.14(e)(a)(ii) and Section 1.14(e)(b)(ii); (y) the number of Sponsor Retained Shares and the number of Sponsor Retained Warrants shall be adjusted based on the recalculated Sponsor Retention Multiplier; and (z) each Purchaser Support Party will surrender to the Purchaser for cancellation and no consideration such Purchaser Support Party’s Pro Rata Share of the number of Sponsor Retained Shares and Sponsor Retained Warrants that should have been, but were not, surrendered to the Purchaser pursuant to Section 1.11. The percentage of each Purchaser Support Party’s Pro Rata Share of the additionally surrendered Sponsor Retained Shares and Sponsor Retained Warrants that constitute Sponsor Earn Out Securities shall be 63.25%.

iv.Each of the Purchaser and the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary, or that it otherwise deems to be proper or advisable, to enforce the terms of any funding commitment prior to the consummation of the Business Combination and during any Unfunded

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Commitment Lock-Up Period, including using its reasonable best efforts to enforce its rights, as applicable, under the definitive agreements with respect to any such funding commitments to cause the applicable counterparties, as applicable, to pay to (or as directed by) the Purchaser or the Company the applicable purchase price with respect to any such funding commitments in accordance with its terms.  The restrictions on Transfer contained in this Section 1.13(i) are in addition to, and do not modify or otherwise affect, the restrictions on Transfer set forth in the Sponsor Lock-Up Agreement.

(b)Section 1.14(d) of the Agreement is amended and restated in its entirety to read as follows:

“Sponsor Earn Out Securities” means 63.25% of the Sponsor Retained Shares and 63.25% of the Sponsor Retained Warrants.

(c)Section 1.14(e) of the Agreement is amended to replace clause (a)(ii) with the following:

any amounts actually received by the Company or the Purchaser in connection with, or committed to be funded to the Company or the Purchaser as of, the consummation of the Business Combination in exchange for Equity Securities of the Purchaser or the Company (including the PIPE Investment) (collectively, “Investment Amounts”),

(d)Section 1.14(e) of the Agreement is amended to replace clause (b)(ii) with the following:

any Investment Amounts,

(e)Section 1.14 of the Agreement is amended to add the following defined terms as Sections 1.14(i)-(k):

(i)“Triggering Event II” shall occur if, within the Earn Out Period, the Common Share Price of the Domesticated Purchaser Class A Common Stock is greater than or equal to $15.00 per share.

(j)“Unfunded Commitment Lock-Up Period” means the period commencing on the date of the consummation of the Business Combination and ending on the earliest to occur of (i) the funding in full of such Unfunded Investment Amount to the Company or the Purchaser and (ii) the valid termination of the agreement giving rise to such Unfunded Investment Amount. If the termination of such agreement is effected at the election of or with the consent of the Company or the Purchaser, then such termination shall require the approval of the board of directors of the Purchaser.

(k)“Unfunded Lock-Up Amount” means a number of a Purchaser Support Party’s Sponsor Retained Shares and a number of a Purchaser Support Party’s Sponsor Retained Warrants, in each case, determined by multiplying (x) the aggregate number of such type of Subject Securities owned by the Purchaser Support Party immediately following the Sponsor Share Conversion and the Domestication, by (y) the difference between (A) the Sponsor Retention Multiplier as of the consummation of the Business Combination, calculated to include any Unfunded Investment Amount as an Investment Amount for purposes of Section 1.14(e)(a)(ii) and Section 1.14(e)(b)(ii), minus (B) the Sponsor Retention Multiplier as of the consummation of the Business Combination, calculated to exclude any Unfunded Investment Amount as an Investment Amount for purposes of Section 1.14(e)(a)(ii) and Section 1.14(e)(b)(ii).

Section 1.3No Other Amendments. All other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to in the Agreement. This Amendment forms an integral and inseparable part of the Agreement.

Section 1.4References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended by this Amendment, to “Effective Date”, “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to December 5, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to June 11, 2023.

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Section 1.5Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party shall be bound by this Amendment. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.6Incorporation by Reference. Each of the provisions of Section 3.2 (No Recourse), Section 3.3 (Fiduciary Duties), Section 3.4 (Assignment), Section 3.5 (Specific Performance), Section 3.6 (Jurisdiction), Section 3.7 (Amendment), Section 3.8 (Miscellaneous), Section 3.9 (Liability) and Section 3.10 (Disclosure) of the Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Its:	Chief Executive Officer and Co-Chairman

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

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COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Its:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

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PURCHASER SUPPORT PARTIES:

ARES ACQUISITION HOLDINGS LP

By:	/s/ Anton Feingold
Name:	Anton Feingold
Its:	Secretary

By:	/s/ Stephen Davis
Name:	Stephen Davis

By:	/s/ Kathryn Marinello
Name:	Kathryn Marinello

By:	/s/ Felicia Thornton
Name:	Felicia Thornton

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

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ANNEX I

TAX RECEIVABLE AGREEMENT

by and among

X-ENERGY, INC.

X-ENERGY REACTOR COMPANY, LLC

THE TRA PARTIES

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [ • ], 2022

Exhibits
Exhibit A — Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], is hereby entered into by and among X-energy, Inc., a Delaware corporation (the “Corporation”), X-energy Reactor Company, LLC, a Delaware limited liability company (“Parent”), and each of the TRA Parties.

RECITALS

WHEREAS, Parent is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporation transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands;

WHEREAS, Parent entered into the Operating Agreement wherein Parent recapitalized all existing ownership interests in Parent into membership interests in the form of Common Units and Unvested Earn Out Units (as defined in Operating Agreement) (the “Recapitalization”);

WHEREAS, following the Recapitalization, each of the TRA Parties held Common Units and, as of the date of this Agreement, continues to hold such Common Units;

WHEREAS, immediately following the Recapitalization, pursuant to that certain Business Combination Agreement by and between Ares Acquisition Corp. and Parent, dated as of December 5, 2022 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), the Corporation acquired, among other things, newly issued Common Units from Parent in exchange for contributing its assets to Parent (such acquisition of Common Units, the “Unit Purchase”) and became the managing member of Parent and Parent and the Corporation effectuated certain other transactions to combine the businesses of Parent and the Corporation (the “Business Combination”);

WHEREAS, the Operating Agreement provides each TRA Party a redemption right pursuant to which each TRA Party may cause Parent to redeem all or a portion of its Common Units from time to time for shares of Class A Common Stock or, under certain circumstances, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Common Units between the Corporation and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”), and as a result of any such Redemption or Direct Exchange the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Covered Tax Assets;

WHEREAS, Parent and each of its subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by Parent and such subsidiaries pursuant to Section 743(b) and Section 734(b) of the Code; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Covered Tax Assets and the making of payments under this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange that is not eligible for nonrecognition treatment (as determined for U.S. federal income tax purposes), at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities of the Parent Group allocated to the Common Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (i) the Corporation’s income and franchise tax apportionment factor for each state and local jurisdiction in which the Corporation or Parent (to the extent the Corporation is includible on Parent’s Tax Return) files income or franchise Tax Returns for the relevant Taxable Year, in each case, as shown on the relevant Tax Return filed by the Corporation or Parent and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporation or Parent files income or franchise Tax Returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Attribute Schedule” is defined in Section 2.2.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” is defined in Section 2.1(a).

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the recitals.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” shall have the meaning ascribed to such term in the Operating Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Tax Assets” means (i) Exchange Existing Basis; (ii) Basis Adjustments and (iii) Imputed Interest. The determination of Exchange Existing Basis that is allocable to Common Units being exchanged by the TRA Party (and payments made hereunder with respect to such tax basis) shall be determined in good faith by the Corporation in consultation with the Advisory Firm; provided, that in no event will the Exchange Existing Basis exceed one hundred percent (100%) of the existing tax basis in the Reference Assets that are Covered Tax Assets and allocable to the Corporation at any time. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (iii).

“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” means any Direct Exchange, any Redemption or any other transfer (as determined for U.S. federal income tax purposes) of Common Units to the Corporation from a TRA Party.

“Exchange Existing Basis” means the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, in each case, attributable to the Common Units transferred upon an Exchange, determined as of immediately prior to the time of such Exchange; provided, that for the avoidance of doubt, Exchange Existing Basis shall not include any Basis Adjustments.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means, with respect to any Payment required to be made pursuant to this Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability; provided, that for purposes of determining the Hypothetical Tax Liability, (i) the combined tax rate for U.S. state and local Covered Taxes shall be the Assumed State and Local Tax Rate (including, for the avoidance of doubt, for the purpose of calculating the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes), (ii) the Corporation shall use the Non-Exchange Existing Basis and the Non-Adjusted Basis, (iii) the Corporation shall not take into account any Imputed Interest and (iv) the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 of the Code or any similar provisions of state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Market Value” means (i) with respect to an Exchange (other than a deemed Exchange described in clause (ii) below), the value of the Class A Common Stock on the applicable Exchange date used by the Corporation in its U.S. federal income tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to Valuation Assumption, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, the fair market value of one share of Class A Common Stock, as determined by the Corporation in good faith, that would be obtained in an arms’ length free market transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any undue pressure or compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, attributable to Common Units received in an Exchange determined at the time of the Exchange, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Exchange Existing Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land, attributable to Common Units received in an Exchange, determined at the time of the Exchange, the tax basis that such Reference Assets would have had if the Exchange Existing Basis was equal to zero.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of Parent, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parent” is defined in the preamble to this Agreement.

“Parent Group” means Parent and each of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal, and applicable state and local, income tax purposes (but excluding any such subsidiary to the extent it is directly or indirectly held by or through any entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes (other than the Corporation)).

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirements, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” means a holder of Common Units pursuant to any transfer of such Common Units permitted by the Operating Agreement.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Common Units (i) that occurs after the consummation of the Unit Purchase but prior to an Exchange of such Common Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Recapitalization” is defined in the recitals to this Agreement.

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Assets” means any asset of any member of the Parent Group on the relevant date of determination under this Agreement (including at the time of an Exchange). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) an Attribute Schedule; (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means, with respect to any period, the Secured Overnight Financing Rate, as reported by the Wall Street Journal two (2) Business Days prior to the commencement of such period.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the Business Combination.

“Taxing Authority” means any federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“TRA Parties” means [•] and their Permitted Transferees.

“TRA Party Approval” means written approval by each of the TRA Representatives.

“TRA Representative” means [•]; provided, however, that if none of [•] continue to hold any rights to receive payments under this Agreement, then such Person that holds such rights which are derived from the majority of Common Units subject to this Agreement (the number of Common Units subject to this Agreement shall be determined at the time of the Business Combination) shall be the TRA Representative.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time.

“U.S.” means the United States of America.

“Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Unit Purchase” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Effective Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state and local income and franchise tax rates shall be the Assumed State and Local Tax Rate in effect for each such Taxable Year (calculated based on apportionment factors applicable in the most recently ended Taxable Year prior to the Early Termination Effective Date);

(iii) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income and franchise taxes shall be the Assumed State and Local Tax Rate;

(iv) any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this

Agreement) and available (after taking into account any applicable limitations, including Section 172(a)(2)(B) of the Code) as of the Early Termination Effective Date will be used by the Corporation ratably in each of the five consecutive Taxable Years beginning with the Taxable Year that includes the Early Termination Effective Date (but, in the case of any such carryover or carryback that has less than five remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses, $20 of such net operating losses would be used in each of the five consecutive Taxable Years beginning in the Taxable Year of such Early Termination Effective Date);

(v) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the Early Termination Effective Date and any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(vi) if, on the Early Termination Effective Date, any TRA Party has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party had such Common Units actually been Exchanged on the Early Termination Effective Date;

(vii) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii) with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

Section 1.2. Rules of Construction. Unless otherwise specified in this Agreement:

(a) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

(ii) Words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa.

(iii) Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(iv) All financial accounting terms used and not otherwise defined in this Agreement have the meaning assigned to such terms in accordance with GAAP.

(v) Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(vi) The term “Dollars” or character “$” means United States dollars.

(vii) The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(viii) The word “if” and other words of similar import when in this Agreement means “if and only if”.

(ix) The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(x) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Unless otherwise expressly provided in this Agreement, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by this Agreement, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

Section 2.1. Basis Adjustments; Parent 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that to the fullest extent permitted by applicable Law (i) each Redemption using cash or Class A Common Stock contributed to Parent by the Corporation shall be treated as a direct purchase of Common Units by the Corporation from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) (i.e., equivalent to a Direct Exchange), and (ii) each (A) Exchange, (B) payment made by the Corporation (including under this Agreement, but except with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange and (C) each distribution (or deemed distribution) from Parent to a TRA Party that may reasonably be treated as a transaction between the Corporation and the TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) will give rise to an increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets (which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes or stock of a corporation or land) under Section 732, 734(b), or 743(b) or 1012 of the Code (or any similar provisions of state or local tax Law) (the “Basis Adjustments”). For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Common Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state or local tax Law), the consideration paid by the Corporation for such Common Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units is to be determined as if any Pre-Exchange Transfer of such Common Units had not occurred.

(b) Parent Section 754 Election. The Corporation shall cause each of Parent and its Subsidiaries (as reasonably determined by the Corporation) that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state or local tax Law) for each Taxable Year in which an Exchange occurs. The Corporation shall take commercially reasonable efforts to cause each Person in which Parent owns a direct or indirect equity interest (other than a Subsidiary and any Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes) that is so treated as a partnership to have in effect any such election for each Taxable Year in which an Exchange occurs.

Section 2.2. Attribute Schedules. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Parties a schedule showing, in reasonable detail, (i) the Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each TRA Party (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (ii) the portion of the Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each TRA Party and (iii) any limitations on the ability of the Corporation to utilize any Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) (such schedule, an “Attribute Schedule”). An Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, the Corporation shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)). In accordance with Section 5.04(b) of the Operating Agreement, any revaluation of the Book Value (as defined in the Operating Agreement) of any property of Parent in connection with the Business Combination shall be determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the “traditional method with curative allocations limited to back end gain on sale.”

Section 2.4. Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers a Schedule to the TRA Parties under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Representatives supporting schedules and work papers, as reasonably requested by any TRA Representative, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Representatives and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Representatives, at the Corporation or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Parties first received the applicable Schedule unless (x) a TRA Representative, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representative’s material objection (an “Objection Notice”) or (y) the TRA Representative provides a written waiver of its right to deliver an Objection Notice within such period, in which such Schedule becomes binding on the date the waiver from the TRA Representatives is received. If the Parties, for any reason, are unable to resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Representative shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Parties within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III

Tax Benefit Payments

Section 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party. For the avoidance of doubt, no TRA Party shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Party.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i) Attributable. A Net Tax Benefit is “Attributable” to a TRA Party in accordance with the following principles:

(A) any Exchange Existing Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party to the extent it is attributable to Common Units that were transferred in an Exchange by such TRA Party;

(B) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Common Units delivered to the Corporation by such TRA Party in the Exchange or such total Basis Adjustment attributable to any distribution (or deemed distribution) to such TRA Party; and

(C) any deduction to the Corporation in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii) The TRA Parties acknowledge and agree that, as of the date of this Agreement and the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to any transfer of Common Units by a TRA Party pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Common Stock or the amount of cash delivered to the TRA Party, in each case, in the Exchange plus (B) the product of (1) the highest marginal federal income tax rate applicable to corporations in effect for the taxable year of such Exchange plus the Assumed State and Local Tax Rate for the taxable year of such Exchange and (2) 85% of the Covered Tax Assets relating to the Exchange, and the aggregate Payments under this Agreement to such TRA Party (other than amounts accounted for as interest under the Code) in respect of the Covered Tax Assets relating to the Exchange shall not exceed the amount described in this clause (B).

Section 3.2. No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

Section 3.3. Pro-Ration of Payments as Between the TRA Parties.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Covered Tax Assets (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in accordance with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full. Notwithstanding the preceding sentence, for the avoidance of doubt, the Default Rate shall not apply (and the Agreed Rate shall apply) in such certain circumstances described in the second proviso to third sentence of Section 4.1(c) and Section 5.2. Notwithstanding anything herein to the contrary, no interest shall accrue with respect to the delay of any payments as a result of a Reconciliation Dispute pursuant to Section 7.8.

Section 3.4. Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) or Section 4.3(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any Payment or any interest paid by the Corporation to such TRA Party.

ARTICLE IV

Termination

Section 4.1. Early Termination of Agreement; Acceleration Events.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Party the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party.

(b) Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

(c) Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable interest) within ninety (90) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure to make a Tax Benefit Payment will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue Default Rate Interest for the benefit of the TRA Parties, (B) the Corporation shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to comply with the foregoing clause (B) will constitute a Material Breach; provided further that the interest provision of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of prohibition under Section 5.1 or limitations imposed by the terms of any agreement governing any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). For the avoidance of doubt, all cash and cash equivalents used or to be used by the Corporation to pay distributions to its stockholders or to repurchase capital stock of the Corporation (including Class A Common Stock) shall be deemed to be funds available to pay Tax Benefit Payments (along with any applicable interest). The Corporation shall use commercially reasonable efforts to maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each TRA Party, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Common Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2. Early Termination Notice.

(a) If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Parties a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.

(b) The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) in case of a Voluntary Early Termination, simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

Section 4.3. Payment upon Early Termination.

(a) Timing of Payment. By the date that is five (5) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Common Units as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments

Section 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement. The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 5.2. Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest,” calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party.

ARTICLE VI

Tax Matters; Consistency; Cooperation

Section 6.1. Participation in the Corporation’s and Parent’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and Parent, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall not settle any issue pertaining to Covered Tax Assets that is reasonably expected to materially adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned or delayed. If the TRA Representatives fail to respond to any notice with respect to the settlement of any such issue within thirty (30) calendar days of its receipt of the applicable notice, the TRA Representatives shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, (i) the Corporation shall notify the TRA Representatives of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, Parent or any of Parent’s Subsidiaries, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit Payments and (ii) the TRA Representatives shall each have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and Parent, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.

Section 6.2. Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and applicable members of the Parent Group on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by applicable Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or unless the Corporation and all of the TRA Representatives agree to the use of other procedures and methodologies.

Section 6.3. Cooperation.

(a) Each TRA Party shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of Parent or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b) The Corporation shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII

Miscellaneous

Section 7.1. Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Corporation, to:

X-energy, Inc.
801 Thompson Avenue, Suite 400
Rockville, MD 20852
Attn: [•]
Email: [•]

With a copy (which will not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Attn: Paul Sheridan; Nicholas P. Luongo
Email: paul.sheridan@lw.com; nick.luongo@lw.com

If to any TRA Party, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder or otherwise on file with the Corporation or Parent.

Any Party may change its address or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

Section 7.2. Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the TRA Parties and delivered to the other TRA Parties, it being understood that all TRA Parties need not sign the same counterpart.

Section 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits attached, which exhibits are incorporated by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained in this Agreement. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of such a Party.

Section 7.4. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.5. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without (i) such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement and (ii) the express prior written consent of the Corporation (not to be unreasonably withheld, conditioned, or delayed except that the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Party (x) if the TRA Party is an original signatory to this Agreement and that TRA Party seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, and (y) if the TRA Party is not an original signatory to this Agreement and that TRA Party seeks to transfer less than all of its rights (the requirements in clauses (i) and (ii), collectively, the “Joinder Requirements”)). Any purported assignment without the Joinder Requirements shall be null and void. For the avoidance of doubt, if a TRA Party transfers Common Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Common Units its rights under this Agreement with respect to such transferred Common Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Common Units (and any such transferred Common Units shall be separately identified, so as to facilitate the determination of payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person without TRA Party Approval (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with TRA Party Approval; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors; provided further that, to the extent any amendment would materially, adversely and disproportionately affect a TRA Party with respect to any rights under this Agreement, such amendment shall require the written approval of such affected TRA Party.

(c) Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.6. Resolution of Disputes; Governing Law.

(a) Except for Reconciliation Disputes subject to Section 7.7, any and all disputes which cannot be settled after good faith negotiation within sixty (60) calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.6 or Section 7.7) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.6 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Subject to this Section 7.6 and Section 7.7, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such suit or proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the suit or proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence a suit or proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any suit or proceeding brought pursuant to this Section 7.6(c).

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(f) ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.7. Reconciliation Procedures.

(a) In the event that the Corporation and any TRA Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable TRA Representative shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Representative agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Representative or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.6 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) an Attribute Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.7(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.7 or a Dispute within the meaning of Section 7.6 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.6.

(b) The sum of (a) the costs and expenses relating to (i) the engagement (and if applicable selection by an arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable and documented out-of-pocket costs and expenses of the Corporation and the applicable TRA Representative incurred in the conduct of such resolution process shall be allocated between the Corporation, on the one hand, and the applicable TRA Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such Party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such Party shall promptly reimburse the other Party for the excess that such other Party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.

Section 7.8. Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law. For the avoidance of doubt, this Section 7.8 shall apply to any Person who becomes a Party to this Agreement pursuant to Section 7.5.

Section 7.9. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state or local tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation or any member of the Parent Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), unless otherwise agreed to by the Corporation and each of the TRA Representatives, such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or Parent Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b).

Section 7.10. Confidentiality. Each TRA Party and each of its respective assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure. If a TRA Party or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

Section 7.11. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party; provided, for the avoidance of doubt, such voluntary termination of rights by a TRA Party shall not result in or cause a termination or acceleration event under Section 4.1.

Section 7.12. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

Section 7.13. Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated by this Agreement.

Section 7.14. Tax Characterization. The Parties intend that each (A) Exchange, (B) payment made under this Agreement (except with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange and (C) distribution (or deemed distribution) from Parent to a TRA Party that may reasonably be treated as a transaction between the Corporation and the TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) shall give rise to Basis Adjustments; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such position. To the extent this Agreement imposes obligations on Parent or a member of Parent, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Treasury Regulations Sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h).

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

X-ENERGY, INC.

By:

Name:
Title:

PARENT:

X-ENERGY REACTOR COMPANY, LLC

By:

Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

[•]

By:

Name:
Title:

[•]

By:

Name:
Title:

[•]

By:

Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                  , 20       (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among X-energy, Inc., a Delaware corporation (the “Corporation”), X-energy Reactor Company, LLC, a Delaware limited liability company (the “LLC”), and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA PARTY]

by
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

X-ENERGY, INC.

By
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]

ANNEX J

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2023 (the “Effective Date”), is made and entered into by and among X-Energy, Inc., a Delaware corporation (the “Company”) (formerly known as Ares Acquisition Corporation, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), and the Persons set forth on Schedule I to this Agreement (such Persons, together with any Person who becomes a party to this Agreement pursuant to Section 2 or Section 8 of this Agreement the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, the Company is party to the Business Combination Agreement, dated as of December 5, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-Energy”), and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company, pursuant to which the Company and X-Energy consummated a business combination (the “Business Combination”);

WHEREAS, immediately prior to the Business Combination, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Securityholders and their permitted transferees collectively owned 25,000,000 Purchaser Class B Ordinary Shares and 15,333,333 Cayman Purchaser Warrants;

WHEREAS, pursuant to the terms of the Sponsor Support Agreement, immediately prior to the Domestication: (i) the Securityholders surrendered to Purchaser for cancellation and for no consideration [•] shares of Purchaser Class B Ordinary Shares and [•] Cayman Purchaser Warrants; and (ii) after giving effect to such surrender and cancellation, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share. In connection with the Domestication: (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock; and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant. Following the automatic conversions in connection with the Domestication, the Securityholders collectively owned: (x) [•] shares of Domesticated Purchaser Class A Common Stock (the “Lock-Up Shares”); and (y) [•]1 Domesticated Purchaser Warrants (the “Lock-Up Warrants” and, together with the Lock-Up Warrants, the “Lock-Up Securities”); and

WHEREAS, in connection with the Business Combination, the parties to this Agreement wish to set forth certain understandings between such parties with respect to restrictions on transfers of equity interests in the Company.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1To exclude any warrants resulting from conversion of Working Capital Loans (as defined in the Business Combination Agreement).

1.Transfer Restrictions. During the Lock-Up Period, subject to the exceptions set forth in this Agreement, without the prior written consent of the board of directors of the Company, each Securityholder agrees not to: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iv), collectively, “Transfer”). The Securityholder further agrees not to Transfer any Lock-Up Warrants, or any shares of Class A Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, prior to the end of the Lock-Up Period. The “Lock-Up Period” means the period beginning on the Closing Date and ending at 5:00 p.m. New York City time on [•], 2024.2

2.Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)      Transfers of any securities other than: (a) the Lock-Up Shares; (b) the Lock-Up Warrants; (c) any shares of Class A Common Stock issued or issuable upon the exercise of such Lock-Up Warrants; (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c); and (e) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)     Transfers to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their Affiliates, any affiliates of the Sponsor, or any employees of such Affiliates;

(iii)    in the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)    Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)     in the case of an individual, Transfers by gift to a member of one of the individual’s family or to a trust, the beneficiary of which is a member of the individual’s family, an Affiliate of such person or to a charitable organization;

(vi)    in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)   in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)  Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section (v);

(ix)    upon reasonably prompt prior notice to the Company, by private sales or transfers made in connection with any forward purchase agreement or similar arrangement entered into at or in connection with the Closing, at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)     Transfers in connection with any legal, regulatory or other order;

(xi)    in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)   in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)  in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

2To be the one year anniversary of the Closing.

(xiv)  the exercise of stock options or warrants to purchase shares of Class A Common Stock or the vesting of stock awards relating to shares of Class A Common Stock and any related Transfer of shares of Class A Common Stock in connection with such exercise or vesting: (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants; or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Class A Common Stock. All shares of Class A Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period and shall bear the legend set forth in Section 5(ii) of this Agreement;

(xv)   commencing on the date that is nine months following the date hereof, the entry, by the Securityholder at any time after the consummation of the Business Combination, of any trading plan providing for the sale of shares of Class A Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, so long as such plan does not provide for, or permit, the sale of any shares of Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xvi)  Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all Company securityholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; and

(xvii) Transfers to satisfy any U.S. federal, state or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership of the Lock-Up Shares, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Lock-Up Shares or otherwise resulting from the Transaction.

Notwithstanding the foregoing, in the case of clauses (ii) through (viii), (xi) and (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into a joinder to this Agreement, substantially in the form of Exhibit A to this Agreement, to become a “Securityholder”. For purposes of this Section 2, “family” shall, with respect a Person, mean such Person’s current or former spouse or domestic partner, siblings, parents, spouse’s or domestic partner’s or former spouse’s or domestic partner’s parents or siblings, or any lineal descendants (whether natural or adopted) of such Person or any of the foregoing.

3.Release. If prior to the expiration of the Lock-Up Period the Company releases any individual from restrictions on Transfer with respect to equity securities of the Company or its Subsidiaries pursuant to any Lock-Up Agreement, dated on or about the date hereof, by and between the Company and any other equityholder of the Company, then the Securityholders shall be released from the restrictions on Transfer set forth in this Agreement mutatis mutandis.

4.Termination. This Agreement shall terminate upon the earlier of: (i) the expiration of the Lock-Up Period; (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of the Company having the right to exchange their shares of Class A Common Stock for cash securities or other property; and (iii) the liquidation of the Company.

5.Prohibited Transfers.

(i)

If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio. The Company shall, and shall direct any duly appointed transfer agent for the registration or transfer of the securities to, refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Securities as an equityholder of the Company for any purpose. To enforce this Section 5, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(ii)

During the Lock-Up Period, each certificate or book entry position statement evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Class A Common Stock then held by all Securityholders as to which this Agreement has not been terminated. Any such written amendment, supplement or modification must be executed in the same manner as this Agreement and must reference this Agreement.

7.Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement embody the entire agreement and understanding of the parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement. This Agreement and the documents or instruments referred to in this Agreement supersede all prior agreements and the understandings among the parties to this Agreement with respect to the subject matter contained in this Agreement, including with respect to the letter agreement, dated as of February 1, 2021, by and among the Purchaser, the Securityholders and certain of the Company’s other current and former officers and directors.

8.Binding Effect; Assignment. This Agreement and all provisions under this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void. Notwithstanding the foregoing, no such assignment shall relieve the assigning party of its obligations under this Agreement.

9.Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 10.

11.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.Counterparts. This Agreement and any joinder to this Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

13.Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.Liability. The liability of any Securityholder under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

X-ENERGY, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

NEW SECURITYHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS3

Ares Acquisition Holdings LP

Stephen Davis

Kathryn Marinello

Felicia Thornton

[•]

[Schedule I to Lock-Up Agreement]

3To be updated at the Closing of the business combination as applicable.

EXHIBIT A

JOINDER TO LOCK-UP AGREEMENT

[•], 20

Reference is made to the Lock-Up Agreement, dated as of [•], 2023, by and among X-Energy, Inc. (the “Company”) and the Securityholders from time to time party to the Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined in this Joinder shall have the meanings given to such terms in the Lock-Up Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are acknowledged.

The New Securityholder agrees to and does become party to the Lock-Up Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below, the New Securityholder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party to the Lock-Up Agreement.

This Joinder may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties to this Joinder in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

[Exhibit A to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first written above.

X-ENERGY, INC.

By:
Name:
Title:

NEW SECURITYHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Joinder to Lock-Up Agreement]

ANNEX K

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2023 (the “Effective Date”), is made and entered into by and among X-Energy, Inc., a Delaware corporation (the “Company”) (formerly known as Ares Acquisition Corporation, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), and the Persons set forth on Schedule I to this Agreement (such Persons, together with any Person who becomes a party to this Agreement pursuant to Section 2 or Section 8 of this Agreement the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, the Company is party to the Business Combination Agreement, dated as of December 5, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-Energy”), and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company, pursuant to which the Company and X-Energy consummated a business combination (the “Business Combination”);

WHEREAS, following the consummation of the Business Combination, each Securityholder owns equity interests in the Company; and

WHEREAS, in connection with the Business Combination, the parties to this Agreement wish to set forth certain understandings between such parties with respect to restrictions on transfers of equity interests in the Company.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.    Transfer Restrictions. During the Lock-Up Period, subject to the exceptions set forth in this Agreement, without the prior written consent of the board of directors of the Company, each Securityholder agrees not to: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, (a) any shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) held by it immediately after the consummation of the Business Combination or (b) any securities held by it immediately after the consummation of the Business Combination that are convertible into, or exercisable, redeemable or exchangeable for, Class A Common Stock, including any securities of the Company that, when paired with one or more other securities of the Company, X-Energy or another entity, entitles the holder of such securities to receive Class A Common Stock (the shares of Class A Common Stock and securities specified in clauses (a) – (b), collectively, the “Lock-Up Shares”); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clause (i) or (ii) (the actions specified in clauses (i) – (iv), collectively, “Transfer”). The “Lock-Up Period” means the period beginning on the Closing Date and ending at 5:00 p.m. New York City time on [•], 2024.1

2.    Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)      Transfers of any securities other than: (a) the Lock-Up Shares and (b) any other equity security of the Company issued or issuable with respect to the Lock-Up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)     Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(iii)    in the case of an individual, Transfers by gift to a member of one of the individual’s family or to a trust, the beneficiary of which is a member of the individual’s family, an Affiliate of such person or to a charitable organization;

1	To be the one year anniversary of the Closing.

(iv)    in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(v)     in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(vi)    Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(vii)   Transfers in connection with any legal, regulatory or other order;

(viii)  in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(ix)     in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(x)      in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xi)    the exercise of stock options or warrants to purchase shares of Class A Common Stock or the vesting of stock awards relating to shares of Class A Common Stock and any related Transfer of shares of Class A Common Stock in connection with such exercise or vesting: (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants; or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Class A Common Stock. All shares of Class A Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period and shall bear the legend set forth in Section 5(ii) of this Agreement;

(xii)   Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Business Combination that provides for the repurchase by the Company or forfeiture of Class A Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Class A Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xiii)  commencing on the date that is nine months following the date hereof, the entry by the Securityholder, at any time after the consummation of the Business Combination, of any trading plan providing for the sale of shares of Class A Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, so long as such plan does not provide for, or permit, the sale of any shares of Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiv)  Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all Company securityholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; and

(xv)   Transfers to satisfy any U.S. federal, state or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership of the Lock-Up Shares, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Lock-Up Shares or otherwise resulting from the Transaction.

Notwithstanding the foregoing, in the case of clauses (ii) through (ix), as a prerequisite to such Transfer, such permitted transferee(s) must enter into a joinder to this Agreement, substantially in the form of Exhibit A to this Agreement, to become a “Securityholder”. For purposes of this Section 2, “family” shall, with respect a Person, mean such Person’s current or former spouse or domestic partner, siblings, parents, spouse’s or domestic partner’s or former spouse’s or domestic partner’s parents or siblings, or any lineal descendants (whether natural or adopted) of such Person or any of the foregoing.

3.    Release. If prior to the expiration of the Lock-Up Period, the Company releases any individual from restrictions on Transfer with respect to equity securities of the Company or its Subsidiaries pursuant to the Lock-Up Agreement, dated on or about the date hereof, by and between the Company, the Sponsor, Stephen Davis, Kathryn Marinello and Felicia Thornton, then the Securityholders shall be released from the restrictions on Transfer set forth in this Agreement mutatis mutandis.

4.    Termination. This Agreement shall terminate upon the earlier of: (i) the expiration of the Lock-Up Period; (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of the Company having the right to exchange their shares of Class A Common Stock for cash, securities or other property; and (iii) the liquidation of the Company.

5.    Prohibited Transfers.

(i)

If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio. The Company shall, and shall direct any duly appointed transfer agent for the registration or transfer of the securities to, refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Shares as an equityholder of the Company for any purpose. To enforce this Section 5, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(ii)

During the Lock-Up Period, each certificate or book entry position statement evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.    Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Class A Common Stock then held by all Securityholders as to which this Agreement has not been terminated. Any such written amendment, supplement or modification must be executed in the same manner as this Agreement and must reference this Agreement.

7.    Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement embody the entire agreement and understanding of the parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement. This Agreement and the documents or instruments referred to in this Agreement supersede all prior agreements and the understandings among the parties to this Agreement with respect to the subject matter contained in this Agreement.

8.    Binding Effect; Assignment. This Agreement and all provisions under this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void. Notwithstanding the foregoing, no such assignment shall relieve the assigning party of its obligations under this Agreement.

9.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.    Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 10.

11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.    Counterparts. This Agreement and any joinder to this Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

13.    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.    Liability. The liability of any Securityholder under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

X-ENERGY, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

NEW SECURITYHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS

[•]2

[Schedule I to Lock-Up Agreement]

[2]	To be updated at the Closing of the business combination to include all existing X-Energy equityholders.

EXHIBIT A

JOINDER TO LOCK-UP AGREEMENT

[•], 20

Reference is made to the Lock-Up Agreement, dated as of [•], 2023, by and among X-Energy, Inc. (the “Company”) and the Securityholders from time to time party to the Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined in this Joinder shall have the meanings given to such terms in the Lock-Up Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are acknowledged.

The New Securityholder agrees to and does become party to the Lock-Up Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below, the New Securityholder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party to the Lock-Up Agreement.

This Joinder may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties to this Joinder in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

[Exhibit A to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first written above.

X-ENERGY, INC.

By:
Name:
Title:

NEW SECURITYHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Joinder to Lock-Up Agreement]

ANNEX L

MEMBER SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT (this “Agreement”) is dated as of December 5, 2022 (the “Effective Date”), by and among Ares Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), the Persons set forth on Schedule I to this Agreement (the “Company Members”) and X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in the Business Combination Agreement.

WHEREAS, as of the Effective Date, the Company Members are the holders of such number of Company Units as are indicated opposite each of their names on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Company have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the Effective Date, by and among the Purchaser, the Company and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company. Pursuant to the Business Combination Agreement, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Business Combination Agreement. Each Company Member acknowledges that such Person has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Person’s tax and legal advisors. Each Company Member shall be bound by, be subject to and comply with Section 6.06 (No Solicitation), Section 6.15 (Public Announcements) and Section 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Company Member was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2    No Transfer.

(a)    Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) the Closing; (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) of the Business Combination Agreement (the earlier of (i) and (ii), the “Expiration Time”); and (iii) the liquidation of the Company, without the prior written consent of the Purchaser and the Company, no Company Member shall: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Subject Securities; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Subject Securities; (C) take any action in furtherance of any of the matters described in the foregoing clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clause (A) or (B) (each, a “Transfer”).

(b)    ”Permitted Transfer” means any Transfer of the Subject Securities: (i) to any Affiliate or family member of a Company Member; (ii) to any members or partners of a Company Member or their Affiliates and funds or accounts advised or managed by a Company Member or its Affiliates; (iii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s family, an Affiliate of such person or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi); (viii) if such Company Member is not an individual, by virtue of such Company Member’s organizational documents upon liquidation or dissolution of such Company Member; (ix) in the event of the Company’s liquidation prior to the completion of the Transactions; (x) in the event of completion of a liquidation, merger, share exchange or other similar transaction that results in all of the members of the Company having the right to exchange their Company Units for cash, securities or other property subsequent to the completion of the Transactions; or (xi) to the Purchaser or the Company in connection with the consummation of the Transactions. Notwithstanding the foregoing, in the case of clauses (i) through (x), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the restrictions set forth in this Agreement. No Transfer permitted under this Section 1.2 shall relieve the applicable Company Member of such Person’s obligations under this Agreement.

Section 1.3    New Shares. If: (a) any Company Units or other equity securities of the Company are issued to a Company Member after the Effective Date pursuant to any dividend, split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the Company Units owned by such Company Member or otherwise (including in connection with the Recapitalization); (b) a Company Member purchases or otherwise acquires beneficial ownership of any Company Units after the Effective Date; or (c) a Company Member acquires the right to vote or share in the voting of any Company Units or other equity securities of the Company after the Effective Date (such Company Units or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Member shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Company Member as of the Effective Date.

Section 1.4    Closing Date Deliverables. On the Closing Date, each of the Company Members shall deliver:

(a)    a duly executed copy of the A&R Registration Rights Agreement;

(b)    a duly executed copy of the Company Fifth A&R Operating Agreement;

(c)    a duly executed copy of the Company Lock-Up Agreement; and

(d)    a duly executed copy of the Tax Receivable Agreement.

Section 1.5    Company Member Agreements. In all circumstances in which the vote, consent or other approval of the members of the Company is sought, each of the Company Members shall: (a) appear at each such meeting, in person or by proxy, or otherwise cause all of such Person’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Person’s Subject Securities that are entitled to vote:

(i)     to approve and adopt the Business Combination Agreement and the consummation of the Transactions, including the Recapitalization;

(ii)    against any Alternative Transaction or any proposal relating to an Alternative Transaction;

(iii)   against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

(iv)    against any change in the business, management or board of directors of the Company (other than pursuant to the Business Combination Agreement or the Ancillary Documents); and

(v)     against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement; (III) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such

Company Member contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company.

No Company Member shall commit or agree to take any action inconsistent with the foregoing.

Section 1.6    No Challenges. Each Company Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions.

Section 1.7    Further Assurances. Each Company Member shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by the Purchaser or the Company, to effect the actions set forth in this Agreement and to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8    No Inconsistent Agreement. Each Company Member represents and covenants that such Company Member has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Member’s obligations under this Agreement. Each Company Member agrees to reasonably promptly notify the Purchaser in writing of any updates to Schedule I to this Agreement after the Effective Date and prior to Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Company Members. Each Company Member, severally and not jointly, represents and warrants as of the Effective Date to the Purchaser and the Company, in each case, only with respect to itself, as follows:

(a)    Organization; Due Authorization. If the Company Member is an individual, such Person has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Person’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. If the Company Member is not an individual: (i) such Person is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within such Company Member’s corporate, limited liability company or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company or similar organizational actions on the part of such Company Member. This Agreement has been duly executed and delivered by such Company Member. Assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Member. Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, this Agreement is enforceable against such Company Member in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Company Member.

(b)    Ownership. Such Company Member is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Person’s respective Subject Securities. There exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) the Company’s Organizational Documents; (iii) the Business Combination Agreement; (iv) if the Company Member is not an individual, the Company Member’s Organizational Documents; or (v) any applicable securities Laws. Such Company Member’s Subject Securities are the only equity securities of the Company owned of record or beneficially by such Company Member on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Subject Securities, such Company Member does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)    No Conflicts. The execution and delivery of this Agreement by such Company Member does not, and the performance by such Company Member of such Person’s obligations under this Agreement will not: (i) if such Company Member is not an individual, conflict with or result in a violation of the organizational documents of such Company Member; or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Member or such Company Member’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Member of such Person’s obligations under this Agreement.

(d)    Adequate Information. Such Company Member has been furnished or given access to adequate information concerning the business and financial condition of the Purchaser and the Company to make an information decision regarding this Agreement and the Transactions. Such Company Member has independently and without reliance upon the Purchaser or the Company and based on such information as such Company Member has deemed appropriate, made such Person’s own analysis and decision to enter into this Agreement. Such Company Member acknowledges that the Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Member acknowledges that the agreements contained in this Agreement with respect to the Subject Securities held by such Company Member are irrevocable.

(e)    Litigation. There are no Legal Proceedings pending against such Company Member or to the knowledge of such Company Member threatened against such Company Member, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Company Member of such Person’s obligations under this Agreement.

(f)    Brokerage Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Company Member, for which the Company or any of such Person’s Affiliates may become liable.

(g)    Acknowledgement. Such Company Member understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Company Members’ execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of: (a) the Expiration Time; (b) the liquidation of the Company; and (c) the written agreement of the Company Members, the Purchaser and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party to this Agreement from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2    No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, the Purchaser, the Sponsor or any Company Member; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3    Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.4    Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.5    Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection such party may now or after this Agreement have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 3.5.

Section 3.6    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Company Members.

Section 3.7    Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.8    Liability. The liability of any Company Member under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Member be liable for any other Company Member’s breach of such other Company Member’s obligations under this Agreement.

Section 3.9    Disclosure. Each Company Member authorizes the Purchaser and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Company Member’s identity and ownership of the Subject Securities, the nature of such Company Member’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by the Purchaser and the Company. Each Company Member will promptly provide any information reasonably requested in writing by the Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title: Chief Executive Officer and Co-Chairman

[Signature Page to Member Support Agreement]

COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name: J. Clay Sell
Title: Chief Executive Officer

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

EBEN MULDER

By:	/s/ Eben Mulder

Email:	Emulder@x-energy.com
Address:	801 Thompson Ave.
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

C5 ENERGY INVESTORS LLC
BY: C5 CAPITAL USA LLC, ITS MANAGER

By:	/s/ Kurt Scherer

Name:	Kurt Scherer
Title:	Managing Partner
Email:	kurt.scherer@c5capital.com
Address:	1701 Pennsylvania Ave. Suite 460
Washington DC 20006

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

C5 IMPACT HPW LLC
BY: C5 CAPITAL USA LLC, ITS MANAGER

By:	/s/ Kurt Scherer

Name:	Kurt Scherer
Title:	Managing Partner
Email:	kurt.scherer@c5capital.com
Address:	1701 Pennsylvania Ave. Suite 460
Washington DC 20006

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

THE KAMAL S. GHAFFARIAN REVOCABLE TRUST

By:	/s/ Kamal Ghaffarian

Name:	Kamal Ghaffarian
Title:	CEO
Email:	matt@ibx-llc.com
Address:	801 Thompson #4
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

IBX COMPANY OPPORTUNITY FUND 1, LP
BY: IBX OPPORTUNITY GP, INC., ITS GENERAL PARTNER

By:	/s/ Kamal Ghaffarian

Name:	Kamal Ghaffarian
Title:	CEO
Email:	matt@ibx-llc.com
Address:	801 Thompson #4
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

IBX COMPANY OPPORTUNITY FUND 2, LP
BY: IBX OPPORTUNITY GP, INC., ITS GENERAL PARTNER

By:	/s/ Kamal Ghaffarian

Name:	Kamal Ghaffarian
Title:	CEO
Email:	matt@ibx-llc.com
Address:	801 Thompson #4
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

IBX OPPORTUNITY GP, INC.

By:	/s/ Kamal Ghaffarian

Name:	Kamal Ghaffarian
Title:	CEO
Email:	matt@ibx-llc.com
Address:	801 Thompson #4
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

GM ENTERPRISES, LLC

By:	/s/ Kamal Ghaffarian
Name:	Kamal Ghaffarian
Title:	CEO
Email:	matt@ibx-llc.com
Address:	801 Thompson #4
Rockville, MD 20852

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

ZACHRY INVESTMENTS, LLC

By:	/s/ C. Ryan Frames
Name:	C. Ryan Frames
Title:	Vice President
Email:	framesr@zachrygroup.com
Address:	527 Logwood Avenue
San Antonio, TX 78221

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

JOHN SHOFFNER

By:	/s/ John Shoffner
Email:	jnjtn@att.net
Address:	3200 Pride Rd.
Louisville, TN 37777

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

XE-1, LTD.

By:	/s/ Larry Connor
Name:	Larry Connor
Title:	Manager
Email:
Address:	10510 Springboro Pike
Miamisburg, OH 45342

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

BURNS & MCDONNELL PROJECT INVESTMENTS, LLC

By:	/s/ Raymond J. Kowalik
Name:	Raymond J. Kowalik
Title:	CEO
Email:	rkowali@burnsmcd.com
Address:	9400 Ward Parkway
Kansas City, MO 64114

[Signature Page to Member Support Agreement]

COMPANY MEMBER:

SABRA BRAVEHEART LLC

By:	/s/ Vladimir Kitaygorodsky
Name:	Vladimir Kitaygorodsky
Title:	Managing Partner
Email:	vladimirkit@msn.com
Address:	12758 NW 69th CT
Parkland, FL 33076

[Signature Page to Member Support Agreement]

SCHEDULE I

Company Members

Company Member	Class A Common Units	Class B Common Units	Series A Preferred Units	Series B Preferred Units
Eben Mulder	2,085,351	—	—	—
Kamal Ghaffarian Revocable Trust	—	—	55,343,915	—
IBX Company Opportunity Fund 1, LP	—	—	9,661,210	548,474
IBX Company Opportunity Fund 2, LP	—	—	16,183,949	—
IBX Opportunity GP, Inc.	—	—	1,020	—
GM Enterprises, LLC	—	—	9,435,494	—
C5 Energy Investors LLC	—	—	—	1,437,000
C5 Impact HPW LLC	—	—	—	537,504
Zachry Investments, LLC	—	—	—	1,218,828
John Shoffner	—	—	—	1,767,302
Burns & McDonnell Project Investments, LLC	—	—	—	1,096,948
XE-1, Ltd.	—	—	—	1,194,451
Sabra Braveheart LLC	—	—	—	1,096,948
TOTAL	2,085,351	—	90,625,588	6,606,056

[Signature Page to Member Support Agreement]

ANNEX M-1

AAC HOLDINGS II LP

2000 AVENUE OF THE STARS

SUITE 1200

LOS ANGELES, CA 90067

December 5, 2022

X-Energy Reactor Company, LLC

801 Thompson Ave., Suite 400

Rockville, Maryland 20852

Ares Acquisition Corporation

245 Park Avenue, 44th Floor

New York, New York

Re: Commitment Letter

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement, dated on or about the date of this Letter (the “Business Combination Agreement”), by and between Ares Acquisition Corporation (“SPAC”) and X-Energy Reactor Company, LLC (the “Company”). Subject to the terms of the Business Combination Agreement, SPAC and the Company will, among other things, consummate a business combination transaction. Capitalized terms used but not defined in this commitment letter (this “Letter”) have the meanings given to them in the Business Combination Agreement and Exhibit A (the “Term Sheet”) attached to this Letter.

1.    Commitment.

(a)    Subject to the terms and conditions set forth in this Letter and on the basis of the representations, warranties and agreements contained in a subscription, purchase or similar agreement in form and substance reasonably satisfactory to AAC Holdings II LP, a Delaware limited partnership (the “Investor”), the Company and SPAC (the “Series A Subscription Agreement”) (and upon the terms and subject to the conditions of such subscription agreements), the Investor shall purchase, or shall cause the purchase of, and the SPAC shall issue and sell to the Investor, an aggregate of 45,000 shares of Series A preferred stock, par value $0.0001 per share, of SPAC following the Domestication (“Series A Preferred Stock”). The Series A Preferred Stock shall have the rights, preferences and privileges set forth in a Certificate of Designation in a form reasonably agreed to by the Investor, the Company and SPAC reflecting the terms set forth in the Term Sheet (the “Certificate of Designation”), for a purchase price of $1000.00 per share for an aggregate purchase price of $45,000,000 (as such amount may be reduced in accordance with Section 1(c) and Section 1(d) of this Letter, the “Series A Commitment”). The Series A Subscription Agreement and the Certificate of Designation shall be negotiated in good faith by each of the Investor, the Company and SPAC as promptly as practicable following the date of this Letter and in any event prior to the Closing Date.

(b)    Notwithstanding anything to the contrary set forth in Section 1(a), if SPAC enters into one or more subscription, purchase or similar agreements (“Other Subscription Agreements”) with one or more unaffiliated third parties (“Other Investors”) pursuant to which such Other Investors agree to purchase from SPAC, and SPAC agrees to issue and sell to the Other Investors, either shares of Class A common stock, shares of one or more series of preferred stock, convertible debt securities or any other security convertible into or exchangeable or exercisable for, equity securities of SPAC (such securities, the “Alternative Securities”) substantially concurrently with the Closing, then the obligations set forth in Section 1(a) shall be null and void. In such event and concurrently with the entry into the Other Subscription Agreements by the Other Investors, the Investor shall enter into a subscription, purchase or similar agreement having the same terms and conditions as the Other Subscription Agreements (the “Alternative Securities Subscription Agreement” and, together with the Series A Subscription Agreement, the “Investor Subscription Agreement”). Pursuant to the Alternative Securities Subscription Agreements, the Investor shall purchase, and the SPAC shall issue and sell to the Investor, substantially concurrently with the consummation of the transactions contemplated by the Other Subscription Agreements, a number of Alternative Securities on the terms and subject to the conditions set forth in the Other Subscription Agreements having an aggregate purchase price of $45,000,000 (as such amount may be reduced in

M-1-1

accordance with Section 1(c) and Section 1(d) of this Letter, the “Alternative Securities Commitment” and, together with the Series A Commitment, the “Commitment”).

(c)    The Commitment shall be reduced on a dollar-for-dollar basis by the amount by which (i) the sum of (A) the amount of cash available in the Trust Account immediately prior to the Closing, less amounts required for the Redemptions (to the extent not already paid); plus (B) the aggregate proceeds, if any, actually received by SPAC from the PIPE Investment (including any amount actually funded pursuant to this Letter); plus (C) the aggregate amount actually funded to the Company in connection with any Permitted Financing prior to January 15, 2023, exceeds (ii) $400,000,000. Notwithstanding the foregoing, in no event shall any reduction to the Commitment pursuant to this Section 1(c) exceed $25,000,000 in the aggregate.

(d)    Notwithstanding anything to the contrary in this Letter, at any time and from time to time, the Company and the Investor may mutually agree to reduce the Commitment.

(e)    Under no circumstances shall the Investor be obligated to purchase equity, debt or other securities of SPAC in any amount in excess of the Commitment.

(f)    The Investor reserves the right to assign all or a portion of the Commitment to its Affiliates or designees. No such assignment shall relieve the Investor of its obligations under this Letter until such Affiliate or designee has funded the Commitment in accordance with the terms of this Letter.

(g)    Notwithstanding anything in Section 1(a) or Section 1(b), at any time on or after the date of this Letter and on or prior to January 15, 2023, the Investor or its Affiliates or designees may elect to enter into one or more securities purchase agreements with the Company (the “Additional Securities Purchase Agreements” and, together with the Investor Subscription Agreement, the “Commitment Documentation”). The Additional Securities Purchase Agreement shall be in the form of the Existing Securities Purchase Agreement, pursuant to which any one or more of the Investor or its Affiliates purchase from the Company, and the Company issues and sells to any one or more of such Persons, $45,000,000 or more in aggregate principal amount of the Company’s Series C-2 Convertible/Exchangeable Promissory Notes (the “Convertible Notes”). The purchase of such Convertible Notes pursuant to the terms of the Additional Securities Purchase Agreements shall be deemed to satisfy the Commitment, and this Letter shall terminate in accordance with Section 6(d) without any further action of the Investor, the Company or SPAC. If the Investor or its Affiliates or designees elect to enter into Additional Securities Purchase Agreements for purposes of satisfying the Commitment pursuant to this Section 1(g), the Company shall execute and deliver or cause to be executed and delivered the Additional Securities Purchase Agreements and to consummate the sale of such Convertible Notes to the Investor or its Affiliates or designees, as applicable. For purposes of this Agreement, “Existing Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of December 5, 2022, by and among the Company, Investor and the other investors thereto, pursuant to which Investor agreed to purchase from the Company, and the Company agreed to issue and sell to Investor, $30,000,000 in aggregate principal amount of Convertible Notes.

2.    Conditions. The obligation of the Investor to fund its portion of the Commitment is subject to: (a) the execution and delivery of the Business Combination Agreement by each of the parties to the Business Combination Agreement; (b) the satisfaction of each of the conditions to SPAC’s and the Company’s respective obligations to consummate the Transactions as set forth in Article VII of the Business Combination Agreement, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions; (c) the satisfaction (or waiver by the Investor, at or prior to the Closing) of each of the other conditions set forth in the Investor Subscription Agreement; and (d) the substantially simultaneous occurrence of the Closing.

3.    Covenants. The Investor and the SPAC agree, acting in good faith: (i) to use commercially reasonable efforts to cause the Investor’s purchase of the Series A Preferred Stock in accordance with this Letter, taken together with the PIPE Investment and the transfers to the SPAC to be made on the Closing Date by the Series A Parties and the holders of the Convertible Notes (the “Contributions”), to qualify for nonrecognition treatment under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code” and such tax treatment, the “Intended Tax Treatment”), (ii) to file all tax returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.351-3, as applicable), (iii) to take no position inconsistent with the Intended Tax Treatment (whether in audits, tax returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a governmental entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Contributions from qualifying for the Intended Tax Treatment and (v) to use commercially reasonable efforts to cause the Domestication to occur at least one day prior to the Closing Date.

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4.    Confidentiality. This Letter is delivered to SPAC and the Company upon the condition that neither this Letter nor any of its contents shall be disclosed by the Investor, SPAC, the Company or any of their respective Affiliates to any other Person, directly or indirectly, without the consent of the other parties to this Letter (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Letter or any of its contents may be disclosed: (a) as may be compelled in a judicial or administrative proceeding, by any regulatory administration, or as otherwise required by law or regulation or compulsory legal process; (b) to protect the Investor’s, SPAC’s or the Company’s rights under, or to enforce the terms of, this Letter; or (c) as requested by a governmental or regulatory authority, including filings with the Securities and Exchange Commission or other regulatory bodies in the ordinary course of business.

The confidentiality obligations under this Section 4 shall automatically terminate and be superseded by any confidentiality provisions in the Commitment Documentation upon the execution and delivery of the Commitment Documentation and in any event shall terminate upon the second anniversary of the date of this Letter.

5.    Enforcement.    The funding of the Commitment that is the subject of this Letter may only be enforced by SPAC or the Company.

6.    Termination.    This Letter and the transactions contemplated by this Letter (including the Commitment) will terminate automatically and immediately upon the earliest to occur of:

(a)    the termination of the Business Combination Agreement in accordance with its terms;

(b)    the Closing (provided that the Commitment has been funded in full, as such amount may be reduced pursuant to the terms in this Letter);

(c)    other than a claim by the Company against the Investor or Guarantor for the remedies expressly permitted by Section 17 (and then, subject to the terms and conditions of this Letter), the Company or any of its Affiliates or any other Person claiming by, through or for the benefit of any of them, directly or indirectly, instituting any Legal Proceeding or bringing any other claim, against any Investor Party or any of their respective Representatives; and

(d)    such time as the Investor or its Affiliates or designees have purchased $75,000,000 or more in aggregate principal amount of Convertible Notes pursuant to the Existing Securities Purchaser Agreement and any Additional Securities Purchase Agreements in accordance with Section 1(g).

Upon termination of this Letter, the Investor shall not have any further obligations or liabilities under this Letter. Other than as explicitly set forth in this Letter or the Commitment Documentation, neither the Investor nor any of its respective Affiliates shall have any liability to any Person in connection with the Business Combination Agreement, this Letter or the Commitment Documentation, whether based upon contract, tort or any other claim or legal theory and whether at law or in equity. Notwithstanding the previous two sentences, nothing herein will relieve any party from liability for any breach of this Letter prior to the time of termination of this Letter. The foregoing three sentences and Section 10, Section 11, Section 14, Section 15, Section 17 and Section 18 shall survive any termination of this Letter.

7.    Amendment; Waiver. This Letter may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company and the Investor. The failure of any party to this Letter to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

8.    Entire Agreement. This Letter, including any exhibits and schedules attached to this Letter, which exhibits and schedules are incorporated by reference, embody the entire agreement and understanding of the parties to this Letter in respect of the subject matter contained in this Letter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Letter, which collectively supersede all prior agreements and the understandings among the parties to this letter with respect to the subject matter contained in this Letter.

9.    Parties in Interest; Third-Party Beneficiaries.

(a)    This Letter is for the sole benefit of the parties to this Letter.

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(b)    Whether express or implied, nothing in this Letter is intended to or shall confer upon any Person, other than the parties to this Letter, any legal or equitable right, benefit or remedy of any nature whatsoever. Neither SPAC’s nor the Company’s creditors shall have the right to enforce, or cause such Person to enforce, this Letter.

10.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Letter, and any claim, controversy or dispute arising under or in relation to this Letter or the relationship of the parties, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflict of Laws principles (whether of the State of Delaware or another jurisdiction) that would require or permit the application of the Law of another jurisdiction. The preceding sentence shall apply to all matters involving the validity, construction, effect, performance and remedies with respect to this Letter.

(b)    Any claim arising out of or based upon this Letter, the transactions contemplated by this Letter or the legal relationships of the parties created under this Letter may be instituted solely in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware (collectively, the “Chosen Courts”). Each party irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such suit, action or proceeding. Service of process, summons, notice or other document in accordance with Section 11 shall be effective service of process for any claim brought in any Chosen Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in the Chosen Courts and irrevocably waive and agree not to plead or claim in any Chosen Court that any such claim brought in any such court has been brought in an inconvenient forum. Any final and non-appealable judgment against a party in any proceeding described in this 10(b) shall be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on such judgment. A certified copy of any such judgment shall be conclusive evidence of the fact and amount of such judgment. Any party may file an original counterpart or copy of this 10(b) with any court as written evidence of the irrevocable waiver of objections to venue or convenience of forum.

(c)    Each of the parties acknowledges and agrees that any controversy that may arise under this Letter is likely to involve complicated and difficult issues, and therefore each such party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Letter or the transactions contemplated by this Letter. A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.    Notices. All notices, consents, waivers and other communications under this Letter shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party to this Letter at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	X-Energy Reactor Company, LLC 801 Thompson Avenue, Suite 400 Rockville, MD 20852 Attn: Steve Miller Email: smiller@x-energy.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 Attn: Paul Sheridan; Nicholas P. Luongo Email: paul.sheridan@lw.com; nick.luongo@lw.com

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If to SPAC:

Ares Acquisition Corporation
245 Park Avenue, 44th Floor
New York, New York
Attn: Allyson Satin; Anton Feingold; Eric Waxman

and

Ares Acquisition Corporation
2000 Avenue of the Stars
Suite 1200
Los Angeles, CA 90067
Attn: Allyson Satin; Anton Feingold; Eric Waxman
Email: asatin@aresmgmt.com

afeingold@aresmgmt.com

ewaxman@aresmgmt.com

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Attn: Monica J. Shilling, P.C.; Dov Kogen Email: monica.shilling@kirkland.com dov.kogen@kirkland.com

If to the Investor:	AAC Holdings II LP 2000 Avenue of the Stars Suite 1200 Los Angeles, CA 90067 Attn: Allyson Satin; Anton Feingold; Eric Waxman Email: asatin@aresmgmt.com afeingold@aresmgmt.com ewaxman@aresmgmt.com

With a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Attn: Monica J. Shilling, P.C.; Dov Kogen Email: monica.shilling@kirkland.com dov.kogen@kirkland.com

12.    No Assignment.    This Letter shall and all of the provisions of this Letter shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise set forth in this Letter, this Letter shall not be assigned by operation of Law or otherwise without the prior written consent of the parties. Any assignment without such consent that is not otherwise permitted pursuant to the terms of this Letter shall be null and void. No such assignment shall relieve the assigning party of its obligations under this Letter.

13.    Counterparts.    This Letter may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

14.    Severability.    In case any provision in this Letter shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Letter shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Letter will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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15.    Specific Performance.    Each party to this Letter: (i) acknowledges that the rights of each party to this Letter to consummate the transactions contemplated by this Letter are unique; (ii) recognizes and affirms that if this Letter is breached by any party to this Letter, money damages may be inadequate and the non-breaching parties to this Letter may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Letter were not performed by an applicable party to this Letter in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Letter shall be entitled to seek an injunction or restraining order to prevent breaches of this Letter and to seek to enforce specifically the terms and provisions of this Letter, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such party to this Letter may be entitled under this Letter, at law or in equity.

16.    Representations and Warranties of the Company.    The Company represents and warrants that: (a) all information (excluding the Projections (as defined below), industry-specific information and information of a general economic nature) (all such non-excluded information, the “Information”) that has been or will be made available to the Investor by or on behalf of the Company or any of its respective representatives in connection with the Transactions is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (b) the financial projections, budgets, estimates, forecasts and other forward-looking information with respect to the Company and its subsidiaries (after giving effect to the Transactions) (the “Projections”) that have been or will be made available to the Investor by or on behalf of the Company or any of its representatives in connection with the Transactions have been or will be prepared in good faith using management’s best estimates (it being understood that Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from the projected results and such differences may be material). You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of any Information and Projections furnished by the Company or its representatives, use commercially reasonable efforts to cause to be supplemented) the Information and the Projections so that such representations will be correct in all material respects under those circumstances.

17.    No Recourse.    Notwithstanding anything that may be expressed or implied in this Letter or any document or instrument delivered in connection with this Letter, and notwithstanding the fact that the Investor may be a partnership:

(a)    no Person other than the Investor, SPAC and the Company has any obligations under this Letter and no recourse shall be had with respect to any other Person under this Letter or under any document or instrument delivered in connection with this Letter, or for any claim based on, in respect of or by reason of, such obligations or their creation, in each case, other than pursuant to, but subject to the terms of, the Letter of Guaranty, dated as of the date of this Letter, delivered by Ares Investments Holdings LLC, a Delaware limited liability company (“Guarantor”), in favor of the Company (the “Guaranty”);

(b)    no personal liability shall attach to any of Investor’s Affiliates (other than SPAC and, subject to the terms of the Guaranty, Guarantor) or any of their respective Representatives, whether by or through attempted piercing of the corporate veil, by or through a claim against any Investor Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law or otherwise; and

(c)    recourse against the Investor for specific performance or actual monetary damages in an amount (in the aggregate) not in excess of the Commitment pursuant to this Letter shall be the sole and exclusive remedy of SPAC and the Company against the Investor or any of its Affiliates (other than SPAC and Sponsor) (each, an “Investor Party”) in respect of any liabilities or obligations arising under, or in connection with, this Letter or the abandonment of the obligations of the Investor under this Letter in a manner other than a termination in accordance with the terms of this Letter. None of the Company, SPAC or any of their respective Affiliates will have any other remedy against any Investor Party. Except for actual monetary damages in an amount (in the aggregate) not in excess of the Commitment, the foregoing limitation on such Person’s remedies against the Investor Parties under this Letter shall preclude any recovery for any damages, including lost profits, lost revenues, lost opportunities, loss of reputation, diminution in value, damages based on any type of multiple and consequential, speculative, indirect, punitive or other special damages. The limitation on remedies set forth in this Section 17 shall apply without regard to whether any claim or action sounds in contract, tort or any other claim or legal theory and whether at law or equity arising under, or in connection with, this Letter or the transactions contemplated by this Letter or in respect of any oral representations or warranties made or alleged to have been made in connection with this Letter or the transactions contemplated by this Letter. If the Company or any of their Affiliates institute any Legal Proceeding or bring any other claim: (a) to recover under any circumstances, more than the

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Commitment from the Investor under or in connection with this Letter or the transactions contemplated by this Letter; (b) asserting that the provisions of this Section 17 are illegal, invalid or unenforceable, in whole or in part; or (c) asserting any theory of liability against any Investor Party with respect to this Letter, then in any such case: (i) the obligations of the Investors under this Letter shall terminate ab initio and be null and void and of no force or effect; (ii) if the Investors have previously made any payments under this Letter, the applicable Investors shall be entitled to recover such payments from SPAC or the Company, as applicable, and their respective successors and permitted assigns; and (iii) no Investor party shall have any liability or obligation of any kind or nature to SPAC or the Company with respect to this Letter. SPAC and the Company acknowledge that the Investors are agreeing to enter into this Letter in reliance on the provisions set forth in this Section 17, which shall survive termination of this Letter. The foregoing shall not apply to any claims of the Company against SPAC pursuant to the Business Combination Agreement or the Non-Disclosure Agreement, claims of the Company against Sponsor under the Sponsor Support Agreement or claims of the Company pursuant to the Guaranty.

18.    Waiver of Claims Against Trust.    The Company and the Investor acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company and the Investor further acknowledge that, as described in the IPO Prospectus available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of SPAC, SPAC Shareholders and the underwriters of SPAC’s initial public offering. The Company and the Investor acknowledge that they have been advised by SPAC that SPAC may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company and the Investor, on behalf of itself and its Affiliates, acknowledge and agree that, notwithstanding anything to the contrary in this Letter, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Letter or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of SPAC entering into this Letter, the receipt and sufficiency of which are acknowledged, the Company and the Investor irrevocably waives on behalf of itself and its Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company and the Investor agree, on behalf of itself and its Affiliates, not to seek recourse against the Trust Account or any funds distributed from the Trust Account as a result of, or arising out of, this Letter and any negotiations, Contracts or agreements with SPAC (including any distributions to SPAC Shareholders in respect of deferred underwriting commissions from the IPO). Notwithstanding the foregoing, nothing in this Letter shall serve to limit or prohibit the Company’s or the Investor’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Commitment so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. Nothing in this Section 18 shall serve to limit or prohibit any claims that the Company or the Investor may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to SPAC and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Letter for any reason.

19.    Patriot Act.    Pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”), the Investor may be required to obtain, verify and record information that identifies SPAC or the Company. Such information includes the name, address and tax identification number and other information regarding SPAC or the Company that will allow the Investor to identify SPAC or the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Investor.

20.    No Fiduciary Relationship.    SPAC and the Company acknowledge that: (a) the Investor is acting solely as a purchaser of securities pursuant to the Commitment; (b) the Investor and its Affiliates and managed funds and accounts may be investing in, or providing debt financing, equity capital or other services to, other companies with which SPAC and the Company may have conflicting interests; and (c) the Investor is acting pursuant to a contractual relationship created by this Letter that was entered into on an arm’s length basis. In no event do the parties intend that the Investor act or be responsible as a fiduciary to SPAC or the Company or any of their respective subsidiaries, stockholders or creditors or any other Person in connection with any activity that the Investor may undertake or has undertaken in furtherance of the purchase of securities, either before or after the date of this Letter. The Investor expressly disclaims any fiduciary or similar obligations to any such Person, either in connection with the purchase of securities or this Letter or any matters leading up to either to the extent related to the purchase of securities or this Letter. Each of SPAC and the Company confirm their understanding and agreement to that effect. SPAC, the Company and the Investor are each responsible for making their own independent judgments with respect to the transactions contemplated by the Commitment. Any opinions or views expressed by the Investor to SPAC or the Company regarding such transactions, including any opinions or views with respect to the

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price or market for equity or debt securities of SPAC or the Company, do not constitute advice or recommendations to SPAC or the Company or any of their respective subsidiaries. Each of SPAC and the Company and their respective Affiliates and subsidiaries, waive and release, to the fullest extent permitted by law, any claims that SPAC and the Company and their respective subsidiaries and Affiliates may have against the Investor with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Letter or any matters leading up to the execution of this Letter.

21.    Miscellaneous.    The parties to this Letter have each been represented by counsel during the negotiation and execution of this Letter and have participated jointly in the drafting of this Letter. Consequently, each of the parties to this Letter waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The descriptive headings in this Letter are inserted for convenience and identification purposes only and are not intended to be a part of or to describe, interpret, define or limit the scope, extent or intent of this Letter or any provision of this Letter. As used in this Letter, the Investor, on the one hand, and SPAC, on the other hand, shall not be deemed to be Affiliates of each other.

[SIGNATURE PAGE FOLLOWS]

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Very truly yours,

AAC HOLDINGS II LP

By:	/s/ Anton Feingold
	Name:	Anton Feingold
	Title:	Assistant Secretary

[Signature Page to Commitment Letter]

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Agreed to and accepted:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
	Name:	David B. Kaplan
	Title:	Chief Executive Officer and Co-Chairman

[Signature Page to Commitment Letter]

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Agreed to and accepted:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
	Name:	J. Clay Sell
	Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

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ANNEX M-2

FIRST AMENDMENT TO COMMITMENT LETTER

This FIRST AMENDMENT (this “Amendment”), dated as of June 11, 2023 to the Commitment Letter, dated as of December 5, 2022 (the “Commitment Letter”), by and among AAC Holdings II LP, a Delaware limited partnership (the “Investor”), Ares Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), and X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), is entered into by and among the Investor, the Purchaser and the Company. The Investor, the Purchaser and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Investor, the Purchaser and the Company entered into the Commitment Letter on December 5, 2022;

WHEREAS, Section 7 of the Commitment Letter provides that the Commitment Letter may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Investor; and

WHEREAS, the Parties wish to make certain amendments to the Commitment Letter as set forth in this Amendment.

NOW THEREFORE, the Parties agree as follows:

Section 1.1Definitions. Except as otherwise indicated, capitalized terms used but not defined in this Amendment have the meanings given to them in the Commitment Letter.

Section 1.2Amendments.

(a)Section 1(b) of the Commitment Letter is amended to add the following language after the last sentence of Section 1(b):

Notwithstanding the foregoing, if the Other Investors are solely comprised of Persons that have also entered into or are contemplated to enter into commercial arrangements with the Company or SPAC, then the Investor shall have the right, but not the obligation, to enter into such Alternative Securities Subscription Agreements on the terms otherwise set forth in this Section 1(b). If the Investor elects not to enter into such Alternative Securities Subscription Agreements pursuant to the foregoing, then the terms of Section 1(a) shall continue in full force and effect.

Section 1.3No Other Amendments. All other provisions of the Commitment Letter shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Commitment Letter or any of the documents referred to in the Commitment Letter. This Amendment forms an integral and inseparable part of the Commitment Letter.

Section 1.4References. Each reference to “this Commitment Letter,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Commitment Letter shall, effective from the date of this Amendment, refer to the Commitment Letter as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Commitment Letter and references in the Commitment Letter, as amended by this Amendment, to “the date hereof,” “the date of this Letter” and other similar references shall in all instances continue to refer to December 5, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to June 11, 2023.

Section 1.5Effect of Amendment. This Amendment shall form a part of the Commitment Letter for all purposes, and each Party shall be bound by this Amendment. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

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Section 1.6Incorporation by Reference. Each of the provisions of Section 4 (Confidentiality), Section 5 (Enforcement), Section 7 (Amendment; Waiver), Section 9 (Parties in Interest; Third-Party Beneficiaries), Section 10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), Section 11 (Notices), Section 12 (No Assignment), Section 13 (Counterparts), Section 14 (Severability), Section 15 (Specific Performance), Section 17 (No Recourse), Section 18 (Waiver of Claims Against Trust), Section 20 (No Fiduciary Relationship) and Section 21 (Miscellaneous) of the Commitment Letter are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

INVESTOR:

AAC HOLDINGS II LP

By:	/s/ Anton Feingold
Name:	Anton Feingold
Its:	Assistant Secretary

[Signature Page to Amendment No. 1 to the Commitment Letter]

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PURCHASER:

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Its:	Chief Executive Officer and Co-Chairman

[Signature Page to Amendment No. 1 to the Commitment Letter]

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COMPANY:

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Its:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Commitment Letter]

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ANNEX N

December 5, 2022

Ares Acquisition Corporation
Special Committee of the Board of Directors
2000 Avenue of the Stars
Suite 1200
Los Angeles, CA 90067

Special Committee of the Board of Directors,

The Special Committee of the Board of Directors (the “Directors”) of Ares Acquisition Corporation, a Cayman Islands exempted company (“AAC”), engaged Ocean Tomo, LLC (“Ocean Tomo”) to provide this valuation fairness opinion (the “Opinion”) in connection with the anticipated business combination with X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-energy”), pursuant to which AAC will become the managing member and an equityholder of X-energy. Specifically, Ocean Tomo is providing an Opinion regarding financial fairness of the equity value ascribed to X-energy pursuant to the Business Combination Agreement (the “Agreement”) by and among AAC, X-energy, and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Agreement, each of The Kamal S. Ghaffarian Revocable Trust (the “Trust”), IBX Company Opportunity Fund 1, LP, a Delaware limited partnership (“IBX Fund 1”), IBX Company Opportunity Fund 2, LP, a Delaware limited partnership (“IBX Fund 2”), IBX Opportunity GP, Inc., a Delaware corporation (“IBX GP”), GM Enterprises LLC, a Delaware limited liability company (together with the Trust, IBX Fund 1, IBX Fund 2 and IBX GP, each, a “Series A Party” and collectively, the “Series A Parties”), and X-Energy Management, LLC, a Delaware limited liability company (“Management LLC”). Ocean Tomo is serving as an independent financial advisor to the Directors to provide the Opinion below.

Description of the Transaction

According to the finalized terms set forth in the Agreement, among other things: (a) X-energy will effectuate a recapitalization immediately prior to the Closing, which will result in all outstanding equity securities of X-energy being converted or exchanged into Company Common Units and Unvested Earn Out Units, as applicable; (b) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share; (c) AAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”); (d) in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock, (ii) each then issued and outstanding warrant of AAC shall convert automatically into a warrant to acquire one share of the Domesticated Purchaser Class A Common Stock and (iii) each then issued and outstanding unit of AAC shall be cancelled and will thereafter entitle the holder of such unit to one share of Domesticated Purchaser Class A Common Stock and one-fifth of one Domesticated Purchaser Warrant; (e) AAC shall contribute to X-energy the Closing Contributions in exchange for Company Common Units, Company Warrants and, if applicable, Mirror Securities; and (f) AAC shall issue, or cause to be issued, (i) to each Company Member shares of Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock, as applicable, in exchange for the payment to AAC of adequate consideration, (ii) to Management LLC, a number of shares of Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares in exchange for the contribution by Management LLC to AAC of an equivalent number of Company Common Units and Unvested Earn Out Units, and (iii) to each Series A Party, a number of shares of Domesticated Purchaser Class D Common Stock in exchange for the contribution by such Series A Party to AAC of an equivalent number of Company Common Units. The business combination and the foregoing clauses (a) through (f) are collectively referred to as the “Transaction.”

The aggregate consideration to be received in respect of the Transaction by the Company Members and any other holders of equity securities of X-energy, other than any holders of equity securities that by their terms will not convert into Company Common Units at or prior to the Closing (i.e., the equity value ascribed to X-energy pursuant to the Transaction) shall be equal to (a) an aggregate number of Company Common Units equal to the Base Purchase Price, less the value ascribed to any equity securities of the Company that by their terms do not convert into Company Common Units at the Closing, divided by $10.00 and (b) an equivalent number of shares of Domesticated Purchaser Common Stock (the class of which, and whether such shares are issued (x) in addition to such Company Common Units or (y) in exchange for such Company Common Units shall be determined in accordance with the terms of the Business Combination Agreement) (collectively, the “Aggregate Consideration”). The “Base Purchase Price” is an amount equal to the sum of (i) $2,000,000,000, plus (ii) the aggregate amount, up to a maximum of $200,000,000, actually funded to X-energy in connection with one or more capital raising transactions entered into on or after the Signing Date on substantially the same terms as the Funded Permitted Financing, prior to January 15, 2023. In addition, the Company Members and certain other holders of equity securities of X-energy will be entitled to an aggregate of 25,000,000 Unvested Earn Out Units (and, following the consummation of the transactions contemplated by the Contribution Agreement, including the contribution of an equal number of Earn Out Units to AAC, a number of Unvested Earn Out Shares), which will vest, if at all, only upon the deemed satisfaction of certain share price thresholds set forth in the Agreement during the five-year period following the Closing.

The terms and conditions of the Transaction are more fully set forth in the Agreement. The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Defined terms used that are not defined in this Opinion have the meanings given to them in the Agreement.

Opinion

Ocean Tomo has been engaged to (a) advise the Directors regarding the fairness of the equity value ascribed to X-energy pursuant to the Transaction (the “Purchase Price”) to be set forth in the Agreement, and (b) deliver this letter to the Directors outlining our opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of AAC, other than Ares Acquisition Holdings LP, a Cayman Islands exempted limited partnership, and its affiliates (the “Excluded Holders”).

Ocean Tomo Qualifications

Ocean Tomo provides Expert Opinion, Management Consulting, and Advisory services focused on matters involving intellectual property (IP) and other intangible assets. Practice offerings address economic damage calculations and testimony; business licensing strategy and contract interpretation; trade secret reasonable measures; asset and business valuation; strategy and risk management consulting; merger and acquisition advisory; debt and equity private placement; and IP brokerage. Our services are built upon more than three decades of experience assessing intellectual property in the most rigorous of venues. Our financial, market, scientific, and technical experts have deep experience with tangible and intangible assets protected by intellectual property. We bring a unique understanding of the contributory value of proprietary innovation to every engagement. This is the cornerstone of our business. As a part of J.S. Held, Ocean Tomo works alongside more than 1500 professionals globally and assists clients – corporations, insurers, law firms, governments, and institutional investors – on complex technical, scientific, and financial matters across all assets and value at risk.

Ocean Tomo and J.S. Held have specifically undertaken numerous engagements in the clean energy and nuclear space during the course of their practice. Those engagements include valuations, transactions, expert testimony opinions, strategy and advisory work, and more. The firm draws on that specific experience as well as its decades of experience to provide the services described herein.

Scope of Analysis

In connection with this Opinion, Ocean Tomo has made such reviews, analyses, and inquiries as it has deemed necessary and appropriate to enable Ocean Tomo to render this Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in securities, technology, and business valuation, in general, and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed documents and sources of information provided by X-energy, AAC, and its representatives, including, but not limited to:
a.	Historical and prospective financial information
b.	Industry reports and analyses
c.	Material agreements
d.	Government grants
e.	Corporate records

f.	Regulatory and licensing documents
g.	Supply chain information
h.	Customer pipeline
i.	Commissioned reports and analyses
j.	Technical records
k.	Facility descriptions
l.	Investor presentations
m.	Intellectual property lists and descriptions
n.	Employee records and agreements
o.	Tax information
p.	X-energy and industry press releases and news
q.	Interviews with senior X-energy management and technical personnel
r.	Interviews with third-party industry and technical experts
2.	Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:
a.	Independent market research to develop estimates of undocumented data, including market size, industry trends and relevant market transactions and licensing activities
b.

Creation of detailed financial valuation models and scenario analyses based on data provided by AAC, other related parties, and Ocean Tomo research. These include, but are not limited to, operating financial forecasts, timing and other risk factors, technical merits of X-energy’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in this Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Purchase Price, Ocean Tomo, with the Directors’ consent:

1.

Assumed that the issuance of Domesticated Purchaser Common Stock in addition or in exchange for Company Common Units as described herein shall not alter the equity value ascribed to X-energy pursuant to the Transaction;

2.

Assumed that the Funded Permitted Financing will be equal to $200,000,000 and that all equity securities of X-energy will be recapitalized at the Closing, such that the Aggregate Consideration will be equal to $2,200,000,000;

3.	Disregarded the 25,000,000 Unvested Earn Out Units and the Unvested Earn Out Shares, which will not be vested at the Closing;
4.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including AAC and X-energy management, and did not independently verify such information;

5.

Relied upon the fact that the Directors, AAC, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Purchase Price, including whether procedures required by law to be taken in connection with the Agreement and the Purchase Price, if any, have been duly, validly and timely taken. We are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of AAC and its advisors with respect to such matters;

6.

Assumed that estimates, evaluations, and forecasts furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such forecasts or the underlying assumptions;

7.	Assumed that information supplied and representations made by AAC and X-energy management are substantially accurate regarding X-energy and the Transaction;
8.	Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;
9.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of X-energy since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

10.	We have not made any independent valuation or appraisal of the assets or liabilities of X-energy.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Ocean Tomo has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Ocean Tomo after the date hereof.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, or (ii) advise the Directors or any other party with respect to alternatives to the Transaction.

This Opinion is furnished solely for the use and benefit of the Directors in connection with assessing the fairness of the Purchase Price. This Opinion is not intended to be used by the Directors for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. This Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent. This Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of X-energy’s credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) is not a recommendation as to how the Directors should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

This Opinion is solely that of Ocean Tomo, and Ocean Tomo’s liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Ocean Tomo and AAC dated November 23, 2022 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, provided that this Opinion may be filed as an exhibit in connection with a Registration Statement on Form S-4.

We may provide investment banking or other services to AAC, X-energy, their subsidiaries, and their respective affiliates in the future, for which we may receive compensation.

Ocean Tomo has acted exclusively as financial advisor to the Directors and will receive a fee from AAC for its services. In addition, AAC has agreed to indemnify us for certain liabilities arising from our engagement.

Conclusion

Based upon and subject to the foregoing, Ocean Tomo is of the opinion that the Purchase Price pursuant to the Agreement is fair to the shareholders of AAC, other than the Excluded Holders, from a financial point of view of such shareholders.

Very truly yours,

/s/ Greg Campanella

Greg Campanella
Managing Director
Ocean Tomo LLC

December 5, 2022

June 11, 2023

Ares Acquisition Corporation

Special Committee of the Board of Directors

2000 Avenue of the Stars

Suite 1200

Los Angeles, CA 90067

Special Committee of the Board of Directors,

The Special Committee of the Board of Directors (the “Directors”) of Ares Acquisition Corporation, a Cayman Islands exempted company (“AAC”), engaged Ocean Tomo, LLC (“Ocean Tomo”) to provide this valuation fairness opinion (the “Opinion”) in connection with the anticipated business combination with X-Energy Reactor Company, LLC, a Delaware limited liability company (“X-energy”), pursuant to which AAC will become the managing member and an equityholder of X-energy.  Specifically, Ocean Tomo is providing an Opinion regarding financial fairness of the equity value ascribed to X-energy pursuant to the Business Combination Agreement (as amended, the “Agreement”) by and among AAC, X-energy, and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Agreement, each of The Kamal S. Ghaffarian Revocable Trust (the “Trust”), IBX Company Opportunity Fund 1, LP, a Delaware limited partnership (“IBX Fund 1”), IBX Company Opportunity Fund 2, LP, a Delaware limited partnership (“IBX Fund 2”), IBX Opportunity GP, Inc., a Delaware corporation (“IBX GP”), GM Enterprises LLC, a Delaware limited liability company (together with the Trust, IBX Fund 1, IBX Fund 2 and IBX GP, each, a “Series A Party” and collectively, the “Series A Parties”), and X-Energy Management, LLC, a Delaware limited liability company (“Management LLC”).  Ocean Tomo is serving as an independent financial advisor to the Directors to provide the Opinion below.

200 W. Madison Suite 1020 Chicago, IL 60606 +1.312.327.4400 www.oceantomo.com

Description of the Transaction

According to the finalized terms set forth in the Agreement, among other things: (a) X-energy will effectuate a recapitalization immediately prior to the Closing, which will result in all outstanding equity securities of X-energy being converted or exchanged into Company Common Units and Unvested Earn Out Units, as applicable; (b) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share; (c) AAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”); (d) in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock, (ii) each then issued and outstanding warrant of AAC shall convert automatically into a warrant to acquire one share of the Domesticated Purchaser Class A Common Stock and (iii) each then issued and outstanding unit of AAC shall be cancelled and will thereafter entitle the holder of such unit to one share of Domesticated Purchaser Class A Common Stock and one-fifth of one Domesticated Purchaser Warrant; (e) AAC shall contribute to X-energy the Closing Contributions in exchange for Company Common Units, Company Warrants and, if applicable, Mirror Securities; and (f) AAC shall issue, or cause to be issued, (i) to each Company Member shares of Domesticated Purchaser Class B Common Stock or Domesticated Purchaser Class C Common Stock, as applicable, in exchange for the payment to AAC of adequate consideration, (ii) to Management LLC, a number of shares of Domesticated Purchaser Class A Common Stock and Unvested Earn Out Shares in exchange for the contribution by Management LLC to AAC of an equivalent number of Company Common Units and Unvested Earn Out Units, and (iii) to each Series A Party, a number of shares of Domesticated Purchaser Class D Common Stock in exchange for the contribution by such Series A Party to AAC of an equivalent number of Company Common Units.  The business combination and the foregoing clauses (a) through (f) are collectively referred to as the “Transaction.”

The aggregate consideration to be received in respect of the Transaction by the Company Members and any other holders of equity securities of X-energy, other than any holders of equity securities that by their terms will not convert into Company Common Units at or prior to the Closing (i.e., the equity value ascribed to X-energy pursuant to the Transaction) shall be equal to (a) an aggregate number of Company Common Units equal to the Base Purchase Price, less the value ascribed to any equity securities of the Company that by their terms do not convert into Company Common Units at the Closing, divided by $10.00 and (b) an equivalent number of shares of Domesticated Purchaser Common Stock (the class of which, and whether such shares are issued (x) in addition to such Company Common Units or (y) in exchange for such Company Common Units shall be determined in accordance with the terms of the Business Combination Agreement) (collectively, the “Aggregate Consideration”).  The “Base Purchase Price” is an amount equal to $1,800,000,000.  In addition, the Company Members and certain other holders of equity securities of X-energy will be entitled to an aggregate of 52,500,000 Unvested Earn Out Units (and, following the consummation of the transactions contemplated by the Contribution Agreement, including the contribution of an equal number of Earn Out Units to AAC, a number of Unvested Earn Out Shares), which will vest, if at all, only upon the deemed satisfaction of certain share price thresholds set forth in the Agreement during the five-year period following the Closing.

The terms and conditions of the Transaction are more fully set forth in the Agreement.  The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Defined terms used that are not defined in this Opinion have the meanings given to them in the Agreement.

Opinion

Ocean Tomo has been engaged to (a) advise the Directors regarding the fairness of the equity value ascribed to X-energy pursuant to the Transaction (the “Purchase Price”) to be set forth in the Agreement, and (b) deliver this letter to the Directors outlining our opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of AAC, other than Ares Acquisition Holdings LP, a Cayman Islands exempted limited partnership, and its affiliates (the “Excluded Holders”).

Ocean Tomo Qualifications

Ocean Tomo provides Expert Opinion, Management Consulting, and Advisory services focused on matters involving intellectual property (IP) and other intangible assets.  Practice offerings address economic damage calculations and testimony; business licensing strategy and contract interpretation; trade secret reasonable measures; asset and business valuation; strategy and risk management consulting; merger and acquisition advisory; debt and equity private placement; and IP brokerage.  Our services are built upon more than three decades of experience assessing intellectual property in the most rigorous of venues.  Our financial, market, scientific, and technical experts have deep experience with tangible and intangible assets protected by intellectual property.  We bring a unique understanding of the contributory value of proprietary innovation to every engagement.  This is the cornerstone of our business.  As a part of J.S. Held, Ocean Tomo works alongside more than 1500 professionals globally and assists clients –corporations, insurers, law firms, governments, and institutional investors –on complex technical, scientific, and financial matters across all assets and value at risk.

Ocean Tomo and J.S. Held have specifically undertaken numerous engagements in the clean energy and nuclear space during the course of their practice.  Those engagements include valuations, transactions, expert testimony opinions, strategy and advisory work, and more. The firm draws on that specific experience as well as its decades of experience to provide the services described herein.

Scope of Analysis

In connection with this Opinion, Ocean Tomo has made such reviews, analyses, and inquiries as it has deemed necessary and appropriate to enable Ocean Tomo to render this Opinion.  Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in securities, technology, and business valuation, in general, and with respect to similar transactions.  Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed documents and sources of information provided by X-energy, AAC, and its representatives, including, but not limited to:

a.	Historical and prospective financial information
b.	Updated unit economics information
c.	Industry reports and analyses
d.	Material agreements
e.	Government grants
f.	Corporate records
g.	Regulatory and licensing documents
h.	Supply chain information
i.	Customer pipeline
j.	Commissioned reports and analyses
k.	Technical records
l.	Facility descriptions
m.	Investor presentations
n.	Intellectual property lists and descriptions
o.	Employee records and agreements
p.	Tax information
q.	X-energy and industry press releases and news
r.	Interviews with senior X-energy management and technical personnel
s.	Interviews with third-party industry and technical experts

2.	Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:

a.	Independent market research to develop estimates of undocumented data, including market size, industry trends and relevant market transactions and licensing activities

b.

Creation of detailed financial valuation models and scenario analyses based on data provided by AAC, other related parties, and Ocean Tomo research. These include, but are not limited to, operating unit economics, timing and other risk factors, technical merits of X-energy’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in this Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Purchase Price, Ocean Tomo, with the Directors’ consent:

1.

Assumed that the issuance of Domesticated Purchaser Common Stock in addition or in exchange for Company Common Units as described herein shall not alter the equity value ascribed to X-energy pursuant to the Transaction;

2.	Assumed that all equity securities of X-energy will be recapitalized at the Closing such that the Aggregate Consideration will be equal to $1,800,000,000;

3.	Disregarded the 52,500,000 Unvested Earn Out Units and the Unvested Earn Out Shares, which will not be vested at the Closing;

4.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including AAC and X-energy management, and did not independently verify such information;

5.

Relied upon the fact that the Directors, AAC, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Purchase Price, including whether procedures required by law to be taken in connection with the Agreement and the Purchase Price, if any, have been duly, validly and timely taken. We are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of AAC and its advisors with respect to such matters;

6.

Assumed that estimates, evaluations and unit economics information furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;

7.	Assumed that information supplied and representations made by AAC and X-energy management are substantially accurate regarding X-energy and the Transaction;

8.	Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;

9.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of X-energy since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

10.	We have not made any independent valuation or appraisal of the assets or liabilities of X-energy.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.  Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Ocean Tomo has prepared this Opinion effective as of the date hereof.  This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Ocean Tomo after the date hereof.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, or (ii) advise the Directors or any other party with respect to alternatives to the Transaction.

This Opinion is furnished solely for the use and benefit of the Directors in connection with assessing the fairness of the Purchase Price.  This Opinion is not intended to be used by the Directors for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions.  This Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent. This Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of X-energy’s credit worthiness, as tax advice, or as accounting advice.  Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) is not a recommendation as to how the Directors should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction.  The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

This Opinion is solely that of Ocean Tomo, and Ocean Tomo’s liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Ocean Tomo and AAC dated November 23, 2022 (the “Engagement Letter”) and the addendum dated May 25, 2023 (the “Addendum”).  This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter and Addendum, provided that this Opinion may be filed as an exhibit in connection with a Registration Statement on Form S-4.

We may provide investment banking or other services to AAC, X-energy, their subsidiaries, and their respective affiliates in the future, for which we may receive compensation.

Ocean Tomo has acted exclusively as financial advisor to the Directors and will receive a fee from AAC for its services. In addition, AAC has agreed to indemnify us for certain liabilities arising from our engagement.

Conclusion

Based upon and subject to the foregoing, Ocean Tomo is of the opinion that the Purchase Price pursuant to the Agreement is fair to the shareholders of AAC, other than the Excluded Holders, from a financial point of view of such shareholders.

Very truly yours,

Greg Campanella
Managing Director
Ocean Tomo LLC

June 11, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. AAC’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. AAC has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures AAC against its obligations to indemnify its officers and directors.

AAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to AAC and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by AAC if (i) AAC has sufficient funds outside of the Trust Account or (ii) AAC consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AAC pursuant to the foregoing provisions, AAC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1**

Business Combination Agreement, dated as of December 5, 2022, by and among AAC, X-energy and, solely for purposes of Section 1.01(f), Section 6.25 and Article IX of the Business Combination Agreement, each of the Series A Parties, and X-Energy Management, LLC (included as Annex A-1 to the proxy statement/prospectus).

2.2**	First Amendment to Business Combination Agreement, dated as of June 11, 2023, by and among AAC and X-energy (included as Annex A-2 to the proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association of AAC (included as Annex B to the proxy statement/prospectus).
3.2

First Amendment to the Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of AAC’s Current Report on Form 8-K, filed with the SEC on February 3, 2023 (File No. 001-39972)).

3.3	Form of Certificate of Incorporation of New X-energy (included as Annex C to the proxy statement/prospectus).
3.4	Form of By-Laws of New X-energy (included as Annex D to the proxy statement/prospectus).
4.1	Specimen Unit Certificate of AAC (incorporated by reference to Exhibit 4.1 of AAC’s Registration Statement on Form S-1/A (Reg. No. 333-252163) filed with the SEC on January 26, 2021).
4.2	Specimen AAC Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of AAC’s Registration Statement on Form S-1/A (Reg. No. 333-252163) filed with the SEC on January 26, 2021).
4.3	Specimen Warrant Certificate of AAC (incorporated by reference to Exhibit 4.3 of AAC’s Registration Statement on Form S-1/A (Reg. No. 333-252163) filed with the SEC on January 26, 2021).
4.4	Warrant Agreement (incorporated by reference to Exhibit 4.1 of AAC’s Current Report on Form 8-K, filed with the SEC on February 5, 2021).
4.5*	Specimen Class A Common Stock Certificate of New X-energy.
4.6*	Specimen Warrant Certificate of New X-energy.

Exhibit No.	Description
5.1*	Opinion of Kirkland & Ellis LLP.
8.1*	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal income tax matters.
10.1

Form of Amended and Restated Registration Rights Agreement, by and among X-Energy, Inc. and each of the shareholders of X-Energy, Inc. identified on the signature pages thereto (included as Annex E to the proxy statement/prospectus).

10.2*	Form of New X-energy Incentive Plan (included as Annex F to the proxy statement/prospectus).
10.3	Form of Fifth A&R Operating Agreement of X-energy (included as Annex G to the proxy statement/prospectus).
10.4	Sponsor Support Agreement, dated as of December 5, 2022, by and among Ares Acquisition Holdings LP, AAC’s independent directors, and X-energy (included as Annex H-1 to the proxy statement/prospectus).
10.5

First Amendment to Sponsor Support Agreement, dated as of June 11, 2023, by and among Ares Acquisition Holdings LP, AAC’s independent directors, and X-energy (included as Annex H-2 to the proxy statement/prospectus).

10.6	Form of Tax Receivable Agreement (included as Annex I to the proxy statement/prospectus).
10.7	Form of Sponsor Lock-Up Agreement (included as Annex J to the proxy statement/prospectus).
10.8	Form of X-energy Lock-Up Agreement (included as Annex K to the proxy statement/prospectus).
10.9	Member Support Agreement, dated as of December 5, 2022, by and between AAC, X-energy and Kamal Ghaffarian (included as Annex L to the proxy statement/prospectus).
10.10

Commitment Letter, dated as of December 5, 2022, by and among Ares Acquisition Corporation, X-Energy Reactor Company, LLC and AAC Holdings II LP (included as Annex M-1 to the proxy statement/prospectus).

10.11

First Amendment to Commitment Letter, dated as of June 11, 2023, by and among Ares Acquisition Corporation, X-Energy Reactor Company, LLC and AAC Holdings II LP (included as Annex M-2 to the proxy statement/prospectus).

10.12+	Credit Agreement, dated as of June 15, 2021, as amended, by and between X-Energy, LLC, X-Energy Reactor Company, LLC, the Other Loan Parties and Live Oak Banking Company.
10.13+	Reimbursement Agreement and Guaranty, dated as of April 26, 2021, as amended, by and between X-Energy Reactor Company, LLC and Ghaffarian Enterprises, LLC.
10.14**+	Credit Agreement, dated as of July 28, 2020, as amended, by and between X-Energy, LLC and Pershing LLC.
10.15

Promissory Note, dated as of January 26, 2023, by and between Ares Acquisition Corporation and Ares Acquisition Holdings LP (incorporated by reference to Exhibit 10.1 of AAC’s Current Report on Form 8-K filed with the SEC on January 26, 2023 (File No. 001-39972)).

10.16#+	Profits Interest Plan of X-Energy Management, LLC and forms of award agreements thereunder.
23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
23.2	Consent of WithumSmith+Brown, PC.
23.3	Consent of Grant Thornton LLP.
23.4	Consent of Ocean Tomo, LLC.
23.5*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1)
24.1+	Power of Attorney (contained on the signature page to the initial filing of this registration statement).
99.1*	Form of Preliminary Proxy Card.
99.2+	Consent of Kamal Ghaffarian to be named as a director nominee.
99.3+	Consent of J. Clay Sell to be named as a director nominee.
99.4+	Consent of Edward Sonnenschein to be named as a director nominee.
99.5+	Consent of Michael J. Wallace to be named as a director nominee.

Exhibit No.	Description
99.6+	Consent of Kathleen W. Hyle to be named as a director nominee.
99.7+	Consent of Christopher F. Ginther to be named as a director nominee.
99.8+	Consent of David B. Kaplan to be named as a director nominee.
99.9+	Consent of Allyson Satin to be named as a director nominee.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Filing Fees
+	Previously Filed.
*	To be filed by amendment.
**

Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. AAC agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 22. Undertakings.

The undersigned registrant undertakes as follows:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of such registration agreement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered under such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such post-effective amendment.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered under such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such post-effective amendment.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in connection with such post-effective amendment, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 12, 2023.

ARES ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:	David B. Kaplan
Title:	Chief Executive Officer and Co-Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ David B. Kaplan	Chief Executive Officer and Co-Chairman	June 12, 2023
David B. Kaplan	(Principal Executive Officer)

/s/ Jarrod Phillips	Chief Financial Officer	June 12, 2023
Jarrod Phillips	(Principal Financial and Accounting Officer)

*	Co-Chairman	June 12, 2023
Michael J Arougheti

*	Director	June 12, 2023
Stephen Davis

*	Director	June 12, 2023
Kathryn Marinello

*	Director	June 12, 2023
Felicia Thornton

*By:	/s/ David B. Kaplan
David B. Kaplan
Attorney-in-Fact